FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206705-12

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JANUARY 16, 2018, MAY BE AMENDED OR COMPLETED PRIOR TO THE TIME OF SALE.

PROSPECTUS

$985,207,000 (Approximate)

Benchmark 2018-B1 Mortgage Trust

(Central Index Key Number 0001722194)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Sponsors and Mortgage Loan Sellers

Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B1

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B1 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2018-B1 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in February 2018. The rated final distribution date for each class of offered certificates is the distribution date in January 2051.

Class	Initial Class Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$18,703,000%		(3)	June 2022
Class A-2	$157,629,000%		(3)	January 2023
Class A-3	$49,272,000%		(3)	November 2024
Class A-SB	$40,449,000%		(3)	August 2027
Class A-4	$175,000,000%		(3)	October 2027
Class A-5	$347,112,000%		(3)	December 2027
Class X-A	$885,279,000	(4)%	Variable(5)	December 2027
Class A-M	$97,114,000%		(3)	December 2027
Class B	$47,853,000%		(3)	December 2027
Class C	$52,075,000%		(3)	January 2028

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 57 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Academy Securities, Inc. will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 42.0% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 41.9% of each class of offered certificates, and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 16.1% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about January 31, 2018. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately          % of the aggregate certificate balance of the offered certificates, plus accrued interest from January 1, 2018, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$987,000,000	100%	$987,000,000	$122,881.50

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933 and assumes that the “eligible vertical interest” issued by the issuing entity, to comply in part with Regulation RR, has an initial certificate balance of $38,377,518. See “Summary of Certificates” and “Credit Risk Retention”.

Deutsche Bank Securities	Citigroup	J.P. Morgan
Co-Lead Managers and Joint Bookrunners

Academy Securities
Co-Manager

January      , 2018

Benchmark 2018-B1

Commercial Mortgage Pass-Through Certificates
Geographic Overview of Mortgage Pool

Wyoming
1 property
$152,449
0.0% of total
Missouri
3 properties
$1,707,344
0.1% of total
Iowa
3 properties
$2,894,187
0.2% of total
Minnesota
8 properties
$42,319,890
3.6% of total
Wisconsin
5 properties
$10,741,731
0.9% of total
Illinois
8 properties
$65,626,188
5.6% of total
Indiana
8 properties
$20,159,277
1.7% of total
Michigan
7 properties
$49,353,880
4.2% of total
Pennsylvania
9 properties
$77,760,280
6.7% of total
New York
3 properties
$119,000,000
10.2% of total
Washington
3 properties
$2,842,333
0.2% of total
Massachusetts
1 property
$50,000,000
4.3% of total
Oregon
1 property
$327,604
0.0% of total
Ohio
9 properties
$32,565,253
2.8% of total
Connecticut
3 properties
$18,265,513
1.6% of total
New Jersey
5 properties
$84,949,022
7.3% of total
Nevada
1 property
$396,851
0.0% of total
Maryland
5 properties
$30,149,957
2.6% of total
California
19 properties
$223,308,183
19.1% of total
Virginia
4 properties
$2,509,529
0.2% of total
District of Columbia
2 properties
$95,000,000
8.1% of total
North Carolina
8 properties
$86,431,142
7.4% of total
Arizona
3 properties
$8,065,938
0.7% of total
South Carolina
2 properties
$478,958
0.0% of total
Colorado
1 property
$8,271,417
0.7% of total
Oklahoma
3 properties
$441,005
0.0% of total
Georgia
1 property
$10,187,613
0.9% of total
Texas
32 properties
$73,969,058
6.3% of total
Arkansas
1 property
$51,738
0.0% of total
Kentucky
2 properties
$6,757,726
0.6% of total
Florida
8 properties
$34,572,486
3.0% of total
Louisiana
2 properties
$5,884,213
0.5% of total
Alabama
2 properties
$1,237,241
0.1% of total
% of Initial Outstanding Pool Balance
0.0% – 1.0%
1.1% – 5.0%
5.1% – 10.0%
10.1% – 19.1%
Mortgaged Properties by Property Type
Self Storage 1.6%
Manufactured Housing Community 0.4%
Industrial 3.5%
Office 31.9%
Multifamily 13.5%
Hospitality 15.1%
Retail 16.4%
Mixed Use 17.6%

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(7)	Principal Window(7)
Offered Certificates
Class A-1	$18,703,000		30.000%	(3)	June 2022%		2.66	1 – 53
Class A-2	$157,629,000		30.000%	(3)	January 2023%		4.80	53 – 60
Class A-3	$49,272,000		30.000%	(3)	November 2024%		6.45	77 – 82
Class A-SB	$40,449,000		30.000%	(3)	August 2027%		7.36	60 – 115
Class A-4	$175,000,000		30.000%	(3)	October 2027%		9.61	113 – 117
Class A-5	$347,112,000		30.000%	(3)	December 2027%		9.81	117 – 119
Class X-A	$885,279,000	(4)	N/A	Variable(5)	December 2027%		N/A	N/A
Class A-M	$97,114,000		21.375%	(3)	December 2027%		9.88	119 – 119
Class B	$47,853,000		17.125%	(3)	December 2027%		9.88	119 – 119
Class C	$52,075,000		12.500%	(3)	January 2028%		9.93	119 – 120
Non-Offered Certificates(8)
Class X-B	$47,853,000	(4)	N/A	Variable(5)	December 2027%		N/A	N/A
Class X-D	$60,520,000	(4)	N/A	Variable(5)	January 2028%		N/A	N/A
Class X-E	$25,334,000	(4)	N/A	Variable(5)	January 2028%		N/A	N/A
Class D	$60,520,000		7.125%	(3)	January 2028%		9.96	120 – 120
Class E	$25,334,000		4.875%	(3)	January 2028%		9.96	120 – 120
Class F-RR(9)	$14,074,000		3.625%	(3)	January 2028%		9.96	120 – 120
Class G-RR(9)	$40,816,346		0.000%	(3)	January 2028%		9.96	120 – 120
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
VRR Interest(12)	$40,426,662	(13)	N/A	(14)	January 2028%		8.75	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. In addition, the certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) is subject to change as described in footnote (13) below. If the initial certificate balance of the VRR Interest is decreased from $40,426,662 to $38,377,518, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will increase by approximately 0.182% and the aggregate initial certificate balance of the offered certificates will increase from $985,207,000 to $987,000,000.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates (referred to as the “principal balance certificates”), in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (referred to as the “WAC rate”), (iii) a rate equal to the lesser of a specified pass-through rate and the WAC rate, or (iv) the WAC rate, less a specified rate. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(4)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The notional amount of the Class X-E certificates will be equal to the certificate balance of the Class E certificates. The Class X-A, Class X-B, Class X-D and Class X-E certificates (referred to as the “Class X certificates”) will not be entitled to distributions of principal. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is equal to less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the principal balance certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.
(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.

(8)	The classes of certificates set forth in the table under “Non-Offered Certificates” are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.
(9)	In satisfaction of a portion of the credit risk retention rules applicable to this securitization transaction by German American Capital Corporation, as retaining sponsor, the Class F-RR and Class G-RR certificates (referred to as the “HRR certificates”), which will constitute an “eligible horizontal residual interest” (as defined in Regulation RR), are expected to be purchased and retained by Eightfold Real Estate Capital Fund V, L.P. or its “majority-owned affiliate” (as defined in Regulation RR) in accordance with the credit risk retention rules. See “Credit Risk Retention”.
(10)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12) German American Capital Corporation, as retaining sponsor, is expected to purchase from the depositor, on the closing date, an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security with an expected aggregate initial certificate balance of approximately $40,426,662 (the “VRR Interest”), which is expected to represent approximately 3.466% of all classes of principal balance certificates and Class X certificates (collectively referred to as the “regular certificates”) in the issuing entity. The VRR Interest will be retained by German American Capital Corporation or its “majority-owned affiliate” in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.

(13)	The initial certificate balance of the VRR Interest is subject to change depending on the final pricing all classes of regular certificates with the final initial certificate balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial certificate balance of the VRR Interest is reduced, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be increased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such reduction in the initial certificate balance of the VRR Interest. If the initial certificate balance of the VRR Interest is increased, the initial certificate balance of each class of principal balance certificates (and correspondingly, the initial notional amount of each class of Class X certificates) will be decreased on a pro rata basis (based on the initial certificate balance set forth in the table above) in an aggregate amount equal to such increase in the initial certificate balance of the VRR Interest. For a further description, see “Credit Risk Retention”.
(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	57
The Certificates May Not Be a Suitable Investment for You	57
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	57
Risks Related to Market Conditions and Other External Factors	57
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	57
Other Events May Affect the Value and Liquidity of Your Investment	57
Risks Relating to the Mortgage Loans	58
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	58
Risks of Commercial and Multifamily Lending Generally	58
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	60
Office Properties Have Special Risks	63
Mixed Use Properties Have Special Risks	64
Retail Properties Have Special Risks	64
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	65
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	65
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	66
Risks Associated with the Worldwide Plaza Mortgage Loan	67
Hospitality Properties Have Special Risks	69
Risks Relating to Affiliation with a Franchise or Hotel Management Company	70
Multifamily Properties Have Special Risks	71
Industrial Properties Have Special Risks	73
Manufactured Housing Community Properties Have Special Risks	75
Parking Properties Have Special Risks	76
Condominium Ownership May Limit Use and Improvements	77
Shared Interest Structures	78
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	78
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	79
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	80
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	81
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	82

Risks Related to Zoning Non-Compliance and Use Restrictions	84
Risks Relating to Inspections of Properties	85
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	85
Insurance May Not Be Available or Adequate	85
Terrorism Insurance May Not Be Available for All Mortgaged Properties	87
Risks Associated with Blanket Insurance Policies or Self-Insurance	89
Limited Information Causes Uncertainty	89
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	90
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	90
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	91
Static Pool Data Would Not Be Indicative of the Performance of this Pool	92
Appraisals May Not Reflect Current or Future Market Value of Each Property	92
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	93
The Borrower’s Form of Entity May Cause Special Risks	94
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	95
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	96
Other Financings or Ability to Incur Other Indebtedness Entails Risk	97
Tenancies-in-Common May Hinder Recovery	98
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	99
Risks Associated with One Action Rules	99
State Law Limitations on Assignments of Leases and Rents May Entail Risks	99
Various Other Laws Could Affect the Exercise of Lender’s Rights	99
Risks of Anticipated Repayment Date Loans	100
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	100
Risks Related to Ground Leases and Other Leasehold Interests	102
Increases in Real Estate Taxes May Reduce Available Funds	103
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	103
Risks Related to Conflicts of Interest	104
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	104
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	106
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	106
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	108
Potential Conflicts of Interest of the Operating Advisor and the Asset Representations Reviewer	109

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	112
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	114
Other Potential Conflicts of Interest May Affect Your Investment	114
Other Risks Relating to the Certificates	114
The Certificates Are Limited Obligations	114
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	115
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	115
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	118
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	120
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	123
Risks Relating to Modifications of the Mortgage Loans	128
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	129
Pro Rata Allocation of Principal Between and Among the Subordinate Companion
Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	129
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	129
Risks Relating to Interest on Advances and Special Servicing Compensation	130
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	130
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	130
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	131
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	131
Description of the Mortgage Pool	133
General	133
Certain Calculations and Definitions	134
Definitions	135
Mortgage Pool Characteristics	143
Overview	143
Property Types	143
Mortgage Loan Concentrations	152
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	153
Geographic Concentrations	154
Mortgaged Properties With Limited Prior Operating History	155
Tenancies-in-Common	155

Condominium and Other Shared Interests	156
Fee & Leasehold Estates; Ground Leases	160
Environmental Considerations	161
Redevelopment, Renovation and Expansion	163
Assessment of Property Value and Condition	167
Litigation and Other Considerations	167
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	169
Loan Purpose	169
Default History, Bankruptcy Issues and Other Proceedings	169
Tenant Issues	171
Tenant Concentrations	171
Lease Expirations and Terminations	171
Purchase Options and Rights of First Refusal	176
Insurance Considerations	177
Use Restrictions	179
Appraised Value	180
Non-Recourse Carveout Limitations	182
Real Estate and Other Tax Considerations	184
Delinquency Information	185
Certain Terms of the Mortgage Loans	185
Amortization of Principal	185
Due Dates; Mortgage Rates; Calculations of Interest	186
ARD Loan(s)	186
Prepayment Protections and Certain Involuntary Prepayments	187
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	190
Defeasance; Collateral Substitution	191
Partial Releases	191
Escrows	196
Mortgaged Property Accounts	197
Delaware Statutory Trusts	198
Exceptions to Underwriting Guidelines	198
Additional Indebtedness	198
General	198
Whole Loans	199
Mezzanine Indebtedness	199
Preferred Equity	201
Other Secured Indebtedness	201
Other Unsecured Indebtedness	202
The Whole Loans	203
General	203
The Serviced Pari Passu Whole Loans	208
The Non-Serviced Pari Passu Whole Loans	211
The Non-Serviced Pari Passu-AB Whole Loans	213
Additional Information	226
Transaction Parties	227
The Sponsors and Mortgage Loan Sellers	227
German American Capital Corporation	227
JPMorgan Chase Bank, National Association	235
Citi Real Estate Funding Inc.	243
The Depositor	252
The Issuing Entity	252
The Trustee	253
The Certificate Administrator	254
The Master Servicer	256
The Special Servicer	260
The Operating Advisor and Asset Representations Reviewer	263
Credit Risk Retention	264
Qualifying CRE Loans	265
The VRR Interest	265
Material Terms of the VRR Interest	265
HRR Certificates	267
General	267
Retaining Third-Party Purchaser	268
Material Terms of the HRR Certificates	268
Determination of Amount of Required Horizontal Credit Risk Retention	269
Hedging, Transfer and Financing Restrictions	275
Operating Advisor	276
Representations and Warranties	276
Description of the Certificates	277
General	277
Distributions	280
Method, Timing and Amount	280
Available Funds	281
Priority of Distributions	282
Pass-Through Rates	285
Interest Distribution Amount	287
Principal Distribution Amount	287
Certain Calculations with Respect to Individual Mortgage Loans	289
Excess Interest	290
Application Priority of Mortgage Loan Collections or Whole Loan Collections	290

Allocation of Yield Maintenance Charges and Prepayment Premiums	292
Assumed Final Distribution Date; Rated Final Distribution Date	294
Prepayment Interest Shortfalls	294
Subordination; Allocation of Realized Losses	296
Reports to Certificateholders; Certain Available Information	298
Certificate Administrator Reports	298
Information Available Electronically	303
Voting Rights	307
Delivery, Form, Transfer and Denomination	308
Denomination	308
Book-Entry Registration	308
Definitive Certificates	311
Certificateholder Communication	311
Access to Certificateholders’ Names and Addresses	311
Requests to Communicate	311
List of Certificateholders	312
Description of the Mortgage Loan Purchase Agreements	312
General	312
Dispute Resolution Provisions	322
Asset Review Obligations	322
Pooling and Servicing Agreement	323
General	323
Assignment of the Mortgage Loans	324
Servicing Standard	324
Subservicing	325
Advances	326
P&I Advances	326
Servicing Advances	327
Nonrecoverable Advances	328
Recovery of Advances	329
Accounts	330
Withdrawals from the Collection Account	332
Servicing and Other Compensation and Payment of Expenses	334
General	334
Master Servicing Compensation	339
Special Servicing Compensation	341
Disclosable Special Servicer Fees	345
Certificate Administrator and Trustee Compensation	346
Operating Advisor Compensation	346
Asset Representations Reviewer Compensation	347
CREFC® Intellectual Property Royalty License Fee	348
Appraisal Reduction Amounts	348
Maintenance of Insurance	354
Modifications, Waivers and Amendments	357
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	359
Inspections	360
Collection of Operating Information	361
Special Servicing Transfer Event	361
Asset Status Report	363
Realization Upon Mortgage Loans	367
Sale of Defaulted Loans and REO Properties	369
The Directing Holder	371
General	371
Major Decisions	373
Asset Status Report	376
Replacement of Special Servicer	376
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	377
Servicing Override	379
Rights of Holders of Companion Loans	379
Limitation on Liability of Directing Holder	380
The Operating Advisor	380
General	380
Duties of Operating Advisor at All Times	381
Annual Report	383
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	384
Recommendation of the Replacement of the Special Servicer	384
Eligibility of Operating Advisor	384
Other Obligations of Operating Advisor	385
Delegation of Operating Advisor’s Duties	386
Termination of the Operating Advisor With Cause	386
Rights Upon Operating Advisor Termination Event	387

Waiver of Operating Advisor Termination Event	388
Termination of the Operating Advisor Without Cause	388
Resignation of the Operating Advisor	388
Operating Advisor Compensation	388
The Asset Representations Reviewer	389
Asset Review	389
Eligibility of Asset Representations Reviewer	393
Other Obligations of Asset Representations Reviewer	394
Delegation of Asset Representations Reviewer’s Duties	395
Assignment of Asset Representations Reviewer’s Rights and Obligations	395
Asset Representations Reviewer Termination Events	395
Rights Upon Asset Representations Reviewer Termination Event	396
Termination of the Asset Representations Reviewer Without Cause	396
Resignation of Asset Representations Reviewer	397
Asset Representations Reviewer Compensation	397
Limitation on Liability of the Risk Retention Consultation Party	397
Replacement of Special Servicer Without Cause	397
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	400
Termination of Servicer and Special Servicer for Cause	401
Servicer Termination Events	401
Rights Upon Servicer Termination Event	402
Waiver of Servicer Termination Event	404
Resignation of the Master Servicer and Special Servicer	405
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	405
Limitation on Liability; Indemnification	406
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	408
Dispute Resolution Provisions	409
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	409
Repurchase Request Delivered by a Party to the PSA	409
Resolution of a Repurchase Request	409
Mediation and Arbitration Provisions	412
Servicing of the Non-Serviced Mortgage Loans	413
General	413
Servicing of the Worldwide Plaza Mortgage Loan	416
Servicing of the Servicing Shift Mortgage Loans	417
Rating Agency Confirmations	417
Evidence as to Compliance	419
Limitation on Rights of Certificateholders to Institute a Proceeding	420
Termination; Retirement of Certificates	420
Amendment	422
Resignation and Removal of the Trustee and the Certificate Administrator	424
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	425
Certain Legal Aspects of Mortgage Loans	425
General	426
Types of Mortgage Instruments	426
Leases and Rents	427
Personalty	427
Foreclosure	427
General	427
Foreclosure Procedures Vary from State to State	428
Judicial Foreclosure	428
Equitable and Other Limitations on Enforceability of Certain Provisions	428
Nonjudicial Foreclosure/Power of Sale	428
Public Sale	429
Rights of Redemption	430
Anti-Deficiency Legislation	430
Leasehold Considerations	431
Cooperative Shares	431

Bankruptcy Laws	431
Environmental Considerations	437
General	437
Superlien Laws	437
CERCLA	437
Certain Other Federal and State Laws	437
Additional Considerations	438
Due-on-Sale and Due-on-Encumbrance Provisions	438
Subordinate Financing	438
Default Interest and Limitations on Prepayments	439
Applicability of Usury Laws	439
Americans with Disabilities Act	439
Servicemembers Civil Relief Act	440
Anti-Money Laundering, Economic Sanctions and Bribery	440
Potential Forfeiture of Assets	440
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	441
Pending Legal Proceedings Involving Transaction Parties	442
Use of Proceeds	443
Yield and Maturity Considerations	443
Yield Considerations	443
General	443
Rate and Timing of Principal Payments	443
Losses and Shortfalls	444
Certain Relevant Factors Affecting Loan Payments and Defaults	445
Delay in Payment of Distributions	446
Yield on the Certificates with Notional Amounts	446
Weighted Average Life	446
Pre-Tax Yield to Maturity Tables	452
Material Federal Income Tax Considerations	456
General	456
Changes in U.S. Federal Tax Laws	456
Qualification as a REMIC	457
Status of Offered Certificates	458
Taxation of Regular Interests	459
General	459
Original Issue Discount	459
Acquisition Premium	461
Market Discount	461
Premium	462
Election To Treat All Interest Under the Constant Yield Method	462
Treatment of Losses	463
Yield Maintenance Charges and Prepayment Provisions	463
Sale or Exchange of Regular Interests	464
3.8% Medicare Tax on “Net Investment Income”	464
Backup Withholding	464
Information Reporting	464
Taxation of Certain Foreign Investors	465
FATCA	466
Backup Withholding	466
Taxes That May Be Imposed on a REMIC	466
Prohibited Transactions	466
Contributions to a REMIC After the Startup Day	466
Net Income from Foreclosure Property	467
Administrative Matters	467
REMIC Representative	467
Bipartisan Budget Act of 2015	467
Reporting Requirements	468
Certain State and Local Tax Considerations	468
Method of Distribution (Underwriter)	469
Incorporation of Certain Information by Reference	471
Where You Can Find More Information	471
Financial Information	471
Certain ERISA Considerations	472
General	472
Plan Asset Regulations	472
Administrative Exemption	473
Insurance Company General Accounts	475
Legal Investment	476
Legal Matters	477
Ratings	477
Index of Defined Terms	479

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GACC AND CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)       A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”);

(B)       A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE) AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)       NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (THE PROSPECTUS DIRECTIVE) AS AMENDED; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK RELATING TO RESTRICTIONS ON THE PROMOTION OF NON-MAINSTREAM POOLED INVESTMENTS (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT

IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2018-B1 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America; and

●	Citi Real Estate Funding Inc., a New York corporation,

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)(4)(5)	21	$ 489,970,948	42.0%
JPMorgan Chase Bank, National Association(6)(7)(8)(9)	18	488,417,060	41.9
Citi Real Estate Funding Inc.	10	187,990,000	16.1
Total	49	$ 1,166,378,009	100.0%

(1)	14 mortgage loans (29.9%) were originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of German American Capital Corporation (“GACC”).

(2)	The Griffin Portfolio mortgage loan (4.7%) is part of a whole loan that was originated by Bank of America, N.A. (“BANA”). Following the origination of such whole loan, BANA sold certain notes in such whole loan, including the Griffin Portfolio mortgage loan, to UBS AG, which in turn sold the Griffin Portfolio mortgage loan to DBNY.

(3)	The Worldwide Plaza mortgage loan (4.3%) is part of a whole loan that was originated by Goldman Sachs Mortgage Company (“GSMC”). Following the origination of such whole loan, GSMC sold certain notes in such whole loan, including the Worldwide Plaza mortgage loan, to DBNY.

(4)	The Starwood Capital Group Hotel Portfolio mortgage loan (1.2%) is part of a whole loan that was co-originated by DBNY, JPMorgan Chase Bank, National Association (“JPMCB”), Barclays Bank PLC and BANA. The Starwood Capital Group Hotel Portfolio mortgage loan is owned by DBNY and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(5)	The Fresenius Portfolio V mortgage loan (0.6%), the Village Square mortgage loan (0.6%), the Callahan Plaza mortgage loan (0.3%) and the Marketplace on Grove mortgage loan (0.3%) were originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and subsequently purchased by DBNY.

(6)	The Station Place III mortgage loan (4.3%) is part of a whole loan that was co-originated by JPMCB and Citi Real Estate Funding Inc. The Station Place III mortgage loan is owned by JPMCB and will be transferred by JPMCB to the issuing entity.

(7)	The Gateway Net Lease Portfolio mortgage loan (3.6%) is part of a whole loan that was co-originated by JPMCB and BANA.

(8)	The Lehigh Valley Mall mortgage loan (3.6%) is part of a whole loan that was co-originated by JPMCB, Column Financial, Inc. and CCRE.

(9)	The Miracle Mile Shopping Center mortgage loan (2.4%) is part of a whole loan that was originated by BSPRT Finance, LLC (“BSPRT”), an affiliate of Benefit Street Partners. Following the origination of such whole loan, BSPRT sold certain notes of the whole loan to JPMCB.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction

Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association will be the special servicer with respect to the serviced mortgage loans (other than any conflicted special servicer mortgage loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as a “conflicted special servicer mortgage loan”), if any, the special servicer will be required to resign as special servicer of that conflicted special servicer mortgage loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”.

Midland Loan Services, a Division of PNC Bank, National Association is expected to be appointed as the special servicer by Eightfold Real Estate Capital Fund V, L.P., or its affiliate, which is expected to purchase the Class E, Class F-RR, Class G-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or conflicted loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.

Midland Loan Services, a Division of PNC Bank, National Association assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will be the trustee. The corporate trust office of Wilmington Trust, National Association is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loans will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The office of Wells Fargo Bank, National Association, in its capacity as certificate administrator, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See

“Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any servicing shift mortgage loans or conflicted loans) and any related serviced companion loans, as further described in this prospectus. The directing holder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the controlling class representative, a “conflicted loan” is a mortgage loan or whole loan with respect to which the controlling class representative or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E, Class F-RR and Class G-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a controlling class representative or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a controlling class representative.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will purchase the Class E, Class F-RR, Class G-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or conflicted loans) and any related serviced companion loans.

With respect to the servicing shift whole loans, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the directing certificateholder of the related servicing shift whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Non-Serviced Mortgage Loan
Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing certificateholder, operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention
Consultation Party	The “risk retention consultation party” will be a party selected by Deutsche Bank AG, acting through its New York Branch. The risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any servicing shift mortgage loans or conflicted loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any servicing shift mortgage loans or conflicted loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, the risk retention consultation party will not have any consultation rights with respect to any applicable conflicted loan. Deutsche Bank AG, acting through its New York Branch (or an affiliate thereof) is expected to be appointed as the initial risk retention consultation party.

With respect to the risk retention consultation party, a “conflicted loan” is a mortgage loan or whole loan with respect to which the risk retention consultation party or the person entitled to appoint the risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in January 2018 (or, in the case of any mortgage loan that has its first due date after January 2018, the date that would have been its due date in January 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about January 31, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in February 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date.

Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months (“30/360 basis”).

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final
Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below and have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	June 2022
Class A-2	January 2023
Class A-3	November 2024
Class A-SB	August 2027
Class A-4	October 2027
Class A-5	December 2027
Class X-A	December 2027
Class A-M	December 2027
Class B	December 2027
Class C	January 2028

The rated final distribution date for each class of offered certificates will be the distribution date in January 2051.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates, including the VRR Interest.

Offered Certificates

General	We are offering the following classes of Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B1 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class A-4

●	Class A-5

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of the offered certificates and each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class X-E, Class D, Class E, Class F-RR, Class G-RR, Class S, Class R and VRR Interest. The certificates (other than the VRR Interest and the Class R certificates) are collectively referred to as the “non-VRR certificates.” The Class F-RR and Class G-RR certificates are collectively referred to as the “HRR certificates”.

Certificate Balances and
Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount, subject to a variance of plus or minus 5% (including as described in footnote (13) to the chart under “Summary of Certificates”), set forth below:

Initial Certificate Balance or Notional Amount
Class A-1	$18,703,000
Class A-2	$157,629,000
Class A-3	$49,272,000
Class A-SB(1)	$40,449,000
Class A-4	$175,000,000
Class A-5	$347,112,000
Class X-A(2)	$885,279,000
Class A-M	$97,114,000
Class B	$47,853,000
Class C	$52,075,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	The notional amount of the Class X-A certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the Class X-A certificates (or, if as a result of such pricing the pass-through rate of the Class X-A certificates is equal to zero, such Class X-A certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the Class X-A certificates is equal to less than the WAC rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the Class X-A certificates.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	%(1)
Class A-2	%(1)
Class A-3	%(1)
Class A-SB	%(1)
Class A-4	%(1)
Class A-5	%(1)
Class X-A	%(2)
Class A-M	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B and Class C certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the WAC rate, (iii) a rate equal to the lesser of a specified pass-through rate and WAC rate, or (iv) the WAC rate, less a specified rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.07250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% (or 0.5% in the case of the Radisson Blu Aqua Hotel mortgage loan) of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% (or 0.5% in the case of the Radisson Blu Aqua Hotel mortgage loan) of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.0060%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan at a per annum rate equal to (i) 0.0016% with respect to each such mortgage loan (except the 90 Hudson, Radisson Blu Aqua Hotel and Lehigh Valley Mall mortgage loans), (ii) 0.0030% with respect to the 90 Hudson mortgage loan, (iii) 0.0039% with respect to the Radisson Blu Aqua Hotel mortgage loan, and (iv) 0.0040% with respect to the Lehigh Valley Mall mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
The Woods	0.02000%(2)	0.25000%
Griffin Portfolio	0.00250%	0.25000%
Worldwide Plaza	0.00125%	0.25000%
Station Place III	0.00250%	0.25000%
Gateway Net Lease Portfolio	0.00250%	0.25000%
521-523 East 72nd Street	0.00250%	0.25000%
Miracle Mile Shopping Center	0.00250%	0.25000%
AHIP Northeast Portfolio I	0.00250%	0.25000%
Starwood Capital Group Hotel Portfolio	0.00250%	0.25000%

(1)	Does not reflect the Atrium Center mortgage loan, the Sentinel Square II mortgage loan, the Rochester Hotel Portfolio mortgage loan, the Marriott Charlotte City Center mortgage loan, the Towers at University Town Center mortgage loan or the Two Harbor Point Square mortgage loan, each a servicing shift mortgage loan. With respect to the servicing shift mortgage loans, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	Represents the full-cashiering sub-servicing fee to Berkadia.

Distributions

A. Allocation Between VRR

Interest and Non-VRR
Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero;

Sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero; and

Seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class X-E, Class S and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates), including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D and Class X-E certificates are interest-only certificates and the Class X-B, Class X-D and Class X-E certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class X-E, Class S and Class R certificates and the VRR Interest.

The VRR percentage and the non-VRR percentage are subject to change as described in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-E certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class E certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 49 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 173 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,166,378,009.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 49 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of 2 of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)
90 Hudson	$70,000,000	6.0%	$60,000,000	N/A	60.2%	2.04x	9.1%
The Woods	$57,500,000	4.9%	$142,500,000	N/A	29.6%	5.01x	15.2%
Griffin Portfolio	$55,000,000	4.7%	$320,000,000	N/A	61.5%	2.49x	10.2%
Worldwide Plaza(2)	$50,000,000	4.3%	$566,286,000	$323,714,000	35.4%	3.77x	14.2%
Station Place III	$50,000,000	4.3%	$140,000,000	N/A	47.6%	3.00x	11.9%
Atrium Center	$50,000,000	4.3%	$65,000,000	N/A	53.5%	2.05x	8.2%
Sentinel Square II	$45,000,000	3.9%	$57,660,000	N/A	59.7%	2.70x	9.0%
Radisson Blu Aqua Hotel	$44,000,000	3.8%	$20,000,000	N/A	54.5%	2.24x	10.4%
Gateway Net Lease Portfolio	$42,100,000	3.6%	$310,900,000	$170,000,000	45.0%	3.54x	14.1%
Lehigh Valley Mall	$41,884,697	3.6%	$157,566,242	N/A	44.8%	2.07x	12.5%
Rochester Hotel Portfolio	$40,000,000	3.4%	$100,000,000	N/A	66.7%	1.50x	12.2%
521-523 East 72nd Street	$35,000,000	3.0%	$50,000,000	N/A	59.0%	1.93x	7.8%
Marriott Charlotte City Center	$30,000,000	2.6%	$73,000,000	N/A	60.6%	2.76x	12.7%
Miracle Mile Shopping Center	$28,000,000	2.4%	$28,000,000	N/A	69.5%	1.49x	9.7%
Towers at University Town Center	$20,000,000	1.7%	$26,000,000	N/A	63.4%	1.52x	9.8%
Two Harbor Point Square(3)	$14,750,000	1.3%	$34,750,000	N/A	61.9%	1.78x	11.3%
AHIP Northeast Portfolio I	$14,600,000	1.3%	$55,000,000	N/A	56.1%	2.06x	14.0%
Starwood Capital Group Hotel Portfolio	$14,317,500	1.2%	$562,952,500	N/A	60.4%	2.72x	12.4%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans. With respect to the Griffin Portfolio, Atrium Center, Sentinel Square II, Gateway Net Lease Portfolio, AHIP Northeast Portfolio I and Starwood Capital Group Hotel Portfolio mortgage loans, the loan-to-value ratios of the mortgage loans are calculated using an appraised value other than “as is”. With respect to the Worldwide Plaza mortgage loan, the loan-to-value ratio includes the value of the Amenity Parcel, which is not collateral for the mortgage loan. See “Description of the Mortgage Pool—Appraised Value” for more information. With respect to the Worldwide Plaza and Gateway Net Lease Portfolio whole loans, including the subordinate companion loans, the Mortgage Loan LTV Ratio is 54.0% and 66.6%, respectively, the Underwritten NCF DSCR is 2.47x and 2.04x, respectively, and the Underwritten NOI debt yield is 9.3% and 9.5%, respectively.

(2)	Excludes $260,000,000 of mezzanine debt.

(3)	Excludes $11,500,000 of mezzanine debt.

The 90 Hudson, Radisson Blu Aqua Hotel and Lehigh Valley Mall whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans”, any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

Each of the Atrium Center, Sentinel Square II, Rochester Hotel Portfolio, Marriott Charlotte City Center, Towers at University Town Center and Two Harbor Point Square whole loans, each a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate-holder(2)	Operating Advisor	Asset Representations Reviewer
The Woods	MSC 2017-HR2	4.9%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Argentic Securities Income USA LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Griffin Portfolio	BANK 2017-BNK8	4.7%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital Fund V, L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Worldwide Plaza	WPT 2017-WWP	4.3%	Wells Fargo Bank, National Association	Cohen Financial, a Division of SunTrust Bank	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Core Credit Partners A LLC Holdings, LLC	Park Bridge Lender Services LLC	N/A
Station Place III	JPMDB 2017-C7	4.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Gateway Net Lease Portfolio	DBJPM 2017-C6	3.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Athene Annuity and Life Company	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

521-523 East 72nd Street	JPMDB 2017-C7	3.0%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Miracle Mile Shopping Center	CSAIL 2017-CX10	2.4%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital Fund V, L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
AHIP Northeast Portfolio I	JPMDB 2017-C7	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	1.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	Does not reflect the servicing shift mortgage loans. With respect to the servicing shift mortgage loans, after the securitization of the related controlling pari passu companion loan, the related mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The entity listed as the “Directing Certificateholder” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,166,378,009
Number of mortgage loans	49
Number of mortgaged properties	173
Range of Cut-off Date Balances	$3,500,000 to $70,000,000
Average Cut-off Date Balance	$23,803,633
Range of Mortgage Rates	2.9405% to 5.4160%
Weighted average Mortgage Rate	4.1373%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	53 months to 120 months
Weighted average remaining term to maturity(2)	108 months
Range of original amortization term(3)	300 to 360 months
Weighted average original amortization term(3)	350 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	350 months
Range of LTV Ratios as of the Cut-off Date(4)(5)(7)	22.6% to 73.9%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)(7)	57.3%
Range of LTV Ratios as of the maturity date(2)(4)(5)(7)	18.3% to 63.4%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)(7)	53.5%
Range of UW NCF DSCR(5)(6)	1.24x to 5.01x
Weighted average UW NCF DSCR(5)(6)	2.33x
Range of UW NOI Debt Yield(5)(7)(8)	7.4% to 23.3%
Weighted average UW NOI Debt Yield(5)(7)(8)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	55.8%
Interest Only, then Amortizing Balloon	28.4%
Amortizing Balloon	12.8%
Interest Only, ARD	2.9%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio has been calculated using the “as-is” appraised value. However, with respect to certain mortgage loans, the related loan-to-value ratios have been calculated using “as-complete”, “as-stabilized”, “as renovated”, “hypothetical as-is” or similar hypothetical values, or with respect to certain mortgage loans secured by multiple mortgaged properties, using an “as-portfolio” value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(5)	In the case of the 18 mortgage loans (60.2%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s).

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.

(7)	With respect to the William Penn Building mortgage loan (1.0%), the LTV Ratio as of the Cut-off Date, LTV Ratio as the of the maturity date and UW NOI Debt Yield were calculated based on the cut-off date balance net of a related holdback reserve.

(8)	With respect to the 8900 Beverly mortgage loan (3.7%) and the 1114-1126 Lake Street mortgage loan (1.1%), the UW NOI Debt Yield was calculated based on the cut-off date balance net of a related holdback reserve.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, 2 of the mortgage loans (4.1%) (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring, or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

With respect to the Miracle Mile Shopping Center mortgage loan (2.4%), the related mortgaged property was previously encumbered by a prior loan that was securitized into the CGCMT 2007-C6 securitization and that went into maturity default in July 2017. Proceeds of the mortgage loan paid off the prior loan in full in November 2017.

With respect to the Towers at University Town Center mortgage loan (1.7%), the related mortgaged property previously secured a loan to the prior owner of such mortgaged property that was originated in 2007 by KeyBank National Association and securitized in the MLCFC 2007-8 securitization. The appraisal obtained at origination of the prior loan provided a value of $79,000,000 at the time. In 2012, the special servicer for the MLCFC 2007-8 securitization foreclosed on the mortgaged property with a credit bid of $39,150,000. The borrower sponsor purchased the mortgaged property from the MLCFC 2007-8 securitization trust in October 2017 for $69,500,000. At the time of the sale to the borrower sponsor, the prior debt had an outstanding principal balance of approximately $47.5 million.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on

Projections of Future Income	Ten (10) of the mortgage loans (20.6%) are secured by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the AHIP Northeast Portfolio I (1.3%) and Village Square (0.6%) mortgage loans, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”. The mortgage loans to be contributed by JPMorgan Chase Bank, National Association were originated in accordance with JPMorgan Chase Bank, National Association’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association— JPMCB’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Exceptions”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

●	The certificate administrator’s website initially located at www.ctslink.com

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (solely for purposes of this calculation, if such right is being exercised after February 2028 and the 156-168 Bleecker mortgage loan is still an asset of the trust, then such mortgage loan will be excluded from the aggregate outstanding principal balance and the aggregate cut-off date principal balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the Worldwide Plaza whole loan and Gateway Net Lease Portfolio whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, (1) the portions of the issuing entity consisting of (i) entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, and (ii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon, will be classified as a “trust” under Section 301.7701-4(c) of the Treasury Regulations, (the “Grantor Trust”), (2) the Class S certificates and the VRR Interest will represent beneficial ownership of the excess interest and related distribution account and (3) the VRR Interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount and that the Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating

Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and

Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Risks Associated with the Worldwide Plaza Mortgage Loan

The Worldwide Plaza Mortgage Loan (4.3%) is primarily secured by an office building in New York, New York. In addition, as additional security for the Worldwide Plaza Mortgage Loan, one of the related borrowers (i) WWP Amenities Holdings, LLC, pledged its membership interests in WWP Amenities MPH Partner, LLC (the “Amenities Owner GP Owner”) and WWP Amenities MPH Lender, LLC (the “Amenities Lender”) and (ii) the Amenities Lender pledged certain notes of the loans secured by an approximately 242,322 square feet retail space, theater space, health club and a 473-space underground parking garage (the “Amenity Parcel”). The Amenity Parcel does not itself constitute collateral for the Mortgage Loan. Certain documents related to the Amenity Parcel and/or such pledged notes were not available to the lender for review, such as a December 31, 2000 modification to the loans secured by the Amenity Parcel (the “Amenities Loan”) and an Intercreditor Agreement, dated June 11, 1997, between New York Communications Center Associates L.P.(the “Amenities Owner”), BRE/Worldwide L.L.C. (predecessor in interest to the Amenities Lender), as the agent and the second mortgage lender, BRE/Worldwide II L.L.C. (predecessor in interest to the Amenities Lender), as the third mortgage lender, and The Youth Renewal Fund as the fourth and fifth mortgage lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time after October 18, 2017 in accordance with the terms of the mortgage loan agreement (the “Amenities Loan Agreement”). The Amenities Owner GP Owner owns 100% of EOP-NYCCA, L.L.C. (the “Amenities Owner GP”), which owns all of the 1% general partner interest in the Amenities Owner.

The Amenities Loan is evidenced by the following promissory notes:

(1)     an Amended and Restated Second Mortgage Note in the original principal amount of $39,109,000 (the “Second Note”),

(2)     an Amended and Restated Third Mortgage Note in the original principal amount of $30,000,000 (the “Third Note”),

(3)     an Amended and Restated Fourth Mortgage Note in the original principal amount of $153,895,000 (the “Fourth Note”) and

(4)     an Amended and Restated Fifth Mortgage Note in the original principal amount of $33,014,300 (the “Fifth Note”).

The Amenities Lender holds the Second Note and Third Note and is mortgagee under the applicable mortgages (the “Pledged Mortgages”) securing the Second Note and the Third Note (the “Pledged Loans”). An unaffiliated non-profit organization, The Youth Renewal Fund, is the holder of the Fourth Note and the Fifth Note (the “Charity Mortgages” and, together with the Pledged Mortgages, the “Amenities Mortgages”). A previously existing first mortgage terminated prior to October 18, 2017, and is no longer in existence. The Amenities Loan matures on November 30, 2031.

The borrowers under the Worldwide Plaza Mortgage Loan have agreed to cause Amenities Lender to enforce the terms and conditions of any undisclosed or missing loan documents only to the extent such terms and conditions are consistent with loan documents disclosed to the lenders. Moreover, the related borrowers have provided a payment history with respect to the Amenities Loan during its period of ownership, and there is some course of conduct between the parties. However, we cannot assure you that, if any undisclosed or missing documents were discovered, that the owner of the Amenity Parcel could not avail itself of any terms or conditions in such documents, to the detriment of the Amenities Lender and/or the lender. Furthermore, the Amenities Lender or any successor-in-interest to the Amenities Lender may be prohibited from commencing any foreclosure action prior to November 30, 2031. Therefore, we cannot assure you that any undisclosed documents would not have a material impact on the enforceability of such assigned or pledged interests, on the ability to transfer such interests in the future or to any transferee of such assigned or pledged interests following an event of default under the Worldwide Plaza Mortgage Loan. In addition, the lack of such documents or the inability to foreclose prior to November 30, 2031 could adversely impact the proceeds in connection with any sale of such assigned or pledged interests.

In the event that the Amenities Lender commences any foreclosure action prior to November 30, 2031, the limited partners of the Amenities Owner have the right to purchase both (i) all the partnership interests of the Amenities Owner GP and (ii) the Amenities Loan in its entirety for a buy-out price of the 2003 net operating income of the Amenity Parcel divided by the sum of (a) the then prevailing yield on a United States Treasury Bond having a maturity of 10 years plus (b) 1%. Based upon third party information prepared on behalf of a previous owner of the Amenity Parcel, but without any independent verification or analysis by or on behalf of the lender or the borrower, 2003 net operating income was $3,426,000. The partnership agreement of the Amenities Owner provides that, if the Amenities Owner GP is affiliated with the holder of any loans secured by the Amenity Parcel, the Amenities Owner GP will cause such affiliate not to foreclose or attempt to exercise any remedies under such loan, including bringing any foreclosure action, prior to November 30, 2031. Accordingly, as the Amenities Owner GP is an affiliate of the Amenities Lender, any attempt by the Amenities Lender to exercise remedies prior to November 30, 2031 would cause a breach of the partnership agreement of the Amenities Owner.

The Amenities Loan accrues interest at a fixed rate equal to 7.13%. Interest is payable in arrears from “Amenities Cash Flow” (generally defined under the Amenities Loan Agreement as effectively net operating income minus approved capital expenditures and leasing costs). If Amenities Cash Flow is insufficient to make any interest payment when such payment is due, then such interest may be deferred until the maturity date of the Amenities Loan, provided that such accrued interest does not bear interest or compound.

Payments received from Amenities Cash Flow are made annually in the following order of priority:

(1)     to the second, fourth and fifth note on a pari passu basis until the aggregate interest paid to the fourth and fifth note equals $20,000 annually;

(2)     to the second note until all remaining interest, deferred interest (if any) and principal have been paid in full;

(3)     to the third note until all interest, deferred interest (if any) and principal have been paid in full;

(4)     to the fourth note until all interest, deferred interest (if any) and principal have been paid in full; and

(5)     to the fifth note until all interest, deferred interest (if any) and principal have been paid in full.

All Amenities Cash Flow and “Amenities Capital Event Proceeds” (generally defined under the Amenities Loan Agreement as the gross proceeds of any significant event of a capital nature, including a sale or refinancing, or casualty or condemnation unless proceeds are actually applied to restoration) are required to be applied pursuant to the foregoing priority.

Also, because these pledged interests will not qualify as interests in real property or as personal property incidental to real property, the REMIC provisions of the Code will restrict the issuing entity from taking title to such pledged interests. Therefore, upon the occurrence of an event of default under the Worldwide Plaza Mortgage Loan, the issuing entity will not be permitted (unless an opinion of counsel can be delivered that taking title will not cause any Trust REMIC to fail to qualify as a REMIC) to take title to any of these assigned or pledged interests, but rather will be required to exercise the legal remedies available to it under applicable laws of New York to sell such pledged interests and apply the proceeds toward the repayment of the mortgage loan. Depending on market conditions, the proceeds from the sale of such assigned or pledged interests could be less than the proceeds that would be received if the special servicer would have foreclosed on such interests and sold them at a later date.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences.

In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-

stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties, apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential,

retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support, access or shared amenities. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, mixed use, retail, hospitality and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, the District of Columbia, North Carolina, New Jersey, Pennsylvania, Texas and Illinois. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets. In addition, some mortgaged properties are located in areas that are highly susceptible to fluctuations in a particular industry, such as, for example, the oil and gas industry.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association”, “—Citi Real Estate Funding Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire January 19, 2018.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases beginning in 2019 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases beginning in 2019 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the

TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans” and “—Citi Real Estate Funding Inc.—Review of the Citi Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is” or “as portfolio” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is” or “as portfolio” values, we cannot assure you that those assumptions are or will be accurate or that the “as complete”, “as-stabilized”, “hypothetical as is” or “as portfolio” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

With respect to the 156-168 Bleecker Mortgage Loan (2.9%), such mortgage loan is structured as an ARD Loan, as described above, except that the ARD period does not occur automatically, but is instead structured as a two-year extension option that is exercisable upon satisfaction of certain conditions. In the event that the conditions to extension are not satisfied, the borrower may not be able to repay such mortgage loan at the initial maturity date.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated maturity date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, Deutsche Bank AG, acting through its New York Branch, one of the originators and the initial risk retention consultation party, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, acting through its New York Branch is expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and is (or is affiliated with the entity) expected to be appointed as the initial risk retention consultation party. The risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from the risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation party and the holders of the VRR Interest by whom it is appointed may have interests that are in conflict with those of certain other certificateholders, in particular if the risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the risk retention consultation party or the holder of the VRR Interest entitled to appoint the risk retention consultation party (any such mortgage loan referred to in this context as a “conflicted loan” as to the risk retention consultation party), then the risk retention consultation party will not have consultation rights solely with respect to any such conflicted loan. See “Credit Risk Retention”.

In addition, for so long as Deutsche Bank AG, acting through its New York Branch (or its majority-owned affiliate) (as a holder of the VRR Interest or the risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such conflicted loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that Deutsche Bank AG, acting through its New York Branch (as a holder of the VRR Interest or the risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of each of the Atrium Center, Sentinel Square II, Rochester Hotel Portfolio, Marriott Charlotte City Center, Towers at University Town Center and Two Harbor Point Square whole loans, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of such servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing dates of such securitizations nor the identities of such servicing shift master servicers or servicing shift special servicers have been determined. In addition, the provisions of the servicing shift pooling and servicing agreements have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicers or servicing shift special servicers, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreements except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the party expected to be designated to consult with the special servicer on their behalf as the risk retention consultation party are each an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor, and Deutsche Bank AG, acting through its New York Branch, an originator, the initial risk retention consultation party and the initial holder of the VRR Interest. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor and originator. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor and originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as a “conflicted special servicer mortgage loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as a “non-conflicted special servicer”) will be appointed as special servicer for such conflicted special servicer mortgage loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any non-conflicted special servicer will be required to perform all of the obligations of the special servicer with respect to such conflicted special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such conflicted special servicer mortgage loan earned during such time as the related mortgage loan is a conflicted special servicer mortgage loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not conflicted special servicer mortgage loans). While the special servicer will have the same access to information related to the conflicted special servicer mortgage loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the conflicted special servicer mortgage loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a conflicted special servicer mortgage loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2018-B1 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the controlling class representative, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder and the purchaser of the Class E, Class F-RR, Class G-RR and Class S certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any applicable conflicted special servicer loans) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans (other than any servicing shift mortgage loan) and has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor or asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor or the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the operating advisor or the asset representations reviewer and their affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or the asset representations reviewer or any of their affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will be the initial directing holder. The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable conflicted loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The controlling class representative will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable conflicted loan and any servicing shift mortgage loan) or on behalf of the subordinate companion loan holders or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Holder
90 Hudson	Benchmark 2018-B1	Benchmark 2018-B1	Eightfold Real Estate Capital Fund V, L.P.
The Woods	MSC 2017-HR2	MSC 2017-HR2	Argentic Securities Income USA LLC
Griffin Portfolio	BANK 2017-BNK8	BANK 2017-BNK8	Eightfold Real Estate Capital Fund V, L.P.
Worldwide Plaza	WPT 2017-WWP	WPT 2017-WWP	Core Credit Partners A LLC Holdings, LLC
Station Place III	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Atrium Center(2)	Benchmark 2018-B1	JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association
Sentinel Square II(2)	Benchmark 2018-B1	Deutsche Bank AG, acting through its New York Branch	Deutsche Bank AG, acting through its New York Branch
Radisson Blu Aqua Hotel	Benchmark 2018-B1	Benchmark 2018-B1	Eightfold Real Estate Capital Fund V, L.P.
Gateway Net Lease Portfolio	DBJPM 2017-C6	DBJPM 2017-C6	Athene Annuity and Life Company(1)
Lehigh Valley Mall	Benchmark 2018-B1	Benchmark 2018-B1	Eightfold Real Estate Capital Fund V, L.P.
Rochester Hotel Portfolio(2)	Benchmark 2018-B1	Deutsche Bank AG, acting through its New York Branch	Deutsche Bank AG, acting through its New York Branch
521-523 East 72nd Street	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Marriott Charlotte City Center(2)	Benchmark 2018-B1	JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association
Miracle Mile Shopping Center	CSAIL 2017-CX10	CSAIL 2017-CX10	Eightfold Real Estate Capital Fund V, L.P.
Towers at University Town Center(2)	Benchmark 2018-B1	JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association
Two Harbor Pointe Square(2)	Benchmark 2018-B1	Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.
AHIP Northeast Portfolio I	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Starwood Capital Group Hotel Portfolio	DBJPM 2017-C6	DBJPM 2017-C6	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	The initial directing holder for the Gateway Net Lease Portfolio whole loan is Athene Annuity and Life Company, as holder of the Gateway Net Lease Portfolio controlling subordinate companion loan. See “Description of the Mortgage Pool—The Whole Loans—Gateway Net Lease Portfolio Whole Loan” in this prospectus.

(2)	The servicing of each servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of such servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of such servicing shift whole loan is expected to be the related controlling class representative or other directing certificateholder (or equivalent entity) under such securitization.

The special servicer, in connection with obtaining the consent of, or upon consultation with (or, in the case of any servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable conflicted loan) (or, in the case of any servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the controlling class representative or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as a “conflicted loan”), the directing holder will not have consent or consultation rights solely with respect to the related conflicted loan (however, the directing holder will be provided certain notices and certain information relating to such conflicted loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any conflicted information solely relating to the related conflicted loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a conflicted loan or otherwise seek to exert its influence over the special servicer in the event a conflicted loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder and the purchaser of the Class E, Class F-RR, Class G-RR and Class S certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any applicable conflicted special servicer loans) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class F-RR and Class G-RR certificates, which is referred to in this prospectus as the “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors. In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will be the Retaining Third-Party Purchaser. The Retaining Third-Party Purchaser, or an affiliate, will constitute the initial directing holder with respect to the mortgage loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Consultation and Control” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder, the purchaser of the Class E and Class S Certificates, and the Retaining Third-Party Purchaser of the Class F-RR and Class G-RR certificates. Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any applicable conflicted special servicer loans) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan (or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an ongoing basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

Prospective investors should be aware that a new EU risk retention regime is expected to apply, in place of the EU Risk Retention and Due Diligence Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019; and that there will be material differences between that new regime and the current EU Risk Retention and Due Diligence Requirements. The relevant changes will be implemented primarily by a new EU Regulation (the “Securitization Regulation”). The Securitization Regulation will (amongst other things) impose restrictions on investment in securitizations and requirements as to due diligence, which will apply to investors subject to the current EU Risk Retention and Due Diligence Requirements (“Affected Investors”) in place of the relevant provisions of the EU Risk Retention and Due Diligence Requirements and which will apply also to (a) certain investment companies authorised in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorised entities appointed by such institutions (together, “IORPs”). With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019 (“Pre-2019 Securitizations”), as is the case with the certificates, Affected Investors will continue to be subject to the investment restrictions and due diligence requirements of the EU Risk Retention and Due Diligence Requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the EU Risk Retention and Due Diligence Requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

None of the sponsors, nor any party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment. None of the sponsors, the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the certificates regarding the regulatory treatment of their investment in the certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B, Class X-D or Class X-E certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B, Class X-D or Class X-E certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D or Class X-E certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D and Class X-E certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	Class B
Class X-D	Class D
Class X-E	Class E

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B, Class X-D and/or Class X-E certificates. Investors in the Class X-A, Class X-B, Class X-D and Class X-E certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class E certificates will result in a corresponding reduction in the notional amount of the Class X-E certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation party under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any non-conflicted special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Party and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any servicing shift mortgage loan or any applicable conflicted loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the controlling class representative will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the controlling class representative will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, the risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable conflicted loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and the risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and the risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the controlling note holder for any servicing shift whole loan, the risk retention consultation party and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)	may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)	does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)	may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)	will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, the risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class E, Class F-RR and Class G-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than any servicing shift whole loan), for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction.

Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, any servicing shift whole loan or any related REO property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-E, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the VRR Interest evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

Additionally, with respect to each servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the Gateway Net Lease Portfolio (3.6%) mortgage loan, prior to the occurrence and continuance of a material mortgage loan event of default, any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan and any related subordinate companion loans on a pro rata basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loans—Gateway Net Lease Portfolio Whole Loan”.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the

“FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In that event, an entity with debt obligations with two or more maturities, such as a Trust REMIC, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

State and Local Taxes Could Adversely Impact Your Investment

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the Certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Property are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, a borrower or a Mortgaged Property or on some other basis, (ii) require nonresident holders of Certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates.

We cannot assure you that holders of Certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the Certificates

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 49 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,166,378,009 (the “Initial Pool Balance”) The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in January 2018 (or, in the case of any Mortgage Loan that has its first due date after January 2018, the date that would have been its due date in January 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Eighteen (18) of the Mortgage Loans (60.2%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of 2 of the Mortgage Loans (7.9%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)(4)(5)	21	$489,970,948	42.0%
JPMorgan Chase Bank, National Association (6) (7)(8)(9)	18	488,417,060	41.9
Citi Real Estate Funding Inc.	10	187,990,000	16.1
Total	49	$1,166,378,009	100.0%

(1)	Fourteen (14) Mortgage Loans (29.9%) were originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of German American Capital Corporation (“GACC”)) and acquired by GACC.

(2)	The Griffin Portfolio Mortgage Loan (4.7%) is part of a Whole Loan that was originated by Bank of America, N.A. (“BANA”). Following the origination of such Whole Loan, BANA sold certain notes of such Whole Loan, including the Griffin Portfolio Mortgage Loan, to UBS AG, which in turn sold the Griffin Portfolio Mortgage Loan to DBNY.

(3)	The Worldwide Plaza Mortgage Loan (4.3%) is part of a Whole Loan that was originated by Goldman Sachs Mortgage Company (“GSMC”). Following the origination of such Whole Loan, GSMC sold certain notes of such Whole Loan, including the Worldwide Plaza Mortgage Loan, to DBNY.

(4)	The Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%) is part of a Whole Loan that was co-originated by DBNY (an affiliate of GACC), JPMCB (as defined below), Barclays Bank PLC and BANA. The Starwood Capital Group Hotel Portfolio Mortgage Loan is owned by DBNY, and will be transferred by DBNY to GACC and by GACC to the issuing entity.

(5)	The Fresenius Portfolio V Mortgage Loan (0.6%), the Village Square Mortgage Loan (0.6%), the Callahan Plaza Mortgage Loan (0.3%) and the Marketplace on Grove Mortgage Loan (0.3%) were originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”), and subsequently purchased by DBNY.

(6)	The Station Place III Mortgage Loan (4.3%) is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”) and Citi Real Estate Funding Inc. The Station Place III Mortgage Loan is owned by JPMCB, and will be transferred by JPMCB to the issuing entity.

(7)	The Gateway Net Lease Portfolio Mortgage Loan (3.6%) is part of a Whole Loan that was co-originated by JPMCB and BANA.

(8)	The Lehigh Valley Mall Mortgage Loan (3.6%) is part of a Whole Loan that was co-originated by JPMCB, Column Financial, Inc. and CCRE. The Lehigh Valley Mall Mortgage Loan is owned by JPMCB, and will be transferred by JPMCB to the issuing entity.

(9)	The Miracle Mile Shopping Center Mortgage Loan (2.4%) is part of a Whole Loan that was originated by BSPRT Finance, LLC (“BSPRT”), an affiliate of Benefit Street Partners. Following the origination of such Whole Loan, BSPRT sold certain notes of such Whole Loan to JPMCB.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged

Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on January 31, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the

Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an “as complete”, “as-stabilized”, “as renovated” or “hypothetical as is” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the appraisal sets forth an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Cut-off Date Loan-to-Value Ratio, or the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is” or “as portfolio” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is” or “as portfolio” Appraised Values, as opposed to the “as-is” Appraised Value.

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Cut-off Date LTV Ratio was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
William Penn Building	1.0%	57.3%	$1,000,000	52.3%

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is” or “as portfolio” Appraised Values, as opposed to the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self-storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units, Beds or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
8900 Beverly	3.7%	8.3%	$2,000,000	8.7%
1114-1126 Lake Street	1.1%	8.0%	$830,000	8.6%
William Penn Building	1.0%	9.3%	$1,000,000	10.1%

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
8900 Beverly	3.7%	8.6%	$2,000,000	9.0%
1114-1126 Lake Street	1.1%	8.5%	$830,000	9.1%
William Penn Building	1.0%	9.4%	$1,000,000	10.3%

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF“, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. In the case of 11 Mortgage Loans (36.6%), UW NOI and UW NCF were based on the average rent of the sole or certain top five or other tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees.

In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. In the case of 11 Mortgage Loans (36.6%), UW NOI and UW NCF were based on the average rent of the sole or certain top five or other tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units”, “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self-storage property, the number of storage units, and (d) in the case of a Mortgaged Property operated as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 9 Mortgage Loans (21.9%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	38	$372,350,617	31.9%
CBD	6	235,565,333	20.2
Suburban	21	126,712,157	10.9
Medical	11	10,073,126	0.9
Mixed Use	6	204,700,000	17.6
Office/Retail	3	151,000,000	12.9
Office/Multifamily	1	35,000,000	3.0
Multifamily/Retail	1	11,500,000	1.0
Retail/Office	1	7,200,000	0.6
Retail	12	191,295,577	16.4
Anchored(2)	11	185,938,976	15.9
Unanchored	1	5,356,601	0.5
Hospitality	80	176,062,345	15.1
Full Service	7	104,359,694	8.9
Limited Service	45	42,337,599	3.6
Extended Stay	25	16,346,850	1.4
Select Service	3	13,018,203	1.1
Multifamily	4	157,600,000	13.5
Garden	3	137,600,000	11.8
Student Housing	1	20,000,000	1.7
Industrial	27	40,534,883	3.5
Warehouse/Distribution	14	26,715,941	2.3
Manufacturing	6	9,381,136	0.8
Flex	5	3,822,809	0.3
Warehouse	2	614,998	0.1
Self Storage	5	19,190,128	1.6
Manufactured Housing Community	1	4,644,458	0.4
Total	173	$1,166,378,009	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes anchored, single tenant, super regional mall, shadow anchored and CBD properties.

Office Properties. With respect to the office properties set forth in the above chart and mixed use properties with office components:

●	With respect to each of the 90 Hudson Mortgage Loan (6.0%), the Station Place III Mortgage Loan (4.3%) and the Sentinel Square II Mortgage Loan (3.9%), an affiliate of the related sponsor has an ownership interest in one or more office properties that are located or are expected to be located within 5 miles of the related Mortgaged Property that directly or indirectly competes with the Mortgaged Property.

●	With respect to the Station Place III Mortgage Loan (4.3%), the 178 parking spaces being used by the tenants at the Mortgaged Property are located in a parking garage that is part of the adjacent Station Place II property and is not part of the Mortgaged Property, and are leased by the borrower pursuant to a parking lease. The lender received a subordination, non-disturbance and attornment agreement (the “SNDA”) pursuant to which the lender of the Station Place II property has agreed it may not disturb the borrower’s interest as lessee under the parking garage lease. Additionally, pursuant to the SNDA, the parking garage lease cannot be terminated until the Station Place III Whole Loan is fully repaid and, if the parking garage lease is terminated for any reason, the borrower (and any successors and assigns including a foreclosing lender) is entitled to a new lease.

●	With respect to the Worldwide Plaza Mortgage Loan (4.3%), the collateral for the Mortgage Loan includes (i) one borrower’s fee interest in an office building in New York, New York, and (ii) the pledge of certain loans, together with a collateral assignment of the mortgages securing such loans, held by an indirect subsidiary of the second borrower and relating to the adjacent Amenity Parcel. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with the Worldwide Plaza Mortgage Loan.”

●	With respect to the Sentinel Square II Mortgage Loan (3.9%), the General Services Administration of the United States leases approximately 35.6% of the net rentable area at the Mortgaged Property, which is occupied by the Federal Election Commission. If the Mortgaged Property is transferred, the lease requires the United States and the transferee to enter into a novation agreement; however, if the United States determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The United States’ obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the United States has determined that recognizing the transferee is in its interest. Such provisions may delay or impede the ability of the lender to realize upon the Mortgaged Property following a default. In connection with the acquisition of the Mortgaged Property by the borrower, the borrower is in the process of seeking the required novation agreement from the General Services Administration of the United States; however, such novation agreement has not yet been entered into. The borrower is subject to certain requirements regarding management of the Mortgaged Property and borrower that were required by certain United States agencies in connection with the acquisition of the Mortgaged Property by the borrower.

●	With respect to the Griffin Portfolio—CHRISTUS Health HQ Mortgaged Property (0.5%), the largest tenant, CHRISTUS Health, representing 97.8% of the NRA is a not-for-profit Catholic health care system.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart:

●	With respect to the William Penn Building Mortgage Loan (1.0%), the Mortgaged Property consists of 10,600 square feet of ground floor retail space and 20 multifamily units. 14 of the 20 multifamily units are leased by Flatbook USA Inc. dba Sonder (“Sonder”), each under an individual two to three year lease, which leases expire between April 1, 2019 and October 31, 2020. Sonder refurnishes the units and re-leases them to individuals. In addition, the Mortgage Loan was structured with a $1,000,000 earnout reserve, which is required to be released, provided no event of default exists under the Mortgage Loan, (A) on January 2, 2019, in an amount equal to the lesser of (1) the amount that, after giving effect to such disbursement, would result in a debt yield equal to 9%, (2) the amount that, after giving effect to such disbursement, would result in a loan to value ratio equal to 65%, and (3) $500,000; and (B) to the extent that any funds remain on deposit on each of January 2, 2020, January 2, 2021 and January 2, 2022, in an amount equal to the lesser of the amounts described in clauses (1) and (2) of clause (A) above. Any such funds that remain following the disbursement on January 2, 2022 are required to be used as leasing reserve funds.

Each of the mixed use Mortgaged Properties has one or more office, retail and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the 8900 Beverly Mortgage Loan (3.7%), the largest tenant at the related Mortgaged Property, Cedar Sinai Medical, which represents approximately 63.6% of the NRA, is a non-profit entity. The tenant uses its space at the Mortgaged Property, which is approximately a quarter mile from the main hospital operated by the tenant, for pre and post operation treatment for organ transplants, as well as for administrative offices.

●	In addition, with respect to the 8900 Beverly Mortgage Loan, such Mortgage Loan was structured with a $2,000,000 earnout reserve, which is required to be released to the related borrower provided that the following conditions are satisfied within four years of the loan origination date; the borrower enters into a lease for at least 2,700 square feet that are vacant as of the loan origination date, the tenant is in occupancy and open for business, and either all tenant improvements and leasing commissions have been paid and all free rent periods have expired, or sufficient funds have been retained in the earnout reserve to cover such amounts, and the debt yield is 8.5% or higher. If such conditions are not satisfied within four years of the loan origination date, the funds in the earnout reserve will be retained as additional collateral for the remaining term of the Mortgage Loan.

●	With respect to the Tri State Neighborhood Center Mortgaged Property (0.8%), the Mortgaged Property benefits from certain rights provided to the Mortgaged Property by two adjacent parcels of land (including a fire suppression cistern and leaching fields located on such adjacent properties), which parcels are owned by an affiliate of the borrower and were formerly owned by the borrower and by the borrower’s predecessor-in-interest. Historically, the borrower has paid certain expenses, including property taxes and insurance, on the adjacent parcels, and such costs have historically been included in expenses passed to tenants of the Mortgaged Property. Prior to the origination of the Mortgage Loan, the foregoing arrangement was not evidenced by a written, recorded easement. At origination, the borrower executed and recorded an easement documenting this existing arrangement. To mitigate the risk of any tenant claiming that the passing of such costs to tenants prior to recordation of an easement was improper, the Mortgage Loan documents include a recourse for losses related to any overpayment by any tenant or any other person or entity to the borrower of any common area maintenance charges or taxes against the borrower and the guarantor.

●	With respect to the Callahan Plaza Mortgage Loan (0.3%), the anchor tenant at the Mortgaged Property, which represents approximately 42.8% of net rentable square footage and approximately 44.0% of gross potential rent, is Winn-Dixie. Recent media reports have stated that the parent company of Winn-Dixie (which has previously been subject to bankruptcy proceedings) may be close to default on its debt and may be considering a Chapter 11 bankruptcy filing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties set forth in the below chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Allocated Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Radisson Blu Aqua Hotel	$44,000,000	3.8%	12/31/2031	11/1/2027	N/A	Yes
Marriott Charlotte City Center	$30,000,000	2.6%	12/31/2042	6/1/2022	N/A	Yes
Rochester Hotel Portfolio––Rochester Marriott	$15,214,286	1.3%	11/6/2030	11/6/2027	N/A	No
Rochester Hotel Portfolio––Residence Inn Rochester	$4,285,714	0.4%	10/26/2024	11/6/2027	N/A	Yes
Fairfield Inn & Suites – Panama City Beach	$9,786,015	0.8%	7/31/2036	12/1/2027	N/A	No
Hampton Inn & Suites Shelby	$9,495,404	0.8%	2/28/2033	12/1/2027	N/A	No
Hampton Inn Glenwood Springs	$8,271,417	0.7%	12/31/2032	12/1/2027	$950,000	No
Best Western Plus – Chalmette(2)	$5,592,009	0.5%	11/30/2018	12/1/2027	$60,600	Yes
AHIP Northeast Portfolio I––Hilton Garden Inn – Baltimore White Marsh	$4,179,839	0.4%	6/30/2032	7/6/2027	$894,271	No
AHIP Northeast Portfolio I––Homewood Suites – Allentown West Fogelsville	$2,825,807	0.2%	6/30/2032	7/6/2027	$1,440,682	No
AHIP Northeast Portfolio I––Courtyard by Marriott – Wall at Monmouth Shores	$2,766,936	0.2%	5/15/2032	7/6/2027	$543,173	No
AHIP Northeast Portfolio I––SpringHill Suites – Arundel Mills BWI Airport	$2,708,064	0.2%	6/22/2026	7/6/2027	$256,766	No
AHIP Northeast Portfolio I––Homewood Suites – Dover Rockaway	$2,119,355	0.2%	6/30/2032	7/6/2027	$1,384,332	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Ann Arbor North	$327,604	0.0%	3/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Arlington Northeast Rangers Ballpark	$311,386	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Residence Inn Toledo Maumee	$308,142	0.0%	6/1/2028	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Residence Inn Williamsburg	$295,168	0.0%	8/1/2019	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Waco South	$272,463	0.0%	8/1/2028	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Louisville Airport Fair Expo	$267,597	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Courtyard Tyler	$262,732	0.0%	7/1/2030	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hilton Garden Inn Edison Raritan Center	$262,732	0.0%	4/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hilton Garden Inn St Paul Oakdale	$259,488	0.0%	6/1/2025	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Residence Inn Grand Rapids West	$256,245	0.0%	10/1/2029	6/1/2027	$20,050	No
Starwood Capital Group Hotel Portfolio––Peoria, AZ Residence Inn	$254,623	0.0%	12/1/2018	6/1/2027	$27,609	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Bloomington Normal	$253,001	0.0%	11/1/2026	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Courtyard Chico	$248,136	0.0%	6/1/2031	6/1/2027	$500,000	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Kokomo	$240,027	0.0%	3/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites South Bend	$240,027	0.0%	3/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Courtyard Wichita Falls	$228,674	0.0%	12/1/2029	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Morehead	$222,187	0.0%	1/1/2030	6/1/2027	$132,000	No
Starwood Capital Group Hotel Portfolio––Residence Inn Chico	$215,700	0.0%	2/1/2025	6/1/2027	N/A	No

Mortgaged Property Name	Mortgage Loan Allocated Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Starwood Capital Group Hotel Portfolio––Courtyard Lufkin	$205,969	0.0%	10/1/2029	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Carlisle	$204,347	0.0%	2/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Springhill Suites Williamsburg	$204,347	0.0%	11/1/2019	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Fairfield Inn Bloomington	$202,725	0.0%	3/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Waco Residence Inn	$197,860	0.0%	10/1/2027	6/1/2027	$1,596,000	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Express Fishers	$184,885	0.0%	5/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Springhill Suites Chicago Naperville Warrenville	$170,289	0.0%	5/1/2033	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Paris	$168,667	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Toledo Homewood Suites	$168,667	0.0%	1/1/2030	6/1/2027	$928,620	No
Starwood Capital Group Hotel Portfolio––Grand Rapids Homewood Suites	$163,802	0.0%	1/1/2030	6/1/2027	$516,183	No
Starwood Capital Group Hotel Portfolio––Cheyenne Fairfield Inn and Suites	$152,449	0.0%	8/1/2029	6/1/2027	$936,000	No
Starwood Capital Group Hotel Portfolio––Fairfield Inn Laurel	$152,449	0.0%	4/1/2019	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Courtyard Akron Stow	$149,206	0.0%	10/1/2025	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Towneplace Suites Bloomington	$141,097	0.0%	3/1/2025	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Danville	$139,475	0.0%	2/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Norwich	$137,853	0.0%	2/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio – Hampton Inn Suites Longview North	$136,231	0.0%	2/1/2029	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Springhill Suites Peoria Westlake	$136,231	0.0%	5/1/2033	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Buda	$134,610	0.0%	1/1/2029	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Shawnee Hampton Inn	$134,610	0.0%	1/1/2030	6/1/2027	$1,111,435	No
Starwood Capital Group Hotel Portfolio––Racine Fairfield Inn	$131,366	0.0%	11/1/2021	6/1/2027	$113,193	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Selinsgrove Shamokin Dam	$128,122	0.0%	2/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Terrell	$121,635	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Westchase Homewood Suites	$117,730	0.0%	1/1/2030	6/1/2027	$2,901	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Tyler South	$116,770	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Huntsville	$111,904	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Sweetwater	$102,174	0.0%	1/1/2030	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Comfort Suites Buda Austin South	$85,956	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Fairfield Inn & Suites Weatherford	$81,090	0.0%	3/1/2029	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Altus	$65,709	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Comfort Inn & Suites Paris	$58,385	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Hampton Inn Suites Decatur	$55,870	0.0%	11/1/2028	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Holiday Inn Express & Suites Texarkana East	$51,738	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Mankato Fairfield Inn	$46,364	0.0%	12/1/2030	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Candlewood Suites Texarkana	$35,846	0.0%	8/1/2022	6/1/2027	N/A	No
Starwood Capital Group Hotel Portfolio––Country Inn & Suites Houston Intercontinental Airport East	$34,043	0.0%	8/1/2027	6/1/2027	N/A	No

(1)	With respect to Mortgage Loans secured by multiple Mortgaged Properties, represents the allocated loan amount of the applicable Mortgaged Property.

(2)	With respect to the Best Western Plus – Chalmette Mortgage Loan, the related Mortgaged Property is subject to a membership application and agreement with the franchisor, Best Western International, Inc. The agreement has a one-year term expiring on November 30th of each year with automatic one-year renewal upon satisfaction of certain terms and conditions set forth in the bylaws of Best Western International, Inc.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), 11 of the related Mortgaged Properties (0.4% by allocated loan amount) are Larkspur Landing branded hotels. The Larkspur Landing franchise is affiliated with the borrower sponsor, and there are no franchise agreements in place with respect to such Mortgaged Properties. There is a license agreement between the borrowers and an affiliate of the borrower sponsor to use the intellectual property associated with the Larkspur Landing brand. The Larkspur Landing licensing agreement for each individual Mortgaged Property may be terminated upon 60 days’ notice of termination by either the licensor or the licensee. The lender has received a comfort letter which provides that, upon the foreclosure, deed-in-lieu of foreclosure or appointment of a receiver for the Mortgaged Property, the lender has the right to continue using the license for a period of 12 months following any such realization or terminate the license without any fee. The comfort letter also grants the lender the right, but not the obligation, to cure defaults by the borrowers under the license agreement.

In addition, with respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), all 65 Mortgaged Properties are subject to operating leases with affiliates of the related borrowers. The operating lessees are parties to the loan agreement and have assigned their rights under each operating lease to surrender the leasehold, subleasehold or sub-subleasehold estates created by each such operating lease or to terminate or modify such operating lease, except that the Mortgage Loan documents allow the borrowers to modify the operating leases to reflect adjustments in the rents payable in connection with (x) the exercise of each renewal or extension option and/or (y) within 30 days of receipt of a market study transfer pricing report prepared by an approved accountant, provided that: (A) no event of default has occurred and is then continuing; (B) such change in rents is not reasonably expected to have a material adverse effect or materially impair the operation, value or use of any Mortgaged Property; (C) the borrowers provide the lender with executed copies of all applicable modification documents; (D) after taking into account any such rental increase or decrease, the aggregate rent payable under all operating leases is not less than the greater of: (I) an amount necessary to cause the debt service coverage ratio (as calculated in the Mortgage Loan documents) to be at least equal to 1.00x and (II) an amount sufficient to enable the borrower to pay the aggregate debt servicing obligations and operating expenses; and (E) after taking into account such increase or decrease, the rent payable under such operating lease is not greater than fair market rent with respect to each applicable Mortgaged Property, as reasonably determined by the borrowers in good faith based on their commercially reasonable business judgment. In addition, as long as no event of default is continuing, the borrowers may enter into immaterial, non-monetary modifications, in each case, without the consent of the lender.

●	2 Mortgaged Properties (1.8%) are not-flagged hospitality properties. The Kahler Grand Mortgaged Property (1.2%) and Kahler Inn & Suites Mortgaged Property (0.5%), are not operated pursuant to a franchise or similar agreement, but are operated under the “Kahler” brand, which is a trademark owned by the borrower which owns the Kahler Grand Mortgaged Property.

●	With respect to the following Mortgaged Properties, food and beverage revenue comprise greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
Radisson Blu Aqua Hotel	3.8%	40.4%(1)
Marriott Charlotte City Center	2.6%	25.7%(1)
Kahler Grand	1.2%	21.1%

(1)	Expressed as a percentage of Underwritten Revenues solely for the hotel portion of the Mortgaged Property.

●	4 Mortgaged Properties (8.9%), included among the 20 largest Mortgage Loans, consist in whole or part of hotel properties where new competitive supply is anticipated to be 75% or more competitive, as further described below.

○	With respect to the Kahler Grand Mortgaged Property (1.2%) and Rochester Marriott Mortgaged Property (1.3%),which constitute two of the four hotels securing the Rochester Hotel Portfolio, a 264-room Hilton located approximately 2 blocks from the Kahler Grand Mortgaged Property is under construction and expected to open in the second quarter of 2018, and, according to the related appraisals, is anticipated to be 100% competitive with such Mortgaged Properties.

○	With respect to the Radisson Blu Aqua Hotel Mortgaged Property (3.8%), a 218-room Hotel Julian is expected to open in July 2018, and according to the appraiser, this proposed hotel is expected to be directly competitive with the related Mortgaged Property.

○	With respect to the Marriott Charlotte City Center Mortgaged Property (2.6%), a 250-room Embassy Suites by Hilton opened in March 2017 and a 217-room Charlotte Kimpton opened in October 2017, and each new hotel was considered by the appraiser to be directly competitive with the related Mortgaged Property.

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (3.4%), the four hotel Mortgaged Properties compete with each other and with other hotels owned by the borrower sponsor.

●	With respect to the AHIP Northeast Portfolio I Mortgage Loan (1.3%), the borrower sponsor owns properties within a five-mile radius of 3 of the 5 Mortgaged Properties, including the AHIP Northeast Portfolio I - Hilton Garden Inn Baltimore White Marsh, AHIP Northeast Portfolio I - SpringHill Suites - Arundel Mills BWI Airport and AHIP Northeast Portfolio I - Courtyard by Marriott - Wall at Monmouth Shores Mortgaged Properties, that directly compete or are expected to directly compete with such Mortgaged Properties.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), as to approximately 40 of the Mortgaged Properties, the related borrower sponsor has an ownership interest in one or more hotel properties that are located or are expected to be located within 5 miles of the related Mortgaged Property that directly compete or are expected to directly compete with such Mortgaged Property.

●	With respect to the Fairfield Inn & Suites – Panama City Beach Mortgage Loan, the Hampton Inn & Suites Shelby Mortgage Loan, the Hampton Inn Glenwood Springs Mortgage Loan and the Best Western Plus – Chalmette Mortgage Loan (2.8%), in each case, an affiliate of the related sponsor has an ownership interest in one or more hotel properties that are located or are expected to be located within 5 miles of the related Mortgaged Property that directly or indirectly competes with the Mortgaged Property.

●	Hospitality properties may be particularly affected by seasonality. The Rochester Hotel Portfolio Mortgage Loan and Fairfield Inn & Suites – Panama City Beach Mortgage Loan (4.2%), each requires a seasonality reserve with both an initial deposit and additional deposits on an ongoing basis. Other hospitality properties may also be subject to seasonality, but seasonality reserves have not been required.

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (3.4%), certain employees working at the borrowers’ premises are union employees who participate in a pension plan. The property manager of the Mortgaged Properties is the sponsor of such pension plan but the borrowers are obligated to pay for the contributions to that plan for employees working at the borrowers’ premises, as well as related administrative expenses. In the event that the property manager were to terminate the pension plan with respect to the employees working at the borrowers, the borrowers could be subject to substantial liability under ERISA, including without limitation for any unfunded or underfunded pension liability. The potential liability is currently estimated to be approximately $2.1 million but could be substantially in excess of that amount, and may increase over time. If the pension plan were terminated and the plan was not fully funded, an ERISA lien could be placed on the Mortgaged Property, to which any owner of the Mortgaged Property (including the issuing entity if it took title to the Mortgaged Property) would be subject. The borrowers have covenanted not to effect any such termination action that would result in liability; provided that if termination of the pension plan with respect to the union employees working at borrowers’ premises is approved by the related union in connection with the establishment of a defined contribution plan (such as a 401(k)) for employees covered by its collective bargaining agreement, the pension plan is fully funded, and can be terminated in a standard termination under Section 4041 of ERISA, the pension plan may be terminated upon the lender’s reasonable consent. Liability for any underfunded pension obligations is joint and several and could be asserted against members of a plan sponsor’s controlled group. Therefore, borrowers could be liable for the pension obligations, if any, of members of its controlled group. Similarly, members of borrowers’ controlled group could be liable for borrowers’ pension obligations.

In addition, a portion of the pension plan relating to employees working at a textile and laundry services plant was spun off into a separate plan, in connection with the separation of the ownership of the hotel business and the textile/laundry services business and the separation of the employees of each business into separate union collective bargaining units. In the event that such spin off were determined to be invalid, the sponsor of the pension plan could have liability for any termination of the spun-off plan occurring within five years after the spin-off. The borrowers represented in the Mortgage Loan documents that such spin-off was effective in accordance with applicable legal requirements.

●	With respect to the Marriott Charlotte City Center Mortgaged Property (2.6%), the Mortgaged Property underwent a comprehensive, approximately $40.0 million renovation between March 2015 and August 2016. The owner during such period, Marriott International, renovated the hotel to implement its new “M Beta” concept. From April through December 2015, an average of approximately 34.0% of the rooms were offline each night, and from January 2016 through February 2016, an average of approximately 7.5% of the rooms were offline each night. The borrower acquired the Mortgaged Property from Marriott, and Marriott continues to manage the Mortgaged Property through a hotel management agreement. The borrower was required at origination to reserve $10,000,000 into a holdback reserve, which was required to be released to the borrower at such time that the property achieved a net operating income of $10,000,000 on a trailing 12 month basis. The reserve was released to the borrower in August 2017 in accordance with the Mortgage Loan documents.

●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties. With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●	The Spicetree Apartments Mortgaged Property (3.8%) is approximately 60% occupied by students.

●	The 521-523 East 72nd Street Mortgaged Property (3.0%) is a mixed-use property that includes 10 multifamily residential units. Five of the 10 units, representing approximately 5.3% of the net rentable area, are rent controlled units.

●	The Towers at University Town Center Mortgaged Property (1.7%) serves as an off-campus student housing for Howard University and Capitol Technology University.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties. With respect to the industrial properties set forth in the above chart:

●	With respect to the Gateway Net Lease Portfolio—Quad Packaging (Proteus) – Franklin Business Park and Gateway Net Lease Portfolio––Quad Packaging (Transpak) – Franklin Business Park Mortgaged Properties (0.2%), the related borrower and borrower sponsor currently own properties within a 5-mile radius which compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Manufactured Housing Community Properties. With respect to the manufactured housing community properties set forth in the above chart:

●	With respect to the Hillside Mobile Home Estates Mortgaged Property (0.4%), (i) the tenants lease their mobile home pads on a month-to-month basis, (ii) the Mortgaged Property is restricted to residents that are at least 55 years old and (iii) the borrower or an affiliate also owns four mobile homes, which may be released from the lien of the Mortgage Loan upon a sale to a tenant.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to certain of the Mortgaged Properties, one or more of the 5 largest tenants operates its space as a specialty use, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, Dental, Physical Therapy or Veterinary Offices or Clinics, Outpatient Facilities, Research or Diagnostic Laboratories or Health Management Services and/or Health Professional Schools	12	18.4%
Restaurant(1)	12	15.6%
Gym, Fitness Center or a Health Club	4	8.9%
Parking Garage	1	4.3%
Bank Branch	2	3.0%
Salon or Day Spa	2	1.7%
School or Educational Facility	1	0.8%

(1)	Excludes any hospitality Mortgaged Properties that may have a restaurant on-site

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft. /Rooms/Units(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)(2)	U/W NOI Debt Yield(1)	Property Type
90 Hudson	$70,000,000	6.0%	$301	2.04	x	60.2%	9.1%	Office
Valencia Town Center	$58,000,000	5.0%	$147	2.28	x	70.6%	14.3%	Mixed Use
The Woods	$57,500,000	4.9%	$108,637	5.01	x	29.6%	15.2%	Multifamily
Griffin Portfolio	$55,000,000	4.7%	$101	2.49	x	61.5%	10.2%	Various
Worldwide Plaza	$50,000,000	4.3%	$301	3.77	x	35.4%	14.2%	Office
Station Place III	$50,000,000	4.3%	$367	3.00	x	47.6%	11.9%	Office
Atrium Center	$50,000,000	4.3%	$392	2.05	x	53.5%	8.2%	Mixed Use
Sentinel Square II	$45,000,000	3.9%	$366	2.70	x	59.7%	9.0%	Office
Spicetree Apartments	$44,100,000	3.8%	$80,036	1.48	x	69.2%	9.1%	Multifamily
Radisson Blu Aqua Hotel	$44,000,000	3.8%	$191,617	2.24	x	54.5%	10.4%	Hospitality
Top 10 Total/Weighted Average	$523,600,000	44.9%		2.72	x	54.2%	11.2%

(1)	With respect to the 90 Hudson, The Woods, Griffin Portfolio, Worldwide Plaza, Station Place III, Atrium Center, Sentinel Square II and Radisson Blu Aqua Hotel Mortgage Loans, Loan per Sq. Ft./Rooms/Units, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s). The UW NCF DSCR, the Cut-off Date LTV Ratio and the U/W NOI Debt Yield including the related subordinate companion loan(s) are, with respect to the Worldwide Plaza Mortgage Loan, 1.75x, 69.0% and 7.3%, respectively.

(2)	With respect to the Griffin Portfolio, Atrium Center and Sentinel Square II Mortgage Loans, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. With respect to the Worldwide Plaza Mortgage Loan, the Cut-off Date LTV Ratio includes the value of the Amenity Parcel, which is not collateral for the Mortgage Loan. See “—Appraised Value”.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the 10 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include 7 Mortgage Loans (15.2%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Griffin Portfolio	$55,000,000	4.7%
Gateway Net Lease Portfolio	42,100,000	3.6
Rochester Hotel Portfolio	40,000,000	3.4
AHIP Northeast Portfolio I	14,600,000	1.3
Starwood Capital Group Hotel Portfolio	14,317,500	1.2
Fresenius Portfolio V	7,300,000	0.6
CityLine PA Portfolio	3,925,000	0.3
Total	$177,242,500	15.2%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to each of the Worldwide Plaza (4.3%), Center Promenade (1.9%) and 4400 PGA Boulevard (1.2%) Mortgage Loans, each of the related Mortgaged Properties is comprised of more than 1 parcel, which parcels are owned by separate borrowers or are not contiguous.

Three (3) groups of Mortgage Loans, (5.7%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1(1):
The Arbors	$21,175,500	1.8%
Metro Center V	12,900,000	1.1
Goodale Office	8,960,000	0.8
Total for Group 1:	$43,035,500	3.7%
Group 2:
Fairfield Inn & Suites – Panama City Beach	$9,786,015	0.8%
Best Western Plus - Chalmette	5,592,009	0.5
Total for Group 2:	$15,378,024	1.3%
Group 3:
CityLine PA Portfolio	$3,925,000	0.3%
CityLine BeCubed	3,575,000	0.3
Total for Group 3:	$7,500,000	0.6%

(1)	The borrower sponsors of the Goodale Office and Metro Center V Mortgage Loans are related (the “Related Sponsors”). The borrower under The Arbors Mortgage Loan is owned by a joint venture between the Related Sponsors and a second group of borrower sponsors, but may in the future be solely owned and/or controlled by the Related Sponsors.

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	19	$223,308,183	19.1%
New York	3	$119,000,000	10.2%
The District of Columbia	2	$95,000,000	8.1%
North Carolina	8	$86,431,142	7.4%
New Jersey	5	$84,949,022	7.3%
Pennsylvania	9	$77,760,280	6.7%
Texas	32	$73,969,058	6.3%
Illinois	8	$65,626,188	5.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 25 other states, with no more than 4.3% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

50 Mortgaged Properties, securing approximately 17.2% of the Initial Pool Balance by Allocated Loan Amount, are located in North Carolina, Texas, Florida and Louisiana, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), the Mortgaged Properties known as Starwood Capital Group Hotel Portfolio - Courtyard Tyler, Starwood Capital Group Hotel Portfolio - Courtyard Lufkin, Starwood Capital Group Hotel Portfolio - Hampton Inn Suites Buda, Starwood Capital Group Hotel Portfolio - Westchase Homewood Suites, Starwood Capital Group Hotel Portfolio - Holiday Inn Express & Suites Tyler South, Starwood Capital Group Hotel Portfolio - Holiday Inn Express & Suites Huntsville and Starwood Capital Group Hotel Portfolio - Comfort Suites Buda Austin South have experienced minor storm-related damage due to Hurricane Harvey. Repairs, to the extent required, have generally been completed or are substantially complete, except for Starwood Capital Group Hotel Portfolio - Courtyard Lufkin, as to which repairs to public spaces and approximately 10 guestrooms are in process. Starwood Capital Group Hotel Portfolio Country Inn & Suites Houston Intercontinental Airport East has been closed since August 27, 2017 due to Hurricane Harvey-related flooding and is expected to reopen in or around June 2018.

51 Mortgaged Properties, securing approximately 25.4% of the Initial Pool Balance by Allocated Loan Amount, are located in California and Texas and are more susceptible to wildfires.

23 Mortgaged Properties, securing approximately 19.4% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, all but one Mortgaged Property has a seismic expected loss no greater than 14%. The Village Square Mortgage Loan (0.6%) is located in the Alquist-Priolo Special Study Zone, and has a seismic expected loss of 32%.

Mortgaged Properties With Limited Prior Operating History

Each of the Atrium Center (4.3%), Sentinel Square II (3.9%), Oasis at Pavilion Park (3.1%), Olive Park Shopping Center (1.4%), Honey Creek Marketplace (1.1%), William Penn Building (1.0%), Fairfield Inn & Suites – Panama City Beach (0.8%) and Hampton Inn & Suites Shelby (0.8%) Mortgage Loans are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-Off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

The Gateway Net Lease Portfolio (3.6%) and Fresenius Portfolio V (0.6%) Mortgage Loans are secured by Mortgaged Properties that are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Each of the Center Promenade (1.9%) and 4400 PGA Boulevard (1.2%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

With respect to each of the Metro Center V Mortgage Loan (1.1%) and Goodale Office Mortgage Loan (0.8%), the related borrower sponsors have the one-time right to create an additional borrower to co-own the Mortgaged Property with the existing borrower as tenants-in-common. In the case of each such Mortgage Loan, the additional borrower is required to be owned and controlled by one of two specified existing non-recourse carveout guarantors and to own not more than a 7.00% interest in the Mortgaged Property. In addition, in each case, the related Mortgage Loan documents provide that if a tenant-in-common structure is entered into, the tenant-in-common borrowers must enter into a specified form of tenant-in-common agreement, must waive their right to partition and the two key principal non-

recourse carveout guarantors must provide a non-recourse carveout guaranty with respect to the additional borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of the Worldwide Plaza (4.3%), 156-168 Bleecker (2.9%), 4400 PGA Boulevard (1.2%), Afton Village (0.5%) and Gateway Net Lease Portfolio – Comcast (0.1%) Mortgage Loans are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

●	With respect to the Worldwide Plaza Mortgage Loan (4.3%), the collateral for the Mortgage Loan includes (i) one borrower’s fee interest in an office building in New York, New York, and (ii) the pledge of certain loans, together with a collateral assignment of the mortgages securing such loans, held by an indirect subsidiary of the second borrower and relating to the adjacent Amenity Parcel. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with the Worldwide Plaza Mortgage Loan.” A portion of the Amenity Parcel is comprised of three commercial units in a condominium, which units constitute the garage unit (approximately 132,000 square feet), the health club unit (approximately 35,000 square feet), and the retail unit (approximately 18,000 square feet) (collectively, the “Commercial Units”). The owner of the Amenity Parcel has a 26.5749% aggregate percentage interest in the common elements of the condominium, and the remaining interest is owned by the owners of the residential and residential-related units (together, the “Residential Units”). The Commercial Units and the Residential Units are the only condominium units in the condominium. The condominium board consists of 7 members, 4 elected by the Residential Units (the “Residential Board”) and 3 elected by the Commercial Units (the “Commercial Board”). The Residential Board makes decisions that only affect the Residential Units and the Commercial Board makes decisions that only affect the Commercial Units. Any decision affecting the common elements, or a decision made by the Residential Board that would adversely affect the Commercial Units, and vice versa, is required to be made by the Condominium Board collectively. With respect to any such decision to be made by the condominium board collectively, the Commercial Units can be outvoted; and therefore, the borrowers do not control the condominium.

The borrowers are required to cause the owner of the Amenity Parcel to pay all common charges and other assessments as required by the condominium documents in respect of the Amenity Parcel as and when the same are due and payable and are required promptly, following written demand, to deliver to the lender evidence of such payments. The borrowers may not cause or permit the owner of the Amenity Parcel, without first obtaining the lender’s prior reasonable written consent, to (i) vote for, consent to or permit to occur any material amendment to any material provision of the condominium documents; except amendments required to be made by applicable legal requirements; (ii) in the event of damage to or destruction of the Amenity Parcel, vote in opposition to a motion to repair, restore or rebuild, unless the debt will be repaid in full pursuant to the provisions of the Mortgage Loan documents; (iii) consent to the termination of the condominium; or (iv) vote in favor of the imposition of any material special assessment for capital improvements pursuant to the condominium documents. The borrowers are required to cause the owner of the Amenity Parcel to (i) fully and faithfully observe, keep and perform, in all material respects, each and every material requirement, condition, covenant, agreement and provisions of applicable law and under the condominium documents, and (ii) promptly deliver to the lender a copy of any written notice of default received by it with respect to its obligations under applicable law and the condominium documents.

●	With respect to the Radisson Blu Aqua Hotel Mortgaged Property (3.8%), the borrower owns the portion of the building consisting of the lobbies, a ballroom, an office used for the hotel, and a

334-room hotel, located throughout the floors 1, 2, 4 and 18, and is licensed to use the amenities areas located on the floors 2 and 3 and owned by the apartment component owner (“Apartment Owner”). The remainder of the building consists of retail units, 262 residential condominiums and 474 multifamily apartment units, each consisting of a separate and distinct parcel and owned by a third party. The building is subject to a certain Declaration of Covenants, Conditions, Restrictions and Easements dated May 15, 2009 (as amended from time to time, the “REA”) and recorded June 4, 2009. The REA provides for non-exclusive easements for access, ingress, egress, maintenance, support and shared equipment, among other rights. Each unit owner is required to insure its own unit for an amount equal to 100% of the full replacement cost and rent loss insurance. In the event of a casualty or condemnation, insurance proceeds or condemnation awards are required to be delivered to an owner’s mortgagee to be disbursed to a depositary for the purpose of disbursing proceeds in accordance with the REA, and the owner is required to repair and restore the parcel. For any casualty where more than one parcel is affected, the owners of such parcels are responsible for the repair and restoration by a contractor selected jointly by the owners. Excess insurance proceeds or deficiencies are required to be distributed or collected from the owners in proportion to the facilities damaged. Following a total casualty, all parcel owners (and their mortgagees) may agree not to restore the building, and insurance proceeds are required to be distributed pro rata under the REA. The amenities area, which includes the spa, fitness center, swimming pools and exterior deck, is located on floors 2 and 3 and is owned and controlled by the Apartment Owner. The borrower, as the owner of the hotel, has the right to use the amenities pursuant to a license agreement with Apartment Owner (which license agreement, including the fee, is subject to the sole discretion of Apartment Owner). The Apartment Owner does have the right to terminate the license agreement following an event of default under the agreement following applicable notice and cure periods, which could result in a loss of access to the amenities for the borrower. The term of the license agreement will expire on the earlier of the date that is 90 days following notice from the borrower that it elects to terminate the license agreement or the expiration of the related hotel management agreement between the borrower and the hotel manager. Under the REA, the lender is entitled to (i) notice of default under the REA sent to the borrower, (ii) delivery of proceeds of any claim under an insurance policy or condemnation award required to be given to the borrower to be disbursed in accordance with the terms of the REA, (iii) the right to appoint an arbitrator in place of the borrower in the event of a dispute under the REA, and (iv) the right to cure a default by the borrower in the same time frame as the borrower may perform a cure, plus an additional 20 days. Amendments to the REA require the consent of all owners. In addition, under the REA, each owner is required to share in the proportional expense associated with services provided by Apartment Owner for the joint benefit of all owners.

●	With respect to the 156-168 Bleecker Mortgage Loan (2.9%),the Mortgaged Property is subject to a condominium regime. The condominium regime consists of two units: the “commercial unit” (which the borrower owns and is the collateral for the Mortgage Loan) and the “residential unit” (which is not collateral for the Mortgage Loan). The commercial unit consists of portions of the basement and first floor of the building and controls 15.57% of the common interest of the condominium. The residential unit is a residential coop which consists of portions of the 2nd through 10th floors of the building with 189 apartments. The residential unit controls 84.43% of the common interest of the condominium. The residential unit owner controls the condominium board, which consists of 5 members (4 of the members are the representatives of the residential unit and 1 of the members is the representative of the commercial unit). The commercial unit owner does not have veto rights over board decisions. However, the board has agreed in an estoppel agreement that it would only impose assessments against the commercial unit owner that are either (i) divided pro rata among the unit owners based on their respective interests in the condominium or (ii) commercially reasonable and made in good faith.

In addition, in the event the Mortgaged Property is subject to a significant casualty that damages up to 75% of the rentable space of the building, the residential unit owner would have the power to elect not to restore the building, in which case either unit owner could cause an action for partition and the proceeds of the sale of the Mortgaged Property would be divided between the unit owners based on their common interest in the land value. Pursuant to an insurance agreement entered into among the residential owner, the borrower and the condominium board, if the Mortgaged Property was not restored after a significant casualty, a portion of the casualty policy ($35,000,000) procured by the board would be shared jointly between each unit owner based on their respective common interests, and a portion ($20,000,000) would belong only to the borrower. The portion of the casualty policy that is shared jointly can be increased, but only to the extent that the borrower’s portion is not decreased by more than $0.15 for each dollar that the joint portion is increased. If the commercial condominium’s portion of the insurance proceeds and Mortgaged Property sale were to be less than the loan principal balance, a loss would be experienced on the Mortgage Loan in the amount of the shortfall. If the residential unit owner were to elect to restore the building, the board would be required to conduct the restoration and all of the insurance proceeds would be required to be held with an insurance trustee. With respect to a condemnation of the common elements, any award is required to be used to restore the Mortgaged Property, unless the residential owner elects not to restore, in which case the award is required to be divided between the residential and commercial units based on their respective interests in the common elements.

●	With respect to the 4400 PGA Boulevard Mortgage Loan (1.2%), the Mortgaged Property constitutes the office unit in a two-unit condominium; the Mortgaged Property covers 30% of the condominium property) and an adjacent hotel property constitutes the other unit and covers 70% of the condominium property. The borrower owns its entire unit, maintains insurance on its unit and controls its unit. Each unit is its own parcel and owned in fee simple. The borrower does not control the condominium board. However, any “major decision” (which includes any decision altering the annual capital expenditure budget, the adoption of the annual operating budget, any modification to the common elements that materially and adversely affects the office unit, access to and/or number of parking spaces located within the shared parking garage, and imposing any material restriction on ingress or egress of the office unit) requires the approval of the office unit owner. Further, no amendment to the condominium declaration may be adopted without the prior written consent of all institutional first mortgagees (the condominium association has recognized the lender as such in an estoppel).

●	With respect to the 1114-1126 Lake Street Mortgaged Property (1.1%), the Mortgaged Property consists of the first three floors of a building below a residential condominium. A declaration governs the relationship between the Mortgaged Property and the non-collateral parcels. Each parcel owner is generally responsible for the maintenance and repair of its own parcel, provided that the owner of the non-collateral condominium parcels is responsible for maintenance of the exterior of the building and certain other systems, and an owner providing services to the other owners pursuant to the declaration invoices the other owners for their respective shares of the costs. With respect to any casualty or condemnation resulting in proceeds or an award in excess of $50,000, any mortgagee of the affected property has the right to appoint a depositary to hold the proceeds and disburse them for restoration of the property. Proceeds and awards under $50,000 are paid directly to the parcel owner suffering the casualty, and the parcels are required to be restored following a casualty. The related lender is permitted under the terms of the related declaration to name itself as the depositary, and the related Mortgage Loan documents require the related lender to hold proceeds in excess of five percent of the outstanding principal amount of the Mortgage Loan. The owner of the non-collateral parcels provides the insurance required pursuant to the Mortgage Loan documents with respect to the entire building, to which the related borrower contributes its share of the cost.

●	With respect to the Afton Village Mortgage Loan (0.5%), the Mortgaged Property is comprised of twenty separate condominium units located in six buildings, which represent units in four separate condominiums. With respect to each of such condominiums, the borrower has the right to appoint two of five directors, and to vote on a third of the five. The borrower owns a majority interest in one of the condominiums (representing four units) and a minority interest in each of the other three condominiums (representing 15 units). Accordingly, the borrower does not control the condominiums. The board of directors of each condominium insures the common elements and holds the insurance proceeds, and is generally required to restore the Mortgaged Property following a casualty.

●	With respect to the Gateway Net Lease Portfolio—Comcast Mortgaged Property (0.1%), the Mortgaged Property consists of one unit in a three unit condominium (representing an approximately 33.33% pro rata share of the common elements). The other two condominium units are not collateral for the Mortgaged Property. Each unit owner is a member of the association, and each of the three units is entitled to one vote in the condominium association. The related condominium board consists of three directors elected by the unit owners, and the condominium board is not controlled by the borrower. The condominium declaration generally provides that all approvals or actions permitted to be taken by the association may be taken by the board of directors of the association without a vote of the unit owners. However, the following actions require the majority approval of the unit owners: (i) all decisions that would affect the pro rata share allocated to the borrower’s unit; or (ii) any amendment to the declaration that would modify or alter any unit boundaries, remove any limited common elements as being reserved to the exclusive use of the particular unit; alter or remove any easements for common areas, ingress, egress or parking, amend any provisions related to mortgagees, or change voting interests or shares in the common elements or common expenses or the association organizational documents. In the event of a casualty where the total estimated cost to repair the condominium exceeds the combined fair market value of all the units, the condominium may be terminated by the approval of at least two-thirds of the total voting interests.

With respect to the Rochester Hotel Portfolio Mortgage Loan (3.4%), the Rochester Marriott Mortgaged Property (1.3%), one of the four related Mortgaged Properties, is structured as a vertical subdivision. A subterranean portion of the property (located at the subway level) which is rectangular in shape and is approximately 70’ by 130’ (the “Rochester Marriott Foundation Parcel”) was conveyed to the Mayo Foundation, pursuant to a Declaration of Air and Subsurface Rights (the “Rochester Marriott Declaration”), a deed, and a First Refusal and Option Agreement (the “Rochester Marriott ROFR Agreement”). The related borrower owns the land below the Rochester Marriott Foundation Parcel and the building and airspace above the Rochester Marriott Foundation Parcel.

The Rochester Marriott Declaration provides that each parcel owner is responsible for the real estate taxes on such parcel owner’s parcel; however, if real estate taxes are not separately levied and assessed, the Mayo Foundation is responsible for 5% of the real estate taxes, which are reimbursable to the related borrower if paid by such borrower (or, upon notice, the related borrower and the Mayo Foundation may deliver jointly payment to the taxing authority). At the time of the closing of the Rochester Hotel Portfolio Mortgage Loan, the Rochester Marriott Foundation Parcel does not constitute a separate tax parcel; however, a tax parcel endorsement was obtained from the title company with respect to the Mortgaged Property.

The Rochester Marriott Declaration also provides for various cross easements, maintenance obligations and access rights relating to the use and operation of the two parcels. The related borrower is responsible for insuring the entire property (in which case the Rochester Marriott Foundation Parcel owner, upon demand, must pay 5% of the cost) unless the Rochester Marriott Foundation Parcel owner has elected to separately insure (or elects to self-insure, which it is permitted to do so long as the Mayo Foundation owns the Rochester Marriott Foundation Parcel). The Rochester Marriott Declaration provides that the loan documentation for a mortgage of record of the Mortgaged Property controls the disposition of insurance proceeds other than those allocable to the damage or loss of the improvements on the Rochester Marriott Foundation Parcel; however, the disposition of funds in accordance with the loan documentation does not release the related borrower from performing its obligations. In the event of a condemnation, each of the borrower and the owner of the Rochester Marriott Foundation Parcel may make its own claims with respect to its parcel as applicable and is required to restore its own portion of the property to a complete architectural unit except as follows. Within 120 days following any significant casualty or condemnation, the related borrower is required to determine whether restoration of the building at the Mortgaged Property is economically feasible and if it determines it is not, then it is required to cause the entire building to be demolished. If it determines restoration is feasible or elects to rebuild following demolition, then the entire building (including the improvements on the Rochester Marriott Foundation Parcel) is required to be restored or rebuilt, and, in the case of casualty the Rochester Marriott Foundation Parcel owner is required to make any net insurance proceeds it receives available for restoration, and if such insurance proceeds are insufficient, to deposit additional funds to the extent of the shortage of funds needed to fully restore the Rochester Marriott Foundation Parcel.

The Rochester Marriott ROFR Agreement provides that the owner of the Mortgaged Property has (I) an option to purchase the Rochester Marriott Foundation Parcel on December 31, 2023 at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with a fair market valuation process, (ii) if the owner of the Rochester Marriott Foundation Parcel desires to sell all or a portion of it, or receives a bona fide third party offer that it is willing to accept, both (x) a right of first refusal to purchase the Rochester Marriott Foundation Parcel and (y) an option to purchase the Rochester Marriot Foundation Parcel at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with a fair market valuation process and otherwise upon the terms and conditions set forth in the Rochester Marriott ROFR Agreement, and (iii) an option to purchase the Rochester Marriott Foundation Parcel if the owner of the Mortgaged Property intends to demolish the Marriott hotel thereon at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with a fair market valuation process. The Mortgage Loan documents prohibit the borrower from exercising any of such options or rights without the lender’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	166	$1,094,778,062	93.9%
Leasehold	7	71,599,946	6.1
Total	173	$1,166,378,009	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

The 90 Hudson (6.0%), Gateway Net Lease Portfolio (3.6%), Lehigh Valley Mall (3.6%), Miracle Mile Shopping Center (2.4%) and Towers at University Town Center (1.7%) Mortgaged Properties are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in all or a portion of the related Mortgaged Property and (y) one or more fee interests in all or the remaining portion of the related Mortgaged Property, as applicable.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2, Annex D-3 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Valencia Town Center Mortgage Loan (5.0%), the related ground lease provides that the lender’s consent is not required for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, and not affecting the economics of the lease.

With respect to the Gateway Net Lease Portfolio—GoDaddy (0.2%) and Gateway Net Lease Portfolio—Hitachi (0.1%) Mortgaged Properties, the ground leases do not include no merger clauses, which restrict the merging of the fee and leasehold estates without the consent of the leasehold mortgagee. With respect to the Gateway Net Lease Portfolio—Sikorsky Aircraft R&D Facility Mortgaged Property (0.1%), the ground lease allows for amendments to the lease without the lender’s consent. For each of these Mortgaged Properties, the lender required the borrower to include a special member in its organizational structure, and the consent of the special member is required for any transfer that would result in a merger of the fee and leasehold estates with respect to the Gateway Net Lease Portfolio—Hitachi and Gateway Net Lease Portfolio—GoDaddy Mortgaged Properties, or any amendment, modification, alterations or surrender of the ground lease. The Mortgage Loan documents provide a loss recourse carveout in the event any of the related individual borrowers terminates such special members without the prior written consent of the lender. In addition, the ground lease for the Gateway Net Lease Portfolio—Hitachi Mortgaged Property expires on April 13, 2040, which is not more than 20 years beyond the stated maturity date of the Mortgage Loan.

With respect to the Griffin Portfolio–State Farm Regional HQ Mortgaged Property (0.9%),such Mortgaged Property is subject to a revenue bond lease structure; however, the related borrower has obtained a joinder to deed to secure debt from the Dunwoody Development Authority in order to grant a first priority lien on the fee interest in such Mortgaged Property.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 10 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Spicetree Apartments Mortgaged Property (3.8%), the Phase I ESA for the Mortgaged Property recommended radon mitigation followed by confirmation sampling to address elevated radon levels identified in buildings four and seven located on the Mortgaged Property. The Phase I ESA identified levels of radon in samples collected from the two buildings above the EPA action level of 4.0 picoCuries per Liter (pCi/L) for radon in residential dwellings. Subsequent retesting also revealed radon concentrations above the action level. To address the elevated levels of radon, the related borrower has elected to conduct radon mitigation followed by confirmation sampling of all ground floor units within the affected buildings. The consultant conducting the radon mitigation has provided an estimate of $11,300 total to conduct radon mitigation, install radon mitigation systems, and conduct confirmatory sampling. The estimated cost of mitigation was escrowed at origination of the Mortgaged Loan.

●	With respect to the Radisson Blu Aqua Mortgage Loan (3.8%), the ESA indicates that the Mortgaged Property (including the surrounding 25 acres) was formerly used as a railroad freight yard with boat slips as early as 1938. Additionally, the area was filled in with fill material that is believed to have originated from the Chicago Fire in 1871. The entire area has undergone several rounds of remediation and was enrolled in the Illinois Site Remediation Program. The City of Chicago’s groundwater ordinance prohibits the use of groundwater as potable water. The ESA notes that an engineering barrier was put into place to address the issue of ingestion via soil. The property building has a concrete foundation which acts as the engineering barrier. The ESA notes that the Mortgaged Property received a comprehensive No Further Remediation Letter in May 2009, contingent on the engineering and institutional controls. Based on the letter and the assumed continued implementation of the institutional and engineering controls, the ESA characterized the Mortgaged Property’s listings as a controlled recognized environmental condition.

●	With respect to the Miracle Mile Shopping Center Mortgage Loan (2.4%), the ESA indicates that a dry cleaner previously operated at the Mortgaged Property from 1992-2000. Subsurface investigations performed in 2005 identified dry cleaning solvents in soil at a concentration which exceeded state regulatory exceedance thresholds. According to the ESA, groundwater was not encountered during the 2005 investigation. Sub-slab soil gas sampling and indoor air sampling was also conducted as part of a vapor intrusion investigation in 2013. While solvents were identified in several samples in certain tenant spaces, none of the concentrations exceeded the indoor air criteria for residential and non-residential properties. A sub-slab depressurization system was installed in the former dry cleaner space as a precautionary measure regarding vapor intrusion in July 2014. The ESA characterized the presence of impacted soils at the Mortgaged Property as a REC, but concluded that based on the results of the vapor testing and the sub-slab depressurization system, there were no vapor intrusion concerns at the time. The ESA advised that additional actions may be required if any of the soils in the area are disturbed in the future and recommended that the borrower continue to operate and maintain the existing sub-slab depressurization system. In addition, the guarantor did not execute the environmental indemnity agreement, and the borrower is the sole party to the indemnity. The borrower obtained an environmental insurance policy against claims for pollution and remediation legal liability from Steadfast Insurance Company, which has a rating of A+XV by AM Best and AA- by S&P, with individual and aggregate claim limits of $5 million and a $25,000 deductible. The policy names the lender as an additional insured. The policy expires on September 7, 2030.

●	With respect to the Two Harbor Point Square Mortgage Loan (1.3%), the Phase I ESA identifies as a controlled recognized environmental condition (“CREC”) impacts to soil and groundwater associated with historical activities conducted on site by Connecticut Light & Power (CL&P). According to the Phase I ESA, the Mortgaged Property is part of a larger, 25-acre property historically owned and occupied by CL&P, and historically operated as a coal-gas plant, a carbureted water-gas plant, a coal carbonization plant, an electric generating station, a welding shop and automobile garages, among other things. The former CL&P property has undergone extensive environmental investigation since 1985, which identified impacts to soil and groundwater associated with historic on-site activities. In 2005, during the transfer of ownership of the larger CL&P property, including the Mortgaged Property, the property was deemed an “establishment” subject to the provisions of the Connecticut Transfer Act, under which the Connecticut Department of Energy & Environmental Protection (“CTDEEP”) retained regulatory oversight. CTDEEP later certified the larger property as a Brownfield site. Extensive remediation has since been conducted at the former CL&P property, including the land under the Mortgaged Property. On March 30, 2016, an environmental land use restriction (“ELUR”) was filed with the City of Stamford for the former CL&P 25-acre property. The ELUR prevents the disturbance of the engineered controls, including vapor barriers and a sub-slab ventilation system, established at the former CL&P 25-acre property, and requires post-remediation groundwater monitoring at the overall 25-acre property to evaluate the effectiveness of the engineered controls. Given the extensive investigation and remediation conducted at the larger CL&P property, including the Mortgaged Property, and the engineering and institutional controls placed on the larger property, including the Mortgaged Property, the Phase I ESA consultant determined that the known impacts to soil and groundwater at the site did not warrant any additional investigation. However, the Phase I ESA consultant recommended the periodic review of monitoring data for the former CL&P facility as a best management practice. Pursuant to the related environmental indemnity, the borrower and the guarantor are required to perform all maintenance work with respect to the engineered controls placed over impacted soil at the Mortgaged Property.

●	With respect to the Tri State Neighborhood Center Mortgage Loan (0.8%), the ESA indicated that, based on reports prepared by prior consultants, a dry cleaner formerly located in the Tri-State Mall operated from 1969, when the mall was constructed, until 1996. Groundwater contamination from solvents related to dry cleaning operations was detected in one overburden potable water supply well, which was taken out of service in September 1992. The ESA provides that an environmental engineer was retained by the prior owner of the Mortgaged Property in 2014 to investigate soil and groundwater contamination from the former dry cleaner. To date, such environmental engineer has completed and submitted to the state environmental agency a Remedial Investigation Report (RIR), Remedial Action Workplan (RAW), a Permit by Rule Application, and a classified exception area/well restriction area (CEA/WRA) for the site groundwater, all of which have been accepted and approved by the state environmental agency. The ESA provided an estimated cost for remediation, which ranged from a low end estimate of $890,662 to a high end estimate of $1,039,957, and the ESA noted that approximately $359,139 had been reportedly spent at the time of the ESA. At origination, the borrower was required to reserve $1,021,500 into an environmental reserve for costs and expenses in completing the remaining remediation work. In addition, the guarantor did not execute the environmental indemnity agreement, and the borrower is the sole party to the indemnity. The borrower obtained an environmental insurance policy against claims for pollution and remediation legal liability from Illinois Union Insurance Company, which has a rating of A++XV by AM Best, AA by S&P and Aa3 by Moody’s, with individual claim limits of $5 million, an aggregate claim limit of $15,000,000 and a $25,000 deductible. The policy names the lender as an additional insured, and, except with respect to the environmental remediation work, the lender will pursue a claim against such policy prior to invoking its rights against the borrower for environmental loss or damage. The current policy has an expiration date of November 1, 2022.

●	With respect to the Starwood Capital Group Hotel Portfolio–Hampton Inn Morehead Mortgaged Property (0.0%), the ESA recommended that a ground penetrating radar survey and/or magnetometer survey be conducted to determine whether any underground storage tanks associated with the former presence of a gasoline service station remain at the Mortgaged Property, and that the borrower conduct a limited subsurface investigation to characterize any impacts to soil and/or groundwater. The ESA provided an estimated cost of $12,000-$17,000 in connection with such recommendations. With respect to the Starwood Capital Group Hotel Portfolio–Hampton Inn Carlisle Mortgaged Property (0.0%), the ESA recommended that a file review be conducted at the applicable state agency in order to determine the current status of a leaking underground storage tank case associated with the Mortgaged Property due to the former presence of a gasoline service station at the Mortgaged Property. The ESA provided an estimated cost of $1,000 to conduct the review. At origination, the related borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation in connection with the RECs at such Mortgaged Properties. The policy has individual and aggregate claim limits of $1.0 million and a $25,000 deductible. The current policy has an expiration date of May 24, 2030. The policy was prepaid at origination of the Mortgage Loan and was provided by Great American E&S Insurance Company, which is rated A+ by S&P.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property

Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the 90 Hudson Mortgage Loan (6.0%), the borrower has the right to perform certain improvements and alterations to the lobby of the building under the Mortgage Loan documents without the lender’s consent. To the extent the cost of performing such work would exceed $2,000,000, the borrower is required to deposit an amount equal to the cost of performing such work as reasonably estimated by the borrower (and confirmed by the lender, with such confirmation not to be unreasonably withheld). The potential lobby renovations include new flooring throughout the main lobby and elevator corridor, turnstile addition before the elevator corridor, new and updated furnishings throughout the lobby, wall treatments and/or removal of wood paneling and painting the ceiling. The borrower has the right to deliver one or more letters of credit from time to time in lieu of the deposits required by the Mortgage Loan into the lobby work reserve.

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (3.4%), the borrowers are required to deposit into a reserve account held by the lender (the “Rochester Hotel Renovation Reserve”) on each monthly payment date for the first 30 monthly payment dates an amount equal to (i) $500,000 plus (ii) the amount that would have been required to be deposited into the furniture, fixtures and equipment reserve for the Kahler Grand Mortgaged Property (1.2%) and the Kahler Inn & Suites Mortgaged Property (0.5%) on such date to fund renovation work at the Kahler Grand Mortgaged Property and the Kahler Inn and Suites Mortgaged Property (which is generally equal to 5% of the projected rents for the prior month, excluding income from retail leases, as set forth in the approved annual budget). The preliminary proposed renovation scope of work and budget are attached to the loan agreement for the Rochester Hotel Portfolio Mortgage Loan. The borrowers are required to submit a final renovation budget and scope of all renovation work (plus a detailed scope of work, schedule, budget and plans (if applicable) for at least the first component to be commenced) for lender approval (in its reasonable discretion except, to the extent such reduces the preliminary scope, in the lender’s sole discretion) within 12 months after the loan origination date and are required to commence at least one of the components no later than 15 months after the loan origination date. Thereafter, the borrowers are required to submit a detailed scope of work, schedule, budget and plans (if applicable) for each component prior to commencement for lender approval (in its reasonable discretion except, to the extent such reduces the preliminary scope, in the lender’s sole discretion). The renovation work is anticipated to include eight distinct components, consisting of the (i) Kahler Grand towers rooms renovation, (ii) the Kahler Grand regular rooms renovation, (iii) Kahler Grand bathroom renovation, (iv) Kahler Grand exterior work and lobby upgrades, (v) the Kahler Grand extended stay room conversions (converting approximately 140 rooms into approximately 66 extended stay rooms), (vi) the Kahler Grand ADA room conversions (converting approximately 44 rooms into approximately 18 ADA-compliant rooms), (vii) the Kahler Inn & Suites room renovations and (viii) the Kahler Grand and Kahler Inn & Suites public space renovation. The foregoing items (i)-(iv) are required to be completed within 36 months of the loan origination date and the remaining restoration work is required to be completed within 54 months of the loan origination date. In order for the borrowers to commence renovation work on any one component, the Rochester Hotel Renovation Reserve is required to be funded with at least 110% (115% in the case of each room conversion project) of the budgeted amount for such component (plus 110% (or 115% in the case of each room conversion project) of the remaining budgeted amounts for all components for which renovation work is then being performed). At any time the Rochester Hotel Renovation Reserve balance does not equal at least 110% (115% in the case of each room conversion project) of the remaining budgeted amounts for all components for which renovation work is then being performed, all excess cash flow is required to be swept until sufficient excess cash flow has been deposited into the Rochester Hotel Renovation Reserve to equal or exceed the foregoing required amount. In addition, within 60 days after notice from the lender that the Rochester Hotel

Renovation Reserve balance is less than 100% of the budgeted amounts for all components for which renovation work is then being performed), the borrowers are required to deposit the shortfall into the Rochester Hotel Renovation Reserve. Failure to make such deposit will result in an event of default.

The preliminary proposed renovation scope identified in the loan agreement for the Rochester Hotel Portfolio Mortgage Loan is general in nature, and has a preliminary proposed budget of approximately $18.6 million. The borrowers are not required to adhere to such preliminary scope of work (or any of its separate components) or preliminary proposed budget, in submitting a proposed work scope and budget to the lender; however, such proposed work scope and budget are subject to lender’s reasonable approval (or, to the extent the proposed scope of work reflects a reduction from the preliminary scope of work, the lender’s approval in its sole discretion; provided that if the borrowers determine not to proceed with the extended stay or ADA room conversions, they are required to submit an alternate renovation scope of work for the rooms that would have been converted, which is subject to the lender’s reasonable approval. Because the final scope of renovation work has not been identified or escrowed for at loan closing, we cannot assure you of what the scope of work will consist of, what the budget will be, whether the reserve will be funded as required, or whether the required monthly payments or any excess cash flow sweep will be sufficient to fund the renovation work.

In addition, with respect to the Rochester Hotel Portfolio Mortgage Loan, as to the Rochester Hotel Portfolio-Residence Inn Rochester Mortgaged Property (0.4%), because the related franchise agreement expires in 2024, it is expected that a PIP will be required in connection with the renewal or replacement of the franchise agreement. Under the related loan documents, 24 months prior to the expiration of any franchise agreement, excess cash flow is required to be swept into a PIP reserve until amounts therein equal $1,800,000 (which amount may be increased or decreased by the lender in its reasonable discretion to equal 110% of the anticipated costs to comply with all PIP requirements under a renewal or replacement franchise agreement).

●	With respect to the Gateway Net Lease Portfolio Mortgage Loan (3.6%), at the time of origination, the sponsor was in the process of completing construction of the Gateway Net Lease Portfolio—Baxalta (Barry Pointe) and Gateway Net Lease Portfolio—Baxalta (Casselberry) Mortgaged Properties. At origination of the Mortgage Loan, the lender funded $10,720,000 into a reserve account to be disbursed to the borrowers provided that, among other conditions: (i) there is no event of default continuing on the date that the borrowers request the funds and the date of the disbursement; (ii) the net operating income for each of the two Mortgaged Properties results in a debt yield of at least 9.8% based on the outstanding principal balance of the allocated loan amount for such Mortgaged Property; (iii) the borrowers deliver a joinder agreement adding the two property owners as borrowers and the two properties as Mortgaged Properties under the Whole Loan documents; (iv) the borrowers deliver updated organizational documents, security documents, amendments, third party reports and title endorsements and survey updates required by the Whole Loan documents; (v) the loan-to-value ratio based on the allocated loan amount for each Mortgaged Property is not greater than 65.5%; (vi) all construction work at the Mortgaged Properties has been completed and there are no notices of pendency, stop orders, mechanic’s or materialmans’ liens or notices of intention to file the same (unless bonded to the reasonable satisfaction of the lender or discharged of record); and (vii) the applicable Mortgaged Property is 100% occupied by tenants paying full and unabated rent pursuant to leases approved by the lender. According to the borrower sponsor, construction at the Mortgaged Properties has been completed. However, as of the date of this prospectus, the related reserves have not been released, the related borrowers have not delivered a joinder agreement and the related properties do not constitute collateral for the Mortgage Loan.

●	With respect to the Sentinel Square II Mortgage Loan (3.9%), at loan closing, the seller of the Mortgaged Property (“Seller”) deposited $6,709,145.31 (the “Escrow Funds”) into escrow with a title company (the “Escrow Agent”) pursuant to an escrow agreement by and among Escrow Agent, Seller and borrower (the “Escrow Agreement”), which Escrow Funds may be disbursed from escrow to pay for: (i) the cost of certain tenant improvement work at the Mortgaged Property that has been completed but not yet invoiced or paid for, (ii) the amount due and owing to the Seller’s construction manager for construction management fees, (iii) the cost of the remaining punchlist items (as of the closing) that are required to be completed by the landlord pursuant to the terms of the District of Columbia lease and (iv) the amount needed to pay for all costs and expenses Seller may incur in order to induce the District of Columbia to deliver a Declaration of Delivery for the Second Phase (as described below) as required pursuant to the District of Columbia lease, including, without limitation, the cost of any additional post-closing work identified in the Declaration of Delivery for the Second Phase. The lender is a third-party beneficiary of the Escrow Agreement and both Escrow Agent and Seller have agreed that (a) no notice sent to borrower under the Escrow Agreement shall be effective unless a copy is delivered to the lender and (b) the Escrow Agreement cannot be modified without the lender’s prior written consent. Because such funds are not held under the loan agreement (because all of the funds were provided by the Seller and there is no provision under the Escrow Agreement for any such funds to be disbursed to the borrower), the lender does not have the same rights or control with respect to such funds that it would have if such funds were loan reserves. In particular, such funds may be used only for the purpose specified in the Escrow Agreement, and may not be applied to repay the Mortgage Loan upon an event of default.

The tenant under the District of Columbia lease is required, pursuant to the terms of such lease, to deliver a “Declaration of Delivery for the Second Phase” (the “Declaration”) upon landlord’s substantial completion of the “second phase” of the leased premises. The tenant was unable to deliver the full required Declaration prior to loan closing because, according to the borrower, the person required to confirm certain statements contained in the Declaration (the “Missing Statements”) was temporarily unavailable at the time of closing. The Missing Statements (which are expected to be included in a final executed Declaration) are: (i) that the landlord substantially completed the tenant improvements subject to any punchlist items (together with a list of such punchlist items), if any, and (ii) that the landlord and tenant have agreed on a final accounting of construction costs. The borrower represents in the loan agreement that substantial completion of the tenant improvements has occurred. Prior to closing, the tenant delivered a letter confirming the remaining required statements in the Declaration, including (i) the second phase lease commencement date, (ii) the rent commencement date, (iii) the lease expiration date and (iv) that the second phase of the premises was delivered by landlord).

●	With respect to the Towers at University Town Center Mortgage Loan (1.7%), the borrower is required to complete an elective capital improvement plan, which includes upgrades to, among other things, furniture, clubhouse, flooring, amenities and appliances, within 24 months following the origination of the Mortgage Loan. In connection with such renovations, the borrower was required at origination to reserve $5,083,948, which is the estimated cost of the capital improvement plan based on the budget submitted by the borrower.

●	With respect to the AHIP Northeast Portfolio I Mortgage Loan (1.3%), the borrowers are required under the related franchise agreements to complete PIPs at the individual Mortgaged Properties generally within 46 months after June 22, 2017, the effective date of each of the franchise agreements. At origination, the borrowers deposited approximately $4,519,224 with the lender, representing the aggregate amount of PIP renovations required at the individual Mortgaged Properties. The PIPs generally include renovations to the lobby, corridors, public restrooms, guest bathrooms and guest bedrooms. The borrowers’ failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach of the franchise agreement and may result in termination of the franchise agreement if the borrower fails to cure such default within 30 days’ notice of default.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), the borrowers were required to reserve $5,883,991 at origination for PIPs or renovations required by the related franchise agreements in connection with 12 of the Mortgaged Properties, with remaining completion dates ranging from March 31, 2018 to June 28, 2020. In the case of each of the related Mortgaged Properties, any failure to complete the PIPs or renovations required by the related franchise agreements could result in a termination of the franchise agreement with respect to such Mortgaged Property.

●	With respect to the Hampton Inn Glenwood Springs Mortgage Loan (0.7%), the borrower is required to complete a PIP under the related franchise agreement. The PIP requires a comprehensive set of renovations and upgrades to the hotel, including upgrades to the lobby, elevators, registration area, general exterior, meeting rooms, restrooms, and guestrooms. The final items under the PIP are required to be completed within 24 months from December 1, 2017, the effective date of the related franchise agreement. The borrower’s failure to complete the PIP work by the deadlines specified under the related franchise agreement could result in a breach and early termination of the franchise agreement. At origination, the borrower was required to reserve $950,000 in connection with the remaining renovations and upgrades required under the PIP.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 11 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

With respect to the 156-168 Bleecker Mortgage Loan (2.9%), a fire occurred on the premises of Pieology, the third largest tenant, which leases 8.2% of the NRA, when a contractor engaged by Pieology was performing work to prepare for Pieology’s occupancy. The fire damaged Pieology’s premises, several residential apartments in the residential unit of the related condominium, and a space that is being leased by the residential unit to NY Media Labs. Argonaut Insurance Company, as subrogee of the owner of the residential unit, served the borrower and other defendants with a summons and complaint on October 20, 2017 seeking a judgment of $1,102,000 plus costs and any other damages that the court deems proper. The case is currently in the discovery stage, which is expected to end at the end of January 2018.

With respect to the Griffin Portfolio–State Farm Regional HQ Mortgaged Property (0.9%), the Mortgaged Property is currently subject to a condemnation proceeding pursuant to which such Mortgaged Property may lose up to two parking spaces relating to a permanent easement and right-of-way in connection with an off-ramp project by the Georgia Department of Transportation. The related borrower is not required to apply any such condemnation proceeds to prepay the related Mortgage Loan. The parcel of the Mortgaged Property subject to the condemnation proceedings has not been assigned any value in underwriting the related Mortgage Loan. See “—Certain Terms of the Mortgage Loans—Releases; Partial Releases” below.

With respect to the Rochester Hotel Portfolio Mortgage Loan (3.4%), the borrowers, through their hotel management company (the “Agent”), employ employees who are members of UNITE HERE Local 21, AFL-CIO (the “Union”). The borrowers are ultimately liable for certain unfair labor practice charges filed by the Union, two of which have resulted in complaints and hearings before administrative law judges of the National Labor Relations Board (“NLRB”). These charges relate to the Agent’s conduct, on behalf of the borrowers, in negotiations with the Union for a new collective bargaining agreement (“CBA”) and the subsequent unilateral implementation in May 2016 of the borrowers’ contract proposals upon impasse (the “Impasse CBA”). The Impasse CBA has resulted in savings to the borrowers estimated by them to total approximately $575,000 from implementation through August 2017, related primarily to lower overtime payments, banquet service charges, vacation payouts, and to base wage freezes. Accordingly, if the Impasse CBA were to be rescinded, it is anticipated that cash flow available to pay the Mortgage Loan could be reduced by approximately such amount or more for each year during the term of the Mortgage Loan that a CBA similar to the original CBA, rather than the Impasse CBA, were to be in effect. The administrative law judges in the NLRB cases each determined that the Agent, on behalf of the borrowers, had violated the National Labor Relations Act by bargaining in bad faith. The administrative law judge in the second case further held that the employer had improperly implemented its impasse CBA before impasse had been reached, and he ordered the parties to resume negotiations and directed the employer to rescind the unilateral changes they had implemented and to make the employees whole for any lost wages or benefits. The two cases are pending on appeal before the NLRB. A number of further appeals are available in the event that the NLRB rules in favor of the Union; therefore the timing of the final determination of these cases is uncertain. The rescission of the Impasse CBA and the reinstatement of the prior CBA, which included higher wages and benefits, and/or the requirement to make employees whole for lost wages or benefits (which would include interest thereon and any additional expenses they have incurred as a result of the unilateral changes), may result in substantial costs to the borrowers.

With respect to the Center Promenade Mortgage Loan (1.9%), one of the non-recourse carveout guarantors, Neil Kadisha, was party to a civil lawsuit that settled in 2007. In 1988 Mr. Kadisha was appointed trustee of a family friend’s trust with approximately $5.9 million in assets, and in 1999 Mr. Kadisha was sued by the widow as part of a family dispute. The suit alleged breach of Mr. Kadisha’s fiduciary duty as trustee and Mr. Kadisha was required to pay approximately $100 million in damages, which amount was paid in full.

With respect to the Towers at University Town Center Mortgage Loan (1.7%), the related non-recourse carveout guarantor is a defendant in a litigation in which the plaintiff is making a claim for intentional waste at a property securing a loan for which the guarantor is also a guarantor. The case was sent to arbitration but is currently in abeyance, pending the plaintiff’s response. In addition, the guarantor and an indirect owner of the borrower are defendants in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for fraud, negligence and breach of contract and $150,000 for defamation of character. The case is currently under review by the insurance companies and is expected to be sent to arbitration. Based on discussions with the borrower and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.

With respect to the Q-2 Self-Storage Mortgage Loan (0.6%), one of the non-recourse carveout guarantors and an owner of 17.5% of the direct equity interests in the borrowing entity is subject to a pending lawsuit in state court. The plaintiff has alleged that she contracted with the defendant to advise and assist the plaintiff in connection with the acquisition and management of a self-storage facility. The plaintiff alleges that the defendant breached the related management agreement signed by the parties and has made claims of breach of contract, breach of fiduciary duty, unjust enrichment and self-dealing, among others, against the related guarantor, for unspecified compensatory and exemplary damages.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

29 of the Mortgage Loans (60.6%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the Mortgaged Property.

17 of the Mortgage Loans (29.3%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

3 of the Mortgage Loans (10.2%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

Two of the Mortgage Loans (4.1%) (i) constituted a refinancing in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property as described below:

●	The Miracle Mile Shopping Center Mortgaged Property (2.4%) was previously encumbered by a prior loan that was securitized into the CGCMT 2007-C6 securitization and that went into maturity default in July 2017. Proceeds of the Mortgage Loan paid off the prior loan in full in November 2017.

●	The Towers at University Town Center Mortgaged Property (1.7%) previously secured a loan to a prior owner of the Mortgaged Property that was originated in 2007 by KeyBank National Association and securitized in the MLCFC 2007-8 securitization. The appraisal obtained at origination of the prior loan provided a value of $79,000,000 at the time. In 2012, the special servicer for the MLCFC 2007-8 securitization foreclosed on the Mortgaged Property with a credit bid of $39,150,000. The borrower sponsor purchased the Mortgaged Property from the MLCFC 2007-8 securitization trust in December 2017 for $69,500,000. At the time of the sale to the borrower sponsor, the prior debt had an outstanding principal balance of approximately $47.5 million.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Atrium Center Mortgaged Property (4.3%), affiliates of the borrower sponsor were involved in a loan workout unrelated to the Mortgaged Property due to a default, which was subsequently resolved through a negotiated payoff of the loan, among other workouts and restructurings.

●	With respect to the Spicetree Apartments Mortgaged Property (3.8%), an entity of which the related sponsor is the CEO and chairman elected to place an unrelated property into Chapter 11 bankruptcy in 2009. Additional affiliates of the related sponsor have owned properties which experienced loan defaults and foreclosures.

●	With respect to the Lehigh Valley Mall Mortgaged Property (3.6%), the borrower sponsor relinquished ownership of an unrelated shopping mall located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure. The sponsor also previously owned another shopping mall in Worcester, Massachusetts, which secured a loan that went into default and was foreclosed upon in June 2016.

●	With respect to the 156-168 Bleecker Mortgage Loan (2.9%), Marc C. Rowan, a majority owner of one of the non-recourse carveout guarantors, is a co-founder of Apollo Global Management, LLC (“Apollo”). Mr. Rowan was a principal of Apollo, and a director of certain Caesar’s Entertainment entities, in which funds controlled by Apollo held a substantial investment, at the time certain Caesar’s Entertainment entities filed for Chapter 11 bankruptcy reorganization in January 2015, and was subject to lawsuits associated with such bankruptcy, which were subsequently settled and/or dismissed.

●	With respect to the Miracle Mile Shopping Center Mortgaged Property (2.4%), within the last 10 years, the carveout guarantor of the Mortgage Loan has lost several properties to foreclosures or deeds in lieu of foreclosures resulting from failure to maintain sufficient level of occupancy during and shortly after the recession to cover the related mortgage debt obligations.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

●	With respect to the Lehigh Valley Mall Mortgage Loan (3.6%), the related Mortgaged Property was 92.8% physically occupied as of the occupancy date. The Most Recent Physical Occupancy of 83.9% as set forth on Annex A-1 to this prospectus reflects the underwritten occupancy, which excludes Babies R Us, Teavana, Bath & Body Works, Payless Shoe Source, Freeman Jewelers and Gymboree. The lender underwrote these spaces as vacant as each tenant either has a parent company that has filed for Chapter 11 bankruptcy protection or has vacated its space, or is expected to vacate its space.

●	With respect to the Fresenius Portfolio V Mortgage Loan (0.6%), Jeffrey A. Pori, a principal and the sole director and member of the signatory trustee, filed a Chapter 7 bankruptcy petition in the United States Bankruptcy Court of the District of Nevada that was discharged on March 14, 2013 and closed on November 2, 2015. Mr. Pori was one of three personal guarantors of a full-recourse loan made by First Republic Bank (predecessor-in-interest to Bank of America) in April 2008 for a different property. The Mortgage Loan went into default in April 2010. Bank of America filed suit to enforce the guaranties in August 2010 and an approximately $5.5 million (in total) judgment was entered against all three guarantors in April 2012. On September 25, 2012, Mr. Pori filed a Chapter 7 voluntary bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	54 of the Mortgaged Properties are leased to a single tenant.

●	9 of the Mortgaged Properties (25.9%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Pick ’n Save Appleton WI	0.7%	12/31/2024	1/6/2028
Griffin Portfolio––North Pointe I	0.5%	3/31/2020	10/1/2027
Griffin Portfolio––Corporate Campus at Norterra	0.5%	7/31/2023	10/1/2027
Griffin Portfolio––Duke Bridges I	0.3%	4/30/2027	10/1/2027

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Griffin Portfolio––Wells Fargo Operations Center	0.3%	1/31/2025	10/1/2027
Griffin Portfolio––Ace Hardware HQ	0.3%	11/30/2024	10/1/2027
Griffin Portfolio––Royal Ridge V	0.3%	3/31/2026	10/1/2027
Griffin Portfolio––Comcast Regional HQ	0.2%	7/31/2027	10/1/2027
Gateway Net Lease Portfolio––GoDaddy	0.2%	5/31/2025	6/5/2024
Gateway Net Lease Portfolio––Tyco Electronics	0.1%	4/30/2024	6/5/2024
Gateway Net Lease Portfolio––FCA/Caterpillar	0.1%	8/31/2022	6/5/2024
Gateway Net Lease Portfolio––Quad Packaging (Proteus) ––Franklin Business Park	0.1%	12/16/2021	6/5/2024
Gateway Net Lease Portfolio––Quad Packaging (Transpak) ––Franklin Business Park	0.1%	12/16/2021	6/5/2024
Gateway Net Lease Portfolio––T-Mobile Call Center	0.1%	2/28/2025	6/5/2024
Gateway Net Lease Portfolio––Sikorsky Aircraft R&D Facility	0.1%	1/31/2019	6/5/2024
Gateway Net Lease Portfolio––Vatterott College	0.1%	12/31/2024	6/5/2024
Gateway Net Lease Portfolio––Comcast	0.1%	6/30/2020	6/5/2024
Gateway Net Lease Portfolio––Alfa Laval Plant	0.1%	12/31/2021	6/5/2024
Gateway Net Lease Portfolio––Hitachi	0.1%	4/30/2022	6/5/2024
Gateway Net Lease Portfolio––Cameron International	0.1%	12/14/2023	6/5/2024
Gateway Net Lease Portfolio––Alliance Data Systems Office	0.1%	7/31/2024	6/5/2024
Gateway Net Lease Portfolio––Synchrony Financial	0.0%	5/31/2025	6/5/2024
Gateway Net Lease Portfolio––Gerdau	0.0%	3/31/2025	6/5/2024
Gateway Net Lease Portfolio––GE Aviation (Pompano)	0.0%	8/14/2022	6/5/2024
Gateway Net Lease Portfolio––Saint-Gobain Warehouse	0.0%	9/1/2024	6/5/2024

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date
Valencia Town Center	5.0%	79.1%	2026	12/6/2027
8900 Beverly	3.7%	63.6%	2024	12/6/2027
The Arbors	1.8%	53.7%	2025	12/6/2027
Two Harbor Point Square	1.3%	57.0%	2022	12/6/2027
1114-1126 Lake Street	1.1%	74.3%	2027	1/6/2028
Tri State Neighborhood Center	0.8%	51.4%	2022	11/1/2024
Goodale Office	0.8%	54.1%	2027	10/6/2027
Callahan Plaza	0.3%	52.2%	2027	6/6/2027

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to partially or entirely unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	With respect to the 90 Hudson Mortgage Loan (6.0%), the borrower has the right to take back two floors of space from the largest tenant, Lord Abbett, and one floor from the other tenant at the Mortgaged Property, Charles Komar & Sons. The Mortgage Loan documents permit the borrower to terminate the applicable lease with respect to such space upon the following terms and conditions, as determined by the lender: (A) concurrently with any such partial termination, the borrower reserves with the lender an amount which is equal to the greater of (x) $50 per square foot with respect to termination of one floor only, $75 per square foot with respect to two floors or $100 per square foot with respect to three floors and (y) the partial termination fee collected, (B) any such partial termination does not violate the anti-poaching provisions in the Mortgage Loan documents, and (C) the debt service coverage ratio (excluding all amounts attributable to the to-be-terminated space) is greater than or equal to 1.25x.

●	With respect to the Valencia Town Center Mortgage Loan (5.0%), beginning April 1, 2020, Princess Cruises, the largest office tenant at the related Mortgaged Property, which leases 79.1% of the total NRA, has early termination options with respect to a total of 63,575 square feet (16.1% of total NRA at the Mortgaged Property), with nine months’ notice. The termination options are phased such that Princess Cruises may terminate (i) 21,176 square feet on April 1, 2020 upon paying a termination fee of three months of rent, (ii) 21,199 square feet on April 1, 2021 upon paying a termination fee of two months of rent, and (iii) 21,200 square feet on April 1, 2022 upon paying a termination fee of one month of rent.

●	With respect to the Worldwide Plaza Mortgage Loan (4.3%), the largest tenant at the related Mortgaged Property, Nomura, representing approximately 40.0% of the NRA, has the right to reduce its space upon 15 months’ notice prior to January 1, 2022 (if it has not exercised an expansion option in the prior 12 months) by a single contiguous block of space and/or any full or partial floor of its space that is not contiguous to any other space then leased by Nomura so long as the total contraction space includes no more than 10% of its rentable square footage. Nomura may also reduce its space in the same manner once after January 1, 2022 and prior to January 1, 2027. Both contraction options are subject to certain payments associated with the option. Nomura also has a one-time right to terminate its lease, in whole or in part as of January 1, 2027 upon 18 months’ notice and payment of a termination fee equal to 6 months fixed rent on the terminated space and unamortized transaction costs associated with the terminated space.

●	With respect to the Atrium Center Mortgage Loan (4.3%), the third largest tenant, CCRM, which leases approximately 6.1% of the total NRA, has a one-time right to terminate its lease as of May 31, 2027, with 12 months’ notice and the payment of a termination fee in an amount equal to the unamortized tenant improvement and leasing commission allowances under the lease, calculated using an annual interest rate equal to 8.0%.

●	With respect to the Gateway Net Lease Portfolio – Carrier, Gateway Net Lease Portfolio – FCA/Caterpillar, Gateway Net Lease Portfolio – Sikorsky Aircraft R&D Facility and Gateway Net Lease Portfolio – Saint-Gobain Warehouse Mortgaged Properties (0.4%), the related sole tenants have the right to terminate their leases during the term of the related Mortgage Loan, generally with six to 12 months’ notice (except in the case of the Gateway Net Lease Portfolio – FCA/Caterpillar Mortgaged Property, where no notice is required, and in the case of the Gateway

Net Lease Portfolio – Saint-Gobain Warehouse Mortgaged Property, where 30 days’ notice is required) and the payment of a termination fee.

●	With respect to the Griffin Portfolio – Wells Fargo Operations Center Mortgaged Property (0.3%), the sole tenant, Wells Fargo Bank has a one-time termination option effective January 21, 2023 upon 9 months’ notice and payment of a termination fee equal to $1,491,930. With respect to the Griffin Portfolio – Royal Ridge V Mortgaged Property (0.3%), the sole tenant, NEC, has a one-time termination option effective March 31, 2024 upon 12 months’ notice and payment of a termination fee equal to transaction costs and three months’ of base rent, estimated as $2,695,119. With respect to the Griffin Portfolio – Comcast Regional HQ Mortgaged Property (0.2%), the sole tenant, Comcast, has a one-time termination option effective November 30, 2024 upon 15 months’ notice and payment of a termination fee equal to five months’ rent plus tenant improvement and leasing commission costs. Comcast’s termination option is null and void upon any extension or renewal of its initial lease term.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

With respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants or tenants that rely on government contracts with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding or upon the loss of access to certain government programs.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Sentinel Square II(1)	3.9%	District of Columbia	58.5%
Center Promenade(2)	1.9%	Social Security Administration	5.8%

(1)            The District of Columbia has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent.

(2)            Social Security Administration may terminate its lease at any time after September 18, 2022 upon 120 days prior notice. No termination fee is required to be paid upon the exercise of such termination option.

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-lined rents. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or may be underwritten based on straight-lined rents as set forth below:

●	With respect to the Valencia Town Center Mortgage Loan (5.0%), Princess Cruises, the largest office tenant at the related Mortgaged Property, which leases 79.1% of the total NRA, has a total of $4,552,918 in partial rent abatements for particular leased spaces and specified months during the period from January 2018 through March 2022. Such rent abatements were fully reserved for at loan origination.

●	With respect to the Griffin Portfolio Mortgage Loan (4.7%), the sole tenant at the Griffin Portfolio – Dukes Bridges I Mortgaged Property (0.3%), T-Mobile West, is entitled to a rent abatement in connection with its recent renewal and expansion equal to $401,177, which was reserved at origination. T-Mobile West is expected to commence paying rent in July 2018.

●	With respect to the Worldwide Plaza Mortgage Loan (4.3%), the second largest tenant, Cravath, Swaine & Moore LLP, which leases 617,135 square feet, subleases approximately 34,210 square feet of its space to McCarter & English LLP and approximately 29,688 square feet of its space to AMA Consulting Engineers, P.C.

●	With respect to the Sentinel Square II Mortgage Loan (3.9%), which is leased to two tenants, the larger of the two tenants, District of Columbia, which leases 164,110 square feet (58.5% of the total NRA) is not yet in occupancy of 108,000 square feet of its space, and is anticipated to take occupancy of such space in or around January 15, 2018. District of Columbia is in a free rent period through February 2019, all of which free rent has been reserved for. The second largest tenant, Federal Election Commission (“FEC”), which leases 35.6% of the NRA, is not yet in occupancy of its space, and is anticipated to take occupancy in or around the end of March 2018. The FEC is in a free rent period through January 2020, all of which free rent has been reserved for. In addition, the FEC is entitled to a $600,000 allowance that may be used for improvements through September 1, 2018, and thereafter any remainder may be treated as additional free rent funds and disbursed in accordance with the standard free rent reserve provisions under the loan agreement. Such allowance has been reserved for.

●	With respect to the Station Place III Mortgage Loan (4.3%), the largest tenant by net rentable area, the U.S. Securities and Exchange Commission, leases approximately 40.5% of the net rentable area and represents approximately 36.7% of underwritten base rent. The tenant also leases space at Station Place I and Station Place II, adjacent office buildings owned by affiliates of the borrower, and the combined complex serves as the headquarters for the tenant. In total, the tenant leases approximately 1.6 million square feet across all three buildings. According to the sponsor, the tenant has invested approximately $14.3 million into its space at the Mortgaged Property. The tenant issued a request for proposal to lease 1,274,000 sq. ft. of space, for which the offers were due in November 2017. We can provide no assurances that the tenant will remain at the Mortgaged Property following expiration of its current lease in February 2021. If (a) the tenant does not either (i) exercise its renewal option or (ii) enter into a new lease or an amendment of the existing lease that is on substantially the same terms as those set forth in the renewal provisions in the current lease, in each case prior to 12 months prior to the expiration date of the current lease or (b) if the tenant “goes dark”, vacates or abandons 75% or more of its premises, a cash sweep event will be triggered under the Mortgage Loan documents.

●	With respect to the Atrium Center Mortgage Loan (4.3%), each of the largest tenant at the Mortgaged Property, Dana Farber Cancer Institute, and the fifth largest tenant at the Mortgaged Property, Newton Wellesley hospital, which respectively lease approximately 49.0% and 2.1% of the total NRA, has executed a lease but not yet taken occupancy or commenced paying rent. At origination, the borrower was required to reserve $21,161,047 for outstanding tenant improvement and leasing commission obligations and approximately $2,397,212 for outstanding free or abated rent periods, which includes all obligations required under the lease for Dana Farber Cancer Institute, among other tenants. Each tenant is expected to take occupancy in 2019 and commence paying rent in May 2018. In addition, the third largest tenant at the Mortgaged Property, CCRM, which leases approximately 6.1% of the total NRA, subleases its entire space to an affiliate, CRMB Physician Group, PLLC. The terms of the sublease and prime lease expire concurrently, and annual underwritten rent under both the prime lease and sublease is equal to $36.75 per square foot.

●	With respect to the Lehigh Valley Mall Mortgage Loan (3.6%), the largest tenant by net rentable area, Bob’s Discount Furniture, has executed a lease but not yet taken possession or commenced paying rent. The tenant is expected to take occupancy and commence paying rent in April 2018. At origination, the borrower was required to reserve $443,000 for outstanding tenant improvement allowances and $208,533 for outstanding free rent periods related to three tenants, including Bob’s Discount Furniture.

●	With respect to the 156-168 Bleecker Mortgage Loan (2.9%), Pieology, the third largest tenant, leasing approximately 8.2% of NRA, and World’s Best Cookie Dough, the fourth largest tenant, leasing 6.0% of NRA, are not yet open for business. Both tenants’ leases have commenced and are in full force and effect, and both tenants have commenced paying rent. Both tenants are in possession of, and are in the process of renovating their respective premises. A “stop work” order was previously in effect with respect to Pieology’s improvement work on its premises, due to a contractor engaged by Pieology welding on its premises without a permit (which resulted in a fire); however such order was lifted on December 13, 2017.

●	With respect to the Willam Penn Building Mortgage Loan (1.0%), the second largest tenant, Tacos El Gordo, commenced paying rent in May 2016. The tenant was expected to take occupancy at the Mortgaged Property by January 15, 2018. The Mortgage Loan requires the establishment of the springing lockbox, cash management and a cash sweep if the tenant fails to take occupancy by January 15, 2018. The borrower has informed the lender that the tenant has not yet taken occupancy.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Griffin Portfolio (4.7%), Worldwide Plaza (4.3%), Radisson Blu Aqua Hotel (3.8%), Lehigh Valley Mall (3.6%), Rochester Hotel Portfolio (3.4%), Marriott Charlotte City Center (2.6%), AHIP Northeast Portfolio I (1.3%), Starwood Capital Group Hotel Portfolio (1.2%), Tri State Neighborhood Center (0.8%), Fairfield Inn & Suites – Panama City Beach (0.8%), Pick ‘n Save Appleton WI (0.7%), Village Square (0.6%) and Q-2 Self Storage (0.6%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the Griffin Portfolio Mortgage Loan (4.7%), the sole tenant at the Griffin Portfolio – Ace Hardware HQ Mortgaged Property (0.3%), Ace Hardware Corporation, has a right of first refusal in connection with any bona fide third party offer to purchase its leased premises, which offer the borrower desires to accept. The Ace Hardware right of first refusal is not extinguished by foreclosure; however, the Ace Hardware right of first refusal does not apply to foreclosure or deed-in-lieu thereof.

●	With respect to the Worldwide Plaza Mortgage Loan (4.3%), if the borrower desires to sell the office building included in the Mortgaged Property or to transfer all the interests in borrower, to a third party, the largest tenant, Nomura, has a right of first refusal under its lease to purchase the office building or such equity interests, so long as it is leasing at least 750,000 square feet (it currently leases 819,906 square feet). Such right of first refusal expires 24 months prior to the then current expiration date of the Nomura lease (which is currently September 30, 2033) or upon any earlier termination of such lease. Under the terms of the Nomura lease such right of first offer does not apply to a foreclosure sale or sale in lieu of foreclosure (or other exercise of remedies) relating to a mortgage, and the initial sale by any party acquiring the landlord’s interest in the office building after any such foreclosure, sale in lieu of foreclosure or other exercise of remedies.

●	With respect to the Radisson Blu Aqua Hotel Mortgage Loan (3.8%), under the hotel management agreement with Radisson Chicago Aqua Management, LLC, if the borrower intends to effect a transfer of the Mortgaged Property or an equity holder intends to effect a transfer of the equity interests in the borrower (other than a transfer to an affiliate or a transfer by way of or in the nature of a security interest granted in accordance with the management agreement), the borrower is required to give notice to the manager, and the manager has a right of first offer to acquire the interest described in the notice. The lender, borrower and manager have executed a subordination, non-disturbance and attornment agreement that provides that the terms of the management agreement are subordinate to the lien of the loan documents.

●	With respect to the Lehigh Valley Mall Mortgage Loan (3.6%), Macy’s, which is a non-collateral anchor tenant at the Mortgaged Property and ground leases its premises from the borrower, has an option to purchase its leased premises at any time for the purchase price of $1,337,114. The Mortgage Loan documents permit the release of the Macy’s parcel upon certain terms and conditions. Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for additional information.

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (3.4%), as to each of the Rochester Marriott and Residence Inn Rochester Mortgaged Properties (collectively, (1.7%)), the related franchisor, Marriott International, Inc., has the following options in the case of a transfer to the franchisor’s competitor of (i) the Mortgaged Property, (ii) the borrower’s interest in the franchise agreement or (iii) an ownership interest in the borrower or its control affiliate, the franchisor may do any of the following: (1) acquire the Mortgaged Property for cash at the same price or rent and upon the same terms (if the proposed transfer is a sale or lease for cash); (2) if the proposed transfer is a purchase or lease of all or a portion of the ownership interests or the assets (including the Mortgaged Property) of borrower or its control affiliate, or a merger with or into borrower or its control affiliate, or the acquisition of borrower’s ownership interest in the Mortgaged Property, or any sale or lease of the Mortgaged Property involving non-cash consideration, or other form of transfer, the franchisor (or its designee) will have the right to purchase or lease the Mortgaged Property at the purchase or lease price under terms consistent with such offer as agreed to by the parties; (3) the franchisor may place the borrower in default and give notice of its intent to terminate the franchise agreement; or (4) the franchisor may consent to such transfer, on such terms as it may require, in its sole discretion. Such rights will apply to a foreclosure or deed-in-lieu of foreclosure of the related Mortgaged Property and/or a subsequent sale by the issuing entity, to the extent they result in the transfer of such Mortgaged Property to a competitor of the franchisor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, representation and warranty number 8 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. 22 of the Mortgaged Properties (19.4%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California and Washington.

With respect to 142 of the Mortgaged Properties, which secure in whole or in part 25 Mortgage Loans (67.3%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

●	With respect to the Radisson Blu Aqua Hotel Mortgage Loan (3.8%), so long as Radisson Chicago Aqua Management, LLC is the property manager (“Manager”), the borrower is permitted to cause the Manager to provide coverage under the Radisson master insurance program, provided the borrower submits to the lender (i) certificates of insurance, (ii) the lender endorsements required under the loan documents, and (iii) other standard evidence as provided by Radisson. In addition, the borrower is permitted to pay premiums on quarterly installments to the insurance company and/or the insurance agent/broker provided the borrower submits to the lender proof of payment of each and every installment as such installments become due and payable.

●	With respect to the Honey Creek Marketplace (1.1%) and Tri State Neighborhood Center (0.8%) Mortgage Loans, the related Mortgage Loan documents provide that the related borrower is not required to maintain insurance for the space leased by the largest tenant at each Mortgaged Property, Academy Sports and ShopRite, respectively, to the extent (i) the related tenant’s lease is in full force and effect, (ii) no default exists under the lease beyond any applicable notice and cure periods, and (iii) the related tenant maintains the insurance policies required under the Mortgage Loan agreement with respect to its building and such insurance policies fully comply with the applicable sections of the Mortgage Loan agreement at all times, including but not limited to, the lender being named as mortgagee/loss payee (except that the deductible on the property insurance coverage for Academy Sports may be $100,000) (the “Tenant Insurance Conditions”). If, at any time and from time to time during the term, any of the Tenant Insurance Conditions are not met, the related borrower is required to obtain, at its sole cost and expense, any and all insurance as required to bring the insurance coverage into full compliance with all of the terms and conditions of the Mortgage Loan documents and to provide coverage that will pay proceeds in an amount sufficient to restore the building to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by the tenant. Such insurance is required to either be (x) “primary” insurance coverage in the event that the tenant does not provide the insurance coverage required in the Mortgage Loan documents, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in either case, as is necessary to bring the insurance coverage for the building into full compliance with all of the terms and conditions of the Mortgage Loan documents.

●	With respect to the Pick ‘n Save Appleton WI Mortgage Loan (0.7%), the Mortgage Loan documents provisionally waive the related borrower’s requirement to provide the all-risk, general liability, business interruption and umbrella liability coverage required under the Mortgage Loan documents, provided that the sole tenant maintains insurance policies satisfying the requirements of the Mortgage Loan documents, provided further that (i) the deductible on the insurance maintained by the sole tenant may be no greater than $1,000,000, (ii) the self-insured retention on the general liability policy maintained by the sole tenant may be no greater than $3,000,000 and (iii) no extended period of indemnity is required to be provided by the sole tenant.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Two Harbor Point Square Mortgage Loan (1.3%), the Mortgaged Property is subject to a recorded Environmental Land Use Restriction which prohibits disturbance of the engineered controls and demolition or construction on parts of the Mortgage Property without first obtaining a release from the Connecticut Department of Energy & Environmental Protection.

●	With respect to the AHIP Northeast Portfolio I Mortgage Loan (1.3%), the Homewood Suites Dover Rockaway Mortgaged Property is subject to an environmental deed restriction permitting only non-residential uses of such Mortgaged Property.

●	With respect to the 1114-1126 Lake Street Mortgage Loan (1.1%), the Mortgaged Property is subject to a Redevelopment Agreement that provides that the Village of Oak Park has approval rights over any proposed commercial tenants (i.e., since the Mortgaged Property is a retail property, effectively all proposed tenants) at the Mortgaged Property through 2024. We cannot assure you that the Village of Oak Park will approve any future tenants at the Mortgaged Property.

●	With respect to the William Penn Building Mortgage Loan (1.0%), the Mortgaged Property is located in San Diego’s Historic Gas Lamp Quarter and is designated as historical on the San Diego Register and the National Register of Historic Places. Substantial alteration of properties with such designation generally requires a historical site development permit to be approved by the Planning Commission, with a recommendation from the Historical Resources Board. Alterations are reviewed for consistency with the U.S. Secretary of the Interior’s standards.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

●	With respect to the Lehigh Valley Mall Mortgage Loan (3.6%), the use of the Mortgaged Property as a shopping mall is a non-conforming use that generally requires approval of the applicable Zoning Hearing Board. According to the related zoning report, the Mortgaged Property has not received a Zoning Hearing Board Approval. However, the zoning report indicates that the Mortgaged Property was developed in the 1970s prior to such requirement becoming effective and, therefore, the Mortgaged Property is permitted for a special exception use and considered legal non-conforming. The related zoning code provides that, in the event of casualty or condemnation of any property with a non-conforming use, such property may not be restored, reconstructed or used as before except in strict compliance with the zoning regulations of the zoning district in which the Mortgaged Property is located, unless such restoration, reconstruction or use commences within six months from the date of the damage and is brought to completion within a reasonable period of time after such time. The borrower was required to obtain law and ordinance insurance coverage in accordance with the Mortgage Loan documents.

●	With respect to the 521-523 East 72nd Street Mortgage Loan (3.0%), the related Mortgaged Property is a mixed-use building that is zoned in part for certain industrial uses and in part for certain residential uses. The applicable zoning code provides that in the event of a casualty of 50% or more of the total floor area, the borrower will be permitted to (i) repair the building and continue the existing use or (ii) reconstruct the building, but only for a conforming use, provided that there is no new non-compliance with zoning laws or any increase in the degree of non-compliance with zoning laws. The multifamily use is permitted by right in the areas zoned for residential use and is a legal non-conforming use in areas zoned for light manufacturing. The use of the Mortgaged Property for medical office and hospital uses is permitted by right in the areas zoned for light industrial but is a legal non-conforming use for areas zoned for residential purposes. The borrower was required to obtain law and ordinance insurance coverage in accordance with the Mortgage Loan documents.

●	With respect to the 156-168 Bleecker Mortgage Loan (2.9%), there exist 65 building code violations at the building in which the related condominium unit Mortgaged Property is located, primarily consisting of elevator code violations, environmental control board violations, boiler violations, fire department violations, sidewalk violations, other department of building violations, rent and housing maintenance violations, and violations relating to the fire at the Pieology leased premises. The violations are generally the responsibility of the condominium board of the condominium in which the Mortgaged Property is located, or of tenants.

●	With respect to the CityLine PA Portfolio Mortgage Loan (0.3%), (i) a storage facility building at the Carlisle Self Storage Mortgaged Property encroaches fully onto the adjacent property, and (ii) four storage structures at the West Chocolate Self Storage Mortgaged Property encroach on the rear setback line by up to 3.4 feet. In the event that any governmental authority or any other person requires the related borrower to cure either of the foregoing setback violations, the Mortgage Loan documents require the borrower to pursue a variance or other agreement that will permit the applicable setback violation to remain or, if such variance or other agreement is not granted or available, pursue any and all other actions to cure such setback violation(s) in a manner that will not have a material adverse effect including, to the extent feasible, replacing the applicable storage units with other storage units on the Mortgaged Property, provided that the borrower will not be required to replace the applicable storage units if, at the time such setback violation is enforced, the borrower’s debt yield is equal to or greater than 9.4%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as complete”, “as-stabilized”, or “hypothetical as is” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using the related “as complete”, “as-stabilized”, “as renovated”, “hypothetical as is” or “as portfolio” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut- off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Griffin Portfolio(1)	4.7%	61.5%	61.5%	$610,000,000	63.3%	63.3%	$592,060,000
Atrium Center(2)	4.3%	53.5%	53.5%	$215,000,000	62.2%	62.2%	$185,000,000
Sentinel Square II(3)	3.9%	59.7%	59.7%	$172,000,000	68.8%	68.8%	$149,300,000
Gateway Net Lease Portfolio(4)	3.6%	45.0%	45.0%	$785,215,000	45.9%	45.9%	$769,115,000
Olive Park Shopping Center(5)	1.4%	72.7%	61.3%	$21,800,000	72.7%	61.3%	$21,800,000
AHIP Northeast Portfolio I(6)	1.3%	56.1%	51.4%	$124,000,000	61.6%	56.4%	$113,000,000
Starwood Capital Group Hotel Portfolio(7)	1.2%	60.4%	60.4%	$956,000,000	65.3%	65.3%	$884,700,000
Hampton Inn Glenwood Springs(8)	0.7%	68.9%	56.9%	$12,000,000	75.2%	62.1%	$11,000,000

(1)	The Appraised Value for the Griffin Portfolio Mortgaged Properties represents an “as-portfolio” appraised value which reflects a 3.0% premium attributed to the aggregate “as-is” value of the Mortgaged Properties as a whole.

(2)	The Appraised Value for the Atrium Center Mortgaged Property reflects the “hypothetical as-is” value of the Mortgaged Property, which assumes that the largest tenant at the Mortgaged Property, the Dana Farber Cancer Institute, is in occupancy and paying full rent under its lease. At origination, the borrower was required to reserve $21,161,047 for outstanding tenant improvements and leasing commissions and approximately $2,397,212 for outstanding rent credits, which amounts represent the full estimated remaining tenant improvement and leasing commission obligations and free or abated rent periods under the related leases.

(3)	The Appraised Value for the Sentinel Square II Mortgaged Property reflects the “as stabilized” appraised value of the Mortgaged Property which assumes that there is no outstanding free rent, that the payment of rent has commenced and that the Mortgaged Property is leased at a market rent level. At origination, the borrower was required to reserve approximately $18.5 million in free rent associated with the DC Government and Federal Election Commission leases.

(4)	The Appraised Value for the Gateway Net Lease Portfolio Mortgaged Properties reflects the sum of the “as-is” values of each Mortgaged Property (except for the Gateway Net Lease Portfolio—Baxalta (Barry Pointe) and Gateway Net Lease Portfolio—Baxalta (Casselberry) Mortgaged Properties) and the “as complete” appraised values for the Gateway Net Lease Portfolio—Baxalta (Barry Pointe) and Gateway Net Lease Portfolio—Baxalta (Casselberry) Mortgaged Properties, which assumes that construction at the related Mortgaged Property has been completed. Such construction has been completed; however, as of the date of this prospectus, certain related reserves have not been released and such properties do not constitute collateral for the mortgage loan. See “—Redevelopment, Renovation and Expansion”.

(5)	The Appraised Value of $21,800,000 was set forth in the related appraisal as the “as complete, stabilized” appraised value and was based on the assumption that tenant improvement costs have been incurred by the borrower sponsor or reserved under the Olive Park Shopping Center Mortgage Loan. At origination of the Olive Park Shopping Center Mortgage Loan, all assumptions for the “as complete, stabilized” appraised value in the related appraisal had been met, and the Appraised Value of $21,800,000 is treated as the “as-is” appraised value for the Olive Park Shopping Center Mortgaged Property in the Preliminary Prospectus.

(6)	The Appraised Value for the AHIP Northeast Portfolio I Mortgaged Properties reflects an appraisal on an “as-complete” basis as of (i) June 1, 2018, with respect to the AHIP Northeast Portfolio I-Hilton Garden Inn – Baltimore White Marsh and AHIP Northeast Portfolio I - SpringHill Suites – Arundel Mills BWI Airport Mortgaged Properties, (ii) June 1, 2019, with respect to the AHIP Northeast Portfolio I - Homewood Suites – Allentown West Fogelsville and AHIP Northeast Portfolio I - Homewood Suites – Dover Rockaway Mortgaged Properties and (iii) June 1, 2020, with respect to the AHIP Northeast Portfolio I - Courtyard by Marriott – Wall at Monmouth Shores Mortgaged Property, which assumes the completion of PIP renovations at each of the respective Mortgaged Properties. At loan origination, the borrowers reserved approximately $4,519,224 in the aggregate for the PIPs.

(7)	The Appraised Value for the Starwood Capital Group Hotel Portfolio Mortgaged Properties reflects an 8.1% premium attributed to the aggregate “as is” value of the portfolio of Mortgaged Properties as a whole.

(8)	The Appraised Value for the Hampton Inn Glenwood Springs Mortgaged Property reflects an appraisal on an “as-complete” basis as of October 1, 2018, which assumes that the hotel will remain open and operational and, additionally, includes the following extraordinary assumptions: (i) the Mortgaged Property will complete a PIP renovation during year one of the projection period and that the proposed renovation plans and descriptions received from property ownership are accurate and correct; (ii) the Mortgaged Property could be sold unencumbered of a management agreement; and (iii) the Mortgaged Property will continue to operate as a Hampton Inn branded hotel throughout the projection period and that a new franchise agreement would be executed upon a hypothetical purchase of the Mortgaged Property, in line with current market terms. At loan origination, the borrowers reserved approximately $950,000 for the remaining items required under the PIP.

With respect to the Worldwide Plaza Mortgage Loan (4.3%), the “as is” appraised value of $1,740,000,000 includes separate appraised values for the office building included in the Mortgaged Property ($1,620,000,000) and the Amenity Parcel ($120,000,000). As described under “Risk Factors-Risks Relating to the Mortgage Loans-Risks Relating to the Worldwide Plaza Mortgage Loan,” the Amenity Parcel does not secure the Worldwide Plaza Mortgage Loan. Based solely on the appraised value of the office building, the Cut-off Date LTV ratio and Balloon LTV ratio of the senior notes included in the Worldwide Plaza Whole Loan, the entire Whole Loan and the combined Whole Loan and mezzanine debt are 38.0%, 58.0% and 74.1% respectively.

With respect to the William Penn Building Mortgage Loan (1.0%), the “as is” appraised value of the Mortgaged Property is $20,060,000; however, the Mortgage Loan financed the acquisition of the Mortgaged Property at a purchase price of $10,500,000 (which is less than the original principal balance of the Mortgage Loan of $11,500,000). The seller of the Mortgaged Property had entered into a ten year master lease of the Mortgaged Property in April 2016 with the owner of the current borrower (who is a family member of one of the partners of the seller), which provided for payments which were approximately 40.6% of the underwritten net operating income at the Mortgaged Property. Such master lease was terminated upon the borrower’s acquisition of the Mortgaged Property.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association” and “—Citi Real Estate Funding Inc.” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3 and Annex E-2 for additional information.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●	With respect to The Woods Mortgage Loan (4.9%), the non-recourse carveout obligations are binding on the related borrower only and there is no third-party non-recourse carveout guarantor. However, both the related borrower and the related sponsor executed an environmental indemnity agreement.

●	With respect to the Worldwide Plaza Mortgage Loan (4.3%), the related guarantor is only liable up to a cap of $94,000,000 for guaranty obligations arising from a bankruptcy or similar event of the related borrowers. Moreover, with respect to certain events caused solely by a specific guarantor or group of guarantors, solely such guarantor or group of guarantors is liable, and the other guarantors are not liable therefor. In addition, recourse for fraud, misapplication or misappropriation of insurance proceeds or condemnation awards and breaches of environmental covenants is only to the related borrowers, not the guarantor, and there is no recourse for intentional misrepresentation, misappropriation of rents or physical waste. Further, there is no separate environmental indemnitor with respect to the Mortgage Loan. The Mortgaged Property is covered by the master environmental legal liability policy of one of the borrower sponsors (which also covers approximately 75 other properties owned by such borrower sponsor or its affiliates, and which may be amended to cover additional properties), issued by AIG Specialty Insurance Company (rated “A:XV” by A.M. Best, “A+” (negative outlook) by S&P and “A2” by Moody’s), generally with limits of $25,000,000 per incident and $30,000,000 in the aggregate, subject to a $1,000,000 deductible per incident. Such policy names the borrower as a named insured and the lender as a named insured with respect to the Mortgaged Property, and has an expiration date of July 10, 2019. The borrowers are required to maintain such policy in effect at all times.

●	With respect to the Station Place III Mortgage Loan (4.3%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. The borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Ironshore Specialty Insurance Company, which has a rating of A XIV by AM Best, A by S&P and A2 by Moody’s, with individual and aggregate claim limits of $10,000,000 and a $50,000 deductible. The policy names the lenders as an additional insured. The current policy has an expiration date of June 1, 2019. The loan documents require the borrower, at all times during the term of the Mortgage Loan, to either (i) maintain a stand-alone environmental insurance policy with aggregate and individual limits of not less than $2,000,000 and a deductible or self-insured retention of $50,000, with the same coverages and endorsements as the policy delivered at origination or (ii) deliver an environmental indemnity from a guarantor acceptable to the lender, except that the borrower is permitted to renew or replace the existing policy with the environmental coverage prior to its expiration.

●	With respect to the Atrium Center Mortgage Loan (4.3%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. The borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, which has a rating of A+XV by AM Best and AA- by S&P, with individual and aggregate claim limits of $5.0 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of December 15, 2030.

●	With respect to the Sentinel Square II Mortgage Loan (3.9%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the environmental indemnity.

●	With respect to the Gateway Net Lease Portfolio Mortgage Loan (3.6%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. The borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Great American E&S Insurance Company, which has a rating of A+XIV by AM Best, A+ by S&P and A-1 by Moody’s, with individual claim limits of $5.0 million, an aggregate claim limit of $35.0 million and a $50,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 19, 2027.

●	With respect to the Lehigh Valley Mall Mortgage Loan (3.6%), the aggregate liability of the non-recourse carveout guarantor under the guaranty is limited to an aggregate amount of $40,000,000 plus all reasonable out-of-pocket costs and expenses incurred by the lender in the enforcement or preservation of its rights under the guaranty.

●	With respect to the Miracle Mile Shopping Center and Tri State Neighborhood Center Mortgage Loans (3.2%), in each case, the related guarantor is not a party to the environmental indemnity agreement. The borrowers have executed the indemnity agreements and obtained environmental insurance policies covering the Mortgaged Properties. Please see “Description of the Mortgage Pool—Environmental Considerations” for additional information.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), the aggregate liability of the non-recourse carveout guarantor related to bankruptcy or insolvency actions may not exceed an amount equal to 20% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event, plus reasonable third-party collection costs actually incurred by the lender in connection with the enforcement of its rights under the guaranty or any other Whole Loan document.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor. For example, with respect to the Radisson Blu Aqua Hotel Mortgage Loan (3.8%), the non-recourse carveout guarantor is a Cayman Islands exempted company, and with regard to The Arbors Mortgage Loan (1.8%), the two non-recourse carveout guarantors are citizens of the State of Israel.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 90 Hudson Mortgaged Property (6.0%), the Mortgaged Property is subject to a payment in lieu of taxes (“PILOT”) program with Jersey City that expires in February 2020. The PILOT tax liability estimate is based on 2.0% of the total project cost as set forth in the PILOT agreement. The PILOT payments for years 16-20 are required to be the greater of (i) $1,000,000 and (ii) 80% of the conventional real estate taxes (which is approximately $3,386,025 for the 2017 tax year, which excludes an annual administrative fee of 2.0% assessed by the City of Jersey City). Real estate taxes without the PILOT abatement for the 2017 tax year would be $4,232,531. The lender underwrote real estate taxes based on the abated tax payments provided by the PILOT.

●	With respect to the Griffin Portfolio Mortgage Loan, the Griffin Portfolio–State Farm Regional HQ Mortgaged Property (0.9%), is subject to a revenue bond lease structure whereby the local development authority, the Dunwoody Development Authority owns the fee interest and leases it to the borrower, since under Georgia state law, development authorities do not have the ability to grant tax abatements directly, thereby effectuating a tax abatement applicable to the Griffin Portfolio–State Farm Regional HQ Mortgaged Property. The Dunwoody Development Authority has joined the fee interest to the lien of the Griffin Portfolio Mortgage Loan. The Griffin Portfolio Whole Loan was underwritten without giving effect to the related tax abatement.

●	In addition, with respect to the Griffin Portfolio Mortgage Loan, the Griffin Portfolio-North Pointe I Mortgaged Property (0.5%) is subject to an Enterprise Zone Agreement which grants the sole tenant, the General Electric Company, a 100% exemption from taxation on the increase in assessed valuation of real property resulting from the development of the North Pointe I Mortgaged Property. Accordingly, the North Pointe I Mortgaged Property benefits from a property tax abatement. The Mortgage Loan was underwritten to the North Pointe I Mortgaged Property’s abated taxes. The tax exemption may be terminated or reduced if the tenant fails to comply with certain requirements, including requirements relating to the number and compensation of employees at the Mortgaged Property. The real property exemption applies to each year during the term of the tenant’s lease including exercised renewals up to a maximum of 15 years, which extends through December 31, 2024. The estimated unabated taxes are $1,324,079, compared to underwritten abated taxes of $42,000. The tenant is responsible for taxes under its lease. The expiration date of the lease, without giving effect to renewals, is March 31, 2020. If the tenants were to vacate or default, the borrower would be responsible for the unabated taxes.

●	With respect to the Hampton Inn & Suites Shelby Mortgaged Property (0.8%), the Mortgaged Property is subject to a certain Incentive Agreement between the borrower and Cleveland County, North Carolina, dated September 17, 2013, and expiring on December 31, 2023. Pursuant to the Incentive Agreement, the borrower benefits from certain tax abatements effective through the year 2022 in the total amount of $294,274 over an eight-year span (for an annual average of $36,784). Such abatement was not taken into account in calculating underwritten net cash flow. The property tax expenses for the remaining five years of the term of the Mortgage Loan after the expiration of the tax abatements are projected to average $75,465. The Mortgage Loan documents provide for a loss recourse carveout in the event of any amendment, modification, termination or expiration of the Incentive Agreement, other than the expiration pursuant to its terms on December 31, 2023, without the lender’s consent.

●	With respect to the Goodale Office Mortgaged Property (0.8%), the Mortgaged Property is subject to a tax abatement that expires in 2019, which equates to approximately $89,600 per year in tax savings. Such abatement was not taken into account in calculating underwritten net cash flow. In addition, it is anticipated that due to the sale of the Mortgaged Property to the borrower, the assessed value of the Mortgaged Property is likely to increase, resulting in an anticipated 140% increase in real estate taxes. Under the current tenant leases, the tenants are required to reimburse any increase in real estate taxes due to either the expiration of the abatement or an increase in assessed value. However such increases may make the Mortgaged Property less desirable to tenants.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

17 Mortgage Loans (58.8%) are interest-only until the maturity date or anticipated repayment date.

18 Mortgage Loans (28.4%) provide for payments of interest-only for the first 12 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

14 Mortgage Loans (12.8%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the maturity date and then have an expected Balloon Balance at the maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	30	$636,643,448	54.6%
1	0	14	365,637,170	31.3
1	5(1)	3	108,712,700	9.3
5	0	1	42,100,000	3.6
1	2(2)	1	13,284,690	1.1
Total		49	$1,166,378,009	100.0%

(1)	Includes the Radisson Blu Aqua Hotel and Valley Crossing Mortgage Loans, each of which has a five-business day grace period for any monthly payment of principal or interest due, provided the five-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.
(2)	Includes the Honey Creek Marketplace Mortgage Loan, which has a two-business day grace period for any monthly payment of principal or interest due, provided the two-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

One (1) Mortgage Loan (2.9%) (the “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, and assuming the related borrower exercises its extension option as described below, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

With respect to the 156-168 Bleecker Mortgage Loan (2.9%), such Mortgage Loan is structured as an ARD Loan, as described above, provided that the ARD period does not occur automatically, but is instead structured as a two-year extension option that is exercisable by the borrower upon satisfaction of the following conditions: (a) no extension waiver by the borrower has occurred; (b) no event of default under the Mortgage Loan Documents has occurred and is continuing (i) on the date the borrower delivers the extension notice and (ii) on the initial maturity date of the Mortgage Loan; (c) the debt service coverage ratio equals or exceeds 1.35x as of both: (i) the date the borrower delivers the extension notice and (ii) the initial maturity date of the Mortgage Loan; and (d) all amounts due and payable by the borrower and any other person pursuant to the loan documents as of the initial maturity date and all costs and expenses of lender, including reasonable fees and expenses of lender’s third party counsel, in connection with the Mortgage Loan and/or the applicable extension of the term of the Mortgage Loan have been paid in full. If the borrower exercises its extension option, the Mortgage Loan interest rate will increase, the Excess Interest will be deferred and excess cash flow will be applied to pay principal and, once principal is paid in full, Excess Interest, as described above.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 2 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve

Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

16 of the Mortgage Loans (41.5%) permit the related borrower, after a lockout period of 0 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of at least 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The 90 Hudson (6.0%), Station Place III (4.6%) and Gateway Net Lease Portfolio (3.6%) Mortgage Loans each permit the related borrower to, as applicable, prepay (with the payment of a yield maintenance premium if the prepayment occurs prior to the related lockout expiration date, if applicable) or defease a portion of the related Whole Loan after a lockout period.

The Lehigh Valley Mall (3.6%) and Marriott Charlotte City Center (2.6%) Mortgage Loans each permit the related borrower to prepay the related Whole Loan (with the payment of a yield maintenance premium) if the date that is two years after closing date of the securitization that includes the last note to be securitized does not occur prior to a specified release date in the Mortgage Loan documents.

With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), the Mortgage Loan documents permit the related borrower to prepay the Mortgage Loan in part, together with a yield maintenance premium if prior to the open period, in order to cure a cash sweep period.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
90 Hudson	$70,000,000	6.0%	23
The Woods	$57,500,000	4.9%	24
Griffin Portfolio	$55,000,000	4.7%	21
Station Place III	$50,000,000	4.3%	22
Atrium Center	$50,000,000	4.3%	13
Radisson Blu Aqua Hotel	$44,000,000	3.8%	23
Gateway Net Lease Portfolio	$42,100,000	3.6%	17
The Arbors	$21,175,500	1.8%	24
Towers at University Town Center	$20,000,000	1.7%	25
Two Harbor Point Square	$14,750,000	1.3%	0
Starwood Capital Group Hotel Portfolio	$14,317,500	1.2%	5
Honey Creek Marketplace	$13,284,690	1.1%	24
Tri State Neighborhood Center	$9,800,000	0.8%	23
Fairfield Inn & Suites - Panama City Beach	$9,786,015	0.8%	24
Q-2 Self Storage	$6,490,128	0.6%	24
Best Western Plus - Chalmette	$5,592,009	0.5%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	21	38.4%
3	14	20.5
5	6	18.6
7	4	13.0
6	3	9.0
2	1	0.6
	49	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 38 Mortgage Loans (78.6%) (the “Defeasance Loans”) permit the applicable borrower at any time (generally, provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral or the substitution of Mortgaged Properties.

●	With respect to the Griffin Portfolio Mortgage Loan (4.7%),the related Mortgage Loan documents permit a borrower, after expiration of the related yield maintenance lockout period set forth in the related Mortgage Loan agreement (which expires immediately after October 31, 2019), and provided no event of default is then continuing, to obtain the release of one or more related Mortgaged Properties (each a “Griffin Portfolio Property Release” and the related Mortgaged Property that is the subject of such release is hereinafter referred to as the “Griffin Portfolio Release Property”) from the lien of the related Mortgage provided that certain conditions are satisfied, including but not limited to: (a) the borrower is required to prepay the Mortgage Loan in an amount equal to 110% of the allocated loan amount (as set forth in the related Mortgage Loan documents) for such Griffin Portfolio Release Property (together with the payment of the applicable yield maintenance premium prior to the open period start date); (b) after giving effect to such release (including the amount prepaid in clause (a) above), the debt yield for the related Mortgaged Properties that remain subject to the lien of the Mortgage Loan is required not to be less than the greater of (i) the origination date debt yield, and (ii) the debt yield for the related Mortgaged Properties immediately prior to such release; and (c) if, after giving effect to the release and the prepayment of principal pursuant to the Mortgage Loan agreement, the loan-to-value ratio of the related Mortgaged Properties remaining subject to the lien of the Mortgage Loan documents is greater than 125%, the outstanding principal balance of the Mortgage Loan must be paid down (without yield maintenance or prepayment premium) by an amount such that the loan-to-value ratio is no more than 125%. Notwithstanding the foregoing, if at a Griffin Portfolio Release Property a tenant has vacated its premises (or provided notice to the borrower of its intent to vacate its premises), has cancelled or terminated its lease (or has provided notice of its intent to do so), or an event has occurred with respect to the Griffin Portfolio Release Property such that with the passage of time would result in a material adverse effect, the applicable borrower may remain the owner thereof or such borrower may convey such Griffin Portfolio Release Property to an affiliate of such borrower (and, in either such case, such borrower will be released from the Mortgage Loan) and will not be required to convey pursuant to an arm’s length sale, so long as (i) the release amount with respect to such Griffin Portfolio Property Release is equal to 120% of the allocated loan amount for the applicable Mortgaged Property (as set forth in the related Mortgage Loan documents) and (ii) the aggregate allocated loan amounts (as set forth in the Mortgage Loan documents) for all Griffin Portfolio Release Properties released under this provision (whether in one more separate releases) during the term of the Mortgage Loan does not exceed $84,375,000.

●	In addition, with respect to the Griffin Portfolio Mortgage Loan (4.7%), provided no event of default is continuing or would result therefrom, at any time following the earlier of (1) the full disposition of the Mortgage Loan (including all notes or interests therein) by lender (disregarding any risk retained bonds held by lender which are necessary to satisfy credit risk retention requirements) and (2) the second anniversary of the loan origination date, or as otherwise consented to by the lender in its reasonable discretion, the borrower has the right to substitute (a “Griffin Portfolio Substitution”) one or more related Mortgaged Properties (each, a “Griffin Portfolio Replaced Property” and collectively, the “Griffin Portfolio Replaced Properties”) with one or more replacement properties that are similar Class A office or industrial properties (each a “Griffin Portfolio Replacement Property”), provided certain conditions are satisfied, including but not limited to: (a) the Griffin Portfolio Replaced Property must have less than two years remaining on the term of the lease encumbering the property or the substitution of the property must cure a cash sweep period; (b) the aggregate allocated loan amounts (as set forth in the Mortgage Loan documents) for all Griffin Portfolio Replaced Properties (whether in one more separate Griffin Portfolio Substitutions) during the term of the Griffin Portfolio Whole Loan must not exceed $84,375,000; (c) (x) the lender must have received current appraisals meeting the requirements of the loan documents demonstrating that the Griffin Portfolio Replacement Property has an as-is market value equal to or greater than the as is market value of the Griffin Portfolio Replaced Property immediately prior to such Griffin Portfolio Substitution and (y) the Griffin Portfolio

Replacement Property must have a net operating income equal to or greater than the net operating income of the Griffin Portfolio Replaced Property immediately prior to such Griffin Portfolio Substitution; (d) the Griffin Portfolio Replacement Property must be owned in fee by a newly formed bankruptcy remote single purpose entity or acceptable recycled entity; (e)the Griffin Portfolio Replacement Property must satisfy the lender’s then current environmental and engineering standards pursuant to new engineering and environmental reports reasonably acceptable to the lender, and if corrective measures are recommended therein, the Griffin Portfolio borrower is required to deposit 115% of the amount required to fund such corrective measures; (f) each tenant lease at the Griffin Portfolio Replacement Property must have an average remaining lease term of no less than five years and must be leased to a tenant with credit (or whose guarantor under its respective lease has credit) that is better than or equal to the tenant leasing the Griffin Portfolio Replaced Property; (g) the Griffin Portfolio Replacement Property is located in a top ten metropolitan statistical area or a metropolitan statistical area equal to or greater than the Griffin Portfolio Replaced Property; (h) the lender must have received a rating agency confirmation; (i) delivery of an opinion of counsel to the effect that any REMIC trust holding a portion of the related Whole Loan will not fail to maintain its status as a REMIC as a result of such release; (j) any tenant at a remaining property will not have the right to lease space at the Griffin Portfolio Replacement Property; and (k) if, after giving effect to the release and the prepayment of principal pursuant to the Mortgage Loan agreement, the loan-to-value ratio of the related Mortgaged Properties remaining subject to the lien of the Mortgage Loan documents is greater than 125%, the outstanding principal balance of the related Whole Loan must be paid down (without yield maintenance or prepayment premium) by an amount such that the loan-to-value ratio is no more than 125%.

●	In addition to partial releases above, the borrower under the Griffin Portfolio Loan may make immaterial transfers of unimproved non-income producing portions of property for dedication or public use, or for easements, covenants and similar purposes and may consummate the existing condemnation.

●	With respect to the Gateway Net Lease Portfolio Mortgage Loan (3.6%), after June 5, 2019, the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others, (i) payment of a release price equal to 110% of the allocated loan amount with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the debt yield (as calculated in the Gateway Net Lease Portfolio Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than (a) the greater of (1) 10.0% and (2) the debt yield for all of the Mortgaged Properties immediately preceding such release, and (b) 14.0%, provided that the borrowers are permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan in an amount reasonably determined by the lender necessary to satisfy the debt yield requirement (together with the yield maintenance premium, if applicable), and (iii) satisfaction of REMIC requirements.

●	With respect to the Lehigh Valley Mall Mortgage Loan (3.6%), the borrower may obtain the release of the Macy’s parcel and concurrently transfer such parcel in connection with the exercise by Macy’s of the purchase option in its lease subject to the following, among other terms and conditions: (i) the borrower either (a) makes a partial prepayment of or partially defeases the Lehigh Valley Mall Whole Loan, as applicable, in an amount equal to 100% of the gross cash proceeds received by the borrower from Macy’s (net of any reasonable and customary closing costs actually incurred by the borrower in connection with such sale to Macy’s) with respect to the exercise by Macy’s of the purchase option in accordance with the Macy’s lease or (b) deposits the foregoing amount into the release parcel reserve account and (ii) the borrower delivers a REMIC opinion. The borrower is also permitted to make transfers of immaterial or non-income producing portions of the Mortgaged Property in accordance with the Mortgage Loan documents.

●	With respect to the Miracle Mile Shopping Center Mortgage Loan (2.4%), the borrower may obtain the release of four outparcels leased to Chik-Fil-A, Taco Bell, Starbucks and PNC Bank, respectively (individually and collectively, a “Release Outparcel”) upon satisfaction of the following terms and conditions, among others: (i) the borrower prepays an amount of the Whole Loan equal to the greater of (a) 100% of the net sales proceeds for such Release Outparcel and (b) 115% of the allocated loan amount for such Release Outparcel, in each case, together with the applicable yield maintenance premium; (ii) after giving effect to such release, the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the remaining Mortgaged Property is no less than 1.35x; (iii) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Property is no greater than 72.0%; (iv) after giving effect to such release, the debt yield (as calculated in the Mortgage Loan documents) for the remaining Mortgaged Property is no less than 8.75%; and (v) delivery of a REMIC opinion.

●	With respect to the AHIP Northeast Portfolio I Mortgage Loan (1.3%), in connection with a bona fide third party sale of any individual Mortgaged Property, the borrowers may obtain the release of such individual Mortgaged Property after the expiration of the lockout period, provided that, among other things, (i) the borrowers defease the Mortgage Loan in an amount equal to 110% of the allocated loan amount of the individual Mortgaged Property being released, (ii) the debt service coverage ratio of the remaining Mortgaged Properties following such release is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 1.95x, (iii) the loan-to-value ratio of the remaining Mortgaged Properties following such release is no more than the lesser of (x) the loan-to-value ratio immediately prior to such release and (y) 56.1%, provided, that this clause (iii) will not apply if after giving effect to such sale and defeasance, the debt yield for the remaining Mortgaged Properties is 15.0% or higher, (iv) delivery of a REMIC opinion and (v) at the lender’s request, delivery of a rating agency confirmation.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), the borrowers may obtain the release of one or more individual Mortgaged Properties from the lien of the applicable security instruments by prepayment with yield maintenance (if applicable), subject to the satisfaction of certain conditions, including, among others, (i) payment of an amount equal to or exceeding the Release Price (as defined below) with respect to such individual Mortgaged Property or individual Mortgaged Properties, (ii) after giving effect to the release, the debt service coverage ratio (as calculated in the Starwood Capital Group Hotel Portfolio Mortgage Loan documents) of the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or greater than the greater of (a) 2.65x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately preceding such release, provided that the borrowers are permitted to prepay a portion of the Starwood Capital Group Hotel Portfolio Whole Loan in an amount reasonably determined by the lender necessary to satisfy the debt service coverage ratio requirement (together with the yield maintenance premium, if applicable) or deposit cash with the lender in an amount determined by the lender necessary to, after giving effect to the release, satisfy the debt service coverage ratio requirement, and (iii) satisfaction of REMIC requirements. “Release Price” means the following amount: (1) if less than $57,727,000 of the Starwood Capital Group Hotel Portfolio Whole Loan has been prepaid in connection with prior releases, then 105% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released, (2) if less than $86,590,500 has been prepaid, then 110% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released, (3) if less than $115,454,000 has been prepaid, then 115% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released and (4) (A) after $115,454,000 has been prepaid or (B) if such individual Mortgaged Property or Mortgaged Properties being released are to be conveyed to an affiliate of the borrowers or certain of its affiliates, then the “Release Price” means in each case 120% of the allocated loan amount of each such individual Mortgaged Property or Mortgaged Properties being released. If the release of any individual Mortgaged Property causes the aggregate prepaid loan amount to exceed any of the prepayment release dollar thresholds set forth above, then the “Release Price” under the Mortgage Loan documents is required to equal the sum of (x) the portion of the allocated loan amount for such Mortgaged Property which is less than the first-applicable prepayment release dollar threshold set forth above multiplied by the corresponding percentage and (y) the portion of the allocated loan amount for such Mortgaged Property which is greater than or equal to the first-applicable prepayment release dollar threshold applied in clause (x) multiplied by the applicable percentage shown above.

●	With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), in connection with the “Starwood Capital Group Hotel Portfolio–Holiday Inn Express & Suites Terrell” Mortgaged Property, in the event Tanger Properties Limited Partnership exercises its repurchase right under a recorded declaration and agreement to purchase the applicable Mortgaged Property, the borrowers are required to promptly cause the Mortgaged Property to be released in compliance with the Mortgage Loan documents (including payment of the applicable Release Price as calculated above, and the allocated loan amount for the individual Mortgaged Property for the Starwood Capital Group Hotel Portfolio Whole Loan is $4,904,232), together with the then applicable yield maintenance premium, at such time, including, without limitation, during the lockout period.

●	With respect to the Fairfield Inn & Suites - Panama City Beach Mortgage Loan (0.8%), the borrower may obtain the release of an outparcel from the lien of the Mortgage Loan documents upon satisfaction of the following terms and conditions: (i) no event of default has occurred and is continuing; (ii) the borrower delivers 30 days’ notice setting forth the legal description of the outparcel; (iii) the borrower continues to be a single purpose entity; (iv) the borrower delivers evidence satisfactory to the lender that the outparcel is a new separate tax parcel and that the properties will be in compliance with all applicable laws and that the release of the outparcel and any future use will not result in a default under any of the leases; (v) the borrower enters into a reciprocal easement agreement with the affiliated owner of the outparcel in form and substance reasonably satisfactory to the lender; (vi) the borrower delivers an endorsement to the title insurance policy; (vii) the borrower delivers an officers’ certificate certifying that, as of the origination date and the date of the release, the outparcel was non-income producing; (viii) the borrower delivers a REMIC opinion if requested by the lender and each rating agency; and (ix) the borrower reimburses the lender and servicer for any reasonable and documented out-of-pocket costs.

●	With respect to the Fresenius Portfolio V Mortgage Loan (0.6%), in connection with a bona fide third party sale of any individual Mortgaged Property, the borrowers may obtain the release of such individual Mortgaged Property after the expiration of the lockout period, provided that, among other things, (i) the borrowers defease the Mortgage Loan in an amount equal to the greater of (x) 125% of the allocated loan amount of the individual Mortgaged Property being released and (y) the net sales proceeds from the sale of such Mortgaged Property, (ii) the debt service coverage ratio of the remaining Mortgaged Properties following such release is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 1.41 x, (iii) the loan-to-value ratio of the remaining Mortgaged Properties following such release is no more than 65%, and (iii) delivery of a REMIC opinion.

●	With respect to the 21st Century Storage – Miami, FL Mortgage Loan (0.4%), provided no event of default is continuing under the related Mortgage Loan documents, the related borrower has the right to defease a portion of the Mortgage Loan and obtain a release of the portion of the related Mortgaged Property with an address of 7750 NW 2nd Avenue and allocated loan amount of $152,443 upon the satisfaction of certain conditions, including (i) delivery of a REMIC opinion and rating agency confirmation, (ii) as of the date of notice of the partial defeasance and its consummation, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is greater than the greater of (a) the debt service coverage ratio of the entire Mortgaged Property immediately prior to such date, and (b) 1.40x, (iii) as of the date of notice of the partial defeasance and its consummation, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property is greater than the greater of (x) the debt yield of the entire Mortgaged Property immediately prior to such date, and (y) 8.50%, (iv)

as of the date of notice of the partial defeasance and its consummation, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the lesser of (x) the loan-to-value ratio of the entire Mortgaged Property immediately prior to such date, and (y) 67.0%, and (v) delivery of the partial defeasance collateral providing payments on or prior to the defeased note in an amount equal to the greater of (1) 125% of the allocated loan amount with respect to the release parcel and (2) the net sales proceeds applicable to such property.

●	With respect to the CityLine PA Portfolio Mortgage Loan (0.3%), provided no event of default is continuing under the related Mortgage Loan documents, the related borrower has the right to defease a portion of the Mortgage Loan and obtain a release of the Carlisle Self Storage Mortgaged Property by providing the lender with the defeasance collateral and upon the satisfaction of certain conditions, including (i) delivery of a REMIC opinion and rating agency confirmation, (ii) as of the date of notice of the partial defeasance and its consummation, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Property being no less than the greater of (x) the debt yield of all individual Mortgaged Properties immediately prior to such date, and (y) 9.4%; and (iii) as of the date of notice of the partial defeasance and its consummation, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property being no greater than the lesser of (x) the loan-to-value ratio of all individual Mortgaged Properties immediately prior to such date, and (y) 65.5%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

38 Mortgage Loans (60.7%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

36 Mortgage Loans (56.4%) provide for monthly escrows for ongoing replacements or capital repairs.

21 Mortgage Loans (49.1%), secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

25 Mortgage Loans (36.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

20 Mortgage Loans (34.7%) provide for upfront reserves for immediate repairs.

2 Mortgage Loans (4.3%) provide for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

With respect to the Worldwide Plaza Mortgage Loan (4.3%), in lieu of funding any reserve, or in substitution for any reserve, in each case other than an excess cash flow reserve, the borrower may provide a letter of credit meeting the requirements of the loan documents or a Qualifying Guaranty; provided that the face amount of all such letters of credit and guarantees (excluding the non-recourse carveout guaranty) may not exceed $120,000,000. A “Qualifying Guaranty” is defined as a guaranty in form and substance reasonably satisfactory to the lender from one or more Qualified Guarantors (jointly and severally) reasonably satisfactory to the lender which at all times (i) have and maintain a collective net worth of at least $250,000,000 (excluding the collateral for the Mortgage Loan) and (ii) at least one of which is rated at least “BBB-” by S&P, “Baa3” by Moody’s, and the equivalent rating by each of the other rating agencies engaged to rate the securities issued in connection with a securitization of the Whole Loan that maintains a rating for such entity. “Qualified Guarantor” means a guarantor which (a) maintains a place of business in and is subject to service of process in the United States, (b) has all or substantially all its assets in the United States, or otherwise has assets in the United States of substantially greater value than its aggregate obligations under the loan documents, and (c) satisfies certain anti-terrorism law requirements. The borrowers may also deliver a letter of credit or Qualifying Guaranty in order to avoid a cash management trigger event caused by a decline in debt yield. In the event that any related mezzanine lender forecloses on the direct or indirect equity interests in the borrowers, it is not required to replace any such letter of credit or Qualifying Guaranty with a letter of credit reimbursable by, or a guaranty from, the new owners of the borrowers. .

With respect to the Atrium Center Mortgage Loan (4.3%), the Mortgage Loan documents provide that in the event one of the tenants at the Mortgaged Property, Life Time Fitness, goes dark, vacates or abandons its space, a cash sweep period will be triggered and the borrower will be required to deliver cash or a letter of credit in the amount of $4,500,000 in order to cure such cash sweep period.

With respect to the Radisson Blu Aqua Hotel Mortgage Loan (3.8%), the Mortgage Loan documents provide that the borrower is permitted to deliver a combination of cash and/or a letter of credit in order to prevent or cure a cash sweep period triggered by the debt service coverage ratio based on the trailing 12 months falling below 1.25x.

With respect to the Starwood Capital Group Hotel Portfolio Mortgage Loan (1.2%), with respect to any new PIPs or other renovations required by any franchisor during the term of the Mortgage Loan, the Mortgage Loan documents require that (i) the guarantor enter into a guaranty for the payment and performance of such renovations, (ii) deposit cash in an amount equal to 100% of the estimated cost of such renovations into a reserve for such purposes or (iii) deliver to the lender a letter of credit in the amount of 100% of the estimated cost of such renovations.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans		Approx. % of Initial Pool Balance
Hard	23	(1)	61.3%
Springing Hard	17		16.9
Soft	5	(2)	11.5
Springing Soft	2		8.7
Soft Springing Hard	2		1.6
Total	49		100.0%

(1)	Includes the Worldwide Plaza Mortgage Loan (4.3%), which has a Hard Lockbox related to the office building and a Springing Lockbox related to the Amenity Parcel.

(2)	Includes the Radisson Blu Aqua Hotel Mortgage Loan (3.8%), which is characterized as a Soft Lockbox, although there is no separate lockbox account required. The Mortgage Loan documents require the property manager to deposit monthly remittances due to the borrower under the management agreement following payment of all actual operating expenses, manager fees and other amounts payable to the manager directly into the cash management account that was required to be established at origination.

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Delaware Statutory Trusts

With respect to the Fresenius Portfolio V Mortgage Loan (0.6%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. There is a direct lease between the Delaware statutory trust borrower and the sole or master tenant. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, 2 Mortgage Loans (1.9%) were originated by GACC or an affiliate with exceptions to its underwriting guidelines and/or typical underwriting procedures.

None of the Mortgage Loans were originated by JPMCB or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association”.

None of the Mortgage Loans were originated by CREFI or an affiliate with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Worldwide Plaza(3)	$50,000,000	$260,000,000	$566,286,000	$323,714,000	$1,200,000,000	3.98375%	35.4%	69.0%	3.77x	1.75x
Two Harbor Point Square	$14,750,000	$11,500,000	$34,750,000	N/A	$61,000,000	5.26003%	61.9%	76.3%	1.78x	1.28x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

(3)	Includes a senior mezzanine loan in the amount of $190,000,000, and a junior mezzanine loan in the amount of $70,000,000.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Worldwide Plaza (4.3%) and Two Harbor Point Square (1.3%) Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within 30 days (in the case of Worldwide Plaza) or 45 days (in the case of Two Harbor Point Square) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

	Mortgage Loan	Combined	Combined	Combined	Intercreditor
	Cut-off Date	Maximum	Minimum	Minimum	Agreement
Mortgage Loan Name	Balance	LTV Ratio	DSCR	Debt Yield	Required
Worldwide Plaza(1)	$50,000,000	65.5%	N/A	7.45%	Yes
Station Place III	$50,000,000	47.6%	2.79x	N/A	Yes
521-523 East 72nd Street(2)	$35,000,000	59.0%	1.93x	N/A	Yes
Starwood Capital Group Hotel Portfolio(3)	$14,317,500	64.9%	2.65x	N/A	Yes

(1)	Future mezzanine debt is not permitted to exceed $120,000,000. The borrowers may also issue preferred equity in lieu of or in combination with mezzanine debt, subject to such maximum amount and the above conditions. Future mezzanine debt or preferred equity may not be incurred prior to April 18, 2018. Goldman Sachs Mortgage Company or an affiliate has a right of first offer to provide the future mezzanine debt or preferred equity. The Mortgage Loan documents provide that there will be no restrictions on the right to prepay, defease or redeem such future mezzanine debt or preferred equity.
(2)	The Mortgage Loan documents permit only one tier of mezzanine financing.
(3)	Future mezzanine debt is permitted only after the date that is the earlier of (i) May 24, 2018 and (ii) the date that the Starwood Capital Group Hotel Portfolio Whole Loan is securitized in full.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the Worldwide Plaza Mortgage Loan (4.3%), the borrowers may issue preferred equity in lieu of or in combination with mezzanine debt, subject to a maximum amount of $120,000,000 and the conditions set forth in the table regarding future mezzanine debt under “—Mezzanine Indebtedness” above.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Lehigh Valley Mall Mortgage Loan (3.6%), the Mortgage Loan documents permit the borrower to enter into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to the Atrium Center Mortgage Loan (4.3%), the Mortgage Loan documents permit certain affiliates and owners of the sole member of the borrower to pledge up to 75% of the direct ownership interests in the sole member of the borrower to an institutional investor (as defined in the Mortgage Loan documents) as part of a corporate financing of upper-tier beneficial owners of the borrower upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, that such pledge may not result in a change of control of the borrower.

●	With respect to the Radisson Blu Aqua Hotel Mortgage Loan (3.8%), the Mortgage Loan documents permit the borrower to incur certain “Operating Cash Flow Deficit Loans,” from a member of the borrower. The member is required under the borrower’s operating agreement to make Operating Cash Flow Deficit Loans in the event the hotel manager determines that additional funds are required by the borrower to fund projected operating cash flow deficits from the operation of the Mortgaged Property. The Mortgage Loan documents provide that any Operating Cash Flow Deficit Loan must be (i) made and repaid strictly in accordance with the terms and conditions of the borrower’s operating agreement, (ii) unsecured and (iii) payable only from distributable cash flow. In addition, the borrower may only incur such loans in the event that (A) a cash sweep period under the Mortgage Loan documents has occurred and is continuing, (B) the hotel manager has notified the borrower pursuant to the management agreement that the borrower is required to provide additional working capital, (C) such notice has been provided to the lender, (D) the lender has disbursed all excess cash flow remaining after payment of all required payments to fund such working capital, and (E) the borrower has provided the lender with 10 business days’ prior written notice. The Mortgage Loan documents also provide that the borrower may not amend or modify the provisions of the borrower’s operating agreement governing the Operating Cash Flow Deficit Loans without the lender’s prior written consent.

●	With respect to the Center Promenade Mortgage Loan (1.9%), the related borrower is permitted to obtain “Member Loans”. “Member Loans” are one or more loans to the related borrower from one or more members of the related borrower that, in each case: (a) is fully subordinate to the Mortgage Loan, (b) is non-recourse to the related borrower and any of its assets, including the Mortgaged Property, and amounts payable pursuant to such Member Loan are only permitted to the extent that net cash flow (including, without limitation, cash flow from capital contributions from the members of the related borrower) is available after those payments required pursuant to the Mortgage Loan documents, (c) the holder of which will, in a bankruptcy or similar proceeding involving the related borrower, vote in favor of any plan of reorganization proposed by the lender or in favor of which the lender has voted, and such person or entity will not vote in favor of any plan of reorganization in favor of which the lender has not voted, (d) the holder of which will not take any action to enforce any of its rights or remedies to collect all or a portion of such Member Loan hereby until one year and one day after the Mortgage Loan has been satisfied in full pursuant to the terms thereof, and (e) is evidenced by a promissory note stating that the lender is a third party beneficiary of such note and containing the provisions contained in clauses (a) through (d) above.

●	With respect to the Honey Creek Marketplace Mortgage Loan (1.1%), the Mortgage Loan documents permit the borrower to obtain unsecured loans from its partners in an aggregate amount not to exceed $500,000, subject to certain conditions set forth in the Mortgage Loan documents, including, without limitation, subordinating each such loan to the Mortgage Loan pursuant to a subordination and standstill agreement.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 “90 Hudson”, “The Woods”, “Griffin Portfolio”, “Worldwide Plaza “, “Station Place III “, “Atrium Center”, “Sentinel Square II”, “Radisson Blu Aqua Hotel”, “Gateway Net Lease Portfolio”, “Lehigh Valley Mall”, “Rochester Hotel Portfolio”, “521-523 East 72nd Street”, “Marriott Charlotte City Center”, “Miracle Mile Shopping Center”, “Towers at University Town Center”, “Two Harbor Point Square”, “AHIP Northeast Portfolio I” and “Starwood Capital Group Hotel Portfolio” securing 60.2% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
90 Hudson	A-1	$70,000,000	$70,000,000	Benchmark 2018-B1	Yes
	A-2	$60,000,000	$60,000,000	JPMCB	No
	Total	$130,000,000	$130,000,000
The Woods	A-1	$85,000,000	$85,000,000	MSC 2017-HR2	Yes
	A-2	$57,500,000	$57,500,000	Benchmark 2018-B1	No
	A-3	$57,500,000	$57,500,000	CREFI	No
	Total	$200,000,000	$200,000,000		No
Griffin Portfolio	A-1-1 & A-1-3	$110,000,000	$110,000,000	BANK 2017-BNK8	Yes
	A-1-2	$96,250,000	$96,250,000	BANK 2017-BNK9	No
	A-2-3 & A-2-5	$40,000,000	$40,000,000	UBS 2017-C5	No
	A-2-2 & A-2-6	$36,250,000	$36,250,000	UBS 2017-C6	No
	A-3	$37,500,000	$37,500,000	UBS 2017-C7	No
	A-2-1 & A-2-4	$55,000,000	$55,000,000	Benchmark 2018-B1	No
	Total	$375,000,000	$375,000,000
Worldwide Plaza	A-1-S, A-2-S	$381,286,000	$381,286,000	WPT 2017-WWP	No
	A-1-C1	$100,000,000	$100,000,000	GSMS 2017-GS8	No
	A-2-C1, A-2-C3	$50,000,000	$50,000,000	Benchmark 2018-B1	No
	A-2-C2, A-2-C4	$50,000,000	$50,000,000	DBNY	No
	A-1-C2	$35,000,000	$35,000,000	GSMC	No
	B-1-S, B-2-S(2)	$323,714,000	$323,714,000	WPT 2017-WWP	Yes
	Total	$940,000,000	$940,000,000
Station Place III	A-1	$64,000,000	$64,000,000	JPMDB 2017-C7	Yes
	A-4	$50,000,000	$50,000,000	CGCMT 2017-C4	No
	A-5	$26,000,000	$26,000,000	CD 2017-CD6	No
	A-2, A-3	$50,000,000	$50,000,000	Benchmark 2018-B1	No
	Total	$190,000,000	$190,000,000
Atrium Center	A-1	$50,000,000	$50,000,000	Benchmark 2018-B1	No
	A-2, A-3	$65,000,000	$65,000,000	JPMCB	No
	Total	$115,000,000	$115,000,000
Sentinel Square II	A-1	$57,660,000	$57,660,000	DBNY	Yes
	A-2	$45,000,000	$45,000,000	Benchmark 2018-B1	No
	Total	$102,660,000	$102,660,000

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Radisson Blu Aqua Hotel	A-1	$44,000,000	$44,000,000	Benchmark 2018-B1	Yes
	A-2	$20,000,000	$20,000,000	JPMCB	No
	Total	$64,000,000	$64,000,000
Gateway Net Lease Portfolio	A-1-3	$50,000,000	$50,000,000	JPMDB 2017-C7	No
	A-1-2	$70,000,000	$70,000,000	JPMCC 2017-JP7	No
	A-2-2, A-2-3	$60,900,000	$60,900,000	BANK 2017-BNK6	No
	A-2-1	$45,000,000	$45,000,000	BANK 2017-BNK5	No
	A-1-1	$85,000,000	$85,000,000	DBJPM 2017-C6	No
	A-1-4	$42,100,000	$42,100,000	Benchmark 2018-B1	No
	Subordinate B-Notes(2)	$170,000,000	$170,000,000	Third Party Investors	Yes
	Total	$523,000,000	$523,000,000
Lehigh Valley Mall	A-1-B	$50,000,000	$49,862,735	CSAIL 2017-CX10	No
	A-1-A	$42,000,000	$41,884,697	Benchmark 2018-B1	Yes
	A-2-A	$35,500,000	$35,402,542	JPMCB	No
	A-2-B	$27,500,000	$27,424,504	Column Financial, Inc.	No
	A-1-C, A-2-C	$45,000,000	$44,876,461	CCRE	No
	Total	$200,000,000	$199,450,939
Rochester Hotel Portfolio	A-1, A-3, A-4-B	$100,000,000	$100,000,000	DBNY	Yes
	A-2, A-4-A	$40,000,000	$40,000,000	Benchmark 2018-B1	No
	Total	$140,000,000	$140,000,000
521-523 East 72nd Street	A-1	$50,000,000	$50,000,000	JPMDB 2017-C7	Yes
	A-2	$35,000,000	$35,000,000	Benchmark 2018-B1	No
	Total	$85,000,000	$85,000,000
Marriott Charlotte City Center	A-1	$30,000,000	$30,000,000	Benchmark 2018-B1	No
	A-2, A-3	$73,000,000	$73,000,000	JPMCB	Yes
	Total	$103,000,000	$103,000,000
Miracle Mile Shopping Center	A-1, A-2	$28,000,000	$28,000,000	CSAIL 2017-CX10	Yes
	A-3, A-4	$28,000,000	$28,000,000	Benchmark 2018-B1	No
	Total	$56,000,000	$56,000,000
Towers at University Town Center	A-1	$26,000,000	$26,000,000	JPMCB	Yes
	A-2	$20,000,000	$20,000,000	Benchmark 2018-B1	No
	Total	$46,000,000	$46,000,000
Two Harbor Point Square	A-1-B	$14,750,000	$14,750,000	Benchmark 2018-B1	No
	A-1-A	$10,000,000	$10,000,000	CREFI	Yes
	A-2	$24,750,000	$24,750,000	DBNY	No
	Total	$49,500,000	$49,500,000
AHIP Northeast Portfolio I	A-1	$55,000,000	$55,000,000	JPMDB 2017-C7	Yes
	A-2	$14,600,000	$14,600,000	Benchmark 2018-B1	No
	Total	$69,600,000	$69,600,000
Starwood Capital Group Hotel Portfolio	A-1, A-7	$80,000,000	$80,000,000	DBJPM 2017-C6	Yes
	A-2-1, A-16-1	$60,000,000	$60,000,000	JPMCC 2017-JP7	No
	A-3	$72,500,000	$72,500,000	BANK 2017-BNK5	No
	A-4	$59,317,500	$59,317,500	BANK 2017-BNK6	No
	A-5	$50,000,000	$50,000,000	WFCM 2017-C38	No
	A-6-1	$40,000,000	$40,000,000	WFCM 2017-C39	No
	A-11, A-12, A-13-2	$37,500,000	$37,500,000	UBS 2017-C2	No
	A-8, A-10	$40,000,000	$40,000,000	CD 2017-CD5	No
	A-2-2, A-9, A-14	$46,817,500	$46,817,500	JPMDB 2017-C7	No
	A-6-2	$10,000,000	$10,000,000	Barclays Bank, PLC	No
	A-13-1	$14,317,500	$14,317,500	Benchmark 2018-B1	No
	A-15	$25,000,000	$25,000,000	Starwood Mortgage Funding II LLC	No
	A-16-2, A-17	$41,817,500	$41,817,500	CGCMT 2017-P8	No
	Total	$577,270,000	$577,270,000

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the identified Mortgage Note(s).

(2)	Each note represents a Subordinate Companion Loan.

“BANK 2017-BNK8 PSA” means the pooling and servicing agreement governing the servicing of the Griffin Portfolio Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“CSAIL 2017-CX10 PSA” means the pooling and servicing agreement governing the servicing of the Miracle Mile Shopping Center Whole Loan.

“DBJPM 2017-C6 PSA” means the pooling and servicing agreement governing the servicing of each of the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan.

“JPMDB 2017-C7 PSA” means the pooling and servicing agreement governing the servicing of each of the Station Place III Whole Loan, the 521-523 East 72nd Street Whole Loan and the AHIP Northeast Portfolio I Whole Loan.

“MSC 2017-HR2 PSA” means the pooling and servicing agreement governing the servicing of The Woods Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Holder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) The Woods Mortgage Loan, (ii) the Griffin Portfolio Mortgage Loan, (iii) the Worldwide Plaza Mortgage Loan, (iv) the Station Place III Mortgage Loan, (v) the Gateway Net Lease Portfolio Mortgage Loan, (vi) the 521-523 East 72nd Street Mortgage Loan, (vii) the Miracle Mile Shopping Center Mortgage Loan, (viii) the AHIP Northeast Portfolio I Mortgage Loan and (ix) the Starwood Capital Group Hotel Portfolio Mortgage Loan. On and after the related Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) The Woods Whole Loan, (ii) the Griffin Portfolio Whole Loan, (iii) the Station Place III Whole Loan, (iv) the 521-523 East 72nd Street Whole Loan, (v) the Miracle Mile Shopping Center Whole Loan, (vi) the AHIP Northeast Portfolio I Whole Loan and (vii) the Starwood Capital Group Hotel Portfolio Whole Loan. On and after the related Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Non-Serviced Pari Passu Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to The Woods Whole Loan, the MSC 2017-HR2 PSA, (ii) with respect to the Griffin Portfolio Whole Loan, the BANK 2017-BNK8 PSA, (iii) with respect to each of the Station Place III, 521-523 East 72nd Street and the AHIP Northeast Portfolio I Whole Loans, the JPMDB 2017-C7 PSA, (iv) with respect to each of the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, the DBJPM 2017-C6 PSA, (v) with respect to the Worldwide Plaza Whole Loan, the WPT 2017-WWP TSA, (vi) with respect to the Miracle Mile Shopping Center Whole Loan, the CSAIL 2017-CX10 PSA, and (vii) with respect to any Servicing Shift Whole Loan, on and after the related Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) The Woods Whole Loan, (ii) the Griffin Portfolio Whole Loan, (iii) the Worldwide Plaza Whole Loan, (iv) the Station Place III Whole Loan, (v) the Gateway Net Lease Portfolio Whole Loan, (vi) the 521-523 East 72nd Street Whole Loan, (vii) the Miracle Mile Shopping Center Whole Loan, (viii) the AHIP Northeast Portfolio I Whole Loan and (ix) the Starwood Capital Group Hotel Portfolio Whole Loan. On and after the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Non-Serviced Whole Loan.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. For the avoidance of doubt, there are no Serviced AB Whole Loans related to the issuing entity.

“Serviced Companion Loan” means any Serviced Pari Passu Companion Loan and any Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means any Mortgage Loan included in the issuing entity that is serviced under the PSA. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the 90 Hudson Mortgage Loan, (ii) the Radisson Blu Aqua Hotel Mortgage Loan and (iii) the Lehigh Valley Mall Mortgage Loan. Prior to the related Servicing Shift Securitization Date, the related Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the 90 Hudson Whole Loan, (ii) the Radisson Blu Aqua Hotel Whole Loan and (iii) the Lehigh Valley Mall Whole Loan. Prior to the related Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be a Serviced Pari Passu Whole Loan.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or Serviced AB Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the issuing entity.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related Controlling Companion Loan.

“Servicing Shift Securitization Date” means, with respect to any Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, each of the Atrium Center Whole Loan, the Sentinel Square II Whole Loan, the Rochester Hotel Portfolio, the Marriott Charlotte City Center Whole Loan, the Towers at University Town Center Whole Loan and the Two Harbor Point Square Whole Loan will be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“WPT 2017-WWP TSA” means the trust and servicing agreement governing the servicing of the Worldwide Plaza Whole Loan.

“Whole Loan” means each of the 90 Hudson Whole Loan, The Woods Whole Loan, the Griffin Portfolio Whole Loan, the Worldwide Plaza Whole Loan, the Station Place III Whole Loan, the Atrium Center Whole Loan, the Sentinel Square II Whole Loan, the Radisson Blu Aqua Hotel Whole Loan, the Gateway Net Lease Portfolio Whole Loan, the Lehigh Valley Mall Whole Loan, the Rochester Hotel Portfolio Whole Loan, the 521-523 East 72nd Street Whole Loan, the Marriott Charlotte City Center Whole Loan, the Miracle Mile Shopping Center Whole Loan, the Towers at University Town Center Whole Loan, the Two Harbor Point Square Whole Loan, the AHIP Northeast Portfolio I Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)
90 Hudson	$70,000,000	6.0%	$60,000,000	N/A	60.2%	2.04x	9.1%
The Woods	$57,500,000	4.9%	$142,500,000	N/A	29.6%	5.01x	15.2%
Griffin Portfolio	$55,000,000	4.7%	$320,000,000	N/A	61.5%	2.49x	10.2%
Worldwide Plaza(2)	$50,000,000	4.3%	$566,286,000	$323,714,000	35.4%	3.77x	14.2%
Station Place III	$50,000,000	4.3%	$140,000,000	N/A	47.6%	3.00x	11.9%
Atrium Center	$50,000,000	4.3%	$65,000,000	N/A	53.5%	2.05x	8.2%
Sentinel Square II	$45,000,000	3.9%	$57,660,000	N/A	59.7%	2.70x	9.0%
Radisson Blu Aqua Hotel	$44,000,000	3.8%	$20,000,000	N/A	54.5%	2.24x	10.4%
Gateway Net Lease Portfolio	$42,100,000	3.6%	$310,900,000	$170,000,000	45.0%	3.54x	14.1%
Lehigh Valley Mall	$41,884,697	3.6%	$157,566,242	N/A	44.8%	2.07x	12.5%
Rochester Hotel Portfolio	$40,000,000	3.4%	$100,000,000	N/A	66.7%	1.50x	12.2%
521-523 East 72nd Street	$35,000,000	3.0%	$50,000,000	N/A	59.0%	1.93x	7.8%
Marriott Charlotte City Center	$30,000,000	2.6%	$73,000,000	N/A	60.6%	2.76x	12.7%
Miracle Mile Shopping Center	$28,000,000	2.4%	$28,000,000	N/A	69.5%	1.49x	9.7%
Towers at University Town Center	$20,000,000	1.7%	$26,000,000	N/A	63.4%	1.52x	9.8%
Two Harbor Point Square(3)	$14,750,000	1.3%	$34,750,000	N/A	61.9%	1.78x	11.3%
AHIP Northeast Portfolio I	$14,600,000	1.3%	$55,000,000	N/A	56.1%	2.06x	14.0%
Starwood Capital Group Hotel Portfolio	$14,317,500	1.2%	$562,952,500	N/A	60.4%	2.72x	12.4%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans. With respect to the Griffin Portfolio, Atrium Center, Sentinel Square II, Gateway Net Lease Portfolio, AHIP Northeast Portfolio I and Starwood Capital Group Hotel Portfolio Mortgage Loans, the loan-to-value ratios of the Mortgage Loans are calculated using an appraised value other than “As-Is”. See “Description of the Mortgage Pool—Appraised Value” for more information. With respect to the Worldwide Plaza and Gateway Net Lease Portfolio Whole Loans, when considering the Subordinate Companion Loans, the loan-to-value ratio as of the Cut-off Date is 54.0% and 66.6%, respectively, the underwritten NCF DSCR is 2.47x and 2.04x, respectively, and the underwritten NOI debt yield is 9.3% and 9.5%, respectively.

(2)	Excludes $260,000,000 of mezzanine debt.

(3)	Excludes $11,500,000 of mezzanine debt.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loans), the related Control Note will be included in the Trust, and the Directing Holder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to the related Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative)

will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced Pari Passu-AB Whole Loans

Worldwide Plaza Whole Loan

General. The Worldwide Plaza Mortgage Loan (4.3%) is part of a split loan structure comprised of ten (10) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Worldwide Plaza Mortgage Loan is evidenced by two (2) promissory notes (note A-2-C1 and note A-2-C3) with an aggregate Cut-off Date Balance of $50,000,000. The Worldwide Plaza Whole Loan (the “Worldwide Plaza Whole Loan”) is comprised of eight (8) non-controlling senior pari passu notes (note A-1-S, note A-2-S, note A-1-C1, note A-1-C2, note A-2-C1, note A-2-C2, note A-2-C3 and note A-2-C4, collectively the “Worldwide Plaza Senior Loans”) with an aggregate outstanding principal balance of $616,286,000 (note A-1-C1, note A-1-C2, note A-2-C2 and note A-2-C4, the “Worldwide Plaza Non-Standalone Pari Passu Companion Loans”, and, together with note A-1-S and note A-2-S, the “Worldwide Plaza Pari Passu Companion Loans”) and two (2) controlling subordinate notes (note B-1-S and note B-2-S) with an aggregate outstanding principal balance of $323,714,000 (the “Worldwide Plaza Subordinate Companion Loan” and, together with the Worldwide Plaza Pari Passu Companion Loans, the “Worldwide Plaza Companion Loans”). The Worldwide Plaza Whole Loan has an aggregate outstanding principal balance of $940,000,000 as of the Cut-off Date. The Worldwide Plaza Pari Passu Companion Loans evidenced by promissory note A-1-S and note A-2-S and the Worldwide Plaza Subordinate Companion Loans are currently held by the WPT 2017-WWP securitization trust. The Worldwide Plaza Pari Passu Companion Loan evidenced by promissory note A-1-C1 is currently held by the GSMS 2017-GS8 securitization trust. The Worldwide Plaza Pari Passu Companion Loans evidenced by promissory note A-1-C2 is currently held by Goldman Sachs Mortgage Company, and is expected to be transferred to one or more future securitizations. DBNY currently holds the Worldwide Plaza Pari Passu Companion Loans evidenced by promissory note A-2-C2 and note A-2-C4, which are expected to be transferred to one or more future securitizations.

The rights of the issuing entity, as the holder of the Worldwide Plaza Mortgage Loan, and the rights of the holders of the Worldwide Plaza Companion Loans are subject to the terms of a Co-Lender Agreement (the “Worldwide Plaza Co-Lender Agreement”). The consultation rights of the issuing entity (as the non-controlling note holder) under the Worldwide Plaza Co-Lender Agreement will be exercised by the Directing Holder so long as no Consultation Termination Event has occurred and is continuing, and if a Consultation Termination Event has occurred and is continuing, by the operating advisor.

Servicing. The Worldwide Plaza Whole Loan will be serviced and administered pursuant to the terms of the WPT 2017-WWP TSA among GS Mortgage Securities Corporation II (the “WPT 2017-WWP Depositor”), Wells Fargo Bank, National Association (in such capacity, the “WPT 2017-WWP Servicer”), Cohen Financial, a Division of SunTrust Bank (the “WPT 2017-WWP Special Servicer”), Wilmington Trust, National Association (the “WPT 2017-WWP Trustee”), Wells Fargo Bank, National Association (in such capacity, the “WPT 2017-WWP Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “WPT 2017-WWP Operating Advisor”). The WPT 2017-WWP TSA was entered into in connection with the securitization of the Worldwide Plaza Companion Loans, and is separate from the PSA under which your Certificates are issued. In servicing the Worldwide Plaza Whole Loan, the servicing standard set forth in the WPT 2017-WWP TSA will require the WPT 2017-WWP Servicer and the WPT 2017-WWP Special Servicer to take into account the interests of the Certificateholders and the holders of the Worldwide Plaza Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the Worldwide Plaza Mortgage Loan pursuant to the Worldwide Plaza Co-Lender Agreement, net of certain fees and expenses on the Worldwide Plaza Whole Loan, will be included in the available distribution amount for the related Distribution Date to the extent described in this prospectus, and amounts payable to the holders of the Worldwide Plaza Pari Passu Companion Loans and the Worldwide Plaza Subordinate Companion Loans will be distributed to such holders net of certain fees and expenses on the Worldwide Plaza Pari Passu Companion Loans and the Worldwide Plaza Subordinate Companion Loans, as set forth in the Worldwide Plaza Co-Lender Agreement, and will not be available for distributions on the Offered Certificates.

Application of Payments. The Worldwide Plaza Co-Lender Agreement sets forth the respective rights of the holder of the Worldwide Plaza Mortgage Loan, the holders of the Worldwide Plaza Pari Passu Companion Loans and the holders of the Worldwide Plaza Subordinate Companion Loans with respect to distributions of funds received in respect of the Worldwide Plaza Whole Loan, and provides, in general, that:

●	amounts received in respect of the Worldwide Plaza Whole Loan, after payment of certain fees and expenses will be allocated first, as interest on each of the A Notes and B Notes, in that order, in each case up to the accrued and unpaid interest on the related note and then, as principal on each of the A Notes and B Notes, in that order, in each case up to the outstanding principal balance of the related note, as further described below, provided, however, all P&I Advances will be reimbursed pro rata among the notes without regard to the subordination of B Notes:

○	each monthly payment amount made on the Worldwide Plaza Whole Loan will be applied, first, to the issuing entity as holder of the Worldwide Plaza Mortgage Loan and the holders of the related Worldwide Plaza Pari Passu Companion Loans, pro rata, based on outstanding and accrued interest of their respective notes (i.e., to the payment of interest due and payable on each of the A Notes, pro rata, based on outstanding and accrued interest); and then, to the holders of the Worldwide Plaza Subordinate Companion Loans (i.e., to the payment of interest due and payable on each of the B Notes, pro rata, based on outstanding and accrued interest);

○	all payments, proceeds and other recoveries on or in respect of the Worldwide Plaza Whole Loan will be applied, first, to the issuing entity as the holder of the Worldwide Plaza Mortgage

Loan and the holder of each related Worldwide Plaza Pari Passu Companion Loan, pro rata (i.e., first, to the reduction of the outstanding principal balance of each of the A Notes, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero); and then, to the holders of the Worldwide Plaza Subordinate Companion Loans in sequential order (subject, in each case, to the payment of amounts for required reserves or escrows required by the related mortgage loan documents and payment and reimbursement rights of the WPT 2017-WWP Servicer, the WPT 2017-WWP Special Servicer, the WPT 2017-WWP Operating Advisor, the WPT 2017-WWP Certificate Administrator, the WPT 2017-WWP Depositor and the WPT 2017-WWP Trustee), in accordance with the terms of the Worldwide Plaza Co-Lender Agreement and the WPT 2017-WWP TSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Worldwide Plaza Whole Loan will, in general, be allocated, first, to the holders of the Worldwide Plaza Subordinate Companion Loans and then, to the issuing entity as holder of the Worldwide Plaza Mortgage Loan and the holders of each related Worldwide Plaza Pari Passu Companion Loans, pro rata, in reverse sequential order, in accordance with the terms of the Worldwide Plaza Co-Lender Agreement and the WPT 2017-WWP TSA.

Consultation and Control. Pursuant to the Worldwide Plaza Co-Lender Agreement, the directing holder with respect to the Worldwide Plaza Whole Loan, as of any date of determination, will be the issuing entity formed pursuant to the WPT 2017-WWP TSA as holder of the Worldwide Plaza Companion Loans under the WPT 2017-WWP TSA; provided that, prior to the occurrence and continuance of a control event under the WPT 2017-WWP TSA, the Worldwide Plaza controlling class certificateholder (or the Worldwide Plaza directing certificateholder on its behalf) (the “Worldwide Plaza Directing Certificateholder”) will be entitled to exercise the rights of the controlling noteholder with respect to the Worldwide Plaza Whole Loan. The Worldwide Plaza Directing Certificateholder will be entitled to exercise rights as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Worldwide Plaza Mortgage Loan” with respect to the Worldwide Plaza Whole Loan, and the implementation of any recommended actions outlined in an asset status report with respect to the Worldwide Plaza Whole Loan will require the WPT 2017-WWP Special Servicer to consult with the Worldwide Plaza Directing Certificateholder in a manner substantially similar to that described herein under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, pursuant to the terms of the Worldwide Plaza Co-Lender Agreement, the holder of the Worldwide Plaza Mortgage Loan (or its representative, which will be the Directing Holder or any other party assigned the rights to exercise the rights of the holder of the Worldwide Plaza Mortgage Loan, as and to the extent provided in the PSA) will have the right to receive copies of all notices, information and reports that the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, is required to provide to the Worldwide Plaza Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Worldwide Plaza Directing Certificateholder under the WPT 2017-WWP TSA).

Similarly, such rights as described in the preceding paragraph are held by the holders of the non-controlling note A-1-S, note A-2-S, note A-1-C1, note A-1-C2, note A-2-C2 and note A-2-C4 (or their respective representatives).

Neither the WPT 2017-WWP Servicer nor the WPT 2017-WWP Special Servicer will be permitted to follow any advice or consultation provided by the Worldwide Plaza Directing Certificateholder (or its representative) that would require or cause the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions of the Code, be inconsistent with the servicing standard under the WPT 2017-WWP TSA, require or cause the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, to violate provisions of the Worldwide Plaza Co-Lender Agreement or the WPT 2017-WWP TSA, require or cause the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer, as applicable, to violate the terms of the Worldwide Plaza Whole Loan, or materially expand the scope of any of the WPT 2017-WWP Servicer’s or the WPT 2017-WWP Special Servicer’s, as applicable, responsibilities under the Worldwide Plaza Co-

Lender Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Application of Penalty Charges. The Worldwide Plaza Co-Lender Agreement provides that items in the nature of penalty charges paid on the Worldwide Plaza Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans by the amount necessary to reimburse the WPT 2017-WWP Servicer, the WPT 2017-WWP Trustee and the WPT 2017-WWP Special Servicer for any interest accrued on any property advances and reimbursement of any property advances in accordance with the terms of the WPT 2017-WWP TSA, second, be used to reduce the respective amounts payable on each of the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans by the amount necessary to pay the master servicer, the trustee, the WPT 2017-WWP Servicer and the WPT 2017-WWP Trustee and the master servicer and the trustee for any securitization of any other Worldwide Plaza Companion Loans, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the WPT 2017-WWP TSA or other pooling and servicing agreement governing the securitization of a Worldwide Plaza Companion Loan) made with respect to such loan by such party (if and as specified in the PSA or the WPT 2017-WWP TSA or other pooling and servicing agreement governing the securitization of a Worldwide Plaza Companion Loan, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans by the amount necessary to pay additional trust fund expenses (other than unpaid special servicing fees, unpaid workout fees and liquidation fees, each as payable under the WPT 2017-WWP TSA) incurred with respect to the Worldwide Plaza Whole Loan (as specified in the WPT 2017-WWP TSA) and, finally, in the case of the remaining amount of penalty charges allocable to the Worldwide Plaza Mortgage Loan and the Worldwide Plaza Companion Loans, be paid to the WPT 2017-WWP Servicer and/or the WPT 2017-WWP Special Servicer as additional servicing compensation as provided in the WPT 2017-WWP TSA.

Sale of Defaulted Worldwide Plaza Whole Loan. Pursuant to the terms of the Worldwide Plaza Co-Lender Agreement, if the Worldwide Plaza Whole Loan becomes a defaulted mortgage loan, and if the Worldwide Plaza Directing Certificateholder (or the WPT 2017-WWP Special Servicer acting on its behalf) determines to sell the Worldwide Plaza Pari Passu Companion Loan in accordance with the WPT 2017-WWP TSA, then the WPT 2017-WWP Special Servicer will be required to sell the Worldwide Plaza Pari Passu Companion Loans and the Worldwide Plaza Subordinate Companion Loans, together with the Worldwide Plaza Mortgage Loan, as one whole loan. In connection with any such sale, the WPT 2017-WWP Special Servicer will be required to follow the procedures contained in the WPT 2017-WWP TSA.

Notwithstanding the foregoing, the WPT 2017-WWP Special Servicer will not be permitted to sell the Worldwide Plaza Whole Loan if it becomes a defaulted mortgage loan under the WPT 2017-WWP TSA without the written consent of the issuing entity (or its representative), as holder of the Worldwide Plaza Mortgage Loan, or the holders of the other Worldwide Plaza Companion Loans unless the WPT 2017-WWP Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Worldwide Plaza Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WPT 2017-WWP Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Worldwide Plaza Whole Loan, and any documents in the servicing file reasonably requested by such holder (or its representative), that are material to the price of the Worldwide Plaza Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the WPT 2017-WWP Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WPT 2017-WWP Servicer or the WPT 2017-WWP Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative) or the holders of the other Worldwide Plaza Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative) or the holders of the other Worldwide Plaza Companion Loans will be permitted to bid at any sale of the Worldwide Plaza Whole Loan.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Special Servicer Appointment Rights. Pursuant to the Worldwide Plaza Co-Lender Agreement and the WPT 2017-WWP TSA, the directing holder with respect to the Worldwide Plaza Whole Loan (or its representative) (which will be the Worldwide Plaza Directing Certificateholder) will have the right, with or without cause, to replace the special servicer then acting with respect to the Worldwide Plaza Whole Loan and appoint a replacement special servicer in lieu of such special servicer without the consent of the holder of the Worldwide Plaza Mortgage Loan. The Worldwide Plaza Directing Certificateholder (prior to a control event under the WPT 2017-WWP TSA), and the applicable certificateholders under the WPT 2017-WWP TSA with the requisite percentage of voting rights (after a control event under the WPT 2017-WWP TSA) will have the right, with or without cause, to replace the WPT 2017-WWP Special Servicer and appoint a replacement special servicer in lieu thereof in accordance with the WPT 2017-WWP TSA, as described under “Pooling and Servicing Agreement-Termination of Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event” and “—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

Gateway Net Lease Portfolio Whole Loan

General. The Gateway Net Lease Portfolio Mortgage Loan (3.6%) is part of a Whole Loan structure comprised of seventeen (17) mortgage notes, each of which is secured by the same mortgage instruments on the same underlying Mortgaged Properties.

The Gateway Net Lease Portfolio Mortgage Loan is evidenced by one (1) senior promissory note A-1-4 with a Cut-off Date Balance of $42,100,000. The Gateway Net Lease Portfolio Pari Passu Companion Loans are evidenced by six (6) senior promissory notes (A-1-1, A-1-2, A-1-3, A-2-1, A-2-2 and A-2-3) with an aggregate Cut-off Date Balance of $310,900,000 and are not included in the issuing entity. The subordinate companion loans (the “Gateway Net Lease Portfolio Subordinate Companion Loans”) are evidenced by ten (10) promissory notes (B-1-1, B-1-2, B-1-3, B-1-4, B-1-5, B-2-1, B-2-2, B-2-3, B-2-4 and B-2-5), with an aggregate Cut-off Date Balance of $170,000,000, that are not included in the issuing entity. Only the Gateway Net Lease Portfolio Mortgage Loan is included in the issuing entity. The Gateway Net Lease Portfolio Mortgage Loan, the Gateway Net Lease Portfolio Pari Passu Companion Loans and the Gateway Net Lease Portfolio Subordinate Companion Loan are collectively referred to in this prospectus as the “Gateway Net Lease Portfolio Whole Loan”. The Gateway Net Lease Portfolio Subordinate Companion Loans are currently held by Athene Annuity and Life Company, Athene Annuity & Life Assurance Company, American Equity Investment Life Insurance Company and Midland National Life Insurance Company. The Gateway Net Lease Portfolio Pari Passu Companion Loans have been securitized in five other securitization transactions.

The rights of the holders of the promissory notes evidencing the Gateway Net Lease Portfolio Whole Loan (the “Gateway Net Lease Portfolio Noteholders”) are subject to an Intercreditor Agreement (the “Gateway Net Lease Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Gateway Net Lease Portfolio Intercreditor Agreement.

Prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Whole Loan, the holder of the Gateway Net Lease Portfolio Subordinate Companion Loan evidenced by promissory note B-1-1 (the “Gateway Net Lease Portfolio Controlling Subordinate Companion Loans”) will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Gateway Net Lease Portfolio Whole Loan, each as more fully described below. A “Gateway Net Lease Portfolio Control Appraisal Period” will exist with respect to the Gateway Net Lease Portfolio Whole Loan, if and for so long as (a)(1) the initial aggregate principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Gateway Net Lease Portfolio Subordinate Companion Loan, (y) any appraisal reductions for the Gateway Net Lease Portfolio Whole Loan that are allocated to the Gateway Net Lease Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Gateway Net Lease Portfolio Mortgaged

Properties or the Gateway Net Lease Portfolio Whole Loan that are allocated to the Gateway Net Lease Portfolio Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial aggregate principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan. Each holder of a Gateway Net Lease Portfolio Subordinate Companion Loan also has the right to purchase the Gateway Net Lease Portfolio Mortgage Loan in whole but not in part in certain instances as set forth below.

The holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan is entitled to avoid its applicable Gateway Net Lease Portfolio Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Gateway Net Lease Portfolio Intercreditor Agreement (either (x) or (y), the “Gateway Net Lease Portfolio Threshold Event Collateral”) and (ii) the Gateway Net Lease Portfolio Threshold Event Collateral is in an amount which, when added to the appraised value of the related Mortgaged Properties as determined pursuant to the DBJPM 2017-C6 PSA, would cause the applicable Gateway Net Lease Portfolio Control Appraisal Period not to occur.

Servicing. The Gateway Net Lease Portfolio Whole Loan (including the Gateway Net Lease Portfolio Subordinate Companion Loan) and any related REO Property will be serviced and administered by the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer pursuant to the DBJPM 2017-C6 PSA, subject to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments. The Gateway Net Lease Portfolio Intercreditor Agreement sets forth the respective rights of the Gateway Net Lease Portfolio Noteholders with respect to distributions of funds received in respect of the Gateway Net Lease Portfolio Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Gateway Net Lease Portfolio Whole Loan, (ii) any other event of default for which the Gateway Net Lease Portfolio Whole Loan is actually accelerated, (iii) any other event of default that causes the Gateway Net Lease Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (in each case, as determined by the applicable servicer, and each, a “Gateway Net Lease Portfolio Sequential Pay Event”) (or, if such a default has occurred, but has been cured by any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan in accordance with the Gateway Net Lease Portfolio Intercreditor Agreement or during any period that any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan is exercising its cure rights), after payment of amounts for reserves or escrows required by the Gateway Net Lease Portfolio Whole Loan documents and amounts payable or reimbursable under the DBJPM 2017-C6 PSA to the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, operating advisor, asset representations reviewer, certificate administrator or Non-Serviced Trustee, payments and proceeds received with respect to the Gateway Net Lease Portfolio Whole Loan will generally be applied in the following order:

●	first, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its respective note at its related net interest rate;

●	second, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the sum of (x) all scheduled payments received, if any, with respect to the applicable monthly payment date with respect to the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (y) an amount equal to the percentage interest (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) of the Gateway Net Lease Portfolio Mortgage Loan or the Gateway Net

Lease Portfolio Pari Passu Companion Loans, as applicable, multiplied by any voluntary principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, and (z) any mandatory principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, until their principal balances have been reduced to zero;

●	third, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) with respect to the Gateway Net Lease Portfolio Whole Loan pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement or the DBJPM 2017-C6 PSA;

●	fourth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) the percentage interest of the applicable note (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) multiplied by (ii) its applicable relative spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Gateway Net Lease Portfolio Whole Loan or Gateway Net Lease Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, and, as a result of a workout, the balance of the Gateway Net Lease Portfolio Mortgage Loan or Gateway Net Lease Portfolio Pari Passu Companion Loans has been reduced, such excess amount is required to be paid to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the applicable principal balance as a result of such workout, plus interest on such amount at the related net interest rate;

●	sixth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	seventh, to the extent any holder of a Gateway Net Lease Portfolio Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Gateway Net Lease Portfolio Intercreditor Agreement, to reimburse such holder(s) for all such cure payments on a pro rata and pari passu basis;

●	eighth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its applicable note at its related net interest rate;

●	ninth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis in an amount equal to the sum of (x) all scheduled payments received, if any, with respect to the applicable monthly payment date with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans, (y) an amount equal to the percentage interest (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) of such Gateway Net Lease Portfolio Subordinate Companion Loan multiplied by any voluntary principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan, and (z) after the principal balances of the Gateway Net Lease Portfolio Mortgage Loan and Gateway Net Lease Portfolio Pari Passu Companion Loans have been reduced to zero, any mandatory principal prepayments received, if any, with respect to such monthly payment date with respect to the Gateway Net Lease Portfolio Whole Loan remaining, until their principal balances have been reduced to zero;

●	tenth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan, on a pro rata and pari passu basis, in an amount equal to the product of (i) their principal percentage interests (based on the outstanding principal balance of the Gateway Net Lease Portfolio Whole Loan) multiplied by (ii) the applicable relative note spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-tenth and, as a result of a workout, the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

●	twelfth, to the holder of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	thirteenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the DBJPM 2017-C6 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Gateway Net Lease Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Gateway Net Lease Portfolio Noteholders, pro rata, based on their respective percentage interests; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Gateway Net Lease Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-thirteenth, any remaining amount is required to be paid pro rata to the Gateway Net Lease Portfolio Noteholders, based on their respective initial percentage interests.

Following the occurrence and during the continuance of a Gateway Net Lease Portfolio Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the Gateway Net Lease Portfolio Whole Loan documents and amounts then payable or reimbursable under the DBJPM 2017-C6 PSA to the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, operating advisor, certificate administrator, asset representations reviewer or Non-Serviced Trustee, payments and proceeds with respect to the Gateway Net Lease Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its respective note at its related net interest rate;

●	second, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, until their principal balances have been reduced to zero;

●	third, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, pro rata, up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed to the servicer) with respect to the Gateway Net Lease Portfolio Whole Loan pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement or the DBJPM 2017-C6 PSA;

●	fourth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the product (i) the percentage interest of the applicable note multiplied by (ii) its applicable relative spread and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the extent one or more holders of a Gateway Net Lease Portfolio Subordinate Companion Loan has made any payments or advances in connection with the exercise of its cure rights under the Gateway Net Lease Portfolio Intercreditor Agreement, to reimburse such holder(s) for all such cure payments on a pro rata and pari passu basis;

●	sixth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth, and, as a result of a workout, the balance of the Gateway Net Lease Portfolio Mortgage Loan or Gateway Net Lease Portfolio Pari Passu Companion Loans has been reduced, such excess amount is required to be paid to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the applicable principal balance as a result of such workout, plus interest on such amount at the related net interest rate;

●	seventh, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its applicable note at its related net interest rate;

●	eighth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis in an amount equal to all amounts allocated as principal payments with respect to any monthly payment date, until their principal balances have been reduced to zero;

●	ninth, to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loan, on a pro rata and pari passu basis, in an amount equal to the product of (i) their principal percentage interests multiplied by (ii) the applicable relative note spread (as set forth in the Gateway Net Lease Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first-ninth and, as a result of a workout, the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of the principal balance of the Gateway Net Lease Portfolio Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the DBJPM 2017-C6 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the Gateway Net Lease Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the Gateway Net Lease Portfolio Noteholders, pro rata, based on their respective percentage interests;

●	twelfth, to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the holders of the Gateway Net Lease Portfolio Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any;

●	thirteenth, to the holder of the Gateway Net Lease Portfolio Subordinate Companion Loans, on a pro rata and pari passu basis, in an amount equal to the penalty charges received, if any; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Gateway Net Lease Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first-thirteenth, any remaining amount is required to be paid pro rata to the Gateway Net Lease Portfolio Noteholders, based on their respective initial percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advances) allocable to the Gateway Net Lease Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Gateway Net Lease Portfolio Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Gateway Net Lease Portfolio Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. The controlling note holder under the Gateway Net Lease Portfolio Intercreditor Agreement with respect to the Gateway Net Lease Portfolio Whole Loan (the “Gateway Net Lease Portfolio Directing Holder”) will be (i) the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan, unless a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing or (ii) if a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing, the controlling class representative of the DBJPM 2017-C6 securitization (or other party entitled to exercise control and consultation rights with respect to such securitization); provided, that if the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan would be the Gateway Net Lease Portfolio Directing Holder and any interest in the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan is held by the related borrower or a mortgage loan borrower related party (as defined in the Gateway Net Lease Portfolio Intercreditor Agreement) or the related borrower or mortgage loan borrower related party would otherwise be entitled to exercise the rights of the Gateway Net Lease Portfolio Directing Holder, a Gateway Net Lease Portfolio Control Appraisal Period will be deemed to have occurred.

“Gateway Net Lease Portfolio Major Decision” means:

(1)     any workout or other change to the Gateway Net Lease Portfolio Whole Loan that would result in any modification of, or waiver with respect to, the Gateway Net Lease Portfolio Whole Loan that would result in the extension of the maturity date or extended maturity date, a reduction in the interest rate or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Gateway Net Lease Portfolio Whole Loan (or any of the promissory notes) or a modification or waiver of any other monetary term of the Gateway Net Lease Portfolio Whole Loan relating to the amount or timing of any payment of principal or interest or any other sums (including reserve requirements) due and payable under the Gateway Net Lease Portfolio Whole Loan documents or a modification or waiver of any material non-monetary provision of the Gateway Net Lease Portfolio Whole Loan, including but not limited to provisions which restrict the borrower or its equity owners from incurring additional indebtedness or transferring interests in the Mortgaged Properties or the borrower;

(2)     any modification of, or waiver with respect to, the Gateway Net Lease Portfolio Whole Loan that would result in a discounted pay-off of any Gateway Net Lease Portfolio Subordinate Companion Loan;

(3)     any foreclosure upon or comparable conversion (which may include acquisition of a Gateway Net Lease Portfolio Mortgaged Property) of the ownership of the Gateway Net Lease Portfolio Mortgaged Properties or any acquisition of the Gateway Net Lease Portfolio

Mortgaged Properties by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(4)     any material direct or indirect sale of all or any material portion of the Mortgaged Properties other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(5)     any substitution, release or addition of collateral for the Gateway Net Lease Portfolio Whole Loan other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(6)     any release of the borrower or guarantor from liability with respect to the Gateway Net Lease Portfolio Whole Loan including, without limitation, by acceptance of an assumption of the Gateway Net Lease Portfolio Whole Loan by a successor borrower or replacement guarantor other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(7)     any determination (1) not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower) or (2) accelerate the Gateway Net Lease Portfolio Whole Loan (other than automatic accelerations pursuant to the Gateway Net Lease Portfolio Whole Loan documents);

(8)     any transfer of any Gateway Net Lease Portfolio Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the borrower, other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(9)     any incurring of additional debt by the borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor agreement, co-lender agreement, participation agreement, subordination agreement or similar agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion);

(10)   the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the Gateway Net Lease Portfolio Whole Loan documents and for which there is no material lender discretion;

(11)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower unless any option to purchase the Gateway Net Lease Portfolio Mortgage Loan and Gateway Net Lease Portfolio Pari Passu Companion Loans pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement has expired or been waived;

(12)   any approval of a major lease (to the extent the lender’s approval is required by the Gateway Net Lease Portfolio Whole Loan documents);

(13)   following a default or an event of default with respect to the Gateway Net Lease Portfolio Mortgage Loan, any exercise of remedies, including the acceleration of the Gateway Net Lease Portfolio Mortgage Loan or initiation of any proceedings, judicial or otherwise, under the related Gateway Net Lease Portfolio Mortgage Loan documents;

(14)   the termination or replacement of a property manager, hotel manager, timeshare manager, franchisor or licensor or execution, termination, renewal or material modification of any property management, hotel management, franchise, timeshare services or license agreement other than those required pursuant to the specific terms of the Whole Loan documents and for which there is no material lender discretion;

(15)   any determination to bring a Gateway Net Lease Portfolio Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Gateway Net Lease Portfolio Mortgaged Property;

(16)   (A) any modification, waiver or amendment of any intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Gateway Net Lease Portfolio Whole Loan, or (B) an action to enforce rights with respect thereto;

(17)   approval of casualty or condemnation settlements, any determination to apply casualty or condemnation proceeds or awards to the reduction of the Gateway Net Lease Portfolio Whole Loan debt rather than to restoration, in each case, to the extent the lender’s consent is required under the Gateway Net Lease Portfolio Whole Loan documents;

(18)   any determination by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer to transfer the Gateway Net Lease Portfolio Mortgage Loan to the Non-Serviced Special Servicer with respect to any default or event of default that is anticipated but has not yet occurred; and

(19)   any enforcement of any cure right or the exercise of any remedies under any franchise agreement, management agreement, subordination and nondisturbance agreement, comfort letter, recognition agreement or similar agreement related thereto, other than those required pursuant to the specific terms of the applicable document and for which the enforcing or exercising party lacks material discretion;

provided, however that during the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period, “Gateway Net Lease Portfolio Major Decision” will have the meaning given to the term “Major Decision” in the DBJPM 2017-C6 PSA.

In addition, pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement, prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan, if any consent, modification, amendment or waiver under or other action in respect of the security instruments, the Gateway Net Lease Portfolio Whole Loan, the Gateway Net Lease Portfolio Whole Loan documents or the Gateway Net Lease Portfolio Intercreditor Agreement (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Gateway Net Lease Portfolio Major Decision has been requested or proposed, at least 10 business days prior to taking action with respect to such Gateway Net Lease Portfolio Major Decision (or making a determination not to take action with respect to such Gateway Net Lease Portfolio Major Decision), the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as the case may be, must receive the written consent of the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan (or its representative) before implementing a decision with respect to such Gateway Net Lease Portfolio Major Decision.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as the case may be, is not required to follow any advice or consultation provided by the holder of the Gateway Net Lease Portfolio Subordinate Companion Loan (or its representative) that would require or cause the holder of the Gateway Net Lease Portfolio Control Note (or the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as the case may be, acting on its behalf), to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard set forth in the DBJPM 2017-C6 PSA, require or cause the holder of the Gateway Net Lease Portfolio Control Note (or the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as the case may be, acting on its behalf) to violate provisions of the Gateway Net Lease Portfolio Intercreditor Agreement or the DBJPM 2017-C6 PSA, require or cause the holder of the Gateway Net Lease Portfolio Control Note (or the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as the case may be, acting on its behalf) to violate the terms of the Gateway Net Lease Portfolio Whole Loan, or materially expand the scope of any holder of the Gateway Net Lease Portfolio Control Note’s (or the related Non-Serviced Master Servicer’s or related Non-Serviced Special Servicer’s, as applicable) responsibilities under the Gateway Net Lease Portfolio Intercreditor Agreement or the DBJPM 2017-C6 PSA.

Cure Rights. In the event that the borrower fails to make any payment of principal or interest on the Gateway Net Lease Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, unless a Gateway Net Lease Portfolio Control Appraisal Period has occurred and is continuing with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will have the right to cure such event of default subject to certain limitations set forth in the Gateway Net Lease Portfolio Intercreditor Agreement. Unless the holder of the Gateway Net Lease Portfolio Pari Passu Companion Loan evidenced by Note A-1-1 consents to additional cure periods, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will be limited to (a) six (6) cures of monetary defaults, no more than three (3) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the Gateway Net Lease Portfolio Whole Loan. The holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option. If an event of default with respect to Gateway Net Lease Portfolio Whole Loan has occurred and is continuing, the holders of the Gateway Net Lease Portfolio Subordinate Companion Loans will have the option to purchase the Gateway Net Lease Portfolio Whole Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (b) accrued and unpaid interest on the principal balance of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans at their net respective interest rates from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Gateway Net Lease Portfolio Whole Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) without duplication of amounts under clause (c) above, any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Gateway Net Lease Portfolio Whole Loan documents, including, without limitation, servicing advances and special servicing fees incurred by or on behalf of the holders of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (e) without duplication of amounts under clause (c) above, any accrued and unpaid interest on advances with respect to an advance made by or on behalf of the holders of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans, (f) (i) if the borrower or borrower related party is the purchaser or (ii) if the Gateway Net Lease Portfolio Whole Loan is not purchased after 90 days after such option first becomes exercisable pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement, any liquidation or workout fees, and (g) any recovered costs not reimbursed previously to the holder of the Gateway Net Lease Portfolio Mortgage Loan and the Gateway Net Lease Portfolio Pari Passu Companion Loans pursuant to the Gateway Net Lease Portfolio Intercreditor Agreement.

Sale of Defaulted Gateway Net Lease Portfolio Whole Loan. Pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement, if Gateway Net Lease Portfolio Whole Loan becomes a defaulted loan, and if the related Non-Serviced Special Servicer determines to sell the Gateway Net Lease Portfolio Mortgage Loan in accordance with the DBJPM 2017-C6 PSA, then the related Non-Serviced Special Servicer will be permitted to sell the Gateway Net Lease Portfolio Whole Loan (including the Gateway Net Lease Portfolio Subordinate Companion Loan) as one whole loan if the related Non-Serviced Special Servicer determines that a sale of the Gateway Net Lease Portfolio Whole Loan would maximize recoveries on the Gateway Net Lease Portfolio Whole Loan in accordance with the servicing standard under the DBJPM 2017-C6 PSA.

Special Servicer Appointment Rights. Pursuant to the terms of the Gateway Net Lease Portfolio Intercreditor Agreement and the DBJPM 2017-C6 PSA, the holder of the Gateway Net Lease Portfolio Controlling Subordinate Companion Loan (prior to the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loans) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Gateway Net Lease Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer, subject to the receipt of a Rating Agency Confirmation, among other conditions. The controlling class representative of the DBJPM 2017-C6 securitization (or other party entitled to exercise control and consultation rights with respect to such securitization) (after the occurrence and continuance of a Gateway Net Lease Portfolio Control Appraisal Period with respect to the Gateway Net Lease Portfolio Subordinate Companion Loan) will have the right, with or without cause (subject to the limitations set forth in the DBJPM 2017-C6 PSA and described herein), to replace the related Non-Serviced Special Servicer then acting with respect to the Gateway Net Lease Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 20 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the Griffin Portfolio Whole Loan (as described below), (ii) the Worldwide Plaza Whole Loan (as described below), (iii) the CCRE Mortgage Loans (as defined below) and (iv) the Starwood Capital Group Hotel Portfolio Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of GACC), JPMCB, Barclays Bank PLC and BANA, GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of DBNY, an originator, the initial Risk Retention Consultation Party and the holder of the VRR Interest, the Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. In addition, it is expected that GACC or an affiliate will, as of the date of the initial issuance of the certificates, hold (i) the Worldwide Plaza Pari Passu Companion Loans designated as Notes A-2-C2 and A-2-C4, (ii) the Sentinel Square II Pari Passu Companion Loan designated as Note A-1, (iii) the Rochester Hotel Portfolio Pari Passu Companion Loans designated as Notes A-1, A-3 and A-4-B and (iv) the Two Harbor Point Square Pari Passu Companion Loan designated as Note A-2.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The Fresenius Portfolio V Mortgage Loan (0.6%), Village Square Mortgage Loan (0.6%), Callahan Plaza Mortgage Loan (0.3%) and Marketplace on Grove Mortgage Loan (0.3%) (the “CCRE Mortgage Loans”), were originated by Cantor Commercial Real Estate Lending, L.P. and acquired by DBNY. The Griffin Portfolio Mortgage Loan (4.7%) is part of a whole loan that was originated by Bank of America, N.A., which Mortgage Loan was subsequently sold to UBS AG, and then acquired by DBNY. In addition, the Worldwide Plaza Mortgage Loan (4.3%) is part of a whole loan that was originated by Goldman Sachs Mortgage Company, and acquired by DBNY. GACC has reunderwritten such mortgage loans in accordance with the procedures described under “—DBNY’s Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial

Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 11 of the Mortgage Loans (19.8%) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 5 of the Mortgage Loans (13.0%) to be contributed to this securitization by GACC.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2017 is approximately $62.38 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The CCRE Mortgage Loans, while originated by Cantor Commercial Real Estate Lending L.P., the Griffin Portfolio Mortgage Loan, while originated by Bank of America, N.A., and the Worldwide Plaza Mortgage Loan, while originated by Goldman Sachs Mortgage Company, were reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns;

(d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBNY’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DBNY underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBNY may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBNY made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the AHIP Northeast Portfolio I Mortgage Loan (1.3%), the related borrower is not required to make FF&E reserve deposits until July 6, 2019. Under DBNY’s underwriting guidelines, an FF&E reserve deposit of 4% of gross revenues would typically be required for hotel properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the PIP that will be implemented at each of the related Mortgaged Properties. At loan origination, $4,519,224 was reserved into a PIP reserve, which amount represents 100% of the anticipated costs associated with the PIP at each of the Mortgaged Properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Village Square Mortgage Loan (0.6%), the replacement reserve deposits and rollover reserve deposits were waived. Under DBNY’s underwriting guidelines, a replacement reserve deposit of $0.15 per square foot would typically be required for retail properties and rollover reserve deposits would also be required. GACC’s decision to include the Mortgage Loan in the transaction was based on the low loan-to-value ratio of 48.0% for the Village Square property, compared to the 75.0% loan-to-value ratio that is provided for in GACC’s underwriting guidelines for retail properties. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including January 1, 2015 to and including December 31, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that DBNY (an affiliate of GACC and an originator of the GACC Mortgage Loans) will retain the VRR Interest as described under “Credit Risk Retention”. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the VRR Interest) at any time. DBNY or an affiliate will be required to retain the VRR Interest as further described under “Credit Risk Retention”.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2016, of JPMorgan Chase & Co., the 2016 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

It is expected that JPMCB will, as of the date of the initial issuance of the certificates, hold the 90 Hudson Companion Loan designated as Note A-2, the Atrium Center Companion Loans designated as Notes A-2 and A-3, the Radisson Blu Aqua Hotel Companion Loan designated as Note A-2, the Lehigh Valley Mall Companion Loan designated as Note A-2-A, the Marriott Charlotte City Center Companion Loan designated as Notes A-2 and A-3 and the Towers at University Town Center Companion Loan designated as Note A-2.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2016, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $124.1 billion. Of that amount, approximately $105.0 billion has been securitized by the depositor. In its fiscal year ended December 31, 2016, JPMCB originated approximately $15.4 billion of commercial mortgage loans, of which approximately $9.1 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and

Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the Depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to each of the Station Place III Whole Loan, the Gateway Net Lease Portfolio Whole Loan, the Lehigh Valley Mall Whole Loan and Miracle Mile Whole Loan, which were co-originated by other lenders and JPMCB, the JPMCB Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed

JPMCB’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as complete” and “as-is” values. The “as stabilized” or “as complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. J.P. Morgan Chase Commercial Mortgage Securities Corp.’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 10, 2017. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2017. The Central Index Key (or CIK) numbers of J.P. Morgan Chase Commercial Mortgage Securities Corp. is 0001013611 and JPMCB is 0000835271. With respect to the period from and including January 1, 2015 to and including December 31, 2017, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7						0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3			0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization. As of the date of this prospectus, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates, including, without limitation, Class R Certificates. Any such party will have the right to dispose of any such certificates at any time.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the Depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC), which has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996. As regards the origination and securitization of multifamily and commercial mortgage loans, CREFI and CGMRC share staff, have the same underwriting guidelines and credit committee approval process and utilize substantially the same loan documentation. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant

(which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. Until April 18, 2017, CREFI had no prior history as a securitizer. CREFI initially filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. CREFI’s Central Index Key is 0001701238. As of December 31, 2017, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither CREFI nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending December 31, 2017, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $94.95 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2018-B1 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Certificate

Administrator”, “—The Trustee”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2017, WTNA served as trustee on over 1,600 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 330 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $215 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The foregoing information concerning the trustee has been provided by WTNA. WTNA does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer, any special servicer or the certificate administrator of any funds paid to the master servicer, any special servicer or the certificate administrator in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the collection account or any other account by or on behalf of the master servicer, any special servicer or the certificate administrator.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of September 30, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of September 30, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $415 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of

September 30, 2017, Wells Fargo Bank was acting as custodian of more than 227,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs in the District Court cases against Wells Fargo Bank, filed a putative class action complaint relating to two trusts seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the District Court case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Except as set forth below under “—The Master Servicer” with respect to Wells Fargo Bank in its capacity as the master servicer, neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator and custodian under the PSA, (ii) the master servicer, certificate administrator and custodian under the MSC 2017-HR2 PSA, pursuant to which The Woods Whole Loan is serviced, (iii) the master servicer, certificate administrator and custodian under the BANK 2017-BNK8 PSA, pursuant to which the Griffin Portfolio Whole Loan is serviced, (iv) the servicer, certificate administrator and custodian under the WWP 2017-WWP TSA, pursuant to which the Worldwide Plaza Whole Loan is serviced, (v) the trustee, certificate administrator and custodian under the JPMDB 2017-C7 PSA, pursuant to which each of the Station Place III Whole Loan, the 521-523 East 72nd Street Whole Loan and the AHIP Northeast Portfolio I Whole Loan is serviced, (vi) the trustee, certificate administrator and custodian under the DBJPM 2017-C6 PSA, pursuant to which each of the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan is serviced, and (vii) the trustee, certificate administrator and custodian under the CSAIL 2017-CX10 PSA, pursuant to which the Miracle Mile Shopping Center Whole Loan is serviced. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 9/30/2017
By Approximate Number	33,605	32,716	31,128	29,591
By Approximate Aggregate Unpaid Principal Balance (in billions)	$475.39	$503.34	$506.83	$508.20

Within this portfolio, as of September 30, 2017, are approximately 20,291 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $387.8 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2017, its European third party servicing portfolio, which is included in the above table, is approximately $899.3 million.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
YTD Q3 2017	$377,858,855,749	$665,406,508	0.18%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US, and by Fitch and S&P as a primary servicer and a special servicer of commercial loans in the UK. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer	CPS1-	Strong	MOR CS1
Master Servicer	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer	CPS2	Average
Special Servicer	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	Insurance Tracking and Compliance;

●	Onboarding-New Loan Setup;

●	Lien Release-Filing & Tracking;

●	Credit Investigation & Background Checks; and

●	Defeasance Calculations

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CREFI Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025% with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo.

The roles and responsibilities of the master servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to initially be appointed to act as the special servicer under the PSA and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Conflicted Special Servicer Mortgage Loans) and any related REO Properties, and in certain circumstances, will review, evaluate, process and/or provide or withhold consent as to certain Major Decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Conflicted Special Servicer Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Conflicted Special Servicer Mortgage Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc., Fitch, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” for master servicer and primary servicer, and “2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2017, Midland was master and primary servicing approximately 31,721 commercial and multifamily mortgage loans with a principal balance of approximately $429 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,936 of such loans, with a total principal balance of approximately $156 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2014 to 2016.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
CMBS	$157	$149	$149
Other	$179	$255	$294
Total	$336	$404	$444

As of September 30, 2017, Midland was named the special servicer in approximately 284 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $140 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 100 assets with an outstanding principal balance of approximately $748 million.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2014 to 2016.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2014	2015	2016
Total	$85	$110	$121

Midland may enter into one or more arrangements with the Controlling Class Representative, a Controlling Class Certificateholder, any directing holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and the related Intercreditor Agreement and limitations on the right of such person to replace the special servicer. See “Risk Factors—Risks Related to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment” in this prospectus.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Midland also serves various roles under certain Non-Serviced PSAs with respect to certain Non-Serviced Whole Loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties.”

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to serve as the initial Controlling Class Representative, and has engaged Midland as an independent contractor to conduct due diligence with respect to certain Mortgage Loans.

The foregoing information regarding Midland under this heading “Transaction Parties—The Special Servicer” has been provided by Midland.

The special servicer will not have primary responsibility for custody services or original documents evidencing the Mortgage Loans or the Companion Loans. The special servicer may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Companions Loans or otherwise. To the extent that the special servicer has custody of any such document for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

The special servicer will not have any material advancing rights or any advancing obligations. In certain instances, the special servicer may have the right to make property related property protection advances in emergency situations.

The roles and responsibilities of the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement,

resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) and Serviced Whole Loan (other than any Servicing Shift Whole Loan). Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $146.2 billion issued in 161 transactions.

As of December 31, 2017, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate cut-off principal balance of $56.5 billion issued in 65 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, Kroll Bond Rating Agency, Inc., S&P, DBRS and/or Morningstar Credit Ratings, LLC and none of those rating agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and will make the representations and warranties as operating advisor set forth in the PSA; (d) is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Retaining Party, or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (e) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor; provided that Park Bridge Lender Services, in its capacity as asset representations reviewer, is entitled to receive related fees as set forth in the PSA.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The Retaining Sponsor is expected to acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of $40,426,662, representing approximately 3.466% of all Classes of Regular Certificates. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules).

●	The Retaining Sponsor is expected to transfer the VRR Interest on the Closing Date to DBNY, as an MOA of the Retaining Sponsor, in accordance with the Credit Risk Retention Rules.

●	Eightfold Real Estate Capital Fund V, L.P. or its affiliate (the “Retaining Third-Party Purchaser”) is expected to purchase for cash the Class F-RR and Class G-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $54,890,346, representing approximately 1.584% of the aggregate fair value of all Classes of Regular Certificates. The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 246.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §246.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The initial Certificate Balance of the VRR Interest is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest, and the VRR Percentage will decrease and the Non-VRR Percentage will increase. If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in “Description of the Certificates—General”) in an aggregate amount equal to such increase in the initial

Certificate Balance of the VRR Interest, and the VRR Percentage will increase and the Non-VRR Percentage will decrease.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth and Twenty-second in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth and Twenty-third and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first and Twenty-fourth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Exchange Option

In accordance with the terms and conditions of the PSA, any portion of the VRR Interest may be exchanged by the holder thereof for multiple sub-interests (each, a “VRRI Sub-Interest”) that, in the aggregate, evidence such portion of the VRR Interest. Each VRRI Sub-Interest will be entitled to distributions of interest and principal, yield maintenance charges and prepayment premiums and reimbursements of VRR Realized Losses, Excess Interest (if applicable), and will be allocated VRR Realized Losses, in each case based on such distributions, reimbursements and allocations made in respect of a corresponding group of reference Classes of Non-VRR Certificates.

HRR Certificates

General

The Retaining Third-Party Purchaser is expected to purchase the HRR Certificates, consisting of the classes of certificates identified in the table below.

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Fair Value of the HRR Certificates (in $ and %)(2)	Expected Purchase Price(3)
Class F-RR	$14,074,000	$4,764,032 / 0.40% - 0.42%	33.849881%
Class G-RR	$40,816,346	$13,816,285 / 1.15% - 1.21%	33.849881%

(1)	Includes the expected initial Certificate Balance of each class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date. The balance of the VRR Interest is not included in the Certificate Balance of any class of HRR Certificates.

(2)	The estimated fair value (expressed as a dollar amount) and estimated range of fair value (expressed as a percentage of the aggregate fair value of all of the certificates) of the HRR Certificates. The fair value of the HRR Certificates is not subject to a range, but is based upon a targeted discount yield, and has been determined as described under “—Yield-Priced Certificates—Retaining Third-Party Purchaser Assumed Certificate Characteristics”. The fair value of the other certificates is unknown and has been determined by the Sponsors as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each class of the HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third-Party Purchaser is approximately $18,580,317, excluding accrued interest.

The Sponsors estimate that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $58,651,935 representing 5% of the aggregate fair value, as of the Closing Date, of all Classes of Regular Certificates.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed below under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Retaining Third-Party Purchaser

Eightfold Real Estate Capital Fund V, L.P. (“Eightfold Fund V”), a Delaware limited partnership, is expected to act as the Retaining Third-Party Purchaser. Eightfold Fund V (or an MOA thereof) will purchase and hold the HRR Certificates.

Eightfold Fund V was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent Eightfold Fund V’s seventh purchase of CMBS B-Piece Securities. Eightfold Fund V is advised by Eightfold Real Estate Capital, L.P. (“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 40 other CMBS securitizations. The members of Eightfold’s management team have on average over 27 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for seven investment funds with more than $1.6 billion in original committed capital as of September 30, 2017. Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve and the Class E, Class X-E, Class F-RR and Class G-RR certificates (the “Yield-Priced Certificates”) are anticipated to be priced based on a targeted yield, and the Sponsors calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap-Priced Principal Balance Certificates and the Yield-Priced Certificates as described below. CMBS such as the Class X Certificates (other than the Class X-E Certificates) (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Sponsors made their determination of the fair value of the Certificates presented above based on a number of inputs consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Sponsors calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of the transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan Documents during each Collection Period and which Classes of Swap-Priced Principal Balance Certificates will be entitled to receive principal payments based on the Certificate payment priorities described in “Description of the Certificates—Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve. The Sponsors utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Sponsors identified the range presented in the table below at each maturity on the swap yield curve, which represents the Sponsors’ estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.957%	2.168%	2.380%
3Y	2.027%	2.270%	2.512%
4Y	2.076%	2.331%	2.585%
5Y	2.119%	2.374%	2.629%
6Y	2.161%	2.413%	2.664%
7Y	2.202%	2.451%	2.700%
8Y	2.239%	2.483%	2.728%
9Y	2.275%	2.513%	2.751%
10Y	2.306%	2.541%	2.775%

Based on the swap yield curve, the Sponsors will determine for each Class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that Class’ weighted average life, by using a straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of certificates as of the date of this prospectus. The credit spread for a particular Class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.18%	0.22%	0.26%
Class A-2	0.44%	0.50%	0.56%
Class A-3	0.67%	0.75%	0.83%
Class A-SB	0.60%	0.66%	0.72%
Class A-4	0.68%	0.76%	0.84%
Class A-5	0.70%	0.78%	0.86%
Class A-M(1)	0.90%	1.05%	1.20%
Class B(1)	1.00%	1.25%	1.50%
Class C(1)	1.25%	1.65%	2.05%
Class D	2.75%	3.50%	4.25%

(1)	Any or all of the Class A-M, Class B or Class C Certificates may accrue interest at the WAC Rate.

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent) established at pricing. For an expected range of values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	2.183%	2.455%	2.727%
Class A-2	2.550%	2.865%	3.180%
Class A-3	2.849%	3.180%	3.510%
Class A-SB	2.815%	3.123%	3.430%
Class A-4	2.974%	3.290%	3.606%
Class A-5	3.000%	3.315%	3.631%
Class A-M	3.202%	3.587%	3.972%
Class B	3.302%	3.787%	4.272%
Class C	3.553%	4.188%	4.824%
Class D	5.054%	6.039%	7.024%

Determination of Class Sizes. The Sponsors were provided credit support levels for each class of certificates by each Rating Agency. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Sponsors determined the highest required credit support level of the Rating Agencies selected to rate a particular class of certificates (the “Constraining Level”). In certain circumstances, the Sponsors may elect not to engage a rating agency for particular classes of certificates, based in part on the credit support levels provided by such rating agency. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The Certificate Balance for the classes of certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’ Constraining Level. For each other subordinate class of Principal Balance Certificates, that class’ Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Principal Balance Certificates minus such subordinate class’ Constraining Level.

Target Price Determination. The Sponsors determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price that was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Sponsors have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-SB	103.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-M	103.00	%(1)
Class B	103.00	%(1)
Class C	103.00	%(1)
Class D	103.00	%(1)

(1)	The Target Price may not be realized with respect to the Class A-M, Class B, Class C or Class D Certificates.

Determination of Assumed Certificate Coupon. Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Sponsors determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of certificates in order to achieve the related Target Price for that class of certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Initial Certificate Coupons	Base Case Assumed Initial Certificate Coupon	High Estimate of Assumed Initial Certificate Coupon
Class A-1	2.208%	2.482%	2.756%
Class A-2	3.231%	3.550%	3.870%
Class A-3	3.023%	3.354%	3.684%
Class A-SB	3.272%	3.583%	3.894%
Class A-4	3.090%	3.406%	3.721%
Class A-5	3.350%	3.669%	3.987%
Class A-M	3.552%	3.941%	4.119%(1)
Class B	3.653%	4.045%(2)	4.119%(1)
Class C	3.905%	4.119%(1)	4.119%(1)
Class D	2.750%(3)	2.750%(3)	2.750%(3)

(1)	Expected to accrue interest at the WAC Rate.

(2)	Expected to accrue interest at the WAC Rate less a specified rate.

(3)	Assumed Initial Certificate Coupon of the Class D Certificates was set at 2.750% for each scenario instead of taking into account the target price of 103.00%.

Determination of Swap-Priced Expected Price. Based on interest payments using the Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Sponsors determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the related Net Mortgage Rate. The Sponsors determined the Swap-Priced Expected Price for each Class of Swap-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, the Sponsors calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each Class of Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the Mortgage Loan Documents assuming a 100% CPY prepayment rate and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions”. On the basis of the periodic reduction in the Notional Amount of each class of Interest-Only Certificates, the Sponsors calculated the weighted average life for each such class of Interest-Only Certificates.

Determination of Treasury Yield Curve. The Sponsors utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”. The Sponsors identified the range presented in the table below at each maturity on the treasury yield, which represents the Sponsors’ estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	2.231%	2.471%	2.711%
10Y	2.323%	2.553%	2.783%

Based on the treasury yield curve, the Sponsors determined for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’ weighted average life of the class(es) of Principal Balance Certificates that is the component of such class of Interest-Only Certificates by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination. The Sponsors determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Interest-Only Certificates as of the date of this prospectus. The credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair market values. The Sponsors identified the range presented in the table below from the base case credit spread percentage, which represents the Sponsors’ estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	0.85%	1.10%	1.35%
Class X-B	0.85%	1.10%	1.35%
Class X-D	1.75%	2.25%	2.75%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent). For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Sponsors identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for such class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for such class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	3.116%	3.602%	4.088%
Class X-B	3.163%	3.643%	4.124%
Class X-D	4.064%	4.795%	5.526%

Determination of Scheduled Certificate Interest Payments. Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Sponsors determined the range of Scheduled Certificate Interest Payments in each scenario for each class of Interest-Only Certificates based on the defined Pass-Through Rate for such class of certificates.

Determination of Interest-Only Expected Price. Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Sponsors determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Sponsors determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield-Priced Certificates

Retaining Third-Party Purchaser Assumed Certificate Characteristics. The Yield-Priced Certificates include each of the Class E, Class X-E and each Class of HRR Certificates expected to be acquired by the Retaining Third-Party Purchaser, and the inputs for the valuation of each such Class of Certificates were derived from the bid that the Retaining Third-Party Purchaser made to acquire such Classes of Certificates. The range of values were derived from variances in the inputs estimated by the Sponsors for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Sponsors’ experience in placement of CMBS with similar characteristics. Various factors may have influenced the Retaining Third-Party Purchaser’s determination of its required Discount Yield and the related Assumed Certificate Coupon, including without limitation, the Retaining Third-Party Purchaser’s assessment of the assumed default probability on the Mortgage Loans, the expected loss severity following any default, the assumed prepayment rate, and the Retaining Third-Party Purchaser’s cost of funds and ultimate return on investment that the Retaining Third-Party Purchaser wishes to achieve. In addition, the Retaining Third-Party Purchaser’s bid may be influenced by its desire to capture market-share or other strategic business considerations. The Discount Yield for each of the Class E and Class X-E Certificates is 11.000% and for each class of the HRR Certificates is 19.771%.

Determination of Class Size. The Sponsors determined the Certificate Balance of each Class of HRR Certificates in the same manner described in “—Swap-Priced Principal Balance Certificates— Determination of Class Sizes” above.

Weighted Average Life. On the basis of the Scheduled Certificate Principal Payments, the Sponsors calculated the weighted average life for each Class of HRR Certificates.

Determination of Yield-Priced Expected Price. Based on the interest payments using the Assumed Certificate Coupon assumed to be equal to the related Net Mortgage Rate for each class of the Yield-Priced Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each of the Class E and Class X-E Certificates and for each Class of HRR Certificates, the Sponsors determined the price (the “Yield-Priced Expected Price” and, together with the Swap-Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or each an “Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. The Sponsors determined the Yield-Priced Expected Price for each of the Class E and Class X-E Certificates and for each Class of HRR Certificates based on the low estimate and high estimate of Discount Yields. The lower the Discount Yield, the higher the corresponding Yield-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of each Class of HRR Certificates will correspond to the high range of the estimate of potential Discount Yields and correspondingly, the high range of fair market values of each of the Class E and Class X-E Certificates and each Class of HRR Certificates will correspond to the low range of the estimate of potential Discount Yields.

Calculation of Fair Value

Based on the Expected Prices, the Sponsors determined the range of fair values set forth in the table below for each class of certificates (excluding accrued interest). For the “Base Case Fair Value”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Sponsors determined the fair value for the related class of certificates by multiplying the relevant Expected Price by the high estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Sponsors determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the low estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates.

The Sponsors determined the fair value of the VRR Interest by (i) calculating the aggregate fair value of all Classes of Regular Certificates, (ii) multiplying such aggregate fair value by the VRR Allocation Percentage, and (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Sponsors determined the range of fair values for the VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

The Sponsors determined that the Class S Certificates have a fair value equal to zero based on the fact that there is a low probability of Excess Interest being received, and if received, it would be received near the stated maturity date of the related Mortgage Loan. Accordingly, there is no market for the Class S Certificates.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$18,702,779	$18,702,615	$18,702,575
Class A-2	$162,357,118	$162,351,562	$162,355,394
Class A-3	$49,762,423	$49,763,235	$49,762,295
Class A-SB	$41,662,076	$41,661,539	$41,661,822
Class A-4	$176,744,997	$176,748,243	$176,742,055
Class A-5	$357,518,876	$357,519,955	$357,500,982
Class X-A	$17,684,502	$37,278,373	$58,579,744
Class X-B	$0	$285,045	$3,618,091	(1)
Class X-D	$6,654,659	$6,876,584	$7,109,565
Class X-E	$1,855,480	$1,855,480	$1,855,480
Class A-M	$99,131,316	$100,026,579	$100,022,360
Class B	$47,693,761	$49,286,333	$49,286,530
Class C	$49,681,187	$52,253,838	$53,634,874
Class D	$42,312,800	$45,868,267	$49,777,886
Class E	$13,323,207	$13,323,207	$13,323,207
Class F-RR	$4,764,032	$4,764,032	$4,764,032
Class G-RR	$13,816,285	$13,816,285	$13,816,285
VRR Interest	$39,626,501	$40,657,521	$41,739,394

(1)	For purposes of this calculation only, the initial notional amount of the Class X-B Certificates was assumed to be equal to the aggregate certificate balance of the Class B and Class C Certificates.

The estimated range of fair value for all Classes of Regular Certificates and the VRR Interest is approximately $1,143,291,998 to $1,204,252,571, excluding accrued interest.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates or the VRR Interest, as applicable; provided such restrictions relating to the Retaining Third-

Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §246.7(b)(8)(i) of the Credit Risk Retention Rules.

In addition, neither the Retaining Sponsor nor DBNY intends to transfer the VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

GACC and CREFI will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2 and Annex D-3, respectively, and JPMCB will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of the its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B1 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR, Class S, Class R and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR
“Class X Certificates”	Class X-A, Class X-B, Class X-D and Class X-E
“Regular Certificates”	Senior Certificates and Subordinate Certificates
“Residual Certificates”	Class R
“Non-VRR Certificates”	All Certificates (other than VRR Interest and Residual Certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount(1)
Offered Certificates
A-1	$18,703,000
A-2	$157,629,000
A-3	$49,272,000
A-SB	$40,449,000
A-4	$175,000,000
A-5	$347,112,000
X-A(2)	$885,279,000
A-M	$97,114,000
B	$47,853,000
C	$52,075,000

Non-Offered Certificates
X-B(2)	$47,853,000
X-D(2)	$60,520,000
X-E(2)	$25,334,000
D	$60,520,000
E	$25,334,000
F-RR	$14,074,000
G-RR	$40,816,346
S	N/A
R	N/A
VRR Interest(3)	$40,426,662

(1)	The Certificate Balance or Notional Amount, as applicable, of each Class of Regular Certificates is subject to change as described in footnote (3) below. If the initial Certificate Balance of the VRR Interest is decreased from $40,426,662 to $38,377,518, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will increase by approximately 0.182% and the aggregate initial certificate balance of the offered certificates will increase from $985,207,000 to $987,000,000.

(2)	The Notional Amount of each class of the Class X Certificates is subject to change depending upon the final pricing of the Principal Balance Certificates, as follows: (1) if as a result of such pricing the Pass-Through Rate of any class of Principal Balance Certificates whose Certificate Balance comprises such Notional Amount is equal to the WAC Rate, the Certificate Balance of such class of Principal Balance Certificates may not be part of, and reduce accordingly, such Notional Amount of the related Class X Certificates (or, if as a result of such pricing the pass-through rate of the related Class X Certificates is equal to zero, such Class X Certificates may not be issued on the Closing Date), and/or (2) if as a result of such pricing the pass-through rate of any class of Principal Balance Certificates that does not comprise such Notional Amount of the related Class X Certificates is equal to less than the WAC Rate, such class of Principal Balance Certificates may become a part of, and increase accordingly, such Notional Amount of the related Class X Certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(3)	The initial Certificate Balance of the VRR Interest is subject to change depending on the final pricing of all Classes of Regular Certificates with the final initial Certificate Balance of the VRR Interest determined such that, upon initial issuance, the percentage of the fair value of the HRR Certificates and the percentage of the VRR Interest (in the aggregate) will equal at least 5. If the initial Certificate Balance of the VRR Interest is reduced, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be increased on a pro rata basis (based on the initial Certificate Balance set forth in the table above) in an aggregate amount equal to such reduction in the initial Certificate Balance of the VRR Interest. If the initial Certificate Balance of the VRR Interest is increased, the initial Certificate Balance of each Class of Principal Balance Certificates (and correspondingly, the initial Notional Amount of each Class of Class X Certificates) will be decreased on a pro rata basis (based on the initial Certificate Balance set forth in the table above) in an aggregate amount equal to such increase in the initial Certificate Balance of the VRR Interest. For a further description, see “Credit Risk Retention”.

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $885,279,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates. The initial Notional Amount of the Class X-B certificates will be approximately $47,853,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $60,520,000. The Notional Amount of the Class X-E certificates will equal the Certificate Balance of the Class E certificates. The initial Notional Amount of the Class X-E certificates will be approximately $25,334,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in February 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA;

(e)   with respect to the Distribution Date in March 2018, the Interest Deposit Amount (net of an amount accrued at the Administrative Cost Rate) and

(f)    the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D and Class X-E certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1. to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2. then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3. then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4. then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5. then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6. then, to the Class A-5 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates has been reduced to zero; and

7. then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates pursuant to clauses (1), (2), (3), (4), (5) and (6) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-fifth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class A-5 certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class F-RR certificates will be a per annum rate equal to     %.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to     %.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately     % per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or

Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately     % per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the strip rate (the “Class X-B Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class B certificates. The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately     % per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the strip rate (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D certificates. The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-E certificates for the initial Distribution Date will equal approximately     % per annum. The Pass-Through Rate applicable to the Class X-E certificates for each Distribution Date will equal the strip rate (the “Class X-E Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-E certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class E certificates. The applicable Class X-E Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable; provided that, for purposes of calculating Pass-Through Rates and the WAC Rate with respect to the Distribution Date in March 2018, the Interest Deposit Amount will be included in determining the Net Mortgage Rate of the Mortgage Loans that accrue interest based on the actual number of days elapsed during any calendar month (or other applicable accrual period) in a year assumed to consist of 360 days.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Scheduled Principal Distribution Amount for that Distribution Date, and

(b) the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the

Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to the ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)  the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-3,

Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a) first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b) second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class B certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c) third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	June 2022
Class A-2	January 2023
Class A-3	November 2024
Class A-SB	August 2027
Class A-4	October 2027
Class A-5	December 2027
Class X-A	December 2027
Class A-M	December 2027
Class B	December 2027
Class C	January 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in January 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related

Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Conflicted Loan or any Servicing Shift Whole Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such

Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class G-RR certificates;

second, to the Class F-RR certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Certificate Administrator” and “—The Trustee”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)     a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)     a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)     a CREFC® historical loan modification and corrected loan report;

(4)     a CREFC® advance recovery report;

(5)     a CREFC® total loan report;

(6)     a CREFC® operating statement analysis report;

(7)     a CREFC® comparative financial status report;

(8)     a CREFC® net operating income adjustment worksheet;

(9)     a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file; and

(15)   a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

Not later than the business day prior to each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or applicable special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending June 30, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related

Serviced Mortgage Loan is on the CREFC® Servicer Watch List. The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Non-Conflicted Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, a “Conflicted Controlling Class Holder”), any Conflicted Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Conflicted Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Conflicted Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Conflicted Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Conflicted Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Conflicted Information relating to any Conflicted Controlling Class Loan with respect to which such Conflicted Controlling Class Holder is not a Borrower Party (if such Conflicted Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced

Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be the party selected by DBNY. The other parties to the PSA will be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of the Risk Retention Consultation Party from DBNY. Notwithstanding the foregoing, the Risk Retention Consultation Party will not have any consultation rights with respect to any related Conflicted Loan. The initial Risk Retention Consultation Party is expected to be DBNY.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder.  For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Conflicted Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder is a Borrower Party.

“Conflicted Information” means, with respect to any Conflicted Controlling Class Loan, any information solely related to such Conflicted Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Conflicted Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Conflicted Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Conflicted Loan” means (a) with respect to the Controlling Class Representative, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Controlling Class Representative or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to the Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Risk Retention Consultation Party or the person entitled to appoint the Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or the Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is the Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Conflicted Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv)  such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Conflicted Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Conflicted Information relating to any Conflicted Controlling Class Loan with respect to which such Conflicted Controlling Class Holder is not a Borrower Party (if such Conflicted Information is not otherwise available via the certificate administrator’s website on account of it constituting Conflicted Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Conflicted Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Non-Conflicted Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by a Conflicted Controlling Class Holder will not be deemed to be outstanding as to such Conflicted Controlling Class Holder solely with respect to any related Conflicted Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Conflicted Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Non-Conflicted Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”;

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

○	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of a Conflicted Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Conflicted Loan.

In the event that the Retaining Sponsor determines that the Retaining Third-Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the Certificate Administrator, who will post such notice on its website under the “Risk Retention Special Notices” tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Conflicted Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Conflicted Controlling Class Holder, such Conflicted Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Conflicted Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Conflicted Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is a Conflicted Controlling Class Holder. The PSA will require each Conflicted Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Conflicted Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not a Conflicted Controlling Class Holder, such person will certify and agree that they will not share any Conflicted Information with any Conflicted Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Conflicted Information relating to any Conflicted Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Conflicted Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Conflicted Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c)  the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or the Risk Retention Consultation Party (in its capacity as the Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)     2% in the case of the Class X-A, Class X-B, Class X-D and Class X-E certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)     in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to

Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class F-RR and Class G-RR certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of a Class F-RR and Class G-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a

“Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Administration Group—Benchmark 2018-B1

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2018-B1 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)	(A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)	the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)	an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)	(A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)	(A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)	the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)	the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)	(A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)	the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)	copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)	if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)	if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)	if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)	originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)	the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)	the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)	with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)	with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)	the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)	the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)	with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)	the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)	assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)	any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)	an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)	the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)	an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)	any related mezzanine intercreditor agreement;

(xviii)	all related environmental reports;

(xix)	all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   copies of any zoning reports;

(l)    copies of financial statements of the related mortgagor;

(m)  copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   copies of all UCC searches;

(o)   copies of all litigation searches;

(p)   copies of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   copies of the organizational documents of the related mortgagor and any guarantor;

(t)    copies of the escrow statements;

(u)   a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the Mortgage Loan Seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC and CREFI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)   such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)     cure such Material Defect in all material respects, at its own expense,

(2)     repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)     substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Conflicted Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder;

(o)   prohibit Defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate)

may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions (other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)     the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)     the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-

recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the

Collection Account, on the related Master Servicer Remittance Date, the Available Funds (excluding any Interest Deposit Amount) for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account),  plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

With respect to the Distribution Date in March 2018, for each Mortgage Loan that accrues interest based on an actual/360 basis, the related mortgage loan seller will remit to the depositor on the Closing Date for deposit into the Interest Reserve Account an amount equal to one day of interest at the related Net Mortgage Rate (the “Interest Deposit Amount”). The Interest Deposit Amount will be included in the Withheld Amounts available for the Distribution Date in March 2018.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)	to pay to the master servicer and the applicable special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)	to pay itself any Net Prepayment Interest Excess;

(v)	to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)	to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)	to reimburse the trustee, the applicable special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)	to reimburse the master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)	to reimburse the master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)	to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)	to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)	to recoup any amounts deposited in the Collection Account in error;

(xiii)	to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)	to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)	to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)	to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)	to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)	to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees

Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.

Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.

Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.

Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.

Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Workout Fee/special servicer	1.0% (or 0.5% in the case of the Radisson Blu Aqua Hotel Mortgage Loan) of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.

Liquidation Fee/special servicer	1.0% (or 0.5% in the case of the Radisson Blu Aqua Hotel Mortgage Loan) of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under
	“—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.

Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.

	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.

Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (other than any Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.

Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses

Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Special Servicer Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges), 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% (or 0.5% in the case of the Radisson Blu Aqua Hotel Mortgage Loan) of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that in the event the Workout Fee with respect to a Corrected Loan is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be equal to $25,000; provided, further, that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, after receipt by the special servicer of Workout Fees with respect to a Corrected Loan in an amount equal to $25,000, the total amount of Workout Fees in excess of such $25,000 payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% (or 0.5% in the case of the Radisson Blu Aqua Hotel Mortgage Loan) of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●

with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Special Servicer Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts, and

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.0060% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.0016% with respect to all Mortgage Loans and REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) (except the 90 Hudson, Radisson Blu Aqua Hotel and Lehigh Valley Mall Mortgage Loans), (ii) 0.0030% with respect to the 90 Hudson Mortgage Loan, (iii) 0.0039% with respect to the Radisson Blu Aqua Hotel Mortgage Loan, and (iv) 0.0040% with respect to the Lehigh Valley Mall Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $10,250 multiplied by the number of Subject Loans, plus (ii) $2,000 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)	the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)	the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)	the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)	the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)

a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)	the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)	the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other

Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such

AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class G-RR certificates, second, to the Class F-RR certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related controlling class representative will be subject to provisions similar to those described above. See ““Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)

the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)	if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)	the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)	except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer or the special servicer, as applicable, subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below in this prospectus);

(v)	to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)	any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Holder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer or the special servicer, as applicable, will be required to promptly notify the other servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Holder)

and (ii) with respect to any Specially Serviced Loan, after consultation with the Risk Retention Consultation Party (but, in either case, other than with respect to any Mortgage Loan that is a Conflicted Loan as to any such party)), that either:

(x)  such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)  such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Party, as applicable, will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer to consult with the Directing Holder or the Risk Retention Consultation Party, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to (x) the rights of the Directing Holder and (y) with respect to a Serviced AB Whole Loan, the rights of the holder of the related Subordinate Companion Loans, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to a Conflicted Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to a Conflicted Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to a Conflicted Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to a Conflicted Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and KBRA (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2019) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)	either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced

Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)	any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)	the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)	the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)

a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage

Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)	the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially

Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Conflicted Loan);

●	the Risk Retention Consultation Party (but not with respect to any applicable Conflicted Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to a Conflicted Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Conflicted Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process. While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not a Conflicted Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Conflicted Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the

Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Conflicted Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Conflicted Loan), and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to a Conflicted Loan applicable to the Directing Holder), the operating advisor, will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Conflicted Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of any Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event, a Consultation Termination Event or an Operating Advisor Consultation Event has occurred) may exercise the rights of the Directing Holder or the operating advisor described in this “—Asset Status Report” section, and neither the Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the controlling class representative under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See
“—Servicing of the Non-Serviced Mortgage Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent

Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the

Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Conflicted Loan) the Directing Holder and the Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Conflicted Loan, unless a Consultation Termination Event exists), the Risk Retention Consultation Party (other than with respect to any applicable Conflicted Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Non-Conflicted Special Servicer, if any, the certificate administrator, the trustee, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Controlling Class Representative will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition, with respect to any Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Conflicted Loan applicable to the Directing Holder or any Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Conflicted Loan applicable to the Directing Holder or any Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Conflicted Loan applicable to the Directing Holder), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Controlling Class Representative” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1) absent that selection, or

(2) until a Controlling Class Representative is so selected, or

(3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Controlling Class Representative is no longer designated, the

Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Controlling Class Representative;

provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Controlling Class Representative until appointed in accordance with the terms of the PSA.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Controlling Class Representative has not changed until such parties receive written notice of a replacement of the Controlling Class Representative from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Controlling Class Representative.

The initial Controlling Class Representative is expected to be Eightfold Real Estate Capital Fund V, L.P., or its affiliate.

The “Directing Holder” means with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, the Controlling Class Representative.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class G-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E, Class F-RR and Class G-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Controlling Class Representative for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Controlling Class Representative to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Controlling Class Representative; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Controlling Class Representative, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Controlling Class Representative. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Controlling Class Representative (or controlling class representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the controlling class representative and (ii) the requesting party has not been notified of the identity of the Controlling Class Representative (or controlling class representative) or reasonably believes that the identity of the Controlling Class Representative (or controlling class representative) has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Controlling Class Representative or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(a)   (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)   any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or franchise changes for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)   any determination of an Acceptable Insurance Default;

(d)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)   any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)    releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)    any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)     any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents; and

(n)   consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Controlling Class Representative’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Conflicted Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Conflicted Loan), the master servicer and the special servicer will also be required to consult with the Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of the Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by the Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by the Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Risk Retention Consultation Party on the specific matter; provided, however, that the failure of the Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision” means any Major Decision under clauses (a)(iii)(A), (a)(iii)(B), and (b) through (d) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (a)(i), (a)(ii), (a)(iii)(C), and (e) through (n) of the definition of “Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Conflicted Loan or any Servicing Shift Whole Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Conflicted Special Servicer Mortgage Loan (that is not also a Conflicted Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select a Non-Conflicted Special Servicer with respect to such Conflicted Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Conflicted Special Servicer Mortgage Loan is also a Conflicted Loan, the resigning special servicer will be required to use reasonable efforts to select the related Non-Conflicted Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Conflicted Loan related to the Controlling Class Representative (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the master servicer, the special servicer or the related Non-Conflicted Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Controlling Class Representative will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Controlling Class

Representative under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur with respect to any Mortgage Loan or Serviced Whole Loan (i) when the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) when a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that prior to the related Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Conflicted Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, further, that prior to the related Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Conflicted Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Controlling Class Representative and (b) to exercise any of the Controlling Class Representative’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E certificates, the successor Class E Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Controlling Class Representative and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

“Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the “directing holder” with respect to any Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, the Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and any Servicing Shift Whole Loan, the Controlling Class Representative will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the Controlling Class Representative under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan) or the Loan-Specific Directing Holder (in the case of any Servicing Shift Mortgage Loan), as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loan, as applicable and, so long as a Control Termination Event has not occurred and is not continuing, the Controlling Class Representative will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Controlling Class Representative may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or any Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any particular decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional oversight with respect to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, any Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. However, Park Bridge Lender Services LLC is also the operating advisor under the MSC 2017-HR2 PSA, the BANK 2017-BNK8 PSA, the WPT 2017-WWP TSA and the CSAIL 2017-CX10 PSA and, in each such capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the MSC 2017-HR2 PSA, the BANK 2017-BNK8 PSA, the WPT 2017-WWP TSA and the CSAIL 2017-CX10 PSA that are similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition and for the avoidance of doubt, although the operating advisor may have certain consultation duties with the master servicer with respect to certain Major Decisions processed by the master servicer (as later described), the operating advisor will have no obligations or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(c)   promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount or (ii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(d)   preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) an Operating Advisor Consultation Event occurred) generally in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(1)       after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)       if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than any Servicing Shift Whole Loan) for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, the Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates and (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)	that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Controlling Class Representative, the Directing Holder, the Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)	that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)	that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)	that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 246.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or the Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Conflicted Loan) or the exercise of the Directing Holder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Conflicted Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Conflicted Loan), as applicable, disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Controlling Class Representative (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders, the Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination) by written notice to the operating advisor, and the proposed successor operating advisor will be appointed.

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer, the Risk Retention Consultation Party and the Controlling Class Representative, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See“—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Controlling Class Representative and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Controlling Class Representative.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 78 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 11 of such 78 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and December 31, 2017 was approximately 57.668%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 10.505%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 13.198% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 4.764%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 3 largest Mortgage Loans in the Mortgage Pool represent approximately 15.9% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 3 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Controlling Class Representative, the Risk Retention Consultation Party and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)	a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)	any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i)

through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Controlling Class Representative, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc.,

KBRA, Morningstar Credit Ratings, LLC or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder, the Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)	any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)	any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)	any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)	the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property;

(vi)	the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Party

The Risk Retention Consultation Party will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Risk Retention Consultation Party:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the VRR Interest;

(c)   does not have any liability or duties to the holders of any class of certificates;

(d)   may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of the Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and VRR Interest evidencing at least 50% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the Directing Holder will be permitted to replace the special servicer with respect to any Servicing Shift Whole Loan.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates and VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates. If any portion of the VRR Interest is exchanged for VRRI Sub-Interests, all such VRRI Sub-Interests will be Non-Reduced Certificates if such portion of the VRR Interest, if it were outstanding, would have been part of a class of Non-Reduced Certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Conflicted Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Conflicted Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Conflicted Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Conflicted Special Servicer Mortgage Loan is not also a Conflicted Loan, then the Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Non-Conflicted Special Servicer”) for the Conflicted Special Servicer Mortgage Loan, (ii) if the Conflicted Special Servicer Mortgage Loan is also a Conflicted Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not a Conflicted Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Non-Conflicted Special Servicer for the Conflicted Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not a Conflicted Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Non-Conflicted Special Servicer for the Conflicted Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Conflicted Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not a Conflicted Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Non-Conflicted Special Servicer for the Conflicted Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Non-Conflicted Special Servicer or with respect to the identity of the applicable Non-Conflicted Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to a Conflicted Special Servicer Mortgage Loan, (1) the related Non-Conflicted Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be a Conflicted Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer a Conflicted Special Servicer Mortgage Loan.

The Non-Conflicted Special Servicer will be required to perform all of the obligations of the special servicer for the related Conflicted Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Conflicted Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is a Conflicted Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Conflicted Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the controlling class representative appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related controlling class representative, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Controlling Class Representative for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)   KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action; or

(i)     so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, (3) in the case of the special servicer, the Risk Retention Consultation Party, or (4) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Controlling Class Representative or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Controlling Class Representative or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or

Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its

Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the WPT 2017-WWP TSA, which is described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2018-B1 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA; provided, that with respect to the Griffin Portfolio Mortgage Loan, the liquidation fee payable to the related Non-Serviced Special Servicer in the event of a liquidation of the related Whole Loan is subject to a minimum of the lesser of 3% and $25,0000, and neither the workout fee nor the liquidation fee is subject to a $1,000,000 aggregate cap;

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2018-B1 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Worldwide Plaza Mortgage Loan

The Worldwide Plaza Mortgage Loan will be serviced pursuant to the WPT 2017-WWP TSA. The servicing terms of the WPT 2017-WWP TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The WPT 2017-WWP Servicer earns a servicing fee with respect to the Worldwide Plaza Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Worldwide Plaza Whole Loan becoming a specially serviced loan under the WPT 2017-WWP TSA, the WPT 2017-WWP Special Servicer will earn a special servicing fee payable monthly with respect to the Worldwide Plaza Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Worldwide Plaza Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The WPT 2017-WWP Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Worldwide Plaza Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The WPT 2017-WWP Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Worldwide Plaza Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The WPT 2017-WWP TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to WPT 2017-WWP TSA.

●	The WPT 2017-WWP TSA does not require the WPT 2017-WWP Servicer to make the equivalent of compensating interest payments in respect of the WPT 2017-WWP Whole Loan.

●	The retaining sponsor under the WPT 2017-WWP securitization satisfied its risk retention obligations under Regulation RR by causing a third party purchaser to purchase an eligible horizontal residual interest issued by the related securitization trust in accordance with Rule 7 under Regulation RR. There will be no equivalent of the Risk Retention Consultation Party under the WPT 2017-WWP TSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Pass-AB Whole Loans—Worldwide Plaza Whole”.

Servicing of the Servicing Shift Mortgage Loans

The servicing of each of the Atrium Center, Sentinel Square II, Rochester Hotel Portfolio, Marriott Charlotte City Center, Towers at University Town Center and Two Harbor Point Square Whole Loans, the Servicing Shift Whole Loans, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the related Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5

Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Serviced Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Serviced Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date (solely for purposes of this calculation, if such right is being exercised after February 2028 and the 156-168 Bleecker Mortgage Loan is still an asset of the Trust, then such Mortgage Loan will be excluded from the then aggregate Stated Principal Balance and the aggregate Cut-off Date Principal Balance). Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, either Trust REMIC or the Grantor Trust that would be a claim against the issuing entity, or either Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating

Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)     to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)     to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)    to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion

Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “A-2” by S&P and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a sale pursuant to a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, sponsor, and DBNY, an originator, the initial Risk Retention Consultation Party and the holder of the VRR Interest. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller and a sponsor. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller and a sponsor.

DBNY or an affiliate currently holds one or more of each of the Worldwide Plaza Companion Loans, the Sentinel Square II Companion Loan, the Rochester Hotel Portfolio Companion Loans and the Two Harbor Point Square Companion Loans.

JPMCB or an affiliate currently holds one or more of each of the 90 Hudson Companion Loan, the Atrium Center Companion Loans, the Radisson Blu Aqua Hotel Companion Loan, the Lehigh Valley Mall Companion Loans, the Marriott Charlotte City Center Companion Loans and the Towers at University Town Center Companion Loan.

CREFI or an affiliate currently holds one or more of each of The Woods Companion Loans and the Two Harbor Point Square Companion Loans.

Wells Fargo Bank, National Association, the master servicer, certificate administrator and custodian, is also (i) the master servicer, certificate administrator and custodian under the MSC 2017-HR2 PSA, pursuant to which The Woods Whole Loan is serviced, (ii) the master servicer, certificate administrator and custodian under the BANK 2017-BNK8 PSA, pursuant to which the Griffin Portfolio Whole Loan is serviced, (iii) the servicer, certificate administrator and custodian under the WWP 2017-WWP TSA, pursuant to which the Worldwide Plaza Whole Loan is serviced, (iv) the trustee, certificate administrator and custodian under the JPMDB 2017-C7 PSA, pursuant to which each of the Station Place III Whole Loan, the 521-523 East 72nd Street Whole Loan and the AHIP Northeast Portfolio I Whole Loan is serviced, (v) the trustee, certificate administrator and custodian under the DBJPM 2017-C6 PSA, pursuant to which each of the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan is serviced, and (vi) the trustee, certificate administrator and custodian under the CSAIL 2017-CX10 PSA, pursuant to which the Miracle Mile Shopping Center Whole Loan is serviced.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 11 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 19.8% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between CREFI and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 9 of the Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 11.2% of the Initial Pool Balance.

Wells Fargo Bank, National Association is the interim custodian of the loan documents with respect to 10 Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 16.1% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland Loan Services a Division of PNC Bank, National Association, on the other hand, Midland Loan Services a Division of PNC Bank, National Association acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Midland Loan Services a Division of PNC Bank, National Association assisted Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

Midland Loan Services a Division of PNC Bank, National Association, the special servicer, is also (i) the special servicer under the BANK 2017-BNK8 PSA, pursuant to which the Griffin Portfolio Whole Loan is serviced, (ii) the master servicer and special servicer under the JPMDB 2017-C7 PSA, pursuant to which each of the Station Place III Whole Loan, the 521-523 East 72nd Street Whole Loan and the AHIP Northeast Portfolio I Whole Loan is serviced, and (iii) the master servicer and special servicer under the DBJPM 2017-C6 PSA, pursuant to which each of the Gateway Net Lease Portfolio Whole Loan and the Starwood Capital Group Hotel Portfolio Whole Loan is serviced.

Wilmington Trust, National Association, the trustee, is also the trustee under (i) the MSC 2017-HR2 PSA, pursuant to which The Woods Whole Loan is being serviced, (ii) the BANK 2017-BNK8 PSA, pursuant to which the Griffin Portfolio Whole Loan is being serviced, and (iii) the WPT 2017-WWP TSA, pursuant to which the Worldwide Plaza Whole Loan is being serviced.

Park Bridge Lender Services LLC, the operating advisor and the asset representations reviewer, is also (i) the operating advisor and asset representations reviewer under MSC 2017-HR2 PSA, pursuant to which The Woods Whole Loan is serviced, (ii) the operating advisor and asset representations reviewer under the BANK 2017-BNK8 PSA, pursuant to which the Griffin Portfolio Whole Loan is being serviced, (iii) the operating advisor under the WPT 2017-WWP TSA, pursuant to which the Worldwide Plaza Whole Loan is being serviced, and (iv) the operating advisor and asset representations reviewer under the CSAIL 2017-CX10 PSA, pursuant to which the Miracle Mile Shopping Center Whole Loan is being serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD

Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$885,279,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$47,853,000	Class B
Class X-D	$60,520,000	Class D
Class X-E	$25,334,000	Class E

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated

Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$885,279,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$47,853,000	Class B
Class X-D	$60,520,000	Class D
Class X-E	$25,334,000	Class E

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in February 2018;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan pursuant to the related Intercreditor Agreement;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on January 31, 2018;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	an initial Interest Deposit Amount of $133,443.93 on the Closing Date;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans; and

●	with respect to the Worldwide Plaza and Two Harbor Point Square Mortgage Loans, for the purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	87%	87%	87%	87%	87%
January 2020	72%	72%	72%	72%	72%
January 2021	48%	48%	48%	48%	48%
January 2022	12%	5%	0%	0%	0%
January 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.66	2.63	2.62	2.62	2.62

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	99%	98%	83%
January 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.80	4.78	4.75	4.70	4.44

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.45	6.43	6.41	6.38	6.21

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	80%	80%	80%	80%	80%
January 2025	59%	59%	59%	59%	59%
January 2026	37%	37%	37%	37%	37%
January 2027	14%	14%	14%	14%	14%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.36	7.36	7.36	7.36	7.36

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025	100%	100%	100%	100%	100%
January 2026	100%	100%	100%	100%	100%
January 2027	100%	100%	100%	100%	100%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.61	9.57	9.51	9.45	9.25

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025	100%	100%	100%	100%	100%
January 2026	100%	100%	100%	100%	100%
January 2027	100%	100%	100%	100%	100%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.81	9.79	9.77	9.74	9.52

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025	100%	100%	100%	100%	100%
January 2026	100%	100%	100%	100%	100%
January 2027	100%	100%	100%	100%	100%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.84	9.63

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025	100%	100%	100%	100%	100%
January 2026	100%	100%	100%	100%	100%
January 2027	100%	100%	100%	100%	100%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.88	9.88	9.63

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
January 2019	100%	100%	100%	100%	100%
January 2020	100%	100%	100%	100%	100%
January 2021	100%	100%	100%	100%	100%
January 2022	100%	100%	100%	100%	100%
January 2023	100%	100%	100%	100%	100%
January 2024	100%	100%	100%	100%	100%
January 2025	100%	100%	100%	100%	100%
January 2026	100%	100%	100%	100%	100%
January 2027	100%	100%	100%	100%	100%
January 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.93	9.91	9.88	9.88	9.69

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from January 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class X-E, Class A-M, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR certificates and the regular interests that correspond in the aggregate to the VRR Interest (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor (1) the portions of the issuing entity consisting of (i) entitlement to collections of excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, and (ii) the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon, will be classified as a “trust” under Section 301.7701-4(c) of the Treasury Regulations, (the “Grantor Trust”), (2) the Class S certificates and the VRR Interest will represent beneficial ownership of the excess interest and related distribution account and (3) the VRR Interest will represent beneficial ownership of the uncertificated regular interests in the Upper-Tier REMIC corresponding to the VRR Interest and distributions thereon.

Changes in U.S. Federal Tax Laws

Certain provisions of the Tax Cuts and Jobs Act (the “Act”) may affect the U.S. Federal income tax treatment of the certificates. Under the Act, investors that use the accrual method of accounting and prepare “applicable financial statements” will have to recognize income from their certificates no later than the taxable year in which such income is taken into account as revenue in their “applicable financial statements”. This may require investors to report income earlier than it would otherwise be recognized under other tax rules, including the rules described below in “Taxation of Regular Interests”. It is unclear how this and other provisions of the Act will ultimately affect investors in the certificates.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 4 of the Mortgaged Properties (13.5%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class          certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, the election will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made, and to all market discount bonds acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, the election will apply to all premium bonds (other than tax-exempt premium bonds) held by such Regular Interest Holder as of the first day of the taxable year for which the election is made, and to all taxable premium bonds acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class [__] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Backup Withholding

Distributions made on the certificates (including interest distributions, original issue discount and, under certain circumstances, principal distributions), and proceeds from the sale of the certificates to or through certain brokers, may be subject to “backup” withholding tax under Code Section 3406 unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other

“specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the sale, exchange, redemption or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates (including interest distributions, original issue discount and, under certain circumstances, principal distributions), and proceeds from the sale of the certificates to or through certain brokers, may be subject to “backup” withholding tax under Code Section 3406 unless the Non-U.S. Person either (i) provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person or (ii) can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Administrative Matters

REMIC Representative

Solely for the purpose of the administrative provisions of the Code, a REMIC generally will be treated as a partnership and the Residual Holders will be treated as the partners. Under the 2015 Budget Act (discussed below), the “representative” (as defined in Section 6223 of the Code) will represent a Trust REMIC in connection with any IRS proceeding relating to the Trust REMIC. Such representative does not have to be a holder of a Class R Certificate or its delegate, and the TSA will designate the Certificate Administrator as such representative.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules, affects entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The parties responsible for the tax administration of the REMICs will be required to use any exceptions available under the new provisions (including any changes) and IRS regulations so that a REMIC’s residual interest holders, to the fullest extent possible, rather than the REMIC itself, will be liable for any taxes arising from audit adjustments to the REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Residual Holders should discuss with their own tax advisors the possible effect of the new rules on them.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Certificates will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Certificateholders or beneficial owners that own Regular Certificates through a broker or middleman as nominee. All brokers, nominees and all other non-exempt Regular Certificateholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee. The IRS’s Form 1066 has an accompanying Schedule Q, “Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation”. Treasury regulations require that Schedule Q be furnished by each Trust REMIC to each Residual Holder by the end of the month following the close of each calendar quarter (41 days after the end of a quarter under proposed Treasury regulations) in which such Trust REMIC is in existence.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished quarterly to each holder of a Class R Certificate, furnished annually, if applicable, to holders of Regular Certificates, and filed annually with the IRS concerning Code Section 67 expenses, see “—Limitations on Deduction of Certain Expenses” above, allocable to those Regular Certificateholders. Furthermore, under those regulations, information must be furnished quarterly to each holder of a Class R Certificate, furnished annually to the Regular Certificateholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Class A-1	$	$
Class A-2	$	$
Class A-3	$	$
Class A-SB	$	$
Class A-4	$	$
Class A-5	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

Class	Citigroup Global Markets Inc.	Academy Securities, Inc.
Class A-1	$	$
Class A-2	$	$
Class A-3	$	$
Class A-SB	$	$
Class A-4	$	$
Class A-5	$	$
Class X-A	$	$
Class A-M	$	$
Class B	$	$
Class C	$	$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately        % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from January 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $        , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB, and (iii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705)(the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E, as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each beneficial owner of an Offered Certificate or any interest therein that is a Plan, including any fiduciary purchasing Offered Certificates on behalf of a Plan (“Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)     none of the depositor, any underwriter, the trustee, the certificate administrator, the master servicer, the special servicer (including, for the avoidance of doubt, any Non-Conflicted Special Servicer), any sub-servicer, the operating advisor, the asset representations reviewer or any of their respective affiliates, agents or employees (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a State or Federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has, and at all times that the Plan is invested in the Offered Certificates will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in the Offered Certificates in such capacity);

(2)     the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of Offered Certificates;

(3)     the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)     none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in the Offered Certificates; and

(5)     the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties financial interests in the Plan’s acquisition of the Offered Certificates.

The above representations in this paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered

Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in January 2051. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

17g-5 Information Provider	307
1986 Act	132
1996 Act	437
2015 Budget Act	467
401(c) Regulations	476
AB Modified Loan	352
Acceptable Insurance Default	356
Accrued AB Loan Interest	291
Act	456
Acting General Counsel’s Letter	131
Actual/360 Basis	186
Actual/360 Loans	331
ADA	439
Administrative Cost Rate	287
ADR	135
Advances	327
Advisers Act	475
Affected Investors	116
Affirmative Asset Review Vote	390
Aggregate Available Funds	281
Aggregate Principal Distribution Amount	287
Allocated Loan Amount	135
Annual Debt Service	135
Anticipated Repayment Date	186
Appraisal Reduction Amount	349
Appraisal Reduction Event	348
Appraised Value	136
Appraised-Out Class	353
ARD Loan	186
ASR Consultation Process	366
Assessment of Compliance	419
Asset Representations Reviewer Asset Review Fee	347
Asset Representations Reviewer Fee Cap	347
Asset Representations Reviewer Termination Event	395
Asset Review	392
Asset Review Notice	391
Asset Review Quorum	391
Asset Review Report	393
Asset Review Report Summary	393
Asset Review Standard	392
Asset Review Trigger	389
Asset Review Vote Election	390
Asset Status Report	363
Assumed Certificate Coupon	271
Assumed Final Distribution Date	294
Assumed Scheduled Payment	288
Attestation Report	420
Available Funds	282
Balloon Balance	136
Balloon LTV	137
BANK 2017-BNK8 PSA	204
Base Interest Fraction	293
Benefit Plan Investors	472
Borrower Party	301
Borrower Party Affiliate	301
Breach Notice	318
BSCMI	236
C(WUMP)O	17
CCRE Mortgage Loans	227
CERCLA	437
Certificate Administrator/Trustee Fee	346
Certificate Administrator/Trustee Fee Rate	346
Certificate Balance	279
Certificate Owners	309
Certificateholder	302
Certificateholder Quorum	398
Certificateholder Repurchase Request	409
Certifying Certificateholder	311
CGMRC	244
Citi Data File	245
Class A Certificates	277
Class A-SB Planned Principal Balance	289
Class X certificates	3
Class X Certificates	277, 278
Class X-A Strip Rates	285
Class X-B Strip Rate	286
Class X-D Strip Rate	286
Class X-E Strip Rate	286
Clearstream	308
Clearstream Participants	310
Closing Date	135
CMBS	57
CMBS B-Piece Securities	268
Code	456
Collateral Deficiency Amount	352
Collection Account	330
Collection Period	282
Communication Request	312
Companion Loan	133
Companion Loan Holder	203
Compensating Interest Payment	295
Conflicted Controlling Class Holder	300
Conflicted Controlling Class Loan	301
Conflicted Information	301
Conflicted Loan	301
Conflicted Special Servicer Mortgage Loan	399
Constant Prepayment Rate	447
Constraining Level	270
Consultation Termination Event	378
Control Eligible Certificates	372

Control Note	204
Control Termination Event	378
Controlling Class	372
Controlling Class Certificateholder	372
Controlling Class Representative	371
Controlling Companion Loan	205
Controlling Holder	205
Corrected Loan	363
CPR	447
Credit Risk Retention Rules	264
CREFC®	298
CREFC® Intellectual Property Royalty License Fee	348
CREFC® Intellectual Property Royalty License Fee Rate	348
CREFC® Reports	298
CREFI	243
CREFI Mortgage Loans	243
CREFI Securitization Database	244
Crossover Date	284
Cumulative Appraisal Reduction Amount	352, 353
Cure/Contest Period	393
Current LTV	137
Cut-off Date	133
Cut-off Date Balance	136
Cut-off Date LTV Ratio	137
Cut-off Date UW NCF	139
Daily Portions	460
DBJPM 2017-C6 PSA	205
DBNY	227
Defaulted Loan	369
Defeasance Deposit	191
Defeasance Loans	191
Defeasance Lock-Out Period	191
Defeasance Option	191
Definitive Certificate	308
Delinquent Loan	390
Depositaries	308
Depositor	252
Determination Date	280
Deutsche Bank	227
Diligence File	315
Directing Holder	372
Directing Holder Asset Status Report Review Process	365
Disclosable Special Servicer Fees	345
Discount Rate	187
Discount Yield	270, 273
Dispute Resolution Consultation	411
Dispute Resolution Cut-off Date	411
Distribution Accounts	331
Distribution Date	280
District Court	255
DMARC	228
Dodd-Frank Act	116
DOJ	227
DOL	472
DTC	308
DTC Participants	309
DTC Rules	309
Due Date	186, 282
Due Diligence Questionnaire	245
EDGAR	471
EEA	15
Eightfold	268
Eightfold Fund V	268
Eligible Asset Representations Reviewer	393
Eligible Operating Advisor	384
Enforcing Party	409
Enforcing Servicer	409
ESA	161, 232, 240
Escrow/Reserve Mitigating Circumstances	234, 242
EU Risk Retention and Due Diligence Requirements	115
Euroclear	308
Euroclear Operator	310
Euroclear Participants	310
Excess Interest	280
Excess Interest Distribution Account	331
Excess Prepayment Interest Shortfall	296
Exchange Act	226, 235
Excluded Plan	474
Exemption	473
Exemption Rating Agency	473
Expected Price	274
Expected Prices	274
FATCA	466
FDIA	130
FDIC	131
Federal Court Complaint	255
FETL	19
FIEL	19
Final Asset Status Report	366
Final Dispute Resolution Election Notice	411
Final Material Asset Status Report	366
Financial Promotion Order	16
FIRREA	131, 231, 240
Fitch	418
FPO Persons	16
FSCMA	19
FSMA	16
GACC	227
GACC Data Tape	229
GACC Deal Team	229
GACC Mortgage Loans	228
Gain-on-Sale Reserve Account	331
Garn Act	438

Gateway Net Lease Portfolio Control Appraisal Period	217
Gateway Net Lease Portfolio Controlling Subordinate Companion Loans	217
Gateway Net Lease Portfolio Directing Holder	222
Gateway Net Lease Portfolio Intercreditor Agreement	217
Gateway Net Lease Portfolio Major Decision	222
Gateway Net Lease Portfolio Noteholders	217
Gateway Net Lease Portfolio Sequential Pay Event	218
Gateway Net Lease Portfolio Subordinate Companion Loans	217
Gateway Net Lease Portfolio Threshold Event Collateral	218
Gateway Net Lease Portfolio Whole Loan	217
Grace Period	186
Grantor Trust	53, 456
Hard Lockbox	136
High Net Worth Companies, Unincorporated Associations, Etc.	16
HRR certificates	4, 30
HRR Certificates	264
Impermissible Asset Representations Reviewer Affiliate	405
Impermissible Operating Advisor Affiliate	405
Impermissible Risk Retention Affiliate	405
Impermissible TPP Affiliate	405
Indirect Participants	309
Initial Delivery Date	363
Initial Pool Balance	133
Initial Rate	186
Initial Requesting Certificateholder	409
In-Place Cash Management	136
Insurance and Condemnation Proceeds	330
Intercreditor Agreement	203
Interest Accrual Amount	287
Interest Accrual Period	287
Interest Deposit Amount	331
Interest Distribution Amount	287
Interest Payment Differential	188
Interest Reserve Account	331
Interest Shortfall	287
Interested Person	370
Interest-Only Certificates	269
Interest-Only Expected Price	273
Intermediary	465
Interpolated Yield	269, 272
Investment Company Act	1
Investor Certification	301
Investor Q&A Forum	306
Investor Registry	306
IO Group YM Distribution Amount	293
IORPS	116
JPMCB	235
JPMCB Data Tape	237
JPMCB Deal Team	237
JPMCB Mortgage Loans	237
JPMCB’s Qualification Criteria	238
JPMDB 2017-C7 PSA	205
KBRA	418
Largest Tenant	136
Lease Expiration	136
Liquidation Fee	342
Liquidation Proceeds	330, 342
Loan Per Net Rentable Area	137
Loan-Specific Directing Holder	379
Loan-Specific REMIC Distribution Account	331
Loan-to-Value Ratio	137
Loan-to-Value Ratio at Maturity or ARD	137
Loss of Value Payment	319
Lower-Tier Regular Interests	456
Lower-Tier REMIC	53
Lower-Tier REMIC Distribution Account	331
Lower-Tier REMICs	456
LTV Ratio	137
LTV Ratio at Maturity or ARD	137
MAI	321
Major Decision	373
Major Decision Reporting Package	373
Market Discount	461
MAS	18
Master Servicer	256
Master Servicer Major Decision	376
Master Servicer Proposed Course of Action Notice	410
Master Servicer Remittance Date	326
Master Servicing Fee	339
Master Servicing Fee Rate	339
Material Defect	318
Maturity Date LTV Ratio	137
Midland	260
MIFID II	15
MLPA	312
MOA	264
Modeling Assumptions	447
Modification Fees	344
Modified Mortgage Loan	349
Mortgage	134
Mortgage File	312
Mortgage Loan Seller	227, 243
Mortgage Loans	133
Mortgage Note	134
Mortgage Pool	133

Mortgage Rate	287
Mortgaged Property	134
Most Recent NOI	137
MSA	138
MSC 2017-HR2 PSA	205
Net Default Interest	339
Net Mortgage Rate	286
Net Operating Income	138
Net Prepayment Interest Excess	295
NFIP	87
NI 33-105	20
NOI	138
NOI Date	138
Non-Conflicted Special Servicer	399
Non-Control Note	205
Non-Controlling Holder	205, 209
non-qualified intermediary	465
Nonrecoverable Advance	328
Non-Reduced Certificates	398
Non-Serviced Certificate Administrator	205
Non-Serviced Companion Loan	205
Non-Serviced Directing Holder	205
Non-Serviced Master Servicer	205
Non-Serviced Mortgage Loan	205
Non-Serviced Pari Passu Companion Loan	205
Non-Serviced Pari Passu Whole Loan	206
Non-Serviced PSA	206
Non-Serviced Securitization Trust	206
Non-Serviced Special Servicer	206
Non-Serviced Trustee	206
Non-U.S. Person	465
non-VRR certificates	30
Non-VRR Certificates	278
Non-VRR Percentage	266
Notional Amount	280
NRA	138
NRSRO	476
NRSRO	300, 403
NRSRO Certification	302
Occupancy	138
Occupancy Date	138
Offered Certificates	278
Offsetting Modification Fees	345
OID Regulations	459
OLA	131
Operating Advisor Annual Report	383
Operating Advisor Consultation Event	384
Operating Advisor Consulting Fee	346
Operating Advisor Expenses	347
Operating Advisor Fee	346
Operating Advisor Fee Rate	346
Operating Advisor Standard	382
Operating Advisor Termination Event	386
Original Balance	138
P&I	257

P&I Advance	326
PAR	232, 240
Pari Passu Companion Loan	133
Park Bridge Financial	263
Park Bridge Lender Services	263
Participants	308
Parties in Interest	472
Pass-Through Rate	285
Patriot Act	440
PCIS Persons	16
PCO	179
PCR	251
Periodic Payments	281
Permitted Investments	280, 332
Permitted Special Servicer/Affiliate Fees	345
PIPs	81, 163
Plan Fiduciary	474
Plans	472
PRC	17
Pre-2019 Securitizations	116
Preliminary Dispute Resolution Election Notice	411
Prepayment Assumption	460
Prepayment Interest Excess	294
Prepayment Interest Shortfall	294
Prepayment Provision	138
PRIIPS Regulation	15
Prime Rate	330
Principal Balance Certificates	278
Principal Distribution Amount	288
Principal Shortfall	289
Privileged Information	385
Privileged Information Exception	386
Privileged Person	300
Prohibited Prepayment	295
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	410
Proposed Course of Action Notice	410
Prospectus Directive	15
PSA	277
PSA Party Repurchase Request	409
PTCE	475
Purchase Price	320
Qualified Intermediary	465
Qualified Investors	15
Qualified Replacement Special Servicer	398
Qualified Substitute Mortgage Loan	320
Qualifying CRE Loan Percentage	265
RAC No-Response Scenario	417
Rated Final Distribution Date	294
Rating Agencies	418
Rating Agency Confirmation	418
REA	66

Realized Loss	297
Record Date	280
Registration Statement	471
regular certificates	4
Regular Certificates	278
Regular Interest Holder	459
Regular Interests	456
Regulation AB	420
Reimbursement Rate	330
Reinvestment Yield	187
Related Group	138
Related Proceeds	329
Release Date	191
Relevant Member State	15
Relevant Persons	16
Relief Act	440
REMIC	456
REMIC Regulations	456
REO Account	332
REO Loan	289
REO Property	363
Repurchase Request	409
Requesting Certificateholder	411
Requesting Holders	353
Requesting Investor	312
Requesting Party	417
Required Risk Retention Percentage	265
Requirements	440
Residual Certificates	278
Resolution Failure	409
Resolved	409
Restricted Group	473
Restricted Mezzanine Holder	301
Restricted Party	386
Retaining Sponsor	264
Retaining Third-Party Purchaser	112, 264
Review Materials	391
Revised Rate	186
RevPAR	138
Risk Retention Affiliate	385
Risk Retention Affiliated	385
Risk Retention Consultation Party	301
RMBS	255
Rooms	142
Rule 15Ga-1	243
Rule 17g-5	302
S&P	418
Scheduled Certificate Interest Payments	272
Scheduled Certificate Principal Payments	269
Scheduled Principal Distribution Amount	288
SEC	226, 235
Securities Act	419
Securitization Accounts	332
Securitization Regulation	116
Senior Certificates	278
Serviced AB Mortgage Loan	206
Serviced AB Whole Loan	206
Serviced Companion Loan	206
Serviced Mortgage Loan	206
Serviced Pari Passu Companion Loan	206
Serviced Pari Passu Mortgage Loan	206
Serviced Pari Passu Whole Loan	207
Serviced Subordinate Companion Loan	207
Serviced Whole Loan	207
Serviced Whole Loan Custodial Account	330
Servicer Termination Even	401
Servicing Advances	327
Servicing Compensation	340
Servicing Fee	339
Servicing Fee Rate	339
Servicing Shift Mortgage Loan	207
Servicing Shift PSA	207
Servicing Shift Securitization Date	207
Servicing Shift Whole Loan	207
Servicing Standard	325
Servicing Transfer Event	363
SF	139
SFA	18
SFO	17
Similar Law	472
Small Loan Appraisal Estimate	350
SMMEA	476
Soft Lockbox	138
Soft Springing Hard Lockbox	139
Sole Certificateholder	344
Special Servicer Major Decision	376
Special Servicing Fee	341
Specially Serviced Loans	361
Sponsor	227, 243
Springing Cash Management	139
Springing Hard Lockbox	139
Sq. Ft.	139
Square Feet	139
Startup Day	457
State Court Complaint	255
Stated Principal Balance	289
Subject Loans	347
Subordinate Certificates	278
Subordinate Companion Loan	133, 207
Subsequent Asset Status Report	364
Sub-Servicing Agreement	326
Sub-Servicing Entity	402
Swap-Priced Expected Price	272
Swap-Priced Principal Balance Certificates	269
T-12	139
Target Price	271
TCO	179

Term to Maturity	139
Terms and Conditions	310
Tests	392
Title V	439
Trailing 12 NOI	137
Transaction Parties	475
TRIPRA	88
Trust	252
Trust REMIC	53
Trust REMICs	456
TTM	139
U.S. Obligations	188
U.S. Person	465
UCC	427
UCITS	116
Underwriter Entities	106
Underwriting Agreement	469
Underwritten EGI	142
Underwritten Expenses	139
Underwritten NCF	140
Underwritten NCF Debt Yield	139
Underwritten NCF DSCR	140
Underwritten Net Cash Flow	140
Underwritten Net Cash Flow DSCR	140
Underwritten Net Operating Income	141
Underwritten Net Operating Income DSCR	142
Underwritten NOI	141
Underwritten NOI Debt Yield	140
Underwritten NOI DSCR	142
Underwritten Revenues	142
Units	142
Unscheduled Principal Distribution Amount	288
Unsolicited Information	392
UPB	257
Updated Appraisal	351
Upper-Tier REMIC	53, 456
Upper-Tier REMIC Distribution Account	331
UW EGI	142
UW Expenses	139
UW NCF	140
UW NCF Debt Yield	139
UW NCF DSCR	140
UW NOI	141
UW NOI Debt Yield	140
UW NOI DSCR	142
Volcker Rule	117
Voting Rights	307
VRR Allocation Percentage	267
VRR Available Funds	265
VRR Interest	4, 264
VRR Interest Distribution Amount	267
VRR Percentage	266
VRR Principal Distribution Amount	267
VRR Realized Loss	265
VRR Realized Loss Interest Distribution Amount	267
VRR REMIC Regular Interests	456
VRRI Sub-Interest	267
WAC Rate	286
Wachovia	256
Weighted Average Mortgage Rate	142
Wells Fargo	256
Wells Fargo Bank	254, 255
Whole Loan	207
Withheld Amounts	331
Workout Fee	341
Workout-Delayed Reimbursement Amount	330
Worldwide Plaza Co-Lender Agreement	214
Worldwide Plaza Companion Loans	213
Worldwide Plaza Directing Certificateholder	215
Worldwide Plaza Non-Standalone Pari Passu Companion Loans	213
Worldwide Plaza Pari Passu Companion Loans	213
Worldwide Plaza Senior Loans	213
Worldwide Plaza Subordinate Companion Loan	213
Worldwide Plaza Whole Loan	213
WPT 2017-WWP Certificate Administrator	214
WPT 2017-WWP Depositor	214
WPT 2017-WWP Operating Advisor	214
WPT 2017-WWP Servicer	214
WPT 2017-WWP Special Servicer	214
WPT 2017-WWP Trustee	214
WPT 2017-WWP TSA	207
WTNA	253
Yield-Priced Certificates	269
Yield-Priced Expected Price	274

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

A-1-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)	or ARD Balance($)	Type(5)	Type	Rate	Fee Rate(6)	Basis	Maturity or ARD	Maturity or ARD	Term	Term
Loan	1	90 Hudson(2)	6.0%	1	JPMCB	70,000,000	70,000,000	70,000,000	Office	CBD	4.1400%	0.01450%	Actual/360	120	118	0	0
Loan	2	Valencia Town Center	5.0%	1	GACC	58,000,000	58,000,000	49,115,632	Mixed Use	Office/Retail	4.1860%	0.01310%	Actual/360	120	119	360	360
Loan	3	The Woods(2)	4.9%	1	CREFI	57,500,000	57,500,000	57,500,000	Multifamily	Garden	2.9405%	0.03060%	Actual/360	60	59	0	0
Loan	4	Griffin Portfolio(2)	4.7%	10	GACC	55,000,000	55,000,000	55,000,000	Various	Various	3.7700%	0.01310%	Actual/360	120	117	0	0
Property	4.01	Restoration Hardware Distribution	1.0%	1	GACC	11,440,000	11,440,000		Industrial	Warehouse/Distribution
Property	4.02	State Farm Regional HQ	0.9%	1	GACC	10,187,613	10,187,613		Office	Suburban
Property	4.03	North Pointe I	0.5%	1	GACC	5,815,333	5,815,333		Office	CBD
Property	4.04	Corporate Campus at Norterra	0.5%	1	GACC	5,720,000	5,720,000		Office	Suburban
Property	4.05	CHRISTUS Health HQ	0.5%	1	GACC	5,309,113	5,309,113		Office	Suburban
Property	4.06	Duke Bridges I	0.3%	1	GACC	4,029,740	4,029,740		Office	Suburban
Property	4.07	Wells Fargo Operations Center	0.3%	1	GACC	3,956,333	3,956,333		Office	Suburban
Property	4.08	Ace Hardware HQ	0.3%	1	GACC	3,336,667	3,336,667		Office	Suburban
Property	4.09	Royal Ridge V	0.3%	1	GACC	3,136,467	3,136,467		Office	Suburban
Property	4.10	Comcast Regional HQ	0.2%	1	GACC	2,068,733	2,068,733		Office	Suburban
Loan	5	Worldwide Plaza(2)(31)(32)	4.3%	1	GACC	50,000,000	50,000,000	50,000,000	Office	CBD	3.6045425532%	0.01185%	Actual/360	120	118	0	0
Loan	6	Station Place III(2)(32)	4.3%	1	JPMCB	50,000,000	50,000,000	50,000,000	Office	CBD	3.6000%	0.01310%	Actual/360	120	118	0	0
Loan	7	Atrium Center(2)	4.3%	1	JPMCB	50,000,000	50,000,000	50,000,000	Mixed Use	Office/Retail	3.9000%	0.02310%	Actual/360	120	120	0	0
Loan	8	Sentinel Square II(2)	3.9%	1	GACC	45,000,000	45,000,000	45,000,000	Office	CBD	3.2420%	0.01310%	Actual/360	60	60	0	0
Loan	9	Spicetree Apartments	3.8%	1	CREFI	44,100,000	44,100,000	38,431,883	Multifamily	Garden	4.3150%	0.01310%	Actual/360	120	119	360	360
Loan	10	Radisson Blu Aqua Hotel(2)	3.8%	1	JPMCB	44,000,000	44,000,000	44,000,000	Hospitality	Full Service	4.5970%	0.02540%	Actual/360	120	118	0	0
Loan	11	8900 Beverly	3.7%	1	GACC	43,000,000	43,000,000	43,000,000	Mixed Use	Office/Retail	3.9000%	0.01310%	Actual/360	120	119	0	0
Loan	12	Gateway Net Lease Portfolio(2)	3.6%	41	JPMCB	42,100,000	42,100,000	42,100,000	Various	Various	3.56283%	0.01310%	Actual/360	84	77	0	0
Property	12.01	BAE Facility	0.3%	1	JPMCB	3,506,455	3,506,455		Industrial	Manufacturing
Property	12.02	FedEx Ground (Stratford)	0.3%	1	JPMCB	3,377,660	3,377,660		Industrial	Warehouse/Distribution
Property	12.03	FedEx (Baltimore)	0.3%	1	JPMCB	3,109,604	3,109,604		Industrial	Warehouse/Distribution
Property	12.04	Harman Becker	0.2%	1	JPMCB	2,476,897	2,476,897		Office	Suburban
Property	12.05	GE Aviation (Lafayette)	0.2%	1	JPMCB	2,359,371	2,359,371		Industrial	Manufacturing
Property	12.06	GoDaddy	0.2%	1	JPMCB	2,091,315	2,091,315		Office	Suburban
Property	12.07	Carrier	0.2%	1	JPMCB	2,063,946	2,063,946		Industrial	Warehouse/Distribution
Property	12.08	Emerus	0.1%	1	JPMCB	1,678,365	1,678,365		Office	Suburban
Property	12.09	Cardinal Health	0.1%	1	JPMCB	1,632,482	1,632,482		Industrial	Warehouse/Distribution
Property	12.10	Tyco Electronics	0.1%	1	JPMCB	1,616,382	1,616,382		Industrial	Flex
Property	12.11	FCA/Caterpillar	0.1%	1	JPMCB	1,523,006	1,523,006		Industrial	Warehouse/Distribution
Property	12.12	FedEx Ground (Staunton)	0.1%	1	JPMCB	1,281,514	1,281,514		Industrial	Warehouse/Distribution
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park	0.1%	1	JPMCB	1,072,222	1,072,222		Industrial	Manufacturing
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park	0.1%	1	JPMCB	1,061,757	1,061,757		Industrial	Manufacturing
Property	12.15	T-Mobile Call Center	0.1%	1	JPMCB	990,920	990,920		Office	Suburban
Property	12.16	Sikorsky Aircraft R&D Facility	0.1%	1	JPMCB	959,526	959,526		Industrial	Flex
Property	12.17	Vatterott College	0.1%	1	JPMCB	890,298	890,298		Office	Suburban
Property	12.18	Comcast	0.1%	1	JPMCB	798,532	798,532		Office	Suburban
Property	12.19	Alfa Laval Plant	0.1%	1	JPMCB	728,499	728,499		Industrial	Manufacturing
Property	12.20	LKQ (New Braunfels)	0.1%	1	JPMCB	718,839	718,839		Industrial	Warehouse/Distribution
Property	12.21	Hitachi	0.1%	1	JPMCB	686,641	686,641		Office	Suburban
Property	12.22	Cameron International	0.1%	1	JPMCB	652,832	652,832		Industrial	Manufacturing
Property	12.23	Alliance Data Systems Office	0.1%	1	JPMCB	619,023	619,023		Office	Suburban
Property	12.24	Synchrony Financial	0.0%	1	JPMCB	576,359	576,359		Industrial	Flex
Property	12.25	Baxalta (Barry Pointe)	0.0%	1	JPMCB	441,929	441,929		Office	Medical
Property	12.26	Baxalta (Casselberry)	0.0%	1	JPMCB	421,000	421,000		Office	Medical
Property	12.27	Baxalta (Mounds View)	0.0%	1	JPMCB	397,656	397,656		Office	Medical
Property	12.28	Baxalta (Grand Rapids)	0.0%	1	JPMCB	396,851	396,851		Office	Medical
Property	12.29	Gerdau	0.0%	1	JPMCB	396,851	396,851		Industrial	Flex
Property	12.30	Baxalta (Wausau)	0.0%	1	JPMCB	386,386	386,386		Office	Medical
Property	12.31	Baxalta (Springfield)	0.0%	1	JPMCB	375,117	375,117		Office	Medical
Property	12.32	LKQ (Salisbury)	0.0%	1	JPMCB	375,117	375,117		Industrial	Warehouse
Property	12.33	Baxalta (Ankeny)	0.0%	1	JPMCB	354,187	354,187		Office	Medical
Property	12.34	H&E Equipment Services (San Antonio)	0.0%	1	JPMCB	310,719	310,719		Industrial	Warehouse/Distribution
Property	12.35	H&E Equipment Services (New Orleans)	0.0%	1	JPMCB	292,205	292,205		Industrial	Warehouse/Distribution
Property	12.36	GE Aviation (Pompano)	0.0%	1	JPMCB	273,690	273,690		Industrial	Flex
Property	12.37	Saint-Gobain Warehouse	0.0%	1	JPMCB	246,321	246,321		Industrial	Warehouse/Distribution
Property	12.38	H&E Equipment Services (Columbia)	0.0%	1	JPMCB	243,906	243,906		Industrial	Warehouse/Distribution
Property	12.39	H&E Equipment Services (Yukon)	0.0%	1	JPMCB	240,686	240,686		Industrial	Warehouse/Distribution
Property	12.40	LKQ (Toledo)	0.0%	1	JPMCB	239,881	239,881		Industrial	Warehouse
Property	12.41	H&E Equipment Services (Greer)	0.0%	1	JPMCB	235,052	235,052		Industrial	Warehouse/Distribution
Loan	13	Lehigh Valley Mall(2)	3.6%	1	JPMCB	42,000,000	41,884,697	33,426,424	Retail	Super Regional Mall	4.0560%	0.01550%	Actual/360	120	118	360	358
Loan	14	Rochester Hotel Portfolio(2)	3.4%	4	GACC	40,000,000	40,000,000	33,268,125	Hospitality	Various	4.7410%	0.01310%	Actual/360	120	118	300	300
Property	14.01	Rochester Marriott	1.3%	1	GACC	15,214,286	15,214,286		Hospitality	Full Service
Property	14.02	Kahler Grand	1.2%	1	GACC	14,428,571	14,428,571		Hospitality	Full Service
Property	14.03	Kahler Inn & Suites	0.5%	1	GACC	6,071,429	6,071,429		Hospitality	Select Service
Property	14.04	Residence Inn Rochester	0.4%	1	GACC	4,285,714	4,285,714		Hospitality	Extended Stay
Loan	15	Oasis at Pavilion Park	3.1%	1	GACC	36,000,000	36,000,000	36,000,000	Multifamily	Garden	3.9990%	0.01310%	Actual/360	120	120	0	0
Loan	16	521-523 East 72nd Street(2)(32)	3.0%	1	JPMCB	35,000,000	35,000,000	35,000,000	Mixed Use	Office/Multifamily	3.9500%	0.01310%	Actual/360	120	115	0	0
Loan	17	156-168 Bleecker	2.9%	1	GACC	34,000,000	34,000,000	34,000,000	Retail	CBD	4.2000%	0.01310%	Actual/360	120	119	0	0
Loan	18	Marriott Charlotte City Center(2)	2.6%	1	JPMCB	30,000,000	30,000,000	30,000,000	Hospitality	Full Service	4.5300%	0.01310%	Actual/360	60	53	0	0
Loan	19	Miracle Mile Shopping Center(2)	2.4%	1	JPMCB	28,000,000	28,000,000	25,555,903	Retail	Anchored	4.3400%	0.02310%	Actual/360	120	117	360	360
Loan	20	Center Promenade(24)	1.9%	1	CREFI	22,200,000	22,200,000	22,200,000	Office	Suburban	4.4250%	0.01310%	Actual/360	120	120	0	0
Loan	21	The Arbors	1.8%	1	GACC	21,175,500	21,175,500	19,323,827	Office	Suburban	4.3300%	0.01310%	Actual/360	120	119	360	360

A-1-1

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)	or ARD Balance($)	Type(5)	Type	Rate	Fee Rate(6)	Basis	Maturity or ARD	Maturity or ARD	Term	Term
Loan	22	Towers at University Town Center(2)	1.7%	1	JPMCB	20,000,000	20,000,000	17,613,671	Multifamily	Student Housing	4.7750%	0.01310%	Actual/360	120	120	360	360
Loan	23	Olive Park Shopping Center	1.4%	1	CREFI	15,850,000	15,850,000	13,352,945	Retail	Anchored	4.9300%	0.01310%	Actual/360	120	120	360	360
Loan	24	Two Harbor Point Square(2)(31)	1.3%	1	CREFI	14,750,000	14,750,000	13,435,089	Office	CBD	4.2169%	0.01310%	Actual/360	120	119	360	360
Loan	25	Valley Crossing	1.3%	1	JPMCB	14,728,000	14,712,700	13,602,190	Retail	Anchored	5.0960%	0.05310%	Actual/360	60	59	360	359
Loan	26	AHIP Northeast Portfolio I(2)	1.3%	5	GACC	14,600,000	14,600,000	13,367,087	Hospitality	Various	4.5300%	0.01310%	Actual/360	120	114	360	360
Property	26.01	Hilton Garden Inn - Baltimore White Marsh	0.4%	1	GACC	4,179,839	4,179,839		Hospitality	Select Service
Property	26.02	Homewood Suites - Allentown West Fogelsville	0.2%	1	GACC	2,825,807	2,825,807		Hospitality	Extended Stay
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores	0.2%	1	GACC	2,766,936	2,766,936		Hospitality	Select Service
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport	0.2%	1	GACC	2,708,064	2,708,064		Hospitality	Limited Service
Property	26.05	Homewood Suites - Dover Rockaway	0.2%	1	GACC	2,119,355	2,119,355		Hospitality	Extended Stay
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	1.2%	65	GACC	14,317,500	14,317,500	14,317,500	Hospitality	Various	4.4860%	0.01310%	Actual/360	120	113	0	0
Property	27.01	Larkspur Landing Sunnyvale	0.1%	1	GACC	844,959	844,959		Hospitality	Extended Stay
Property	27.02	Larkspur Landing Milpitas	0.1%	1	GACC	711,971	711,971		Hospitality	Extended Stay
Property	27.03	Larkspur Landing Campbell	0.1%	1	GACC	626,016	626,016		Hospitality	Extended Stay
Property	27.04	Larkspur Landing San Francisco	0.0%	1	GACC	515,733	515,733		Hospitality	Extended Stay
Property	27.05	Larkspur Landing Pleasanton	0.0%	1	GACC	504,381	504,381		Hospitality	Extended Stay
Property	27.06	Larkspur Landing Bellevue	0.0%	1	GACC	449,239	449,239		Hospitality	Extended Stay
Property	27.07	Larkspur Landing Sacramento	0.0%	1	GACC	335,713	335,713		Hospitality	Extended Stay
Property	27.08	Hampton Inn Ann Arbor North	0.0%	1	GACC	327,604	327,604		Hospitality	Limited Service
Property	27.09	Larkspur Landing Hillsboro	0.0%	1	GACC	327,604	327,604		Hospitality	Extended Stay
Property	27.10	Larkspur Landing Renton	0.0%	1	GACC	324,360	324,360		Hospitality	Extended Stay
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark	0.0%	1	GACC	311,386	311,386		Hospitality	Full Service
Property	27.12	Residence Inn Toledo Maumee	0.0%	1	GACC	308,142	308,142		Hospitality	Extended Stay
Property	27.13	Residence Inn Williamsburg	0.0%	1	GACC	295,168	295,168		Hospitality	Extended Stay
Property	27.14	Hampton Inn Suites Waco South	0.0%	1	GACC	272,463	272,463		Hospitality	Limited Service
Property	27.15	Holiday Inn Louisville Airport Fair Expo	0.0%	1	GACC	267,597	267,597		Hospitality	Full Service
Property	27.16	Courtyard Tyler	0.0%	1	GACC	262,732	262,732		Hospitality	Limited Service
Property	27.17	Hilton Garden Inn Edison Raritan Center	0.0%	1	GACC	262,732	262,732		Hospitality	Limited Service
Property	27.18	Hilton Garden Inn St Paul Oakdale	0.0%	1	GACC	259,488	259,488		Hospitality	Limited Service
Property	27.19	Residence Inn Grand Rapids West	0.0%	1	GACC	256,245	256,245		Hospitality	Extended Stay
Property	27.20	Peoria, AZ Residence Inn	0.0%	1	GACC	254,623	254,623		Hospitality	Extended Stay
Property	27.21	Hampton Inn Suites Bloomington Normal	0.0%	1	GACC	253,001	253,001		Hospitality	Limited Service
Property	27.22	Courtyard Chico	0.0%	1	GACC	248,136	248,136		Hospitality	Limited Service
Property	27.23	Hampton Inn Suites Kokomo	0.0%	1	GACC	240,027	240,027		Hospitality	Limited Service
Property	27.24	Hampton Inn Suites South Bend	0.0%	1	GACC	240,027	240,027		Hospitality	Limited Service
Property	27.25	Courtyard Wichita Falls	0.0%	1	GACC	228,674	228,674		Hospitality	Limited Service
Property	27.26	Hampton Inn Morehead	0.0%	1	GACC	222,187	222,187		Hospitality	Limited Service
Property	27.27	Residence Inn Chico	0.0%	1	GACC	215,700	215,700		Hospitality	Extended Stay
Property	27.28	Courtyard Lufkin	0.0%	1	GACC	205,969	205,969		Hospitality	Limited Service
Property	27.29	Hampton Inn Carlisle	0.0%	1	GACC	204,347	204,347		Hospitality	Limited Service
Property	27.30	Springhill Suites Williamsburg	0.0%	1	GACC	204,347	204,347		Hospitality	Limited Service
Property	27.31	Fairfield Inn Bloomington	0.0%	1	GACC	202,725	202,725		Hospitality	Limited Service
Property	27.32	Waco Residence Inn	0.0%	1	GACC	197,860	197,860		Hospitality	Extended Stay
Property	27.33	Holiday Inn Express Fishers	0.0%	1	GACC	184,885	184,885		Hospitality	Limited Service
Property	27.34	Larkspur Landing Folsom	0.0%	1	GACC	180,020	180,020		Hospitality	Extended Stay
Property	27.35	Springhill Suites Chicago Naperville Warrenville	0.0%	1	GACC	170,289	170,289		Hospitality	Limited Service
Property	27.36	Holiday Inn Express & Suites Paris	0.0%	1	GACC	168,667	168,667		Hospitality	Limited Service
Property	27.37	Toledo Homewood Suites	0.0%	1	GACC	168,667	168,667		Hospitality	Extended Stay
Property	27.38	Grand Rapids Homewood Suites	0.0%	1	GACC	163,802	163,802		Hospitality	Extended Stay
Property	27.39	Cheyenne Fairfield Inn and Suites	0.0%	1	GACC	152,449	152,449		Hospitality	Limited Service
Property	27.40	Fairfield Inn Laurel	0.0%	1	GACC	152,449	152,449		Hospitality	Limited Service
Property	27.41	Courtyard Akron Stow	0.0%	1	GACC	149,206	149,206		Hospitality	Limited Service
Property	27.42	Larkspur Landing Roseville	0.0%	1	GACC	141,097	141,097		Hospitality	Extended Stay
Property	27.43	Towneplace Suites Bloomington	0.0%	1	GACC	141,097	141,097		Hospitality	Extended Stay
Property	27.44	Hampton Inn Danville	0.0%	1	GACC	139,475	139,475		Hospitality	Limited Service
Property	27.45	Holiday Inn Norwich	0.0%	1	GACC	137,853	137,853		Hospitality	Full Service
Property	27.46	Hampton Inn Suites Longview North	0.0%	1	GACC	136,231	136,231		Hospitality	Limited Service
Property	27.47	Springhill Suites Peoria Westlake	0.0%	1	GACC	136,231	136,231		Hospitality	Limited Service
Property	27.48	Hampton Inn Suites Buda	0.0%	1	GACC	134,610	134,610		Hospitality	Limited Service
Property	27.49	Shawnee Hampton Inn	0.0%	1	GACC	134,610	134,610		Hospitality	Limited Service
Property	27.50	Racine Fairfield Inn	0.0%	1	GACC	131,366	131,366		Hospitality	Limited Service
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam	0.0%	1	GACC	128,122	128,122		Hospitality	Limited Service
Property	27.52	Holiday Inn Express & Suites Terrell	0.0%	1	GACC	121,635	121,635		Hospitality	Limited Service
Property	27.53	Westchase Homewood Suites	0.0%	1	GACC	117,730	117,730		Hospitality	Extended Stay
Property	27.54	Holiday Inn Express & Suites Tyler South	0.0%	1	GACC	116,770	116,770		Hospitality	Limited Service
Property	27.55	Holiday Inn Express & Suites Huntsville	0.0%	1	GACC	111,904	111,904		Hospitality	Limited Service
Property	27.56	Hampton Inn Sweetwater	0.0%	1	GACC	102,174	102,174		Hospitality	Limited Service
Property	27.57	Comfort Suites Buda Austin South	0.0%	1	GACC	85,956	85,956		Hospitality	Limited Service
Property	27.58	Fairfield Inn & Suites Weatherford	0.0%	1	GACC	81,090	81,090		Hospitality	Limited Service
Property	27.59	Holiday Inn Express & Suites Altus	0.0%	1	GACC	65,709	65,709		Hospitality	Limited Service
Property	27.60	Comfort Inn & Suites Paris	0.0%	1	GACC	58,385	58,385		Hospitality	Limited Service
Property	27.61	Hampton Inn Suites Decatur	0.0%	1	GACC	55,870	55,870		Hospitality	Limited Service
Property	27.62	Holiday Inn Express & Suites Texarkana East	0.0%	1	GACC	51,738	51,738		Hospitality	Limited Service
Property	27.63	Mankato Fairfield Inn	0.0%	1	GACC	46,364	46,364		Hospitality	Limited Service
Property	27.64	Candlewood Suites Texarkana	0.0%	1	GACC	35,846	35,846		Hospitality	Extended Stay
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East	0.0%	1	GACC	34,043	34,043		Hospitality	Limited Service

A-1-2

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)	or ARD Balance($)	Type(5)	Type	Rate	Fee Rate(6)	Basis	Maturity or ARD	Maturity or ARD	Term	Term
Loan	28	4400 PGA Boulevard(24)	1.2%	1	GACC	13,500,000	13,500,000	11,533,471	Office	Suburban	4.5100%	0.01310%	Actual/360	120	117	360	360
Loan	29	Honey Creek Marketplace	1.1%	1	JPMCB	13,300,000	13,284,690	12,200,284	Retail	Anchored	4.6540%	0.05310%	Actual/360	60	59	360	359
Loan	30	Metro Center V(24)	1.1%	1	GACC	12,900,000	12,900,000	11,790,873	Office	Suburban	4.4300%	0.01310%	Actual/360	120	120	360	360
Loan	31	1114-1126 Lake Street	1.1%	1	CREFI	12,800,000	12,800,000	10,459,490	Retail	Anchored	4.8200%	0.01310%	Actual/360	120	120	360	360
Loan	32	William Penn Building	1.0%	1	GACC	11,500,000	11,500,000	9,914,066	Mixed Use	Multifamily/Retail	4.8550%	0.01310%	Actual/360	120	119	360	360
Loan	33	Tri State Neighborhood Center	0.8%	1	JPMCB	9,800,000	9,800,000	8,941,147	Retail	Anchored	4.3100%	0.05310%	Actual/360	84	82	360	360
Loan	34	Fairfield Inn & Suites - Panama City Beach	0.8%	1	JPMCB	9,800,000	9,786,015	7,436,655	Hospitality	Limited Service	5.4160%	0.01310%	Actual/360	120	119	300	299
Loan	35	Hampton Inn & Suites Shelby	0.8%	1	JPMCB	9,510,000	9,495,404	7,114,922	Hospitality	Limited Service	5.0200%	0.01310%	Actual/360	120	119	300	299
Loan	36	Goodale Office(24)	0.8%	1	GACC	8,960,000	8,960,000	7,816,721	Office	Suburban	4.3600%	0.01310%	Actual/360	120	117	360	360
Loan	37	Hampton Inn Glenwood Springs	0.7%	1	JPMCB	8,280,000	8,271,417	6,829,996	Hospitality	Limited Service	5.1050%	0.01310%	Actual/360	120	119	360	359
Loan	38	Pick ‘n Save Appleton WI	0.7%	1	CREFI	8,090,000	8,090,000	6,579,820	Retail	Single Tenant	4.6800%	0.04310%	Actual/360	120	120	360	360
Loan	39	Fresenius Portfolio V	0.6%	4	GACC	7,300,000	7,300,000	6,692,341	Office	Medical	4.6125%	0.08060%	Actual/360	120	114	360	360
Property	39.01	Fresenius Dayton	0.3%	1	GACC	3,405,000	3,405,000		Office	Medical
Property	39.02	Fresenius Davenport	0.1%	1	GACC	1,600,000	1,600,000		Office	Medical
Property	39.03	Fresenius Rock Island	0.1%	1	GACC	1,355,000	1,355,000		Office	Medical
Property	39.04	Fresenius Muscatine	0.1%	1	GACC	940,000	940,000		Office	Medical
Loan	40	Village Square	0.6%	1	GACC	7,200,000	7,200,000	7,200,000	Mixed Use	Retail/Office	4.4900%	0.08060%	Actual/360	120	116	0	0
Loan	41	Q-2 Self Storage	0.6%	1	JPMCB	6,500,000	6,490,128	4,873,235	Self Storage	Self Storage	5.0780%	0.05310%	Actual/360	120	119	300	299
Loan	42	Best Western Plus - Chalmette	0.5%	1	JPMCB	5,600,000	5,592,009	4,249,517	Hospitality	Limited Service	5.4160%	0.01310%	Actual/360	120	119	300	299
Loan	43	Afton Village	0.5%	1	GACC	5,365,000	5,356,601	3,997,734	Retail	Unanchored	4.9100%	0.01310%	Actual/360	120	119	300	299
Loan	44	21st Century Storage - Miami, FL	0.4%	1	CREFI	5,200,000	5,200,000	4,232,152	Self Storage	Self Storage	4.7000%	0.01310%	Actual/360	120	120	360	360
Loan	45	Hillside Mobile Estates	0.4%	1	GACC	4,650,000	4,644,458	3,759,136	Manufactured Housing Community	Manufactured Housing Community	4.5000%	0.01310%	Actual/360	120	119	360	359
Loan	46	Callahan Plaza	0.3%	1	GACC	4,050,000	4,016,889	3,315,371	Retail	Anchored	4.8700%	0.01310%	Actual/360	120	113	360	353
Loan	47	CityLine PA Portfolio	0.3%	2	CREFI	3,925,000	3,925,000	3,445,407	Self Storage	Self Storage	4.6300%	0.01310%	Actual/360	120	120	360	360
Property	47.01	Carlisle Self Storage	0.2%	1	CREFI	2,340,000	2,340,000		Self Storage	Self Storage
Property	47.02	West Chocolate Self Storage	0.1%	1	CREFI	1,585,000	1,585,000		Self Storage	Self Storage
Loan	48	CityLine BeCubed	0.3%	1	CREFI	3,575,000	3,575,000	3,150,200	Self Storage	Self Storage	4.8000%	0.01310%	Actual/360	120	120	360	360
Loan	49	Marketplace on Grove	0.3%	1	GACC	3,500,000	3,500,000	3,016,082	Retail	Shadow Anchored	4.8360%	0.01310%	Actual/360	120	114	360	360

A-1-3

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

										Pari Passu	Pari Passu
				First				Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
			Origination	Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten
Property Flag	ID	Property Name	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(7)	Service($)(7)	Service($)	Service($)	Period	Lockbox(8)	Management(9)	Other Loans	Borrower	NOI DSCR(7)(10)	NCF DSCR(7)(10)
Loan	1	90 Hudson(2)	10/17/2017	12/01/2017	11/01/2027	No	11/01/2027	244,854	2,938,250	209,875	2,518,500	118	Hard	Springing	No		2.18x	2.04x
Loan	2	Valencia Town Center	11/09/2017	01/06/2018	12/06/2027	No	12/06/2027	283,156	3,397,875			23	Hard	In Place	No		2.45x	2.28x
Loan	3	The Woods(2)	12/01/2017	01/06/2018	12/06/2022	No	12/06/2022	142,856	1,714,271	354,034	4,248,410	59	Springing Soft	Springing	No		5.08x	5.01x
Loan	4	Griffin Portfolio(2)	09/29/2017	11/01/2017	10/01/2027	No	10/01/2027	175,192	2,102,299	1,019,296	12,231,556	117	Hard	Springing	No		2.67x	2.49x
Property	4.01	Restoration Hardware Distribution
Property	4.02	State Farm Regional HQ
Property	4.03	North Pointe I
Property	4.04	Corporate Campus at Norterra
Property	4.05	CHRISTUS Health HQ
Property	4.06	Duke Bridges I
Property	4.07	Wells Fargo Operations Center
Property	4.08	Ace Hardware HQ
Property	4.09	Royal Ridge V
Property	4.10	Comcast Regional HQ
Loan	5	Worldwide Plaza(2)(31)(32)	10/18/2017	12/06/2017	11/06/2027	No	11/06/2027	152,275	1,827,303	1,724,627	20,695,520	118	Hard	Springing	No		3.88x	3.77x
Loan	6	Station Place III(2)(32)	10/03/2017	12/01/2017	11/01/2027	No	11/01/2027	152,083	1,825,000	425,833	5,110,000	118	Hard	Springing	No		3.25x	3.00x
Loan	7	Atrium Center(2)	12/15/2017	02/01/2018	01/01/2028	No	01/01/2028	164,757	1,977,083	214,184	2,570,208	120	Hard	Springing	No		2.08x	2.05x
Loan	8	Sentinel Square II(2)	12/29/2017	02/06/2018	01/06/2023	No	01/06/2023	123,264	1,479,162	157,942	1,895,300	60	Hard	In Place	No		2.72x	2.70x
Loan	9	Spicetree Apartments	12/06/2017	01/06/2018	12/06/2027	No	12/06/2027	218,627	2,623,523			35	Springing Soft	Springing	No		1.54x	1.48x
Loan	10	Radisson Blu Aqua Hotel(2)	10/20/2017	12/01/2017	11/01/2027	No	11/01/2027	170,898	2,050,773	77,681	932,169	118	Soft	In Place	No		2.24x	2.24x
Loan	11	8900 Beverly	11/07/2017	01/06/2018	12/06/2027	No	12/06/2027	141,691	1,700,292			119	Hard	Springing	No		2.18x	2.10x
Loan	12	Gateway Net Lease Portfolio(2)	05/19/2017	07/05/2017	06/05/2024	No	06/05/2024	126,732	1,520,784	935,890	11,230,683	77	Hard	Springing	No		3.90x	3.54x
Property	12.01	BAE Facility
Property	12.02	FedEx Ground (Stratford)
Property	12.03	FedEx (Baltimore)
Property	12.04	Harman Becker
Property	12.05	GE Aviation (Lafayette)
Property	12.06	GoDaddy
Property	12.07	Carrier
Property	12.08	Emerus
Property	12.09	Cardinal Health
Property	12.10	Tyco Electronics
Property	12.11	FCA/Caterpillar
Property	12.12	FedEx Ground (Staunton)
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park
Property	12.15	T-Mobile Call Center
Property	12.16	Sikorsky Aircraft R&D Facility
Property	12.17	Vatterott College
Property	12.18	Comcast
Property	12.19	Alfa Laval Plant
Property	12.20	LKQ (New Braunfels)
Property	12.21	Hitachi
Property	12.22	Cameron International
Property	12.23	Alliance Data Systems Office
Property	12.24	Synchrony Financial
Property	12.25	Baxalta (Barry Pointe)
Property	12.26	Baxalta (Casselberry)
Property	12.27	Baxalta (Mounds View)
Property	12.28	Baxalta (Grand Rapids)
Property	12.29	Gerdau
Property	12.30	Baxalta (Wausau)
Property	12.31	Baxalta (Springfield)
Property	12.32	LKQ (Salisbury)
Property	12.33	Baxalta (Ankeny)
Property	12.34	H&E Equipment Services (San Antonio)
Property	12.35	H&E Equipment Services (New Orleans)
Property	12.36	GE Aviation (Pompano)
Property	12.37	Saint-Gobain Warehouse
Property	12.38	H&E Equipment Services (Columbia)
Property	12.39	H&E Equipment Services (Yukon)
Property	12.40	LKQ (Toledo)
Property	12.41	H&E Equipment Services (Greer)
Loan	13	Lehigh Valley Mall(2)	10/13/2017	12/01/2017	11/01/2027	No	11/01/2027	201,873	2,422,473	759,426	9,113,113	0	Hard	Springing	No		2.16x	2.07x
Loan	14	Rochester Hotel Portfolio(2)	11/06/2017	12/06/2017	11/06/2027	No	11/06/2027	227,840	2,734,079	569,600	6,835,198	34	Hard	Springing	No		1.78x	1.50x
Property	14.01	Rochester Marriott
Property	14.02	Kahler Grand
Property	14.03	Kahler Inn & Suites
Property	14.04	Residence Inn Rochester
Loan	15	Oasis at Pavilion Park	12/20/2017	02/06/2018	01/06/2028	No	01/06/2028	121,636	1,459,635			120	Soft	Springing	No		2.79x	2.73x
Loan	16	521-523 East 72nd Street(2)(32)	07/06/2017	09/01/2017	08/01/2027	No	08/01/2027	116,808	1,401,701	166,869	2,002,431	115	Hard	Springing	No		1.96x	1.93x
Loan	17	156-168 Bleecker	11/10/2017	01/06/2018	12/06/2027	Yes	12/06/2029	120,653	1,447,833			119	Springing Hard	Springing	No		1.73x	1.71x
Loan	18	Marriott Charlotte City Center(2)	06/01/2017	07/01/2017	06/01/2022	No	06/01/2022	114,823	1,377,875	279,402	3,352,825	53	Soft	Springing	No		2.76x	2.76x
Loan	19	Miracle Mile Shopping Center(2)	09/07/2017	11/06/2017	10/06/2027	No	10/06/2027	139,222	1,670,669	139,222	1,670,669	57	Hard	In Place	No		1.62x	1.49x
Loan	20	Center Promenade(24)	12/22/2017	02/06/2018	01/06/2028	No	01/06/2028	82,999	995,994			120	Hard	Springing	No		2.73x	2.48x
Loan	21	The Arbors	11/16/2017	01/06/2018	12/06/2027	No	12/06/2027	105,165	1,261,978			59	Springing Hard	Springing	No	Yes - A	1.94x	1.76x

A-1-4

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

										Pari Passu	Pari Passu
				First				Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
			Origination	Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten
Property Flag	ID	Property Name	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(7)	Service($)(7)	Service($)	Service($)	Period	Lockbox(8)	Management(9)	Other Loans	Borrower	NOI DSCR(7)(10)	NCF DSCR(7)(10)
Loan	22	Towers at University Town Center(2)	12/18/2017	02/01/2018	01/01/2028	No	01/01/2028	104,631	1,255,573	136,020	1,632,244	36	Soft	In Place	No		1.57x	1.52x
Loan	23	Olive Park Shopping Center	12/18/2017	02/06/2018	01/06/2028	No	01/06/2028	84,409	1,012,913			12	Springing Hard	Springing	No		1.29x	1.24x
Loan	24	Two Harbor Point Square(2)(31)	11/17/2017	01/06/2018	12/06/2027	No	12/06/2027	72,276	867,307	170,276	2,043,317	59	Hard	In Place	No		1.93x	1.78x
Loan	25	Valley Crossing	11/21/2017	01/01/2018	12/01/2022	No	12/01/2022	79,929	959,153			0	Springing Hard	Springing	No		1.47x	1.39x
Loan	26	AHIP Northeast Portfolio I(2)	06/22/2017	08/06/2017	07/06/2027	No	07/06/2027	74,237	890,838	279,658	3,355,898	54	Hard	Springing	No		2.30x	2.06x
Property	26.01	Hilton Garden Inn - Baltimore White Marsh
Property	26.02	Homewood Suites - Allentown West Fogelsville
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport
Property	26.05	Homewood Suites - Dover Rockaway
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	05/24/2017	07/01/2017	06/01/2027	No	06/01/2027	54,267	651,204	2,133,733	25,604,800	113	Soft Springing Hard	Springing	No		2.72x	2.72x
Property	27.01	Larkspur Landing Sunnyvale
Property	27.02	Larkspur Landing Milpitas
Property	27.03	Larkspur Landing Campbell
Property	27.04	Larkspur Landing San Francisco
Property	27.05	Larkspur Landing Pleasanton
Property	27.06	Larkspur Landing Bellevue
Property	27.07	Larkspur Landing Sacramento
Property	27.08	Hampton Inn Ann Arbor North
Property	27.09	Larkspur Landing Hillsboro
Property	27.10	Larkspur Landing Renton
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark
Property	27.12	Residence Inn Toledo Maumee
Property	27.13	Residence Inn Williamsburg
Property	27.14	Hampton Inn Suites Waco South
Property	27.15	Holiday Inn Louisville Airport Fair Expo
Property	27.16	Courtyard Tyler
Property	27.17	Hilton Garden Inn Edison Raritan Center
Property	27.18	Hilton Garden Inn St Paul Oakdale
Property	27.19	Residence Inn Grand Rapids West
Property	27.20	Peoria, AZ Residence Inn
Property	27.21	Hampton Inn Suites Bloomington Normal
Property	27.22	Courtyard Chico
Property	27.23	Hampton Inn Suites Kokomo
Property	27.24	Hampton Inn Suites South Bend
Property	27.25	Courtyard Wichita Falls
Property	27.26	Hampton Inn Morehead
Property	27.27	Residence Inn Chico
Property	27.28	Courtyard Lufkin
Property	27.29	Hampton Inn Carlisle
Property	27.30	Springhill Suites Williamsburg
Property	27.31	Fairfield Inn Bloomington
Property	27.32	Waco Residence Inn
Property	27.33	Holiday Inn Express Fishers
Property	27.34	Larkspur Landing Folsom
Property	27.35	Springhill Suites Chicago Naperville Warrenville
Property	27.36	Holiday Inn Express & Suites Paris
Property	27.37	Toledo Homewood Suites
Property	27.38	Grand Rapids Homewood Suites
Property	27.39	Cheyenne Fairfield Inn and Suites
Property	27.40	Fairfield Inn Laurel
Property	27.41	Courtyard Akron Stow
Property	27.42	Larkspur Landing Roseville
Property	27.43	Towneplace Suites Bloomington
Property	27.44	Hampton Inn Danville
Property	27.45	Holiday Inn Norwich
Property	27.46	Hampton Inn Suites Longview North
Property	27.47	Springhill Suites Peoria Westlake
Property	27.48	Hampton Inn Suites Buda
Property	27.49	Shawnee Hampton Inn
Property	27.50	Racine Fairfield Inn
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam
Property	27.52	Holiday Inn Express & Suites Terrell
Property	27.53	Westchase Homewood Suites
Property	27.54	Holiday Inn Express & Suites Tyler South
Property	27.55	Holiday Inn Express & Suites Huntsville
Property	27.56	Hampton Inn Sweetwater
Property	27.57	Comfort Suites Buda Austin South
Property	27.58	Fairfield Inn & Suites Weatherford
Property	27.59	Holiday Inn Express & Suites Altus
Property	27.60	Comfort Inn & Suites Paris
Property	27.61	Hampton Inn Suites Decatur
Property	27.62	Holiday Inn Express & Suites Texarkana East
Property	27.63	Mankato Fairfield Inn
Property	27.64	Candlewood Suites Texarkana
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East

A-1-5

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

										Pari Passu	Pari Passu
				First				Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
			Origination	Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten
Property Flag	ID	Property Name	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(7)	Service($)(7)	Service($)	Service($)	Period	Lockbox(8)	Management(9)	Other Loans	Borrower	NOI DSCR(7)(10)	NCF DSCR(7)(10)
Loan	28	4400 PGA Boulevard(24)	10/04/2017	11/06/2017	10/06/2027	No	10/06/2027	68,483	821,793			21	Springing Hard	Springing	No		1.83x	1.67x
Loan	29	Honey Creek Marketplace	11/21/2017	01/01/2018	12/01/2022	No	12/01/2022	68,612	823,339			0	Springing Hard	Springing	No		1.80x	1.69x
Loan	30	Metro Center V(24)	12/13/2017	02/06/2018	01/06/2028	No	01/06/2028	64,827	777,924			60	Springing Hard	Springing	No	Yes - A	2.24x	1.91x
Loan	31	1114-1126 Lake Street	12/22/2017	02/06/2018	01/06/2028	No	01/06/2028	67,312	807,744			0	Springing Hard	Springing	No		1.35x	1.27x
Loan	32	William Penn Building	11/30/2017	01/06/2018	12/06/2027	No	12/06/2027	60,719	728,633			23	Springing Hard	Springing	No		1.48x	1.46x
Loan	33	Tri State Neighborhood Center	11/01/2017	12/01/2017	11/01/2024	No	11/01/2024	48,555	582,660			22	Hard	Springing	No		2.22x	1.99x
Loan	34	Fairfield Inn & Suites - Panama City Beach	11/21/2017	01/01/2018	12/01/2027	No	12/01/2027	59,690	716,280			0	Hard	Springing	No	Yes - B	2.11x	2.11x
Loan	35	Hampton Inn & Suites Shelby	11/14/2017	01/01/2018	12/01/2027	No	12/01/2027	55,705	668,465			0	Springing Hard	Springing	No		1.85x	1.85x
Loan	36	Goodale Office(24)	09/29/2017	11/06/2017	10/06/2027	No	10/06/2027	44,657	535,881			33	Springing Hard	Springing	No	Yes - A	1.86x	1.69x
Loan	37	Hampton Inn Glenwood Springs	12/01/2017	01/01/2018	12/01/2027	No	12/01/2027	44,982	539,780			0	Hard	Springing	No		1.91x	1.91x
Loan	38	Pick ‘n Save Appleton WI	12/14/2017	02/06/2018	01/06/2028	No	01/06/2028	41,861	502,327			0	Hard	Springing	No		1.39x	1.32x
Loan	39	Fresenius Portfolio V	06/29/2017	08/06/2017	07/06/2027	No	07/06/2027	37,478	449,731			54	Hard	Springing	No		1.56x	1.49x
Property	39.01	Fresenius Dayton
Property	39.02	Fresenius Davenport
Property	39.03	Fresenius Rock Island
Property	39.04	Fresenius Muscatine
Loan	40	Village Square	08/07/2017	10/06/2017	09/06/2027	No	09/06/2027	27,314	327,770			116	Springing Hard	Springing	No		2.38x	2.24x
Loan	41	Q-2 Self Storage	11/30/2017	01/01/2018	12/01/2027	No	12/01/2027	38,294	459,532			0	Hard	Springing	No		1.48x	1.45x
Loan	42	Best Western Plus - Chalmette	11/21/2017	01/01/2018	12/01/2027	No	12/01/2027	34,109	409,303			0	Hard	Springing	No	Yes - B	2.24x	2.24x
Loan	43	Afton Village	12/04/2017	01/06/2018	12/06/2027	No	12/06/2027	31,083	372,991			0	Springing Hard	Springing	No		1.49x	1.39x
Loan	44	21st Century Storage - Miami, FL	12/08/2017	02/06/2018	01/06/2028	No	01/06/2028	26,969	323,630			0	Springing Hard	Springing	No		1.40x	1.35x
Loan	45	Hillside Mobile Estates	12/06/2017	01/06/2018	12/06/2027	No	12/06/2027	23,561	282,730			0	Soft	Springing	No		3.82x	3.66x
Loan	46	Callahan Plaza	05/18/2017	07/06/2017	06/06/2027	No	06/06/2027	21,421	257,048			0	Soft Springing Hard	Springing	No		1.67x	1.45x
Loan	47	CityLine PA Portfolio	12/14/2017	02/06/2018	01/06/2028	No	01/06/2028	20,192	242,301			36	Springing Hard	Springing	No	Yes - C	1.57x	1.53x
Property	47.01	Carlisle Self Storage
Property	47.02	West Chocolate Self Storage
Loan	48	CityLine BeCubed	12/12/2017	02/06/2018	01/06/2028	No	01/06/2028	18,757	225,081			36	Springing Hard	Springing	No	Yes - C	1.36x	1.34x
Loan	49	Marketplace on Grove	06/30/2017	08/06/2017	07/06/2027	No	07/06/2027	18,440	221,274			18	Springing Hard	Springing	No		1.53x	1.46x

A-1-6

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							FIRREA	Cut-Off
			Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Property Flag	ID	Property Name	Period(13)	Date	Value ($)(14)	As-of Date	(Yes/No)	Ratio(10)(14)(29)	Maturity or ARD(10)(14)(29)	Address	City	County
Loan	1	90 Hudson(2)	0	1	216,000,000	08/25/2017	Yes	60.2%	60.2%	90 Hudson Street	Jersey City	Hudson
Loan	2	Valencia Town Center	0	6	82,100,000	08/11/2017	Yes	70.6%	59.8%	24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive	Santa Clarita	Los Angeles
Loan	3	The Woods(2)	0	6	675,500,000	10/10/2017	Yes	29.6%	29.6%	4300 The Woods Drive	San Jose	Santa Clara
Loan	4	Griffin Portfolio(2)	0	1	610,000,000	09/21/2017	Yes	61.5%	61.5%	Various	Various	Various
Property	4.01	Restoration Hardware Distribution			120,000,000	09/01/2017	Yes			825 Rogers Road	Patterson	Stanislaus
Property	4.02	State Farm Regional HQ			122,000,000	09/06/2017	Yes			64 & 66 Perimeter Center East	Atlanta	DeKalb
Property	4.03	North Pointe I			61,000,000	09/06/2017	Yes			6380 & 6440 Aviation Way	West Chester	Butler
Property	4.04	Corporate Campus at Norterra			60,000,000	09/06/2017	Yes			25500 & 25600 North Norterra Drive	Phoenix	Maricopa
Property	4.05	CHRISTUS Health HQ			55,690,000	09/08/2017	Yes			919 Hidden Ridge	Irving	Dallas
Property	4.06	Duke Bridges I			42,270,000	09/08/2017	Yes			7668 Warren Parkway	Frisco	Collin
Property	4.07	Wells Fargo Operations Center			41,500,000	09/06/2017	Yes			8740 Research Drive	Charlotte	Mecklenburg
Property	4.08	Ace Hardware HQ			35,000,000	09/05/2017	Yes			2200-2222 Kensington Court	Oak Brook	DuPage
Property	4.09	Royal Ridge V			32,900,000	09/08/2017	Yes			3929 West John Carpenter Freeway	Irving	Dallas
Property	4.10	Comcast Regional HQ			21,700,000	09/05/2017	Yes			15815 25th Avenue West	Lynnwood	Snohomish
Loan	5	Worldwide Plaza(2)(31)(32)	0	6	1,740,000,000	10/01/2017	Yes	35.4%	35.4%	825 Eighth Avenue	New York	New York
Loan	6	Station Place III(2)(32)	5	1	399,000,000	08/22/2017	Yes	47.6%	47.6%	700 2nd Street Northeast	Washington	District of Columbia
Loan	7	Atrium Center(2)	0	1	215,000,000	09/08/2017	Yes	53.5%	53.5%	300 Boylston Street	Chestnut Hill	Middlesex
Loan	8	Sentinel Square II(2)	0	6	172,000,000	04/01/2019	Yes	59.7%	59.7%	1050 First Street Northeast	Washington	District of Columbia
Loan	9	Spicetree Apartments	0	6	63,700,000	10/18/2017	Yes	69.2%	60.3%	4854 Washtenaw Avenue	Ann Arbor	Washtenaw
Loan	10	Radisson Blu Aqua Hotel(2)	5 (Once per year)	1	117,500,000	09/01/2017	Yes	54.5%	54.5%	221 North Columbus Drive	Chicago	Cook
Loan	11	8900 Beverly	0	6	87,800,000	10/13/2017	Yes	49.0%	49.0%	8900 Beverly Boulevard	West Hollywood	Los Angeles
Loan	12	Gateway Net Lease Portfolio(2)	0	5	785,215,000	Various	Yes	45.0%	45.0%	Various	Various	Various
Property	12.01	BAE Facility			65,400,000	02/22/2017	Yes			4300 Airport Expressway	Fort Wayne	Allen
Property	12.02	FedEx Ground (Stratford)			63,000,000	02/24/2017	Yes			825 Lordship Boulevard	Stratford	Fairfield
Property	12.03	FedEx (Baltimore)			58,000,000	02/27/2017	Yes			6021 Bethlehem Boulevard	Edgemere	Baltimore
Property	12.04	Harman Becker			46,200,000	03/02/2017	Yes			30001 Cabot Drive	Novi	Oakland
Property	12.05	GE Aviation (Lafayette)			44,000,000	02/22/2017	Yes			3720 US Highway 52 South	Lafayette	Tippecanoe
Property	12.06	GoDaddy			39,000,000	02/24/2017	Yes			2155 East GoDaddy Way	Tempe	Maricopa
Property	12.07	Carrier			38,500,000	02/23/2017	Yes			16011 Applewhite Road	San Antonio	Bexar
Property	12.08	Emerus			31,300,000	02/24/2017	Yes			8686 New Trails Drive	The Woodlands	Montgomery
Property	12.09	Cardinal Health			30,450,000	02/21/2017	Yes			6000 Rosa Parks Boulevard	Detroit	Wayne
Property	12.10	Tyco Electronics			30,150,000	02/27/2017	Yes			501 Shenandoah Drive	Shakopee	Scott
Property	12.11	FCA/Caterpillar			28,400,000	02/22/2017	Yes			2348 FM 464	Seguin	Guadalupe
Property	12.12	FedEx Ground (Staunton)			23,900,000	03/02/2017	Yes			7 Industry Way	Staunton	Staunton City
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park			20,000,000	02/24/2017	Yes			1 & 3 World Packaging Circle	Franklin	Milwaukee
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park			19,800,000	02/24/2017	Yes			2 & 4 World Packaging Circle	Franklin	Milwaukee
Property	12.15	T-Mobile Call Center			18,475,000	02/23/2017	Yes			820 Tom Martin Drive	Birmingham	Jefferson
Property	12.16	Sikorsky Aircraft R&D Facility			17,900,000	02/17/2017	Yes			1727 South Main Street	Dallas	Dallas
Property	12.17	Vatterott College			16,600,000	02/15/2017	Yes			8580 Evans Avenue	Berkeley	Saint Louis
Property	12.18	Comcast			14,900,000	02/24/2017	Yes			12645 Corporate Lakes Drive	Fort Myers	Lee
Property	12.19	Alfa Laval Plant			13,600,000	02/24/2017	Yes			5400 International Trade Drive	Richmond	Henrico
Property	12.20	LKQ (New Braunfels)			13,400,000	02/22/2017	Yes			5545 Goodwin Lane	New Braunfels	Guadalupe
Property	12.21	Hitachi			12,800,000	02/22/2017	Yes			1375 North 28th Avenue	Irving	Dallas
Property	12.22	Cameron International			12,175,000	02/21/2017	Yes			2503 South Main Street	Mansfield	Tioga
Property	12.23	Alliance Data Systems Office			11,550,000	02/17/2017	Yes			220 West Schrock Road	Westerville	Franklin
Property	12.24	Synchrony Financial			10,750,000	02/22/2017	Yes			140 Wekiva Springs Road	Longwood	Seminole
Property	12.25	Baxalta (Barry Pointe)			8,250,000	08/08/2017	Yes			9500 Northeast 82nd Terrace	Kansas City	Clay
Property	12.26	Baxalta (Casselberry)			7,850,000	10/09/2017	Yes			1385 State Road 436	Casselberry	Seminole
Property	12.27	Baxalta (Mounds View)			7,420,000	02/27/2017	Yes			2325 County Road 10	Mounds View	Ramsey
Property	12.28	Baxalta (Grand Rapids)			7,400,000	02/20/2017	Yes			2670 East Paris Avenue Southeast	Grand Rapids	Kent
Property	12.29	Gerdau			7,400,000	03/01/2017	Yes			4265 West Tompkins Avenue	Las Vegas	Clark
Property	12.30	Baxalta (Wausau)			7,200,000	02/17/2017	Yes			3201 Rib Mountain Drive	Wausau	Marathon
Property	12.31	Baxalta (Springfield)			7,000,000	02/27/2017	Yes			1815 McCurry Road	Springfield	Greene
Property	12.32	LKQ (Salisbury)			7,000,000	02/23/2017	Yes			1001 Carrier Drive	Charlotte	Mecklenburg
Property	12.33	Baxalta (Ankeny)			6,600,000	03/01/2017	Yes			725 Southeast Oralabor Road	Ankeny	Polk
Property	12.34	H&E Equipment Services (San Antonio)			5,800,000	02/23/2017	Yes			5327 & 5423 Tex-Con Road	San Antonio	Bexar
Property	12.35	H&E Equipment Services (New Orleans)			5,450,000	02/27/2017	Yes			4202 Almonaster Avenue	New Orleans	Orleans
Property	12.36	GE Aviation (Pompano)			5,100,000	02/22/2017	Yes			2705 Gateway Drive	Pompano Beach	Broward
Property	12.37	Saint-Gobain Warehouse			4,600,000	02/17/2017	Yes			30 Sibley Drive	Russellville	Franklin
Property	12.38	H&E Equipment Services (Columbia)			4,550,000	02/20/2017	Yes			1031 Buckner Park Drive	Columbia	Richland
Property	12.39	H&E Equipment Services (Yukon)			4,490,000	02/20/2017	Yes			10700 Northwest 4th Street	Yukon	Canadian
Property	12.40	LKQ (Toledo)			4,475,000	02/22/2017	Yes			6180 Hagman Road	Toledo	Lucas
Property	12.41	H&E Equipment Services (Greer)			4,380,000	02/17/2017	Yes			585 Brookshire Road	Greer	Spartanburg
Loan	13	Lehigh Valley Mall(2)	0	1	445,000,000	09/04/2017	Yes	44.8%	35.8%	250 Lehigh Valley Mall	Whitehall	Lehigh
Loan	14	Rochester Hotel Portfolio(2)	0	6	210,000,000	11/01/2017	Yes	66.7%	55.4%	Various	Rochester	Olmsted
Property	14.01	Rochester Marriott			71,000,000	11/01/2017	Yes			101 1st Avenue Southwest	Rochester	Olmsted
Property	14.02	Kahler Grand			83,000,000	11/01/2017	Yes			20 2nd Avenue Southwest	Rochester	Olmsted
Property	14.03	Kahler Inn & Suites			35,000,000	11/01/2017	Yes			9 3rd Avenue Northwest	Rochester	Olmsted
Property	14.04	Residence Inn Rochester			21,000,000	11/01/2017	Yes			441 West Center Street	Rochester	Olmsted
Loan	15	Oasis at Pavilion Park	0	6	60,030,000	11/14/2017	Yes	60.0%	60.0%	110 Pavilion Parkway	Midland	Midland
Loan	16	521-523 East 72nd Street(2)(32)	0	1	144,100,000	05/11/2017	Yes	59.0%	59.0%	521-523 East 72nd Street	New York	New York
Loan	17	156-168 Bleecker	0	6	58,000,000	10/01/2017	Yes	58.6%	58.6%	156-168 Bleecker Street	New York	New York
Loan	18	Marriott Charlotte City Center(2)	0	1	170,000,000	05/01/2017	Yes	60.6%	60.6%	100 West Trade Street	Charlotte	Mecklenburg
Loan	19	Miracle Mile Shopping Center(2)	0	6	80,600,000	08/03/2017	Yes	69.5%	63.4%	4100 William Penn Highway	Monroeville	Allegheny
Loan	20	Center Promenade(24)	0	6	36,000,000	10/11/2017	Yes	61.7%	61.7%	6401, 6477, 6555 & 6633 Telephone Road, 1000 & 1050-1070 South Hill Road and 1001 Partridge Drive	Ventura	Ventura
Loan	21	The Arbors	0	6	30,500,000	09/28/2017	Yes	69.4%	63.4%	3120 & 3128 Highwoods Boulevard and 3200 Atlantic Avenue	Raleigh	Wake

A-1-7

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							FIRREA	Cut-Off
			Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Property Flag	ID	Property Name	Period(13)	Date	Value ($)(14)	As-of Date	(Yes/No)	Ratio(10)(14)(29)	Maturity or ARD(10)(14)(29)	Address	City	County
Loan	22	Towers at University Town Center(2)	0	1	72,500,000	11/13/2017	Yes	63.4%	55.9%	6515 Belcrest Road	Hyattsville	Prince Georges
Loan	23	Olive Park Shopping Center	0	6	21,800,000	09/30/2017	Yes	72.7%	61.3%	9402, 9414 and 9424 Falls of Neuse Road	Raleigh	Wake
Loan	24	Two Harbor Point Square(2)(31)	0	6	80,000,000	10/06/2017	Yes	61.9%	56.4%	100 Washington Boulevard	Stamford	Fairfield
Loan	25	Valley Crossing	5 (Once per year)	1	21,800,000	10/18/2017	Yes	67.5%	62.4%	715 East Expressway 83	Weslaco	Hidalgo
Loan	26	AHIP Northeast Portfolio I(2)	0	6	124,000,000	Various	Yes	56.1%	51.4%	Various	Various	Various
Property	26.01	Hilton Garden Inn - Baltimore White Marsh			35,500,000	06/01/2018	Yes			5015 Campbell Boulevard	Baltimore	Baltimore
Property	26.02	Homewood Suites - Allentown West Fogelsville			24,000,000	06/01/2019	Yes			7686 Industrial Boulevard	Allentown	Lehigh
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores			23,500,000	06/01/2020	Yes			1302 Campus Parkway	Wall Township	Monmouth
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport			23,000,000	06/01/2018	Yes			7544 Teague Road	Hanover	Anne Arundel
Property	26.05	Homewood Suites - Dover Rockaway			18,000,000	06/01/2019	Yes			2 Commerce Center Drive	Dover	Morris
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	0	1	956,000,000	04/23/2017	Yes	60.4%	60.4%	Various	Various	Various
Property	27.01	Larkspur Landing Sunnyvale			52,100,000	04/23/2017	Yes			748 North Mathilda Avenue	Sunnyvale	Santa Clara
Property	27.02	Larkspur Landing Milpitas			43,900,000	04/23/2017	Yes			40 Ranch Drive	Milpitas	Santa Clara
Property	27.03	Larkspur Landing Campbell			38,600,000	04/23/2017	Yes			550 West Hamilton Avenue	Campbell	Santa Clara
Property	27.04	Larkspur Landing San Francisco			31,800,000	04/23/2017	Yes			690 Gateway Boulevard	South San Francisco	San Mateo
Property	27.05	Larkspur Landing Pleasanton			31,100,000	04/23/2017	Yes			5535 Johnson Drive	Pleasanton	Alameda
Property	27.06	Larkspur Landing Bellevue			27,700,000	04/23/2017	Yes			15805 Southeast 37th Street	Bellevue	King
Property	27.07	Larkspur Landing Sacramento			20,700,000	04/23/2017	Yes			555 Howe Avenue	Sacramento	Sacramento
Property	27.08	Hampton Inn Ann Arbor North			20,200,000	04/23/2017	Yes			2300 Green Road	Ann Arbor	Washtenaw
Property	27.09	Larkspur Landing Hillsboro			20,200,000	04/23/2017	Yes			3133 Northeast Shute Road	Hillsboro	Washington
Property	27.10	Larkspur Landing Renton			20,000,000	04/23/2017	Yes			1701 East Valley Road	Renton	King
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark			19,200,000	04/23/2017	Yes			1311 Wet N Wild Way	Arlington	Tarrant
Property	27.12	Residence Inn Toledo Maumee			19,000,000	04/23/2017	Yes			1370 Arrowhead Drive	Maumee	Lucas
Property	27.13	Residence Inn Williamsburg			18,200,000	04/23/2017	Yes			1648 Richmond Road	Williamsburg	Williamsburg City
Property	27.14	Hampton Inn Suites Waco South			16,800,000	04/23/2017	Yes			2501 Marketplace Drive	Waco	McLennan
Property	27.15	Holiday Inn Louisville Airport Fair Expo			16,500,000	04/23/2017	Yes			447 Farmington Avenue	Louisville	Jefferson
Property	27.16	Courtyard Tyler			16,200,000	04/23/2017	Yes			7424 South Broadway Avenue	Tyler	Smith
Property	27.17	Hilton Garden Inn Edison Raritan Center			16,200,000	04/23/2017	Yes			50 Raritan Center Parkway	Edison	Middlesex
Property	27.18	Hilton Garden Inn St Paul Oakdale			16,000,000	04/23/2017	Yes			420 Inwood Avenue North	Oakdale	Washington
Property	27.19	Residence Inn Grand Rapids West			15,800,000	04/23/2017	Yes			3451 Rivertown Point Court Southwest	Grandville	Kent
Property	27.20	Peoria, AZ Residence Inn			15,700,000	04/23/2017	Yes			8435 West Paradise Lane	Peoria	Maricopa
Property	27.21	Hampton Inn Suites Bloomington Normal			15,600,000	04/23/2017	Yes			320 South Towanda Avenue	Normal	McLean
Property	27.22	Courtyard Chico			15,300,000	04/23/2017	Yes			2481 Carmichael Drive	Chico	Butte
Property	27.23	Hampton Inn Suites Kokomo			14,800,000	04/23/2017	Yes			2920 South Reed Road	Kokomo	Howard
Property	27.24	Hampton Inn Suites South Bend			14,800,000	04/23/2017	Yes			52709 State Road 933	South Bend	Saint Joseph
Property	27.25	Courtyard Wichita Falls			14,100,000	04/23/2017	Yes			3800 Tarry Street	Wichita Falls	Wichita
Property	27.26	Hampton Inn Morehead			13,700,000	04/23/2017	Yes			4035 Arendell Street	Morehead City	Carteret
Property	27.27	Residence Inn Chico			13,300,000	04/23/2017	Yes			2485 Carmichael Drive	Chico	Butte
Property	27.28	Courtyard Lufkin			12,700,000	04/23/2017	Yes			2130 South First Street	Lufkin	Angelina
Property	27.29	Hampton Inn Carlisle			12,600,000	04/23/2017	Yes			1164 Harrisburg Pike	Carlisle	Cumberland
Property	27.30	Springhill Suites Williamsburg			12,600,000	04/23/2017	Yes			1644 Richmond Road	Williamsburg	Williamsburg City
Property	27.31	Fairfield Inn Bloomington			12,500,000	04/23/2017	Yes			120 South Fairfield Drive	Bloomington	Monroe
Property	27.32	Waco Residence Inn			12,200,000	04/23/2017	Yes			501 South University	Waco	McLennan
Property	27.33	Holiday Inn Express Fishers			11,400,000	04/23/2017	Yes			9791 North by Northeast Boulevard	Fishers	Hamilton
Property	27.34	Larkspur Landing Folsom			11,100,000	04/23/2017	Yes			121 Iron Point Road	Folsom	Sacramento
Property	27.35	Springhill Suites Chicago Naperville Warrenville			10,500,000	04/23/2017	Yes			4305 Weaver Parkway	Warrenville	DuPage
Property	27.36	Holiday Inn Express & Suites Paris			10,400,000	04/23/2017	Yes			3025 Northeast Loop 286	Paris	Lamar
Property	27.37	Toledo Homewood Suites			10,400,000	04/23/2017	Yes			1410 Arrowhead Drive	Maumee	Lucas
Property	27.38	Grand Rapids Homewood Suites			10,100,000	04/23/2017	Yes			3920 Stahl Drive	Grand Rapids	Kent
Property	27.39	Cheyenne Fairfield Inn and Suites			9,400,000	04/23/2017	Yes			1415 Stillwater Avenue	Cheyenne	Laramie
Property	27.40	Fairfield Inn Laurel			9,400,000	04/23/2017	Yes			13700 Baltimore Avenue	Laurel	Prince Georges
Property	27.41	Courtyard Akron Stow			9,200,000	04/23/2017	Yes			4047 Bridgewater Parkway	Stow	Summit
Property	27.42	Larkspur Landing Roseville			8,700,000	04/23/2017	Yes			1931 Taylor Road	Roseville	Placer
Property	27.43	Towneplace Suites Bloomington			8,700,000	04/23/2017	Yes			105 South Franklin Road	Bloomington	Monroe
Property	27.44	Hampton Inn Danville			8,600,000	04/23/2017	Yes			97 Old Valley School Road	Danville	Montour
Property	27.45	Holiday Inn Norwich			8,500,000	04/23/2017	Yes			10 Laura Boulevard	Norwich	New London
Property	27.46	Hampton Inn Suites Longview North			8,400,000	04/23/2017	Yes			3044 North Eastman Road	Longview	Gregg
Property	27.47	Springhill Suites Peoria Westlake			8,400,000	04/23/2017	Yes			2701 West Lake Avenue	Peoria	Peoria
Property	27.48	Hampton Inn Suites Buda			8,300,000	04/23/2017	Yes			1201 Cabelas Drive	Buda	Hays
Property	27.49	Shawnee Hampton Inn			8,300,000	04/23/2017	Yes			4851 North Kickapoo	Shawnee	Pottawatomie
Property	27.50	Racine Fairfield Inn			8,100,000	04/23/2017	Yes			6421 Washington Avenue	Racine	Racine
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam			7,900,000	04/23/2017	Yes			3 Stetler Avenue	Shamokin Dam	Snyder
Property	27.52	Holiday Inn Express & Suites Terrell			7,500,000	04/23/2017	Yes			300 Tanger Drive	Terrell	Kaufman
Property	27.53	Westchase Homewood Suites			9,800,000	04/23/2017	Yes			2424 Rogerdale Road	Houston	Harris
Property	27.54	Holiday Inn Express & Suites Tyler South			7,200,000	04/23/2017	Yes			2421 East Southeast Loop 323	Tyler	Smith
Property	27.55	Holiday Inn Express & Suites Huntsville			6,900,000	04/23/2017	Yes			148 Interstate 45 South	Huntsville	Walker
Property	27.56	Hampton Inn Sweetwater			6,300,000	04/23/2017	Yes			302 Southeast Georgia Avenue	Sweetwater	Nolan
Property	27.57	Comfort Suites Buda Austin South			5,300,000	04/23/2017	Yes			15295 South Interstate 35 Building 800	Buda	Hays
Property	27.58	Fairfield Inn & Suites Weatherford			5,000,000	04/23/2017	Yes			175 Alford Drive	Weatherford	Parker
Property	27.59	Holiday Inn Express & Suites Altus			4,600,000	04/23/2017	Yes			2812 East Broadway	Altus	Jackson
Property	27.60	Comfort Inn & Suites Paris			3,600,000	04/23/2017	Yes			3035 Northeast Loop 286	Paris	Lamar
Property	27.61	Hampton Inn Suites Decatur			3,600,000	04/23/2017	Yes			110 South Highway 81/287	Decatur	Wise
Property	27.62	Holiday Inn Express & Suites Texarkana East			4,100,000	04/23/2017	Yes			5210 Crossroads Parkway	Texarkana	Miller
Property	27.63	Mankato Fairfield Inn			3,600,000	04/23/2017	Yes			141 Apache Place	Mankato	Blue Earth
Property	27.64	Candlewood Suites Texarkana			2,600,000	04/23/2017	Yes			2901 South Cowhorn Creek Loop	Texarkana	Bowie
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East			3,200,000	04/23/2017	Yes			20611 Highway 59	Humble	Harris

A-1-8

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							FIRREA	Cut-Off
			Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Property Flag	ID	Property Name	Period(13)	Date	Value ($)(14)	As-of Date	(Yes/No)	Ratio(10)(14)(29)	Maturity or ARD(10)(14)(29)	Address	City	County
Loan	28	4400 PGA Boulevard(24)	0	6	19,150,000	07/26/2017	Yes	70.5%	60.2%	4400 PGA Boulevard	Palm Beach Gardens	Palm Beach
Loan	29	Honey Creek Marketplace	2 (Once per year)	1	20,700,000	10/27/2017	Yes	64.2%	58.9%	4444 South US Highway 41	Terre Haute	Vigo
Loan	30	Metro Center V(24)	0	6	19,200,000	11/07/2017	Yes	67.2%	61.4%	655 Metro Place South	Dublin	Franklin
Loan	31	1114-1126 Lake Street	0	6	19,900,000	10/20/2017	Yes	64.3%	52.6%	1114-1126 Lake Street	Oak Park	Cook
Loan	32	William Penn Building	0	6	20,060,000	11/01/2017	Yes	52.3%	44.4%	501-515 F Street & 777-779 5th Avenue	San Diego	San Diego
Loan	33	Tri State Neighborhood Center	0	1	21,700,000	10/12/2017	Yes	45.2%	41.2%	10A State Route 23	Montague	Sussex
Loan	34	Fairfield Inn & Suites - Panama City Beach	0	1	14,000,000	09/01/2017	Yes	69.9%	53.1%	7718 Front Beach Road	Panama City Beach	Bay
Loan	35	Hampton Inn & Suites Shelby	0	1	14,200,000	10/02/2017	Yes	66.9%	50.1%	2001-B East Dixon Boulevard	Shelby	Cleveland
Loan	36	Goodale Office(24)	0	6	12,720,000	08/30/2017	Yes	70.4%	61.5%	1400 & 1404 Goodale Boulevard	Grandview Heights	Franklin
Loan	37	Hampton Inn Glenwood Springs	0	1	12,000,000	10/01/2018	Yes	68.9%	56.9%	401 West 1st Street	Glenwood Springs	Garfield
Loan	38	Pick ‘n Save Appleton WI	0	6	11,500,000	10/27/2017	Yes	70.3%	57.2%	2700 North Ballard Road	Appleton	Outagamie
Loan	39	Fresenius Portfolio V	0	6	11,280,000	Various	Yes	64.7%	59.3%	Various	Various	Various
Property	39.01	Fresenius Dayton			5,230,000	05/04/2017	Yes			821 Edwin C Moses Boulevard	Dayton	Montgomery
Property	39.02	Fresenius Davenport			2,470,000	05/02/2017	Yes			120 Locust Street	Davenport	Scott
Property	39.03	Fresenius Rock Island			2,120,000	05/02/2017	Yes			2623 17th Street	Rock Island	Rock Island
Property	39.04	Fresenius Muscatine			1,460,000	05/02/2017	Yes			311 Parham Street	Muscatine	Muscatine
Loan	40	Village Square	0	6	15,000,000	06/09/2017	Yes	48.0%	48.0%	2220 Mountain Boulevard	Oakland	Alameda
Loan	41	Q-2 Self Storage	0	1	10,700,000	08/09/2017	Yes	60.7%	45.5%	3520 Chamberlain Lane	Louisville	Jefferson
Loan	42	Best Western Plus - Chalmette	0	1	8,000,000	09/19/2017	Yes	69.9%	53.1%	3400 Paris Road	Chalmette	Saint Bernard
Loan	43	Afton Village	0	6	7,250,000	10/03/2017	Yes	73.9%	55.1%	360 Exchange Street Northwest	Concord	Cabarrus
Loan	44	21st Century Storage - Miami, FL	0	6	7,675,000	10/19/2017	Yes	67.8%	55.1%	200 Northwest 79th Street and 7750 Northwest 2nd Avenue	Miami	Miami-Dade
Loan	45	Hillside Mobile Estates	0	6	20,540,000	10/10/2017	Yes	22.6%	18.3%	27701 Murrieta Road	Sun City	Riverside
Loan	46	Callahan Plaza	0	6	5,700,000	04/03/2017	Yes	70.5%	58.2%	450076 State Road 200	Callahan	Nassau
Loan	47	CityLine PA Portfolio	0	6	5,990,000	11/03/2017	Yes	65.5%	57.5%	Various	Various	Various
Property	47.01	Carlisle Self Storage			3,640,000	11/03/2017	Yes			906 Newville Road	Carlisle	Cumberland
Property	47.02	West Chocolate Self Storage			2,350,000	11/03/2017	Yes			1052 Old West Chocolate Avenue	Hershey	Dauphin
Loan	48	CityLine BeCubed	0	6	5,140,000	11/03/2017	Yes	69.6%	61.3%	22001 South 104th Avenue	Frankfort	Will
Loan	49	Marketplace on Grove	0	6	6,600,000	06/02/2017	Yes	53.0%	45.7%	1150 East Philadelphia Street	Ontario	San Bernardino

A-1-9

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							Net	Units	Loan per Net						Second Most
					Year	Year	Rentable Area	of	Rentable Area	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating
Property Flag	ID	Property Name	State	Zip Code	Built	Renovated	(SF/Units/Rooms/Beds/Pads)(4)	Measure(4)	(SF/Units/Rooms/Beds/Pads)($)(4)(10)	(# of payments)(15)(16)(17)	Statements Date	EGI ($)	Expenses($)	NOI($)(12)	Statements Date(11)
Loan	1	90 Hudson(2)	NJ	07302	1999	NAP	431,658	Sq. Ft.	301	L(25), YM1(1), DorYM1(91), O(3)	08/31/2017	17,523,356	6,269,492	11,253,864	12/31/2016
Loan	2	Valencia Town Center	CA	91355	1995-2000	NAP	395,219	Sq. Ft.	147	L(25), D(90), O(5)	07/31/2017	16,700,058	8,805,905	7,894,153	12/31/2016
Loan	3	The Woods(2)	CA	95136	1981-2003	2017	1,841	Units	108,637	L(25), DorYM1(28), O(7)	09/30/2017	45,252,611	15,408,547	29,844,064	12/31/2016
Loan	4	Griffin Portfolio(2)	Various	Various	Various	Various	3,708,698	Sq. Ft.	101	L(24), YM1(90), O(6)	06/30/2017	53,078,885	16,389,774	36,689,111	12/31/2016
Property	4.01	Restoration Hardware Distribution	CA	95363	2015	NAP	1,501,387	Sq. Ft.	52		06/30/2017	8,028,759	1,995,571	6,033,188	12/31/2016
Property	4.02	State Farm Regional HQ	GA	30346	1971, 1985	2012	584,785	Sq. Ft.	119		06/30/2017	11,675,335	4,275,112	7,400,223	12/31/2016
Property	4.03	North Pointe I	OH	45069	2010	NAP	409,798	Sq. Ft.	97		06/30/2017	6,619,695	1,853,901	4,765,794	12/31/2016
Property	4.04	Corporate Campus at Norterra	AZ	85085	2000	NAP	232,648	Sq. Ft.	168		06/30/2017	6,201,249	2,563,259	3,637,990	12/31/2016
Property	4.05	CHRISTUS Health HQ	TX	75038	1997	NAP	253,340	Sq. Ft.	143		06/30/2017	6,149,427	2,691,404	3,458,023	12/31/2016
Property	4.06	Duke Bridges I	TX	75034	2005	NAP	158,135	Sq. Ft.	174		06/30/2017	3,230,469	1,114,136	2,116,333	12/31/2016
Property	4.07	Wells Fargo Operations Center	NC	28262	1984	2014	155,579	Sq. Ft.	173		06/30/2017	3,116,003	332,110	2,783,893	12/31/2016
Property	4.08	Ace Hardware HQ	IL	60523	1974	2012	206,030	Sq. Ft.	110		06/30/2017	3,079,587	296,059	2,783,528	12/31/2016
Property	4.09	Royal Ridge V	TX	75063	2004	NAP	119,611	Sq. Ft.	179		06/30/2017	2,885,615	1,007,695	1,877,920	12/31/2016
Property	4.10	Comcast Regional HQ	WA	98087	2007	NAP	87,385	Sq. Ft.	161		06/30/2017	2,092,746	260,527	1,832,219	12/31/2016
Loan	5	Worldwide Plaza(2)(31)(32)	NY	10019	1987	1996	2,049,553	Sq. Ft.	301	L(26), D(89), O(5)	06/30/2017	133,945,503	52,948,250	80,997,253	12/31/2016
Loan	6	Station Place III(2)(32)	DC	20002	2009	NAP	517,653	Sq. Ft.	367	L(24), YM1(2), DorYM1(90), O(4)	07/31/2017	35,079,513	12,710,332	22,369,181	12/31/2016
Loan	7	Atrium Center(2)	MA	02467	1986	2017	293,120	Sq. Ft.	392	L(13), YM1(103), O(4)
Loan	8	Sentinel Square II(2)	DC	20002	2017	NAP	280,363	Sq. Ft.	366	L(24), D(32), O(4)
Loan	9	Spicetree Apartments	MI	48108	1968	2017	551	Units	80,036	L(25), D(91), O(4)	10/31/2017	6,344,558	2,836,475	3,508,084	12/31/2016
Loan	10	Radisson Blu Aqua Hotel(2)	IL	60601	2011	2016	334	Rooms	191,617	L(25), YM1(92), O(3)	08/31/2017	37,020,701	30,186,284	6,834,417	12/31/2016
Loan	11	8900 Beverly	CA	90048	2012	NAP	54,790	Sq. Ft.	785	L(25), D(91), O(4)	09/30/2017	3,718,865	733,001	2,985,863	12/31/2016
Loan	12	Gateway Net Lease Portfolio(2)	Various	Various	Various	Various	5,296,943	Sq. Ft.	67	L(24), YM1(7), DorYM1(49), O(4)
Property	12.01	BAE Facility	IN	46809	2015	NAP	333,750	Sq. Ft.	88
Property	12.02	FedEx Ground (Stratford)	CT	06615	2016	NAP	225,198	Sq. Ft.	126
Property	12.03	FedEx (Baltimore)	MD	21219	2016	NAP	306,016	Sq. Ft.	85
Property	12.04	Harman Becker	MI	48377	2015	NAP	188,042	Sq. Ft.	110
Property	12.05	GE Aviation (Lafayette)	IN	47905	2015	NAP	306,406	Sq. Ft.	65
Property	12.06	GoDaddy	AZ	85284	2014	NAP	150,000	Sq. Ft.	117
Property	12.07	Carrier	TX	78264	2014	NAP	517,000	Sq. Ft.	33
Property	12.08	Emerus	TX	77381	2000	NAP	95,640	Sq. Ft.	147
Property	12.09	Cardinal Health	MI	48208	2015	NAP	275,951	Sq. Ft.	50
Property	12.10	Tyco Electronics	MN	55379	2014	NAP	176,648	Sq. Ft.	77
Property	12.11	FCA/Caterpillar	TX	78155	2012	NAP	300,000	Sq. Ft.	43
Property	12.12	FedEx Ground (Staunton)	VA	24401	2016	NAP	225,198	Sq. Ft.	48
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park	WI	53132	2006	NAP	205,000	Sq. Ft.	44
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park	WI	53132	2006	NAP	218,000	Sq. Ft.	41
Property	12.15	T-Mobile Call Center	AL	35211	1996	2014	66,500	Sq. Ft.	125
Property	12.16	Sikorsky Aircraft R&D Facility	TX	75261	2008	NAP	150,975	Sq. Ft.	53
Property	12.17	Vatterott College	MO	63134	2007	NAP	90,000	Sq. Ft.	83
Property	12.18	Comcast	FL	33913	2008	NAP	57,260	Sq. Ft.	117
Property	12.19	Alfa Laval Plant	VA	23231	1990	2005	180,252	Sq. Ft.	34
Property	12.20	LKQ (New Braunfels)	TX	78130	2016	NAP	98,771	Sq. Ft.	61
Property	12.21	Hitachi	TX	75063	2000	2012	72,056	Sq. Ft.	80
Property	12.22	Cameron International	PA	16933	2013	NAP	75,000	Sq. Ft.	73
Property	12.23	Alliance Data Systems Office	OH	43081	1990	2005	100,800	Sq. Ft.	51
Property	12.24	Synchrony Financial	FL	32779	1983	NAP	67,775	Sq. Ft.	71
Property	12.25	Baxalta (Barry Pointe)	MO	64158	2017	NAP	16,686	Sq. Ft.	222
Property	12.26	Baxalta (Casselberry)	FL	32707	2017	NAP	16,694	Sq. Ft.	211
Property	12.27	Baxalta (Mounds View)	MN	55112	2015	NAP	16,694	Sq. Ft.	200
Property	12.28	Baxalta (Grand Rapids)	MI	49546	2014	NAP	16,694	Sq. Ft.	199
Property	12.29	Gerdau	NV	89103	1986	2015	46,976	Sq. Ft.	71
Property	12.30	Baxalta (Wausau)	WI	54401	2015	NAP	16,694	Sq. Ft.	194
Property	12.31	Baxalta (Springfield)	MO	65807	2015	NAP	16,694	Sq. Ft.	188
Property	12.32	LKQ (Salisbury)	NC	28216	1960	2005	205,100	Sq. Ft.	15
Property	12.33	Baxalta (Ankeny)	IA	50021	2015	NAP	16,694	Sq. Ft.	178
Property	12.34	H&E Equipment Services (San Antonio)	TX	78220	2015	NAP	26,535	Sq. Ft.	98
Property	12.35	H&E Equipment Services (New Orleans)	LA	70126	2015	NAP	18,808	Sq. Ft.	130
Property	12.36	GE Aviation (Pompano)	FL	33069	1985	2012	30,892	Sq. Ft.	74
Property	12.37	Saint-Gobain Warehouse	AL	35654	2009, 2014	NAP	102,950	Sq. Ft.	20
Property	12.38	H&E Equipment Services (Columbia)	SC	29203	2015	NAP	19,380	Sq. Ft.	106
Property	12.39	H&E Equipment Services (Yukon)	OK	73099	2015	NAP	19,608	Sq. Ft.	103
Property	12.40	LKQ (Toledo)	OH	43612	1975, 2012	2013	207,998	Sq. Ft.	10
Property	12.41	H&E Equipment Services (Greer)	SC	29651	2015	NAP	19,608	Sq. Ft.	101
Loan	13	Lehigh Valley Mall(2)	PA	18052	1976	2006	545,233	Sq. Ft.	366	L(26), D(87), O(7)	08/31/2017	35,447,338	9,071,090	26,376,248	12/31/2016
Loan	14	Rochester Hotel Portfolio(2)	MN	Various	Various	Various	1,222	Rooms	114,566	L(26), D(89), O(5)	10/31/2017	53,183,313	36,352,376	16,830,937	12/31/2016
Property	14.01	Rochester Marriott	MN	55902	1989	2016	202	Rooms	263,614		10/31/2017	15,999,093	9,865,112	6,133,981	12/31/2016
Property	14.02	Kahler Grand	MN	55902	1927	2010	660	Rooms	76,515		10/31/2017	23,472,734	17,485,858	5,986,876	12/31/2016
Property	14.03	Kahler Inn & Suites	MN	55901	1971, 1979, 1988	2010	271	Rooms	78,413		10/31/2017	9,532,268	6,505,102	3,027,166	12/31/2016
Property	14.04	Residence Inn Rochester	MN	55902	2004	2013	89	Rooms	168,539		10/31/2017	4,179,218	2,496,305	1,682,913	12/31/2016
Loan	15	Oasis at Pavilion Park	TX	79705	2016	NAP	336	Units	107,143	L(24), D(92), O(4)	09/30/2017	4,626,571	1,912,807	2,713,764	12/31/2016
Loan	16	521-523 East 72nd Street(2)(32)	NY	10021	1920	1991	99,316	Sq. Ft.	856	L(29), D(85), O(6)	03/31/2017	9,378,321	3,466,478	5,911,843	12/31/2016
Loan	17	156-168 Bleecker	NY	10012	1910	1986	29,415	Sq. Ft.	1,156	L(25), D(90), O(5)	08/31/2017	2,866,499	930,543	1,935,956	12/31/2016
Loan	18	Marriott Charlotte City Center(2)	NC	28202	1984	2016	446	Rooms	230,942	L(31), D(22), O(7)	11/30/2017	38,143,721	25,249,161	12,894,561	12/31/2016
Loan	19	Miracle Mile Shopping Center(2)	PA	15146	1954	2008	298,694	Sq. Ft.	187	L(27), D(88), O(5)	05/31/2017	7,764,193	2,002,764	5,761,429	12/31/2016
Loan	20	Center Promenade(24)	CA	93003	1983	NAP	186,722	Sq. Ft.	119	L(24), D(89), O(7)	10/31/2017	3,567,533	1,430,111	2,137,422	06/30/2016
Loan	21	The Arbors	NC	27604	1988, 1995, 1998	NAP	211,504	Sq. Ft.	100	L(25), YM2(91), O(4)	07/31/2017	3,679,653	1,171,031	2,508,622	12/31/2016

A-1-10

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							Net	Units	Loan per Net						Second Most
					Year	Year	Rentable Area	of	Rentable Area	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating
Property Flag	ID	Property Name	State	Zip Code	Built	Renovated	(SF/Units/Rooms/Beds/Pads)(4)	Measure(4)	(SF/Units/Rooms/Beds/Pads)($)(4)(10)	(# of payments)(15)(16)(17)	Statements Date	EGI ($)	Expenses($)	NOI($)(12)	Statements Date(11)
Loan	22	Towers at University Town Center(2)	MD	20782	2006	NAP	910	Beds	50,549	L(25), YM1(92), O(3)	09/30/2017	9,974,306	5,687,968	4,286,338	12/31/2016
Loan	23	Olive Park Shopping Center	NC	27615	2017	NAP	63,332	Sq. Ft.	250	L(24), D(92), O(4)
Loan	24	Two Harbor Point Square(2)(31)	CT	06902	2010	NAP	140,082	Sq. Ft.	353	YM1(25), DorYM1(89), O(6)	08/31/2017	8,461,434	2,860,897	5,600,537	12/31/2016
Loan	25	Valley Crossing	TX	78599	2010	NAP	75,228	Sq. Ft.	196	L(25), D(32), O(3)	10/31/2017	2,068,012	774,566	1,293,446	12/31/2016
Loan	26	AHIP Northeast Portfolio I(2)	Various	Various	Various	Various	612	Rooms	113,725	L(30), D(86), O(4)	03/31/2017	26,397,207	16,084,718	10,312,489	12/31/2016
Property	26.01	Hilton Garden Inn - Baltimore White Marsh	MD	21236	1999	2014	155	Rooms	128,554		03/31/2017	7,679,911	4,749,871	2,930,040	12/31/2016
Property	26.02	Homewood Suites - Allentown West Fogelsville	PA	18106	2010	NAP	108	Rooms	124,731		03/31/2017	4,789,228	2,748,018	2,041,210	12/31/2016
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores	NJ	07753	2007	2014	113	Rooms	116,729		03/31/2017	4,789,159	2,967,446	1,821,713	12/31/2016
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport	MD	21076	2006	2014	128	Rooms	100,857		03/31/2017	4,844,284	2,898,830	1,945,454	12/31/2016
Property	26.05	Homewood Suites - Dover Rockaway	NJ	07801	2009	2016	108	Rooms	93,548		03/31/2017	4,294,625	2,720,553	1,574,072	12/31/2016
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	Various	Various	Various	Various	6,366	Rooms	90,680	L(12), YM1(105), O(3)	03/31/2017	212,650,616	140,075,692	72,574,924	12/31/2016
Property	27.01	Larkspur Landing Sunnyvale	CA	94085	2000	NAP	126	Rooms	270,381		03/31/2017	7,774,225	3,182,596	4,591,630	12/31/2016
Property	27.02	Larkspur Landing Milpitas	CA	95035	1998	NAP	124	Rooms	231,501		03/31/2017	6,764,028	2,934,998	3,829,030	12/31/2016
Property	27.03	Larkspur Landing Campbell	CA	95008	2000	NAP	117	Rooms	215,730		03/31/2017	6,059,570	2,757,497	3,302,074	12/31/2016
Property	27.04	Larkspur Landing San Francisco	CA	94080	1999	NAP	111	Rooms	187,333		03/31/2017	5,697,514	3,243,028	2,454,486	12/31/2016
Property	27.05	Larkspur Landing Pleasanton	CA	94588	1997	NAP	124	Rooms	164,002		03/31/2017	5,193,352	2,729,274	2,464,078	12/31/2016
Property	27.06	Larkspur Landing Bellevue	WA	98006	1998	NAP	126	Rooms	143,754		03/31/2017	4,692,425	2,495,573	2,196,852	12/31/2016
Property	27.07	Larkspur Landing Sacramento	CA	95825	1998	NAP	124	Rooms	109,159		03/31/2017	4,214,257	2,376,584	1,837,673	12/31/2016
Property	27.08	Hampton Inn Ann Arbor North	MI	48105	1988	2015	129	Rooms	102,393		03/31/2017	4,826,301	2,931,510	1,894,791	12/31/2016
Property	27.09	Larkspur Landing Hillsboro	OR	97124	1997	NAP	124	Rooms	106,522		03/31/2017	3,941,272	2,212,809	1,728,463	12/31/2016
Property	27.10	Larkspur Landing Renton	WA	98057	1998	NAP	127	Rooms	102,976		03/31/2017	4,423,020	2,707,102	1,715,917	12/31/2016
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark	TX	76011	2008	2013	147	Rooms	85,407		03/31/2017	5,568,856	4,003,041	1,565,815	12/31/2016
Property	27.12	Residence Inn Toledo Maumee	OH	43537	2008	2016	108	Rooms	115,038		03/31/2017	4,066,425	2,577,284	1,489,141	12/31/2016
Property	27.13	Residence Inn Williamsburg	VA	23185	1999	2012	108	Rooms	110,194		03/31/2017	3,955,706	2,577,258	1,378,448	12/31/2016
Property	27.14	Hampton Inn Suites Waco South	TX	76711	2008	2013	123	Rooms	89,313		03/31/2017	4,293,844	2,857,582	1,436,261	12/31/2016
Property	27.15	Holiday Inn Louisville Airport Fair Expo	KY	40209	2008	NAP	106	Rooms	101,786		03/31/2017	4,185,314	2,774,983	1,410,331	12/31/2016
Property	27.16	Courtyard Tyler	TX	75703	2010	2016	121	Rooms	87,547		03/31/2017	3,341,364	2,071,232	1,270,131	12/31/2016
Property	27.17	Hilton Garden Inn Edison Raritan Center	NJ	08837	2002	2014	132	Rooms	80,251		03/31/2017	5,848,958	4,501,494	1,347,464	12/31/2016
Property	27.18	Hilton Garden Inn St Paul Oakdale	MN	55128	2005	2013	116	Rooms	90,193		03/31/2017	4,891,094	3,176,826	1,714,268	12/31/2016
Property	27.19	Residence Inn Grand Rapids West	MI	49418	2000	2017	90	Rooms	114,795		03/31/2017	3,115,120	1,993,563	1,121,557	12/31/2016
Property	27.20	Peoria, AZ Residence Inn	AZ	85382	1998	2013	90	Rooms	114,069		03/31/2017	3,248,248	2,073,979	1,174,268	12/31/2016
Property	27.21	Hampton Inn Suites Bloomington Normal	IL	61761	2007	2015	128	Rooms	79,694		03/31/2017	3,738,690	2,323,067	1,415,623	12/31/2016
Property	27.22	Courtyard Chico	CA	95928	2005	2015	90	Rooms	111,163		03/31/2017	3,850,184	2,409,784	1,440,399	12/31/2016
Property	27.23	Hampton Inn Suites Kokomo	IN	46902	1997	2013	105	Rooms	92,168		03/31/2017	3,680,915	2,406,941	1,273,974	12/31/2016
Property	27.24	Hampton Inn Suites South Bend	IN	46637	1997	2014	117	Rooms	82,715		03/31/2017	3,810,167	2,560,292	1,249,874	12/31/2016
Property	27.25	Courtyard Wichita Falls	TX	76308	2009	2017	93	Rooms	99,139		03/31/2017	3,121,444	2,010,030	1,111,414	12/31/2016
Property	27.26	Hampton Inn Morehead	NC	28557	1991	2017	118	Rooms	75,919		03/31/2017	3,154,358	2,044,468	1,109,890	12/31/2016
Property	27.27	Residence Inn Chico	CA	95928	2005	2014	78	Rooms	111,498		03/31/2017	3,273,835	2,069,989	1,203,846	12/31/2016
Property	27.28	Courtyard Lufkin	TX	75901	2009	2017	101	Rooms	82,223		03/31/2017	2,752,597	2,000,258	752,338	12/31/2016
Property	27.29	Hampton Inn Carlisle	PA	17013	1997	2014	97	Rooms	84,939		03/31/2017	3,439,196	2,305,135	1,134,061	12/31/2016
Property	27.30	Springhill Suites Williamsburg	VA	23185	2002	2012	120	Rooms	68,659		03/31/2017	3,361,902	2,469,058	892,843	12/31/2016
Property	27.31	Fairfield Inn Bloomington	IN	47404	1995	2015	105	Rooms	77,845		03/31/2017	3,018,966	1,711,211	1,307,756	12/31/2016
Property	27.32	Waco Residence Inn	TX	76706	1997	2012	78	Rooms	102,276		03/31/2017	3,136,682	2,208,764	927,918	12/31/2016
Property	27.33	Holiday Inn Express Fishers	IN	46037	2000	2012	115	Rooms	64,821		03/31/2017	3,176,451	2,209,137	967,314	12/31/2016
Property	27.34	Larkspur Landing Folsom	CA	95630	2000	NAP	84	Rooms	86,408		03/31/2017	2,902,483	2,029,275	873,208	12/31/2016
Property	27.35	Springhill Suites Chicago Naperville Warrenville	IL	60555	1997	2013	128	Rooms	53,640		03/31/2017	3,321,573	2,613,848	707,725	12/31/2016
Property	27.36	Holiday Inn Express & Suites Paris	TX	75460	2009	NAP	84	Rooms	80,959		03/31/2017	2,343,673	1,533,494	810,179	12/31/2016
Property	27.37	Toledo Homewood Suites	OH	43537	1997	2014	78	Rooms	87,186		03/31/2017	2,929,714	1,970,860	958,854	12/31/2016
Property	27.38	Grand Rapids Homewood Suites	MI	49546	1997	2013	78	Rooms	84,671		03/31/2017	3,009,146	2,254,528	754,618	12/31/2016
Property	27.39	Cheyenne Fairfield Inn and Suites	WY	82009	1994	2013	60	Rooms	102,444		03/31/2017	1,961,942	1,198,541	763,401	12/31/2016
Property	27.40	Fairfield Inn Laurel	MD	20707	1988	2013	109	Rooms	56,391		03/31/2017	3,127,939	2,454,865	673,074	12/31/2016
Property	27.41	Courtyard Akron Stow	OH	44224	2005	2014	101	Rooms	59,563		03/31/2017	3,168,035	2,265,448	902,586	12/31/2016
Property	27.42	Larkspur Landing Roseville	CA	95661	1999	NAP	90	Rooms	63,210		03/31/2017	2,851,065	2,050,973	800,092	12/31/2016
Property	27.43	Towneplace Suites Bloomington	IN	47404	2000	2013	83	Rooms	68,541		03/31/2017	2,441,633	1,579,332	862,300	12/31/2016
Property	27.44	Hampton Inn Danville	PA	17821	1998	2013	71	Rooms	79,204		03/31/2017	2,591,371	1,849,816	741,555	12/31/2016
Property	27.45	Holiday Inn Norwich	CT	06360	1975	2013	135	Rooms	41,171		03/31/2017	4,801,904	4,023,218	778,687	12/31/2016
Property	27.46	Hampton Inn Suites Longview North	TX	75605	2008	2013	91	Rooms	60,360		03/31/2017	2,322,688	1,660,639	662,049	12/31/2016
Property	27.47	Springhill Suites Peoria Westlake	IL	61615	2000	2013	124	Rooms	44,296		03/31/2017	2,918,586	2,421,747	496,839	12/31/2016
Property	27.48	Hampton Inn Suites Buda	TX	78610	2008	NAP	74	Rooms	73,343		03/31/2017	2,627,746	1,761,027	866,719	12/31/2016
Property	27.49	Shawnee Hampton Inn	OK	74804	1996	2013	63	Rooms	86,148		03/31/2017	1,892,474	1,264,237	628,237	12/31/2016
Property	27.50	Racine Fairfield Inn	WI	53406	1991	2016	62	Rooms	85,429		03/31/2017	1,812,261	1,199,377	612,885	12/31/2016
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam	PA	17876	1996	2013	75	Rooms	68,877		03/31/2017	2,433,055	1,733,654	699,401	12/31/2016
Property	27.52	Holiday Inn Express & Suites Terrell	TX	75160	2007	2013	68	Rooms	72,121		03/31/2017	2,149,392	1,533,271	616,121	12/31/2016
Property	27.53	Westchase Homewood Suites	TX	77042	1998	2016	96	Rooms	49,446		03/31/2017	2,958,058	2,563,519	394,540	12/31/2016
Property	27.54	Holiday Inn Express & Suites Tyler South	TX	75701	2000	2015	88	Rooms	53,501		03/31/2017	2,128,673	1,518,165	610,507	12/31/2016
Property	27.55	Holiday Inn Express & Suites Huntsville	TX	77340	2008	2013	87	Rooms	51,861		03/31/2017	2,360,887	1,659,727	701,160	12/31/2016
Property	27.56	Hampton Inn Sweetwater	TX	79556	2009	NAP	72	Rooms	57,216		03/31/2017	1,585,686	1,177,401	408,284	12/31/2016
Property	27.57	Comfort Suites Buda Austin South	TX	78610	2009	NAP	72	Rooms	48,134		03/31/2017	2,082,208	1,530,153	552,056	12/31/2016
Property	27.58	Fairfield Inn & Suites Weatherford	TX	76087	2009	2016	86	Rooms	38,017		03/31/2017	1,659,116	1,339,100	320,016	12/31/2016
Property	27.59	Holiday Inn Express & Suites Altus	OK	73521	2008	2013	68	Rooms	38,961		03/31/2017	1,417,147	1,198,163	218,984	12/31/2016
Property	27.60	Comfort Inn & Suites Paris	TX	75460	2009	NAP	56	Rooms	42,036		03/31/2017	1,157,262	900,440	256,821	12/31/2016
Property	27.61	Hampton Inn Suites Decatur	TX	76234	2008	2013	74	Rooms	30,441		03/31/2017	1,550,317	1,362,365	187,952	12/31/2016
Property	27.62	Holiday Inn Express & Suites Texarkana East	AR	71854	2009	NAP	88	Rooms	23,705		03/31/2017	1,638,961	1,463,932	175,029	12/31/2016
Property	27.63	Mankato Fairfield Inn	MN	56001	1997	2016	61	Rooms	30,645		03/31/2017	1,236,472	1,080,742	155,731	12/31/2016
Property	27.64	Candlewood Suites Texarkana	TX	75503	2009	2014	80	Rooms	18,066		03/31/2017	1,239,140	1,117,335	121,805	12/31/2016
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East	TX	77338	2001	2017	62	Rooms	22,139		03/31/2017	413,730	860,149	-446,419	12/31/2016

A-1-11

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

							Net	Units	Loan per Net						Second Most
					Year	Year	Rentable Area	of	Rentable Area	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating
Property Flag	ID	Property Name	State	Zip Code	Built	Renovated	(SF/Units/Rooms/Beds/Pads)(4)	Measure(4)	(SF/Units/Rooms/Beds/Pads)($)(4)(10)	(# of payments)(15)(16)(17)	Statements Date	EGI ($)	Expenses($)	NOI($)(12)	Statements Date(11)
Loan	28	4400 PGA Boulevard(24)	FL	33410	1989	2015	80,839	Sq. Ft.	167	L(27), D(89), O(4)	06/30/2017	2,215,474	735,302	1,480,172	12/31/2016
Loan	29	Honey Creek Marketplace	IN	47802	2016	NAP	107,733	Sq. Ft.	123	L(25), YM1(32), O(3)	10/31/2017	1,643,319	230,268	1,413,051
Loan	30	Metro Center V(24)	OH	43017	1985	1999	215,571	Sq. Ft.	60	L(24), D(92), O(4)	09/30/2017	3,207,461	1,736,520	1,470,941	12/31/2016
Loan	31	1114-1126 Lake Street	IL	60301	2006	NAP	63,317	Sq. Ft.	202	L(24), D(92), O(4)	09/30/2017	1,686,455	408,094	1,278,361	12/31/2016
Loan	32	William Penn Building	CA	92101	1913	2016	27,200	Sq. Ft.	423	L(25), D(91), O(4)	06/30/2017	554,544	201,484	353,060
Loan	33	Tri State Neighborhood Center	NJ	07827	1969	2002	114,679	Sq. Ft.	85	L(25), YM1(56), O(3)	08/31/2017	2,043,587	649,686	1,393,901	12/31/2016
Loan	34	Fairfield Inn & Suites - Panama City Beach	FL	32407	2016	NAP	109	Rooms	89,780	L(25), YM1(92), O(3)	09/30/2017	3,652,085	2,114,265	1,537,820
Loan	35	Hampton Inn & Suites Shelby	NC	28152	2015	NAP	86	Rooms	110,412	L(25), D(92), O(3)	09/30/2017	2,768,036	1,480,893	1,287,143	12/31/2016
Loan	36	Goodale Office(24)	OH	43212	1955, 1986	2016	79,763	Sq. Ft.	112	L(27), D(89), O(4)	10/31/2017	752,631	446,403	306,228	12/31/2016
Loan	37	Hampton Inn Glenwood Springs	CO	81601	1998	2010	70	Rooms	118,163	L(25), D(92), O(3)	10/31/2017	2,736,958	1,702,733	1,034,225	12/31/2016
Loan	38	Pick ‘n Save Appleton WI	WI	54911	2004	NAP	65,313	Sq. Ft.	124	L(24), D(93), O(3)	09/30/2017	745,980	36,520	709,460	12/31/2016
Loan	39	Fresenius Portfolio V	Various	Various	Various	NAP	26,126	Sq. Ft.	279	L(30), D(87), O(3)
Property	39.01	Fresenius Dayton	OH	45417	2017	NAP	8,419	Sq. Ft.	404
Property	39.02	Fresenius Davenport	IA	52803	1995	NAP	7,048	Sq. Ft.	227
Property	39.03	Fresenius Rock Island	IL	61201	2009	NAP	6,050	Sq. Ft.	224
Property	39.04	Fresenius Muscatine	IA	52761	2010	NAP	4,609	Sq. Ft.	204
Loan	40	Village Square	CA	94611	1967	1988	36,047	Sq. Ft.	200	L(28), D(87), O(5)	04/30/2017	1,515,477	676,725	838,752	12/31/2016
Loan	41	Q-2 Self Storage	KY	40241	2001	NAP	933	Units	6,956	L(25), YM1(93), O(2)	10/31/2017	1,399,320	689,792	709,528	12/31/2016
Loan	42	Best Western Plus - Chalmette	LA	70043	2011	2017	65	Rooms	86,031	L(25), YM1(92), O(3)	09/30/2017	2,075,938	1,151,200	924,738	12/31/2016
Loan	43	Afton Village	NC	28027	2002, 2012	NAP	29,764	Sq. Ft.	180	L(25), D(91), O(4)	08/31/2017	840,153	251,222	588,931	12/31/2016
Loan	44	21st Century Storage - Miami, FL	FL	33150	1955	2003	649	Units	8,012	L(24), D(92), O(4)	10/31/2017	789,694	336,069	453,625	12/31/2016
Loan	45	Hillside Mobile Estates	CA	92586	1983	NAP	276	Pads	16,828	L(25), D(91), O(4)	12/31/2016	1,978,945	797,876	1,181,069	12/31/2015
Loan	46	Callahan Plaza	FL	32011	1973, 1986	2016	91,685	Sq. Ft.	44	L(31), D(86), O(3)	12/31/2016	433,241	146,866	286,375	12/31/2015
Loan	47	CityLine PA Portfolio	PA	Various	Various	Various	618	Units	6,351	L(24), D(92), O(4)	10/31/2017	604,177	217,158	387,019	12/31/2016
Property	47.01	Carlisle Self Storage	PA	17013	1982, 2002	2016	420	Units	5,571		10/31/2017	362,753	136,274	226,479	12/31/2016
Property	47.02	West Chocolate Self Storage	PA	17033	1992-2003	NAP	198	Units	8,005		10/31/2017	241,424	80,884	160,540	12/31/2016
Loan	48	CityLine BeCubed	IL	60423	2004	NAP	293	Units	12,201	L(24), D(92), O(4)	10/31/2017	486,321	182,446	303,876	12/31/2016
Loan	49	Marketplace on Grove	CA	91761	2007	NAP	14,225	Sq. Ft.	246	L(30), D(86), O(4)	05/31/2017	496,419	173,869	322,551	12/31/2016

A-1-12

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Second	Second	Second	Third Most	Third	Third	Third
			Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten
Property Flag	ID	Property Name	EGI($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(29)	Debt Yield(29)	Revenue($)	EGI($)	Expenses($)	NOI ($)(12)	Reserves($)	TI/LC($)	NCF ($)
Loan	1	90 Hudson(2)	14,583,373	6,926,876	7,656,497	12/31/2015	12,801,822	6,874,589	5,927,234	9.1%	8.6%	15,428,946	19,557,986	7,670,668	11,887,318	86,332	647,487	11,153,500
Loan	2	Valencia Town Center	17,293,148	8,846,125	8,447,024	12/31/2015	16,357,633	8,009,652	8,347,981	14.3%	13.3%	12,118,996	17,131,520	8,817,344	8,314,176	75,092	505,119	7,733,966
Loan	3	The Woods(2)	43,763,265	13,881,922	29,881,343	12/31/2015	41,350,694	13,735,060	27,615,634	15.2%	14.9%	48,924,026	45,252,611	14,939,344	30,313,267	460,250		29,853,017
Loan	4	Griffin Portfolio(2)	52,468,474	16,049,042	36,419,432	12/31/2015	37,692,649	10,913,927	26,778,722	10.2%	9.5%	58,699,148	54,906,442	16,595,713	38,310,729	591,601	2,066,126	35,653,002
Property	4.01	Restoration Hardware Distribution	7,922,342	1,735,336	6,187,006	12/31/2015	2,730,117	421,425	2,308,692			8,340,320	7,923,304	1,806,767	6,116,537	150,139	300,277	5,666,121
Property	4.02	State Farm Regional HQ	11,859,572	4,454,970	7,404,602	12/31/2015	7,175,683	2,325,157	4,850,526			14,129,303	12,485,699	4,833,549	7,652,150	116,957	467,828	7,067,365
Property	4.03	North Pointe I	6,772,011	1,906,212	4,865,800	12/31/2015	5,779,627	1,659,836	4,119,792			6,957,616	6,609,735	1,798,899	4,810,836	81,960	327,838	4,401,038
Property	4.04	Corporate Campus at Norterra	6,158,229	2,434,617	3,723,611	12/31/2015	5,931,856	2,366,863	3,564,993			6,600,174	6,336,045	2,530,233	3,805,812	46,530	186,118	3,573,164
Property	4.05	CHRISTUS Health HQ	6,124,702	2,679,469	3,445,233	12/31/2015	5,816,526	2,521,037	3,295,489			6,728,169	6,395,756	2,651,837	3,743,919	50,668	202,672	3,490,579
Property	4.06	Duke Bridges I	3,349,104	1,017,641	2,331,463	12/31/2015	1,945,910	628,705	1,317,205			4,423,482	4,202,308	1,106,492	3,095,816	31,627	126,508	2,937,681
Property	4.07	Wells Fargo Operations Center	3,043,730	391,963	2,651,767	12/31/2015	3,277,710	478,244	2,799,466			3,150,016	3,002,029	367,890	2,634,139	31,116	124,463	2,478,560
Property	4.08	Ace Hardware HQ	3,013,303	270,234	2,743,069	12/31/2015	3,031,467	264,608	2,766,860			3,155,937	2,998,140	328,603	2,669,537	41,206	164,824	2,463,507
Property	4.09	Royal Ridge V	2,152,998	874,647	1,278,351							3,194,153	3,034,446	915,275	2,119,171	23,922	95,689	1,999,560
Property	4.10	Comcast Regional HQ	2,072,482	283,952	1,788,530	12/31/2015	2,003,752	248,052	1,755,700			2,019,979	1,918,980	256,168	1,662,812	17,477	69,908	1,575,427
Loan	5	Worldwide Plaza(2)(31)(32)	135,449,920	52,275,875	83,174,046	12/31/2015	124,125,445	51,403,142	72,722,303	14.2%	13.8%	134,831,989	141,343,932	54,051,285	87,292,647	409,911	1,860,962	85,021,775
Loan	6	Station Place III(2)(32)	34,493,689	12,164,603	22,329,086	12/31/2015	34,131,273	12,060,025	22,071,248	11.9%	11.0%	25,986,269	35,992,988	13,463,618	22,529,370	103,531	1,619,218	20,806,621
Loan	7	Atrium Center(2)								8.2%	8.1%	11,466,733	13,100,668	3,634,080	9,466,588	43,968	117,248	9,305,372
Loan	8	Sentinel Square II(2)								9.0%	8.9%	13,817,100	13,947,826	4,756,435	9,191,391	70,091		9,121,300
Loan	9	Spicetree Apartments	5,003,279	2,655,900	2,347,379	12/31/2015	5,086,239	2,741,402	2,344,836	9.1%	8.8%	7,349,844	7,043,941	3,011,359	4,032,582	137,750		3,894,832
Loan	10	Radisson Blu Aqua Hotel(2)	36,403,410	29,544,903	6,858,507	12/31/2015	36,427,380	29,492,668	6,934,712	10.4%	10.4%	21,376,933	37,020,701	30,347,294	6,673,407			6,673,407
Loan	11	8900 Beverly	4,046,636	688,816	3,357,820	12/31/2015	4,148,263	792,873	3,355,390	9.0%	8.7%	3,926,574	4,432,868	732,471	3,700,397	12,663	109,200	3,578,534
Loan	12	Gateway Net Lease Portfolio(2)								14.1%	12.8%	53,930,697	79,004,104	29,231,519	49,772,586	781,904	3,909,520	45,081,162
Property	12.01	BAE Facility										4,639,631	6,796,684	2,514,773	4,281,911	50,063	250,313	3,981,536
Property	12.02	FedEx Ground (Stratford)										3,671,985	5,379,160	1,990,289	3,388,871	33,780	168,899	3,186,193
Property	12.03	FedEx (Baltimore)										3,669,331	5,375,273	1,988,851	3,386,422	45,902	229,512	3,111,008
Property	12.04	Harman Becker										3,677,437	5,387,147	1,993,244	3,393,902	28,206	141,032	3,224,665
Property	12.05	GE Aviation (Lafayette)										2,907,375	4,259,069	1,575,856	2,683,213	45,961	229,805	2,407,448
Property	12.06	GoDaddy										2,646,278	3,876,583	1,434,336	2,442,247	22,500	112,500	2,307,247
Property	12.07	Carrier										2,365,720	3,465,588	1,282,268	2,183,320	76,880	384,398	1,722,043
Property	12.08	Emerus										2,319,270	3,397,543	1,257,091	2,140,452	14,346	71,730	2,054,376
Property	12.09	Cardinal Health										1,904,832	2,790,425	1,032,457	1,757,968	41,393	206,963	1,509,612
Property	12.10	Tyco Electronics										2,001,559	2,932,121	1,084,885	1,847,237	26,497	132,486	1,688,253
Property	12.11	FCA/Caterpillar										1,875,500	2,747,456	1,016,559	1,730,897	45,000	225,000	1,460,897
Property	12.12	FedEx Ground (Staunton)										1,495,523	2,190,820	810,603	1,380,217	33,780	168,899	1,177,538
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park										1,239,000	1,815,035	671,563	1,143,472	31,500	157,500	954,472
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park										1,227,200	1,797,749	665,167	1,132,582	31,200	156,000	945,382
Property	12.15	T-Mobile Call Center										1,230,101	1,801,998	666,739	1,135,259	9,975	49,875	1,075,409
Property	12.16	Sikorsky Aircraft R&D Facility										1,268,452	1,858,180	687,527	1,170,653	22,646	113,231	1,034,776
Property	12.17	Vatterott College										1,452,182	2,127,329	787,112	1,340,217	13,500	67,500	1,259,217
Property	12.18	Comcast										1,137,828	1,666,826	616,725	1,050,100	8,589	42,945	998,566
Property	12.19	Alfa Laval Plant										1,168,393	1,711,602	633,293	1,078,309	27,038	135,189	916,082
Property	12.20	LKQ (New Braunfels)										988,297	1,447,775	535,677	912,098	15,054	75,268	821,777
Property	12.21	Hitachi										936,020	1,371,194	507,342	863,852	10,808	54,042	799,002
Property	12.22	Cameron International										1,105,181	1,619,001	599,030	1,019,971	11,228	56,138	952,606
Property	12.23	Alliance Data Systems Office										952,812	1,395,792	516,443	879,349	15,120	75,600	788,629
Property	12.24	Synchrony Financial										746,131	1,093,022	404,418	688,604	10,166	50,831	627,606
Property	12.25	Baxalta (Barry Pointe)										494,983	725,110	268,291	456,819	2,502	12,510	441,807
Property	12.26	Baxalta (Casselberry)										498,433	730,164	270,161	460,003	2,504	12,521	444,979
Property	12.27	Baxalta (Mounds View)										481,321	705,097	260,886	444,211	2,502	12,510	429,199
Property	12.28	Baxalta (Grand Rapids)										482,604	706,976	261,581	445,395	2,504	12,519	430,372
Property	12.29	Gerdau										625,268	915,967	338,908	577,059	7,046	35,232	534,781
Property	12.30	Baxalta (Wausau)										447,618	655,724	242,618	413,106	2,502	12,512	398,093
Property	12.31	Baxalta (Springfield)										451,180	660,942	244,548	416,393	2,504	12,521	401,369
Property	12.32	LKQ (Salisbury)										477,980	700,201	259,074	441,127	26,018	130,091	285,018
Property	12.33	Baxalta (Ankeny)										424,236	621,471	229,944	391,527	2,516	12,579	376,432
Property	12.34	H&E Equipment Services (San Antonio)										419,391	614,375	227,319	387,056	3,980	19,901	363,174
Property	12.35	H&E Equipment Services (New Orleans)										421,512	617,481	228,468	389,013	2,821	14,106	372,086
Property	12.36	GE Aviation (Pompano)										381,958	559,537	207,029	352,508	4,634	23,169	324,706
Property	12.37	Saint-Gobain Warehouse										384,142	562,737	208,213	354,525	15,443	77,213	261,870
Property	12.38	H&E Equipment Services (Columbia)										331,471	485,579	179,664	305,915	2,907	14,535	288,473
Property	12.39	H&E Equipment Services (Yukon)										324,105	474,788	175,672	299,117	2,941	14,706	281,469
Property	12.40	LKQ (Toledo)										324,000	474,634	175,614	299,019	24,508	122,538	151,974
Property	12.41	H&E Equipment Services (Greer)										334,455	489,950	181,281	308,668	2,941	14,706	291,021
Loan	13	Lehigh Valley Mall(2)	36,598,789	9,104,230	27,494,559	12/31/2015	36,151,146	9,508,909	26,642,237	12.5%	12.0%	22,940,810	33,855,087	8,922,902	24,932,185	81,785	923,571	23,926,829
Loan	14	Rochester Hotel Portfolio(2)	50,784,977	34,182,827	16,602,150	12/31/2015	53,401,673	35,171,246	18,230,427	12.2%	10.3%	39,693,021	53,040,505	36,019,617	17,020,888	2,652,025		14,368,863
Property	14.01	Rochester Marriott	14,701,586	9,533,258	5,168,328	12/31/2015	15,149,227	9,696,257	5,452,970			12,638,089	15,961,504	9,794,712	6,166,792	798,075		5,368,717
Property	14.02	Kahler Grand	22,864,086	16,400,066	6,464,020	12/31/2015	24,156,924	17,148,646	7,008,278			15,161,946	23,335,384	17,188,687	6,146,697	1,166,769		4,979,928
Property	14.03	Kahler Inn & Suites	9,108,767	5,876,995	3,231,772	12/31/2015	9,897,879	6,007,663	3,890,216			8,011,300	9,563,555	6,519,673	3,043,882	478,178		2,565,704
Property	14.04	Residence Inn Rochester	4,110,538	2,372,509	1,738,029	12/31/2015	4,197,643	2,318,680	1,878,963			3,881,686	4,180,061	2,516,545	1,663,516	209,003		1,454,513
Loan	15	Oasis at Pavilion Park	1,286,917	1,107,227	179,689					11.3%	11.1%	6,909,168	6,452,368	2,386,886	4,065,482	84,000		3,981,482
Loan	16	521-523 East 72nd Street(2)(32)	9,358,583	3,495,553	5,863,030	12/31/2015	9,228,677	3,434,856	5,793,821	7.8%	7.7%	9,730,119	10,210,206	3,538,075	6,672,131	24,829	70,785	6,576,517
Loan	17	156-168 Bleecker	2,477,022	952,665	1,524,357	12/31/2015	2,248,791	774,791	1,473,999	7.4%	7.3%	3,355,751	3,402,188	891,930	2,510,257	5,001	29,415	2,475,842
Loan	18	Marriott Charlotte City Center(2)	27,952,972	21,440,455	6,512,516	12/31/2015	21,077,342	17,943,131	3,134,211	12.7%	12.7%	26,681,904	38,398,103	25,326,107	13,071,996			13,071,996
Loan	19	Miracle Mile Shopping Center(2)	7,595,231	1,995,448	5,599,783	12/31/2015	7,367,263	1,942,807	5,424,456	9.7%	8.9%	6,010,761	7,457,681	2,038,713	5,418,968	59,739	392,623	4,966,606
Loan	20	Center Promenade(24)	3,205,522	1,581,492	1,624,030	12/31/2015	2,886,927	1,733,404	1,153,523	12.3%	11.1%	4,697,038	4,182,528	1,458,868	2,723,660	29,876	224,028	2,469,757
Loan	21	The Arbors	3,246,585	1,207,286	2,039,298	12/31/2015	1,604,030	1,182,412	421,618	11.6%	10.5%	3,947,029	3,696,889	1,243,089	2,453,800	42,301	185,000	2,226,499

A-1-13

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Second	Second	Second	Third Most	Third	Third	Third
			Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten
Property Flag	ID	Property Name	EGI($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(29)	Debt Yield(29)	Revenue($)	EGI($)	Expenses($)	NOI ($)(12)	Reserves($)	TI/LC($)	NCF ($)
Loan	22	Towers at University Town Center(2)	9,750,923	5,585,915	4,165,008	12/31/2015	9,147,129	5,208,909	3,938,221	9.8%	9.5%	9,857,472	10,141,347	5,620,222	4,521,125	136,500		4,384,625
Loan	23	Olive Park Shopping Center								8.3%	7.9%	1,695,189	1,610,429	301,961	1,308,468	9,500	44,972	1,253,997
Loan	24	Two Harbor Point Square(2)(31)	7,239,818	2,768,193	4,471,625	12/31/2015	6,614,751	2,707,642	3,907,109	11.3%	10.5%	9,272,273	8,505,541	2,900,766	5,604,774	28,016	382,312	5,194,446
Loan	25	Valley Crossing	2,058,036	698,307	1,359,729	12/31/2015	2,203,957	687,612	1,516,345	9.6%	9.1%	1,650,401	2,087,841	673,417	1,414,424	11,284	68,922	1,334,218
Loan	26	AHIP Northeast Portfolio I(2)	26,482,713	16,070,837	10,411,876	12/31/2015	25,152,598	15,575,629	9,576,969	14.0%	12.5%	23,306,616	25,731,586	15,974,234	9,757,352	1,029,263		8,728,088
Property	26.01	Hilton Garden Inn - Baltimore White Marsh	7,744,783	4,745,652	2,999,131	12/31/2015	7,351,051	4,768,631	2,582,420			5,942,770	7,460,708	4,706,709	2,753,999	298,428		2,455,571
Property	26.02	Homewood Suites - Allentown West Fogelsville	4,804,471	2,748,708	2,055,763	12/31/2015	4,448,769	2,599,909	1,848,860			4,527,034	4,618,063	2,722,893	1,895,170	184,723		1,710,447
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores	4,818,338	2,933,888	1,884,450	12/31/2015	4,525,569	2,720,516	1,805,053			4,120,274	4,652,185	2,944,685	1,707,500	186,087		1,521,413
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport	4,897,407	2,915,050	1,982,357	12/31/2015	4,869,945	2,828,410	2,041,535			4,673,352	4,872,320	2,924,609	1,947,710	194,893		1,752,817
Property	26.05	Homewood Suites - Dover Rockaway	4,217,714	2,727,539	1,490,175	12/31/2015	3,957,264	2,658,163	1,299,101			4,043,185	4,128,310	2,675,338	1,452,972	165,132		1,287,840
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	214,236,030	139,766,633	74,469,397	12/31/2015	210,181,276	136,174,637	74,006,639	12.4%	12.4%	206,046,538	213,600,210	142,270,818	71,329,392			71,329,392
Property	27.01	Larkspur Landing Sunnyvale	7,817,367	3,196,232	4,621,136	12/31/2015	7,402,221	3,043,842	4,358,379			7,692,961	7,774,225	3,602,265	4,171,961			4,171,961
Property	27.02	Larkspur Landing Milpitas	6,748,863	2,919,223	3,829,640	12/31/2015	6,284,848	2,765,694	3,519,154			6,704,375	6,764,028	3,201,871	3,562,157			3,562,157
Property	27.03	Larkspur Landing Campbell	6,251,271	2,837,671	3,413,600	12/31/2015	5,892,933	2,614,126	3,278,807			5,995,387	6,059,570	2,860,144	3,199,426			3,199,426
Property	27.04	Larkspur Landing San Francisco	5,905,601	3,162,141	2,743,461	12/31/2015	5,806,373	3,043,071	2,763,303			5,660,039	5,697,514	3,270,929	2,426,585			2,426,585
Property	27.05	Larkspur Landing Pleasanton	5,319,602	2,764,545	2,555,057	12/31/2015	4,880,674	2,567,319	2,313,355			5,146,658	5,193,352	2,754,991	2,438,362			2,438,362
Property	27.06	Larkspur Landing Bellevue	4,726,484	2,501,374	2,225,110	12/31/2015	4,615,653	2,539,918	2,075,735			4,653,078	4,692,425	2,518,899	2,173,526			2,173,526
Property	27.07	Larkspur Landing Sacramento	4,200,451	2,369,171	1,831,280	12/31/2015	4,176,563	2,318,331	1,858,232			4,159,422	4,214,257	2,397,345	1,816,912			1,816,912
Property	27.08	Hampton Inn Ann Arbor North	4,956,425	2,996,409	1,960,016	12/31/2015	4,678,954	2,774,233	1,904,721			4,753,475	4,826,301	2,990,175	1,836,126			1,836,126
Property	27.09	Larkspur Landing Hillsboro	4,016,848	2,189,946	1,826,902	12/31/2015	3,915,128	2,027,124	1,888,005			3,882,838	3,941,272	2,232,510	1,708,763			1,708,763
Property	27.10	Larkspur Landing Renton	4,349,218	2,659,463	1,689,754	12/31/2015	4,324,596	2,570,888	1,753,708			4,355,876	4,423,020	2,728,888	1,694,132			1,694,132
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark	5,505,741	3,984,588	1,521,153	12/31/2015	5,424,474	3,999,092	1,425,382			4,845,606	5,568,856	4,031,609	1,537,247			1,537,247
Property	27.12	Residence Inn Toledo Maumee	3,998,051	2,569,850	1,428,201	12/31/2015	3,874,115	2,579,170	1,294,945			3,981,238	4,066,425	2,597,554	1,468,871			1,468,871
Property	27.13	Residence Inn Williamsburg	4,098,296	2,645,877	1,452,419	12/31/2015	3,685,293	2,398,382	1,286,911			3,844,992	3,955,706	2,596,962	1,358,744			1,358,744
Property	27.14	Hampton Inn Suites Waco South	4,293,352	2,832,923	1,460,429	12/31/2015	4,247,264	2,754,599	1,492,665			4,212,799	4,293,844	2,879,053	1,414,791			1,414,791
Property	27.15	Holiday Inn Louisville Airport Fair Expo	4,308,290	2,810,936	1,497,354	12/31/2015	4,124,662	2,659,301	1,465,361			3,834,678	4,185,314	2,796,547	1,388,767			1,388,767
Property	27.16	Courtyard Tyler	3,429,564	2,089,629	1,339,935	12/31/2015	3,919,126	2,220,154	1,698,971			2,787,105	3,341,364	2,088,004	1,253,360			1,253,360
Property	27.17	Hilton Garden Inn Edison Raritan Center	5,761,789	4,454,017	1,307,772	12/31/2015	5,493,273	4,439,380	1,053,893			4,758,140	5,848,958	4,531,561	1,317,397			1,317,397
Property	27.18	Hilton Garden Inn St Paul Oakdale	4,983,720	3,192,469	1,791,252	12/31/2015	4,711,861	3,108,429	1,603,432			4,538,271	4,891,094	3,201,247	1,689,847			1,689,847
Property	27.19	Residence Inn Grand Rapids West	3,310,952	2,018,261	1,292,691	12/31/2015	3,062,200	1,923,049	1,139,151			3,086,635	3,115,120	2,008,993	1,106,127			1,106,127
Property	27.20	Peoria, AZ Residence Inn	3,292,301	2,053,732	1,238,569	12/31/2015	3,187,787	2,012,469	1,175,318			3,204,243	3,248,248	2,090,221	1,158,027			1,158,027
Property	27.21	Hampton Inn Suites Bloomington Normal	3,759,689	2,340,772	1,418,917	12/31/2015	4,022,171	2,458,126	1,564,044			3,688,566	3,738,690	2,341,747	1,396,943			1,396,943
Property	27.22	Courtyard Chico	3,812,434	2,381,258	1,431,176	12/31/2015	3,178,650	2,087,242	1,091,408			3,601,746	3,850,184	2,410,998	1,439,185			1,439,185
Property	27.23	Hampton Inn Suites Kokomo	3,744,550	2,431,095	1,313,454	12/31/2015	3,524,349	2,357,841	1,166,508			3,636,411	3,680,915	2,425,349	1,255,566			1,255,566
Property	27.24	Hampton Inn Suites South Bend	3,779,982	2,535,257	1,244,725	12/31/2015	3,424,014	2,329,908	1,094,106			3,766,272	3,810,167	2,577,957	1,232,210			1,232,210
Property	27.25	Courtyard Wichita Falls	3,055,163	1,967,538	1,087,624	12/31/2015	2,944,157	1,949,071	995,086			2,876,375	3,121,444	2,025,834	1,095,610			1,095,610
Property	27.26	Hampton Inn Morehead	3,140,885	2,029,198	1,111,688	12/31/2015	2,908,105	1,894,889	1,013,216			3,105,265	3,154,358	2,060,293	1,094,065			1,094,065
Property	27.27	Residence Inn Chico	3,230,070	2,003,854	1,226,216	12/31/2015	3,017,201	1,895,739	1,121,462			3,235,376	3,273,835	2,065,656	1,208,180			1,208,180
Property	27.28	Courtyard Lufkin	2,938,698	2,065,448	873,250	12/31/2015	3,391,091	2,179,605	1,211,486			2,507,171	2,752,597	2,014,311	738,285			738,285
Property	27.29	Hampton Inn Carlisle	3,524,239	2,363,148	1,161,091	12/31/2015	3,477,412	2,258,369	1,219,043			3,410,773	3,439,196	2,322,290	1,116,905			1,116,905
Property	27.30	Springhill Suites Williamsburg	3,440,078	2,462,690	977,388	12/31/2015	3,204,858	2,304,606	900,252			3,324,171	3,361,902	2,485,794	876,108			876,108
Property	27.31	Fairfield Inn Bloomington	2,956,451	1,695,639	1,260,812	12/31/2015	2,237,500	1,653,149	584,352			3,003,999	3,018,966	1,747,736	1,271,230			1,271,230
Property	27.32	Waco Residence Inn	3,115,712	2,129,416	986,296	12/31/2015	2,926,457	2,041,322	885,135			3,102,600	3,136,682	2,224,447	912,234			912,234
Property	27.33	Holiday Inn Express Fishers	3,132,794	2,184,957	947,837	12/31/2015	2,880,638	1,935,320	945,318			3,130,791	3,176,451	2,225,023	951,428			951,428
Property	27.34	Larkspur Landing Folsom	2,893,984	2,022,130	871,854	12/31/2015	2,842,366	1,914,516	927,850			2,862,154	2,902,483	2,043,619	858,864			858,864
Property	27.35	Springhill Suites Chicago Naperville Warrenville	3,229,904	2,567,803	662,101	12/31/2015	3,334,536	2,615,422	719,114			3,216,804	3,321,573	2,653,751	667,822			667,822
Property	27.36	Holiday Inn Express & Suites Paris	2,339,461	1,515,400	824,061	12/31/2015	2,256,662	1,456,462	800,200			2,319,291	2,343,673	1,545,193	798,480			798,480
Property	27.37	Toledo Homewood Suites	2,879,994	1,999,558	880,436	12/31/2015	2,585,574	1,880,413	705,161			2,884,834	2,929,714	1,985,509	944,205			944,205
Property	27.38	Grand Rapids Homewood Suites	3,082,919	2,206,236	876,683	12/31/2015	3,044,043	2,141,853	902,190			2,983,568	3,009,146	2,269,574	739,572			739,572
Property	27.39	Cheyenne Fairfield Inn and Suites	2,069,004	1,233,313	835,692	12/31/2015	2,184,113	1,274,027	910,086			1,943,430	1,961,942	1,208,351	753,591			753,591
Property	27.40	Fairfield Inn Laurel	3,060,436	2,430,414	630,022	12/31/2015	2,980,035	2,319,285	660,749			3,097,898	3,127,939	2,470,469	657,471			657,471
Property	27.41	Courtyard Akron Stow	3,339,430	2,310,440	1,028,990	12/31/2015	3,378,668	2,167,968	1,210,700			2,871,154	3,168,035	2,281,919	886,115			886,115
Property	27.42	Larkspur Landing Roseville	2,791,909	2,028,202	763,707	12/31/2015	2,792,081	1,987,238	804,842			2,778,996	2,851,065	2,064,916	786,149			786,149
Property	27.43	Towneplace Suites Bloomington	2,355,692	1,515,451	840,241	12/31/2015	1,990,897	1,378,491	612,406			2,432,714	2,441,633	1,591,528	850,105			850,105
Property	27.44	Hampton Inn Danville	2,521,595	1,800,163	721,433	12/31/2015	2,301,578	1,688,631	612,946			2,575,775	2,591,371	1,862,762	728,609			728,609
Property	27.45	Holiday Inn Norwich	4,825,972	4,034,355	791,617	12/31/2015	4,347,308	3,741,178	606,130			3,670,682	4,801,904	4,049,772	752,132			752,132
Property	27.46	Hampton Inn Suites Longview North	2,373,357	1,694,366	678,991	12/31/2015	3,058,158	1,867,316	1,190,842			2,258,345	2,322,688	1,672,245	650,443			650,443
Property	27.47	Springhill Suites Peoria Westlake	2,854,364	2,384,615	469,749	12/31/2015	3,126,977	2,492,033	634,944			2,872,443	2,918,586	2,448,540	470,046			470,046
Property	27.48	Hampton Inn Suites Buda	2,680,752	1,780,820	899,932	12/31/2015	2,802,930	1,805,221	997,709			2,592,101	2,627,746	1,774,143	853,603			853,603
Property	27.49	Shawnee Hampton Inn	1,890,630	1,254,672	635,957	12/31/2015	1,834,041	1,262,710	571,331			1,885,219	1,892,474	1,273,699	618,775			618,775
Property	27.50	Racine Fairfield Inn	1,800,048	1,203,878	596,170	12/31/2015	1,757,437	1,159,991	597,446			1,797,940	1,812,261	1,208,438	603,823			603,823
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam	2,342,011	1,691,679	650,333	12/31/2015	2,166,585	1,511,366	655,218			2,424,506	2,433,055	1,745,776	687,279			687,279
Property	27.52	Holiday Inn Express & Suites Terrell	2,116,706	1,494,300	622,406	12/31/2015	2,004,889	1,411,915	592,974			2,127,244	2,149,392	1,543,906	605,485			605,485
Property	27.53	Westchase Homewood Suites	3,210,256	2,668,409	541,847	12/31/2015	4,364,744	3,053,944	1,310,801			2,921,112	2,958,058	2,578,316	379,742			379,742
Property	27.54	Holiday Inn Express & Suites Tyler South	2,077,217	1,500,505	576,713	12/31/2015	2,201,486	1,542,169	659,318			2,078,293	2,128,673	1,528,792	599,880			599,880
Property	27.55	Holiday Inn Express & Suites Huntsville	2,407,786	1,674,172	733,614	12/31/2015	3,196,798	1,860,283	1,336,515			2,326,533	2,360,887	1,671,501	689,387			689,387
Property	27.56	Hampton Inn Sweetwater	1,725,603	1,225,261	500,342	12/31/2015	2,002,056	1,401,720	600,336			1,569,671	1,585,686	1,185,317	400,369			400,369
Property	27.57	Comfort Suites Buda Austin South	2,074,254	1,519,552	554,702	12/31/2015	2,032,396	1,501,547	530,849			1,983,015	2,082,208	1,540,640	541,569			541,569
Property	27.58	Fairfield Inn & Suites Weatherford	1,543,315	1,276,569	266,746	12/31/2015	1,465,030	1,177,226	287,804			1,623,598	1,659,116	1,347,398	311,718			311,718
Property	27.59	Holiday Inn Express & Suites Altus	1,422,396	1,182,112	240,285	12/31/2015	1,322,219	1,123,647	198,572			1,401,614	1,417,147	1,205,199	211,948			211,948
Property	27.60	Comfort Inn & Suites Paris	1,161,068	884,258	276,810	12/31/2015	1,058,458	812,594	245,864			1,152,735	1,157,262	906,202	251,060			251,060
Property	27.61	Hampton Inn Suites Decatur	1,547,032	1,330,723	216,309	12/31/2015	1,669,635	1,341,281	328,354			1,537,982	1,550,317	1,370,105	180,212			180,212
Property	27.62	Holiday Inn Express & Suites Texarkana East	1,621,549	1,440,815	180,734	12/31/2015	1,496,353	1,347,419	148,934			1,611,852	1,638,961	1,472,078	166,883			166,883
Property	27.63	Mankato Fairfield Inn	1,222,539	1,043,308	179,231	12/31/2015	1,247,365	1,021,766	225,599			1,224,150	1,236,472	1,086,924	149,548			149,548
Property	27.64	Candlewood Suites Texarkana	1,270,187	1,104,763	165,424	12/31/2015	1,127,933	964,547	163,386			1,198,407	1,239,140	1,123,516	115,624			115,624
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East	599,729	909,669	-309,940	12/31/2015	1,363,324	1,246,696	116,629			1,335,142	1,363,324	1,253,517	109,807			109,807

A-1-14

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Second	Second	Second	Third Most	Third	Third	Third
			Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten
Property Flag	ID	Property Name	EGI($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(29)	Debt Yield(29)	Revenue($)	EGI($)	Expenses($)	NOI ($)(12)	Reserves($)	TI/LC($)	NCF ($)
Loan	28	4400 PGA Boulevard(24)	1,522,338	733,407	788,931	12/31/2015	1,211,188	723,933	487,255	11.2%	10.1%	2,374,033	2,389,161	882,514	1,506,647	16,168	122,000	1,368,479
Loan	29	Honey Creek Marketplace								11.2%	10.5%	1,604,182	2,061,481	578,779	1,482,702	16,160	74,392	1,392,150
Loan	30	Metro Center V(24)	2,761,145	1,433,686	1,327,459	NAV	NAV	NAV	NAV	13.5%	11.5%	2,462,052	3,310,606	1,570,095	1,740,511	53,893	200,302	1,486,316
Loan	31	1114-1126 Lake Street	1,598,920	434,743	1,164,176	12/31/2015	1,419,025	257,008	1,162,017	9.1%	8.6%	1,708,564	1,541,124	448,963	1,092,161	9,498	53,216	1,029,448
Loan	32	William Penn Building								10.3%	10.1%	1,439,329	1,367,363	285,462	1,081,901	7,120	10,600	1,064,181
Loan	33	Tri State Neighborhood Center	1,925,541	620,896	1,304,645	12/31/2015	1,842,496	633,981	1,208,515	13.2%	11.8%	1,535,101	1,984,265	689,269	1,294,996	22,936	114,679	1,157,381
Loan	34	Fairfield Inn & Suites - Panama City Beach								15.4%	15.4%	3,614,501	3,652,085	2,142,883	1,509,202			1,509,202
Loan	35	Hampton Inn & Suites Shelby	2,663,170	1,452,845	1,210,325					13.1%	13.1%	2,753,614	2,768,036	1,528,380	1,239,656			1,239,656
Loan	36	Goodale Office(24)	374,095	275,279	98,816	12/31/2015	1,595,953	569,972	1,025,981	11.1%	10.1%	1,074,798	1,854,208	860,118	994,090	15,953	75,000	903,137
Loan	37	Hampton Inn Glenwood Springs	2,708,353	1,680,496	1,027,857	12/31/2015	2,616,541	1,623,893	992,648	12.5%	12.5%	2,713,929	2,736,958	1,704,470	1,032,488			1,032,488
Loan	38	Pick ‘n Save Appleton WI	737,959	10,102	727,857					8.6%	8.2%	745,980	719,871	21,596	698,275	9,797	26,900	661,577
Loan	39	Fresenius Portfolio V								9.6%	9.2%	720,889	924,320	223,580	700,739	2,613	26,126	672,001
Property	39.01	Fresenius Dayton										332,517	419,997	96,450	323,547	842	8,419	314,286
Property	39.02	Fresenius Davenport										158,515	199,689	45,424	154,265	705	7,048	146,512
Property	39.03	Fresenius Rock Island										136,069	185,140	53,418	131,722	605	6,050	125,067
Property	39.04	Fresenius Muscatine										93,788	119,494	28,289	91,205	461	4,609	86,135
Loan	40	Village Square	1,503,067	677,881	825,187	12/31/2015	1,482,750	623,898	858,852	10.9%	10.2%	1,194,971	1,453,207	671,993	781,214	10,093	36,047	735,073
Loan	41	Q-2 Self Storage	1,389,857	708,267	681,590	12/31/2015	1,329,568	668,400	661,168	10.5%	10.3%	1,380,780	1,411,456	730,530	680,926	15,300		665,626
Loan	42	Best Western Plus - Chalmette	1,901,300	1,107,663	793,637	12/31/2015	1,921,592	1,088,656	832,936	16.4%	16.4%	2,053,220	2,075,938	1,158,760	917,178			917,178
Loan	43	Afton Village	825,556	248,581	576,975	12/31/2015	803,942	230,952	572,990	10.4%	9.7%	691,924	808,830	252,184	556,646	5,953	32,764	517,929
Loan	44	21st Century Storage - Miami, FL	761,440	331,773	429,667	12/31/2015	688,543	256,850	431,693	8.7%	8.4%	803,505	789,694	336,815	452,879	14,897		437,982
Loan	45	Hillside Mobile Estates	1,909,801	796,775	1,113,026	12/31/2014	1,879,931	752,979	1,126,952	23.3%	22.3%	1,658,725	1,968,733	888,869	1,079,864	43,847		1,036,017
Loan	46	Callahan Plaza	341,266	137,869	203,398	12/31/2014	402,101	156,197	245,903	10.7%	9.3%	544,640	582,773	153,842	428,930	13,057	43,524	372,349
Loan	47	CityLine PA Portfolio	594,037	210,869	383,169	12/31/2015	567,460	188,169	379,291	9.7%	9.4%	699,576	604,177	223,403	380,773	10,919		369,854
Property	47.01	Carlisle Self Storage	347,476	129,925	217,551	12/31/2015	338,047	118,006	220,041			422,652	362,753	136,834	225,919	6,687		219,231
Property	47.02	West Chocolate Self Storage	246,561	80,943	165,618	12/31/2015	229,413	70,163	159,250			276,924	241,424	86,569	154,855	4,232		150,623
Loan	48	CityLine BeCubed	456,830	197,136	259,694	12/31/2015	436,448	211,434	225,013	8.6%	8.4%	526,236	486,321	180,334	305,987	5,063		300,924
Loan	49	Marketplace on Grove	477,997	170,368	307,628	12/31/2015	436,399	131,346	305,053	9.7%	9.2%	366,059	500,088	160,863	339,225	4,837	10,669	323,720

A-1-15

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Ownership	Ground Lease	Ground Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	Interest(18)	Expiration(19)	Extension Terms(19)	Largest Tenant(20)(21)(23)	SF	Expiration(21)	2nd Largest Tenant(21)(22)(23)	SF	Expiration(21)	3rd Largest Tenant(20)(21)(22)(23)	SF	Expiration(21)
Loan	1	90 Hudson(2)	Fee Simple			Lord Abbett	261,350	12/31/2024	Charles Komar & Sons	159,341	12/31/2031	NAP	NAP	NAP
Loan	2	Valencia Town Center	Leasehold	04/21/2115	None	Princess Cruises	312,527	03/31/2026	Morgan Stanley	9,163	12/31/2018	K-Town BBQ	8,565	07/27/2027
Loan	3	The Woods(2)	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	4	Griffin Portfolio(2)	Fee Simple
Property	4.01	Restoration Hardware Distribution	Fee Simple			Restoration Hardware	1,501,387	08/31/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.02	State Farm Regional HQ	Fee Simple			State Farm	503,201	12/31/2023	BCD Travel USA	7,081	11/30/2023	Ventyx, Inc.	5,575	04/30/2023
Property	4.03	North Pointe I	Fee Simple			General Electric Co.	409,798	03/31/2020	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.04	Corporate Campus at Norterra	Fee Simple			Cigna Health Care	232,648	07/31/2023	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.05	CHRISTUS Health HQ	Fee Simple			CHRISTUS Health	247,721	11/30/2024	NTX Food (Mason’s Cafe)	2,117	01/31/2018	NAP	NAP	NAP
Property	4.06	Duke Bridges I	Fee Simple			T-Mobile West	158,135	04/30/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.07	Wells Fargo Operations Center	Fee Simple			Wells Fargo Bank	155,579	01/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.08	Ace Hardware HQ	Fee Simple			Ace Hardware Corporation	206,030	11/30/2024	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.09	Royal Ridge V	Fee Simple			NEC	119,611	03/31/2026	NAP	NAP	NAP	NAP	NAP	NAP
Property	4.10	Comcast Regional HQ	Fee Simple			Comcast	87,385	07/31/2027	NAP	NAP	NAP	NAP	NAP	NAP
Loan	5	Worldwide Plaza(2)(31)(32)	Fee Simple			Nomura Holding America Inc.	819,906	09/30/2033	Cravath, Swaine & Moore LLP	617,135	08/31/2024	Mercury Parking LLC	131,971	11/30/2027
Loan	6	Station Place III(2)(32)	Fee Simple			U.S. Securities and Exchange Commission	209,530	02/28/2021	Kaiser Foundation Health Plan, Inc.	206,875	06/30/2024	American Chemistry Council	93,168	12/31/2025
Loan	7	Atrium Center(2)	Fee Simple			Dana Farber Cancer Institute	143,750	04/30/2033	Life Time Fitness	116,524	11/30/2037	CCRM	17,936	05/31/2032
Loan	8	Sentinel Square II(2)	Fee Simple			District of Columbia	164,110	02/28/2029	Federal Election Commission	99,677	11/30/2032	NAP	NAP	NAP
Loan	9	Spicetree Apartments	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10	Radisson Blu Aqua Hotel(2)	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	11	8900 Beverly	Fee Simple			Cedar Sinai Medical	34,866	11/30/2024	Porcelanosa	7,190	04/30/2022	Christopher Guy	4,524	12/31/2021
Loan	12	Gateway Net Lease Portfolio(2)	Fee Simple/Leasehold
Property	12.01	BAE Facility	Fee Simple			BAE Systems	333,750	08/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.02	FedEx Ground (Stratford)	Fee Simple			FedEx	225,198	06/30/2026	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.03	FedEx (Baltimore)	Leasehold	08/31/2021	17, five-year options	FedEx	306,016	12/31/2031	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.04	Harman Becker	Fee Simple			Harman	188,042	10/31/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.05	GE Aviation (Lafayette)	Fee Simple			GE Aviation	306,406	09/13/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.06	GoDaddy	Leasehold	12/31/2101	None	GoDaddy	150,000	05/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.07	Carrier	Fee Simple			Carrier	517,000	09/30/2026	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.08	Emerus	Fee Simple			Emerus	95,640	12/31/2026	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.09	Cardinal Health	Fee Simple			Cardinal Health	275,951	04/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.10	Tyco Electronics	Fee Simple			TE Connectivity	176,648	04/30/2024	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.11	FCA/Caterpillar	Fee Simple			FCA LLC	300,000	08/31/2022	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.12	FedEx Ground (Staunton)	Fee Simple			FedEx	225,198	03/31/2026	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park	Fee Simple			QuadPackaging	205,000	12/16/2021	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park	Fee Simple			QuadPackaging	218,000	12/16/2021	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.15	T-Mobile Call Center	Fee Simple			T-Mobile	66,500	02/28/2025	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.16	Sikorsky Aircraft R&D Facility	Leasehold	02/21/2049	None	Sikorsky Aircraft	150,975	01/31/2019	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.17	Vatterott College	Fee Simple			Vatterott College	90,000	12/31/2024	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.18	Comcast	Fee Simple			Comcast	57,260	06/30/2020	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.19	Alfa Laval Plant	Fee Simple			Alfa Laval	180,252	12/31/2021	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.20	LKQ (New Braunfels)	Fee Simple			LKQ Corporation	98,771	01/31/2034	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.21	Hitachi	Leasehold	04/13/2040	None	Hitachi	72,056	04/30/2022	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.22	Cameron International	Fee Simple			Cameron	75,000	12/14/2023	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.23	Alliance Data Systems Office	Fee Simple			Alliance Data	100,800	07/31/2024	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.24	Synchrony Financial	Fee Simple			Synchrony Financial	67,775	05/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.25	Baxalta (Barry Pointe)	Fee Simple			Baxalta	16,686	08/31/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.26	Baxalta (Casselberry)	Fee Simple			Baxalta	16,694	10/31/2032	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.27	Baxalta (Mounds View)	Fee Simple			Baxalta	16,694	11/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.28	Baxalta (Grand Rapids)	Fee Simple			Baxalta	16,694	11/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.29	Gerdau	Fee Simple			Gerdau	46,976	03/31/2025	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.30	Baxalta (Wausau)	Fee Simple			Baxalta	16,694	10/31/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.31	Baxalta (Springfield)	Fee Simple			Baxalta	16,694	11/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.32	LKQ (Salisbury)	Fee Simple			LKQ Corporation	205,100	08/06/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.33	Baxalta (Ankeny)	Fee Simple			Baxalta	16,694	11/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.34	H&E Equipment Services (San Antonio)	Fee Simple			H&E Equipment Services	26,535	11/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.35	H&E Equipment Services (New Orleans)	Fee Simple			H&E Equipment Services	18,808	12/31/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.36	GE Aviation (Pompano)	Fee Simple			GE Aviation	30,892	08/14/2022	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.37	Saint-Gobain Warehouse	Fee Simple			Saint-Gobain	102,950	09/01/2024	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.38	H&E Equipment Services (Columbia)	Fee Simple			H&E Equipment Services	19,380	12/31/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.39	H&E Equipment Services (Yukon)	Fee Simple			H&E Equipment Services	19,608	06/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.40	LKQ (Toledo)	Fee Simple			LKQ Corporation	207,998	06/17/2027	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.41	H&E Equipment Services (Greer)	Fee Simple			H&E Equipment Services	19,608	11/30/2030	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13	Lehigh Valley Mall(2)	Fee Simple			Bob’s Discount Furniture	30,204	03/31/2028	Barnes & Noble	29,874	01/31/2023	Modell’s Sporting Goods	13,882	01/31/2022
Loan	14	Rochester Hotel Portfolio(2)	Fee Simple
Property	14.01	Rochester Marriott	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	14.02	Kahler Grand	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	14.03	Kahler Inn & Suites	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	14.04	Residence Inn Rochester	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	15	Oasis at Pavilion Park	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	16	521-523 East 72nd Street(2)(32)	Fee Simple			HSS Properties Corporation	78,999	05/31/2031	East River Medical Imaging	11,610	05/31/2031	East River David Cleaners	500	11/14/2021
Loan	17	156-168 Bleecker	Fee Simple			Le Poisson Rouge	13,623	09/30/2027	CVS	8,275	02/12/2026	Pieology	2,401	06/30/2029
Loan	18	Marriott Charlotte City Center(2)	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	19	Miracle Mile Shopping Center(2)	Fee Simple			LA Fitness	45,000	02/29/2024	Marshalls	31,753	01/31/2022	OfficeMax	21,832	01/31/2022
Loan	20	Center Promenade(24)	Fee Simple			County of Ventura	50,226	04/30/2025	Kaiser Foundation Health Plan	21,554	07/31/2021	Regents of UCLA	13,391	12/31/2021
Loan	21	The Arbors	Fee Simple			North Carolina Department of State Treasurer	95,008	04/16/2025	Makhteshim Agan of North America, Inc.	18,488	01/31/2025	United Guaranty Corporation	16,838	02/28/2021

A-1-16

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Ownership	Ground Lease	Ground Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	Interest(18)	Expiration(19)	Extension Terms(19)	Largest Tenant(20)(21)(23)	SF	Expiration(21)	2nd Largest Tenant(21)(22)(23)	SF	Expiration(21)	3rd Largest Tenant(20)(21)(22)(23)	SF	Expiration(21)
Loan	22	Towers at University Town Center(2)	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	23	Olive Park Shopping Center	Fee Simple			Sprouts Farmers Market	30,000	02/28/2032	Hallmark	5,600	02/29/2028	Salon Lofts	4,550	07/31/2027
Loan	24	Two Harbor Point Square(2)(31)	Fee Simple			X.L. Global Services, Inc.	47,838	09/30/2022	Structured Portfolio Management, L.L.C.	23,919	11/30/2022	McKinsey & Company, Inc.	23,919	07/31/2021
Loan	25	Valley Crossing	Fee Simple			TJ Maxx	25,000	07/31/2020	Petco	12,625	01/31/2022	Olive Garden	8,013	05/31/2021
Loan	26	AHIP Northeast Portfolio I(2)	Fee Simple
Property	26.01	Hilton Garden Inn - Baltimore White Marsh	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.02	Homewood Suites - Allentown West Fogelsville	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	26.05	Homewood Suites - Dover Rockaway	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	Fee Simple/Leasehold
Property	27.01	Larkspur Landing Sunnyvale	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.02	Larkspur Landing Milpitas	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.03	Larkspur Landing Campbell	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.04	Larkspur Landing San Francisco	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.05	Larkspur Landing Pleasanton	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.06	Larkspur Landing Bellevue	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.07	Larkspur Landing Sacramento	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.08	Hampton Inn Ann Arbor North	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.09	Larkspur Landing Hillsboro	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.10	Larkspur Landing Renton	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.12	Residence Inn Toledo Maumee	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.13	Residence Inn Williamsburg	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.14	Hampton Inn Suites Waco South	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.15	Holiday Inn Louisville Airport Fair Expo	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.16	Courtyard Tyler	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.17	Hilton Garden Inn Edison Raritan Center	Leasehold	09/30/2076	None	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.18	Hilton Garden Inn St Paul Oakdale	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.19	Residence Inn Grand Rapids West	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.20	Peoria, AZ Residence Inn	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.21	Hampton Inn Suites Bloomington Normal	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.22	Courtyard Chico	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.23	Hampton Inn Suites Kokomo	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.24	Hampton Inn Suites South Bend	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.25	Courtyard Wichita Falls	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.26	Hampton Inn Morehead	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.27	Residence Inn Chico	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.28	Courtyard Lufkin	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.29	Hampton Inn Carlisle	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.30	Springhill Suites Williamsburg	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.31	Fairfield Inn Bloomington	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.32	Waco Residence Inn	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.33	Holiday Inn Express Fishers	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.34	Larkspur Landing Folsom	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.35	Springhill Suites Chicago Naperville Warrenville	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.36	Holiday Inn Express & Suites Paris	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.37	Toledo Homewood Suites	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.38	Grand Rapids Homewood Suites	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.39	Cheyenne Fairfield Inn and Suites	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.40	Fairfield Inn Laurel	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.41	Courtyard Akron Stow	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.42	Larkspur Landing Roseville	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.43	Towneplace Suites Bloomington	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.44	Hampton Inn Danville	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.45	Holiday Inn Norwich	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.46	Hampton Inn Suites Longview North	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.47	Springhill Suites Peoria Westlake	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.48	Hampton Inn Suites Buda	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.49	Shawnee Hampton Inn	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.50	Racine Fairfield Inn	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.52	Holiday Inn Express & Suites Terrell	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.53	Westchase Homewood Suites	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.54	Holiday Inn Express & Suites Tyler South	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.55	Holiday Inn Express & Suites Huntsville	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.56	Hampton Inn Sweetwater	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.57	Comfort Suites Buda Austin South	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.58	Fairfield Inn & Suites Weatherford	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.59	Holiday Inn Express & Suites Altus	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.60	Comfort Inn & Suites Paris	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.61	Hampton Inn Suites Decatur	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.62	Holiday Inn Express & Suites Texarkana East	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.63	Mankato Fairfield Inn	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.64	Candlewood Suites Texarkana	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-17

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Ownership	Ground Lease	Ground Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	Interest(18)	Expiration(19)	Extension Terms(19)	Largest Tenant(20)(21)(23)	SF	Expiration(21)	2nd Largest Tenant(21)(22)(23)	SF	Expiration(21)	3rd Largest Tenant(20)(21)(22)(23)	SF	Expiration(21)
Loan	28	4400 PGA Boulevard(24)	Fee Simple			Marsh & McLennan Agency LLC	24,702	03/31/2024	Pulte Homes	8,234	01/31/2022	US Army Corps of Engineers	8,193	07/31/2018
Loan	29	Honey Creek Marketplace	Fee Simple			Academy Sports + Outdoors	63,137	02/28/2031	Fresh Thyme	28,585	03/31/2031	Massage Envy	4,000	01/31/2027
Loan	30	Metro Center V(24)	Fee Simple			Running Balance Inc.	23,191	05/31/2025	Kasai North America Inc.	14,620	04/30/2023	PS Executive Centers Inc	12,673	02/28/2019
Loan	31	1114-1126 Lake Street	Fee Simple			Fitness Formula Club	47,074	05/17/2027	Bar Louie	5,987	11/30/2026	Sleepy’s	5,020	11/30/2024
Loan	32	William Penn Building	Fee Simple			Queensborough	7,500	07/31/2027	Tacos El Gordo	3,100	04/30/2026	NAP	NAP	NAP
Loan	33	Tri State Neighborhood Center	Fee Simple			ShopRite	58,893	08/31/2022	TJ Maxx	28,000	11/30/2018	Dollar Tree	8,500	08/31/2021
Loan	34	Fairfield Inn & Suites - Panama City Beach	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	35	Hampton Inn & Suites Shelby	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	36	Goodale Office(24)	Fee Simple			Zaner-Bloser, Inc.	27,242	04/30/2027	King Business Interiors	15,944	04/30/2027	Navigator Management Partners	10,057	11/30/2023
Loan	37	Hampton Inn Glenwood Springs	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	38	Pick ‘n Save Appleton WI	Fee Simple			Pick ‘n Save	65,313	12/31/2024	NAP	NAP	NAP	NAP	NAP	NAP
Loan	39	Fresenius Portfolio V	Fee Simple
Property	39.01	Fresenius Dayton	Fee Simple			Fresenius Medical Care	8,419	04/28/2031	NAP	NAP	NAP	NAP	NAP	NAP
Property	39.02	Fresenius Davenport	Fee Simple			Fresenius Medical Care	7,048	04/28/2031	NAP	NAP	NAP	NAP	NAP	NAP
Property	39.03	Fresenius Rock Island	Fee Simple			Fresenius Medical Care	6,050	04/28/2031	NAP	NAP	NAP	NAP	NAP	NAP
Property	39.04	Fresenius Muscatine	Fee Simple			Fresenius Medical Care	4,609	04/28/2031	NAP	NAP	NAP	NAP	NAP	NAP
Loan	40	Village Square	Fee Simple			Pet Food Express	5,600	08/31/2020	Wells Fargo	4,234	08/31/2021	Italian Colors	3,535	02/28/2020
Loan	41	Q-2 Self Storage	Leasehold	12/31/2052	None	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	42	Best Western Plus - Chalmette	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	43	Afton Village	Fee Simple			Novant Health Primary Care	5,000	03/31/2022	Afton Tavern	4,995	11/30/2020	Afton Pub & Pizza	3,550	09/30/2018
Loan	44	21st Century Storage - Miami, FL	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	45	Hillside Mobile Estates	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	46	Callahan Plaza	Fee Simple			Winn-Dixie	39,211	05/01/2027	Gibson McDonald Furniture	15,947	12/01/2021	O’Reilly Auto Parts	8,640	06/01/2027
Loan	47	CityLine PA Portfolio	Fee Simple
Property	47.01	Carlisle Self Storage	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	47.02	West Chocolate Self Storage	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	48	CityLine BeCubed	Fee Simple			NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	49	Marketplace on Grove	Fee Simple			Jersey Mike’s	2,200	08/14/2020	Hawaiian BBQ	2,020	01/31/2023	Taco Hut	1,800	02/14/2020

A-1-18

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Upfront
					Lease			Lease		Occupancy	Replacement
Property Flag	ID	Property Name	4th Largest Tenant(21)(23)	SF	Expiration(21)	5th Largest Tenant(21)(23)	SF	Expiration(21)	Occupancy(4)(23)	As-of Date	Reserves($)
Loan	1	90 Hudson(2)	NAP	NAP	NAP	NAP	NAP	NAP	97.5%	09/01/2017
Loan	2	Valencia Town Center	Buca di Beppo	8,497	03/31/2023	Souplantation	7,366	03/31/2022	96.5%	07/31/2017
Loan	3	The Woods(2)	NAP	NAP	NAP	NAP	NAP	NAP	94.7%	10/01/2017
Loan	4	Griffin Portfolio(2)							98.4%	Various
Property	4.01	Restoration Hardware Distribution	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Property	4.02	State Farm Regional HQ	NAP	NAP	NAP	NAP	NAP	NAP	89.6%	09/01/2017
Property	4.03	North Pointe I	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Property	4.04	Corporate Campus at Norterra	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Property	4.05	CHRISTUS Health HQ	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	09/01/2017
Property	4.06	Duke Bridges I	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Property	4.07	Wells Fargo Operations Center	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Property	4.08	Ace Hardware HQ	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Property	4.09	Royal Ridge V	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Property	4.10	Comcast Regional HQ	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/01/2018
Loan	5	Worldwide Plaza(2)(31)(32)	WNET.ORG and THIRTEEN	102,709	08/31/2026	Rubenstein Associates, Inc.	68,432	04/30/2031	98.4%	06/30/2017
Loan	6	Station Place III(2)(32)	Pritchard Industries, Inc.	833	12/31/2018	NAP	NAP	NAP	98.6%	09/01/2017	8,628
Loan	7	Atrium Center(2)	Boylston Street Dental	8,725	04/30/2033	Newton - Wellesley Hospital	6,185	12/31/2027	100.0%	12/01/2017
Loan	8	Sentinel Square II(2)	NAP	NAP	NAP	NAP	NAP	NAP	94.1%	12/31/2017
Loan	9	Spicetree Apartments	NAP	NAP	NAP	NAP	NAP	NAP	95.5%	12/01/2017
Loan	10	Radisson Blu Aqua Hotel(2)	NAP	NAP	NAP	NAP	NAP	NAP	76.8%	08/31/2017
Loan	11	8900 Beverly	Poggenpohl	2,530	06/30/2023	NAP	NAP	NAP	89.6%	11/07/2017
Loan	12	Gateway Net Lease Portfolio(2)							100.0%	01/05/2018
Property	12.01	BAE Facility	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.02	FedEx Ground (Stratford)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.03	FedEx (Baltimore)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.04	Harman Becker	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.05	GE Aviation (Lafayette)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.06	GoDaddy	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.07	Carrier	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.08	Emerus	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.09	Cardinal Health	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.10	Tyco Electronics	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.11	FCA/Caterpillar	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.12	FedEx Ground (Staunton)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.15	T-Mobile Call Center	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.16	Sikorsky Aircraft R&D Facility	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.17	Vatterott College	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.18	Comcast	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.19	Alfa Laval Plant	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.20	LKQ (New Braunfels)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.21	Hitachi	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.22	Cameron International	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.23	Alliance Data Systems Office	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.24	Synchrony Financial	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.25	Baxalta (Barry Pointe)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.26	Baxalta (Casselberry)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.27	Baxalta (Mounds View)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.28	Baxalta (Grand Rapids)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.29	Gerdau	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.30	Baxalta (Wausau)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.31	Baxalta (Springfield)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.32	LKQ (Salisbury)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.33	Baxalta (Ankeny)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.34	H&E Equipment Services (San Antonio)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.35	H&E Equipment Services (New Orleans)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.36	GE Aviation (Pompano)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.37	Saint-Gobain Warehouse	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.38	H&E Equipment Services (Columbia)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.39	H&E Equipment Services (Yukon)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.40	LKQ (Toledo)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Property	12.41	H&E Equipment Services (Greer)	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/05/2018
Loan	13	Lehigh Valley Mall(2)	Pottery Barn	13,011	01/31/2020	New York & Company	11,306	03/31/2018	83.9%	10/12/2017
Loan	14	Rochester Hotel Portfolio(2)							58.4%	10/31/2017
Property	14.01	Rochester Marriott	NAP	NAP	NAP	NAP	NAP	NAP	71.0%	10/31/2017
Property	14.02	Kahler Grand	NAP	NAP	NAP	NAP	NAP	NAP	49.4%	10/31/2017
Property	14.03	Kahler Inn & Suites	NAP	NAP	NAP	NAP	NAP	NAP	65.9%	10/31/2017
Property	14.04	Residence Inn Rochester	NAP	NAP	NAP	NAP	NAP	NAP	73.6%	10/31/2017
Loan	15	Oasis at Pavilion Park	NAP	NAP	NAP	NAP	NAP	NAP	92.0%	12/10/2017
Loan	16	521-523 East 72nd Street(2)(32)	NAP	NAP	NAP	NAP	NAP	NAP	98.8%	05/03/2017
Loan	17	156-168 Bleecker	World’s Best Cookie Dough	1,765	12/01/2029	York Food	1,335	01/31/2019	100.0%	10/24/2017
Loan	18	Marriott Charlotte City Center(2)	NAP	NAP	NAP	NAP	NAP	NAP	73.0%	11/30/2017
Loan	19	Miracle Mile Shopping Center(2)	PNC Financial Services	20,126	01/31/2024	DSW Designer Shoe Warehouse	20,000	06/01/2021	97.7%	07/01/2017
Loan	20	Center Promenade(24)	Social Security Administration	10,858	09/18/2027	Superior Court of California	8,412	04/10/2022	87.4%	12/01/2017
Loan	21	The Arbors	Kidde Technologies, Inc.	15,174	05/31/2022	Travel Management Partners, Inc.	9,174	01/31/2022	98.7%	10/31/2017

A-1-19

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Upfront
					Lease			Lease		Occupancy	Replacement
Property Flag	ID	Property Name	4th Largest Tenant(21)(23)	SF	Expiration(21)	5th Largest Tenant(21)(23)	SF	Expiration(21)	Occupancy(4)(23)	As-of Date	Reserves($)
Loan	22	Towers at University Town Center(2)	NAP	NAP	NAP	NAP	NAP	NAP	99.2%	10/05/2017	11,375
Loan	23	Olive Park Shopping Center	Mattress Firm	4,212	08/31/2027	City BBQ	3,640	05/31/2032	100.0%	11/01/2017
Loan	24	Two Harbor Point Square(2)(31)	Castleton Commodities	16,574	05/31/2027	Insight Global	7,345	04/30/2022	94.3%	09/01/2017
Loan	25	Valley Crossing	Specs	5,000	03/31/2022	Mattress Firm	4,000	08/31/2020	89.6%	08/01/2017	1,254
Loan	26	AHIP Northeast Portfolio I(2)							84.0%	03/31/2017
Property	26.01	Hilton Garden Inn - Baltimore White Marsh	NAP	NAP	NAP	NAP	NAP	NAP	82.2%	03/31/2017
Property	26.02	Homewood Suites - Allentown West Fogelsville	NAP	NAP	NAP	NAP	NAP	NAP	89.1%	03/31/2017
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores	NAP	NAP	NAP	NAP	NAP	NAP	78.7%	03/31/2017
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport	NAP	NAP	NAP	NAP	NAP	NAP	85.9%	03/31/2017
Property	26.05	Homewood Suites - Dover Rockaway	NAP	NAP	NAP	NAP	NAP	NAP	84.5%	03/31/2017
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)							74.6%	03/31/2017
Property	27.01	Larkspur Landing Sunnyvale	NAP	NAP	NAP	NAP	NAP	NAP	83.8%	03/31/2017
Property	27.02	Larkspur Landing Milpitas	NAP	NAP	NAP	NAP	NAP	NAP	85.7%	03/31/2017
Property	27.03	Larkspur Landing Campbell	NAP	NAP	NAP	NAP	NAP	NAP	84.3%	03/31/2017
Property	27.04	Larkspur Landing San Francisco	NAP	NAP	NAP	NAP	NAP	NAP	84.9%	03/31/2017
Property	27.05	Larkspur Landing Pleasanton	NAP	NAP	NAP	NAP	NAP	NAP	82.9%	03/31/2017
Property	27.06	Larkspur Landing Bellevue	NAP	NAP	NAP	NAP	NAP	NAP	78.8%	03/31/2017
Property	27.07	Larkspur Landing Sacramento	NAP	NAP	NAP	NAP	NAP	NAP	83.0%	03/31/2017
Property	27.08	Hampton Inn Ann Arbor North	NAP	NAP	NAP	NAP	NAP	NAP	73.9%	03/31/2017
Property	27.09	Larkspur Landing Hillsboro	NAP	NAP	NAP	NAP	NAP	NAP	74.1%	03/31/2017
Property	27.10	Larkspur Landing Renton	NAP	NAP	NAP	NAP	NAP	NAP	80.3%	03/31/2017
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark	NAP	NAP	NAP	NAP	NAP	NAP	78.3%	03/31/2017
Property	27.12	Residence Inn Toledo Maumee	NAP	NAP	NAP	NAP	NAP	NAP	81.7%	03/31/2017
Property	27.13	Residence Inn Williamsburg	NAP	NAP	NAP	NAP	NAP	NAP	73.0%	03/31/2017
Property	27.14	Hampton Inn Suites Waco South	NAP	NAP	NAP	NAP	NAP	NAP	77.7%	03/31/2017
Property	27.15	Holiday Inn Louisville Airport Fair Expo	NAP	NAP	NAP	NAP	NAP	NAP	72.9%	03/31/2017
Property	27.16	Courtyard Tyler	NAP	NAP	NAP	NAP	NAP	NAP	58.8%	03/31/2017
Property	27.17	Hilton Garden Inn Edison Raritan Center	NAP	NAP	NAP	NAP	NAP	NAP	78.1%	03/31/2017
Property	27.18	Hilton Garden Inn St Paul Oakdale	NAP	NAP	NAP	NAP	NAP	NAP	80.0%	03/31/2017
Property	27.19	Residence Inn Grand Rapids West	NAP	NAP	NAP	NAP	NAP	NAP	72.6%	03/31/2017
Property	27.20	Peoria, AZ Residence Inn	NAP	NAP	NAP	NAP	NAP	NAP	80.8%	03/31/2017
Property	27.21	Hampton Inn Suites Bloomington Normal	NAP	NAP	NAP	NAP	NAP	NAP	70.8%	03/31/2017
Property	27.22	Courtyard Chico	NAP	NAP	NAP	NAP	NAP	NAP	84.6%	03/31/2017
Property	27.23	Hampton Inn Suites Kokomo	NAP	NAP	NAP	NAP	NAP	NAP	77.9%	03/31/2017
Property	27.24	Hampton Inn Suites South Bend	NAP	NAP	NAP	NAP	NAP	NAP	69.9%	03/31/2017
Property	27.25	Courtyard Wichita Falls	NAP	NAP	NAP	NAP	NAP	NAP	77.4%	03/31/2017
Property	27.26	Hampton Inn Morehead	NAP	NAP	NAP	NAP	NAP	NAP	66.6%	03/31/2017
Property	27.27	Residence Inn Chico	NAP	NAP	NAP	NAP	NAP	NAP	88.0%	03/31/2017
Property	27.28	Courtyard Lufkin	NAP	NAP	NAP	NAP	NAP	NAP	64.9%	03/31/2017
Property	27.29	Hampton Inn Carlisle	NAP	NAP	NAP	NAP	NAP	NAP	76.1%	03/31/2017
Property	27.30	Springhill Suites Williamsburg	NAP	NAP	NAP	NAP	NAP	NAP	71.7%	03/31/2017
Property	27.31	Fairfield Inn Bloomington	NAP	NAP	NAP	NAP	NAP	NAP	87.1%	03/31/2017
Property	27.32	Waco Residence Inn	NAP	NAP	NAP	NAP	NAP	NAP	82.0%	03/31/2017
Property	27.33	Holiday Inn Express Fishers	NAP	NAP	NAP	NAP	NAP	NAP	67.1%	03/31/2017
Property	27.34	Larkspur Landing Folsom	NAP	NAP	NAP	NAP	NAP	NAP	86.4%	03/31/2017
Property	27.35	Springhill Suites Chicago Naperville Warrenville	NAP	NAP	NAP	NAP	NAP	NAP	67.1%	03/31/2017
Property	27.36	Holiday Inn Express & Suites Paris	NAP	NAP	NAP	NAP	NAP	NAP	72.6%	03/31/2017
Property	27.37	Toledo Homewood Suites	NAP	NAP	NAP	NAP	NAP	NAP	82.2%	03/31/2017
Property	27.38	Grand Rapids Homewood Suites	NAP	NAP	NAP	NAP	NAP	NAP	84.1%	03/31/2017
Property	27.39	Cheyenne Fairfield Inn and Suites	NAP	NAP	NAP	NAP	NAP	NAP	74.6%	03/31/2017
Property	27.40	Fairfield Inn Laurel	NAP	NAP	NAP	NAP	NAP	NAP	79.9%	03/31/2017
Property	27.41	Courtyard Akron Stow	NAP	NAP	NAP	NAP	NAP	NAP	65.9%	03/31/2017
Property	27.42	Larkspur Landing Roseville	NAP	NAP	NAP	NAP	NAP	NAP	79.5%	03/31/2017
Property	27.43	Towneplace Suites Bloomington	NAP	NAP	NAP	NAP	NAP	NAP	89.1%	03/31/2017
Property	27.44	Hampton Inn Danville	NAP	NAP	NAP	NAP	NAP	NAP	80.0%	03/31/2017
Property	27.45	Holiday Inn Norwich	NAP	NAP	NAP	NAP	NAP	NAP	56.7%	03/31/2017
Property	27.46	Hampton Inn Suites Longview North	NAP	NAP	NAP	NAP	NAP	NAP	63.8%	03/31/2017
Property	27.47	Springhill Suites Peoria Westlake	NAP	NAP	NAP	NAP	NAP	NAP	63.3%	03/31/2017
Property	27.48	Hampton Inn Suites Buda	NAP	NAP	NAP	NAP	NAP	NAP	74.5%	03/31/2017
Property	27.49	Shawnee Hampton Inn	NAP	NAP	NAP	NAP	NAP	NAP	77.6%	03/31/2017
Property	27.50	Racine Fairfield Inn	NAP	NAP	NAP	NAP	NAP	NAP	68.6%	03/31/2017
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam	NAP	NAP	NAP	NAP	NAP	NAP	75.6%	03/31/2017
Property	27.52	Holiday Inn Express & Suites Terrell	NAP	NAP	NAP	NAP	NAP	NAP	84.0%	03/31/2017
Property	27.53	Westchase Homewood Suites	NAP	NAP	NAP	NAP	NAP	NAP	63.4%	03/31/2017
Property	27.54	Holiday Inn Express & Suites Tyler South	NAP	NAP	NAP	NAP	NAP	NAP	65.9%	03/31/2017
Property	27.55	Holiday Inn Express & Suites Huntsville	NAP	NAP	NAP	NAP	NAP	NAP	65.5%	03/31/2017
Property	27.56	Hampton Inn Sweetwater	NAP	NAP	NAP	NAP	NAP	NAP	62.9%	03/31/2017
Property	27.57	Comfort Suites Buda Austin South	NAP	NAP	NAP	NAP	NAP	NAP	76.8%	03/31/2017
Property	27.58	Fairfield Inn & Suites Weatherford	NAP	NAP	NAP	NAP	NAP	NAP	63.4%	03/31/2017
Property	27.59	Holiday Inn Express & Suites Altus	NAP	NAP	NAP	NAP	NAP	NAP	67.4%	03/31/2017
Property	27.60	Comfort Inn & Suites Paris	NAP	NAP	NAP	NAP	NAP	NAP	67.4%	03/31/2017
Property	27.61	Hampton Inn Suites Decatur	NAP	NAP	NAP	NAP	NAP	NAP	64.6%	03/31/2017
Property	27.62	Holiday Inn Express & Suites Texarkana East	NAP	NAP	NAP	NAP	NAP	NAP	66.5%	03/31/2017
Property	27.63	Mankato Fairfield Inn	NAP	NAP	NAP	NAP	NAP	NAP	58.0%	03/31/2017
Property	27.64	Candlewood Suites Texarkana	NAP	NAP	NAP	NAP	NAP	NAP	75.0%	03/31/2017
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East	NAP	NAP	NAP	NAP	NAP	NAP	54.1%	03/31/2017

A-1-20

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Upfront
					Lease			Lease		Occupancy	Replacement
Property Flag	ID	Property Name	4th Largest Tenant(21)(23)	SF	Expiration(21)	5th Largest Tenant(21)(23)	SF	Expiration(21)	Occupancy(4)(23)	As-of Date	Reserves($)
Loan	28	4400 PGA Boulevard(24)	Scott, Harris, Bryan, Barra & Jorgensen, P.A.	5,709	10/31/2019	GAI Consultants, Inc.	4,720	05/21/2021	100.0%	08/31/2017
Loan	29	Honey Creek Marketplace	Style Encore	3,920	03/31/2027	Aspen Dental	3,697	10/31/2026	100.0%	11/01/2017	1,796
Loan	30	Metro Center V(24)	Tibco Software Inc	12,293	01/31/2021	Coresource	10,113	12/31/2020	91.5%	12/08/2017
Loan	31	1114-1126 Lake Street	NAP	NAP	NAP	NAP	NAP	NAP	91.7%	10/25/2017
Loan	32	William Penn Building	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	08/01/2017
Loan	33	Tri State Neighborhood Center	Furniture and Mattress Wholesalers	5,052	MTM	Village Pizza	2,700	06/30/2018	94.8%	09/30/2017
Loan	34	Fairfield Inn & Suites - Panama City Beach	NAP	NAP	NAP	NAP	NAP	NAP	68.5%	09/30/2017	12,174
Loan	35	Hampton Inn & Suites Shelby	NAP	NAP	NAP	NAP	NAP	NAP	73.1%	09/30/2017	9,230
Loan	36	Goodale Office(24)	Franklin Soil & Water Conservation District	7,450	07/31/2024	Greenberg Farrow Architecture	7,296	02/28/2022	100.0%	11/30/2017
Loan	37	Hampton Inn Glenwood Springs	NAP	NAP	NAP	NAP	NAP	NAP	77.8%	10/31/2017	9,178
Loan	38	Pick ‘n Save Appleton WI	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/06/2018
Loan	39	Fresenius Portfolio V							100.0%	01/06/2018	26,126
Property	39.01	Fresenius Dayton	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/06/2018
Property	39.02	Fresenius Davenport	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/06/2018
Property	39.03	Fresenius Rock Island	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/06/2018
Property	39.04	Fresenius Muscatine	NAP	NAP	NAP	NAP	NAP	NAP	100.0%	01/06/2018
Loan	40	Village Square	Lara Weyland et al	2,964	05/31/2018	Jiwahn Han	2,600	01/31/2022	89.6%	08/01/2017
Loan	41	Q-2 Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	97.7%	08/01/2017	1,275
Loan	42	Best Western Plus - Chalmette	NAP	NAP	NAP	NAP	NAP	NAP	79.7%	09/30/2017	6,920
Loan	43	Afton Village	E Noodles	2,594	01/31/2022	Joes Sports Bar & Grill	2,274	09/14/2018	100.0%	11/21/2017
Loan	44	21st Century Storage - Miami, FL	NAP	NAP	NAP	NAP	NAP	NAP	91.1%	09/11/2017
Loan	45	Hillside Mobile Estates	NAP	NAP	NAP	NAP	NAP	NAP	97.1%	12/31/2016
Loan	46	Callahan Plaza	First Coast Pawn Shop	7,700	01/01/2021	The Pig BBQ	4,807	03/01/2018	94.0%	05/01/2017
Loan	47	CityLine PA Portfolio							81.6%	11/20/2017
Property	47.01	Carlisle Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	78.6%	11/20/2017
Property	47.02	West Chocolate Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	87.9%	11/20/2017
Loan	48	CityLine BeCubed	NAP	NAP	NAP	NAP	NAP	NAP	95.6%	10/31/2017
Loan	49	Marketplace on Grove	Cielo Spa	1,600	07/31/2020	Daniel Ton, DDS	1,400	04/30/2022	100.0%	05/31/2017

A-1-21

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront	Monthly
			Replacement	TI/LC	TI/LC
Property Flag	ID	Property Name	Reserves ($)(26)(27)(28)	Reserves ($)	Reserves ($)(26)(28)
Loan	1	90 Hudson(2)	Springing		Springing
Loan	2	Valencia Town Center	6,258	428,250	51,049
Loan	3	The Woods(2)	Springing
Loan	4	Griffin Portfolio(2)	Springing		Springing
Property	4.01	Restoration Hardware Distribution
Property	4.02	State Farm Regional HQ
Property	4.03	North Pointe I
Property	4.04	Corporate Campus at Norterra
Property	4.05	CHRISTUS Health HQ
Property	4.06	Duke Bridges I
Property	4.07	Wells Fargo Operations Center
Property	4.08	Ace Hardware HQ
Property	4.09	Royal Ridge V
Property	4.10	Comcast Regional HQ
Loan	5	Worldwide Plaza(2)(31)(32)	Springing		Springing
Loan	6	Station Place III(2)(32)	8,628
Loan	7	Atrium Center(2)
Loan	8	Sentinel Square II(2)	Springing		Springing
Loan	9	Spicetree Apartments	11,480
Loan	10	Radisson Blu Aqua Hotel(2)	4.0% of gross revenues for the calendar month which occurred two months prior
Loan	11	8900 Beverly	1,058		9,132
Loan	12	Gateway Net Lease Portfolio(2)	Springing		Springing
Property	12.01	BAE Facility
Property	12.02	FedEx Ground (Stratford)
Property	12.03	FedEx (Baltimore)
Property	12.04	Harman Becker
Property	12.05	GE Aviation (Lafayette)
Property	12.06	GoDaddy
Property	12.07	Carrier
Property	12.08	Emerus
Property	12.09	Cardinal Health
Property	12.10	Tyco Electronics
Property	12.11	FCA/Caterpillar
Property	12.12	FedEx Ground (Staunton)
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park
Property	12.15	T-Mobile Call Center
Property	12.16	Sikorsky Aircraft R&D Facility
Property	12.17	Vatterott College
Property	12.18	Comcast
Property	12.19	Alfa Laval Plant
Property	12.20	LKQ (New Braunfels)
Property	12.21	Hitachi
Property	12.22	Cameron International
Property	12.23	Alliance Data Systems Office
Property	12.24	Synchrony Financial
Property	12.25	Baxalta (Barry Pointe)
Property	12.26	Baxalta (Casselberry)
Property	12.27	Baxalta (Mounds View)
Property	12.28	Baxalta (Grand Rapids)
Property	12.29	Gerdau
Property	12.30	Baxalta (Wausau)
Property	12.31	Baxalta (Springfield)
Property	12.32	LKQ (Salisbury)
Property	12.33	Baxalta (Ankeny)
Property	12.34	H&E Equipment Services (San Antonio)
Property	12.35	H&E Equipment Services (New Orleans)
Property	12.36	GE Aviation (Pompano)
Property	12.37	Saint-Gobain Warehouse
Property	12.38	H&E Equipment Services (Columbia)
Property	12.39	H&E Equipment Services (Yukon)
Property	12.40	LKQ (Toledo)
Property	12.41	H&E Equipment Services (Greer)
Loan	13	Lehigh Valley Mall(2)	Springing		81,785
Loan	14	Rochester Hotel Portfolio(2)	Borrower is required to deposit the greater of (i) 5.0% of the projected rents for each property’s hotel operations for the prior month, (ii) the amount due under the management agreement and (iii) the amount due under the franchise agreement for FF&E Work
Property	14.01	Rochester Marriott
Property	14.02	Kahler Grand
Property	14.03	Kahler Inn & Suites
Property	14.04	Residence Inn Rochester
Loan	15	Oasis at Pavilion Park	7,000
Loan	16	521-523 East 72nd Street(2)(32)	Springing		Springing
Loan	17	156-168 Bleecker	408	177,945	Springing
Loan	18	Marriott Charlotte City Center(2)	Springing
Loan	19	Miracle Mile Shopping Center(2)	4,978		24,891
Loan	20	Center Promenade(24)	2,490		18,669
Loan	21	The Arbors	4,354	81,292	14,982

A-1-22

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront	Monthly
			Replacement	TI/LC	TI/LC
Property Flag	ID	Property Name	Reserves ($)(26)(27)(28)	Reserves ($)	Reserves ($)(26)(28)
Loan	22	Towers at University Town Center(2)	11,375
Loan	23	Olive Park Shopping Center	792		3,958
Loan	24	Two Harbor Point Square(2)(31)	2,335		20,833
Loan	25	Valley Crossing	1,254	10,000	10,000
Loan	26	AHIP Northeast Portfolio I(2)	Springing
Property	26.01	Hilton Garden Inn - Baltimore White Marsh
Property	26.02	Homewood Suites - Allentown West Fogelsville
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport
Property	26.05	Homewood Suites - Dover Rockaway
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	The greater of (i) 4.0% of gross revenues for the month which occurred two months prior and (ii) any amount required under any Franchise Agreement for FF&E Work
Property	27.01	Larkspur Landing Sunnyvale
Property	27.02	Larkspur Landing Milpitas
Property	27.03	Larkspur Landing Campbell
Property	27.04	Larkspur Landing San Francisco
Property	27.05	Larkspur Landing Pleasanton
Property	27.06	Larkspur Landing Bellevue
Property	27.07	Larkspur Landing Sacramento
Property	27.08	Hampton Inn Ann Arbor North
Property	27.09	Larkspur Landing Hillsboro
Property	27.10	Larkspur Landing Renton
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark
Property	27.12	Residence Inn Toledo Maumee
Property	27.13	Residence Inn Williamsburg
Property	27.14	Hampton Inn Suites Waco South
Property	27.15	Holiday Inn Louisville Airport Fair Expo
Property	27.16	Courtyard Tyler
Property	27.17	Hilton Garden Inn Edison Raritan Center
Property	27.18	Hilton Garden Inn St Paul Oakdale
Property	27.19	Residence Inn Grand Rapids West
Property	27.20	Peoria, AZ Residence Inn
Property	27.21	Hampton Inn Suites Bloomington Normal
Property	27.22	Courtyard Chico
Property	27.23	Hampton Inn Suites Kokomo
Property	27.24	Hampton Inn Suites South Bend
Property	27.25	Courtyard Wichita Falls
Property	27.26	Hampton Inn Morehead
Property	27.27	Residence Inn Chico
Property	27.28	Courtyard Lufkin
Property	27.29	Hampton Inn Carlisle
Property	27.30	Springhill Suites Williamsburg
Property	27.31	Fairfield Inn Bloomington
Property	27.32	Waco Residence Inn
Property	27.33	Holiday Inn Express Fishers
Property	27.34	Larkspur Landing Folsom
Property	27.35	Springhill Suites Chicago Naperville Warrenville
Property	27.36	Holiday Inn Express & Suites Paris
Property	27.37	Toledo Homewood Suites
Property	27.38	Grand Rapids Homewood Suites
Property	27.39	Cheyenne Fairfield Inn and Suites
Property	27.40	Fairfield Inn Laurel
Property	27.41	Courtyard Akron Stow
Property	27.42	Larkspur Landing Roseville
Property	27.43	Towneplace Suites Bloomington
Property	27.44	Hampton Inn Danville
Property	27.45	Holiday Inn Norwich
Property	27.46	Hampton Inn Suites Longview North
Property	27.47	Springhill Suites Peoria Westlake
Property	27.48	Hampton Inn Suites Buda
Property	27.49	Shawnee Hampton Inn
Property	27.50	Racine Fairfield Inn
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam
Property	27.52	Holiday Inn Express & Suites Terrell
Property	27.53	Westchase Homewood Suites
Property	27.54	Holiday Inn Express & Suites Tyler South
Property	27.55	Holiday Inn Express & Suites Huntsville
Property	27.56	Hampton Inn Sweetwater
Property	27.57	Comfort Suites Buda Austin South
Property	27.58	Fairfield Inn & Suites Weatherford
Property	27.59	Holiday Inn Express & Suites Altus
Property	27.60	Comfort Inn & Suites Paris
Property	27.61	Hampton Inn Suites Decatur
Property	27.62	Holiday Inn Express & Suites Texarkana East
Property	27.63	Mankato Fairfield Inn
Property	27.64	Candlewood Suites Texarkana
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East

A-1-23

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Upfront	Monthly
			Replacement	TI/LC	TI/LC
Property Flag	ID	Property Name	Reserves ($)(26)(27)(28)	Reserves ($)	Reserves ($)(26)(28)
Loan	28	4400 PGA Boulevard(24)	1,347	400,000	Springing
Loan	29	Honey Creek Marketplace	1,796	3,333	3,333
Loan	30	Metro Center V(24)	6,170	50,000	25,000
Loan	31	1114-1126 Lake Street	792		4,435
Loan	32	William Penn Building	593		883
Loan	33	Tri State Neighborhood Center		9,557	9,557
Loan	34	Fairfield Inn & Suites - Panama City Beach	4.0% of gross revenues for the calendar month which occurred two months prior
Loan	35	Hampton Inn & Suites Shelby	4.0% of gross revenues for the calendar month which occurred two months prior
Loan	36	Goodale Office(24)	1,329		6,250
Loan	37	Hampton Inn Glenwood Springs	4.0% of gross revenues for the calendar month which occurred two months prior
Loan	38	Pick ‘n Save Appleton WI	816		2,242
Loan	39	Fresenius Portfolio V	Springing		Springing
Property	39.01	Fresenius Dayton
Property	39.02	Fresenius Davenport
Property	39.03	Fresenius Rock Island
Property	39.04	Fresenius Muscatine
Loan	40	Village Square
Loan	41	Q-2 Self Storage	1,275
Loan	42	Best Western Plus - Chalmette	4.0% of gross revenues for the calendar month which occurred two months prior
Loan	43	Afton Village	496	35,000	4,167
Loan	44	21st Century Storage - Miami, FL	1,072
Loan	45	Hillside Mobile Estates	3,749
Loan	46	Callahan Plaza	1,668		3,627
Loan	47	CityLine PA Portfolio	910
Property	47.01	Carlisle Self Storage
Property	47.02	West Chocolate Self Storage
Loan	48	CityLine BeCubed	422
Loan	49	Marketplace on Grove	237	115,000	Springing

A-1-24

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Upfront	Monthly	Upfront		Monthly
			Tax	Tax	Insurance	Insurance	Engineering	Other	Other
Property Flag	ID	Property Name	Reserves ($)(25)	Reserves ($)(26)	Reserves($)	Reserves ($)(26)	Reserve($)	Reserves ($)	Reserves ($)(26)(27)(28)
Loan	1	90 Hudson(2)		Springing	100,000	Springing	198,000	291,238	Springing
Loan	2	Valencia Town Center	527,523	175,841		Springing		4,552,918	223,125
Loan	3	The Woods(2)		Springing		Springing
Loan	4	Griffin Portfolio(2)	930,000	466,667		Springing		5,657,511
Property	4.01	Restoration Hardware Distribution
Property	4.02	State Farm Regional HQ
Property	4.03	North Pointe I
Property	4.04	Corporate Campus at Norterra
Property	4.05	CHRISTUS Health HQ
Property	4.06	Duke Bridges I
Property	4.07	Wells Fargo Operations Center
Property	4.08	Ace Hardware HQ
Property	4.09	Royal Ridge V
Property	4.10	Comcast Regional HQ
Loan	5	Worldwide Plaza(2)(31)(32)		Springing		Springing			Springing
Loan	6	Station Place III(2)(32)		Springing		Springing		415,973	Springing
Loan	7	Atrium Center(2)		Springing		Springing		23,558,259	Springing
Loan	8	Sentinel Square II(2)		Springing		Springing		19,093,311	Springing
Loan	9	Spicetree Apartments		80,165		Springing	11,300
Loan	10	Radisson Blu Aqua Hotel(2)	706,259	176,565	28,815	Springing			Springing
Loan	11	8900 Beverly	95,799	31,933		Springing	3,450	2,000,000	Springing
Loan	12	Gateway Net Lease Portfolio(2)		Springing		Springing		10,720,000	Springing
Property	12.01	BAE Facility
Property	12.02	FedEx Ground (Stratford)
Property	12.03	FedEx (Baltimore)
Property	12.04	Harman Becker
Property	12.05	GE Aviation (Lafayette)
Property	12.06	GoDaddy
Property	12.07	Carrier
Property	12.08	Emerus
Property	12.09	Cardinal Health
Property	12.10	Tyco Electronics
Property	12.11	FCA/Caterpillar
Property	12.12	FedEx Ground (Staunton)
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park
Property	12.15	T-Mobile Call Center
Property	12.16	Sikorsky Aircraft R&D Facility
Property	12.17	Vatterott College
Property	12.18	Comcast
Property	12.19	Alfa Laval Plant
Property	12.20	LKQ (New Braunfels)
Property	12.21	Hitachi
Property	12.22	Cameron International
Property	12.23	Alliance Data Systems Office
Property	12.24	Synchrony Financial
Property	12.25	Baxalta (Barry Pointe)
Property	12.26	Baxalta (Casselberry)
Property	12.27	Baxalta (Mounds View)
Property	12.28	Baxalta (Grand Rapids)
Property	12.29	Gerdau
Property	12.30	Baxalta (Wausau)
Property	12.31	Baxalta (Springfield)
Property	12.32	LKQ (Salisbury)
Property	12.33	Baxalta (Ankeny)
Property	12.34	H&E Equipment Services (San Antonio)
Property	12.35	H&E Equipment Services (New Orleans)
Property	12.36	GE Aviation (Pompano)
Property	12.37	Saint-Gobain Warehouse
Property	12.38	H&E Equipment Services (Columbia)
Property	12.39	H&E Equipment Services (Yukon)
Property	12.40	LKQ (Toledo)
Property	12.41	H&E Equipment Services (Greer)
Loan	13	Lehigh Valley Mall(2)		Springing		Springing		651,533	Springing
Loan	14	Rochester Hotel Portfolio(2)	496,816	248,408	335,774	33,894	45,563	300,000	500,000
Property	14.01	Rochester Marriott
Property	14.02	Kahler Grand
Property	14.03	Kahler Inn & Suites
Property	14.04	Residence Inn Rochester
Loan	15	Oasis at Pavilion Park		56,120		Springing
Loan	16	521-523 East 72nd Street(2)(32)	380,472	190,236	9,647	4,823		1,231,285
Loan	17	156-168 Bleecker		50,062	22,867	Springing	835,991	786,234	Springing
Loan	18	Marriott Charlotte City Center(2)		Springing		Springing		10,000,000
Loan	19	Miracle Mile Shopping Center(2)	219,223	109,612	34,928	4,990	30,250		Springing
Loan	20	Center Promenade(24)		21,993	81,586	7,417	20,875	778,865	Springing
Loan	21	The Arbors		24,343	1,886	1,886	3,600	230,394	Springing

A-1-25

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Upfront	Monthly	Upfront		Monthly
			Tax	Tax	Insurance	Insurance	Engineering	Other	Other
Property Flag	ID	Property Name	Reserves ($)(25)	Reserves ($)(26)	Reserves($)	Reserves ($)(26)	Reserve($)	Reserves ($)	Reserves ($)(26)(27)(28)
Loan	22	Towers at University Town Center(2)	291,420	116,810		Springing		5,185,517
Loan	23	Olive Park Shopping Center	19,216	9,608	26,488	2,408		3,619
Loan	24	Two Harbor Point Square(2)(31)	80,167	80,167	4,333	Springing		163,858	1,482
Loan	25	Valley Crossing		33,677		Springing
Loan	26	AHIP Northeast Portfolio I(2)	404,271	45,000		Springing	34,800	4,519,224
Property	26.01	Hilton Garden Inn - Baltimore White Marsh
Property	26.02	Homewood Suites - Allentown West Fogelsville
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport
Property	26.05	Homewood Suites - Dover Rockaway
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)		Springing		Springing		12,268,991	Springing
Property	27.01	Larkspur Landing Sunnyvale
Property	27.02	Larkspur Landing Milpitas
Property	27.03	Larkspur Landing Campbell
Property	27.04	Larkspur Landing San Francisco
Property	27.05	Larkspur Landing Pleasanton
Property	27.06	Larkspur Landing Bellevue
Property	27.07	Larkspur Landing Sacramento
Property	27.08	Hampton Inn Ann Arbor North
Property	27.09	Larkspur Landing Hillsboro
Property	27.10	Larkspur Landing Renton
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark
Property	27.12	Residence Inn Toledo Maumee
Property	27.13	Residence Inn Williamsburg
Property	27.14	Hampton Inn Suites Waco South
Property	27.15	Holiday Inn Louisville Airport Fair Expo
Property	27.16	Courtyard Tyler
Property	27.17	Hilton Garden Inn Edison Raritan Center
Property	27.18	Hilton Garden Inn St Paul Oakdale
Property	27.19	Residence Inn Grand Rapids West
Property	27.20	Peoria, AZ Residence Inn
Property	27.21	Hampton Inn Suites Bloomington Normal
Property	27.22	Courtyard Chico
Property	27.23	Hampton Inn Suites Kokomo
Property	27.24	Hampton Inn Suites South Bend
Property	27.25	Courtyard Wichita Falls
Property	27.26	Hampton Inn Morehead
Property	27.27	Residence Inn Chico
Property	27.28	Courtyard Lufkin
Property	27.29	Hampton Inn Carlisle
Property	27.30	Springhill Suites Williamsburg
Property	27.31	Fairfield Inn Bloomington
Property	27.32	Waco Residence Inn
Property	27.33	Holiday Inn Express Fishers
Property	27.34	Larkspur Landing Folsom
Property	27.35	Springhill Suites Chicago Naperville Warrenville
Property	27.36	Holiday Inn Express & Suites Paris
Property	27.37	Toledo Homewood Suites
Property	27.38	Grand Rapids Homewood Suites
Property	27.39	Cheyenne Fairfield Inn and Suites
Property	27.40	Fairfield Inn Laurel
Property	27.41	Courtyard Akron Stow
Property	27.42	Larkspur Landing Roseville
Property	27.43	Towneplace Suites Bloomington
Property	27.44	Hampton Inn Danville
Property	27.45	Holiday Inn Norwich
Property	27.46	Hampton Inn Suites Longview North
Property	27.47	Springhill Suites Peoria Westlake
Property	27.48	Hampton Inn Suites Buda
Property	27.49	Shawnee Hampton Inn
Property	27.50	Racine Fairfield Inn
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam
Property	27.52	Holiday Inn Express & Suites Terrell
Property	27.53	Westchase Homewood Suites
Property	27.54	Holiday Inn Express & Suites Tyler South
Property	27.55	Holiday Inn Express & Suites Huntsville
Property	27.56	Hampton Inn Sweetwater
Property	27.57	Comfort Suites Buda Austin South
Property	27.58	Fairfield Inn & Suites Weatherford
Property	27.59	Holiday Inn Express & Suites Altus
Property	27.60	Comfort Inn & Suites Paris
Property	27.61	Hampton Inn Suites Decatur
Property	27.62	Holiday Inn Express & Suites Texarkana East
Property	27.63	Mankato Fairfield Inn
Property	27.64	Candlewood Suites Texarkana
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East

A-1-26

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Upfront	Monthly	Upfront		Monthly
			Tax	Tax	Insurance	Insurance	Engineering	Other	Other
Property Flag	ID	Property Name	Reserves ($)(25)	Reserves ($)(26)	Reserves($)	Reserves ($)(26)	Reserve($)	Reserves ($)	Reserves ($)(26)(27)(28)
Loan	28	4400 PGA Boulevard(24)	174,125	16,552		Springing			1/12 of condominium assessments
Loan	29	Honey Creek Marketplace	15,725	7,863		Springing
Loan	30	Metro Center V(24)	280,015	35,002	5,627	2,814	275,753	442,078
Loan	31	1114-1126 Lake Street	167,822	23,975		Springing	1,875	946,000
Loan	32	William Penn Building	55,863	11,577	2,317	Springing	2,500	1,000,000	Springing
Loan	33	Tri State Neighborhood Center	28,400	28,400		Springing	98,766	1,021,500	Springing
Loan	34	Fairfield Inn & Suites - Panama City Beach	11,908	5,954		Springing		85,000	Springing
Loan	35	Hampton Inn & Suites Shelby	20,355	5,090	12,557	1,795			Springing
Loan	36	Goodale Office(24)	25,256	8,419	944	944	30,120	110,451	Springing
Loan	37	Hampton Inn Glenwood Springs	47,732	6,820	1,242	1,242	15,313	950,000	Springing
Loan	38	Pick ‘n Save Appleton WI		Springing		Springing
Loan	39	Fresenius Portfolio V	20,250	6,750	1,779	356	13,969
Property	39.01	Fresenius Dayton
Property	39.02	Fresenius Davenport
Property	39.03	Fresenius Rock Island
Property	39.04	Fresenius Muscatine
Loan	40	Village Square	112,000	14,000	17,088	4,598
Loan	41	Q-2 Self Storage	4,614	4,614	17,554	1,463		56,708	18,903
Loan	42	Best Western Plus - Chalmette	4,862	4,862		Springing		60,600	Springing
Loan	43	Afton Village		6,196	5,771	824		9,763	Springing
Loan	44	21st Century Storage - Miami, FL	24,055	8,018	28,439	2,370	11,625
Loan	45	Hillside Mobile Estates	33,690	11,230	1,679	1,679
Loan	46	Callahan Plaza	27,505	3,438	8,049	2,683	20,469		Springing
Loan	47	CityLine PA Portfolio	18,379	3,676	6,112	764	48,883
Property	47.01	Carlisle Self Storage
Property	47.02	West Chocolate Self Storage
Loan	48	CityLine BeCubed	33,248	5,541	3,335	417
Loan	49	Marketplace on Grove	30,500	5,083	1,863	233	3,125

A-1-27

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Other	Environmental
			Reserves	Report	Engineering	Loan
Property Flag	ID	Property Name	Description	Date(30)	Report Date	Purpose	Sponsor
Loan	1	90 Hudson(2)	Lord Abbett CAM Reserve (Upfront: 291,237.85); Tenant Trigger Reserve (Monthly: Springing); Partial Termination Reserve (Monthly: Springing)	09/06/2017	09/06/2017	Refinance	Spear Street Capital, LLC; PFA Pension
Loan	2	Valencia Town Center	Free Rent Reserve (Upfront: 4,552,918); Ground Rent Reserve (Monthly: 223,125); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/23/2017	08/22/2017	Refinance	Matthew L. Adler; Adler Kawa Real Estate Fund III, LLC
Loan	3	The Woods(2)		10/27/2017	10/30/2017	Refinance	Arcadia Development Co.
Loan	4	Griffin Portfolio(2)	T-Mobile Work Reserve (3,653,980); Unfunded Obligations Reserve (2,003,531)	Various	09/13/2017	Recapitalization	Griffin Capital Essential Asset REIT Inc.
Property	4.01	Restoration Hardware Distribution		09/08/2017	09/13/2017
Property	4.02	State Farm Regional HQ		9/13/2017; 9/14/2017	09/13/2017
Property	4.03	North Pointe I		09/13/2017	09/13/2017
Property	4.04	Corporate Campus at Norterra		09/12/2017	09/13/2017
Property	4.05	CHRISTUS Health HQ		09/12/2017	09/13/2017
Property	4.06	Duke Bridges I		09/12/2017	09/13/2017
Property	4.07	Wells Fargo Operations Center		09/12/2017	09/13/2017
Property	4.08	Ace Hardware HQ		09/13/2017	09/13/2017
Property	4.09	Royal Ridge V		09/12/2017	09/13/2017
Property	4.10	Comcast Regional HQ		09/13/2017	09/13/2017
Loan	5	Worldwide Plaza(2)(31)(32)	Cravath, Swaine & Moore LLP Reserve	09/14/2017	09/14/2017	Refinance	SLGOP and RXR Fund III
Loan	6	Station Place III(2)(32)	Service Reserve (Upfront: 300,000); Outstanding TI/LC Reserve (Upfront: 115,972.94); SEC/Kaiser Permanente Rollover Reserve (Monthly: Springing)	09/05/2017	09/01/2017	Refinance	Seven Hundred 2nd Street Holdings Mezz LLC
Loan	7	Atrium Center(2)	Outstanding TI Reserve (Upfront: 21,161,047); Free Rent Reserve (Upfront: 2,397,211.84); Life Time Fitness Reserve (Springing Monthly: Excess Cash Flow)	12/11/2017	11/30/2017	Recapitalization	The Bulfinch Companies, Inc.; National Real Estate Advisors; Harrison Street Real Estate Capital, LLC
Loan	8	Sentinel Square II(2)	Free Rent Reserve (Upfront: 18,493,311.06); GSA Reserve (Upfront: 600,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/30/2017	08/30/2017	Acquisition	Hana Alternative Asset Management Co., Ltd.
Loan	9	Spicetree Apartments		10/25/2017	10/20/2017	Acquisition	Lightstone Enterprises Limited
Loan	10	Radisson Blu Aqua Hotel(2)	DSCR Cure Deposit Reserve (Springing Monthly: Excess Cash Flow)	09/13/2017	09/13/2017	Refinance	Seldar Cayman Finance Ltd.
Loan	11	8900 Beverly	Future Lease Reserve (Upfront: 2,000,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	10/20/2017	10/20/2017	Refinance	Jerry Illoulian; Manouchehr Illoulian
Loan	12	Gateway Net Lease Portfolio(2)	Earnout Reserve (Upfront: 10,720,000); Ground Lease Reserve (Monthly: Springing)	Various	Various	Acquisition	ETCL Venture LP
Property	12.01	BAE Facility		04/11/2017	02/22/2017
Property	12.02	FedEx Ground (Stratford)		03/07/2017	02/24/2017
Property	12.03	FedEx (Baltimore)		03/08/2017	04/07/2017
Property	12.04	Harman Becker		04/11/2017	04/07/2017
Property	12.05	GE Aviation (Lafayette)		04/11/2017	02/22/2017
Property	12.06	GoDaddy		04/11/2017	04/07/2017
Property	12.07	Carrier		04/21/2017	02/22/2017
Property	12.08	Emerus		04/11/2017	03/31/2017
Property	12.09	Cardinal Health		03/08/2017	04/07/2017
Property	12.10	Tyco Electronics		04/11/2017	02/22/2017
Property	12.11	FCA/Caterpillar		04/11/2017	04/07/2017
Property	12.12	FedEx Ground (Staunton)		04/11/2017	04/21/2017
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park		04/11/2017	04/07/2017
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park		04/11/2017	04/07/2017
Property	12.15	T-Mobile Call Center		04/11/2017	04/07/2017
Property	12.16	Sikorsky Aircraft R&D Facility		04/11/2017	04/07/2017
Property	12.17	Vatterott College		04/11/2017	04/07/2017
Property	12.18	Comcast		04/11/2017	04/07/2017
Property	12.19	Alfa Laval Plant		04/11/2017	04/07/2017
Property	12.20	LKQ (New Braunfels)		04/11/2017	02/22/2017
Property	12.21	Hitachi		04/11/2017	04/07/2017
Property	12.22	Cameron International		03/08/2017	04/07/2017
Property	12.23	Alliance Data Systems Office		03/08/2017	04/07/2017
Property	12.24	Synchrony Financial		03/06/2017	04/07/2017
Property	12.25	Baxalta (Barry Pointe)		04/11/2017	NAP
Property	12.26	Baxalta (Casselberry)		04/11/2017	NAP
Property	12.27	Baxalta (Mounds View)		04/11/2017	04/07/2017
Property	12.28	Baxalta (Grand Rapids)		04/11/2017	04/07/2017
Property	12.29	Gerdau		03/07/2017	04/07/2017
Property	12.30	Baxalta (Wausau)		04/11/2017	04/07/2017
Property	12.31	Baxalta (Springfield)		04/11/2017	04/07/2017
Property	12.32	LKQ (Salisbury)		03/08/2017	04/07/2017
Property	12.33	Baxalta (Ankeny)		04/21/2017	04/07/2017
Property	12.34	H&E Equipment Services (San Antonio)		04/11/2017	04/07/2017
Property	12.35	H&E Equipment Services (New Orleans)		03/07/2017	04/07/2017
Property	12.36	GE Aviation (Pompano)		03/07/2017	04/07/2017
Property	12.37	Saint-Gobain Warehouse		04/11/2017	04/07/2017
Property	12.38	H&E Equipment Services (Columbia)		04/11/2017	04/07/2017
Property	12.39	H&E Equipment Services (Yukon)		04/21/2017	04/07/2017
Property	12.40	LKQ (Toledo)		03/08/2017	04/07/2017
Property	12.41	H&E Equipment Services (Greer)		04/11/2017	04/07/2017
Loan	13	Lehigh Valley Mall(2)	Outstanding TI/LC Reserve (Upfront: 443,000); Tenant Rent Holdback Reserve (Upfront: 208,533); Release Parcel Reserve (Monthly: Springing)	09/13/2017	09/12/2017	Refinance	Simon Property Group, L.P.; Pennsylvania Real Estate Investment Trust
Loan	14	Rochester Hotel Portfolio(2)	Seasonality Reserve (Upfront: 300,000; Monthly: Springing); Renovation Reserve (Monthly: 500,000); PIP Reserve (Springing Monthly: Excess Cash Flow)	10/26/2017	10/26/2017	Refinance	Javon R. Bea; Vita E. Bea
Property	14.01	Rochester Marriott		10/26/2017	10/26/2017
Property	14.02	Kahler Grand		10/26/2017	10/26/2017
Property	14.03	Kahler Inn & Suites		10/26/2017	10/26/2017
Property	14.04	Residence Inn Rochester		10/26/2017	10/26/2017
Loan	15	Oasis at Pavilion Park		11/27/2017	11/29/2017	Acquisition	BH Equities, L.L.C.
Loan	16	521-523 East 72nd Street(2)(32)	Outstanding TI/LC Reserve	05/22/2017	05/22/2017	Refinance	Sheldon H. Solow
Loan	17	156-168 Bleecker	Pieology Reserve (Upfront: 743,103); Special Insurance Charge Reserve (Upfront: 23,422); Common Charge Reserve (Upfront: 19,709.02); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	10/19/2017	10/19/2017	Refinance	RWN Capital Holdings LLC; Joseph Matthew Cassin; David Taylor
Loan	18	Marriott Charlotte City Center(2)	Performance Holdback Reserve	05/22/2017	05/22/2017	Acquisition	Carey Watermark Investors 2 Incorporated
Loan	19	Miracle Mile Shopping Center(2)	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/16/2017	08/15/2017	Acquisition	M & J Wilkow, Ltd.
Loan	20	Center Promenade(24)	Unfunded Obligations Reserve (Upfront: 704,796); Free Rent Reserve (Upfront: 74,069); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/12/2017	09/11/2017	Refinance	Benjamin Nazarian; Neil Kadisha
Loan	21	The Arbors	Prepaid Rent Reserve (Upfront: 137,602.24); Approved Leasing Expense Reserve (Upfront: 81,291.67); Free Rent Reserve (Upfront: 11,500.12); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/19/2017	10/02/2017	Acquisition	Ohad Gil; Niv Brightman; Eucalyptus Real Estate Fund LP; B&G RE Fund II LP

A-1-28

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Other	Environmental
			Reserves	Report	Engineering	Loan
Property Flag	ID	Property Name	Description	Date(30)	Report Date	Purpose	Sponsor
Loan	22	Towers at University Town Center(2)	Planned Capital Improvements Reserve (Upfront: 5,083,948); Prepaid Rent Reserve (Upfront: 101,568.51)	10/19/2017	10/18/2017	Acquisition	Harold Rosenblum
Loan	23	Olive Park Shopping Center	Sprouts Signage Reserve	08/25/2017	08/24/2017	Refinance	Daniel L. Brown; Nicholas D. Brown
Loan	24	Two Harbor Point Square(2)(31)	Unfunded Obligations Reserve (Upfront: 154,346.10); Declarations Assessment Reserve (Upfront: 6,547.55; Monthly: Springing); WPCA Assessment Reserve (Upfront: 2,964.46; Monthly: 1,482.23)	10/11/2017	11/16/2017	Refinance	Harbor Point Holding Company LLC
Loan	25	Valley Crossing		10/26/2017	10/27/2017	Refinance	Josh Aruh
Loan	26	AHIP Northeast Portfolio I(2)	PIP Reserve (Upfront: 4,519,224)	Various	Various	Acquisition	American Hotel Income Properties REIT Inc.
Property	26.01	Hilton Garden Inn - Baltimore White Marsh		05/15/2017	05/15/2017
Property	26.02	Homewood Suites - Allentown West Fogelsville		05/10/2017	05/10/2017
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores		05/15/2017	05/15/2017
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport		05/15/2017	05/11/2017
Property	26.05	Homewood Suites - Dover Rockaway		05/16/2017	05/15/2017
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	Larkspur Landing Capital Work Reserve (Upfront: 6,385,000); Capital Work Reserve (Upfront: 5,883,991; Future one-time deposit: Springing); Ground Rent Reserve (Monthly: Springing)	Various	Various	Refinance	SCG Hotel Investors Holdings, L.P.
Property	27.01	Larkspur Landing Sunnyvale		04/26/2017	04/28/2017
Property	27.02	Larkspur Landing Milpitas		04/19/2017	04/28/2017
Property	27.03	Larkspur Landing Campbell		04/19/2017	04/28/2017
Property	27.04	Larkspur Landing San Francisco		04/26/2017	04/28/2017
Property	27.05	Larkspur Landing Pleasanton		04/27/2017	04/28/2017
Property	27.06	Larkspur Landing Bellevue		04/21/2017	04/28/2017
Property	27.07	Larkspur Landing Sacramento		04/21/2017	04/28/2017
Property	27.08	Hampton Inn Ann Arbor North		04/28/2017	04/28/2017
Property	27.09	Larkspur Landing Hillsboro		04/19/2017	04/28/2017
Property	27.10	Larkspur Landing Renton		04/26/2017	04/28/2017
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark		04/04/2017	04/07/2017
Property	27.12	Residence Inn Toledo Maumee		04/20/2017	04/28/2017
Property	27.13	Residence Inn Williamsburg		04/28/2017	04/24/2017
Property	27.14	Hampton Inn Suites Waco South		04/05/2017	04/07/2017
Property	27.15	Holiday Inn Louisville Airport Fair Expo		04/25/2017	04/28/2017
Property	27.16	Courtyard Tyler		03/29/2017	04/07/2017
Property	27.17	Hilton Garden Inn Edison Raritan Center		04/20/2017	04/28/2017
Property	27.18	Hilton Garden Inn St Paul Oakdale		04/18/2017	04/28/2017
Property	27.19	Residence Inn Grand Rapids West		04/19/2017	04/28/2017
Property	27.20	Peoria, AZ Residence Inn		04/08/2017	04/07/2017
Property	27.21	Hampton Inn Suites Bloomington Normal		04/28/2017	04/28/2017
Property	27.22	Courtyard Chico		04/21/2017	04/28/2017
Property	27.23	Hampton Inn Suites Kokomo		04/17/2017	04/28/2017
Property	27.24	Hampton Inn Suites South Bend		04/21/2017	04/28/2017
Property	27.25	Courtyard Wichita Falls		04/02/2017	04/07/2017
Property	27.26	Hampton Inn Morehead		04/19/2017	04/28/2017
Property	27.27	Residence Inn Chico		04/19/2017	04/28/2017
Property	27.28	Courtyard Lufkin		04/03/2017	04/07/2017
Property	27.29	Hampton Inn Carlisle		04/25/2017	04/28/2017
Property	27.30	Springhill Suites Williamsburg		04/21/2017	04/25/2017
Property	27.31	Fairfield Inn Bloomington		04/20/2017	04/28/2017
Property	27.32	Waco Residence Inn		04/11/2017	04/07/2017
Property	27.33	Holiday Inn Express Fishers		04/26/2017	04/28/2017
Property	27.34	Larkspur Landing Folsom		04/28/2017	04/28/2017
Property	27.35	Springhill Suites Chicago Naperville Warrenville		04/27/2017	04/28/2017
Property	27.36	Holiday Inn Express & Suites Paris		04/07/2017	04/07/2017
Property	27.37	Toledo Homewood Suites		04/03/2017	04/07/2017
Property	27.38	Grand Rapids Homewood Suites		04/04/2017	04/07/2017
Property	27.39	Cheyenne Fairfield Inn and Suites		04/10/2017	04/07/2017
Property	27.40	Fairfield Inn Laurel		04/19/2017	04/28/2017
Property	27.41	Courtyard Akron Stow		04/15/2017	04/28/2017
Property	27.42	Larkspur Landing Roseville		04/28/2017	04/25/2017
Property	27.43	Towneplace Suites Bloomington		04/25/2017	04/28/2017
Property	27.44	Hampton Inn Danville		04/20/2017	04/28/2017
Property	27.45	Holiday Inn Norwich		04/21/2017	04/28/2017
Property	27.46	Hampton Inn Suites Longview North		04/03/2017	04/07/2017
Property	27.47	Springhill Suites Peoria Westlake		04/28/2017	04/28/2017
Property	27.48	Hampton Inn Suites Buda		04/05/2017	04/07/2017
Property	27.49	Shawnee Hampton Inn		04/10/2017	04/07/2017
Property	27.50	Racine Fairfield Inn		03/31/2017	04/07/2017
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam		04/21/2017	04/25/2017
Property	27.52	Holiday Inn Express & Suites Terrell		04/07/2017	04/07/2017
Property	27.53	Westchase Homewood Suites		04/10/2017	04/10/2017
Property	27.54	Holiday Inn Express & Suites Tyler South		04/04/2017	04/07/2017
Property	27.55	Holiday Inn Express & Suites Huntsville		04/07/2017	04/07/2017
Property	27.56	Hampton Inn Sweetwater		04/07/2017	04/07/2017
Property	27.57	Comfort Suites Buda Austin South		03/30/2017	04/07/2017
Property	27.58	Fairfield Inn & Suites Weatherford		04/06/2017	04/07/2017
Property	27.59	Holiday Inn Express & Suites Altus		04/05/2017	04/07/2017
Property	27.60	Comfort Inn & Suites Paris		04/07/2017	04/07/2017
Property	27.61	Hampton Inn Suites Decatur		04/05/2017	04/07/2017
Property	27.62	Holiday Inn Express & Suites Texarkana East		04/03/2017	04/07/2017
Property	27.63	Mankato Fairfield Inn		04/07/2017	04/07/2017
Property	27.64	Candlewood Suites Texarkana		04/04/2017	04/07/2017
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East		04/07/2017	04/07/2017

A-1-29

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Other	Environmental
			Reserves	Report	Engineering	Loan
Property Flag	ID	Property Name	Description	Date(30)	Report Date	Purpose	Sponsor
Loan	28	4400 PGA Boulevard(24)	Condominium Assessment Reserve (Monthly: 1/12 of condominium assessments); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	07/28/2017	07/28/2017	Recapitalization	A. John Merola
Loan	29	Honey Creek Marketplace		10/31/2017	11/01/2017	Refinance	Woody Mann, Jr.
Loan	30	Metro Center V(24)	Approved Leasing Expense Reserve (Upfront: 266,255.50); Metro Fitness Reserve (Upfront: 150,741.50); Free Rent Reserve (Upfront: 25,080.88)	11/13/2017	10/11/2017	Acquisition	Abhishek Mathur; Brian C. Adams; Abhinav Somani; Anita Shah
Loan	31	1114-1126 Lake Street	Economic Holdback Reserve (Upfront: 830,000); Bruegger’s Space TILC Reserve (Upfront: 116,000)	11/06/2017	11/07/2017	Refinance	Antonio Vallado
Loan	32	William Penn Building	Holdback Reserve (Upfront: 1,000,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	11/06/2017	10/06/2017	Acquisition	Edward Kaen
Loan	33	Tri State Neighborhood Center	Environmental Reserve (Upfront: 1,021,500; Future one-time deposit: Springing)	10/27/2017	10/23/2017	Refinance	JCSK Holdings, LLC
Loan	34	Fairfield Inn & Suites - Panama City Beach	Seasonality Reserve (Upfront: 85,000; Monthly: Springing); PIP Reserve (Monthly: Springing)	09/22/2017	09/22/2017	Refinance	Bui Nguyen
Loan	35	Hampton Inn & Suites Shelby	PIP Reserve (Monthly: Springing)	09/25/2017	09/25/2017	Refinance	Sandesh Patel
Loan	36	Goodale Office(24)	Outstanding TI/LC Reserve (Upfront: 64,140); Free Rent Reserve (Upfront: 46,310.94); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	09/05/2017	09/01/2017	Acquisition	Abhishek Mathur; Brian C. Adams; Abhinav Somani; Anita Shah
Loan	37	Hampton Inn Glenwood Springs	PIP Reserve (Upfront: 950,000; Monthly: Springing)	10/18/2017	10/18/2017	Acquisition	Anthony Jon Sherman
Loan	38	Pick ‘n Save Appleton WI		11/13/2017	11/10/2017	Refinance	Martha A. Spencer
Loan	39	Fresenius Portfolio V		Various	Various	Acquisition	Louis J. Rogers
Property	39.01	Fresenius Dayton		06/16/2017	06/16/2017
Property	39.02	Fresenius Davenport		05/08/2017	05/08/2017
Property	39.03	Fresenius Rock Island		05/08/2017	05/08/2017
Property	39.04	Fresenius Muscatine		05/08/2017	05/08/2017
Loan	40	Village Square		06/06/2017	06/06/2017	Refinance	Robert Rishwain
Loan	41	Q-2 Self Storage	Ground Rent Reserve	11/03/2017	11/02/2017	Refinance	Mark Helm; Chris Dischinger; Mark Lechner
Loan	42	Best Western Plus - Chalmette	PIP Reserve (Upfront: 60,600; Monthly: Springing)	09/22/2017	09/22/2017	Refinance	Bui Nguyen
Loan	43	Afton Village	Common Charges Reserve (Upfront: 9,762.72; Monthly: Springing)	10/05/2017	10/05/2017	Refinance	David Mayfield
Loan	44	21st Century Storage - Miami, FL		10/05/2017	10/06/2017	Refinance	Clayton Gentry
Loan	45	Hillside Mobile Estates		10/18/2017	10/18/2017	Refinance	Gary Lee Larkins; James L. Brown; Peter Predics; Barbara Jean Stepanian
Loan	46	Callahan Plaza	Occupancy Reserve	04/19/2017	04/19/2017	Acquisition	Thomas J. Cannon III
Loan	47	CityLine PA Portfolio		Various	10/30/2017	Acquisition	George Thacker; Lawrence Charles Kaplan; Andreas Calianos; Richard Schontz
Property	47.01	Carlisle Self Storage		11/01/2017	10/30/2017
Property	47.02	West Chocolate Self Storage		10/31/2017	10/30/2017
Loan	48	CityLine BeCubed		11/15/2017	11/14/2017	Acquisition	Alex Meshechok; Lawrence Charles Kaplan; Richard Schontz
Loan	49	Marketplace on Grove		06/20/2017	06/06/2017	Refinance	David Altemus

A-1-30

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property Flag	ID	Property Name	Guarantor	Previous Securitization
Loan	1	90 Hudson(2)	SSC V, L.P.
Loan	2	Valencia Town Center	Matthew L. Adler; Adler Kawa Real Estate Fund III, LLC
Loan	3	The Woods(2)	NAP
Loan	4	Griffin Portfolio(2)	Griffin Capital Essential Asset REIT Inc.
Property	4.01	Restoration Hardware Distribution
Property	4.02	State Farm Regional HQ
Property	4.03	North Pointe I
Property	4.04	Corporate Campus at Norterra
Property	4.05	CHRISTUS Health HQ
Property	4.06	Duke Bridges I
Property	4.07	Wells Fargo Operations Center
Property	4.08	Ace Hardware HQ
Property	4.09	Royal Ridge V
Property	4.10	Comcast Regional HQ
Loan	5	Worldwide Plaza(2)(31)(32)	SL Green Operating Partnership, L.P., RXR Real Estate Value Added Fund - Fund III LP, RXR RE VAF - Fund III Parallel A LP, RXR RE VAF - Fund III Parallel B LP, RXR RE VAF - Fund III Parallel B (REIT) LP, RXR RE VAF - Fund III Parallel C LP and RXR RE VAF - Fund III Parallel D LP	COMM 2013-WWP
Loan	6	Station Place III(2)(32)	NAP	MSC 2011-C1
Loan	7	Atrium Center(2)	NAP
Loan	8	Sentinel Square II(2)	NAP
Loan	9	Spicetree Apartments	LSG Enterprises LLC
Loan	10	Radisson Blu Aqua Hotel(2)	Seldar Cayman Finance Ltd.
Loan	11	8900 Beverly	Jerry Illoulian; Manouchehr Illoulian
Loan	12	Gateway Net Lease Portfolio(2)	NAP
Property	12.01	BAE Facility
Property	12.02	FedEx Ground (Stratford)
Property	12.03	FedEx (Baltimore)
Property	12.04	Harman Becker
Property	12.05	GE Aviation (Lafayette)
Property	12.06	GoDaddy
Property	12.07	Carrier
Property	12.08	Emerus
Property	12.09	Cardinal Health
Property	12.10	Tyco Electronics
Property	12.11	FCA/Caterpillar
Property	12.12	FedEx Ground (Staunton)
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park
Property	12.15	T-Mobile Call Center
Property	12.16	Sikorsky Aircraft R&D Facility
Property	12.17	Vatterott College
Property	12.18	Comcast
Property	12.19	Alfa Laval Plant
Property	12.20	LKQ (New Braunfels)
Property	12.21	Hitachi
Property	12.22	Cameron International
Property	12.23	Alliance Data Systems Office
Property	12.24	Synchrony Financial
Property	12.25	Baxalta (Barry Pointe)
Property	12.26	Baxalta (Casselberry)
Property	12.27	Baxalta (Mounds View)
Property	12.28	Baxalta (Grand Rapids)
Property	12.29	Gerdau
Property	12.30	Baxalta (Wausau)
Property	12.31	Baxalta (Springfield)
Property	12.32	LKQ (Salisbury)
Property	12.33	Baxalta (Ankeny)
Property	12.34	H&E Equipment Services (San Antonio)
Property	12.35	H&E Equipment Services (New Orleans)
Property	12.36	GE Aviation (Pompano)
Property	12.37	Saint-Gobain Warehouse
Property	12.38	H&E Equipment Services (Columbia)
Property	12.39	H&E Equipment Services (Yukon)
Property	12.40	LKQ (Toledo)
Property	12.41	H&E Equipment Services (Greer)
Loan	13	Lehigh Valley Mall(2)	Simon Property Group, L.P.
Loan	14	Rochester Hotel Portfolio(2)	Javon R. Bea; Vita E. Bea
Property	14.01	Rochester Marriott		COMM 2013-CR6
Property	14.02	Kahler Grand		COMM 2013-CR6
Property	14.03	Kahler Inn & Suites		COMM 2013-CR6
Property	14.04	Residence Inn Rochester		COMM 2013-CR6
Loan	15	Oasis at Pavilion Park	BH Equities, L.L.C.
Loan	16	521-523 East 72nd Street(2)(32)	Sheldon H. Solow
Loan	17	156-168 Bleecker	RWN Capital Holdings LLC; Joseph Matthew Cassin; David Taylor
Loan	18	Marriott Charlotte City Center(2)	Carey Watermark Investors 2 Incorporated
Loan	19	Miracle Mile Shopping Center(2)	M & J Wilkow, Ltd.
Loan	20	Center Promenade(24)	Benjamin Nazarian; Neil Kadisha
Loan	21	The Arbors	Ohad Gil; Niv Brightman; Eucalyptus Real Estate Fund LP; B&G RE Fund II LP

A-1-31

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property Flag	ID	Property Name	Guarantor	Previous Securitization
Loan	22	Towers at University Town Center(2)	Harold Rosenblum	MLCFC 2007-8
Loan	23	Olive Park Shopping Center	Daniel L. Brown; Nicholas D. Brown
Loan	24	Two Harbor Point Square(2)(31)	Harbor Point Holding Company LLC
Loan	25	Valley Crossing	Josh Aruh
Loan	26	AHIP Northeast Portfolio I(2)	American Hotel Income Properties REIT Inc.
Property	26.01	Hilton Garden Inn - Baltimore White Marsh
Property	26.02	Homewood Suites - Allentown West Fogelsville
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport
Property	26.05	Homewood Suites - Dover Rockaway
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	SCG Hotel Investors Holdings, L.P.
Property	27.01	Larkspur Landing Sunnyvale		COMM 2013-CR6; COMM 2013-CR7
Property	27.02	Larkspur Landing Milpitas		COMM 2013-CR6; COMM 2013-CR7
Property	27.03	Larkspur Landing Campbell		COMM 2013-CR6; COMM 2013-CR7
Property	27.04	Larkspur Landing San Francisco		COMM 2013-CR6; COMM 2013-CR7
Property	27.05	Larkspur Landing Pleasanton		COMM 2013-CR6; COMM 2013-CR7
Property	27.06	Larkspur Landing Bellevue		COMM 2013-CR6; COMM 2013-CR7
Property	27.07	Larkspur Landing Sacramento		COMM 2013-CR6; COMM 2013-CR7
Property	27.08	Hampton Inn Ann Arbor North
Property	27.09	Larkspur Landing Hillsboro		COMM 2013-CR6; COMM 2013-CR7
Property	27.10	Larkspur Landing Renton		COMM 2013-CR6; COMM 2013-CR7
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark		WFCM 2012-LC5
Property	27.12	Residence Inn Toledo Maumee
Property	27.13	Residence Inn Williamsburg		WFRBS 2013-C11
Property	27.14	Hampton Inn Suites Waco South		WFCM 2012-LC5
Property	27.15	Holiday Inn Louisville Airport Fair Expo		WFRBS 2012-C10
Property	27.16	Courtyard Tyler		WFCM 2012-LC5
Property	27.17	Hilton Garden Inn Edison Raritan Center		WFRBS 2013-C11
Property	27.18	Hilton Garden Inn St Paul Oakdale
Property	27.19	Residence Inn Grand Rapids West
Property	27.20	Peoria, AZ Residence Inn		GSMS 2012-GCJ9
Property	27.21	Hampton Inn Suites Bloomington Normal
Property	27.22	Courtyard Chico
Property	27.23	Hampton Inn Suites Kokomo
Property	27.24	Hampton Inn Suites South Bend
Property	27.25	Courtyard Wichita Falls		WFCM 2012-LC5
Property	27.26	Hampton Inn Morehead		CSMC 2008-C1
Property	27.27	Residence Inn Chico
Property	27.28	Courtyard Lufkin		WFCM 2012-LC5
Property	27.29	Hampton Inn Carlisle		WFRBS 2013-C11
Property	27.30	Springhill Suites Williamsburg		WFRBS 2013-C11
Property	27.31	Fairfield Inn Bloomington
Property	27.32	Waco Residence Inn		GSMS 2012-GCJ9
Property	27.33	Holiday Inn Express Fishers		WFRBS 2012-C10
Property	27.34	Larkspur Landing Folsom		COMM 2013-CR6; COMM 2013-CR7
Property	27.35	Springhill Suites Chicago Naperville Warrenville
Property	27.36	Holiday Inn Express & Suites Paris		WFCM 2012-LC5
Property	27.37	Toledo Homewood Suites		GSMS 2012-GCJ9
Property	27.38	Grand Rapids Homewood Suites		GSMS 2012-GCJ9
Property	27.39	Cheyenne Fairfield Inn and Suites		GSMS 2012-GCJ9
Property	27.40	Fairfield Inn Laurel		WFRBS 2013-C11
Property	27.41	Courtyard Akron Stow		WFRBS 2012-C10
Property	27.42	Larkspur Landing Roseville		COMM 2013-CR6; COMM 2013-CR7
Property	27.43	Towneplace Suites Bloomington
Property	27.44	Hampton Inn Danville		WFRBS 2013-C11
Property	27.45	Holiday Inn Norwich		WFRBS 2013-C11
Property	27.46	Hampton Inn Suites Longview North		WFCM 2012-LC5
Property	27.47	Springhill Suites Peoria Westlake
Property	27.48	Hampton Inn Suites Buda		WFCM 2012-LC5
Property	27.49	Shawnee Hampton Inn		GSMS 2012-GCJ9
Property	27.50	Racine Fairfield Inn		GSMS 2012-GCJ9
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam		WFRBS 2013-C11
Property	27.52	Holiday Inn Express & Suites Terrell		WFCM 2012-LC5
Property	27.53	Westchase Homewood Suites		GSMS 2012-GCJ9
Property	27.54	Holiday Inn Express & Suites Tyler South		WFCM 2012-LC5
Property	27.55	Holiday Inn Express & Suites Huntsville		WFCM 2012-LC5
Property	27.56	Hampton Inn Sweetwater		WFCM 2012-LC5
Property	27.57	Comfort Suites Buda Austin South		WFCM 2012-LC5
Property	27.58	Fairfield Inn & Suites Weatherford		WFCM 2012-LC5
Property	27.59	Holiday Inn Express & Suites Altus		WFCM 2012-LC5
Property	27.60	Comfort Inn & Suites Paris		WFCM 2012-LC5
Property	27.61	Hampton Inn Suites Decatur		WFCM 2012-LC5
Property	27.62	Holiday Inn Express & Suites Texarkana East		WFCM 2012-LC5
Property	27.63	Mankato Fairfield Inn		GSMS 2012-GCJ9
Property	27.64	Candlewood Suites Texarkana		WFCM 2012-LC5
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East		WFCM 2012-LC5

A-1-32

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Property Flag	ID	Property Name	Guarantor	Previous Securitization
Loan	28	4400 PGA Boulevard(24)	A. John Merola
Loan	29	Honey Creek Marketplace	Woody Mann, Jr.
Loan	30	Metro Center V(24)	Abhishek Mathur; Brian C. Adams; Abhinav Somani; Anita Shah
Loan	31	1114-1126 Lake Street	Antonio Vallado
Loan	32	William Penn Building	Edward Kaen
Loan	33	Tri State Neighborhood Center	JCSK Holdings, LLC	BSCMS 2007-PW18
Loan	34	Fairfield Inn & Suites - Panama City Beach	Bui Nguyen
Loan	35	Hampton Inn & Suites Shelby	Sandesh Patel
Loan	36	Goodale Office(24)	Abhishek Mathur; Brian C. Adams; Abhinav Somani; Anita Shah
Loan	37	Hampton Inn Glenwood Springs	Anthony Jon Sherman
Loan	38	Pick ‘n Save Appleton WI	Martha A. Spencer
Loan	39	Fresenius Portfolio V	Louis J. Rogers
Property	39.01	Fresenius Dayton
Property	39.02	Fresenius Davenport
Property	39.03	Fresenius Rock Island
Property	39.04	Fresenius Muscatine
Loan	40	Village Square	Robert Rishwain	CGCMT 2008-C7
Loan	41	Q-2 Self Storage	Mark Helm; Chris Dischinger; Mark Lechner
Loan	42	Best Western Plus - Chalmette	Bui Nguyen
Loan	43	Afton Village	David Mayfield	JPMCC 2007-C1
Loan	44	21st Century Storage - Miami, FL	Clayton Gentry
Loan	45	Hillside Mobile Estates	Gary Lee Larkins; James L. Brown; Peter Predics; Barbara Jean Stepanian
Loan	46	Callahan Plaza	Thomas J. Cannon III
Loan	47	CityLine PA Portfolio	George Thacker; Lawrence Charles Kaplan; Andreas Calianos; Richard Schontz
Property	47.01	Carlisle Self Storage
Property	47.02	West Chocolate Self Storage
Loan	48	CityLine BeCubed	Alex Meshechok; Lawrence Charles Kaplan; Richard Schontz	FDIC 2012-C1
Loan	49	Marketplace on Grove	David Altemus	BSCMS 2007-T28

A-1-33

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Existing		Future Debt
						Additional Sub Debt		Permitted
Property Flag	ID	Property Name	Non-Trust Pari Passu Original Balance	Non-Trust Pari Passu Cut-off Date Balance	Non-Trust Pari Passu Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	1	90 Hudson(2)	60,000,000	60,000,000	60,000,000		None	NAP
Loan	2	Valencia Town Center	NAP	NAP	NAP		None	NAP
Loan	3	The Woods(2)	142,500,000	142,500,000	142,500,000		None	NAP
Loan	4	Griffin Portfolio(2)	320,000,000	320,000,000	320,000,000		None	NAP
Property	4.01	Restoration Hardware Distribution	66,560,000	66,560,000	66,560,000
Property	4.02	State Farm Regional HQ	59,273,387	59,273,387	59,273,387
Property	4.03	North Pointe I	33,834,667	33,834,667	33,834,667
Property	4.04	Corporate Campus at Norterra	33,280,000	33,280,000	33,280,000
Property	4.05	CHRISTUS Health HQ	30,889,387	30,889,387	30,889,387
Property	4.06	Duke Bridges I	23,445,760	23,445,760	23,445,760
Property	4.07	Wells Fargo Operations Center	23,018,667	23,018,667	23,018,667
Property	4.08	Ace Hardware HQ	19,413,333	19,413,333	19,413,333
Property	4.09	Royal Ridge V	18,248,533	18,248,533	18,248,533
Property	4.10	Comcast Regional HQ	12,036,267	12,036,267	12,036,267
Loan	5	Worldwide Plaza(2)(31)(32)	566,286,000	566,286,000	566,286,000	583,714,000	$323,714,000 B-Notes; $260,000,000 Mezzanine Debt	Mezzanine; Debt-like Preferred Equity
Loan	6	Station Place III(2)(32)	140,000,000	140,000,000	140,000,000		None	Mezzanine
Loan	7	Atrium Center(2)	65,000,000	65,000,000	65,000,000		None	NAP
Loan	8	Sentinel Square II(2)	57,660,000	57,660,000	57,660,000		None	NAP
Loan	9	Spicetree Apartments	NAP	NAP	NAP		None	NAP
Loan	10	Radisson Blu Aqua Hotel(2)	20,000,000	20,000,000	20,000,000		None	NAP
Loan	11	8900 Beverly	NAP	NAP	NAP		None	NAP
Loan	12	Gateway Net Lease Portfolio(2)	310,900,000	310,900,000	310,900,000	170,000,000	B-Note	NAP
Property	12.01	BAE Facility	25,894,463	25,894,463	25,894,463
Property	12.02	FedEx Ground (Stratford)	24,943,335	24,943,335	24,943,335
Property	12.03	FedEx (Baltimore)	22,963,799	22,963,799	22,963,799
Property	12.04	Harman Becker	18,291,382	18,291,382	18,291,382
Property	12.05	GE Aviation (Lafayette)	17,423,478	17,423,478	17,423,478
Property	12.06	GoDaddy	15,443,943	15,443,943	15,443,943
Property	12.07	Carrier	15,241,828	15,241,828	15,241,828
Property	12.08	Emerus	12,394,388	12,394,388	12,394,388
Property	12.09	Cardinal Health	12,055,549	12,055,549	12,055,549
Property	12.10	Tyco Electronics	11,936,658	11,936,658	11,936,658
Property	12.11	FCA/Caterpillar	11,247,090	11,247,090	11,247,090
Property	12.12	FedEx Ground (Staunton)	9,463,725	9,463,725	9,463,725
Property	12.13	Quad Packaging (Proteus) - Franklin Business Park	7,918,141	7,918,141	7,918,141
Property	12.14	Quad Packaging (Transpak) - Franklin Business Park	7,840,862	7,840,862	7,840,862
Property	12.15	T-Mobile Call Center	7,317,742	7,317,742	7,317,742
Property	12.16	Sikorsky Aircraft R&D Facility	7,085,904	7,085,904	7,085,904
Property	12.17	Vatterott College	6,574,673	6,574,673	6,574,673
Property	12.18	Comcast	5,896,994	5,896,994	5,896,994
Property	12.19	Alfa Laval Plant	5,379,818	5,379,818	5,379,818
Property	12.20	LKQ (New Braunfels)	5,308,484	5,308,484	5,308,484
Property	12.21	Hitachi	5,070,702	5,070,702	5,070,702
Property	12.22	Cameron International	4,821,031	4,821,031	4,821,031
Property	12.23	Alliance Data Systems Office	4,571,359	4,571,359	4,571,359
Property	12.24	Synchrony Financial	4,256,298	4,256,298	4,256,298
Property	12.25	Baxalta (Barry Pointe)	3,263,558	3,263,558	3,263,558
Property	12.26	Baxalta (Casselberry)	3,109,000	3,109,000	3,109,000
Property	12.27	Baxalta (Mounds View)	2,936,608	2,936,608	2,936,608
Property	12.28	Baxalta (Grand Rapids)	2,930,663	2,930,663	2,930,663
Property	12.29	Gerdau	2,930,663	2,930,663	2,930,663
Property	12.30	Baxalta (Wausau)	2,853,384	2,853,384	2,853,384
Property	12.31	Baxalta (Springfield)	2,770,161	2,770,161	2,770,161
Property	12.32	LKQ (Salisbury)	2,770,161	2,770,161	2,770,161
Property	12.33	Baxalta (Ankeny)	2,615,602	2,615,602	2,615,602
Property	12.34	H&E Equipment Services (San Antonio)	2,294,597	2,294,597	2,294,597
Property	12.35	H&E Equipment Services (New Orleans)	2,157,872	2,157,872	2,157,872
Property	12.36	GE Aviation (Pompano)	2,021,147	2,021,147	2,021,147
Property	12.37	Saint-Gobain Warehouse	1,819,033	1,819,033	1,819,033
Property	12.38	H&E Equipment Services (Columbia)	1,801,199	1,801,199	1,801,199
Property	12.39	H&E Equipment Services (Yukon)	1,777,421	1,777,421	1,777,421
Property	12.40	LKQ (Toledo)	1,771,476	1,771,476	1,771,476
Property	12.41	H&E Equipment Services (Greer)	1,735,809	1,735,809	1,735,809
Loan	13	Lehigh Valley Mall(2)	158,000,000	157,566,242	125,747,027		None	NAP
Loan	14	Rochester Hotel Portfolio(2)	100,000,000	100,000,000	83,170,313		None	NAP
Property	14.01	Rochester Marriott	38,035,714	38,035,714	31,634,423
Property	14.02	Kahler Grand	36,071,429	36,071,429	30,000,720
Property	14.03	Kahler Inn & Suites	15,178,571	15,178,571	12,624,065
Property	14.04	Residence Inn Rochester	10,714,286	10,714,286	8,911,105
Loan	15	Oasis at Pavilion Park	NAP	NAP	NAP		None	NAP
Loan	16	521-523 East 72nd Street(2)(32)	50,000,000	50,000,000	50,000,000		None	Mezzanine
Loan	17	156-168 Bleecker	NAP	NAP	NAP		None	NAP
Loan	18	Marriott Charlotte City Center(2)	73,000,000	73,000,000	73,000,000		None	NAP
Loan	19	Miracle Mile Shopping Center(2)	28,000,000	28,000,000	25,555,903		None	NAP
Loan	20	Center Promenade(24)	NAP	NAP	NAP		None	NAP
Loan	21	The Arbors	NAP	NAP	NAP		None	NAP

A-1-34

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Existing		Future Debt
						Additional Sub Debt		Permitted
Property Flag	ID	Property Name	Non-Trust Pari Passu Original Balance	Non-Trust Pari Passu Cut-off Date Balance	Non-Trust Pari Passu Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	22	Towers at University Town Center(2)	26,000,000	26,000,000	22,897,774		None	NAP
Loan	23	Olive Park Shopping Center	NAP	NAP	NAP		None	NAP
Loan	24	Two Harbor Point Square(2)(31)	34,750,000	34,750,000	31,652,159	11,500,000	Mezzanine Debt	NAP
Loan	25	Valley Crossing	NAP	NAP	NAP		None	NAP
Loan	26	AHIP Northeast Portfolio I(2)	55,000,000	55,000,000	50,355,462		None	NAP
Property	26.01	Hilton Garden Inn - Baltimore White Marsh	15,745,967	15,745,967	14,416,281
Property	26.02	Homewood Suites - Allentown West Fogelsville	10,645,161	10,645,161	9,746,219
Property	26.03	Courtyard by Marriott - Wall at Monmouth Shores	10,423,387	10,423,387	9,543,173
Property	26.04	SpringHill Suites - Arundel Mills BWI Airport	10,201,613	10,201,613	9,340,126
Property	26.05	Homewood Suites - Dover Rockaway	7,983,871	7,983,871	7,309,664
Loan	27	Starwood Capital Group Hotel Portfolio(2)(32)	562,952,500	562,952,500	562,952,500		None	Mezzanine
Property	27.01	Larkspur Landing Sunnyvale	33,223,104	33,223,104	33,223,104
Property	27.02	Larkspur Landing Milpitas	27,994,132	27,994,132	27,994,132
Property	27.03	Larkspur Landing Campbell	24,614,430	24,614,430	24,614,430
Property	27.04	Larkspur Landing San Francisco	20,278,210	20,278,210	20,278,210
Property	27.05	Larkspur Landing Pleasanton	19,831,833	19,831,833	19,831,833
Property	27.06	Larkspur Landing Bellevue	17,663,724	17,663,724	17,663,724
Property	27.07	Larkspur Landing Sacramento	13,199,967	13,199,967	13,199,967
Property	27.08	Hampton Inn Ann Arbor North	12,881,127	12,881,127	12,881,127
Property	27.09	Larkspur Landing Hillsboro	12,881,127	12,881,127	12,881,127
Property	27.10	Larkspur Landing Renton	12,753,591	12,753,591	12,753,591
Property	27.11	Holiday Inn Arlington Northeast Rangers Ballpark	12,243,447	12,243,447	12,243,447
Property	27.12	Residence Inn Toledo Maumee	12,115,912	12,115,912	12,115,912
Property	27.13	Residence Inn Williamsburg	11,605,768	11,605,768	11,605,768
Property	27.14	Hampton Inn Suites Waco South	10,713,016	10,713,016	10,713,016
Property	27.15	Holiday Inn Louisville Airport Fair Expo	10,521,713	10,521,713	10,521,713
Property	27.16	Courtyard Tyler	10,330,409	10,330,409	10,330,409
Property	27.17	Hilton Garden Inn Edison Raritan Center	10,330,409	10,330,409	10,330,409
Property	27.18	Hilton Garden Inn St Paul Oakdale	10,202,873	10,202,873	10,202,873
Property	27.19	Residence Inn Grand Rapids West	10,075,337	10,075,337	10,075,337
Property	27.20	Peoria, AZ Residence Inn	10,011,569	10,011,569	10,011,569
Property	27.21	Hampton Inn Suites Bloomington Normal	9,947,801	9,947,801	9,947,801
Property	27.22	Courtyard Chico	9,756,497	9,756,497	9,756,497
Property	27.23	Hampton Inn Suites Kokomo	9,437,657	9,437,657	9,437,657
Property	27.24	Hampton Inn Suites South Bend	9,437,657	9,437,657	9,437,657
Property	27.25	Courtyard Wichita Falls	8,991,282	8,991,282	8,991,282
Property	27.26	Hampton Inn Morehead	8,736,210	8,736,210	8,736,210
Property	27.27	Residence Inn Chico	8,481,138	8,481,138	8,481,138
Property	27.28	Courtyard Lufkin	8,098,530	8,098,530	8,098,530
Property	27.29	Hampton Inn Carlisle	8,034,762	8,034,762	8,034,762
Property	27.30	Springhill Suites Williamsburg	8,034,762	8,034,762	8,034,762
Property	27.31	Fairfield Inn Bloomington	7,970,995	7,970,995	7,970,995
Property	27.32	Waco Residence Inn	7,779,690	7,779,690	7,779,690
Property	27.33	Holiday Inn Express Fishers	7,269,547	7,269,547	7,269,547
Property	27.34	Larkspur Landing Folsom	7,078,243	7,078,243	7,078,243
Property	27.35	Springhill Suites Chicago Naperville Warrenville	6,695,635	6,695,635	6,695,635
Property	27.36	Holiday Inn Express & Suites Paris	6,631,868	6,631,868	6,631,868
Property	27.37	Toledo Homewood Suites	6,631,868	6,631,868	6,631,868
Property	27.38	Grand Rapids Homewood Suites	6,440,563	6,440,563	6,440,563
Property	27.39	Cheyenne Fairfield Inn and Suites	5,994,188	5,994,188	5,994,188
Property	27.40	Fairfield Inn Laurel	5,994,188	5,994,188	5,994,188
Property	27.41	Courtyard Akron Stow	5,866,652	5,866,652	5,866,652
Property	27.42	Larkspur Landing Roseville	5,547,812	5,547,812	5,547,812
Property	27.43	Towneplace Suites Bloomington	5,547,812	5,547,812	5,547,812
Property	27.44	Hampton Inn Danville	5,484,044	5,484,044	5,484,044
Property	27.45	Holiday Inn Norwich	5,420,276	5,420,276	5,420,276
Property	27.46	Hampton Inn Suites Longview North	5,356,509	5,356,509	5,356,509
Property	27.47	Springhill Suites Peoria Westlake	5,356,509	5,356,509	5,356,509
Property	27.48	Hampton Inn Suites Buda	5,292,740	5,292,740	5,292,740
Property	27.49	Shawnee Hampton Inn	5,292,740	5,292,740	5,292,740
Property	27.50	Racine Fairfield Inn	5,165,204	5,165,204	5,165,204
Property	27.51	Hampton Inn Selinsgrove Shamokin Dam	5,037,669	5,037,669	5,037,669
Property	27.52	Holiday Inn Express & Suites Terrell	4,782,597	4,782,597	4,782,597
Property	27.53	Westchase Homewood Suites	4,629,044	4,629,044	4,629,044
Property	27.54	Holiday Inn Express & Suites Tyler South	4,591,292	4,591,292	4,591,292
Property	27.55	Holiday Inn Express & Suites Huntsville	4,399,989	4,399,989	4,399,989
Property	27.56	Hampton Inn Sweetwater	4,017,381	4,017,381	4,017,381
Property	27.57	Comfort Suites Buda Austin South	3,379,701	3,379,701	3,379,701
Property	27.58	Fairfield Inn & Suites Weatherford	3,188,398	3,188,398	3,188,398
Property	27.59	Holiday Inn Express & Suites Altus	2,583,643	2,583,643	2,583,643
Property	27.60	Comfort Inn & Suites Paris	2,295,646	2,295,646	2,295,646
Property	27.61	Hampton Inn Suites Decatur	2,196,776	2,196,776	2,196,776
Property	27.62	Holiday Inn Express & Suites Texarkana East	2,034,298	2,034,298	2,034,298
Property	27.63	Mankato Fairfield Inn	1,822,990	1,822,990	1,822,990
Property	27.64	Candlewood Suites Texarkana	1,409,455	1,409,455	1,409,455
Property	27.65	Country Inn & Suites Houston Intercontinental Airport East	1,338,549	1,338,549	1,338,549

A-1-35

Benchmark 2018-B1

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Existing		Future Debt
						Additional Sub Debt		Permitted
Property Flag	ID	Property Name	Non-Trust Pari Passu Original Balance	Non-Trust Pari Passu Cut-off Date Balance	Non-Trust Pari Passu Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	28	4400 PGA Boulevard(24)	NAP	NAP	NAP		None	NAP
Loan	29	Honey Creek Marketplace	NAP	NAP	NAP		None	Unsecured Subordinate Debt
Loan	30	Metro Center V(24)	NAP	NAP	NAP		None	NAP
Loan	31	1114-1126 Lake Street	NAP	NAP	NAP		None	NAP
Loan	32	William Penn Building	NAP	NAP	NAP		None	NAP
Loan	33	Tri State Neighborhood Center	NAP	NAP	NAP		None	NAP
Loan	34	Fairfield Inn & Suites - Panama City Beach	NAP	NAP	NAP		None	NAP
Loan	35	Hampton Inn & Suites Shelby	NAP	NAP	NAP		None	NAP
Loan	36	Goodale Office(24)	NAP	NAP	NAP		None	NAP
Loan	37	Hampton Inn Glenwood Springs	NAP	NAP	NAP		None	NAP
Loan	38	Pick ‘n Save Appleton WI	NAP	NAP	NAP		None	NAP
Loan	39	Fresenius Portfolio V	NAP	NAP	NAP		None	NAP
Property	39.01	Fresenius Dayton
Property	39.02	Fresenius Davenport
Property	39.03	Fresenius Rock Island
Property	39.04	Fresenius Muscatine
Loan	40	Village Square	NAP	NAP	NAP		None	NAP
Loan	41	Q-2 Self Storage	NAP	NAP	NAP		None	NAP
Loan	42	Best Western Plus - Chalmette	NAP	NAP	NAP		None	NAP
Loan	43	Afton Village	NAP	NAP	NAP		None	NAP
Loan	44	21st Century Storage - Miami, FL	NAP	NAP	NAP		None	NAP
Loan	45	Hillside Mobile Estates	NAP	NAP	NAP		None	NAP
Loan	46	Callahan Plaza	NAP	NAP	NAP		None	NAP
Loan	47	CityLine PA Portfolio	NAP	NAP	NAP		None	NAP
Property	47.01	Carlisle Self Storage
Property	47.02	West Chocolate Self Storage
Loan	48	CityLine BeCubed	NAP	NAP	NAP		None	NAP
Loan	49	Marketplace on Grove	NAP	NAP	NAP		None	NAP

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Benchmark 2018-B1
FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates, CREFI— Citi Real Estate Funding Inc. or one of its affiliates.

(2)	With respect to the pari passu loans referenced below, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude any subordinate or mezzanine debt. For additional information see “Description of the Mortgage Pool – The Whole Loans – General – Whole Loan Control Notes and Non-Control Notes” in this preliminary prospectus.

● Loan No. 1 – 90 Hudson
● Loan No. 3 – The Woods
● Loan No. 4 – Griffin Portfolio
● Loan No. 5 – Worldwide Plaza
● Loan No. 6 – Station Place III
● Loan No. 7 – Atrium Center
● Loan No. 8 – Sentinel Square II
● Loan No. 10 – Radisson Blu Aqua Hotel
● Loan No. 12 – Gateway Net Lease Portfolio
● Loan No. 13 – Lehigh Valley Mall
● Loan No. 14 – Rochester Hotel Portfolio
● Loan No. 16 – 521-523 East 72nd Street
● Loan No. 18 – Marriott Charlotte City Center
● Loan No. 19 – Miracle Mile Shopping Center
● Loan No. 22 – Towers at University Town Center
● Loan No. 24 – Two Harbor Point Square
● Loan No. 26 – AHIP Northeast Portfolio I
● Loan No. 27 – Starwood Capital Group Hotel Portfolio

(3)	With respect to any Mortgaged Property securing a multi property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)				Office			Retail			Multifamily
	Loan No.	Mortgage Loan	NRA (sq. ft.)	NRA	Occ.	% of UW Rent	NRA (sq. ft. )	Occ.	% of UW Rent	Units	Occ.	% of UW Rent
	16	521-523 East 72nd Street	99,316	90,609	100.0%	98.2%	500	100.0%	0.7%	10	80.0%	1.1%
	17	156-168 Bleecker	29,415				28,626	100.0%	98.3%	1	100.0%	1.7%
	32	William Penn Building	27,200				10,600	100.0%	48.7%	20	100.0%	51.3%

(5)	Loan No. 24 – Two Harbor Point Square – The related Mortgaged Property is subject to a recorded Environmental Land Use Restriction which prohibits disturbance of the engineered controls and demolition or construction on parts of the Mortgaged Property without first obtaining a release from the Connecticut Department of Energy & Environmental Protection.

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Loan No. 26 – AHIP Northeast Portfolio I – The Homewood Suites Dover Rockaway Mortgaged Property is subject to an environmental deed restriction permitting only non-residential uses of such Mortgaged Property.

Loan No. 29 – Honey Creek Marketplace – The Mortgaged Property is subject to a recorded declaration which restricts the Mortgaged Property from being used for residential purposes for a period of 20 years.

Loan No. 31 – 1114-1126 Lake Street – The Mortgaged Property is subject to a redevelopment agreement that runs through 2024 and requires the Village of Oak Park’s approval for all commercial tenants at the Mortgaged Property; provided that, if the Village of Oak Park doesn’t deny a tenant within 15 business days, such tenant is deemed approved.

Loan No. 32 – William Penn Building – The Mortgaged Property is located in San Diego’s Historic Gas Lamp Quarter and is designated as historical on the San Diego Register and the National Register of Historic Places. Substantial alteration of properties with such designation generally requires a historical site development permit to be approved by the Planning Commission, with a recommendation from the Historical Resources Board. Alterations are reviewed for consistency with the U.S. Secretary of the Interior’s standards.

(6)	The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See “Summary of Terms – Offered Certificates – Servicing and Administration Fees – Non-Serviced Whole Loans” in this preliminary prospectus.

(7)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12 month period following the Cut off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(8)	“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

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Loan No. 5 – Worldwide Plaza – The office tower portion of the collateral securing the Worldwide Plaza Mortgage Loan is structured with a hard lockbox and springing cash management. The amenities borrower, the pledger of the collateral related to the amenity parcel, has caused the amenities lender to establish a springing lockbox account to which the owner of the amenity parcel deposits cash revenue related to the amenity parcel. During the continuance of a trigger period, the amenities borrower is required to cause the amenities lender not to make any remittances from the amenities lockbox account except generally to pay expenses of the Worldwide Plaza Mortgaged Property, to the lockbox account or cash management account or certain other specified payments not to exceed $300,000 a year.

Loan No. 10 – Radisson Blu Aqua Hotel – The Mortgage Loan documents do not require a lockbox. The Mortgage Loan documents require the property manager to deposit monthly remittances to the borrower pursuant to the management agreement following payment of all actual operating expenses, manager fees and other amounts payable to the manager directly into the in-place cash management account that was required to be established at origination. In connection therewith, the lender, the borrower and the manager have executed an SNDA that provides that the terms of the management agreement are subordinate to the lien of the loan documents and that the manager is required to deposit payments due to the borrower in the cash management account.

(9)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(10)	With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Beds/Pads) ($) calculations exclude the subordinate secured debt.
● Loan No. 5 – Worldwide Plaza
● Loan No. 12 – Gateway Net Lease Portfolio

(11)	Loan No. 2 – Valencia Town Center – The Second Most Recent Operating Statement Date represents the trailing eight-month annualized cash flow. The borrower sponsor acquired the Mortgaged Property in April 2016, as such, historical cash flow information was not available for the remainder of 2016.

(12)	Loan No. 9 – Spicetree Apartments – The Underwritten NOI is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI over historical period is primarily driven by the post-renovation rent increases that averaged approximately $300 per unit per month when comparing 2015 rent rolls and the current rent roll. Collections also declined in 2016 due to units taken off line for renovations.

Loan No. 11 – 8900 Beverly – The Underwritten NOI is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI over historical period is primarily driven by (i) the increase of base rent, which accounts for $217,775 of the increase, (ii) the burn off of parking rent abatement for the Largest Tenant – Cedar Sinai Medical, which accounts for $161,101 of the increase, (iii) the underwritten rent steps through July 2018 for non credit tenants, which accounts for $99,172 of the increase, (iv) new Verizon antenna lease which accounts for $59,400 of the increase and (v) straight line average credit tenant rent steps for Cedar Sinai Medical, which accounts for $37,984 of the increase.

Loan No. 15 – Oasis at Pavilion Park – The Underwritten NOI is over 10% higher than Most Recent NOI ($). Oasis at Pavilion Park is newly built in 2016, and began lease up in July 2016. The Underwritten NOI is based on the December 10, 2017 rent roll at which point Oasis at Pavilion Park Mortgaged Property was leased up to 92.0% occupancy. The increase also reflects a reduction in concessions offered at the Mortgaged Property.

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Loan No. 16 – 521-523 East 72nd Street – The Underwritten NOI is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI over historical period is primarily driven by (i) the new lease with HSS Properties Corporation for 3,413 sq. ft., totaling $355,635 in annual rent, which commenced on January 30, 2017 and (ii) the inclusion of rent steps for commercial tenants through June 2018, totaling $208,895.

Loan No. 17 – 156-168 Bleecker – The Underwritten NOI is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI over historical period is primarily driven by the three new retail leases that were executed between June and October in 2017, accounting for 17,789 sq. ft. (60.5% of NRA) with an aggregate annual rent of $1,241,000 (37.0% of UW Gross Potential Income). In addition, the inclusion of underwritten straight lined rent for CVS accounts for $86,667 (2.6% of UW Gross Potential Income).

Loan No. 20 – Center Promenade – The Underwritten NOI is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI over historical period is primarily driven by the property lease-up. There have been six new leases and/or renewals executed since February 2017, accounting for 20,900 sq. ft. (of Net Rentable Area) with an aggregate annual rent of $485,632 (12.7% of UW Base Rent). In addition, the Underwritten NOI includes $259,211 in contractual rent steps through October 2018.

Loan No. 30 – Metro Center V – The Underwritten NOI is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI over historical period is primarily driven by 13 leases with a start date between January 2017 and January 2018 that account for 58,618 sq. ft. (27.2% of NRA) with an aggregate annual rent of $626,669 (25.5% of UW Gross Potential Income).

Loan No. 32 – William Penn Building – The Underwritten NOI is over 10% higher than Most Recent NOI ($). The increase in Underwritten NOI over historical period is primarily driven by the two new retail leases that were executed in June 2017, accounting for 7,500 sq. ft. (70.8% of retail NRA and 27.6% of building NRA) with an aggregate annual rent of $396,000 (27.5% of UW Gross Potential Income).

Loan No. 36 – Goodale Office – The increase in Underwritten NOI from Most Recent NOI ($) is due to an occupancy increase from 68.0% to 100.0% as well as the inclusion of contractual rent steps. Since 2017, a new lease was executed with the 2nd Largest Tenant - King Business Interiors that accounts for 15,944 sq. ft. (20.0% of NRA) with an aggregate annual rent of $211,258 (19.7% of UW Gross Potential Income).

Loan No. 46 – Callahan Plaza – The Underwritten NOI is over 10% higher than Most Recent NOI ($). Since January 2016, the borrower has executed new and renewal leases for 20,424 sq. ft. (23.5% of NRA) with an aggregate annual rent of $123,652 (19.8% of UW Gross Potential Income).

(13)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A 1 to this preliminary prospectus.

(14)	In certain cases, in addition to an “as-is” value, the appraisal states an “as complete” or “as-stabilized” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in the preliminary prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD was calculated using the related “as complete” or “as-stabilized” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

A-1-40

Loan No.	Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than As-Is)	Appraised Value (Other Than As-Is)	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
4	Griffin Portfolio(1)	4.7%	61.5%	$610,000,000	63.3%	$592,060,000
5	Worldwide Plaza(2)	4.3%	35.4%	$1,740,000,000	35.4%	$1,740,000,000
7	Atrium Center(3)	4.3%	53.5%	$215,000,000	62.2%	$185,000,000
8	Sentinel Square II(4)	3.9%	59.7%	$172,000,000	68.8%	$149,300,000
12.25	Gateway Net Lease Portfolio – Baxalta (Barry Pointe)(5)	0.1%	45.0%	$8,250,000	45.9%	NAP
12.26	Gateway Net Lease Portfolio – Baxalta (Casselberry)(6)	0.1%	45.0%	$7,850,000	45.9%	NAP
23	Olive Park Shopping Center(7)	1.4%	72.7%	$21,800,000	72.7%	$21,800,000
26	AHIP Northeast Portfolio I(8)	1.3%	56.1%	$124,000,000	61.6%	$113,000,000
27	Starwood Capital Group Hotel Portfolio(9)	1.2%	60.4%	$956,000,000	65.3%	$884,700,000
32	William Penn Building(10)	1.0%	52.3%	$20,060,000	52.3%	$20,060,000
37	Hampton Inn Glenwood Springs(11)	0.7%	68.9%	$12,000,000	75.2%	$11,000,000

(1) The Griffin Portfolio Appraised Value of $610,000,000 reflects a 3.0% premium attributed to the aggregate “As-is” value of the related mortgaged properties as a whole. The sum of the “As-is” values for each of the related mortgaged properties on an individual basis is $592,060,000, which represents a Cut-Off Date LTV Ratio. See “Description of the Mortgage Pool—Appraised Value” in the preliminary prospectus.
(2) The Worldwide Plaza “as is” Appraised Value of $1,740,000,000 includes separate appraised values for the office building included in the Mortgaged Property ($1,620,000,000) and the amenity parcel ($120,000,000). As described under “Risk Factors-Risks Relating to the Mortgage Loans-Risks Relating to the Worldwide Plaza Mortgage Loan,” the amenity parcel does not secure the Worldwide Plaza Mortgage Loan. Based solely on the appraised value of the office building, the Cut-off Date LTV ratio and Balloon LTV ratio of the senior notes included in the Worldwide Plaza Whole Loan, the entire Whole Loan and the combined Whole Loan and mezzanine debt are 38.0%, 58.0% and 74.1% respectively.
(3) The Atrium Center Appraised Value reflects an appraisal on a “hypothetical as-is” basis, which assumes that the Dana Farber Cancer Institute lease has commenced and that all leasing costs have been paid. At origination, the borrower was required to reserve $21,161,047 for outstanding tenant improvement and leasing commissions and approximately $2,397,212 for outstanding free rent. Based on the “as is” appraised value of $185,000,000, the Cut-off Date LTV and LTV Ratio at Maturity or ARD is 62.2%.
(4) The Sentinel Square II Appraised Value reflects the “as stabilized” appraised value of the Mortgaged Property which assumes that there is no outstanding free rent, that the payment of rent has commenced and that that the Mortgaged Property is leased at a market rent level. At origination, the borrower was required to reserve $18,493,311 in free rent associated with the DC Government and Federal Election Commission leases.
(5) The Gateway Net Lease Portfolio – Baxalta (Barry Pointe) Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the “as complete” appraised value of $8,250,000, which assumes the property is 100% leased upon completion of the construction. According to the borrower sponsor, construction of the property was completed in the fourth quarter of 2017. The “as is” appraised value of the land as of February 27, 2017 is $1,375,000. Based on the Gateway Net Lease Portfolio “as is” aggregate appraised value of $769,115,000, which does not include the two properties that were previously under construction, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are 45.9% and 45.9%, respectively.
(6) The Gateway Net Lease Portfolio – Baxalta (Casselberry) Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the “as complete” appraised value of $7,850,000, which assumes the property is 100% leased upon completion of the construction. According to the borrower sponsor, construction of the property was completed in the fourth quarter of 2017. The “as is” appraised value of the land as of February 22, 2017 is $1,850,000. Based on the Gateway Net Lease Portfolio “as is” aggregate appraised value of $769,115,000, which does not include the two properties that were previously under construction, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are 45.9% and 45.9%, respectively.
(7) The Olive Park Shopping Center Appraised Value ($) of $21,800,000 was set forth in the related appraisal as the “as complete” appraised value with a date of value of September 30, 2017 and was based on the assumption that tenant improvement costs have been incurred by the borrower sponsor or reserved under the related Mortgage Loan. At origination of the Mortgage Loan, all previously outstanding tenant improvement costs had been paid. Because all assumptions for the “as complete” appraised value in the related appraisal have been met, the Appraised Value ($) of $21,800,000 is treated as the “as-is” appraised value for the related Mortgaged Property.
(8) The AHIP Northeast Portfolio I Appraised Value ($) represents the “as complete” value of $124,000,000 for the mortgaged properties, effective on various dates, which assumes the completion of the required property improvement plan (“PIP”) at each mortgaged property. At loan origination, the borrower reserved $4,519,224, the estimated aggregate cost of the PIPs.
(9) The Starwood Capital Group Hotel Portfolio Appraised Value reflects an 8.1% premium attributed to the aggregate “as is” value of the portfolio of Mortgaged Properties as a whole.
(10) The William Penn Building as is Appraised Value is $20,060,000; however, the Mortgage Loan financed the acquisition of the Mortgaged Property at a purchase price of $10,500,000 (which is less than the original principal balance of the Mortgage Loan of $11,500,000). The seller of the Mortgaged Property had entered into a 10 year master lease of the Mortgaged Property in April 2016 with the owner of the current borrower, which provided for payments which were approximately 39.9% of the underwritten net operating income at the Mortgaged Property. Such master lease was terminated upon the borrower’s acquisition of the Mortgaged Property.
(11) The Hampton Inn Glenwood Springs Appraised Value ($) represents the “as complete” value of $12,000,000 for the mortgaged property, effective on October 1, 2017, which assumes the completion of the required property improvement plan (“PIP”) at the mortgaged property, among other extraordinary assumptions. At loan origination, the borrower reserved $950,000, the estimated aggregate remaining cost of the PIP at the time of valuation.

See “Description of the Mortgage Pool—Appraised Value” in this preliminary prospectus.

(15)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“YM2(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 2% of the amount prepaid.

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“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Property Releases” in this preliminary prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Voluntary Prepayments” in this preliminary prospectus.

(16)	Loan No. 1 – 90 Hudson – The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2017. Defeasance of the $130.0 million 90 Hudson Whole Loan is permitted prior to the open period and after the date that is earlier to occur of (i) the date that is two years after the closing date of the securitization that holds the last portion of the 90 Hudson Whole Loan to be securitized and (ii) December 1, 2020. The actual lockout period may be longer. The borrower is also permitted to prepay the 90 Hudson Whole Loan after December 1, 2019 with the payment of a yield maintenance premium.

Loan No. 3 – The Woods – The lockout period will be at least 25 payment dates beginning with and including the first payment date of January 6, 2018. Defeasance or prepayment (if prior to June 6, 2022, accompanied by a yield maintenance premium) of the full $200.0 million The Woods Whole Loan is permitted after the date that is earlier to occur of (i) December 1, 2021 (ii) two years after the date of the securitization of the last portion of the The Woods Whole Loan.

Loan No. 5 – Worldwide Plaza – The lockout period will be at least 26 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance of the full $940.0 million Worldwide Plaza Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 18, 2020. The assumed lockout period of 26 payments is based on the expected Benchmark 2018-B1 securitization closing date in January 2018. The actual lockout period may be longer.

Loan No. 8 – Sentinel Square II – The lockout period will be at least 24 payment dates beginning with and including the first payment date of February 6, 2018. Defeasance of the full $102.66 million Sentinel Square II Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 29, 2020. The assumed lockout period of 24 payments is based on the expected Benchmark 2018-B1 securitization closing date in January 2018. The actual lockout period may be longer.

Loan No. 13 – Lehigh Valley Mall – The lockout period will be at least 26 payment dates beginning with and including the first payment date of December 1, 2017. The actual lockout period may be longer. Defeasance of the full $200.0 million Lehigh Valley Mall Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”) and (ii) December 1, 2020 (such earlier date, the “Permitted Release Date”). The borrower is also permitted to prepay the Lehigh Valley Mall Whole Loan with the payment of a yield maintenance premium after the occurrence of the Permitted Release Date if the REMIC Prohibition Period has not occurred prior to December 1, 2020.

Loan No. 14 – Rochester Hotel Portfolio – The lockout period will be at least 26 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance of the full $140.0 million Rochester Hotel Portfolio Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii)

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November 6, 2020. The assumed lockout period of 26 payments is based on the expected Benchmark 2018-B1 securitization closing date in January 2018. The actual lockout period may be longer.

Loan No. 18 – Marriott Charlotte City Center – The lockout period will be at least 31 payments beginning with and including the first payment date of July 1, 2017. Defeasance of the full $103.0 million Marriott Charlotte City Center Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The borrower is also permitted to prepay the Marriott Charlotte City Center Whole Loan if the defeasance lockout period has not expired by July 1, 2020 with the payment of a yield maintenance premium.

(17)	Partial release upon partial prepayment or partial defeasance is permitted for the following loans. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in this preliminary prospectus for the terms of the releases.
● Loan No. 4 – Griffin Portfolio
● Loan No. 7 – Atrium Center
● Loan No. 13 – Lehigh Valley Mall
● Loan No. 19 – Miracle Mile Shopping Center
● Loan No. 26 – AHIP Northeast Portfolio I
● Loan No. 27 – Starwood Capital Group Hotel Portfolio
● Loan No. 34 – Fairfield Inn & Suites – Panama City Beach
● Loan No. 39 – Fresenius Portfolio V
● Loan No. 44 – 21st Century Storage – Miami, FL
● Loan No. 47 – CityLine PA Portfolio

Loan No. 4 – Griffin Portfolio – With respect to the Griffin Portfolio Mortgage Loan the related loan documents permit a collateral substitution, subject to satisfaction of certain conditions. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans— Partial Releases” in this preliminary prospectus.

(18)	Loan No. 1 – 90 Hudson – The Mortgage Loan is secured by both the borrower’s fee simple interest and a borrower affiliate’s leasehold interest under a ground lease.

Loan No. 13 – Lehigh Valley Mall – The Mortgage Loan is secured by both the borrower’s fee simple interest and a borrower affiliate’s leasehold interest under a ground lease.

Loan No. 19 – Miracle Mile Shopping Center – The Mortgage Loan is secured by both the borrower’s fee simple interest and a borrower affiliate’s leasehold interest under a ground lease.

Loan No. 4.02 – Griffin Portfolio – State Farm Regional HQ Mortgaged Property, representing 0.9% of the Initial Pool Balance by allocated loan amount, is subject to a revenue bond lease structure whereby the local development authority, the Dunwoody Development Authority owns the fee interest and leases it to the borrower, since under Georgia state law, development authorities do not have the ability to grant tax abatements directly, thereby effectuating a tax abatement applicable to the State Farm Regional HQ Mortgaged Property. The Dunwoody Development Authority has joined the fee interest to the lien of the Griffin Portfolio Mortgage Loan. The Griffin Portfolio Whole Loan was underwritten without giving effect to the related tax abatement. See “—Certain Terms of the Mortgage Loans—Fee and Leasehold Estates; Ground Leases” in this preliminary prospectus.

Loan No. 22 – Towers at University Town Center – The Mortgaged Property is partially secured by a sublease of a ground lease of 162 parking spaces at a neighboring property. Neither the ground lease nor the sublease has customary leasehold financing provisions. However, the parking spaces are not required for zoning compliance or for the operation of the Mortgaged Property. The subleasehold property operated at a net loss, which has been accounted for in the underwriting. No upside from the subleasehold property was included in the underwriting.

A-1-43

Certain of the Mortgaged Properties have property ownership structures in the form of condominium and other shared interests. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Loan No. 14 – Station Place III – The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 1, 2017. Defeasance of the full $190.0 million Station Place III Whole Loan is permitted after the date that is the earlier to occur of (i) December 1, 2021 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected CD 2017-CD6 securitization closing date in November 2017. The actual lockout period may be longer.

Loan No. 23 – Colorado Center – The lockout period will be at least 27 payment dates beginning with and including the first payment date of September 9, 2017. Defeasance of the full $550.0 million Colorado Center Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) July 28, 2020. The assumed lockout period of 27 payments is based on the expected CD 2017-CD6 securitization closing date in November 2017. The actual lockout period may be longer.

(19)	The following Mortgaged Property consists, in whole or in part, of the borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

Loan No. 2 – Valencia Town Center – The Mortgaged Property is subject to a ground lease that commenced on April 22, 2016, expires on April 21, 2115 and does not have any extension options. The fixed ground rent is $2,625,000 during the first year, which steps up 2.0% each year during the first 10 years, followed by a 3.0% rent step each year from 2026 through 2045, remains at $5,665,984 until 2066 after which it increases at 2.0% each year until the term expiration. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus.

Loan No. 27 – Starwood Capital Group Hotel Portfolio – The Mortgage Loan is secured by the borrowers’ leasehold interest in the Hilton Garden Inn Edison Raritan Center Mortgaged Property and the remaining Mortgaged Properties in fee.

Loan No. 41 – Q-2 Self Storage – The Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property under the related ground lease, pursuant to which the base rent increases every five-year period to an amount determined by multiplying the base rent payable at the end of such preceding five-year period by a fraction, the numerator of which is the Consumer Price Index according to the United States Department of Labor Bureau of Labor Statistics (the “CPI”) for the month of August during the next to last year of the five-year period then in effect, and the denominator of which is the CPI for the month of August during the first year of the five-year period then in effect; provided, such increase in the base rent may not be less than 13.75%.

Loan No. 3 – Burbank Office Portfolio - Borrowers may prepay the loan in whole or in part provided, among other things in the loan documents, that (i) no event of default is continuing, and (ii) the borrowers pay to the lender (a) all interest which would have accrued on the mortgage loan to be paid through and including the last day of the related accrual period, or if on a payment date, the interest which would have accrued through and including the last day of the accrual period immediately preceding such payment date, (b) all other sums due and payable under the loan documents and (c) if such prepayment occurs prior to April 2024, the yield maintenance premium on the amount of the loan which is being prepaid. Additionally, an individual property may be released at any time provided, among other things in the loan documents, (i) borrowers pay the applicable release amount together with any yield maintenance premium then required, (ii) after giving effect to such release, as of the date of such release, the debt yield will be no less than the greater of (a) the closing date debt yield and (b) the debt yield immediately prior to such release (provided that in no event will the debt yield be required to be greater than 10.0%);

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provided, further, that for the purpose of meeting debt yield requirements, (1) the borrowers may prepay a portion of the loan or (2) the borrowers may elect to deliver a letter of credit in the maximum amount of $15,000,000 as additional collateral for the loan to be counted against the outstanding principal balance on a dollar for dollar basis when calculating debt yield. The borrowers are also permitted to prepay the mortgage loan to cure an event of default, in which case the debt yield test will not apply to the release, and no yield maintenance premium will be required.

(20)	Loan No. 20 – Center Promenade – The Largest Tenant, County of Ventura, leases 30,559 sq. ft. of space with a lease expiration date of April 30, 2025, 14,565 sq. ft. of space with a lease expiration date of December 31, 2019 and 5,102 sq. ft. of space with a lease expiration of November 30, 2027. The 3rd Largest Tenant, Regents of UCLA, leases 8,284 sq. ft. of space with a lease expiration date of December 31, 2021 and 5,107 sq. ft. of space with a lease expiration date of July 31, 2022.

(21)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely.

Loan No. 1 – 90 Hudson – The Borrower has the right to take back two floors of space from the Largest Tenant, Lord Abbett, and one floor of space from the 2nd Largest Tenant, Charles Komar & Sons, upon satisfaction of certain terms and conditions in the Mortgage Loan documents (each of the foregoing a “Partial Lease Termination”). The borrower previously took back 10,777 sq. ft. of ground floor office space from Lord Abbett to convert such space for retail use.

Loan No. 2 – Valencia Town Center – The Largest Tenant at the related Mortgaged Property, Princess Cruises, which leases 79.1% of the total NRA, has early termination options with respect to a total of 63,575 sq. ft. (16.1% of NRA), with nine months’ notice. The termination options are phased such that Princess Cruises may terminate (i) 21,176 sq. ft. on April 1, 2020 upon paying a termination fee of three months of rent, (ii) 21,199 sq. ft. on April 1, 2021 upon paying a termination fee of two months of rent, and (iii) 21,200 square feet on April 1, 2022 upon paying a termination fee of one month of rent.

Loan No. 4.07 – Griffin Portfolio – Wells Fargo Operations Center Mortgaged Property – The sole tenant, Wells Fargo Bank, has a termination option effective January 31, 2023 upon nine months’ notice and payment of a termination fee equal to $1,491,390.

Loan No. 4.09 – Griffin Portfolio – Royal Ridge V Mortgaged Property – The sole tenant, NEC has a termination option effective March 31, 2024 upon 12 months’ notice and payment of a termination fee equal to transaction costs and three months’ of base rent, estimated as $2,695,119.

Loan No. 4.10 – Griffin Portfolio – Comcast Regional HQ Mortgaged Property – The sole tenant, Comcast, has a termination option effective November 30, 2024 upon 15 months’ notice and payment of a termination fee equal to five months’ rent plus tenant improvement and leasing commission costs. Comcast’s termination option is rendered null and void upon any extension or renewal of its initial lease.

Loan No. 5 – Worldwide Plaza – The Largest Tenant, Nomura Holding America Inc. (“Nomura”), representing approximately 40.0% of the NRA, has the right to reduce its space upon 15 months’ notice prior to January 1, 2022 (if it has not exercised an expansion option in the prior 12 months) by a single

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contiguous block of space and/or any full or partial floor of its space that is not contiguous to any other space then leased by Nomura so long as the total contraction space includes no more than 10% of its rentable square footage. Nomura may also reduce its space in the same manner once after January 1, 2022 and prior to January 1, 2027. Both contraction options are subject to certain payments associated with the option. Nomura also has a one-time right to terminate its lease, in whole or in part as of January 1, 2027 upon 18 months’ notice and payment of a termination fee equal to six months fixed rent on the terminated space and unamortized transaction costs associated with the terminated space.

Loan No. 7 – Atrium Center – The 3rd Largest Tenant, CCRM, which leases approximately 6.1% of the net rentable area, has the right to terminate its lease as of May 31, 2027, with 12 months’ notice and the payment of a termination fee.

Loan No. 8 – Sentinel Square II – The Largest Tenant, District of Columbia, has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent.

Loan No. 12.07 – Gateway Net Lease Portfolio – Carrier – The Largest Tenant, Carrier, has the right to terminate its lease on October 1, 2019 or October 1, 2021, with six months’ notice.

Loan No. 12.11 – Gateway Net Lease Portfolio – FCA/Caterpillar – The Largest Tenant, FCA LLC, has the right to terminate its lease if the related service agreement for the property is terminated and not assumed by a transferee permitted under the related lease, with the payment of a termination fee.

Loan No. 12.16 – Gateway Net Lease Portfolio – Sikorsky Aircraft R&D Facility – The Largest Tenant, Sikorsky Aircraft, has the right to terminate its lease with 12 months’ notice and the payment of a termination fee.

Loan No. 12.37 – Gateway Net Lease Portfolio – Saint-Gobain Warehouse – The Largest Tenant, Saint-Gobain, has the right to terminate its lease at any time if the tenant’s annual sales have fallen by at least 20.0% compared to the annual sales for the first 12 months of the lease term.

Loan No. 20 – Center Promenade – The 4th Largest Tenant, Social Security Administration, has the option to terminate its lease anytime after September 18, 2022 upon 120 days notice.

Loan No. 21 – The Arbors – The Largest Tenant, North Carolina Department of State Treasurer, is a government tenant and has an appropriations clause in the related lease. The Largest Tenant also has the one-time option to reduce its premises by up to 10% at any time after February 15, 2020 with no penalty. The 2nd Largest Tenant, Makhteshim Agan of North America, Inc., has a termination option effective February 28, 2019, upon a June 28th, 2018 notice and a termination fee equal to the unamortized portion of the excused rent and two months’ rent plus tenant improvement and leasing commission costs. The 3rd Largest Tenant, United Guaranty Corporation, has a termination option effective February 28, 2019, with 12 months’ notice and an estimated penalty of $317,830 as well as outstanding base rent, with additional rent for two months along with leasing costs.

Loan No. 24 – Two Harbor Point Square – The 2nd Largest Tenant, Structured Portfolio Management, L.L.C., can terminate its lease as of November 30, 2017 with 365 days notice and payment of a termination fee. The 3rd Largest Tenant, McKinsey & Company, Inc., can terminate its lease as of July 31, 2018 on 12 months notice and payment of a termination fee. The 4th Largest Tenant, Castleton Commodities, can terminate its lease on March 31, 2020 with one-year notice and payment of a $1,300,000 termination fee. The 5th Largest Tenant, Insight Global, can terminate its lease on October 31, 2020 with one-year notice plus unamortized tenant improvements, leasing commissions & free rent, plus four months of base and additional rent and a $1,300,000 termination fee.

Loan No. 28 – 4400 PGA Boulevard – The 3rd Largest Tenant, US Army Corps of Engineers, has a termination option, upon a 90 days’ notice prior to March 31, 2020 and a termination fee of unamortized costs of brokerage fees and improvement costs.

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Loan No. 30 – Metro Center V – The 4th Largest Tenant, Tibco Software Inc, has a termination option effective February 28, 2019, upon a nine months’ notice and a termination fee equal to unamortized leasing costs. Additionally, the 5th Largest Tenant, Coresource, has a termination option effective December 31, 2018, or December 31, 2019, upon six months’ notice and a termination fee equal to unamortized leasing costs.

Loan No. 31 – 1114-1126 Lake Street – The 3rd Largest Tenant, Sleepy’s, has the one time option to terminate its lease on November 30, 2021 with six months prior written notice to the landlord.

Loan No. 36 – Goodale Office – The 4th Largest Tenant, Franklin Soil & Water Conservation District, is a government tenant and has an appropriations clause in the related lease.

(22)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 5 – Worldwide Plaza – The 2nd Largest Tenant, Cravath, Swaine & Moore LLP, subleases approximately 34,210 sq. ft. of its space to McCarter & English LLP and approximately 29,688 sq. ft. of its space to AMA Consulting Engineers, P.C.

Loan No. 7 – Atrium Center – The entire premises leased to CCRM, the 3rd Largest Tenant, is subleased to CRMB Physician Group, PLLC, a subsidiary of CCRM. The term of the sublease expires concurrently with the term of the prime lease. The underwritten base rent of the sublease and prime lease are also identical at $36.75 per sq. ft.

(23)	Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 20 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Other” in this preliminary prospectus.

The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 6 – Station Place III – The Largest Tenant, the U.S. Securities and Exchange Commission, had issued a request for proposal to lease 1,274,000 sq. ft. of space, as to which offers were due in November 2017. If the tenant (a) does not (i) exercise its renewal option or (ii) enter into a new lease or an amendment of the existing lease on substantially the same terms as those set forth in the renewal provisions in the current lease, in each case at least 12 months prior to the expiration date of the current lease or (b) “goes dark”, vacates or abandons 75% or more of its premises, a cash sweep event will be triggered under the loan documents.

Loan No. 7 – Atrium Center – The Largest Tenant, Dana Farber Cancer Institute, has executed a lease but not yet taken occupancy at the Mortgaged Property and has not yet commenced paying rent. The rent commencement date is May 1, 2018. The 5th Largest Tenant, Newton - Wellesley Hospital, has taken possession of its space and commenced paying rent, but is not yet in occupancy. The tenant is expected to take occupancy in April 2018.

Loan No. 8 – Sentinel Square II – The Largest Tenant, District of Columbia, which leases 164,110 sq. ft. (58.5% of the total NRA) is not yet in occupancy of 108,000 sq. ft. of its space, and is anticipated to take occupancy of such space in or around January 15, 2018. District of Columbia is in a free rent period through February 2019, all of which free rent has been reserved for. The 2nd Largest Tenant, Federal Election Commission (“FEC”), which leases 35.6% of the NRA, is not yet in occupancy of its space, and is anticipated to take occupancy in or around the end of March 2018. The FEC is in a free rent period through January 2020, all of which free rent has been reserved for. In addition, the FEC is entitled to a $600,000 allowance that may be used for improvements through September 1, 2018, and thereafter any

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remainder may be treated as additional free rent funds and disbursed in accordance with the standard free rent reserve provisions under the loan agreement. Such allowance has been reserved for.

Loan No. 13 – Lehigh Valley Mall – The Largest Tenant, Bob’s Discount Furniture, has executed its lease but not yet taken occupancy at the Mortgaged Property and has not yet commenced paying rent. The rent commencement date is in April 2018. At origination, the borrower was required to reserve $443,000 for outstanding tenant improvement allowances and $208,533 for outstanding free rent periods related to three tenants, including Bob’s Discount Furniture.

Loan No. 17 – 156-168 Bleecker – The 3rd Largest Tenant, Pieology, leasing 8.2% of NRA, and World’s Best Cookie Dough, the 4th Largest Tenant, leasing 6.0% of NRA, are not yet open for business. Both tenants’ leases have commenced and are in full force and effect, and both tenants have commenced paying rent. Both tenants are in possession of, and are in the process of renovating their respective premises. A “stop work” order was previously in effect with respect to Pieology’s improvement work on its premises, due to a contractor engaged by Pieology welding on its premises without a permit (which resulted in a fire); however such order was lifted on December 13, 2017.

Loan No. 32 – William Penn Building – The 2nd Largest Tenant, Tacos El Gordo, has executed its lease and has commenced paying rent in May 2016. The tenant was expected to take occupancy at the Mortgaged Property by January 15, 2018. The loan documents require the establishment of the springing lockbox, cash management and a cash sweep if the tenant fails to take occupancy by January 15, 2018. The borrower has informed the lender that the tenant has not yet taken occupancy.

(24)	Loan No. 20 – Center Promenade – The borrowers, Omninet Ventura, LLC and Omninet Ventura SL, LLC are structured as tenants-in-common, each of which is a Delaware limited liability company and each a single-purpose, single-asset entity, with one independent director, controlled by the loan sponsors and nonrecourse carve-out guarantors. The sponsors and nonrecourse carve-out guarantors are Neil Kadisha and Benjamin Nazarian.

Loan No. 28 – 4400 PGA Boulevard – The borrowers own the Mortgaged Property as tenants-in-common.

Loan Nos. 30 and 36 – Metro Center V and Goodale Office – The related borrower sponsors have the one-time right to create an additional borrower to co-own the Mortgaged Property with the existing borrower as tenants-in-common. In the case of each such Mortgage Loan, the additional borrower is required to be owned and controlled by one of two specified existing nonrecourse carve-out guarantors and to own not more than a 7.00% interest in the Mortgaged Property. In addition, in each case, the related Mortgage Loan documents provide that if a tenant-in-common structure is entered into, the tenant-in-common borrowers must enter into a specified form of tenant-in-common agreement, must waive their right to partition and the two key principal nonrecourse carve-out guarantors must provide a nonrecourse carve-out guaranty with respect to the additional borrower.

(25)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

Loan No. 10 – Radisson Blu Aqua Hotel – After the origination date, on which the borrower was required to deposit into the Upfront Tax Reserves ($) $216,932, the borrower was additionally required to deposit into the Upfront Tax Reserves ($) the sum of $489,327.

(26)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

(27)	Loan No. 14 – Rochester Hotel Portfolio – A franchise agreement sweep period will commence on the earlier to occur of (i) 24 months prior to the expiration date of the applicable franchise agreement and (ii)

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any borrower’s written notice to the lender of a borrower’s intent to commence the process of replacing an applicable existing franchise agreement and shall end upon the occurrence of (x) borrowers delivering a replacement franchise agreement or renewal or other extension of an existing franchise agreement and having an initial term (with respect to a replacement franchise agreement) or a remaining term (with respect to an existing franchise agreement, after giving effect to such renewal or extension), in either case, of at least 10 years and (y) the amount in the PIP account equaling 110% of the anticipated costs required to comply with all PIP requirements under any such replacement franchise agreement (or renewal or extension of any existing franchise agreement).

Loan No. 26 – AHIP Northeast Portfolio I – unless the borrowers deliver a letter of credit, beginning on July 6, 2019, the borrowers are required to deposit an amount equal to the greater of (i) the aggregate of 1/12 of 4.0% of estimated annual rents for each Mortgaged Property and (ii) the aggregate of the then-current amount required by the franchise agreements.

Loan No. 34 – Fairfield Inn & Suites - Panama City Beach – On the monthly debt service payment dates occurring in March, April, May, June and July of each year (the “Seasonality Payment Period”) during the term of the mortgage loan, commencing on such payment date in March 2018, the borrower is required to deposit, determined by the lender in February of each year, an amount equal to 1/5 of the amount which, if added to the net operating income from the Mortgaged Property, would cause the debt service coverage ratio during the period spanning November, December and January immediately preceding the applicable seasonality deposit requirement to equal 1.10x.

(28)	Loan No. 14 – Rochester Hotel Portfolio – On each monthly payment date in June, July, August, September, October, and November, the borrowers are required to deposit $50,000 into a seasonality reserve for potential shortfalls in the payment of the monthly interest payment amount, monthly debt service payment amount, other amounts payable under the loan documents and other operating expenses on each monthly payment date in January, February and March (provided, if no Trigger Period exists, lender shall disburse available funds in an amount equal to $100,000 to the borrowers on each such monthly payment date). The seasonality reserve is subject to a cap of $300,000.

Loan No. 18 – Marriott Charlotte City Center – The borrower is required to deposit (a) for months one through 36 of the term of the loan, 3%, (b) for months 37 through 48 of the term of the loan, 4% and (c) for months 49 through 60 of the term of the loan, 5% of gross income from operations for the calendar month occurring two calendar months prior to such payment date plus any amounts required to be deposited pursuant to any property improvement plan if (i) the property manager no longer reserves or otherwise sets aside funds for replacements and repairs required to be made to the property during the calendar year in accordance with the Mortgage Loan documents, (ii) the borrower fails to provide to the lender with reasonably satisfactory evidence that sums for replacements and repairs required to be made to the Mortgaged Property are being reserved with the property manager and such sums are being expended at the Marriott City Center Property in accordance with the requirements of the Mortgage Loan documents or the management agreement or (iii) the management agreement is no longer in full force and effect.

Loan No. 36 – Goodale Office – On each monthly payment date until October 2022, the borrower is required to deposit $6,250 into a TI/LC reserve account, subject to a cap of $150,000. On each monthly payment date thereafter, the borrower is required to deposit $8,333.33, subject to a cap of $300,000.

(29)	Loan No. 11 – 8900 Beverly – The borrower was required at origination to deposit $2,000,000 of the Mortgage Loan proceeds with the lender to be held as additional collateral for the loan. The reserve is required to be released to borrower if it enters into a new lease by November 7, 2021 renting at least 2,700 sq. ft. that were vacant at origination, debt yield is at least 8.5%, and free rent and TI/LC thereunder are paid or reserved for. Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated net of the Future Lease Reserve. Including the Future Lease Reserve, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are 8.6% and 8.3%, respectively.

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Loan No. 31 – 1114-1126 Lake Street – The Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date balance, net of a $830,000 economic holdback reserve. The economic holdback reserve will be disbursed upon satisfaction of the requirements in the Mortgage loan documents, which include but are not limited to, (i) no event of default has occurred and is continuing and, (ii) the Lender has received evidence that the Holdback Debt Yield equals or exceeds 8.6%. The Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance of $12,800,000 are 8.5% and 8.0%, respectively.

Loan No. 32 – William Penn Building – The borrower was required at origination to deposit $1,000,000 of the Mortgage Loan proceeds with the lender to be held as additional collateral for the loan. Reserve is required to be released to borrower, provided no event of default has occurred and is continuing, (a) on January 2, 2019, the lender is required to disburse from the holdback reserve funds the lesser of (1) the amount that, after giving effect to the disbursement of the holdback reserve funds in question, would result in a debt yield equal to 9.0%, (2) the amount that, after giving effect to the disbursement of the holdback reserve funds in question, would result in an LTV equal to 65.0% and (3) $500,000; and (B) to the extent that Holdback Reserve Funds remain on deposit with the lender on each of January 2, 2020, January 2, 2021 and January 2, 2022, the lender is required to disburse from the holdback reserve funds the lesser of (1) the amount that, after giving effect to the disbursement of the holdback reserve funds in question, would result in a debt yield equal to 9.0%, and (2) the amount that, after giving effect to the disbursement of the holdback reserve funds in question, would result in an LTV equal to 65.0%. Any holdback reserve funds on deposit with the lender that are not available for disbursement following the disbursement on January 2, 2022 are required to be transferred by the lender from the holdback reserve funds to be used as leasing reserve funds.

(30)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool – Mortgage Pool Characteristics – Environmental Considerations” in this preliminary prospectus.

(31)	Summary of Existing Mezzanine Debt.

Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut-off Date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio	Total Debt U/W NCF DSCR	Total Debt U/W NOI Debt Yield
Worldwide Plaza	$50,000,000	4.3%	$260,000,000	5.35473076923077%	11/6/2027	Yes	69.0%	1.75x	7.3%
Two Harbor Point Square(1)	$14,750,000	1.3%	$11,500,000	9.7500%	12/6/2027	Yes	76.3%	1.28x	9.2%

(1) The Two Harbor Point Square mortgage loan has an interest only period of five years followed by five years of amortization based on a 30-year amortization schedule. The Two Harbor Point Square mezzanine loan is full term interest only.

(32)	Summary of Future Mezzanine Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
5	Worldwide Plaza(1)	$50,000,000	4.3%	Yes	NAP	65.5%	7.45%
6	Station Place III	$50,000,000	4.3%	Yes	2.79x	47.6%	NAP
16	521-523 East 72nd Street	$35,000,000	3.0%	Yes	1.93x	59.0%	NAP
27	Starwood Capital Group Hotel Portfolio	$14,317,500	1.2%	Yes	2.65x	64.9%	NAP

(1) With respect to the Worldwide Plaza, the borrowers may issue preferred equity in lieu of or in combination with mezzanine debt, subject to a maximum amount of $120,000,000 and the conditions set forth in the table regarding future mezzanine debt under “—Mezzanine Indebtedness” within this preliminary prospectus for additional information. Future mezzanine debt or preferred equity may not be incurred prior to April 18, 2018. Goldman Sachs Mortgage Company or an affiliate has a right of first offer to provide the future mezzanine debt or preferred equity. The Mortgage Loan documents provide that there will be no restriction on the right to prepay, defease or redeem such future mezzanine debt or preferred equity.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

Distribution of Cut-off Date Balances(1)

				Weighted Averages
Range of Cut-off Date Balances	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
$3,500,000 - $7,499,999	11	$56,800,085	4.9%	4.8011%	117	1.80x	60.4%	50.6%
$7,500,000 - $14,999,999	15	$176,767,726	15.2%	4.6784%	106	1.80x	63.5%	55.6%
$15,000,000 - $24,999,999	4	$79,225,500	6.8%	4.5890%	120	1.80x	66.4%	60.6%
$25,000,000 - $49,999,999	12	$463,084,697	39.7%	4.0988%	105	2.20x	57.6%	54.6%
$50,000,000 - $70,000,000	7	$390,500,000	33.5%	3.7497%	110	2.92x	51.8%	50.2%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Distribution of Mortgage Rates(1)

				Weighted Averages
Range of Mortgage Rates	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
2.9405% - 3.9999%	10	$463,600,000	39.7%	3.6183%	101	3.00x	49.2%	49.2%
4.0000% - 4.2499%	5	$218,634,697	18.7%	4.1506%	118	2.04x	59.9%	54.9%
4.2500% - 4.4999%	9	$168,653,000	14.5%	4.3684%	116	1.86x	65.2%	59.9%
4.5000% - 4.7499%	11	$184,544,148	15.8%	4.6152%	103	1.99x	61.0%	55.7%
4.7500% - 4.9999%	8	$76,598,490	6.6%	4.8450%	119	1.39x	64.7%	54.6%
5.0000% - 5.4160%	6	$54,347,674	4.7%	5.1725%	103	1.77x	67.5%	54.8%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Property Type Distribution(1)(6)

					Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Rooms/ Units/NRA/ Beds/Pads	Cut-off Date Balance per # of Rooms/ Units/NRA/ Beds/Pads	Mortgage Rate	Stated Remaining Term (Mos.)(2)	Occupancy	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
Office	38	$372,350,617	31.9%	7,364,293	$255	3.8925%	110	96.8%	2.55x	56.4%	54.9%
CBD	6	$235,565,333	20.2%	3,829,107	$326	3.7359%	107	97.1%	2.73x	52.3%	52.0%
Suburban	21	$126,712,157	10.9%	3,392,210	$122	4.1494%	115	95.9%	2.25x	63.7%	60.4%
Medical	11	$10,073,126	0.9%	142,976	$277	4.3235%	104	100.0%	2.05x	59.3%	55.4%
Mixed Use	6	$204,700,000	17.6%	905,692	$479	4.0640%	118	96.3%	2.08x	58.1%	54.6%
Office/Retail	3	$151,000,000	12.9%	743,129	$410	4.0099%	119	95.7%	2.15x	58.8%	54.6%
Office/Multifamily	1	$35,000,000	3.0%	99,316	$856	3.9500%	115	98.8%	1.93x	59.0%	59.0%
Multifamily/Retail	1	$11,500,000	1.0%	27,200	$423	4.8550%	119	100.0%	1.46x	52.3%	44.4%
Retail/Office	1	$7,200,000	0.6%	36,047	$200	4.4900%	116	89.6%	2.24x	48.0%	48.0%
Retail	12	$191,295,577	16.4%	1,498,618	$391	4.4629%	108	94.4%	1.64x	60.2%	53.2%
Anchored(6)	11	$185,938,976	15.9%	1,468,854	$397	4.4500%	107	94.2%	1.65x	59.8%	53.1%
Unanchored	1	$5,356,601	0.5%	29,764	$180	4.9100%	119	100.0%	1.39x	73.9%	55.1%
Hospitality	80	$176,062,345	15.1%	9,310	$161,398	4.7219%	106	73.0%	2.14x	61.6%	55.7%
Full Service	7	$104,359,694	8.9%	2,030	$196,758	4.6179%	99	71.0%	2.18x	59.8%	56.5%
Limited Service	45	$42,337,599	3.6%	4,192	$98,164	5.0673%	118	74.6%	2.12x	66.7%	54.2%
Extended Stay	25	$16,346,850	1.4%	2,549	$146,214	4.5662%	115	81.3%	2.20x	60.8%	56.4%
Select Service	3	$13,018,203	1.1%	539	$102,656	4.6284%	116	73.9%	1.80x	61.0%	53.3%
Multifamily	4	$157,600,000	13.5%	3,638	$92,921	3.7997%	97	94.9%	3.06x	51.9%	48.5%
Garden	3	$137,600,000	11.8%	2,728	$99,080	3.6580%	94	94.3%	3.28x	50.2%	47.4%
Student Housing	1	$20,000,000	1.7%	910	$50,549	4.7750%	120	99.2%	1.52x	63.4%	55.9%
Industrial	27	$40,534,883	3.5%	5,861,182	$65	3.6213%	88	100.0%	3.24x	49.7%	49.7%
Warehouse/Distribution	14	$26,715,941	2.3%	3,656,410	$66	3.6515%	94	100.0%	3.09x	52.1%	52.1%
Manufacturing	6	$9,381,136	0.8%	1,318,408	$67	3.5628%	77	100.0%	3.54x	45.0%	45.0%
Flex	5	$3,822,809	0.3%	473,266	$69	3.5628%	77	100.0%	3.54x	45.0%	45.0%
Warehouse	2	$614,998	0.1%	413,098	$13	3.5628%	77	100.0%	3.54x	45.0%	45.0%
Self Storage	5	$19,190,128	1.6%	2,493	$8,137	4.8322%	120	92.4%	1.42x	65.3%	53.5%
Manufactured Housing Community	1	$4,644,458	0.4%	276	$16,828	4.5000%	119	97.1%	3.66x	22.6%	18.3%
Total/Weighted Average	173	$1,166,378,009	100.0%			4.1373%	108	92.5%	2.33x	57.3%	53.5%

A-2-1

Geographic Distribution(1)(6)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
California	19	$223,308,183	19.1%	3.8795%	103	2.96x	51.4%	48.0%
Southern(7)	6	$142,844,458	12.2%	4.2170%	119	2.22x	59.2%	53.9%
Northern(7)	13	$80,463,725	6.9%	3.2801%	75	4.28x	37.4%	37.4%
New York - New York City	3	$119,000,000	10.2%	3.8763%	117	2.64x	49.0%	49.0%
District Of Columbia	2	$95,000,000	8.1%	3.4304%	91	2.86x	53.3%	53.3%
North Carolina	8	$86,431,142	7.4%	4.5926%	96	2.04x	66.5%	59.9%
New Jersey	5	$84,949,022	7.3%	4.1831%	114	2.04x	58.2%	57.5%
Pennsylvania	9	$77,760,280	6.7%	4.2029%	117	1.85x	55.2%	47.6%
Texas	32	$73,969,058	6.3%	4.1504%	102	2.51x	60.1%	59.1%
Illinois	8	$65,626,188	5.6%	4.6089%	118	2.00x	57.9%	55.0%
Massachusetts	1	$50,000,000	4.3%	3.9000%	120	2.05x	53.5%	53.5%
Michigan	7	$49,353,880	4.2%	4.2489%	115	1.69x	66.9%	58.9%
Minnesota	8	$42,319,890	3.6%	4.6831%	116	1.61x	65.6%	54.9%
Florida	8	$34,572,486	3.0%	4.7802%	115	1.83x	68.4%	56.3%
Ohio	9	$32,565,253	2.8%	4.2902%	117	1.97x	66.1%	60.8%
Maryland	5	$30,149,957	2.6%	4.5925%	114	1.86x	59.8%	53.8%
Indiana	8	$20,159,277	1.7%	4.3281%	67	2.28x	58.4%	54.9%
Connecticut	3	$18,265,513	1.6%	4.0980%	111	2.11x	58.8%	54.3%
Wisconsin	5	$10,741,731	0.9%	4.4155%	110	1.86x	64.2%	54.4%
Georgia	1	$10,187,613	0.9%	3.7700%	117	2.49x	61.5%	61.5%
Colorado	1	$8,271,417	0.7%	5.1050%	119	1.91x	68.9%	56.9%
Arizona	3	$8,065,938	0.7%	3.7389%	107	2.77x	57.2%	57.2%
Kentucky	2	$6,757,726	0.6%	5.0546%	119	1.50x	60.7%	46.1%
Louisiana	2	$5,884,213	0.5%	5.3240%	117	2.30x	68.7%	52.7%
Iowa	3	$2,894,187	0.2%	4.4840%	109	1.74x	62.3%	57.5%
Washington	3	$2,842,333	0.2%	3.9649%	116	2.55x	61.2%	61.2%
Virginia	4	$2,509,529	0.2%	3.7466%	84	3.38x	48.1%	48.1%
Missouri	3	$1,707,344	0.1%	3.5628%	77	3.54x	45.0%	45.0%
Alabama	2	$1,237,241	0.1%	3.5628%	77	3.54x	45.0%	45.0%
South Carolina	2	$478,958	0.0%	3.5628%	77	3.54x	45.0%	45.0%
Oklahoma	3	$441,005	0.0%	3.9822%	93	3.17x	52.0%	52.0%
Nevada	1	$396,851	0.0%	3.5628%	77	3.54x	45.0%	45.0%
Oregon	1	$327,604	0.0%	4.4860%	113	2.72x	60.4%	60.4%
Wyoming	1	$152,449	0.0%	4.4860%	113	2.72x	60.4%	60.4%
Arkansas	1	$51,738	0.0%	4.4860%	113	2.72x	60.4%	60.4%
Total/Weighted Average	173	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Distribution of Cut-off Date LTV Ratios(1)(3)(4)

				Weighted Averages
Range of Cut-off Date LTV Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
22.6% - 54.9%	13	$415,129,155	35.6%	3.8118%	105	2.96x	44.5%	43.2%
55.0% - 59.9%	4	$128,600,000	11.0%	3.8342%	97	2.16x	58.8%	58.3%
60.0% - 64.9%	12	$302,142,318	25.9%	4.2607%	109	2.22x	61.3%	59.4%
65.0% - 69.9%	13	$206,733,045	17.7%	4.6350%	114	1.61x	68.4%	59.0%
70.0% - 73.9%	7	$113,773,490	9.8%	4.4352%	119	1.88x	71.0%	59.7%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Distribution of LTV Ratios at Maturity Date or ARD(1)(2)(3)(4)

				Weighted Averages
Range of LTV Ratios at Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
18.3% - 49.9%	12	$327,619,283	28.1%	3.7179%	101	3.16x	42.1%	40.1%
50.0% - 54.9%	7	$146,273,428	12.5%	4.4851%	119	2.04x	57.6%	53.2%
55.0% - 59.9%	15	$302,194,597	25.9%	4.2394%	107	1.93x	64.3%	58.1%
60.0% - 63.4%	15	$390,290,700	33.5%	4.2798%	111	2.07x	64.4%	61.1%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

A-2-2

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)

				Weighted Averages
Range of Underwritten NCF Debt Service Coverage Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
1.24x - 1.44x	7	$65,584,301	5.6%	4.8880%	106	1.32x	69.1%	58.3%
1.45x - 1.49x	7	$104,907,018	9.0%	4.4874%	118	1.48x	66.1%	57.8%
1.50x - 1.74x	7	$133,669,690	11.5%	4.5477%	113	1.61x	64.5%	57.6%
1.75x - 1.99x	7	$111,392,321	9.6%	4.3218%	115	1.87x	62.5%	57.3%
2.00x - 2.49x	12	$421,262,721	36.1%	4.1655%	118	2.19x	57.8%	54.7%
2.50x - 3.49x	5	$175,317,500	15.0%	3.8215%	92	2.80x	56.5%	56.5%
3.50x - 5.01x	4	$154,244,458	13.2%	3.3726%	85	4.17x	35.5%	35.3%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Original Terms to Maturity or ARD (2)

				Weighted Averages
Original Terms to Maturity or ARD in months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
60	5	$160,497,390	13.8%	3.6616%	58	3.34x	50.2%	49.3%
84	2	$51,900,000	4.4%	3.7039%	78	3.25x	45.0%	44.3%
120	42	$953,980,619	81.8%	4.2409%	118	2.12x	59.1%	54.7%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Distribution of Remaining Terms to Maturity or ARD(2)

				Weighted Averages
Range of Remaining Terms to Maturity or ARD in months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
53 - 60	5	$160,497,390	13.8%	3.6616%	58	3.34x	50.2%	49.3%
77 - 82	2	$51,900,000	4.4%	3.7039%	78	3.25x	45.0%	44.3%
113 - 120	42	$953,980,619	81.8%	4.2409%	118	2.12x	59.1%	54.7%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Distribution of Underwritten NOI Debt Yields(1)(4)(8)

				Weighted Averages
Range of Underwritten NOI Debt Yields	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
7.4% - 8.9%	7	$151,715,000	13.0%	4.1766%	119	1.78x	59.7%	57.2%
9.0% - 9.9%	11	$292,337,700	25.1%	4.1601%	106	1.88x	61.6%	58.0%
10.0% - 12.4%	17	$367,751,308	31.5%	4.2647%	116	2.22x	60.0%	56.5%
12.5% - 14.9%	10	$277,051,518	23.8%	4.0939%	104	2.70x	53.4%	48.2%
15.0% - 23.3%	4	$77,522,482	6.6%	3.5250%	74	4.36x	37.2%	33.6%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

Amortization Types(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(2)	U/W NCF DSCR(1)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity or ARD(1)(2)(3)(4)
Interest Only	16	$651,317,500	55.8%	3.8387%	103	2.81x	51.9%	51.9%
Interest Only, then Amortizing	18	$331,435,500	28.4%	4.4624%	117	1.71x	66.5%	58.1%
Amortizing Balloon	14	$149,625,009	12.8%	4.7023%	108	1.80x	59.6%	48.8%
Interest Only, ARD	1	$34,000,000	2.9%	4.2000%	119	1.71x	58.6%	58.6%
Total/Weighted Average	49	$1,166,378,009	100.0%	4.1373%	108	2.33x	57.3%	53.5%

A-2-3

FOOTNOTES TO ANNEX A-2

(1)	The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NCF DSCR, Underwritten NOI Debt Yield and Cut-off Date Balance per # of Rooms/Units/NRA/Beds/Pads calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	For the ARD Loan, the Original Term to Maturity or ARD, Remaining Term to Maturity or ARD, Stated Remaining Term (Mos.) and LTV Ratio at Maturity or ARD are through the related Anticipated Repayment Date.

(3)	With respect to the seven Mortgage Loans (19.7%) (including Griffin Portfolio, Atrium Center, Sentinel Square II, Gateway Net Lease Portfolio, AHIP Northeast Portfolio I, Starwood Capital Group Hotel Portfolio and Hampton Inn Glenwood Springs) the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD has been calculated based on other than “As Is” appraised values. For additional information please see the footnotes to Annex A-1 in the Preliminary Prospectus.

(4)	With respect to the William Penn Building Mortgage Loan (1.0%), the Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Underwritten NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related future lease reserve and economic holdback reserve, respectively.

(5)	Reflects allocated loan amount for properties securing multi-property Mortgage Loans.

(6)	Anchored retail also includes single tenant, super regional mall, shadow anchored and CBD retail properties.

(7)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

(8)	With respect to the 8900 Beverly Mortgage Loan (3.7%) and the 1114-1126 Lake Street Mortgage Loan (1.1%), the Underwritten NOI Debt Yield is calculated based on the Cut-off Date Balance net of a related future lease reserve and economic holdback reserve, respectively.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

A-3-2

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

Floor			
12	Lord Abbett 49,631 SF – 12/2024		
11	Lord Abbett 49,631 SF – 12/2024		
10	Lord Abbett 49,631 SF – 12/2024		
9	Charles Komar & Sons 53,047 SF – 12/2031		
8	Charles Komar & Sons 53,047 SF – 12/2031		
7	Charles Komar & Sons 53,047 SF – 12/2031		
6	Lord Abbett 54,210 SF – 12/2024		
5	Lord Abbett 49,645 SF – 12/2024		
4	Parking Level		
3	Charles Komar & Sons 200 SF – 12/2031	Parking Level	
2	Lord Abbett (Storage) 1,053 SF – 12/2024	Vacant 190 SF	Parking Level
1	Lord Abbett 7,549 SF – 12/2024	Vacant 10,777 SF	Lobby

VACANT | BUILDING | 2024 | 2031

A-3-3

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

A-3-4

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Spear Street Capital, LLC; PFA Pension
Borrower:	90 Hudson Waterfront, LLC
Original Balance(1):	$70,000,000
Cut-off Date Balance(1):	$70,000,000
% by Initial UPB:	6.0%
Interest Rate:	4.1400%
Payment Date:	1st of each month
First Payment Date:	December 1, 2017
Maturity Date:	November 1, 2027
Amortization:	Interest Only
Additional Debt(1):	$60,000,000 Pari Passu Debt
Call Protection(2):	L(25), YM1(1), D or YM1(91), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$100,000	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Deferred Maintenance:	$198,000	$0
Lord Abbett CAM:	$291,238	$0
Tenant Trigger:	$0	Springing
Partial Termination:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Sq. Ft.:	$301
Balloon Balance / Sq. Ft.:	$301
Cut-off Date LTV:	60.2%
Balloon LTV:	60.2%
Underwritten NOI DSCR:	2.18x
Underwritten NCF DSCR:	2.04x
Underwritten NOI Debt Yield:	9.1%
Underwritten NCF Debt Yield:	8.6%
Underwritten NOI Debt Yield at Balloon:	9.1%
Underwritten NCF Debt Yield at Balloon:	8.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Jersey City, NJ
Year Built / Renovated:	1999 / NAP
Total Sq. Ft.:	431,658
Property Management:	CBRE, Inc.
Underwritten NOI:	$11,887,318
Underwritten NCF:	$11,153,500
Appraised Value:	$216,000,000
Appraisal Date:	August 25, 2017

Historical NOI
Most Recent NOI(5):	$11,253,864 (T-12 August 31, 2017)
2016 NOI(5):	$7,656,497 (December 31, 2016)
2015 NOI(5):	$5,927,234 (December 31, 2015)
2014 NOI(5):	$6,804,399 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(6):	97.5% (September 1, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $70.0 million represents the controlling Note A-1 which, together with the $60.0 million remaining pari passu Note A-2 comprises the 90 Hudson Whole Loan with an aggregate original principal balance of $130.0 million.

(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of December 1, 2017. Defeasance of the $130.0 million 90 Hudson Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the 90 Hudson Whole Loan to be securitized and (ii) three years from the first payment date of December 1, 2017. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B1 securitization closing date in January 2018. The actual lockout period may be longer. The borrower is also permitted to prepay the 90 Hudson Whole Loan after the payment date in December 2019 with the payment of a yield maintenance premium.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $130.0 million 90 Hudson Whole Loan.

(5)	The increase in Most Recent NOI from 2014 NOI is primarily a result of the expiration of free rent under the Charles Komar & Sons lease. The prior tenant, AIG, vacated the space in 2013. Subsequent to AIG’s departure, Charles Komar & Sons leased the space in December 2014 at an underwritten base rent of $31.00 PSF, subject to a free rent abatement period through December 2016. Charles Komar & Sons began paying full unabated rent in January 2017.

(6)	At the time of origination, Lord Abbett occupied 272,127 sq. ft., including 10,777 sq. ft. of ground floor office space that the borrower took back and currently plans to convert to retail use. In connection with this project, Lord Abbett vacated the ground floor office space at the borrower’s request in December 2017 and was released from its obligations under the related lease solely with respect to such space. Lord Abbett moved all employees previously located in the ground floor space to an alternative floor in the building with excess capacity. The Lord Abbett ground floor office space has been underwritten as vacant.

A-3-5

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Lord Abbett	NR/NR/NR	261,350	60.5%	$37.00	66.2%	12/31/2024
Charles Komar & Sons	NR/NR/NR	159,341	37.0%	$30.98	33.8%	12/31/2031
Total / Wtd. Avg. Occupied Collateral		420,691	97.5%	$34.72	100.0%
Vacant(2)		10,967	2.5%
Total		431,658	100.0%

(1)	Based on the underwritten rent roll dated as of September 1, 2017.

(2)	Vacant Net Rentable Area (Sq. Ft.) and % of Net Rentable Area is inclusive of 10,777 sq. ft. of ground floor office space previously occupied by Lord Abbett. The borrower sponsors currently intend to convert the Lord Abbett ground floor office space (recently taken back upon the borrower’s request) to retail use. Lord Abbett vacated the space in December 2017.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	1	261,350	60.5%	261,350	60.5%	$37.00	66.2%	66.2%
2025	0	0	0.0%	261,350	60.5%	$0.00	0.0%	66.2%
2026	0	0	0.0%	261,350	60.5%	$0.00	0.0%	66.2%
2027	0	0	0.0%	261,350	60.5%	$0.00	0.0%	66.2%
2028	0	0	0.0%	261,350	60.5%	$0.00	0.0%	66.2%
Thereafter	1	159,341	37.0%	420,691	97.5%	$30.98	33.8%	100.0%
Vacant(2)	NAP	10,967	2.5%	431,658	100.0%	NAP	NAP
Total / Wtd. Avg.	2	431,658	100.0%			$34.72	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2017.

(2)	Both Vacant Total Expiring Sq. Ft. and % of Total Sq. Ft. Expiring are inclusive of 10,777 sq. ft. (approximately 2.5% of net rentable area) of ground floor office space previously occupied by Lord Abbett. The borrower sponsors currently intend to convert the Lord Abbett ground floor office space (recently taken back upon the borrower’s request) to retail use. Lord Abbett vacated the space in December 2017.

A-3-6

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

The Loan.    The 90 Hudson loan (the “90 Hudson Loan”) is a fixed rate loan secured by the borrower’s fee simple interest, as well as the borrower’s affiliate’s leasehold interest, in a 12-story Class A office building consisting of 431,658 sq. ft., located at 90 Hudson Street in Jersey City, New Jersey (the “90 Hudson Property”). The 90 Hudson Loan is evidenced by the controlling Note A-1 with an original principal balance of $70.0 million. The 90 Hudson Loan is part of a $130.0 million whole loan that is evidenced by two promissory notes (the “90 Hudson Whole Loan”) as described below. The table below summarizes the remaining promissory note, which is currently held by JPMCB and is expected to be contributed to one or more future securitization transactions. Only the 90 Hudson Loan will be included in the Benchmark 2018-B1 mortgage trust.

The relationship between the holders of the 90 Hudson Whole Loan is governed by a co-lender agreement as described under the “Description of the Mortgage Pool-The Whole Loans-The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$70,000,000	$70,000,000	Benchmark 2018-B1	Yes
A-2	$60,000,000	$60,000,000	JPMCB	No
Total	$130,000,000	$130,000,000

The 90 Hudson Whole Loan has a 10-year interest only term and accrues interest at a fixed rate of 4.1400% per annum. The 90 Hudson Whole Loan proceeds were used to repay existing debt of approximately $104.2 million, pay closing costs of approximately $1.7 million, fund upfront reserves of approximately $0.6 million and return approximately $23.5 million in equity to the borrower sponsors. Based on the “As Is” appraised value of $216.0 million as of August 25, 2017, the Cut-off Date LTV for the 90 Hudson Whole Loan is 60.2%. The most recent prior financing of the 90 Hudson Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$130,000,000	100.0%	Loan Payoff	$104,230,520	80.2%
			Closing Costs	$1,654,974	1.3%
			Reserves	$589,238	0.5%
			Return of Equity	$23,525,269	18.0%
Total Sources	$130,000,000	100.0%	Total Uses	$130,000,000	100.0%

The Borrower / Borrower Sponsors.    The borrower, 90 Hudson Waterfront, LLC, is a single purpose entity and Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organization structure. The sponsors of the borrower are Spear Street Capital, LLC (“Spear Street”) and PFA Pension, Forsikringsaktieselskab (“PFA”). Spear Street is a real estate investment company focusing on opportunities primarily in office properties across the United States and Canada. Founded in 2001, Spear Street has invested in more than 50 properties representing over $5.0 billion in total value. Spear Street investments include single assets, multi-asset portfolios, corporate campuses and partial and full development projects. Founded in 1917, PFA operates as a life insurance company in Denmark. PFA offers pension products and solutions to both individuals and commercial companies. The nonrecourse carve-out guarantor is SSC V, L.P. a Delaware limited partnership and an affiliate of Spear Street.

Spear Street originally acquired the 90 Hudson Property along with neighboring office building 70 Hudson Street, in early 2016 for $299.0 million, of which $181.0 million was allocated to the 90 Hudson Property. In March 2017, Spear Street sold a 49% stake in the 90 Hudson Property to PFA at an implied property value of approximately $217.2 million.

The Property. The 90 Hudson Property is a 12-story, 431,658 square foot, Class A office building located along Hudson Street between York Street and Grand Street in Jersey City, New Jersey. The 90 Hudson Property features permanently unobstructed views of the Hudson River and Manhattan skyline, as well as convenient access to the Exchange Place Path train station. The 90 Hudson Property serves as the global headquarters of both Lord Abbett and Charles Komar & Sons (“Komar”). Additionally, the 90 Hudson Property includes a 286-space parking garage on floors 2-4, resulting in a parking ratio of 0.66 spaces per 1,000 square feet of rentable space. The parking garage is 100.0% leased to existing tenants at the 90 Hudson Property.

The 90 Hudson Property was originally constructed in 1999 and is situated on an approximately 1.29 acre parcel along the Hudson River. The 90 Hudson Property is located in the Waterfront office submarket and features access to New York City across the Hudson River via several means of transportation. In particular, the 90 Hudson Property benefits from its proximity to public transportation including the PATH train, NJ Trans, NY Waterway and NJ Transit Light Rail. The 90 Hudson Property is located directly adjacent to the Exchange Place PATH train stop which provides one-stop access to Manhattan. The 90 Hudson Property features 11 foot ceiling heights, ample column spacing, multiple elevator bays and highly flexible 53,000 sq. ft. floorplates and, according to the appraisal, is considered a Class A product within its submarket in terms of location, build-out, overall quality and condition and environment. The 90 Hudson Property is situated amidst a major ongoing redevelopment project known as Colgate Center, a 42-acre, mixed-use development. Currently, Colgate Center consists of approximately 3.5 million sq. ft. of office space across four buildings, including 30 Hudson Street, 70 Hudson Street and 101 Hudson Street. Major residential developments have included over 1,700 rental and condominium units built between 2003 and

A-3-7

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

2010. The surrounding area includes a number of similar development projects, including Harborside Financial Center, a 48.5-acre site currently containing over 3.5 million sq. ft. of office space.

As of September 1, 2017, the 90 Hudson Property was 97.5% leased to two tenants. 10,777 sq. ft. has been underwritten as vacant as the largest tenant, Lord Abbett, voluntarily surrendered 10,777 sq. ft. of its space upon the borrower’s request in December 2017. The borrower has opted to take back Lord Abbett’s ground floor office space and currently intends to reposition the space for retail use. According to the borrower, the surrendered ground floor space is well-suited for retail use and likely to command rents in excess of those in-place for comparable ground floor office use. After conversion for retail use, the vacated ground floor space will be re-measured and is expected to be re-leased as an 11,403 sq. ft. retail unit. Upon vacating the ground floor space, Lord Abbett has moved those employees and functions housed on the ground floor to an alternative space within the building. Lord Abbett has occupied its space since the 90 Hudson Property’s initial construction in 1999 and according to the borrower, has invested approximately $35.2 million in its build-out and customization.

Historically, the 90 Hudson Property has operated at 100.0% occupancy for close to a decade with the exception of 2013, during which the second largest tenant at the 90 Hudson Property, American International Group (“AIG”), vacated its space. Subsequent to AIG’s departure, the prior owner re-leased the vacant space in December 2014 to Komar. The Komar lease included a free rent period from December 2014 through December 2016. Subsequent to the burn off of free rent in January 2017, Komar has been and will continue to be responsible for its full unabated rent. Additionally, since taking occupancy in 2014, Komar has spent approximately $35.1 million building out its space at the 90 Hudson Property.

Historical Occupancy(1)
Building	2003-2012	2013(2)	2014(2)	2015	2016	Current(3)
90 Hudson	100.0%	64.5%	100.0%	100.0%	100.0%	97.5%
(1)	Historical Occupancy is as provided by a third party market data provider as of December 31 of each respective year.

(2)	AIG, formerly the second largest tenant at the 90 Hudson Property, vacated its space in early 2013. In December 2014, the space previously occupied by AIG was re-leased to the current second largest tenant, Komar, pursuant to a 17 year lease with a free rent period through December 2016.

(3)	Based on the underwritten rent roll dated September 1, 2017. In December 2017, at the borrower’s request, Lord Abbett voluntarily forfeited 10,777 sq. ft. of ground floor space that the borrower currently intends to convert for retail use. The Lord Abbett ground floor office space has been underwritten as vacant.

Environmental Matters. The Phase I environmental report dated September 6, 2017 recommended no further action at the 90 Hudson Property.

Major Tenants.

Lord Abbett (261,350 sq. ft.; 60.5% of NRA; 66.2% of U/W Base Rent) Lord Abbett is an employee owned investment manager founded in 1929 with total assets under management of over $100.0 billion. The firm primarily provides services for individuals, but also caters to investment companies, pension and profit sharing plans, pooled investment vehicles, charitable organizations, corporations, insurance companies and government entities. Lord Abbett invests in public equity and fixed income markets globally with a focus on the United States as well as emerging markets. The 90 Hudson Property has served as Lord Abbett’s global headquarters since its initial construction in 1999. Lord Abbett has reportedly invested approximately $35.2 million in its leased space. Lord Abbett currently occupies floors 5-6 and 10-12 through December 2024 and has one remaining 10-year renewal option.

Komar (159,341 sq. ft.; 37.0% of NRA; 33.8% of U/W Base Rent) Komar designs, markets and distributes sleepwear, kids and layering brands in the United States and internationally. Founded in 1908, Komar now has over 100 brands and licenses, 174 factories in 12 countries and produces over 110.0 million garments annually. Since Komar took occupancy in December 2014, the 90 Hudson Property has served as Komar’s global headquarters. Komar occupies floors 7-9 through December 2031 and has two remaining five-year renewal options or one 10-year renewal option.

PILOT Program and Potential Reassessment. The 90 Hudson Property is the beneficiary of a 20-year tax PILOT program provided by the City of Jersey City expiring in February 2020. For the remaining term of the related agreement, the borrower’s annual tax liability under the PILOT program equates to the greater of (i) $1.0 million and (ii) 80% of conventional taxes based on the current assessed value of the 90 Hudson Property (which is approximately $3,386,025 for the 2017 tax year, which excludes an annual administrative fee of 2.0% assessed by the City of Jersey City). Per the appraisal’s below analysis, based on the 90 Hudson Property’s currently assessed value, the borrower’s unabated tax liability equates to approximately $4.2 million or $9.79 PSF. The 90 Hudson Property’s current assessed value is as determined upon construction in 1999 and the City of Jersey City has not completed a city-wide revaluation of its tax rolls since 1988. According to the appraisal, these factors account for the large discrepancy between the 90 Hudson Property and comparable properties when evaluating based on both “Assessed Value PSF” and “Total Taxes PSF.” As outlined below, the appraisal identified three comparable properties for purposes of evaluating the 90 Hudson Property’s anticipated tax liability subsequent to a near-term reassessment. It is the appraiser’s belief the borrower sponsors will appeal their current assessment upon expiration of the PILOT program and that upon appeal, it is likely that the borrower will reduce its overall tax burden. Of note, all three comparable properties outlined below were subject to since expired PILOT agreements, with a current assessed value based upon the result of each owner having successfully negotiated a reduction in their assessments with Jersey City. Based on the below analysis, the appraiser has

A-3-8

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

concluded an unabated tax rate of approximately $5.25 PSF, in-line with comparable properties in the market. There can be no assurance that the borrower will appeal the assessed value upon expiration of the PILOT program, that any such appeal would be successful or that any such appeal, even if successful, will result in a particular assessed value.

Tax Comparables(1)
Comparable Rental	10 Exchange Place, Jersey City	International Financial Center, Jersey City	101 Hudson Street, Jersey City	90 Hudson
Year Built	1988	1989	1993	1999
Gross Leasable Area	729,196	629,000	1,340,249	432,284(2)

Total Assessed Value	$43,215,400	$38,500,000	$90,505,800	$53,360,000
Assessed Value PSF	$59.26	$61.21	$67.53	$123.44
General Tax Rate (per $1,000 Ass. Val.)	$79.32	$79.32	$79.32	$79.32
Total Taxes	$3,427,858	$3,053,832	$7,178,947	$4,232,531
PSF	$4.70	$4.86	$5.36	$9.79
(1)	Source: Appraisal.

(2)	Based on re-measured space.

The Market. The 90 Hudson Property is located in the central business district of Jersey City, New Jersey, in the Waterfront submarket within the greater Northern New Jersey office market. Jersey City has become a major corporate hub in recent years with multiple Fortune 500 companies from a range of industries having moved operations and human capital to the Hudson Waterfront. Goldman Sachs, J.P. Morgan, Bank of America, Merrill Lynch and UBS all occupy more than 250,000 sq. ft. in Jersey City. Additional companies with a presence in the Hudson Waterfront area are Amazon, AIG, New York Life Insurance, Port Authority of New York and Deloitte. The Waterfront corridor, previously dominated by deteriorating industrial and transportation facilities, has been transformed to a zone of office centers and luxury apartment and condominium complexes. Since the early 1980s, there have been more than 34,000 housing units built, nearly 10.0 million sq. ft. feet of office space added and over 2.0 million sq. ft. of retail space constructed. According to the appraisal, having developed into a market for high-income young professionals, the area has been dubbed New Jersey’s “Gold Coast.”

As of the second quarter of 2017, the Northern New Jersey office market consisted of approximately 95.3 million sq. ft. across 441 buildings with an overall market vacancy of 16.6% and average asking rents of approximately $25.94 PSF. At a more granular level, the Waterfront submarket (consisting of multiple towns along the Hudson River that extends from Jersey City to Fort Lee/the George Washington Bridge), totaled 19.1 million sq. ft. across 39 buildings with an overall market vacancy of 20.2% and average market asking rents of $35.81 PSF.

The appraisal identified six office properties in the Waterfront submarket with comparable leases built between 1929 and 2002 ranging in size from 433,197 sq. ft. to 1,954,134 sq. ft. with corresponding occupancies ranging from 22% to 97% with a weighted average occupancy of 84.1%. Recently executed leases for the comparable office properties ranged from $35.50 to $45.00 with a weighted average of $39.56 PSF. The weighted average underwritten office rent for the 90 Hudson Property is $34.72 PSF, below the appraisal’s concluded market rent of $42.00 PSF for office space at the 90 Hudson Property. With respect to the yet to be leased ground floor retail space the borrower currently intends to reposition for retail use in early 2018, the appraisal’s concluded market rent is $75.00 PSF, well in excess of the market rent quoted for comparably located office space in the market.

A-3-9

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 8/31/2017	U/W	U/W PSF
Base Rent(1)	$9,972,476	$15,011,052	$14,930,899	$14,952,859	$14,606,421	$33.84
Free Rent(1)	(411,114)	(4,933,371)	(4,853,801)	(1,644,457)	0	0.00
Value of Vacant Space(2)	0	0	0	0	822,525	1.91
Gross Potential Rent	$9,561,362	$10,077,681	$10,077,099	$13,308,402	$15,428,946	$35.74
Total Recoveries	2,242,076	2,587,957	3,216,279	2,781,739	3,702,464	8.58
Parking Income(3)	642,126	0	970,082	1,001,376	1,001,376	2.32
Total Other Income	327,362	136,185	319,913	431,839	431,839	1.00
Less: Vacancy	0	0	0	0	(1,006,639)	(2.33)
Effective Gross Income	$12,772,926	$12,801,822	$14,583,373	$17,523,356	$19,557,986	$45.31
Total Operating Expenses(4)	5,968,527	6,874,589	6,926,876	6,269,492	7,670,668	17.77
Net Operating Income	$6,804,399	$5,927,234	$7,656,497	$11,253,864	$11,887,318	$27.54
TI/LC	0	0	0	0	647,487	1.50
Capital Expenditures	0	0	0	0	86,332	0.20
Net Cash Flow(5)	$6,804,399	$5,927,234	$7,656,497	$11,253,864	$11,153,500	$25.84
(1)	Free Rent for 2014 through T-12 8/31/2017 is inclusive of free rent associated with the Komar lease. Base Rent for all historical periods is presented as a gross figure, including abated rent associated with the Komar lease.

(2)	U/W Value of Vacant Space is inclusive of value attributable to the ground floor space previously occupied by Lord Abbett which has been underwritten to the appraisal’s concluded market rent for ground floor retail space.

(3)	2015 Parking Income is not available as the reporting period was prior to the borrower sponsors’ acquisition of the 90 Hudson Property and was not reported by the previous sponsor.

(4)	U/W Total Operating Expenses are inclusive of real estate taxes which have been underwritten to the estimated 2017 PILOT tax without consideration for any future reassessment or appeal of the 90 Hudson Property’s assessed value.

(5)	The increase in T-12 8/31/2017 Net Cash Flow from 2014 Net Cash Flow is primarily a result of AIG having vacated the property in 2013. Subsequent to AIG’s departure, Komar leased the space in December 2014 at an underwritten base rent of $31.00 PSF subject to a free rent abatement period through December 2016. Komar began paying full, unabated rent in January 2017.

Property Management.    The 90 Hudson Property is managed by CBRE, Inc., a third party.

Lockbox / Cash Management.     The 90 Hudson Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into the borrower’s operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of the borrower, (iii) a Tenant Trigger Event (as defined below), or (iv) the date the debt service coverage ratio (as calculated in the loan documents) falls below 1.40x at the end of any quarter, based on the trailing three-month period (a “DSCR Trigger Event”).

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (iii) above, the occurrence of a Tenant Trigger Event Cure (as defined below) or (c) clause (iv) above, either (1) the achievement of a debt service coverage ratio of at least 1.40x for one calendar quarter or (2) the date on which the borrower delivers cash or a letter of credit, in an amount that, if applied to the 90 Hudson Whole Loan, would prevent or cure the DSCR Trigger Event (a “DSCR Cure”). Each Cash Sweep Event cure is also subject to the following conditions: (x) no other event of default has occurred and is continuing, (y) a cure may not occur more than four times in the aggregate during the term of the loan (except that there are no limits on the number of times a DSCR Cure may occur) and (z) the borrower may not cure a Cash Sweep Event caused by a bankruptcy or insolvency of the borrower.

A “Tenant Trigger Event” means (a) any bankruptcy or insolvency action of Lord Abbett or any other replacement tenant leasing four or more floors of the space demised under the Lord Abbett lease (a “Tenant Sweep Lease”); or (b) Lord Abbett “going dark”, vacating or abandoning all or substantially all of the Lord Abbett premises (unless Lord Abbett has relocated its operations to another location pending restoration of its demised premises due to a casualty or condemnation); or any tenant under any Tenant Sweep Lease (other than Lord Abbett) “going dark”, vacating or abandoning all or substantially all of the space demised under a Tenant Sweep Lease (a “Tenant Sweep Space”) leased by such tenant (unless such tenant has relocated its operations to another location pending restoration of its demised premises due to a casualty or condemnation, and is paying full unabated rent or the borrower is receiving business interruption insurance proceeds); or (c) Lord Abbett and the borrower not renewing or extending the term of its lease (for all or substantially all of its premises) on or before June 30, 2023.

A-3-10

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

A “Tenant Trigger Event Cure” means: with respect to a Tenant Trigger Event caused solely by (i) clause (a) above, the dismissal of the bankruptcy or insolvency action and the affirmation, assumption or assigning of the lease in a manner reasonably satisfactory to the lender, (ii) clause (b) above, the date on which Lord Abbett (or the tenant under the Tenant Sweep Lease) once again occupies all or substantially all of the Lord Abbett premises or the Tenant Sweep Space, (iii) clause (c) above, the date (after June 30, 2023) on which Lord Abbett and the borrower renew or extend the term of the Lord Abbett lease, (iv) clauses (a), (b) and (c) above, the date on which (Y) Lord Abbett is replaced with respect to all or substantially all of the vacant Lord Abbett space, which excludes any ground floor leased space (or, with respect to any other tenant under a Tenant Sweep Lease, the date on which such tenant is replaced with respect to all or substantially all of such tenant’s Tenant Sweep Space), with a replacement tenant or tenants pursuant to one or more qualifying replacement leases, and (Z) such tenant delivers a tenant estoppel, and/or (v) clauses (a), (b) or (c) above, the first date on which the Rollover Reserve Cap (Tenant Trigger Event) (as defined below) has been satisfied.

A “Rollover Reserve Cap (Tenant Trigger Event)” means an amount which, when added to the amounts (if any) in the Tenant Trigger Reserve Account (as defined below) and the Partial Termination Reserve Account (as defined below) (to the extent such amounts were deposited in the Partial Termination Reserve Account following a Partial Termination (as defined below under “Partial Lease Termination”) of a Tenant Sweep Lease) as of such date, is equal to the number of rentable sq. ft. comprising the Tenant Sweep Space multiplied by $50.00. The Tenant Trigger Reserve Funds (as defined below) and Partial Termination reserve funds (to the extent such amounts were deposited in the Partial Termination Reserve Account following a Partial Termination of a Tenant Sweep Lease) will be considered to be Rollover Reserve Funds (as defined below) for purposes of computing the Rollover Reserve Cap (Tenant Trigger Event).

A “Partial Termination Reserve Account” means the reserve account for amounts required to be deposited if the borrower should exercise its right to partially terminate the Komar lease or the Lord Abbett lease (as described in “Partial Lease Termination” below).

Initial and Ongoing Reserves.    At loan origination, the borrower deposited (i) $100,000 into an insurance reserve account, (ii) $198,000 for immediate repairs and (iii) approximately $291,238 for a Lord Abbett CAM reimbursement reserve.

Tax Reserve. The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes (a) upon an event of default occurring and continuing, (b) if the borrower fails to provide evidence of satisfactory payment of all taxes due, and (c) upon the occurrence of a DSCR Trigger Event.

Insurance Reserve. The borrower is required to deposit into the insurance reserve account on a monthly basis, 1/12 of the annual insurance premiums (a) upon an event of default and (b) if an acceptable blanket insurance policy is no longer in place.

Replacement Reserve. The borrower is required to deposit into a replacement reserve, on a monthly basis, $7,194 upon (a) an event of default occurring and continuing, (b) the borrower not providing reasonably acceptable evidence that the 90 Hudson Property is being properly maintained, and (c) the occurrence of a DSCR Trigger Event, in each case subject to a cap of $172,663.

Rollover Reserve Account. The borrower is required to deposit into a TI/LC reserve, on a monthly basis, approximately $53,957 upon the occurrence of a DSCR Trigger Event (the “Rollover Reserve Monthly Deposit (DSCR Trigger Event)”), provided, that, no monthly deposit is required if the DSCR Trigger Event resulted solely from (x) a Tenant Trigger Event and Tenant Trigger Reserve funds are being deposited in accordance with the loan documents or (y) a Partial Termination and any Partial Termination reserve funds (the “Rollover Reserve Funds”) are being deposited in accordance with the loan documents, subject to the Rollover Reserve Cap (DSCR Trigger Event) (as defined below) (the “Rollover Reserve Account”).

A “Rollover Reserve Cap (DSCR Trigger Event)” means, as of the date of determination, an amount which, when added to the amounts (if any) in the Rollover Reserve Account and in the Tenant Trigger Reserve Account as of the date of determination, is equal to 48 multiplied by the Rollover Reserve Monthly Deposit (DSCR Trigger Event). The Rollover Reserve Cap (DSCR Trigger Event) is currently $2,589,948.

Tenant Trigger Reserve Account. The borrower is required to deposit into Tenant Trigger Event reserve, on a monthly basis, during the occurrence of a Tenant Trigger Event, 1/12 of the amount equal to the rentable square feet comprising the vacant Lord Abbett space, which excludes any ground floor leased space (or the Tenant Sweep Space, if Lord Abbett has been replaced by a tenant other than Lord Abbett under a Tenant Sweep Lease) multiplied by $1.50 (the “Tenant Trigger Reserve Funds”), subject to the Rollover Reserve Cap (Tenant Trigger Event) (the “Tenant Trigger Reserve Account”).

Lobby Work Reserve Account. In the event the borrower undertakes a certain set of improvements to the lobby as more particularly described in the loan documents (the “Lobby Work”) and the cost of performing such Lobby Work exceeds $2,000,000, the borrower will be required to deposit an amount equal to the cost of performing such Lobby Work as reasonably estimated by the borrower and confirmed by the lender.

A-3-11

90 Hudson Street Jersey City, NJ 07302	Collateral Asset Summary – Loan No. 1 90 Hudson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 60.2% 2.04x 9.1%

Partial Lease Termination. At any time the 90 Hudson Whole Loan is outstanding, upon prior written notice to the lender (and without the approval of the lender), the borrower has the right to partially terminate the Komar lease with respect to up to one floor of the Komar leased premises and/or partially terminate the Lord Abbett lease with respect to up to two floors of the Lord Abbett leased premises, in the aggregate (a “Partial Termination”), subject to the satisfaction of each of the following conditions, as determined by the lender: (A) concurrently with any such Partial Termination, the borrower deposits with the lender an amount which is equal to the greater of (x) $50 PSF with respect to termination of one floor only, $75 PSF with respect to two floors or $100 PSF with respect to three floors and (y) any termination or surrender fee paid to the borrower in connection with such partial termination of the applicable lease, (B) any such Partial Termination will not be deemed to violate any applicable anti-poaching conditions contained in the loan agreement, and (C) the debt service coverage ratio as determined by the lender (excluding all amounts attributable to the to-be-terminated space) is required to be greater than or equal to 1.25x.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-12

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A-3-13

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

A-3-14

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

A-3-15

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

A-3-16

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Matthew L. Adler; Adler Kawa Real Estate Fund III, LLC
Borrower:	AKF3 Valencia, LLC
Original Balance:	$58,000,000
Cut-off Date Balance:	$58,000,000
% by Initial UPB:	5.0%
Interest Rate:	4.1860%
Payment Date:	6th of each month
First Payment Date:	January 6, 2018
Maturity Date:	December 6, 2027
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(90), O(5)
Lockbox / Cash Management:	Hard / In Place

Reserves(1)
	Initial	Monthly
Taxes:	$527,523	$175,841
Insurance:	$0	Springing
Replacement:	$0	$6,258
TI/LC:	$428,250	$51,049
Free Rent:	$4,552,918	$0
Ground Rent:	$0	$223,125
Lease Sweep Lease:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$147
Balloon Balance / Sq. Ft.:	$124
Cut-off Date LTV:	70.6%
Balloon LTV:	59.8%
Underwritten NOI DSCR(2):	2.45x
Underwritten NCF DSCR(2):	2.28x
Underwritten NOI Debt Yield:	14.3%
Underwritten NCF Debt Yield:	13.3%
Underwritten NOI Debt Yield at Balloon:	16.9%
Underwritten NCF Debt Yield at Balloon:	15.7%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Office/Retail
Collateral:	Leasehold
Location:	Santa Clarita, CA
Year Built / Renovated:	1995-2000 / NAP
Total Sq. Ft.:	395,219
Property Management:	CBRE, Inc.
Underwritten NOI:	$8,314,176
Underwritten NCF:	$7,733,966
Appraised Value:	$82,100,000
Appraisal Date:	August 11, 2017

Historical NOI
Most Recent NOI:	$7,894,153 (T-12 July 31,2017)
2016 NOI(3):	$8,447,024 (December 31, 2016)
2015 NOI:	$8,347,981 (December 31, 2015)
2014 NOI:	$8,139,065 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	96.5% (July 31, 2017)
2016 Occupancy:	97.3% (December 31, 2016)
2015 Occupancy:	96.2% (December 31, 2015)
2014 Occupancy:	96.2% (December 31, 2014)
(1)	See “Initial and Ongoing Reserves” herein.

(2)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and the Underwritten NCF DSCR are 3.38x and 3.14x, respectively.

(3)	The 2016 NOI reflects operating data from May through December 2016 (annualized). The Valencia Town Center Property was acquired by the sponsor in April 2016 and the seller did not provide data for the first four months of 2016).

A-3-17

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

Tenant Summary(1)
Tenant	Ratings(2) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Princess Cruises (3)	NR/A3/A-	312,527	79.1%	$27.18	78.4%	3/31/2026
Morgan Stanley	A/A3/BBB+	9,163	2.3%	$30.60	2.6%	12/31/2018
K-Town BBQ(4)	NR/NR/NR	8,565	2.2%	$30.00	2.4%	7/27/2027
Buca di Beppo	NR/NR/NR	8,497	2.1%	$30.81	2.4%	3/31/2023
Souplantation	NR/NR/NR	7,366	1.9%	$35.00	2.4%	3/31/2022
Subtotal / Wtd. Avg.		346,118	87.6%	$27.60	88.2%
Retail Other		17,390	4.4%	$38.85	6.2%
Office Other		17,991	4.6%	$29.05	4.8%
Antenna		0	0.0%	NAP(5)	0.7%
Total / Wtd. Avg. Occupied(6)		381,499	96.5%	$28.18	100.0%
Retail Vacant		13,488	3.4%
Office Vacant		232	0.1%
Total		395,219	100.0%
(1)	Based on underwritten rent roll dated July 31, 2017.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Princess Cruises has two five-year extension options to renew at market rent with 12-18 months’ notice upon its lease expiring in March 2026. Beginning April 1, 2020, Princess Cruises has early termination options with respect to a total of 63,575 sq. ft. with nine months’ notice. The termination options are phased such that Princess Cruises may terminate (i) the 6th floor at VTC III building (21,176 sq. ft.) on April 1, 2020 upon paying a termination fee equal to three months of rent, (ii) the 5th floor of the VTC III building (21,199 sq. ft.) on April 1, 2021 upon paying a termination fee of two months of rent, and the 4th floor of the VTC III building (21,200 sq. ft.) on April 1, 2022 upon paying a termination fee of one month of rent. The Princess Cruises lease has $4,552,918 in partial rent abatements for certain months between January 2018 and March 2022. The abated rent represents approximately 12.6% of the unabated rent amount due during that period and the full amount of abated rent was reserved at closing.
(4)	K-Town BBQ took occupancy in July 2017. At loan origination, the borrower deposited $428,250 for outstanding approved tenant improvements and leasing commissions required to be paid pursuant to the K-Town BBQ lease.
(5)	There are three antenna leases with an average annual rental rate of $26,223.
(6)	Total / Wtd. Avg. Occupied U/W Base Rent PSF figures exclude Antenna rental rates.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	4	4,749	1.2%	4,749	1.2%	$30.22	1.6%	1.6%
2018	8	21,184	5.4%	25,933	6.6%	$32.69	6.4%	8.0%
2019	1	1,718	0.4%	27,651	7.0%	$38.49	0.6%	8.6%
2020	3	8,209	2.1%	35,860	9.1%	$33.72	2.6%	11.2%
2021	1	3,659	0.9%	39,519	10.0%	$27.81	0.9%	12.1%
2022	2	8,803	2.2%	48,322	12.2%	$35.28	3.3%	15.4%
2023	1	8,497	2.1%	56,819	14.4%	$30.81	2.4%	17.8%
2024	1	2,372	0.6%	59,191	15.0%	$39.34	0.9%	18.7%
2025	0	0	0.0%	59,191	15.0%	$0.00	0.0%	18.7%
2026	1	312,527	79.1%	371,718	94.1%	$27.18	78.4%	97.1%
2027	2	9781	2.5%	381,499	96.5%	$31.57	2.9%	100.0%
2028	0	0	0.0%	381,499	96.5%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	381,499	96.5%	$0.00	0.0%	100.0%
Vacant	NAP	13,720	3.5%	395,219	100.0%	NAP	0.0%
Total / Wtd. Avg.	24	395,219	100.0%			$28.18	100.0%

(1)	Based on the underwritten rent roll as of July 31, 2017.
(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.
(3)	Annual U/W Base Rent PSF excludes antenna rental rates.

A-3-18

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

The Loan. The Valencia Town Center loan (the “Valencia Town Center Loan”) is a fixed rate loan secured by the borrower’s leasehold interest in a 395,219 sq. ft., multi-tenant office complex with ground floor retail suites located in Santa Clarita, California (the “Valencia Town Center Property”) and adjacent to Westfield Valencia Town Center, a super-regional shopping, dining and entertainment center in the Santa Clarita Valley.

The Valencia Town Center Loan, with an Original Balance and Cut-off Date Balance of $58.0 million, has a 10-year term, pays interest only for the first 24 months of the loan term and amortizes on a 30-year schedule thereafter. The Valencia Town Center Loan accrues interest at a fixed rate equal to 4.1860%. Loan proceeds were used to retire existing debt of approximately $47.1 million that was previously funded at the time of property acquisition by the borrower sponsor in April 2016, fund approximately $5.5 million in upfront reserves, pay transaction costs of approximately $1.6 million and return approximately $3.8 million of equity to the borrower sponsor. Based on the “As-Is” appraised value of $82.1 million as of August 11, 2017, the Cut-off Date LTV is 70.6%. The most recent prior financing of the Valencia Town Center Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1)	$58,000,000	100.0%	Loan Payoff(1)	$47,124,614	81.2%
			Reserves	$5,508,691	9.5%
			Closing Costs	$1,575,898	2.7%
			Return of Equity	$3,790,797	6.5%
Total Sources	$58,000,000	100.0%	Total Uses	$58,000,000	100.0%
(1)	Loan proceeds were used to refinance a short term loan that was originated concurrently with the $78.0 million acquisition of the Valencia Town Center Property in April 2016.

The Borrower / Borrower Sponsors. The borrower, AKF3 Valencia, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsors of the borrower and the nonrecourse carve-out guarantors are Adler Kawa Real Estate Fund III, LLC and Matthew L. Adler on a joint and several basis. Adler Kawa Real Estate Fund III, LLC is a closed end fund with a term that expires on July 20, 2023, subject to extension for two additional one-year periods, at the managing member’s sole discretion (and, in the case of the second extension, with the consent of the fund’s advisory committee).

Matthew L. Adler is the president of Adler Kawa Real Estate Advisors LLC, a joint venture that was formed in July 2012 between Adler Group, a real estate company founded in 1957 and Kawa Capital Management, an asset management firm founded in 2007. Prior to heading up Adler Kawa, Mr. Adler led fund management, asset management and acquisitions for Adler Group since 2005, which, throughout its history, has developed and acquired in excess of 18 million sq. ft. of industrial, office, retail and residential real estate throughout the southeast United States, including Orlando, Miami, Tampa, Naples and Nashville. Adler Kawa Real Estate Fund III, LLC was launched in 2015. As of June 30, 2017 the Adler Kawa Real Estate Fund III, LLC owns eight commercial office and light industrial portfolios comprised of approximately 2.3 million sq. ft. and located in Florida, North Carolina, Alabama, Texas, Maryland and Washington DC that are 89.4% occupied on a weighted average basis. Mr. Adler is indirectly the managing member of entities that manage (i) the non-recourse carve-out guarantor and (ii) the indirect sole member of the borrower, but does not have an ownership interest in the borrower.

The Property. The Valencia Town Center Property consists of four Class A office buildings (known as VTC I, VTC II, VTC III and VTC IV) totaling 395,219 sq. ft. and two parking structures within the Valencia Town Center, a mixed-use development with indoor and outdoor shopping, dining and entertainment establishments covering over one million square feet of retail space in Santa Clarita, California. The Valencia Town Center Property buildings were built between 1995 and 2000 on an 8.90-acre site and include 55,306 sq. ft. (14.0% of net rentable area (“NRA”)) of ground floor retail space.

The leasehold interest in the Valencia Town Center Property was purchased on April 22, 2016 for $78.0 million by the borrower sponsor. At the same time, the fee interest in the land was sold for $52.0 million to an unaffiliated third party. See “Ground Lease” below.

As of July 31, 2017, the Valencia Town Center Property was 96.5% leased to 24 tenants and has maintained an average occupancy of 96.7% since 2000. Approximately 84.1% of the NRA is occupied by investment grade tenants, including Princess Cruises, Morgan Stanley, Quest Diagnostics (Unilab Corp), Bank of America, City National Bank. The largest tenant at the Valencia Town Center Property is Princess Cruises, which as of July 31, 2017 occupies 79.1% of the NRA. The Valencia Town Center Property has served as the global headquarters for Princess Cruises since 1998.

Parking is provided in two structures, which collectively offer 2,148 parking stalls (4.0 per 1,000 sq. ft.) for tenants of the Valencia Town Center Property, with the remaining stalls open to visitors of the movie theater located to the west of the Valencia Town Center Property. The North Parking Garage is located at the north side of Town Center Drive and contains 1,692 spaces and the South Parking Garage is located at the south side of Town Center Drive and provides 456 spaces.

A-3-19

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

Major Tenants.

Princess Cruises (312,527 sq. ft.; 79.1% of NRA; 78.4% of U/W Base Rent; A3/A- Moody’s/S&P; Carnival NYSE: CCL and CUK) Founded in 1965, Princess Cruises is the third largest cruise line in the world and carries 1.7 million guests each year to destinations around the globe. Princess Cruises is one of the 10 cruise ship brands owned by Carnival Corporation (NYSE: CCL and CUK). Carnival Corporation, which guarantees the Princess Cruises lease through March 31, 2026, is a large global leisure travel company with reported 2016 revenue of $16.4 billion and reported 2016 earnings that were over 40% higher than 2015 on top of a 40% growth in 2014.

Princess Cruises is headquartered at the Valencia Town Center Property and is one of Santa Clarita’s top employers with 1,600 employees on site, according to the appraisal. Princess Cruises executed its first lease at the Valencia Town Center Property in June 1999. Princess Cruises originally leased 108,504 sq. ft. and in the course of 11 expansions, nearly tripled its leased square footage to date. Princess Cruises has received a total tenant improvement allowance of $8,860,945 ($28.35 PSF) over its entire space since taking occupancy.

Princess Cruises has two five-year extension options to renew at market rent with 12-18 months’ notice upon its lease expiring in March 2026. Such renewal may be made either in full, or as to a single full floor or as to certain specified contiguous full floors. Beginning April 1, 2020, Princess Cruises has early termination options with respect to a total of 63,575 sq. ft. with nine months’ notice. The termination options are phased such that Princess Cruises may terminate (i) the 6th floor at VTC III (21,176 sq. ft.) on April 1, 2020 upon paying a termination fee of three months of rent, (ii) the 5th floor of VTC III (21,199 sq. ft.) on April 1, 2021 upon paying a termination fee of two months of rent, and (iii) the 4th floor of VTC III (21,200 sq. ft.) on April 1, 2022 upon paying a termination fee of one month of rent.

The Princess Cruises lease has $4,552,918 in partial rent abatements for the particular leased spaces and specified months between January 2018 and March 2022. The abated rent represents approximately 12.6% of the unabated rent amount due during that period and was reserved in full at closing.

Morgan Stanley (9,163 sq. ft.; 2.3% of NRA; 2.6% of U/W Base Rent; BBB+/A3/A S&P/Moody’s/Fitch; NYSE: MS) Morgan Stanley is a global financial holding company providing investment banking, securities, wealth management and investment management services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals, with offices in more than 42 countries and more than 55,000 employees. The Morgan Stanley office at the Valencia Town Center Property employs financial planners. Morgan Stanley has been at the Valencia Town Center Property since 1995.

K-Town BBQ (8,565 sq. ft.; 2.2% of NRA; 2.4% of U/W Base Rent) K-Town BBQ is a casual Korean restaurant that features table-grilled dishes and hot pot meals. K-Town BBQ initially took occupancy in July 2017 under a 10-year lease. The borrower deposited $428,250 into a reserve for outstanding approved tenant improvements and leasing commissions at loan origination.

Environmental Matters. The Phase I environmental report dated August 23, 2017 recommended no further action at the Valencia Town Center Property.

The Market. The Valencia Town Center Property is located in Santa Clarita, California, within Los Angeles County. Valencia is a suburban, unincorporated planned community located within the City of Santa Clarita approximately 35 miles northwest of Downtown Los Angeles. The Valencia Town Center Property is situated within the primary commercial hub location in Valencia and the entire Santa Clarita Valley. The Valencia Town Center Property is adjacent to the Westfield Valencia Town Center Regional Shopping Mall, a million square feet super-regional shopping, dining and entertainment center, the Edwards 12-screen multiplex movie theater, Gold’s Gym, a Hilton Hotel and many restaurants. Additionally, the Santa Clarita Civic Center, containing city hall, the county courthouse, sheriff’s office and the fire department, is within two blocks of the Valencia Town Center Property. According to the appraisal, within a three- and five-mile radius around the Valencia Town Center Property, the 2016 population is approximately 100,000 and 200,000, respectively and the average household income is approximately $125,000 and $123,000, respectively.

Regional access to the area is provided by the Golden State Freeway, an east-west highway located within 1.5 miles of the Valencia Town Center Property. LAX and Burbank Bob Hope international airports are located approximately 20 and 40 miles from the Valencia Town Center Property, respectively. Public transportation is available near the Valencia Town Center Property in the form of Santa Clarita city buses with stops adjacent to the Valencia Town Center Property and providing access throughout the city as well as destinations in Los Angeles County such as Downtown Los Angeles, Hollywood, Century City, Woodland Hill and Burbank.

Office: Most of the Valencia Town Center Property (339,913 sq. ft. approximately 86.0% of NRA and 85.9% of underwritten base rent) is configured as office space, which is 99.9% occupied at a weighted average rent of $27.37 PSF. According to a third party market research report, the Valencia Town Center Property is located in the Santa Clarita Valley office submarket. As of the second quarter of 2017, the submarket had a total inventory of approximately 4.8 million sq. ft. Average submarket vacancy was 10.6% and the average asking rent was $29.75 PSF. In the past five years a total of 154,305 sq. ft. were added to the supply with 494,651 sq. ft. of net absorption achieved during the same period. Supply has outpaced demand over the past five years. There are three office projects under construction in the Santa Clarita Valley office market totaling 140,014 sq. ft. that represent 2.8% of supply that will be added in the near term.

A-3-20

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

The appraisal identified five comparable office leases that had rents ranging from $27.00 to $34.20 PSF with an average of $30.96 PSF and concluded a weighted average market rent of $28.00 PSF for the office space at the Valencia Town Center Property.

Comparable Office Leases(1)
Property Name	Distance (miles)	Tenant Name	Lease Date	Tenant Leased Space	Lease Term (months)	Base Rent PSF
Valencia Town Center Property(2)		Various	Various	339,681	10.6	$27.37
Cinema Professional Center	1.2 northeast	Dermatologist	Jun-17	3,096	5.0	$34.20
Tourney Place	1.4 west	Real Estate Company	Feb-17	4,112	5.5	$29.40
Valencia Town Center Plaza	0.2 west	Financial Advisor	Aug-16	2,105	6.2	$31.80
The Commons	1.3 southwest	Insurance Company of the West	Jul-16	10,186	3.3	$32.40
Gateway Plaza	1.4 northwest	North Los Angeles County Regional Center	Jul-16	1,456	4.9	$27.00
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 31, 2017.

Retail: Approximately 14.0% of NRA (55,306 sq. ft.) and 13.4% of underwritten base rent of the Valencia Town Center Property is configured as ground floor retail, which is 75.6% occupied at a weighted average rent of $34.72 PSF as of July 31, 2017. According to a third party market research report, the Valencia Town Center Property is located in the Santa Clarita Valley retail submarket. As of the second quarter of 2017, the submarket had a total inventory of approximately 12.6 million sq. ft. Average submarket vacancy was 5.0% and the average asking rent was $23.67 PSF. In the past five years a total of 32,217 sq. ft. were added to the supply. Demand has outpaced supply over the past five years. There are two retail projects under construction in the Santa Clarita Valley retail market totaling 34,041 sq. ft. that represent 0.3% of supply that will be added in the near term.

The appraisal identified five comparable retail leases that had rents ranging from $25.80 to $42.00 PSF with an average of $33.36 PSF and concluded a weighted average market rent of $31.17 PSF for the retail space at the Valencia Town Center Property, which includes the $27.00 PSF market rent for the 24,428 sq. ft. of restaurant space, $36.00 PSF for the 13,209 sq. ft. retail space, $39.00 PSF for the 3,703 sq. ft. of retail space on Theater Drive and $43.80 PSF for the 1,108 sq. ft. of retail space on the corner of Town Center Drive and Circle Drive.

Comparable Retail Leases(1)
Property Name	Distance (miles)	Tenant Name	Lease Date	GLA	Lease Term (months)	Base Rent PSF
Valencia Town Center Property(2)		Various	Various	41,818	9.1	$34.72
Lyons Plaza	3.2 south	Burgerim	Aug-17	10,848	5.0	$30.00
Bouquet Center	2.0 northeast	Poke Restaurant	Jun-17	17,238	5.0	$36.00
Baywood Court	1.1 north	Reflexology	Dec-16	8,652	5.0	$42.00
Crossroads Center	1.6 northeast	Isshoes Boutique	Aug-16	35,506	6.0	$25.80
Valencia Village	1.7 north	Cool Head Shaved Ice	Jul-16	13,400	5.0	$33.00
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated July 31, 2017.

Overall: The appraisal concluded a stabilized vacancy rate of 7.0%, which takes into account the credit rating of Princess Cruises, and a weighted average market rent of $27.58 PSF for the Valencia Town Center Property. As of July 31, 2017, the Valencia Town Center Property was 96.5% leased at a weighted average rent of $28.18 PSF.

A-3-21

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 7/31/2017	U/W	U/W PSF
Base Rent	$9,706,861	$9,754,062	$11,019,303	$10,502,515	$10,828,663	$27.40
Credit Tenant Step Rents(1)	0	0	0	0	467,590	1.18
Rent Steps(2)	0	0	0	0	216,943	0.55
Value of Vacant Space	0	0	0	0	605,800	1.53
Gross Potential Rent	$9,706,861	$9,754,062	$11,019,303	$10,502,515	$12,118,996	$30.66
Total Recoveries	6,919,763	6,531,730	5,932,831	5,900,788	5,910,788	14.96
Total Other Income(3)	393,994	376,984	375,567	363,821	363,821	0.92
Less: Vacancy and Credit Loss(4)	(661,252)	(305,143)	(34,553)	(67,066)	(1,262,085)	(3.19)
Effective Gross Income	$16,359,367	$16,357,633	$17,293,148	$16,700,058	$17,131,520	$43.35
Total Variable Expenses	3,310,437	3,367,302	3,550,755	3,513,348	3,575,467	9.05
Total Fixed Expenses	2,245,489	1,977,974	2,630,994	2,654,432	2,310,090	5.85
Ground Rent Expense(5)	2,664,375	2,664,375	2,664,375	2,638,125	2,931,788	7.42
Net Operating Income	$8,139,065	$8,347,981	$8,447,024	$7,894,153	$8,314,176	$21.04
TI/LC	0	0	0	0	505,119	1.28
Capital Expenditures	0	0	0	0	75,092	0.19
Net Cash Flow	$8,139,065	$8,347,981	$8,447,024	$7,894,153	$7,733,966	$19.57
(1)	Credit Tenant Step Rents are the straight line average of contractual rent steps through the maturity dates (or any earlier termination option dates) for the respective Princess Cruises leases as discussed above.
(2)	U/W Rent Steps include rent steps through October 2018.

(3)	Other Income mainly includes parking income.

(4)	U/W Vacancy is underwritten to the appraisal vacancy rate of 7.0%, which is higher than the 3.5% vacancy in place.

(5)	U/W Ground Rent Expense figures include the assumed ground rent equal to the 10-year average of ground rent during the loan term.

Property Management. The Valencia Town Center Property is managed by CBRE, Inc. a third-party service provider.

Lockbox / Cash Management. The Valencia Town Center Loan is structured with a hard lockbox and in place cash management. A lender controlled lockbox account is required to be established by the borrower. The borrower is required to cause all rents to be transmitted by tenants directly into the lockbox account and the borrower and manager are required to deposit into the lockbox account any rents received by them despite such direction within one business day after receipt. Funds in the lockbox account are required to be swept into a cash management account controlled by the lender on a daily basis. If no Trigger Period (as defined below) exists, all funds in the cash management account are required to be applied to make required monthly deposits into reserve funds (as described below under “Initial and Ongoing Reserves”), to pay monthly debt service, to pay monthly operating expenses set forth in the annual budget (which during a Trigger Period is required to be approved by the lender) and extraordinary expenses approved (except in the case of expenses necessary to preserve and maintain the Valencia Town Center Property or prevent liability to the borrower) by the lender, with excess cash flow disbursed to the borrower. During a Trigger Period not resulting from a Lease Sweep Period (as defined below), all excess cash flow is required to be held by the lender as additional collateral for the Valencia Town Center Loan. During a Lease Sweep Period, all excess cash flow is required to be swept into a lease sweep reserve account (the “Lease Sweep Account”) to be applied to expenses of reletting the related space which triggered the Lease Sweep Period.

A “Trigger Period” will commence upon (i) the occurrence of an event of default, (ii) the commencement of a Low Debt Service Period (as defined below), or (iii) the commencement of a Lease Sweep Period and will end upon (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender or (B) with respect to a Trigger Period continuing due to clause (ii), such Low Debt Service Period has ended as provided in the definition of such term, or (C) with respect to a Trigger Period continuing due to clause (iii), such Lease Sweep Period has ended as provided in the definition of such term.

A “Low Debt Service Period” will commence if, as of the last day of any calendar quarter, the amortizing debt service coverage ratio is less than 1.25x, and will end when the amortizing debt service coverage ratio is at least 1.30x for two consecutive calendar quarters.

A “Lease Sweep Period” will commence (I) (a) with respect to each Lease Sweep Lease (as defined below), upon the earlier to occur of: (1) with respect to each Lease Sweep Lease that is a Lease Sweep Lease in effect as of the loan origination date: (i) the date that is 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease; and (ii) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); and (2) with respect to each Lease Sweep Lease that is a replacement lease of a Lease Sweep Lease that is in effect as of the loan origination date: (i) the date that is 12 months prior to the earliest stated expiration

A-3-22

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

(including the stated expiration of any renewal term) of a Lease Sweep Lease; (ii) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); and (iii) with respect to any replacement Lease Sweep Lease that is set to expire on or prior to December 1, 2029 (without giving effect to any extension option unless the same has been fully exercised), the monthly payment date occurring in December 2026; (b) upon (x) the receipt by borrower or manager of notice from any Lease Sweep Tenant (as defined below) exercising its right to terminate its Lease Sweep Lease; provided, however, that the Lease Sweep Period shall not commence pursuant to this clause (b) if the tenant under the Princess Cruise Line Lease III exercises its termination options with respect to all or any of suites 3-400, 3-500 and 3-600, unless and until such tenant fails to pay the termination payments required with respect to such termination options on or prior to the date required by the terms of the applicable Lease Sweep Lease; (c) the date that a Lease Sweep Lease (or any portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by borrower or manager of notice from any Lease Sweep Tenant of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any portion thereof) prior to its then current expiration date; provided, however, in connection with the approval by lender of such early surrender, cancellation or termination, the Lease Sweep Period shall not commence pursuant to this clause (c) until the date that is 12 months prior to the anticipated date of such anticipated surrender, cancellation or termination, unless such earlier date is otherwise agreed upon by the borrower and the lender in connection with the approval of such early surrender, cancellation or termination; (d) if, after the monthly payment date in December 2025, a Lease Sweep Tenant has ceased operating its business (i.e. “goes dark”) at 80% or more of its space at the Valencia Town Center Property, or gives notice of its intent to do so; (e) upon a default under a Lease Sweep Lease by a Lease Sweep Tenant beyond any applicable notice and cure period, (f) upon a bankruptcy or insolvency proceeding of a Lease Sweep Tenant or the guarantor, if any, of the Lease Sweep Lease, or (g) upon a decline in the unsecured debt credit rating of Princess Cruise Lines, Ltd., a Bermuda Corporation (or its parent entity) below “BBB” or its equivalent by any rating agency; and shall end upon the first to occur of the following: (A) in the case of clauses (I)(a), (I)(b), (I)(c), and (I)(d) above, either (x) the entirety of the affected Lease Sweep Lease space is leased pursuant to one or more “qualified leases” as defined in the loan documents, or (y) the affected Lease Sweep Lease space is leased pursuant to one or more “qualified leases” that in the aggregate yield a Net Effective Rent (defined below) greater than or equal to the Net Effective Rent attributable to the affected Lease Sweep Lease space immediately prior to the event that caused the Lease Sweep Period in question; (B) in the case of any Lease Sweep Period, the Valencia Town Center Property has achieved a debt yield equal to or greater than 10.5%; (C) in the case of clause (I)(a) above, the date on which the subject Lease Sweep Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with the borrower acceptable to the lender) with respect to all of its Lease Sweep Lease space; (D) in the case of clause (I)(b) above, if such termination option is not validly exercised by the Lease Sweep Tenant or is otherwise irrevocably waived in writing by the Lease Sweep Tenant; (E) in the case of clause (i)(e) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of two consecutive months following such cure; (F) in the case of clause (I)(f) above, either (a) the applicable bankruptcy or insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender or (b) the applicable Lease Sweep Lease has been assumed by and assigned to a third party in a manner reasonably satisfactory to the lender; (G) in the case of clause (I)(g) above, if the unsecured debt credit rating of Princess Cruise Lines, Ltd., a Bermuda corporation (“Princess Tenant”) (or its parent entity) has been restored to at least “BBB” or its equivalent by the relevant rating agencies; and (H) in the case of clauses (I)(a), (I)(b), (I)(c) and (I)(e) above where less than 50% of the Lease Sweep Lease space demised to Lease Sweep Tenants under all Lease Sweep Leases (in the aggregate) at the Valencia Town Center Property triggered such Lease Sweep Period, the date on which an amount equal to $30.00 per rentable square feet of space with respect to the Lease Sweep Lease space in question has been deposited with the lender, unless the Princess Cruise Line Lease III space has been leased pursuant to one or more leases which, in the aggregate, (x) require the borrower to incur expenses, which, in the lender’s determination, exceed such amounts, in which case the Lease Sweep Period in question shall continue until such time as sufficient funds are on deposit with the lender to cover such shortfall; and in the case of clauses (A), (B), and (C) above, sufficient funds have been accumulated to cover all leasing expenses, including tenant improvements, capital expenses, leasing commissions, free rent periods and rent abatement periods reasonably anticipated by the lender with respect to such leases.

A “Lease Sweep Lease” means (i) the Princess Cruise Lines Lease I (31,800 sq. ft. leased in building VTC 1), (ii) the Princess Cruise Lines Lease II (60,031 sq. ft. leased in building VTC 2), (iii) the Princess Cruise Lines Lease III (113,523 sq. ft. in building VTC 3), (iv) the Princess Cruise Lines Lease IV (107,173 sq. ft. in building VTC 4) or (v) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers 40,000 or more rentable square feet at the Valencia Town Center Property. The Valencia Town Center Property has four separate leases to the Princess Tenant, which have the above designations (i.e. Princess Cruise Lines Lease I, etc.) and are separately described in the loan documents.

A “Lease Sweep Tenant” shall mean any tenant under a Lease Sweep Lease.

“Net Effective Rent” is required to be calculated by lender (which calculation will be binding absent manifest error) as the quotient of (A) the amount by which (x) the contract rental rate for such lease over the then remaining term of such lease, exceeds (y) tenant improvement costs, tenant allowances and leasing commissions payable for such lease over the term of such lease, divided by (B) the number of years in the lease term.

Initial and Ongoing Reserves.

Tax Reserves. At loan origination, the borrower deposited $527,523 into a tax reserve account. On a monthly basis, the borrower is required to deposit 1/12 of the annual estimated real estate taxes, initially $175,841, into the tax reserve account.

A-3-23

24300, 24303 and 24305 Town Center Drive, 24200 and 24204 Magic Mountain Parkway, 26950 Theater Drive and 26735 Circle Drive, Santa Clarita, CA 91355	Collateral Asset Summary – Loan No. 2 Valencia Town Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$58,000,000 70.6% 2.28x 14.3%

Insurance Reserves. In the event an acceptable blanket insurance policy is no longer in place, the borrower will be required to deposit monthly reserves of 1/12 of the annual estimated annual insurance premiums on a monthly basis.

Replacement Reserves. On a monthly basis, the borrower is required to deposit $6,258 into the replacement reserve account.

TI/LC Reserves. At loan origination, the borrower deposited $428,250 for outstanding approved tenant improvements and leasing commissions (“TI/LC”) required to be paid pursuant to the K-Town BBQ lease. On a monthly basis, the borrower is required to deposit $51,049 into a TI/LC reserve account for TI/LC expenses that may be incurred following the loan origination date.

Ground Rent Reserves. On a monthly basis, the borrower is required to deposit the amount of the ground rent payment for the month of deposit, initially $223,125, into the ground rent reserve account.

Free Rent Reserves. At loan origination, the borrower deposited $4,552,918 into the free rent reserve account, which covers the outstanding base rent abatements associated with the Princess Cruises lease for the months of January 2018 through March 2022.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Releases. Not permitted.

Ground Lease. The Valencia Town Center Property is comprised of a leasehold interest under a ground lease with PFI Valencia, LLC, an unaffiliated third party, as the ground lessor. The ground lease commenced on April 22, 2016, expires on April 21, 2115 and does not have any extension options. The fixed ground rent is $2,625,000 during the first year, which steps up 2.0% each year during the first 10 years, followed by a 3.0% rent step each year from 2026 through 2045, remains at $5,665,984 until 2066 after which it increases at 2.0% each year until the term expiration. The borrower has an option to purchase the fee, exercisable during the period between the 90th day immediately prior to the expiration of each of the 10-year lease periods under the ground lease and the 60th day prior to the expiration of each of such 10-year lease periods, with the first such option permitted to be exercised during the third 10-year lease period (i.e. between January 22, 2046 and February 21, 2046). The option purchase price is based on a fixed schedule, such that the 2046 purchase option price is $68.0 million, 2056 and 2066 purchase option price is approximately $94.4 million and it thereafter continues to increase over time. Underwritten net cash flow assumed ground rent equal to the 10-year average of ground rent during the loan term.

A-3-24

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A-3-25

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

A-3-26

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

A-3-27

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

The Woods
4300 The Woods Drive
San Jose, CA 95136
SAN JOSE
Downtown
DIABLO RANGE
SANTA CRUZ MOUNTAINS
SANTA CLARA COUNTY
San Jose Intl. Airport 5 miles
Bluewater
Evergreen
Ashbridge
Willow Glen
South San Jose
Riverview
Robertsville
Alamitos
Almaden Valley
Silver Leaf
California Maison
Reid-Hillview Airport of Santa Clara
Lake Cunningham Park
Raging Waters
Eastridge Center
Tully Corners
San Jose State Univ.
San Jose Convention Ctr.
San Jose Vietnam Town
Grand Century Shopping Mall
Happy Hollow Zoo
History San Jose
CEFCU Stadium
San Jose Municipal Stadium
The Plant Shopping Center
Santa Clara Fairgrounds
Coyote Creek Park Chain
Evergreen Village Square
Silver Creek Plaza
Evergreen Valley Community College
The Ranch Golf Club
The Villages Golf and Country Club
Silver Creek Valley CC
Willow Glen Shopping Center
ADLINK Technology
Alien Tech. Corporation
Cobham
Silver Creek Sportsplex
Broadcom Corporation
Hospira
Integrated Device Tech.
Cognilytics Inc.
Ariosa Diagnostics
Western Digital
Monterey Plaza
Oakridge Mall
Almaden Plaza
Princeton Plaza Mall
Sunrise Plaza
Bloom Plaza
Village Oaks
Kaiser Permanente San Jose Medical Ctr.
Stion Corp.
Bernal Plaza
Santa Teresa Village Shopping Ctr.
IBM Research
Santa Teresa County Park
Bayshore Fwy
Guadalupe Fwy
South Valley Fwy
West Valley Fwy
Capitol Expwy
Almaden Expwy
Monterey Rd
Branham Ln
Blossom Hill Rd
Santa Teresa Blvd
Snell Ave
Cottle Rd
Curie Dr
Bernal Rd
Yerba Buena Rd
Silver Creek Valley Rd
San Felipe Rd
Aborn Rd
Quimby Rd
Norwood Ave
Tully Rd
Ruby Ave
Murillo Ave
White Rd
King Rd
McLaughlin Ave
Senter Rd
Keyes St
Curtner Ave
Foxworthy Ave
Hillsdale Ave
Nieman Blvd
Julian St
Santa Clara St
CALTRAIN
VTA LIGHT RAIL
CAPITOL
TAMIEN
BLOSSOM HILL
101
280
680
82
87
85
Richmond
Concord
Berkeley
OAKLAND
SAN FRANCISCO
Daly City
Hayward
Pleasanton
Livermore
Fremont
Redwood City
Palo Alto
Mtn. View
Sunnyvale
Santa Clara
SAN JOSE
Pacific Ocean
Los Gatos
Saratoga
Cupertino
Milpitas
Dublin
San Ramon
Danville
Walnut Creek
Alamo
Lafayette
Sausalito
Mill Valley
Corte Madera
Pleasant Hill
Antioch
Alameda
Castro Valley
Union City
Newark
Pacifica
Millbrae
San Mateo
Hillsborough
Belmont
Half Moon Bay
Woodside
Portola Valley
San Francisco Intl. Airport
Oakland Intl. Airport
San Jose Intl. Airport
Moffett Federal Airfield
CONTRA COSTA COUNTY
ALAMEDA COUNTY
SAN MATEO COUNTY
SANTA CLARA COUNTY

A-3-28

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Arcadia Development Co.
Borrower:	The Woods of San Jose LLC
Original Balance(1):	$57,500,000
Cut-off Date Balance(1):	$57,500,000
% by Initial UPB:	4.9%
Interest Rate:	2.9405%
Payment Date:	6th of each month
First Payment Date:	January 6, 2018
Maturity Date:	December 6, 2022
Amortization:	Interest Only
Additional Debt(1):	$142,500,000 Pari Passu Debt
Call Protection(2):	L(25), D or YM1(28), O(7)
Lockbox / Cash Management:	Springing Soft / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Unit:	$108,637
Balloon Balance / Unit:	$108,637
Cut-off Date LTV:	29.6%
Balloon LTV:	29.6%
Underwritten NOI DSCR:	5.08x
Underwritten NCF DSCR:	5.01x
Underwritten NOI Debt Yield:	15.2%
Underwritten NCF Debt Yield:	14.9%
Underwritten NOI Debt Yield at Balloon:	15.2%
Underwritten NCF Debt Yield at Balloon:	14.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	San Jose, CA
Year Built / Renovated:	1981-2003 / 2017
Total Units:	1,841
Property Management:	Arcadia Management Services Co.
Underwritten NOI(5):	$30,313,267
Underwritten NCF:	$29,853,017
Appraised Value:	$675,500,000
Appraisal Date:	October 10, 2017

Historical NOI
Most Recent NOI(5):	$29,844,064 (T-12 September 30, 2017)
2016 NOI:	$29,881,343 (December 31, 2016)
2015 NOI:	$27,615,634 (December 31, 2015)
2014 NOI:	$25,138,025 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	94.7% (October 1, 2017)
2016 Occupancy:	92.4% (December 31, 2016)
2015 Occupancy:	95.2% (December 31, 2015)
2014 Occupancy:	95.6% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $57.5 million represents the non-controlling Note A-2, which together with the controlling pari passu Note A-1 and non-controlling pari passu Note A-3, comprise The Woods Whole Loan (as defined below) with an aggregate original principal balance of $200.0 million. For additional information regarding the pari passu notes, see “The Loan” herein.
(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of January 6, 2018. The Woods Whole Loan can be defeased or prepaid (if prior to June 6, 2022, with a yield maintenance charge or a prepayment premium) in whole or in part after the earlier to occur of (a) December 1, 2021 and (b) the date that is two years after the closing date of the securitization of the last piece of The Woods Whole Loan. The assumed lockout period of 25 payments is based on the expected closing date of this transaction in January 2018. The actual lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” herein.
(4)	DSCR, LTV, Debt Yield and Balance / Unit calculations are based on The Woods Whole Loan, which has an aggregate principal balance of $200.0 million.
(5)	The difference between Most Recent NOI and Underwritten NOI is primarily attributable to the management fee being underwritten as $1,000,000. Per the management agreement, the management fee is 3.0% of the total monthly gross receipts from The Woods Property with anything above a $1,000,000 management fee only due to the extent there is sufficient cash flow following payment of amounts due under The Woods Whole Loan documents and other expenses of The Woods Property.

A-3-29

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

The Loan.    The Woods loan (“The Woods Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a garden-style multifamily property located in San Jose, California totaling 1,841 units (“The Woods Property”), with an Original Balance and Cut-off Date Balance of $57.5 million. The Woods Loan is part of a whole loan (“The Woods Whole Loan”) evidenced by three pari passu notes in the aggregate original principal balance of $200.0 million. The Woods Loan is evidenced by the non-controlling Note A-2 with a principal balance of $57.5 million, which will be included in the Benchmark 2018-B1 mortgage trust. The pari passu controlling Note A-1, with an original principal balance of $85.0 million, was contributed to the MSC 2017-HR2 mortgage trust and the pari passu non-controlling note A-3, with an original principal balance of $57.5 million is held by Citi Real Estate Funding Inc. and expected to be contributed to one or more future securitizations. Based on the “As Is” appraised value of $675.5 million as of October 10, 2017, the Cut-off Date LTV Ratio for The Woods Loan is 29.6%.

The relationship between the holders of The Woods Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$85,000,000	$85,000,000	MSC 2017-HR2	Yes
A-2	$57,500,000	$57,500,000	Benchmark 2018-B1	No
A-3	$57,500,000	$57,500,000	Citi Real Estate Funding Inc.	No
Total	$200,000,000	$200,000,000

The Woods Whole Loan had an original principal balance of $200.0 million, has an outstanding principal balance as of the Cut-off Date of $200.0 million and accrues interest at a fixed rate of 2.9405% per annum. The Woods Whole Loan has a 60-month term and is interest only for the full term.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$200,000,000	99.3%	Loan Payoff	$200,000,000	99.3%
Borrower Sponsor Equity	$1,323,235	0.7%	Closing Costs	$1,323,235	0.7%
Total Sources	$201,323,235	100.0%	Total Uses	$201,323,235	100.0%

The Borrower / Sponsor.    The borrower is The Woods of San Jose LLC, a Delaware limited liability company and special purpose entity with two independent directors that is indirectly 100.0% owned by Eli Reinhard and Eli Reinhard’s immediate family (“The Woods Borrower”). There is no nonrecourse carve-out guarantor with respect to The Woods Whole Loan. Both The Woods Borrower and the borrower sponsor, Arcadia Development Co. (“Arcadia”), delivered the related environmental indemnity. Eli Reinhard is the President and sole owner of Arcadia. Mr. Reinhard is an experienced builder in the San Jose Bay Area. Mr. Reinhard has been a developer of both single-family and multifamily housing, as well as commercial properties, over the past approximately 45 years. In addition to The Woods Property, Mr. Reinhard owns a 529-unit apartment community called Cherrywood approximately four miles southwest of The Woods Property. Mr. Reinhard also owns apartment communities on the East Coast, as well as several commercial properties.

Mr. Reinhard founded Arcadia in 1952 and has since built approximately 10,000 homes and apartments. Arcadia engages in the acquisition, development, building and marketing of new home communities. The company is also involved in the management of residential and commercial properties. Arcadia’s real estate portfolio includes new home communities in California and Virginia as well as apartments in San Jose, California.

The Property. The Woods Property is comprised of six separate “villages” referred to as Amberwood, Brentwood, Cedarwood, Duramwood, Edenwood and Foxwood, totaling 1,841 units. The leasing office is in the center of The Woods Property. Units feature electric appliances including a range/oven, a frost-free refrigerator, a garbage disposal, a dishwasher and certain new units contain microwave ovens. According to the property manager, The Woods Property is undergoing an ongoing replacement program for all appliances. All units feature private patios or balcony areas, with select units offering fireplaces and an exterior storage room. The Woods Property has 3,218 parking spaces (approximately 1.75 spaces per unit) and gate-controlled vehicular access. The parking spaces at The Woods Property are comprised of 1,072 carport spaces, 702 garage spaces, 1,181 open spaces, and 263 tandem spaces.

The Woods Property has undergone over $21.9 million ($11,900 per unit) of capital improvements since 2013 by the borrower, including over $1,000 per unit per year for the last six years. The Woods Property has experienced stable occupancy and has averaged approximately 95.4% physical occupancy since 2007. The 1,841 units at The Woods Property total approximately 1,550,397 sq. ft. which results in an average unit size of approximately 842 sq. ft. within 45 separate floor plans. The units include apartment-style residences and townhouses. The Woods Property has a variety of amenities across its six phases, with the newer units featuring in-unit laundry. The different floor plans comprising the apartments include: studios, one bedroom/one bathroom units, two bedroom/two bathroom units and three bedroom/ two bathroom units. The different floor plans comprising the townhouse units include one bedroom/1.5 bathroom units, two bedroom/two or 2.5 bathroom units and three bedroom/two bathroom units. In addition to specific village and/or unit amenities, all

A-3-30

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

residents of The Woods Property have access to numerous amenities including a total of six swimming pools and spas located throughout the community; a resident lounge with a flat screen TV, fireplace and Wi-Fi; a lit basketball court and putting green; five high-tech fitness complexes with new cardio, aerobic and weight training equipment; children’s play areas, 24-hour on-site maintenance, professional on-site management and maintenance teams; resident events; and access to the resident portal which allows tenants to make monthly rental payments on-line.

The following table presents detailed information with respect to The Woods Property:

The Woods – Village Summary
Phase	Year Built	Total Units	Occupied Units(1)(2)	Renovated Units	% Renovated
Amberwood	1981	294	282	276	93.9%
Brentwood	1984	262	252	245	93.5%
Cedarwood	1985	228	217	204	89.5%
Duramwood	1991	359	328	60	16.7%
Edenwood	1999	222	208	32	14.4%
Foxwood	2003	476	456	0	0.0%
Total/Wtd. Avg.		1,841	1,743	817	44.4%
(1)	Based on the underwritten rent roll dated October 1, 2017.
(2)	Occupied Units treats administrative and model units as vacant, as no revenue is contributed by the units.

The following table presents unit mix information with respect to The Woods Property:

The Woods – Unit Mix(1)
Unit Type	Total Units	Occupied Units	Average Unit Size (SF)	In-Place Average Rent per Month
Studio	169	158	448	$1,796
1 BR	928	885	711	$1,997
1 BR Townhouse	119	111	960	$2,292
2 BR Townhouse	257	247	1,232	$2,658
2 BR Townhouse	120	109	1,295	$2,938
2 BR Garden-style Apartment	222	210	936	$2,421
3 BR Garden-style Apartment	14	11	956	$2,747
Junior 1 BR	12	12	635	$1,975
Total/Wtd. Avg.	1,841	1,743	842	$2,206
(1)	Based on the underwritten rent roll dated October 1, 2017.

Environmental Matters. The Phase I environmental report dated October 27, 2017 recommended no further action at The Woods Property other than the continued implementation of an asbestos operations and maintenance plan.

The Market. The Woods Property is located in San Jose, California, in central Santa Clara County, and is part of the San Jose-Sunnyvale-Santa Clara metropolitan statistical area. San Jose is located at the southern end of San Francisco Bay, approximately 48 miles southeast of San Francisco. San Jose is generally bordered by the waters of San Francisco Bay and the city of Milpitas to the north, the cities of Santa Clara and Campbell to the west, the foothills of the Diablo Mountain Range to the east and Morgan Hill to the south. The large concentration of high-technology engineering, computer and microprocessor companies around San Jose has led the area to be known as Silicon Valley. San Jose is the largest city in Silicon Valley and is also the largest city in the San Francisco Bay Area, in terms of population. San Jose is widely known as home to many of the world’s largest technology companies including Alphabet Inc., Apple Inc., Intel, Cisco Systems Inc., Facebook Inc., Hewlett-Packard, Oracle, Yahoo! and eBay.

The Woods Property is located in southern San Jose, in the area generally encompassed by Capitol Expressway, Monterey Highway and Highway 85. The Woods Property is immediately south of Capitol Expressway between Snell Avenue and Monterey Highway and is visible from these major thoroughfares. Primary access to the area is good, with various state routes and access routes leading through the neighborhood. Both State Highways 87 and 85 connect with Interstate 280 and US Highway 101 to the north providing access to the greater Bay Area. Access to State Highway 87 is located approximately one mile west of The Woods Property along Capitol Expressway, and access to State Highway 85 is located approximately two miles south of The Woods Property along Blossom Hill Road. The drive time to Cupertino, California (Apple Inc.’s headquarters) is less than 20 minutes away, Mountainview (Alphabet Inc.’s headquarters) is less than 25 minutes away and Palo Alto is less than 30 minutes away.

A-3-31

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

The land uses in the immediate area consist of a mixture of residential and commercial, with retail mostly situated on Capitol Expressway and the Monterey Highway, both of which are approximately four miles from The Woods Property. According to the appraisal, the area is considered to be substantially built-out with very limited opportunities for new supply. The Woods Property is located near schools, shops and grocery stores, restaurants, parks, libraries and other community services. The major retail development in the neighborhood is Westfield Oakridge Mall, which is located approximately three miles southwest of The Woods Property. Almaden Plaza Shopping Center, a Trader Joe’s-anchored community center, is located four miles southwest of The Woods Property. Downtown San Jose is an approximately 10 minute trip from The Woods Property. The Woods Property is in close proximity to the Highways 85, 87, 280 and 101, Capitol Expressway, Monterey Highway and light rail transit and the Cal Train with service to San Francisco. According to the appraisal, the estimated population, as of year-end 2017, within a one-, three- and five-mile radius is 34,366, 241,996 and 584,477, respectively. Additionally, per the appraisal, the estimated average household income for the same period, within a one-, three- and five-mile radius is $98,177, $106,918 and $120,520. The appraisal lists the following, top 10 employers for the area: Apple Inc., Alphabet Inc., Stanford University, Cisco Systems Inc., Kaiser Permanente, Intel Corp., Stanford University, Hospital & Clinics, Tesla Motors Inc., Facebook Inc. and University of California, Santa Cruz.

According to the appraisal, The Woods Property is part of the South San Jose multifamily submarket which is part of the greater San Jose multifamily market. As of the second quarter of 2017, the overall San Jose multifamily market had an inventory of 126,911 units and average vacancy was 2.8%. Average asking rents are reported at $2,115 per unit. During the same period, the South San Jose submarket, where The Woods Property is located, had an inventory of 11,725 units. The South San Jose submarket reported a vacancy rate of 4.8% and an average asking rent of $2,162 per unit. The table below shows eight multifamily properties, within the South San Jose submarket, that were identified by the appraisal as comparables to The Woods Property. Occupancy rates at the comparable properties range from 87.0% to 99.0% with a weighted average of 94.6%.

In determining market rent for The Woods Property, the appraiser identified the eight comparable multifamily properties listed in the table below.

Comparable Multifamily Properties(1)
Property Name	Property Address	Distance from The Woods Property (miles)	Year Built	Total Units	Average Unit (SF)	Occupancy	Average Rent per Unit
The Woods Property	4300 The Woods Drive, San Jose, CA	--	1981-2003	1,841	845	94.7%(2)	$2,206
Sagemark Apartments	3980 Ellmar Oaks Drive, San Jose, CA	0.6	1986	432	908	87.0%	$2,662
Rosewalk Apartments	3601 Copperfield Drive, San Jose, CA	1.0	1996	456	995	94.0%	$2,474
Verde Apartments	5322 Wong Drive, San Jose, CA	1.4	1986	108	806	97.0%	$2,430
Villa Veneto	398 La Strada Drive, San Jose, CA	3.0	1999	226	1,167	97.0%	$2,856
Bella Villagio	383 Vista Roma Way, San Jose, CA	0.6	2004	231	992	99.0%	$2,519
San Marino Apartments	2175 Aborn Road, San Jose, CA	3.0	1985	248	826	95.0%	$2,304
Avana Skyway	4501 Snell Avenue, San Jose, CA	0.6	1991	348	850	97.0%	$2,356
Almaden Lake Village	1045 Coleman Road, San Jose, CA	3.0	1998	250	921	98.0%	$2,441
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 1, 2017.

A-3-32

4300 The Woods Drive San Jose, CA 95136	Collateral Asset Summary – Loan No. 3 The Woods	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$57,500,000 29.6% 5.01x 15.2%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 9/30/2017	U/W	U/W Per Unit
Base Rent(1)	$39,393,192	$43,103,435	$46,876,612	$48,037,645	$46,132,248	$25,058
Gross Up Vacancy	0	0	0	0	2,791,778	1,516
Gross Potential Rent	$39,393,192	$43,103,435	$46,876,612	$48,037,645	$48,924,026	$26,575
Total Other Income(2)	374,320	331,813	463,355	458,597	458,597	249
Less: Vacancy(3)	(1,738,307)	(2,084,554)	(3,576,702)	(3,243,631)	(4,130,012)	(2,243)
Effective Gross Income	$38,029,205	$41,350,694	$43,763,265	$45,252,611	$45,252,611	$24,580
Total Variable Expenses	9,814,843	10,557,837	10,557,179	11,972,248	11,236,677	6,104
Total Fixed Expenses	3,076,337	3,177,223	3,324,743	3,436,299	3,702,667	2,011
Net Operating Income(4)	$25,138,025	$27,615,634	$29,881,343	$29,844,064	$30,313,267	$16,466
Capital Expenditures	0	0	0	0	460,250	250
Net Cash Flow	$25,138,025	$27,615,634	$29,881,343	$29,844,064	$29,853,017	$16,216
(1)	Base Rent has been underwritten per the rent roll dated October 1, 2017, which reflects income from 1,743 occupied units (94.7% physically occupied) with an in-place average of $2,206 per unit per month. The Woods Property has averaged approximately 95.4% physical occupancy since 2007.
(2)	Other Income is comprised of laundry, storage, vending machine, late charges, and other miscellaneous income.
(3)	Gross Up Vacancy represents the appraiser’s estimated market rents of $1,893 for studio units, $2,100 for one-bedroom units, $2,380 for one-bedroom townhouse units, $2,145 for junior one-bedroom units, $2,671 for two-bedroom units and $3,123 for three-bedroom units.
(4)	The difference between T-12 9/30/2017 Net Operating Income and U/W Net Operating Income is attributable to the management fee being underwritten as $1,000,000. Per the management agreement, the management fee is 3.0% of the total monthly gross receipts from The Woods Property with anything above a $1,000,000 management fee only due to the extent there is sufficient cash flow following payment of amounts due under The Woods Mortgage Loan documents and other expenses of The Woods Property.

Property Management.   The Woods Property is managed by Arcadia Management Services Co., an affiliate of the borrower sponsor.

Lockbox / Cash Management.     The Woods Whole Loan is structured with a springing soft lockbox and springing cash management which are required to be put in place upon the first occurrence of an event of default under The Woods Whole Loan documents. Following an event of default under The Woods Whole Loan documents until its cure, if applicable, the lender may apply all sums in such order of priority as it may determine, or may permit funds in the lockbox account to be swept each business day to a lender-controlled cash management account and to be disbursed in accordance with The Woods Whole Loan documents. All excess cash flow is required to be held as additional security for The Woods Whole Loan (or otherwise applied as the lender chooses) until such event of default is cured, if applicable. Upon a cure of an event of default, the lockbox and cash management (and related) accounts are required to be closed at the request of The Woods Borrower and amounts held in such accounts are required to be disbursed to The Woods Borrower.

Initial and Ongoing Reserves.    The Woods Whole Loan documents do not require any reserves at origination. Following an event of default under The Woods Whole Loan documents until its cure, if applicable, The Woods Borrower is required to deposit on each due date (i) one-twelfth of an amount which would be sufficient to pay the taxes payable, or estimated by the lender to be payable, during the next ensuing twelve months, (ii) one-twelfth of an amount which would be sufficient to pay the insurance payable, or estimated by the lender to be payable, during the next ensuing twelve months and (iii) $38,355 for replacement reserves.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-33

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

A-3-34

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

CANADA
Bellingham
Lynnwood
SEATTLE
Tacoma
WASH.
Spokane
Olympia
Great Falls
MONTANA
Gearhart
Missoula
Helena
Vancouver
Kennewick
PORTLAND
Billings
Salem
Eugene
Bend
IDAHO
OREGON
Nampa
Boise
Idaho Falls
Pacific Ocean
WYOMING
Medford
Pocatello
Casper
Eureka
Ogden
Redding
Cheyenne
Salt Lake City
Reno
NEVADA
DENVER
Sacramento
Carson City
Grand Junction
SAN FRANCISCO
Patterson
UTAH
COLORADO
SAN JOSE
Fresno
St. George
Durango
CALIFORNIA
LAS VEGAS
ARIZONA
Bakersfield
Kingman
Flagstaff
Santa Fe
Santa Barbara
ALBUQUERQUE
LOS ANGELES
Riverside
PHOENIX
NEW MEXICO
SAN DIEGO
TUCSON
Las Cruces

Hamilton
Liberty
Lebanon
Mason
West Chester
Fairfield
Deerfield Township
Landen
Maineville
Forest Park
Springdale
Sharonville
New Burlington
Glendale
Evendale
Loveland
Montgomery
Mount Healthy
Lockland
Blue Ash
Wyoming
Reading
Finneytown
Kenwood
College Hill
Amberley
The Village of Indian Hill
Mulberry
Mt. Repose
CINCINNATI
Milford
Day Heights
Norwood
Madisonville
Hyde Park
Fairfax
Walnut Hills
Mt. Lookout
Summerside
Downtown
Turpin Hills

Libertyville
Mundelein
Crystal Lake
Lake Forest
Vernon Hills
Cary
Lincolnshire
Long Grove
Highland Park
Algonquin
Buffalo Grove
Barrington
Glencoe
Palatine
Arlington Heights
Northbrook
Lake Michigan
Glenview
Mount Prospect
Wilmette
Elgin
Hoffman Estates
Des Plaines
Evanston
Schaumburg
Skokie
Park Ridge
Bartlett
Carol Stream
St. Charles
Glendale Heights
Addison
Melrose Park
Oak Park
Wheaton
Elmhurst
Geneva
Glen Ellyn
Lombard
Cicero
West Chicago
Batavia
Oak Brook
Berwyn
CHICAGO
Aurora
Naperville
Downers Grove
Woodridge
Burbank
Bolingbrook
Oak Lawn
Oswego
Palos Hills
Romeoville
Orland Park
Oak Forest
Harvey
Calumet City

Denton
Oak Point
Little Elm
Frisco
McKinney
Hickory Creek
Lake Lewisville
The Colony
Allen
Highland Village
Plano
Lewisville
Flower Mound
Carrollton
Addison
Grapevine
Coppell
Richardson
Farmers Branch
Garland
Las Colinas
University Park
Euless
Highland Park
FORT WORTH
Irving
Arlington
Grand Prairie
DALLAS
Mesquite

Kingsport
Johnson City
TENNESSEE
Knoxville
NORTH CAROLINA
Greensboro
Winston Salem
High Point
Hickory
Asheville
Concord
CHARLOTTE
Chattanooga
Spartanburg
Monroe
Greenville
Rock Hill
Gainesville
Rome
Greenwood
Columbia
Florence
Roswell
Athens
Decatur
ATLANTA
SOUTH CAROLINA
Augusta
Newnan
LaGrange
GEORGIA
Charleston
Macon
Dublin
Statesboro
Beaufort
Columbus
Warner Robins
Vidalia
Atlantic Ocean
Savannah

Griffin Portfolio

1	Restoration Hardware Distribution	Patterson, CA
2	State Farm Regional HQ	Atlanta, GA
3	North Pointe I	West Chester, OH
4	Corporate Campus at Norterra	Phoenix, AZ
5	CHRISTUS Health HQ	Irving, TX
6	Duke Bridges I	Frisco, TX
7	Wells Fargo Operations Center	Charlotte, NC
8	Ace Hardware HQ	Oak Brook, IL
9	Royal Ridge V	Irving, TX
10	Comcast Regional HQ	Lynnwood, WA

A-3-35

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Recapitalization
Borrower Sponsor:	Griffin Capital Essential Asset REIT Inc.
Borrowers(2):	Various
Original Balance(3):	$55,000,000
Cut-off Date Balance(3):	$55,000,000
% by Initial UPB:	4.7%
Interest Rate:	3.7700%
Payment Date:	1st of each month
First Payment Date:	November 1, 2017
Maturity Date:	October 1, 2027
Amortization:	Interest Only
Additional Debt(3):	$320,000,000 Pari Passu Debt
Call Protection(4):	L(24), YM1(90), O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$930,000	$466,667
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
T-Mobile Work:	$3,653,980	$0
Unfunded Obligations:	$2,003,531	$0

Financial Information(6)
Cut-off Date Balance / Sq. Ft.:	$101
Balloon Balance / Sq. Ft.:	$101
Cut-off Date LTV(7):	61.5%
Balloon LTV(7):	61.5%
Underwritten NOI DSCR:	2.67x
Underwritten NCF DSCR:	2.49x
Underwritten NOI Debt Yield:	10.2%
Underwritten NCF Debt Yield:	9.5%
Underwritten NOI Debt Yield at Balloon:	10.2%
Underwritten NCF Debt Yield at Balloon:	9.5%

(1)	The Griffin Portfolio Whole Loan (as defined below) was originated by Bank of America, N.A. (“BANA”), and is comprised of 10 pari passu promissory notes with an aggregate original principal balance of $375.0 million. DBNY acquired two pari passu notes, with an aggregate original principal balance of $55.0 million and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” in the Preliminary Prospectus.
Property Information
Single Asset / Portfolio:	Portfolio of 10 properties
Property Type(8):	9 Office and 1 Industrial
Collateral:	Fee Simple
Location(8):	Various
Year Built / Renovated(8):	Various / Various
Total Sq. Ft.:	3,708,698
Property Management:	Griffin Capital Essential Asset Property Management, LLC
Underwritten NOI:	$38,310,729
Underwritten NCF:	$35,653,002
Appraised Value(7):	$610,000,000
Appraisal Date:	September 21, 2017

Historical NOI
Most Recent NOI:	$36,689,111 (T-12 June 30, 2017)
2016 NOI:	$36,419,432 (December 31, 2016)
2015 NOI(9):	$26,778,722 (December 31, 2015)
2014 NOI(10):	NAV

Historical Occupancy
Most Recent Occupancy(11):	98.4% (Various)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy(10):	NAV
(2)	The borrowers are WR Griffin Patterson, LLC, The GC Net Lease (Frisco Parkwood) Investors, LLC, The GC Net Lease (West Chester) Investors, LLC, The GC Net Lease (Lynnwood I) Investors, LLC, The GC Net Lease (Phoenix Deer Valley) Investors, LLC, The GC Net Lease (Atlanta Perimeter) Investors, LLC, The GC Net Lease (Charlotte Research) Investors, L.P., The GC Net Lease (Irving Carpenter) Investors, LLC, The GC Net Lease (Oak Brook) Investors, LLC and The GC Net Lease (Irving) Investors, LLC.
(3)	The Original Balance and Cut-off Date Balance represents the senior non-controlling Note A-2-1 and Note A-2-4, which together with the remaining pari passu notes comprise the Griffin Portfolio Whole Loan with an aggregate original principal balance of $375.0 million. For additional information regarding the pari passu notes, see “The Loan” herein.
(4)	See “Partial Release” herein.
(5)	See “Initial and Ongoing Reserves” herein.
(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Griffin Portfolio Whole Loan, which has an aggregate principal balance of $375.0 million.
(7)	The Appraised Value represents the “as-is portfolio value” conclusion, which includes a portfolio premium of $17,940,000 over the aggregate “as-is” appraised values of the portfolio properties if sold together on a bulk basis. The aggregate of the “as-is” appraised values on a stand-alone basis is $592,060,000, which results in a Cut-off Date LTV and Balloon LTV of 63.3% and 63.3%, respectively.
(8)	See “Portfolio Summary” herein.
(9)	The 2015 NOI includes partial year cash flow for the Restoration Hardware Distribution property, which has a single tenant lease that commenced in August 2015 and excludes the cash flow for the Royal Ridge V property, which has a single tenant lease that commenced in December 2015.
(10)	2014 information is not available as the borrower sponsor acquired the Griffin Portfolio Properties between 2010 and 2016 with limited historic information.
(11)	Most Recent Occupancy reflects the occupancy date as of the January 1, 2018 Cut-off Date for single tenant properties and occupancy date as of September 1, 2017 for multi-tenant properties. See “Portfolio Summary” herein.

A-3-36

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

Portfolio Summary(1)
Property	City, State	Year Built/ Renovated	Property Type	Single Tenant	Allocated Loan Amount(2)	% of Allocated Loan Amount(2)	Appraised Value(3)	NRA (Sq. Ft.)	Occupancy	U/W NOI
Restoration Hardware Distribution	Patterson, CA	2015/NAP	Warehouse/ Distribution Industrial	Yes	$78,000,000	20.8%	$120,000,000	1,501,387	100.0%	$6,116,537
State Farm Regional HQ	Atlanta, GA	1971,1985 /2012	Suburban Office	No	69,461,000	18.5%	122,000,000	584,785	89.6%	7,652,150
North Pointe I	West Chester, OH	2010/NAP	CBD Office	Yes	39,650,000	10.6%	61,000,000	409,798	100.0%	4,810,836
Corporate Campus at Norterra	Phoenix, AZ	2000/NAP	Suburban Office	Yes	39,000,000	10.4%	60,000,000	232,648	100.0%	3,805,812
CHRISTUS Health HQ	Irving, TX	1997/NAP	Suburban Office	No	36,198,500	9.7%	55,690,000	253,340	100.0%	3,743,919
Duke Bridges I	Frisco, TX	2005/NAP	Suburban Office	Yes	27,475,500	7.3%	42,270,000	158,135	100.0%	3,095,816
Wells Fargo Operations Center	Charlotte, NC	1984/2014	Suburban Office	Yes	26,975,000	7.2%	41,500,000	155,579	100.0%	2,634,139
Ace Hardware HQ	Oak Brook, IL	1974/2012	Suburban Office	Yes	22,750,000	6.1%	35,000,000	206,030	100.0%	2,669,537
Royal Ridge V	Irving, TX	2004/NAP	Suburban Office	Yes	21,385,000	5.7%	32,900,000	119,611	100.0%	2,119,171
Comcast Regional HQ	Lynnwood, WA	2007/NAP	Suburban Office	Yes	14,105,000	3.8%	21,700,000	87,385	100.0%	1,662,812
Total / Wtd. Avg.					$375,000,000	100.0%	$610,000,000	3,708,698	98.4%	$38,310,729
(1)	Information is based on the underwritten rent roll dated September 1, 2017.
(2)	Based on the Griffin Portfolio Whole Loan.
(3)	Total Appraised Value is based on the “as-is portfolio value” conclusion, which includes a portfolio premium of $17,940,000 to the portfolio properties if sold together on a bulk basis. The sum of the “as-is” appraised values on a stand-alone basis is $592,060,000.

Tenant Summary(1)
Tenant Name	Property	Ratings(2) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Gross Rent PSF(3)	% of Total U/W Gross Rent(3)	Lease Expiration

Restoration Hardware(4)	Restoration Hardware Distribution	NR/NR/NR	1,501,387	40.5%	$4.52	16.1%	8/31/2030
State Farm	State Farm Regional HQ	NR/NR/AA	503,201	13.6%	$13.52	16.1%	12/31/2023
General Electric Co.	North Pointe I	AA-/A2/AA-	409,798	11.0%	$12.57	12.2%	3/31/2020
CHRISTUS Health	CHRISTUS Health HQ	NR/NR/NR	247,721	6.7%	$21.65	12.7%	11/30/2024
Cigna Health Care	Corporate Campus at Norterra	BBB+/Baa1/A	232,648	6.3%	$16.94	9.3%	7/31/2023
Ace Hardware Corporation	Ace Hardware HQ	NR/NR/NR	206,030	5.6%	$14.16	6.9%	11/30/2024
T-Mobile West(5)	Duke Bridges I	NR/NR/BB	158,135	4.3%	$19.25	7.2%	4/30/2027
Wells Fargo Bank(6)	Wells Fargo Operations Center	A+/A2/A	155,579	4.2%	$17.75	6.6%	1/31/2025
NEC(7)	Royal Ridge V	NR/Baa2/BBB-	119,611	3.2%	$25.00	7.1%	3/31/2026
Comcast(8)	Comcast Regional HQ	A-/A3/A-	87,385	2.4%	$18.54	3.8%	7/31/2027
Subtotal / Wtd. Avg.			3,621,495	97.6%	$11.42	98.1%
Remaining Tenants			15,889	0.4%	$49.49	1.9%
Management Office/Fitness Centers			10,281	0.3%	$0.00	0.0%
Total / Wtd. Avg. Occupied			3,647,665	98.4%	$11.59	100.0%
Vacant			61,033	1.6%
Total			3,708,698	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2017.
(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.
(3)	Wtd. Avg. U/W Gross Rent PSF and % of Total U/W Gross Rent excludes vacant space and building space, such as the 2,324 sq. ft. management office and fitness centers, for which no rent is collected. All leases are triple net except for CHRISTUS Health and NEC, which have leases that are full service gross leases plus electric use charges.
(4)	Restoration Hardware occupies industrial space as a distribution center.
(5)	T-Mobile West is entitled to a rent abatement in connection with its recent renewal and expansion equal to $401,177, which amount has been fully reserved by the lender.
(6)	Wells Fargo Bank has a one-time option to terminate its lease effective January 31, 2023 with prior written notice no later than April 30, 2022 and a termination fee of approximately $1,491,930.
(7)	NEC has a one-time option to terminate its lease effective March 31, 2024 with at least 12 months’ notice and a termination fee equal to transaction costs and three months of base rent, estimated at $2,695,119.
(8)	Comcast has a one-time option to terminate its lease effective November 30, 2024 with prior written notice no later than August 31, 2023 and a termination fee equal to five months base rent and unamortized tenant improvement and leasing commissions. Comcast’s termination option will be null and void upon any extension and renewal of its initial lease term.

A-3-37

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Gross Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	3	3,233	0.1%	3,233	0.1%	$16.65	0.1%	0.1%
2019	0	0	0.0%	3,233	0.1%	$0.00	0.0%	0.1%
2020(4)	1	412,184	11.1%	415,417	11.2%	$12.57	12.2%	12.3%
2021	0	0	0.0%	415,417	11.2%	$0.00	0.0%	12.3%
2022	0	0	0.0%	415,417	11.2%	$0.00	0.0%	12.3%
2023	5	748,505	20.2%	1,163,922	31.4%	$15.27	27.1%	39.4%
2024	2	453,751	12.2%	1,617,673	43.6%	$18.25	19.6%	59.0%
2025	1	155,579	4.2%	1,773,252	47.8%	$17.75	6.6%	65.6%
2026	2	119,611	3.2%	1,892,863	51.0%	$25.36	7.2%	72.8%
2027	2	245,520	6.6%	2,138,383	57.7%	$19.00	11.1%	83.9%
2028	0	0	0.0%	2,138,383	57.7%	$0.00	0.0%	83.9%
Thereafter(5)	1	1,509,282	40.7%	3,647,665	98.4%	$4.52	16.1%	100.0%
Vacant	NAP	61,033	1.6%	3,708,698	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	17	3,708,698	100.0%			$11.59	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2017. Certain tenants may have multiple leases which are consolidated as presented.
(2)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.
(3)	2020, Thereafter and Wtd. Avg. Annual U/W Base Rent PSF exclude building space, such as the 2,324 sq. ft. management office and fitness centers, for which no rent is collected.
(4)	Includes 2,386 sq. ft. of fitness center space for which no rent is collected.
(5)	Includes 7,895 sq. ft. of management office and fitness center space for which no rent is collected.

The Loan.    The Griffin Portfolio loan (the “Griffin Portfolio Loan”) is a fixed rate loan secured by the borrowers’ fee simple interest in a portfolio of one industrial and nine office properties located across eight states and totaling 3,708,698 sq. ft. (the “Griffin Portfolio Properties”). The Griffin Portfolio Loan is evidenced by the non-controlling Notes A-2-1 and Note A-2-4 and is a part of a $375.0 million whole loan that is evidenced by 10 pari passu promissory notes (the “Griffin Portfolio Whole Loan”). The Griffin Portfolio Whole Loan was originated by BANA on September 29, 2017. DBNY acquired two pari passu notes in the aggregate original principal balance of $55.0 million. The table below summarizes the remaining promissory notes. Only the Griffin Portfolio Loan will be included in the Benchmark 2018-B1 mortgage trust.

The relationship between the holders of the Griffin Portfolio Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1, A-1-3	$110,000,000	$110,000,000	BANK 2017-BNK8	Yes
A-1-2	$96,250,000	$96,250,000	BANK 2017-BNK9	No
A-2-3, A-2-5	$40,000,000	$40,000,000	UBS 2017-C5	No
A-2-2, A-2-6	$36,250,000	$36,250,000	UBS 2017-C6	No
A-3	$37,500,000	$37,500,000	UBS 2017-C7	No
A-2-1, A-2-4	$55,000,000	$55,000,000	Benchmark 2018-B1	No
Total	$375,000,000	$375,000,000

A-3-38

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

The Griffin Portfolio Whole Loan has a 10-year term and pays interest only for the entire term of the loan. The Griffin Portfolio Whole Loan accrues interest at a fixed rate equal to 3.7700% per annum and has a Cut-off Date Balance of $375.0 million. The Griffin Portfolio Whole Loan proceeds were used to return equity to the borrower sponsor to pay down a portion of the borrower sponsor’s credit facility, fund approximately $6.6 million in upfront reserves and pay transaction costs of approximately $4.9 million. Based on the portfolio appraised value of $610.0 million as of September 21, 2017, the Cut-off Date LTV for the Griffin Portfolio Whole Loan is 61.5%. The most recent prior financing of the Griffin Portfolio Properties was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$375,000,000	100.0%	Return of Equity(1)	$363,553,632	96.9%
			Reserves	$6,587,511	1.8%
			Closing Costs	$4,858,857	1.3%
Total Sources	$375,000,000	100.0%	Total Uses	$375,000,000	100.0%
(1)	Proceeds from the Griffin Portfolio Whole Loan were used to return equity to the borrower sponsor to pay down a portion of the borrower sponsor’s credit facility. The borrower sponsor maintains a current cost basis in the Griffin Portfolio Properties of approximately $522.5 million.

The Borrowers / Borrower Sponsor.  The borrowers are WR Griffin Patterson, LLC, The GC Net Lease (Frisco Parkwood) Investors, LLC, The GC Net Lease (West Chester) Investors, LLC, The GC Net Lease (Lynnwood I) Investors, LLC, The GC Net Lease (Phoenix Deer Valley) Investors, LLC, The GC Net Lease (Atlanta Perimeter) Investors, LLC, The GC Net Lease (Charlotte Research) Investors, L.P., The GC Net Lease (Irving Carpenter) Investors, LLC, The GC Net Lease (Oak Brook) Investors, LLC and The GC Net Lease (Irving) Investors, LLC (collectively, the “Griffin Portfolio Borrower”). Each borrowing entity is a single-purpose Delaware limited liability company, with the exception of The GC Net Lease (Charlotte Research) Investors, L.P., which is a Delaware limited partnership, structured to be bankruptcy remote with at least two independent directors. The Griffin Portfolio Borrower is indirectly substantially wholly-owned by the borrower sponsor and nonrecourse carve-out guarantor, Griffin Capital Essential Asset REIT Inc. (the “Griffin Portfolio Guarantor”), a Maryland corporation. The Griffin Portfolio Guarantor is a real estate investment trust that invests in single-tenant, office and industrial properties net leased on a long term basis to primarily credit rated corporate tenants. As of December 31, 2017, the Griffin Portfolio Guarantor had a real estate portfolio of 77 properties in 20 states.

The sponsor of the Griffin Portfolio Guarantor is Griffin Capital Company, LLC (“Griffin”), formerly known as Griffin Capital Corporation, a privately-held investment asset management firm based in El Segundo, California with approximately $9.5 billion in assets under management as of June 30, 2017. Founded in 1995, Griffin is led by a team of senior executives with more than two decades of investment and real estate experience.

The Properties. The Griffin Portfolio Properties are comprised of eight Class A office buildings, one Class B office building and one industrial distribution center totaling 3,708,698 sq. ft. The Griffin Portfolio Properties range in size from 87,385 sq. ft. to 1,501,387 sq. ft., with an average size of 370,870 sq. ft. and were constructed between 1971 and 2015. Located across eight different states and occupied by tenants from a diverse range of industries including insurance, wireless telecommunications, healthcare, and retail, no single property accounts for more than 20.0% of the portfolio underwritten NOI. See “Portfolio Summary” above.

Investment grade tenants, including State Farm (S&P: AA), General Electric Co. (Fitch/Moody’s/S&P: AA-/A2/AA-), and Wells Fargo Bank (Fitch/Moody’s/S&P: A+/A2/A), account for approximately 44.9% of portfolio NRA and 62.4% of portfolio underwritten base rent. Each of the major tenants uses its space as either regional or corporate headquarters locations or occupies built-to-suit space.

●	Restoration Hardware Distribution – “Restoration Hardware Distribution Property” (20.8% of allocated loan amount (“ALA”), 16.0% of annual U/W NOI): The Restoration Hardware Distribution Property is a 1,501,387 sq. ft. (40.5% of portfolio NRA) built to suit regional distribution center located in Patterson, California, which is 100.0% leased to Restoration Hardware, Inc. (“Restoration Hardware”) through August 31, 2030. Restoration Hardware (NYSE: RH) sells upscale home and outdoor furnishings, garden products, hardware, bathware, lighting, textiles, and more through approximately 85 retail and outlet stores in the United States and Canada. As of the fiscal year ended January 28, 2017, Restoration Hardware reported total revenues of approximately $2.1 billion and net income of $5.4 million. The Restoration Hardware Distribution Property was built-to-suit for Restoration Hardware in 2015, and features cross-dock configuration with 36-foot clear heights. The Restoration Hardware Distribution Property is one of the company’s four furniture fulfillment centers and is located adjacent to I-5 approximately 76 miles southeast of Oakland, within the Central Valley. Restoration Hardware’s lease provides for three, five-year renewal options, no termination options and annual rent steps of 2.0%.

●	64 & 66 Perimeter Center – “State Farm Regional HQ Property” (18.5% ALA, 20.0% of annual U/W NOI): The State Farm Regional HQ Property is comprised of 64 Perimeter Center and 66 Perimeter Center, two Class A suburban office buildings connected by an enclosed pedestrian bridge, located in Atlanta, Georgia totaling 584,785 sq. ft. (15.8% of portfolio NRA). 64 Perimeter Center consists of a 15-story, 384,575 sq. ft. building built and renovated in 1985 and 2012, respectively, and includes a café on the 2nd floor, an entire 15th floor break room with market café and 1,146 parking spaces in a six-story garage. 66 Perimeter Center consists of an eight-story, 200,201 sq. ft. building built and renovated in 1971 and 2012,

A-3-39

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

respectively, and includes a fitness center on the ground floor and 766 surface parking spaces. The State Farm Regional HQ Property is currently 89.6% occupied by three tenants: State Farm (86.0% of NRA and 90.6% of property underwritten base rent), which uses the State Farm Regional HQ Property as its regional headquarters, and BCD Travel USA and Ventyx, Inc. State Farm leases 503,201 sq. ft. through December 31, 2023 with annual rent steps of 2.5% and has three, five-year renewal options and no termination options. The State Farm Regional HQ Property houses State Farm’s largest concentration of employees in Atlanta and is the primary training site for all regional operations. Additionally, State Farm has reportedly invested approximately $60 PSF in their space since 2008. State Farm Insurance has another corporate location approximately one mile from the State Farm Regional HQ Property known as the Dunwoody campus, to which it is currently adding 670,000 sq. ft. of additional office space.

The State Farm Regional HQ Property is subject to a revenue bond lease structure with the Dunwoody Development Authority, whereby for purposes of being able to offer a tax abatement, the Dunwoody Development Authority has sold revenue bonds to the Griffin Portfolio Borrower in exchange for the fee interest in the State Farm Regional HQ Property and leases the State Farm Regional HQ Property back to the Griffin Portfolio Borrower at an amount equal to the payments called for by the revenue bonds. The lease and the revenue bonds are co-terminous. The lender has obtained a collateral assignment and subordination of the bond lease documents from the Dunwoody Development Authority. The Dunwoody Development Authority has joined the fee interest to the Griffin Portfolio Borrower’s leasehold interest in the State Farm Regional HQ Property as collateral for the Griffin Portfolio Whole Loan. Full unabated taxes were underwritten by the lender. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Fee & Leasehold Estates; Ground Leases” in the Preliminary Prospectus.

●	North Pointe I – “North Pointe I Property” (10.6% ALA, 12.6% of annual U/W NOI): The North Pointe I Property is comprised of two suburban Class A office buildings located in West Chester, Ohio totaling 409,798 sq. ft. (11.0% of portfolio NRA). The North Pointe I Property was built-to-suit for General Electric Co. (NYSE: GE) in 2010, and its space is utilized as GE Aviation’s Product Engineering Center and Worldwide Call Center, which houses approximately 1,700 employees and operates 24/7, 365 days a year. GE Aviation’s headquarters and main production facility is located in Evendale, Ohio, approximately 5 miles south of the North Pointe I Property. General Electric Co. leases 100.0% of the North Pointe I Property through March 31, 2020 with annual rent steps of 2.0% and has four, five-year renewal options and no termination options. Since 2010, General Electric Co. has reportedly invested approximately $15 million ($37 PSF) into the North Pointe I Property beyond the landlord’s provided tenant allowance. The North Pointe I Property provides for 1,720 surface parking spaces (4.2 spaces per 1,000 sq. ft. of property NRA).

In addition, the North Pointe I Property is subject to an Enterprise Zone Agreement which grants the sole tenant, the General Electric Company, a 100% exemption from taxation on the increase in assessed valuation of real property resulting from the development of the North Pointe I Property. Accordingly, the North Pointe I Property benefits from a property tax abatement. U/W Total Expenses are underwritten to the North Pointe I Property’s abated taxes. The tax abatement may be terminated or reduced if the tenant fails to comply with certain requirements, including requirements relating to the number and compensation of employees at the North Pointe I Property. The abatement applies to each year during the term of the tenant’s lease including exercised renewals up to a maximum of 15 years, which extends through December 31, 2024. The estimated unabated taxes are $1,324,079, compared to underwritten abated taxes of $42,000. The tenant is responsible for taxes under its lease (which has a current expiration date of March 31, 2020).

Environmental Matters. The Phase I environmental reports dated between September 8, 2017 and September 14, 2017 recommended no further action at the Griffin Portfolio Properties.

The Market. The Griffin Portfolio Properties are geographically diverse, located across eight states. The largest property, the Restoration Hardware Distribution Property, is located in California (40.5% of NRA), the second largest property, the State Farm Regional HQ Property, is located in Georgia (15.8% of NRA) and three properties are located in Texas (14.3% of NRA), with no other state representing more than 11.0% of NRA. The following table presents certain demographic information relating to the Griffin Portfolio Properties:

A-3-40

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

Demographic Summary(1)
		Estimated 2017 Population		Estimated 2017 Average Household Income
Property Name	Location	3-Mile Radius	5-Mile Radius	3-Mile Radius	5-Mile Radius
Restoration Hardware Distribution	Patterson, CA	21,828	25,727	$70,296	$70,412
State Farm Regional HQ	Atlanta, GA	101,478	253,831	$114,286	$113,591
North Pointe I	West Chester, OH	45,888	130,679	$103,400	$105,841
Corporate Campus at Norterra	Phoenix, AZ	45,028	139,930	$90,117	$84,956
CHRISTUS Health HQ	Irving, TX	95,560	226,747	$88,384	$78,026
Duke Bridges I	Frisco, TX	95,550	275,209	$130,166	$138,479
Wells Fargo Operations Center	Charlotte, NC	83,299	190,359	$63,948	$68,375
Ace Hardware HQ	Oak Brook, IL	72,494	292,527	$127,665	$117,906
Royal Ridge V	Irving, TX	35,357	165,228	$112,173	$99,649
Comcast Regional HQ	Lynnwood, WA	139,202	326,004	$88,748	$93,168
(1)	Source: Third party market research reports.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015(2)	2016	T-12 6/30/2017	U/W	U/W PSF
Base Rent	$28,945,010	$40,014,721	$41,038,947	$42,158,803	$11.37
Credit Tenant Step Rents(3)	0	0	0	1,589,396	0.43
Value of Vacant Space	0	0	0	1,825,435	0.49
Gross Potential Rent	$28,945,010	$40,014,721	$41,038,947	$45,573,634	$12.29
Total Recoveries(4)	8,286,631	12,164,850	11,783,658	13,125,514	3.54
Other Income(5)	461,007	288,903	256,280	261,221	0.07
Less: Vacancy	0	0	0	(4,053,927)	(1.09)
Effective Gross Income	$37,692,649	$52,468,474	$53,078,885	$54,906,442	$14.80
Total Expenses(6)	10,913,927	16,049,042	16,389,774	16,595,713	4.47
Net Operating Income	$26,778,722	$36,419,432	$36,689,111	$38,310,729	$10.33
TI/LC	0	0	0	2,066,126	0.56
Replacement Reserves	0	0	0	591,601	0.16
Net Cash Flow	$26,778,722	$36,419,432	$36,689,111	$35,653,002	$9.61
(1)	2014 financial information is not available as the Griffin Portfolio Guarantor acquired the Griffin Portfolio Properties between 2010 and 2016 with limited historic information.
(2)	2015 financial information includes partial year cash flow for the Restoration Hardware Distribution Property, which has a single tenant lease that commenced in August 2015 and excludes the Royal Ridge V property, which has a single tenant lease rent that commenced in December 2015.
(3)	Credit Tenant Step Rents are the straight line average of contractual rent steps through lease expiration.
(4)	All leases at the properties are triple net leases, with the exception of NEC and CHRISTUS Health, which have full service gross leases plus electric use charges.
(5)	Other Income includes license agreements, administrative fees and other miscellaneous income.
(6)	The State Farm Regional HQ Property is currently subject to a revenue bond lease structure whereby until the Griffin Portfolio Borrower exercises its right to repurchase the fee interest from the local development authority, the State Farm Regional HQ Property will benefit from a property tax abatement. U/W Total Expenses are underwritten to the property’s full unabated taxes. In addition, the North Pointe I Property is subject to an Enterprise Zone Agreement which grants the sole tenant, the General Electric Company, a 100% exemption from taxation on the increase in assessed valuation of real property resulting from the development of the North Pointe I Property. Accordingly, the North Pointe I Property benefits from a property tax abatement. U/W Total Expenses are underwritten to the North Pointe I Property’s abated taxes. The tax abatement may be terminated or reduced if the tenant fails to comply with certain requirements, including requirements relating to the number and compensation of employees at the North Pointe I Property. The abatement applies to each year during the term of the tenant’s lease including exercised renewals up to a maximum of 15 years, which extends through December 31, 2024. The estimated unabated taxes are $1,324,079, compared to underwritten abated taxes of $42,000. The tenant is responsible for taxes under its lease (which has a current expiration date of March 31, 2020).

Property Management.   The Griffin Portfolio is managed by Griffin Capital Essential Asset Property Management, LLC, an affiliate of the borrower sponsor.

Lockbox / Cash Management.     The Griffin Portfolio Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence of a Cash Sweep Period. On a daily basis, funds on deposit in the lockbox account will be transferred to the Griffin Portfolio Borrower’s operating account, provided that during the continuation of a Cash Sweep Period (as defined below), funds in the lockbox account are required to be transferred to a lender-controlled cash management account and to be applied on each monthly payment date to pay debt service on the Griffin Portfolio Whole Loan, to fund the required reserves deposits as described below under “Initial and Ongoing Reserves,” and fund operating expenses not otherwise paid or reserved for and referenced in the annual budget approved by the lender, together with other amounts incurred by the Griffin Portfolio Borrower in connection with the operation and maintenance of the Griffin Portfolio Properties reasonably approved by the lender, while the remaining amounts on deposit will be held by the lender as additional security for the Griffin Portfolio Whole Loan (the “Excess Cash Reserve Account”) and not disbursed to the Griffin Portfolio Borrower until discontinuance of the Cash Sweep Period. Upon the commencement of a T-Mobile Sweep Period (as

A-3-41

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

defined below), funds held in the Excess Cash Reserve Account are required to be deposited into the T-Mobile Work Reserve (as defined below).

A “Cash Sweep Period” will commence upon (i) any period of time during which an event of default is continuing, (ii) a Debt Yield Sweep Period (as defined below), (iii) a Restoration Hardware Sweep Period (as defined below), (iv) a State Farm Sweep Period (as defined below), or (v) a T-Mobile Sweep Period. A Cash Sweep Period will continue if any of the Cash Sweep Period triggers remain.

A “Debt Yield Sweep Period” commences on the first day of the month following the debt yield falling below 7.5% in a calendar quarter and will expire on the last day of the month during which the debt yield equals or exceeds 7.5% in a calendar quarter.

A “Restoration Hardware Sweep Period” will commence upon (i) Restoration Hardware being in monetary default under its lease beyond notice and cure periods, (ii) Restoration Hardware terminating its lease, vacating or going dark in at least 50% of its space or giving written notice that it intends to do so, (iii) any termination or cancellation of the Restoration Hardware lease (including rejection in any insolvency proceeding) and/or the lease fails to be in full force and effect, (iv) any bankruptcy or similar insolvency of Restoration Hardware or its assets are subject to similar proceedings, and (v) Restoration Hardware failing to renew or extend its lease prior to its extension deadline, or if no such date exists, the date that is 12 months prior to the then applicable expiration. The Restoration Hardware Sweep Period will expire upon lender’s receipt of evidence showing: (i) Restoration Hardware has cured all defaults under its lease, (ii) Restoration Hardware has revoked or rescinded all cancellation or termination notices and reaffirms the lease is in full force and effect, (iii) Restoration Hardware has extended or renewed its lease, (iv) Restoration Hardware is no longer insolvent or subject to bankruptcy proceedings, and (v) Restoration Hardware is paying full, unabated rent (or if rent is abated, the Griffin Portfolio Borrower has deposited such amount of abated rent with the lender), and if the cure is in regard to clause (ii) or (v) above, at least 85% of the Restoration Hardware space being re-leased to an acceptable replacement tenant which is in physical occupancy of the space, open to the public and paying full rent. Notwithstanding the foregoing, a Restoration Hardware Sweep Period will be cured if and when $6.00 PSF is deposited into the Excess Cash Reserve Account.

A “State Farm Sweep Period” will commence upon (i) State Farm being in monetary default under its lease beyond notice and cure periods, (ii) State Farm terminating either of its leases, vacating, or going dark in at least 50% of its space or giving written notice that it intends to do so, (iii) any termination or cancellation of the State Farm lease (including rejection in any insolvency proceeding) and/or the lease fails to be in full force and effect, (iv) any bankruptcy or similar insolvency of State Farm or its assets are subject to similar proceedings, and (v) State Farm failing to renew or extend its lease prior to its extension deadline, or if no such date exists, the date that is 12 months prior to the then applicable expiration. The State Farm Sweep Period will expire upon the lender’s receipt of evidence showing: (i) State Farm has cured all defaults under its lease, (ii) State Farm has revoked or rescinded all cancellation or termination notices and reaffirms the lease is in full force and effect, (iii) State Farm has extended or renewed its lease, (iv) State Farm is no longer insolvent or subject to bankruptcy proceedings, and (v) State Farm is paying full, unabated rent (or if rent is abated, the Griffin Portfolio Borrower has deposited such amount of abated rent with the lender), and if the cure is in regard to clauses (ii) or (v) above, at least 85% of the State Farm space being re-leased to an acceptable replacement tenant which is in physical occupancy of the space, open to the public and paying full rent. Notwithstanding the foregoing, a State Farm Sweep Period will be cured if and when $35.00 PSF is deposited into the Excess Cash Reserve Account.

A “T-Mobile Sweep Period” will commence upon T-Mobile West delivering notice that it is exercising its right to require the Griffin Portfolio Borrower to construct a parking structure for the tenant and will end when sufficient funds have been deposited into a reserve for such work (the “T-Mobile Work Reserve”).

Initial and Ongoing Reserves.

Tax Reserves. At loan origination, the borrowers deposited $930,000 for taxes. On a monthly basis, the borrowers are required to deposit a tax reserve payment of 1/12th of the annual estimated real estate property taxes (initially $466,667). Such monthly tax deposits are waived to the extent (a) such taxes are paid for directly by a tenant under its lease and such tenant is not in bankruptcy or in lease default, (b) no event of default has occurred and is continuing and (c) no Debt Yield Sweep Period has occurred and is continuing.

Insurance Reserves. In the event an acceptable blanket insurance policy is no longer in place, the borrowers will be required to deposit monthly reserves of 1/12th of the annual estimated annual insurance premiums on a monthly basis. Such monthly insurance deposits are waived to the extent (a) such insurance premiums are paid for directly by a tenant and such tenant is not in bankruptcy or in lease default, (b) no event of default has occurred and is continuing and (c) no Debt Yield Sweep Period has occurred and is continuing. The borrowers currently have a blanket insurance policy in place.

Landlord Obligations. At loan origination, the borrowers deposited (i) $3,653,980 for landlord obligations due to T-Mobile West and (ii) $2,003,531 for unfunded free rent and landlord obligations due to various tenants.

Replacement Reserves. During the continuation of a Debt Yield Sweep Period, the borrowers are required to establish an account for replacement reserve escrows (the “Replacement Reserve Account”), and on each monthly payment date, deposit 1/12 of $0.10 PSF per annum of industrial space and 1/12 of $0.20 PSF per annum of office space (the “Monthly Replacement Reserve Escrow”), subject to a cap of two years’ worth of collections (the “Replacement Reserve DY Sweep Cap”), provided that the borrowers are required to resume

A-3-42

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

monthly payments if, at any time during the loan term, the balance of the Replacement Reserve Account is less than the Replacement Reserve DY Sweep Cap or an event of default occurs.

Additionally, beginning on each monthly payment date occurring in October 2022 and thereafter, the Griffin Portfolio Borrower is required to deposit the Monthly Replacement Reserve Escrow into the Replacement Reserve Account, subject to a cap of one years’ worth of collections (the “Replacement Reserve Midterm Sweep Cap”), provided that the Griffin Portfolio Borrower is required to resume monthly deposits if, at any time during the loan term, the balance of the Replacement Reserve Account is less than the Replacement Reserve Midterm Sweep Cap or an event of default occurs. The funds held in the Replacement Reserve Account are attributable towards each of the Replacement Reserve DY Sweep Cap and Replacement Reserve Midterm Sweep Cap and such amounts are not exclusive of each other.

TI/LC Reserve. During the continuation of a Debt Yield Sweep Period, the borrowers are required to establish an account for tenant improvement and leasing commissions escrows (the “Leasing Reserve Account”), and on each monthly payment date, the borrowers are required to deposit 1/12 of $0.50 PSF per annum of industrial space and 1/12 of $1.00 PSF per annum of office space (the “Monthly Leasing Reserve Escrow”), subject to a cap of two years’ worth of collections (the “Leasing Reserve DY Sweep Cap”), provided that the Griffin Portfolio Borrower is required to resume monthly deposits if, at any time during the loan term, the balance of the Leasing Reserve Account is less than the Leasing Reserve DY Sweep Cap or an event of default occurs.

Additionally, beginning on each monthly payment date occurring in October 2022 and thereafter, the Griffin Portfolio Borrower is required to deposit the Monthly Leasing Reserve Escrow into the Leasing Reserve Account, subject to a cap of one years’ worth of collections (the “Leasing Reserve Midterm Sweep Cap”), provided that the Griffin Portfolio Borrower is required to resume monthly deposits if, at any time during the loan term, the balance of the Leasing Reserve Account is less than the Leasing Reserve Midterm Sweep Cap or an event of default occurs. The funds held in the Leasing Reserve Account are attributable towards each of the Leasing Reserve DY Sweep Cap and Leasing Reserve Midterm Sweep Cap and such amounts are not exclusive of each other.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. Any time after the expiration of the yield maintenance lockout period, the Griffin Portfolio Borrower may obtain the release of one or more of the Griffin Portfolio Properties (individually or collectively, the “Release Property”) in connection with an arms-length sale, provided that among other things, (i) no event of default has occurred and is continuing, (ii) prior notice is given not less than 30 days and not more than 90 days identifying the Release Property and specifying a date, (iii) the Griffin Portfolio Borrower prepays the Griffin Portfolio Whole Loan in an amount equal to the Release Amount (as defined below) with any applicable yield maintenance premium, (iv) after release, each remaining borrower remains a single-purpose entity, (v) the debt yield after the individual property release is no less than the greater of (a) the debt yield at origination of the Griffin Portfolio Whole Loan (8.9%) and (b) the debt yield immediately prior to the release, (vi) the loan to value ratio after the individual property release is equal to or less than 125% provided the outstanding principal balance of the Griffin Portfolio Whole Loan may be paid down (without yield maintenance or prepayment premium) in order to meet the required loan to value ratio and (vii) simultaneously with the property release, the Griffin Portfolio Borrower conveys fee title of the applicable Release Property to a person other than the Griffin Portfolio Borrower or any of its affiliates pursuant to an arm’s length sale; provided, however, that if a tenant has vacated, cancelled its lease, given notice to terminate or terminated its lease, or an event of default has occurred with respect to the applicable Release Property, such that a material adverse effect will result, such Release Property may be released without the requirement of an arm’s length sale, provided that among other conditions (a) the lender receives payment of a release price equal to 120% of the allocated loan amount for the applicable Release Property and (b) the aggregate allocated loan amounts for all Release Properties released under this provision during the loan term must not exceed $84,375,000.

The “Release Amount” is an amount equal to 110% of the allocated loan amount for the Release Property.

Substitution. At any time after the earlier of the full disposition of the Griffin Portfolio Whole Loan by the lender or the second anniversary of the origination date, the Griffin Portfolio Borrower may substitute one or more individual Griffin Portfolio Properties (individually or collectively, the “Replaced Property”) with one more or more replacement properties that is a similar Class A office or industrial property (individually or collectively, the “Replacement Property”), provided that, among other things, (i) no event of default has occurred and is continuing, (ii) each Replaced Property has less than two years remaining on the lease term for such property or the substitution cures a Cash Sweep Period, (iii) the aggregate allocated loan amounts for all Replaced Properties during the term of the Griffin Portfolio Whole Loan does not exceed $84,375,000, (iv) the Griffin Portfolio Borrower delivers to lender current appraisals of the Replacement Property and Replaced Property, demonstrating that the “as-is” market value of the Replacement Property is equal to or greater than the “as-is” market value of the Replaced Property, (v) the Replacement Property must have a net operating income (“NOI”) equal to or greater than the NOI of the Replaced Property immediately prior to the substitution, (vi) the Replacement Property must be owned in fee by a newly formed single purpose bankruptcy remote entity or acceptable “recycled entity” satisfying conditions set forth in the loan agreement, (vii) the Replacement Property must satisfy the lender’s then current environmental and engineering standards pursuant to new engineering

A-3-43

Various	Collateral Asset Summary – Loan No. 4 Griffin Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 61.5% 2.49x 10.2%

and environmental reports reasonably acceptable to the lender, and if corrective measures are recommended therein, the Griffin Portfolio Borrower is required to deposit 115% of the amount required to fund such corrective measures, (viii) each lease at the Replacement Property must have an average remaining lease term of no less than five years, (ix) the Replacement Property must be leased to a tenant with credit (or whose guarantor under its respective lease has credit) that is equal to or better than the tenant at the Replaced Property, (x) the Griffin Portfolio Borrower pays a fee of 0.25% of the allocated loan amount of the Replaced Property, (xi) the delivery of a legal opinion covering compliance with laws, rules and regulations governing REMICs, and (xii) receipt of a rating agency confirmation.

A-3-44

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-45

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

A-3-46

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Roberts & Holland 11/30/17
Cravath, Swaine & Moore LLP 8/31/24
Rubenstein Associates, Inc. 4/30/31
Rubenstein Associates, Inc. 4/30/31
M. Shanken Communications 3/31/25
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
CBS Broadcasting Inc. 1/31/27
Prometheus Global Media, LLC 11/30/25
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Cravath, Swaine & Moore LLP 8/31/24
Nomura Holding America Inc. 9/30/33
Cravath, Swaine & Moore LLP 8/31/24
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
WNET.org and THIRTEEN 8/31/26
WNET.org and THIRTEEN 8/31/26
WEBMD LLC 8/31/21
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Mechanical Floor
WEBMD LLC 8/31/21
M. Shanken Communications 3/31/25
Cravath, Swaine & Moore LLP 8/31/24
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
West Lobby (Multi-T)
Cravath, Swaine & Moore LLP 8/31/24
Building Storage
South Lobby (Nomura)
Cravath, Swaine & Moore LLP 8/31/24
East Lobby (Cravath)
Nomura Holding America Inc. 9/30/33
Nomura Holding America Inc. 9/30/33
Building Storage
WNET.org and THIRTEEN 8/31/26
BUILDING STORAGE
LOBBY
2016-2020
2020-2030
2030+
MECHANICAL

WEST 50TH STREET
NINTH AVENUE
EIGHTH AVENUE
WEST 49TH STREET

A-3-47

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

MAP © 2017 CARTIFACT
LINCOLN SQUARE
Fordham University Law School
W 60TH STREET
Professional Children's School
Saint Paul The Apostle Church
W 59TH STREET
Mt Sinai West Hospital
One Columbus Place
W 58TH STREET
Hudson Hill Condominiums
W 57TH STREET
Trinity Presbyterian
Holiday Inn
W 56TH STREET
Independence High School
Planet Fitness
Alvin Ailey Dance
Beta West
W 54TH STREET
Avatar Studios
W 53RD STREET
PS 111
Midwest Court
W 52ND STREET
Sacred Heart Church
St Clare's Hospital
Stella Tower
High School Of Graphic Communications
W 49TH STREET
W 48TH STREET
W 47TH STREET
NINTH AVENUE
Lincoln Plaza Towers
American Bible Society
The Beaumont Condominiums
The Regent Apartments
US Post Office
West Elk
15 Central Park West
W 61ST STREET
Trump International Hotel & Tower
Columbus Circle Apts
Mandarin Oriental
The Shops at Columbus Circle
Time Warner Center
Coliseum Park Apartments
Columbus Circle
Colonnade Condominiums
Thompson Hotel
Henry Hudson Hotel
Central Park Place
57th Street Greenmarket
The Sheffield
Hearst Tower
333 W 56th
330 W 56th
Pembroke Apartments
Westerly Health Foods
Metropolitan Transportation Authority
Actor's Theatre
The Metro
St Benedict Moor Church
Manhattan School
Post Office
Hampton Inn
Long Acre House
Polyclinic Apartments
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
W 50TH STREET
Two Worldwide Plaza
Elmsford Apts
PS 17
EIGHTH AVENUE
Gapstow Bridge
Greyshot Arch
The Cop Cot
Hallet Nature Sanctuary
The Pond
CENTER DRIVE
USS Maine Monument
Central Park
220 Central Park South
200 Central Park South
Museum of Arts and Design
BROADWAY
Three Columbus Circle
Columbia University Medical Center
Central Park Tower
The Osborne
Fisk Building
Symphony House
The Argonaut Building
Carnegie Mews
888 Seventh
W 56TH STREET
Penguin Random House
1740 Broad
Park Central NY Hotel
W 55TH STREET
250 W 55th
La Premiere
Courtyard Hotel
Woodward Hotel
1710 Broadway
The Marc
Roundabout Theater
Ed Sullivan Theatre
The Alden
1700 Broadway
Roseland Dance City
Broadway Theater
888 Eighth
1675 Broadway
810 Seventh
The Ellington
Alvin Theatre
Novotel Hotel
Times Square Church
Sheraton City Square Inn
Capitol Apts
Gershwin Theatre
Allianz Building
Winter Garden Theatre
Amsterdam Court
Brill Building
Avalon Midtown West
Ambassador Theatre
750 Seventh
Eugene O'Neill Theater
Hilton Gardens
Crown Plaza Hotel
Walter Kerr Theater
1600 Broad
Best Western
Longacre Theatre
Morgan Stanley
The Biltmore
Barrymore Theatre
Renaissance New York Times Square Hotel
Brooks Atkinson Theatre
Hotel Edison
W Hotel
Paramount Hotel
Lunt-Fontanne Theatre
St Luke's Lutheran
Park View Hotel
Richard Rodgers Theatre
NY Marriott Marquis Hotel
Music Box Theatre
Al Hirschfeld Theatre
Gerald Schoenfeld Theatre
Booth Theatre
Row NYC
Broadhurst Theatre
Shubert Theatre
PlayStation Theater
Intercontinental NY Times Square
St Helens James Hayes
Times Square Hotel
228 W 43rd
1501 Broadway
Hakkasan
Second Stage
Drunk Shakespeare
Westin Hotel
Hotel Carter
American Airlines Theatre
Hilton Theatre
Reuters
E-Walk
Times Square Theatre
New Victory Theatre
Empire Theatre
Hilton Times Square
Five Times Square
Microsoft
New Amsterdam Theatre
Port Authority Bus Terminal
W 41ST STREET
SEVENTH AVENUE
TIMES SQUARE
NY Athletic Club
Essex House Apartment Hotel
Westin Hotel
Trump Parc Apartments
Carnegie Hotel
Park Savoy Hotel
Wilshire House
Windsor-Helmsley Hotel
The Briarcliff
One57
Salisbury Hotel
The Quin Hotel
Carnegie Hall
Carnegie Hall Tower
Metropolitan Tower
Le Parker Meridien Hotel
Carnegie House
Carnegie Plaza
City Spire
Avenue of the Americas Plaza
Wellington Hotel
NY City Center
Claridge's Apartments
Wyoming Apts
The Gotham Hotel
Ringa Royal Suites
Ziegfeld Theater
1345 Sixth
162 W 54th
825 Seventh
1325 Sixth
New York Hilton Hotel
Sheraton New York Hotel and Towers
Flat Hotel
Calyon Building
AXA Center
Equitable Life Assurance Society
Michelangelo Hotel
American Management Association
Time & Life Building
745 Seventh
1251 Sixth
Radio City Apts
McGraw-Hill Building
701 Seventh
Night Times Square
Cort Theatre
Celanese Building
DoubleTree Guest Suites
Embassy Theatre
Sanctuary Hotel
Saint Mary's Church
U.S. Trust Bldg
J.P. Stevens Company Tower
1540 Broadway
Lyceum Theatre
The Muse Hotel
Hyatt
St James Hotel
1177 Sixth
1530 Broadway
Night Hotel
120 W 45th
1155 Sixth
Millennium Broadway Hotel
Belasco Theatre
TIMES SQUARE
1500 Broadway
Hotel Metro
The Town Hall
1133 Sixth
One Times Sq.
4 Times Square
Bank of America Tower
7 Times Square
Hilton Garden Inn
1460 Broadway
1095 Sixth
W 41ST STREET
SIXTH AVENUE
Ritz Carlton
40 Central Park South
24 Central Park South
Plaza Hotel
Corbett Building
Park Lane Hotel
Medical Arts Center
Aka Central Park Hotel
Solow Building
Squibb Building
Hemisphere Tower
1370 Sixth
Continental Tower
MGM Building
Warwick New York
Financial Times Building
53W53
Museum of Modern Art (MOMA)
CBS Building
Hines Bldg
The Paley Center For Media
Sperry Rand Building
Radio City Music Hall
Bank of America Building
RCA Building
ROCKEFELLER CENTER
1230 Sixth
Rockefeller Plaza
1212 Sixth
1180 Sixth
1166 Sixth
Casa Hotel
Algonquin Hotel
Harvard Library
Hippodrome Building
Grace Building
HBO
SUNY College
Upper West Side
West New York
Metropolitan Museum of Art
Natural History Museum
Astoria
Upper East Side
Central Park
Long Island City
Carnegie Hall
Midtown
Times Square
United Nations
Hudson Yards
Empire State Building
Madison Square Garden
Hoboken
New York
MANHATTAN
East River
Hudson River
NYU
SoHo
Financial District
Jersey City
BROOKLYN

A-3-48

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	SLGOP; RXR Fund III
Borrowers:	WWP Office, LLC; WWP Amenities Holdings, LLC
Original Balance(2):	$50,000,000
Cut-off Date Balance(2):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate:	3.6045425532%
Payment Date:	6th of each month
First Payment Date:	December 6, 2017
Maturity Date:	November 6, 2027
Amortization:	Interest Only
Additional Debt(2)(3):	$566,286,000 Pari Passu Debt; $323,714,000 Subordinate Notes $260,000,000 Mezzanine Debt, Future Mezzanine Debt Permitted
Call Protection(4):	L(26), D(89), O(5)
Lockbox / Cash Management:	Hard (Office); Springing (Amenities) / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Cravath Rollover:	$0	Springing

Financial Information
	Senior Notes(7)	Whole Loan(8)	Total Debt(9)
Cut-off Date Balance / Sq. Ft.:	$301	$459	$585
Balloon Balance / Sq. Ft.:	$301	$459	$585
Cut-off Date LTV(9):	35.4%	54.0%	69.0%
Balloon LTV(9):	35.4%	54.0%	69.0%
Underwritten NOI DSCR(10):	3.88x	2.54x	1.80x
Underwritten NCF DSCR(10):	3.77x	2.47x	1.75x
Underwritten NOI Debt Yield(10):	14.2%	9.3%	7.3%
Underwritten NCF Debt Yield(10):	13.8%	9.0%	7.1%
Underwritten NOI Debt Yield at Balloon(10):	14.2%	9.3%	7.3%
Underwritten NCF Debt Yield at Balloon(10):	13.8%	9.0%	7.1%

(1)	The Worldwide Plaza Whole Loan (as defined below) was originated by Goldman Sachs Mortgage Company (“GSMC”) on October 18, 2017. Subsequent to the origination date, 25% of the Worldwide Plaza Whole Loan was transferred to Deutsche Bank AG, acting through its New York Branch (“DBNY”), which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes” in the Preliminary Prospectus.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1987 / 1996
Total Sq. Ft.(10):	2,049,553
Property Management:	WWP Manager JV LLC
Underwritten NOI(10):	$87,292,647
Underwritten NCF(10):	$85,021,775
Appraised Value(9):	$1,740,000,000
Appraisal Date:	October 1, 2017

Historical NOI(10)
Most Recent NOI:	$80,997,253 (T-12 June 30, 2017)
2016 NOI:	$83,174,046 (December 31, 2016)
2015 NOI:	$72,722,303 (December 31, 2015)
2014 NOI:	$68,075,807 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(11):	98.4% (June 30, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	93.4% (December 31, 2014)
(2)	The Original Balance and Cut-off Date Balance of $50.0 million represents the senior non-controlling Note A-2-C1 and Note A-2-C3 which, together with the remaining pari passu senior notes with an aggregate original principal balance of $566.286 million and the subordinate notes with an aggregate original principal balance of $323.714 million, comprises the Worldwide Plaza Whole Loan with an aggregate original principal balance of $940.0 million. For additional information regarding the pari passu senior notes and the subordinate notes, see “The Loan” herein.

(3)	See “Current Mezzanine or Subordinate Indebtedness” and “Future Mezzanine and Subordinate Indebtedness Permitted” herein.

(4)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance of the full $940.0 million Worldwide Plaza Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 18, 2020. The assumed lockout period of 26 payments is based on the expected Benchmark 2018-B1 securitization closing date in January 2018. The actual lockout period may be longer.

(5)	See “Initial and Ongoing Reserves” herein.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate principal balance of $616.286 million.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Worldwide Plaza Whole Loan only, with an aggregate principal balance of $940.0 million, which includes $323.714 million of subordinate notes.

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Total Debt in the aggregate total debt amount of $1.2 billion, which includes $323.714 million of subordinate notes and $260.0 million of mezzanine loans.

(9)	The Cut-off Date LTV ratios and Balloon LTV ratios are based on an appraised value of $1,740,000,000 that includes separate appraised values for the Office Tower ($1,620,000,000) and Amenity Parcel ($120,000,000). As described below under “The Property,” the Amenity Parcel does not secure the Worldwide Plaza Loan. Based solely on the appraised value of the Office Tower, the Cut-off Date LTV ratio and Balloon LTV ratio of the Senior Notes, the Whole Loan and the Total Debt are 38.0%, 58.0% and 74.1% respectively.

(10)	Underwritten NOI, Underwritten NCF, the related debt service coverage ratios and debt yields, and historical NOI all include net operating income from the Amenity Parcel and Total Sq. Ft. includes sq. ft. of the Amenity Parcel. As described below under “The Property,” the Amenity Parcel does not secure the Worldwide Plaza Loan.

(11)	As of June 30, 2017, the Worldwide Plaza Property had an underwritten occupancy of 98.4% and a physical occupancy of 100.0%.

A-3-49

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

Tenant Summary
Tenant Name	Ratings(1) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Nomura Holding America Inc.(2)	A-/Baa1/A-	819,906	40.0%	$49.10	32.0%	9/30/2033
Cravath, Swaine & Moore LLP(3)	NR/NR/NR	617,135	30.1%	$92.80	45.5%	8/31/2024
Mercury Parking LLC(4)	NR/NR/NR	131,971	6.4%	$20.35	2.1%	11/30/2027
WNET.org and THIRTEEN	NR/NR/NR	102,709	5.0%	$48.54	4.0%	8/31/2026
Rubenstein Associates, Inc.	NR/NR/NR	68,432	3.3%	$62.00	3.4%	4/30/2031
Subtotal / Wtd. Avg.		1,740,153	84.9%	$62.89	87.0%
Remaining Tenants		275,954	13.5%	$59.48	13.0%
Total / Wtd. Avg. Occupied		2,016,107	98.4%	$62.43	100.0%
Vacant		33,446	1.6%
Total		2,049,553	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Nomura has the right to reduce its space upon 15 months’ notice prior to January 1, 2022 (if it has not exercised an expansion option in the prior 12 months) by a single contiguous block of space and/or any full or partial floor of its space that is not contiguous to any other space then leased by Nomura so long as the total contraction space includes no more than 10% of its rentable square footage. Nomura may also reduce its space in the same manner once after January 1, 2022 and prior to January 1, 2027. Both contraction options are subject to certain payments associated with the option. Nomura also has a one-time right to terminate its lease, in whole or in part, as of January 1, 2027 upon 18 months’ notice upon payment of a termination fee equal to six months fixed rent on the terminated space and unamortized transaction costs associated with the terminated space.

(3)	Cravath subleases approximately 29,688 sq. ft. on the 18th floor to AMA Consulting Engineers, P.C. at a base rent of approximately $54.65 PSF. Cravath subleases 34,210 sq. ft. on the 31st floor to McCarter & English LLP at a base rent of $51.00 PSF. The subleases are structured to be co-terminous with the rest of the Cravath space.

(4)	Mercury Parking LLC is located in the Amenity Parcel, the other top four tenants are located in the Office Tower.

Lease Rollover Schedule(1) (2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM(3)	3	3	0.0%	3	0.0%	$4,000.00	0.0%	0.0%
2018	4	4,700	0.2%	4,703	0.2%	$127.97	0.5%	0.5%
2019	2	2	0.0%	4,705	0.2%	$14,700.00	0.0%	0.5%
2020	2	2,343	0.1%	7,048	0.3%	$157.00	0.3%	0.8%
2021	7	59759	2.9%	66,807	3.3%	$61.83	2.9%	3.7%
2022	1	1,819	0.1%	68,626	3.3%	$94.53	0.1%	3.8%
2023	0	0	0.0%	68,626	3.3%	$0.00	0.0%	3.8%
2024	2	674,069	32.9%	742,695	36.2%	$88.23	47.3%	51.1%
2025	3	71,609	3.5%	814,304	39.7%	$58.47	3.3%	54.4%
2026	4	105580	5.2%	919,884	44.9%	$52.19	4.4%	58.8%
2027	4	167,071	8.2%	1,086,955	53.0%	$30.68	4.1%	62.9%
2028	0	0	0.0%	1,086,955	53.0%	$0.00	0.0%	62.9%
Thereafter	4	929,152	45.3%	2,016,107	98.4%	$50.24	37.1%	100.0%
Vacant	NAP	33,446	1.6%	2,049,553	100.0%	NAP	NAP
Total / Wtd. Avg.	36	2,049,553	100.0%			$62.43	100.0%

(1)	Based on the underwritten rent roll dated June 30, 2017.

(2)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

(3)	Includes telecom services at the Worldwide Plaza Property.

A-3-50

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

The Loan.    The Worldwide Plaza loan (the “Worldwide Plaza Loan”) is a fixed rate loan with an original principal balance of $50.0 million secured by the fee interest in an office building in New York, New York (the “Office Tower”) and the pledge of certain loans, together with a collateral assignment of the mortgages securing such loans, held by an indirect subsidiary of Amenity Parcel Borrower (as defined below) relating to an adjacent amenities parcel (the “Amenity Parcel” and, together with the Office Tower, the “Worldwide Plaza Property”) and the pledge of 100% of the indirect membership interests in such indirect subsidiary and in another indirect subsidiary of Amenity Parcel Borrower which owns a 1% general partnership interest in the Amenity Parcel owner. The Worldwide Plaza Loan is evidenced by the non-controlling Note A-2-C1 and Note A-2-C3 and is a part of a $940.0 million whole loan that is evidenced by 10 promissory notes: eight pari passu senior notes with an aggregate original principal balance of $616.286 million (the “Senior Notes”) and two subordinate notes with an aggregate original principal balance of $323.714 million (the “Subordinate Notes” and, together with the Senior Notes, the “Worldwide Plaza Whole Loan”). The Worldwide Plaza Whole Loan was originated by Goldman Sachs Mortgage Company on October 18, 2017. Subsequent to the origination date, notes representing 25% of the principal balance of the Worldwide Plaza Whole Loan were transferred to DBNY.

The relationship between the holders of the Senior Notes and the Subordinate Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu AB Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S, A-2-S	$381,286,000	$381,286,000	WPT 2017-WWP	No
A-2-C1, A-2-C3	$50,000,000	$50,000,000	Benchmark 2018-B1	No
A-1-C1	$100,000,000	$100,000,000	GSMS 2017-GS8	No
A-2-C2, A-2-C4	$50,000,000	$50,000,000	DBNY	No
A-1-C2	$35,000,000	$35,000,000	GSMC	No
B-1-S, B-2-S	$323,714,000	$323,714,000	WPT 2017-WWP	Yes
Total	$940,000,000	$940,000,000

The Worldwide Plaza Whole Loan has a 10-year term and pays interest only for the term of the loan. The Worldwide Plaza Loan accrues interest at a fixed rate equal to 3.6045425532% per annum and has a Cut-off Date Balance of $50.0 million. The Worldwide Plaza Whole Loan proceeds, in addition to an aggregate of $260.0 million of mezzanine loans, were used to refinance existing debt of approximately $983.1 million, pay transaction costs of approximately $34.0 million and return approximately $449.5 million of equity to NY REIT and an affiliate of George Comfort & Sons. Based on the “As is” appraised value of $1.74 billion as of October 1, 2017, the Cut-off Date LTV for the Senior Notes is 35.4%. The most recent prior financing of the Worldwide Plaza Property was included in the COMM 2013-WWP securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Notes	$616,286,000	42.0%	Loan Payoff	$983,098,561	67.0%
Subordinate Notes	$323,714,000	22.1%	Return of Equity to NY REIT & an affiliate of George Comfort & Sons	$449,536,079	30.7%
Mezzanine Loans	$260,000,000	17.7%	Closing Costs	$33,991,488	2.3%
Third Party Expense Deposit	$494,924	0.0%
SL Green Equity	$133,061,700	9.1%
RXR Equity	$133,069,504	9.1%
Total Sources	$1,466,626,128	100.0%	Total Uses	$1,466,626,128	100.0%

The Borrowers / Borrower Sponsors.    The borrowers are WWP Office, LLC (“Office Tower Borrower”) and WWP Amenities Holdings, LLC (“Amenity Parcel Borrower”), both of which are single purpose entities and Delaware limited liability companies structured to be bankruptcy-remote with two independent directors in each organizational structure. The nonrecourse carve-out guarantors are SL Green Operating Partnership, L.P. (“SLGOP”) and RXR Fund III (consisting of RXR Real Estate Value Added Fund – Fund III LP, RXR RE VAF – Fund III Parallel A LP, RXR RE VAF – Fund III Parallel B LP, RXR RE VAF – Fund III Parallel B (REIT) LP, RXR RE VAF, Fund III Parallel C LP, and RXR RE VAF – Fund III Parallel D LP), on a joint and several basis (except as to events caused solely by SL Green Operating Partnership L.P. or its affiliates or caused solely by RXR Fund III or its affiliates, in which case solely the related guarantor or group of guarantors is liable). The nonrecourse carve-out guarantee is limited to certain carveouts, including (i) loss recourse for any violation of the transfer restrictions contained in the loan documents (other than those that are full recourse) and any unsecured, unpermitted additional debt and (ii) full recourse for insolvency events (capped at $94,000,000), unpermitted transfers of all or substantially all the Office Tower, the Amenity Parcel, the collateral related to the Amenity Parcel or the equity interests in the borrowers or certain entities related to the Amenity Parcel owned by the borrowers and unpermitted additional debt secured by the collateral. There is no environmental indemnitor for the Worldwide Plaza Loan, other than the borrowers.

A-3-51

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

SL Green Realty Corp. (“SL Green”), the sole general partner of SL Green Operating Partnership, L.P., is an S&P 500 company and a large New York City office landlord and a fully integrated real estate investment trust, or “REIT” with a market capitalization of $10.8 billion (as of 2016) that is focused primarily on acquiring and managing Manhattan commercial properties. As of September 30, 2017, SL Green held interests in 118 Manhattan buildings totaling 47.8 million sq. ft. This included ownership interests in 27.5 million sq. ft. of Manhattan buildings and debt and preferred equity investments secured by 20.3 million sq. ft. of buildings. In addition, as of September 30, 2017, SL Green held ownership interests in 27 suburban buildings totaling 4.3 million sq. ft. in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey.

RXR Realty LLC (“RXR”) is a New York-based, approximately 470-person, vertically integrated real estate owner/operator and investment manager in the New York metropolitan market. RXR is comprised of members of the former senior management and operating team of Reckson Associates (“Reckson”), a NYSE-listed REIT which was acquired by SL Green in January 2007. RXR re-entered the New York City market in August 2009. RXR’s platform manages 75 commercial properties and investments with an aggregate gross asset value of approximately $17.4 billion as of June 30, 2017, comprising approximately 24.2 million sq. ft. of commercial operating properties and approximately 5,200 multi-family rental and for sale units under active development in the New York metropolitan area. (Amounts above adjusted to include the assumption of operations of Worldwide Plaza Property in October 2017. Gross asset value compiled by RXR in accordance with company fair value measurement policy and is comprised of capital invested by RXR and its partners, as well as leverage).

The Property. The Worldwide Plaza Property consists of the Office Tower, a 49-story Class A office property with 1,807,231 sq. ft. located in New York, New York, and the Amenity Parcel (and the related mortgages). The Amenity Parcel consists of multi-tenant retail, a 473-space underground parking garage, theater space and a health club. The Amenity Parcel does not itself constitute collateral for the Worldwide Plaza Loan. Instead, the collateral relating to the Amenity Parcel includes (i) a pledge by Amenity Parcel Borrower of its indirect 100% ownership interest in a subsidiary which owns a 1% general partnership interest in the owner of the Amenity Parcel, (ii) a pledge by Amenity Parcel Borrower of its 100% indirect interest in a subsidiary (“Amenities Lender”) which has made certain loans to the owner of the Amenity Parcel secured by the Amenity Parcel and (iii) a pledge by Amenities Lender of its loans on the Amenity Parcel and the collateral assignment of the related mortgages. Worldwide Plaza (which also includes a residential tower that is not part of the collateral) occupies an entire block bounded by Eighth Avenue and Ninth Avenue and offers 360-degree panoramic views of New York City. The retail, parking garage and health club portions of the Amenity Parcel are part of a condominium which also includes the non-collateral residential tower. The Worldwide Plaza Property features a copper tower top known as “David’s Diamond”.

As of June 30, 2017, the Worldwide Plaza Property had an underwritten occupancy of 98.4% and a physical occupancy of 100.0%. The Worldwide Plaza Property is anchored by Nomura Holding America Inc. (“Nomura”) (Fitch: A- / Moody’s: Baa1 / S&P: A-) and Cravath, Swaine & Moore LLP (“Cravath”) (#46 in an industry publication listing of the top 100 law firms based on 2016 revenue) under long term leases until 2033 and 2024, respectively. Cravath and Nomura have invested over $280 million of their own capital on build-outs including cafeterias with full kitchens, internal staircases, executive dining rooms, media rooms, conference rooms, rooftop (setback) terraces, as well as details and finishes throughout. Cravath has been headquartered at the Worldwide Plaza Property since 1989. Nomura signed a lease in June 2011 to locate its North American headquarters in the Worldwide Plaza Property.

The following table provides a detailed breakout of the Worldwide Plaza Property between the Office Tower and Amenity Parcel:

Office Tower	Sq. Ft.	Occupied Sq. Ft.	% of Sq. Ft.	Occupancy	U/W Base Rent	U/W Base Rent PSF	U/W Total Rental Income	U/W Total Rental Income PSF	% of U/W Total Rent
Office	1,793,695	1,763,177	87.5%	98.3%	$115,660,807	$65.60	$123,936,609	$70.29	89.1%
Retail - Office	10,592	10,592	0.5%	100.0%	1,288,114	$121.61	1,406,162	$132.76	1.0%
Telecom	16	16	0.0%	100.0%	106,290	$6,643.15	106,290	6,643.15	0.1%
Other	2,928	0	0.1%	0.0%	0	$0.00	0	$0.00	0.0%
Utility Reimbursements							4,078,317		2.9%
Total / Wtd. Avg.	1,807,231	1,773,785	88.2%	98.1%	$117,055,212	$65.99	$129,527,379	$73.02	93.1%
Amenity Parcel	Sq. Ft.	Occupied Sq. Ft.	% of Sq. Ft.	Occupancy	U/W Base Rent	U/W Base Rent PSF	U/W Total Rental Income	U/W Total Rental Income PSF	% of U/W Total Rent
Theater	56,934	56,934	2.8%	100.0%	$2,205,268	$38.73	$2,715,201	$47.69	2.0%
Parking Garage	131,971	131,971	6.4%	100.0%	2,686,244	$20.35	2,686,244	$20.35	1.9%
Health Club	35,241	35,241	1.7%	100.0%	1,800,000	$51.08	1,865,614	$52.94	1.3%
Retail - Amenities	18,176	18,176	0.9%	100.0%	2,109,680	$116.07	2,127,336	$117.04	1.5%
Utility Reimbursements							179,553		0.1%
Total / Wtd. Avg.	242,322	242,322	11.8%	100.0%	$8,801,192	$36.32	$9,573,948	$39.51	6.9%
Total / Wtd. Avg. Worldwide Plaza Property	2,049,553	2,016,107	100.0%	98.4%	$125,856,404	$62.43	$139,101,326	$69.00	100.0%

A-3-52

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

Environmental Matters. The Phase I environmental report dated September 14, 2017 recommended no further action at the Worldwide Plaza Property. The Worldwide Plaza Property is covered by SL Green Operating Partnership L.P.’s master environmental legal liability policy (which also covers approximately 75 other properties owned by such entity or its affiliates, and which may be amended to cover additional properties) issued by AIG Specialty Insurance Company, generally with limits of $25,000,000 per incident and $30,000,000 in the aggregate, subject to a $1,000,000 deductible per incident. Such policy has an expiration date of July 10, 2019. The borrowers are required to maintain such policy in effect at all times.

The Market. The Worldwide Plaza Property is located at 825 Eighth Avenue in the West Side submarket. The overall average rent in the West Side submarket reached $76.05 PSF in the second quarter of 2017, up $0.85 quarter-over-quarter. Class A asking rents for the West Side submarket increased $1.88 PSF to $82.28. Class A vacancy fell to 7.7%, a 150-basis point decline from 2016 to 2017.

The following table details certain information related to the competitive property set for the Worldwide Plaza Property.

Competitive Set(1)
Property Name	Office	Direct Available Sq. Ft.	Sublease Available Sq. Ft.	Occupancy (Direct)	Occupancy (Total)	Direct Asking Rent
	NRA					Low	High
1515 Broadway	1,721,858	0	0	100.0%	100.0%	N/A	N/A
1585 Broadway	1,220,732	0	0	100.0%	100.0%	N/A	N/A
1633 Broadway	2,240,000	168,355	57,845	92.5%	89.9%	$74.00	$95.00
1675 Broadway	747,546	78,255	0	89.5%	89.5%	$75.00	$75.00
750 Seventh Avenue	533,076	0	0	100.0%	100.0%	N/A	N/A
787 Seventh Avenue	1,429,610	0	0	100.0%	100.0%	N/A	N/A
Average / Total / Wtd. Avg.	1,315,470	246,610	57,845	96.9%	96.1%	$74.50	$85.00
(1)	Source: Appraisal.

The following table details certain information related to sales of comparable office buildings for the Worldwide Plaza Property identified by the appraisal.

Comparable Sales(1)
Property Address	Year Built / Renovated	Total NRA	Occupancy	Sale Date	Sale Price	Sale Price PSF	NOI PSF
1221 Avenue of the Americas	1969/2016	2,677,007	90.0%	Oct-16	$2,300,000,000	$859.17	$24.89
11 Madison Avenue	1932/1998	2,287,905	96.0%	Aug-16	$2,600,000,000	$1,136.41	$26.78
10 Hudson Yards	2015	1,861,084	100.0%	Aug-16	$2,150,000,000	$1,155.24	$51.75
480 Lexington Avenue	1966/2000	1,779,515	94.0%	May-17	$2,210,000,000	$1,241.91	$60.23
1095 Avenue of the Americas	1973/2008	1,179,033	95.0%	Aug-16	$2,353,000,000	$1,995.70	$75.44
1250 Broadway	1969	773,215	88.0%	Aug-16	$565,000,000	$730.72	$22.46
1140 Avenue of the Americas	1925/1968	191,000	91.0%	May-16	$180,000,000	$942.41	$45.99
Average / Wtd. Avg.		1,535,537	94.1%		$2,166,318,826	$1,149.71	$41.54
(1)	Source: Appraisal.

A-3-53

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2014	2015	2016	T-12 6/30/2017	U/W	U/W PSF
Base Rent(2)	$109,386,364	$112,900,860	$121,265,796	$121,285,946	$125,856,404	$61.41
Credit Tenant Rent Steps(3)	0	0	0	0	6,534,145	3.19
Value of Vacant Space	0	0	0	0	2,441,440	1.19
Gross Potential Rent	$109,386,364	$112,900,860	$121,265,796	$121,285,946	$134,831,989	$65.79
Total Recoveries	7,973,726	10,495,072	13,378,603	12,076,066	13,244,922	6.46
Total Other Income	610,797	729,513	805,522	583,491	706,175	0.34
Less: Vacancy	0	0	0	0	(7,439,154)	(3.63)
Effective Gross Income	$117,970,886	$124,125,445	$135,449,920	$133,945,503	$141,343,932	$68.96
Total Expenses	49,895,080	51,403,142	52,275,875	52,948,250	54,051,285	26.37
Net Operating Income(4)	$68,075,807	$72,722,303	$83,174,046	$80,997,253	$87,292,647	$42.59
Replacement Reserves	0	0	0	0	409,911	0.20
TI/LC	0	0	0	0	1,860,962	0.91
Net Cash Flow	$68,075,807	$72,722,303	$83,174,046	$80,997,253	$85,021,775	$41.48
(1)	Based on the underwritten rent roll dated June 30, 2017.

(2)	U/W Base Rent includes underwritten rent steps through November 30, 2018.

(3)	Present value of rent steps for Cravath, a top 100 law firm based on 2016 revenue, as well as credit tenants Nomura and Starbucks, discounted at 7% over the respective lease terms.

(4)	The increase in U/W Net Operating Income from T-12 June 30, 2017 Net Operating Income is primarily driven by the inclusion of underwritten rent steps, which equate to (i) for non-investment grade tenants, base rent steps through November 2018 (an aggregate of $3,206,217), and (ii) for investment grade tenants as described above, the present value of rent steps discounted at 7% over the respective lease terms.

Property Management.   The Office Tower portion of the collateral is managed by WWP Manager JV LLC, an affiliate of the borrowers. The Amenities Parcel is also managed by WWP Manager JV LLC.

Lockbox / Cash Management.  The Office Tower portion of the collateral securing the Worldwide Plaza Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to direct Office Tower tenants to pay rent directly to a lender-controlled lockbox account and all rents and other payments received by the borrowers or the property manager with respect to the Office Tower to be deposited into the lockbox account by the end of the first business day following receipt. If no event of default or Trigger Period (as defined below) is continuing, on each business day, all amounts in such lockbox account will be released to the borrowers’ operating account. On each business day during the continuance of an event of default under the Worldwide Plaza Whole Loan, a Cravath Reserve Period (as defined below) or a Trigger Period, all funds in the lockbox account (less any required minimum balance) are required to be swept into a lender controlled cash management account. During the continuance of a Trigger Period, (or at the lender’s discretion, during an event of default under the Worldwide Plaza Whole Loan until the Worldwide Plaza Whole Loan has been accelerated), the loan documents require that all amounts on deposit in the cash management account be used to pay debt service, required reserves and operating expenses, and that all remaining amounts be reserved in an excess cash flow reserve account. During the continuance of a Cravath Reserve Period, if no Trigger Period or event of default is then continuing, the loan documents require that all amounts on deposit in the cash management account be applied to pay debt service, operating expenses, then to the Cravath Rollover Reserve (as defined below) until the amount therein equals the Cravath Reserve Amount (as defined below), minus the amount of any guaranty or letter of credit provided in lieu of such reserve, and then to the borrowers’ operating account.

The Amenity Parcel Borrower, the pledgor of the collateral related to the Amenity Parcel, has caused the Amenities Lender to establish a springing lockbox account to which cash and revenue related to the Amenity Parcel are deposited. During the continuance of a Trigger Period, the Amenity Parcel Borrower is required to cause the Amenities Lender not to make any remittances from the amenities lockbox account except generally to pay expenses of the Worldwide Plaza Property, to the lockbox account or cash management account or certain other specified payments not to exceed $300,000 a year.

A “Trigger Period” will commence (a) when the aggregate debt yield (based on the sum of the Worldwide Plaza Whole Loan, and all outstanding mezzanine loans and/or permitted debt-like preferred equity) as of the first day of any fiscal quarter based on the net operating income is less than 5.50% and will continue until the aggregate debt yield as of the first day of any fiscal quarter is at least 5.50%, (b) at the lender’s option, if certain financial statements required to be delivered by the borrowers are not delivered until such financial statements are delivered and reflect that no Trigger Period pursuant to clause (a) is ongoing or (c) upon any event of default under a mezzanine loan and will continue until cured. The borrowers may cure a Trigger Period under clause (a) by delivering as additional collateral cash, a letter of credit meeting certain requirements or a Qualifying Guaranty (as defined below), in each case in an aggregate amount that when subtracted from principal for purposes of determining the debt yield, would cause the debt yield to exceed 5.50%. Such collateral is required to be released to the borrowers if the debt yield exceeds 5.50% without giving effect to such collateral.

A-3-54

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

A “Cravath Reserve Period” will commence 12 months prior to the lease expiration of Cravath in August 2024, if a new or renewed Cravath lease has not been executed for all or substantially all of such space, or all or substantially all of the space leased by Cravath has not been re-leased, in each case in accordance with the terms of the loan agreement, and in each case all associated expenses have been paid and all associated free rent periods have expired (a “Cravath Renewal Event”) the lender will trap all excess cash flow after operating expenses and capital expenditures (and, during a Trigger Period, debt service and required reserves) into a reserve for tenant improvements and leasing commissions incurred in reletting the Cravath space (the “Cravath Rollover Reserve”) until the earlier of (i) a Cravath Renewal Event occurs and (ii) a reserve equal to $42,286,860 (the “Cravath Reserve Amount”) has been accumulated. The borrowers are permitted to substitute a letter of credit or Qualifying Guaranty in lieu of cash reserves in an amount up to the amount that would not violate the Affiliate Support Limit (as defined below). Upon the borrowers reletting at least 75% of the rentable square footage of the Cravath space, provided no event of default exists, amounts in the Cravath Rollover Reserve in excess of the sum of (x) $100 PSF of Cravath space that has not been relet in accordance with the loan agreement plus (y) any unpaid tenant improvement costs, leasing commissions and free rent obligations under the replacement leases is required to be released to the borrowers (or if a Trigger Event then exists, to the excess cash flow reserve).

Initial and Ongoing Reserves.

Tax and Insurance Reserves. On each monthly payment date during the continuance of a Trigger Period, the borrowers are required to deposit an amount equal to (i) 1/12 of the estimated annual taxes and (ii) 1/12 of the estimated annual insurance premiums, each into the basic carrying costs escrow account.

Replacement Reserve. On each monthly payment date during the continuance of a Trigger Period, the borrowers are required to deposit an amount equal to approximately $42,699 (approximately $0.25 PSF per annum on the gross sq. ft. of 2,049,533), subject to a cap of $2,500,000.

Rollover Reserve. On each monthly payment date, the borrowers are required to deposit an amount equal to approximately $282,230 (approximately $2.00 PSF per annum on the rentable sq. ft. of 1,693,382), subject to a cap of $10,000,000.

The borrowers are permitted at their election to substitute one or more Qualifying Guaranties or letters of credit meeting the requirements of the loan documents in lieu of cash reserves (other than for the excess cash flow reserve). The aggregate letters of credit and Qualifying Guaranties in lieu of reserves as described above and under “Lockbox/Cash Management” may not exceed $120,000,000 (the “Affiliate Support Limit”).

“Qualifying Guaranty” means a guaranty in form and substance reasonably satisfactory to the lender from one or more Qualified Guarantors (as defined below) (jointly and severally) reasonably satisfactory to the lender that at all times (i) have and maintain a collective net worth of at least $250,000,000 (excluding the Office Tower, the Amenity Parcel and the collateral relating to the Amenity Parcel) and (ii) at least one of which is rated at least “BBB-” by S&P, “Baa3” by Moody’s, and the equivalent rating by each of the other rating agencies engaged to rate the securities issued in connection with a securitization of the Whole Loan that maintains a rating for such entity. “Qualified Guarantor” means a person or entity that (a) maintains a place of business in, and is subject to service of process in, the United States, (b) has all or substantially all of its assets in the United States, or otherwise has assets in the United States of substantially greater net value than its aggregate obligations under the loan documents and (c) satisfies certain anti-terrorism law requirements.

Current Mezzanine or Subordinate Indebtedness.    The Worldwide Plaza Whole Loan includes the Subordinate Notes with an original principal balance of $323,714,000, which notes were contributed to the Worldwide Plaza Trust 2017-WWP mortgage trust. In addition to the Worldwide Plaza Whole Loan, a $190,000,000 mezzanine loan (the “Worldwide Plaza Mezzanine Loan (First)”), and a $70,000,000 second mezzanine loan (the “Worldwide Plaza Mezzanine Loan (Second)”) (collectively the, “Worldwide Plaza Mezzanine Loans”) were originated to provide financing to the parent of the borrowers and its parent secured by a pledge of 100% of the direct equity interests in the borrowers and the parent of the borrowers, respectively. The Worldwide Plaza Mezzanine Loan (First) carries an interest rate of 5.1170% per annum and the Worldwide Plaza Mezzanine Loan (Second) carries an interest rate of 6.000% per annum and both are coterminous with the Worldwide Plaza Whole Loan. The lenders of the Worldwide Plaza Whole Loan and the Worldwide Plaza Mezzanine Loans entered into intercreditor agreements that provide for consent rights, cure rights and the right to purchase defaulted loans. The Worldwide Plaza Mezzanine Loans were originated by Goldman Sachs Mortgage Company, which subsequently sold a 25% interest therein to DBNY. Thereafter the mezzanine loans were sold to third party purchasers.

A-3-55

825 Eighth Avenue New York, NY 10019	Collateral Asset Summary – Loan No. 5 Worldwide Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 35.4% 3.77x 14.2%

Future Mezzanine or Subordinate Indebtedness Permitted. The loan documents permit additional mezzanine debt (or equivalent debt-like preferred equity) that is structurally subordinate to the Worldwide Plaza Whole Loan and the existing Worldwide Plaza Mezzanine Loans, subject to certain conditions, including without limitation (a) such debt is provided by an institutional lender meeting certain requirements, (b) such debt is subject to an intercreditor agreement (or recognition agreement, as applicable) on substantially the same terms as the intercreditor agreement among lender, the mezzanine lenders or otherwise on terms reasonably acceptable to the lender, (c) such debt is coterminous with the Worldwide Plaza Whole Loan (provided however, there shall be no restriction on the related borrower’s right to prepay, defease or redeem such debt prior to the applicable maturity or redemption date), (d) immediately after giving effect to the additional debt, the aggregate debt yield (based on the aggregate of the principal balances of the Worldwide Plaza Whole Loan, the Worldwide Plaza Mezzanine Loans and the principal balance of the proposed mezzanine loan or preferred equity) as calculated under the loan documents may not be less than 7.45% and the aggregate loan-to-value ratio (based on the ratio of (i) the aggregate of the principal balances of the Worldwide Plaza Whole Loan, the Worldwide Plaza Mezzanine Loans and the maximum principal balance of the proposed mezzanine loan or preferred equity to (ii) the appraised value of the Office Tower and Amenity Parcel) does not exceed 65.5%, (e) the lease with Cravath or a lease with an acceptable replacement tenants meeting certain requirements has been extended at least two years beyond the loan term, (f) such debt does not at any time have an outstanding principal amount in excess of $120 million, (g) such debt is current-pay only, with no payment in kind or similar accrual features, (h) rating agency confirmation has been received, (i) such debt may not be obtained prior to April 18, 2018, and (j) the prior written approval of each mezzanine lender (which may not be withheld if such mezzanine lender reasonably determines that the foregoing conditions have been satisfied) is obtained. Goldman Sachs Mortgage Company (or its designee) has a right of first offer to provide any such permitted financing.

Partial Release. None.

A-3-56

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-57

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

A-3-58

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

A-3-59

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

A-3-60

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor(2):	Seven Hundred 2nd Street Holdings Mezz LLC
Borrower:	Seven Hundred 2nd Street Holdings LLC
Original Balance(3):	$50,000,000
Cut-off Date Balance(3):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate:	3.6000%
Payment Date:	1st of each month
First Payment Date:	December 1, 2017
Maturity Date:	November 1, 2027
Amortization:	Interest Only
Additional Debt(3):	$140,000,000 Pari Passu Debt Future Mezzanine Debt Permitted
Call Protection:	L(24), YM1(2), D or YM1(90), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$8,628	$8,628
TI/LC:	$0	$0
Outstanding TI/LC:	$115,973	$0
Service:	$300,000	$0
SEC/Kaiser Permanente Rollover:	$0	Springing

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$367
Balloon Balance / Sq. Ft.:	$367
Cut-off Date LTV:	47.6%
Balloon LTV:	47.6%
Underwritten NOI DSCR:	3.25x
Underwritten NCF DSCR:	3.00x
Underwritten NOI Debt Yield:	11.9%
Underwritten NCF Debt Yield:	11.0%
Underwritten NOI Debt Yield at Balloon:	11.9%
Underwritten NCF Debt Yield at Balloon:	11.0%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Washington, DC
Year Built / Renovated:	2009 / NAP
Total Sq. Ft.:	517,653
Property Management:	Property Group Partners LLC
Underwritten NOI:	$22,529,370
Underwritten NCF:	$20,806,621
Appraised Value:	$399,000,000
Appraisal Date:	August 22, 2017

Historical NOI
Most Recent NOI:	$22,369,181 (T-12 July 31, 2017)
2016 NOI:	$22,329,086 (December 31, 2016)
2015 NOI:	$22,071,248 (December 31, 2015)
2014 NOI:	$21,168,717 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	98.6% (September 1, 2017)
2016 Occupancy:	98.6% (December 31, 2016)
2015 Occupancy:	98.6% (December 31, 2015)
2014 Occupancy:	98.6% (December 31, 2014)
(1)	The Station Place III Whole Loan (as defined below) was co-originated by JPMCB and Citi Real Estate Funding Inc. (“CREFI”).

(2)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Station Place III Whole Loan.

(3)	The Original Balance and Cut-off Date Balance of $50.0 million represents the aggregate outstanding balance of the senior non-controlling Notes A-2 and A-3 which, together with the remaining pari passu notes with an aggregate original principal balance of $140.0 million, comprises the Station Place III Whole Loan with an aggregate original principal balance of $190.0 million. See “The Loan” herein for more detail.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate $190.0 million Station Place III Whole Loan.

A-3-61

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

Tenant Summary(1)
Tenant	Ratings(2) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
U.S. Securities and Exchange Commission(3)	AAA /Aaa / AA+	209,530	40.5%	$45.26	36.7%	2/28/2021
Kaiser Foundation Health Plan, Inc.(4)	NR / NR / AA-	206,875	40.0%	$48.90	39.1%	6/30/2024
American Chemistry Council(5)	NR / NR / NR	93,168	18.0%	$66.76	24.1%	12/31/2025
Pritchard Industries, Inc.	NR / NR / NR	833	0.2%	$27.60	0.1%	12/31/2018
Total / Wtd. Avg.		510,406	98.6%	$50.63	100.0%
Vacancy		7,247	1.4%
Total		517,653	100.0%

(1)	Based on the U/W rent roll dated September 1, 2017

(2)	Certain ratings are those of the parent company or governmental entity whether or not the parent company or government guarantees the lease.

(3)	U/W Base Rent PSF represents the straight-line average of SEC’s rent steps over the course of the lease term. The current in-place rent is $38.27.

(4)	U/W Base Rent PSF represents the straight-line average of Kaiser Permanente’s rent steps over the course of the lease term. The current in-place rent is $43.70.

(5)	The American Chemistry Council leases its space on a modified gross basis, while the remaining tenants lease their respective spaces on a triple net basis.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	1	833	0.2%	833	0.2%	$27.60	0.1%	0.1%
2019	0	0	0.0%	833	0.2%	$0.00	0.0%	0.1%
2020	0	0	0.0%	833	0.2%	$0.00	0.0%	0.1%
2021	1	209,530	40.5%	210,363	40.6%	$45.26	36.7%	36.8%
2022	0	0	0.0%	210,363	40.6%	$0.00	0.0%	36.8%
2023	0	0	0.0%	210,363	40.6%	$0.00	0.0%	36.8%
2024	1	206,875	40.0%	417,238	80.6%	$48.90	39.1%	75.9%
2025	1	93,168	18.0%	510,406	98.6%	$66.76	24.1%	100.0%
2026	0	0	0.0%	510,406	98.6%	$0.00	0.0%	100.0%
2027	0	0	0.0%	510,406	98.6%	$0.00	0.0%	100.0%
2028	0	0	0.0%	510,406	98.6%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	510,406	98.6%	$0.00	0.0%	100.0%
Vacant	NAP	7,247	1.4%	517,653	100.0%	NAP	NAP
Total / Wtd. Avg.	4	517,653	100.0%			$50.63	100.0%

(1)	Based on the U/W rent roll dated September 1, 2017.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	Annual U/W Base Rent PSF for SEC and Kaiser Foundation Health Plan, Inc. represents the straight line rent over the remaining lease term including contractual rent steps.

A-3-62

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

The Loan.    The Station Place III loan (the “Station Place III Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 517,653 sq. ft. 10-story Class A office building located at 700 2nd Street Northeast in Washington, DC (the “Station Place III Property”). The Station Place III Loan is evidenced by the non-controlling Notes A-2 and A-3 with an aggregate original principal balance of $50.0 million. The whole loan (the “Station Place III Whole Loan”) with an aggregate original principal balance of $190.0 million, was co-originated by JPMCB and CREFI, and is evidenced by five promissory notes. Only the Station Place III Notes A-2 and A-3 will be included in the Benchmark 2018-B1 mortgage trust. The controlling A-1 note with an aggregate original principal balance of $64.0 million was contributed to the JPMDB 2017-C7 trust, the A-4 note with an aggregate original balance of $50.0 million was contributed to the CGCMT 2017-C4 trust and the A-5 note with an aggregate original balance of $26.0 million was contributed to the CD 2017-CD6 trust.

The relationship between the holders of the Station Place III Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$64,000,000	$64,000,000	JPMDB 2017-C7	Yes
A-2, A-3	$50,000,000	$50,000,000	Benchmark 2018-B1	No
A-4	$50,000,000	$50,000,000	CGCMT 2017-C4	No
A-5	$26,000,000	$26,000,000	CD 2017-CD6	No
Total	$190,000,000	$190,000,000

The Station Place III Whole Loan has a 10-year interest only term and accrues interest at a fixed rate equal to 3.6000%. The Station Place III Whole Loan proceeds were used to refinance previous debt of approximately $176.7 million, pay transaction costs of approximately $1.7 million, fund upfront reserves of $424,600 and return approximately $11.2 million of equity to the borrower sponsor. Based on the appraised value of $399.0 million as of August 22, 2017, the Cut-off Date LTV is 47.6%. The most recent prior financing was included in the MSC 2011-C1 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$190,000,000	100.0%	Payoff Existing Debt	$176,682,741	93.0%
			Closing Costs	$1,689,829	0.9%
			Reserves	$424,600	0.2%
			Return of Equity	$11,202,829	5.9%
Total Sources	$190,000,000	100.0%	Total Uses	$190,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower, Seven Hundred 2nd Street Holdings LLC, is a special purpose Delaware limited liability company with two independent directors in its organizational structure. The borrower sponsor is Seven Hundred 2nd Street Holdings Mezz LLC (“700 SSH Mezz”). There is no separate nonrecourse carve-out guarantor, and the borrower is the sole party to the environmental indemnity. 700 SSH Mezz has two managing members, 700 Second Street Associates LP (“SSA”) and Fisher Brothers Washington LLC (“Fisher Brothers”), and an administrative member LD Residual V. SSA is majority owned by Morgan Stanley Prime Property Fund (“PPF”). PPF is a real estate fund managed by Morgan Stanley Real Estate. PPF’s assets include office, retail, multifamily, industrial, self-storage and hotel properties that are located in major real estate markets throughout the United States. Founded in 1915, Fisher Brothers is a real estate investment company headquartered in New York, New York. Fisher Brothers has built, owned and managed more than 10.0 million sq. ft. of Class A commercial space with a geographic focus on urban markets along the east coast.

The Property. The Station Place III property is a 10-story, 517,653 sq. ft., Class A office building constructed in 2009. Together with Station Place I and Station Place II, Station Place III is part of the Station Place complex: Washington D.C.’s largest private office development that is comprised of approximately 1.5 million sq. ft. of Class A office space situated on approximately 5.5 acres in Washington, D.C.’s NoMa (north of Massachusetts Avenue) submarket.

Station Place III is connected with through-access to Station Place I and II on lower and upper floors and offers direct covered secure access to Union Station, a multimodal transportation hub with access to Metro, Amtrak and Marc train systems. Station Place III is LEED Silver Certification Energy certified. The property features a subterranean parking garage with 308 parking spaces, resulting in a parking ratio of approximately 0.60 spaces per 1,000 sq. ft. of net rentable area. To meet the requirements of current tenant leases for an aggregate of 452 parking spaces, the borrower has leased an additional 178 spaces from an affiliate in the parking garage for Station Place II.

A-3-63

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

As of September 1, 2017, the Station Place III Property was 98.6% occupied by four tenants. The U.S. Securities and Exchange Commission (“SEC”), the Station Place III Property’s largest tenant, has invested approximately $14.3 million to build out its space. Kaiser Foundation Health Plan, Inc. (“Kaiser Permanente”), the second largest tenant at the Station Place III Property, has invested approximately $78.1 million for overall improvement of its space as well as for specialized equipment.

Environmental Matters. The Phase I environmental report dated September 5, 2017 recommended no further action at the Station Place III Property. The loan documents require the borrower to maintain environmental insurance with aggregate and individual limits of not less than $2.0 million.

Major Tenants.

U.S. Securities and Exchange Commission (209,530 sq. ft.; 40.5% of NRA; 36.7% of U/W Base Rent; AAA/Aaa/AA+ by Fitch/Moody’s/S&P). The SEC is an agency of the United States federal government that regulates and supervises the securities industry. The SEC has six departments and approximately 590 employees at Station Place III. The SEC also leases space at Station Place I and Station Place II and the combined complex serves as the SEC’s headquarters.

The SEC has occupied the Station Place III Property since 2011. The SEC’s current lease extends through February 2021 with no renewal options. In July, the SEC issued a request for proposal to lease 1,274,000 sq. ft. of space with offers due in November 2017. Some of the requirements in the request for proposal called for the site to be within 2,640 walkable feet of a Metrorail station, rent of $50.00 gross and delivery of the space by December 31, 2022.

Kaiser Foundation Health Plan, Inc. (206,875 sq. ft.; 40.0% of NRA; 39.1% of U/W Base Rent; AA- by S&P). Kaiser Foundation Health Plan, Inc. is an American health care provider founded in 1945 and headquartered in Oakland, California, which offers not-for-profit health plans. The company currently serves approximately 11.8 million members in eight states and the District of Columbia.

Kaiser Permanente, which utilizes most of its space for medical offices, has occupied the Station Place III Property since 2009. Kaiser Permanente’s current lease extends through February 2024 with two five-year renewal options.

American Chemistry Council (“ACC”) (93,168 sq. ft.; 18.0% of NRA; 24.1% of U/W Base Rent). ACC is a trade association that represents companies engaged in businesses related to chemistry. The company leases the top three floors of the Station Place III Property as well as private penthouse/roof space with unobstructed views of The United States Capitol Building. ACC has leased its space at the Station Place III Property since 2008 and its current lease extends through December 2025 with one five-year renewal option remaining.

The Market. The Station Place III Property is located at the convergence of the Capitol Hill and NoMa submarkets in Washington, D.C. The Station Place III Property is located on 2nd Street, northeast just south of H Street and east of the Amtrak train tracks. The neighborhood’s primary roadways include Massachusetts Avenue, Florida Avenue, New York Avenue, North Capitol Street, and Fourth and Fifth Streets. Both Pennsylvania and Massachusetts Avenues are northwest to southeast roads, with the former providing direct access to the United States Capitol and the latter providing access to Union Station. New York Avenue (U.S. Route 50) is a southwest to northeast roadway, which is a major commuter route into the city from Maryland. North Capital, Fourth and Fifth Streets are the main north to south right of ways, with North Capitol Street being the dominant traffic artery. The Station Place III Property is approximately 0.25 miles north of the Union Station train and Metrorail station, approximately one-third mile northeast of the Judiciary Square Metrorail station, and approximately 0.5 miles southwest of the New York Avenue-Florida Avenue-Gallaudet University Metrorail station. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius was 54,620, 352,114 and 768,257, respectively, and the estimated average household income within a one-, three- and five-mile radius was $136,876, $117,455 and $109,461, respectively.

According to the appraisal, the Station Place III Property is located in the NoMA office submarket of the greater District of Columbia office market. The NoMA office submarket consisted of approximately 11.0 million sq. ft. of office space with an overall vacancy rate of 9.8% as of the second quarter of 2017. The appraisal identified six properties as directly competitive with the Station Place III Property with a weighted average vacancy of 12.3%. The appraisal identified 13 comparable office leases in the NoMA office submarket in six buildings ranging in size from approximately 200,000 sq. ft. to 839,000 sq. ft. Asking gross rents for the comparable leases ranged from $48.00 PSF to $69.00 PSF. The appraiser’s concluded gross market rent for office space is $68.00 PSF which is in-line with the underwritten gross rent at the Station Place III Property of $69.63 PSF.

A-3-64

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 7/31/2017	U/W	U/W PSF
Rents in Place(1)(2)(3)	$22,205,311	$22,889,017	$23,517,574	$23,840,688	$25,841,329	$49.92
Vacant Income	0	0	0	0	144,940	0.28
Gross Potential Rent	$22,205,311	$22,889,017	$23,517,574	$23,840,688	$25,986,269	$50.20
CAM Reimbursements	10,250,909	11,135,446	10,797,352	11,105,091	11,778,506	22.75
Net Rental Income	$32,456,220	$34,024,463	$34,314,926	$34,945,779	$37,764,776	$72.95
Less: Vacancy	0	0	0	0	(1,888,239)	(3.65)
Other Income	73,799	106,810	178,763	133,734	116,451	0.22
Effective Gross Income	$32,530,019	$34,131,273	$34,493,689	$35,079,513	$35,992,988	$69.53
Total Operating Expenses	11,361,302	12,060,025	12,164,603	12,710,332	13,463,618	$26.01
Net Operating Income	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$22,529,370	$43.52
TI/LC	0	0	0	0	1,619,218	3.13
Replacement Reserves	0	0	0	0	103,531	0.20
Net Cash Flow	$21,168,717	$22,071,248	$22,329,086	$22,369,181	$20,806,621	$40.19
(1)	Rents for the SEC and Kaiser Permanente leases were straight lined over the remainder of the lease term based on contractual rent steps.

(2)	The increase in UW Net Operating Income from T-12 July 31, 2017 Net Operating Income is primarily driven by the inclusion of underwritten rent steps, which equate to (i) for non-investment grade tenants, base rent steps through July 2018 (an aggregate of $152,261 for ACC and Pritchard Industries, Inc.), and (ii) for investment grade tenants, the average base rent over the remainder of the lease term (an aggregate of $1,473,855 for SEC and Kaiser Permanente)

(3)	Pursuant to the terms of the SEC lease, the tenant elected to utilize its additional allowance for the improvement of their space, amortizing such amount as additional triple net rent over the 10-year firm lease term expiring February 2021.

Property Management.    The property is managed by Property Group Partners LLC, a Delaware limited liability company, as successor-in-interest to Louis Dreyfus Properties, LLC and an affiliate of the loan sponsor.

Lockbox / Cash Management.     The Station Place III Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to send tenant direction letters to the tenants at the Station Place III Property instructing them to deposit all rents and payments into the lockbox account. Prior to the occurrence of a Cash Sweep Period (as defined below), all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of mortgage and any mezzanine debt service (if applicable), required reserves and operating expenses is required to be held as additional collateral for the Station Place III Whole Loan. The lender has been granted a first priority security interest in the cash management account.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the payment date next occurring following the related Cash Sweep Event Cure (as defined below).

“Cash Sweep Event” means the occurrence of (i) an event of default; (i) any bankruptcy or insolvency action of the borrower; (iii) a DSCR Trigger Event (as defined below), (iv) an SEC Trigger Event (as defined below), or (v) a Kaiser Permanente Trigger Event (as defined below).

“Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (provided that the borrower may cure a Cash Sweep Event caused by an event of default only four times during the term of the Station Place III Whole Loan), (b) with respect to clause (iii) above, a DSCR Trigger Event Cure (as defined below) has taken place, (c) with respect to clause (iv) or clause (v) above, the occurrence of an SEC Trigger Event Cure or Kaiser Permanente Trigger Event Cure (in each case as defined below), respectively. Each Cash Sweep Event Cure is also subject to the following conditions: (1) no event of default has occurred and is continuing; (2) the borrower pays the lender’s reasonable expenses incurred in connection with the Cash Sweep Event Cure; and (3) the borrower does not have the right to cure a Cash Sweep Event caused by a bankruptcy or insolvency action of the borrower.

“DSCR Trigger Event” means the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.50x.

A “DSCR Trigger Event Cure” means the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of determination, is at least 1.50x for two consecutive quarters.

A-3-65

700 2nd Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 6 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 47.6% 3.00x 11.9%

“Kaiser Permanente Trigger Event” means (i) Kaiser Permanente does not either (a) exercise its renewal option or (b) enter into a new lease or amend the existing Kaiser Permanente lease on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, in each case before the date that is 24 months prior to the expiration date of the Kaiser Permanente lease or (ii) Kaiser Permanente “goes dark”, vacates or abandons 75% or more of its premises.

A “Kaiser Permanente Trigger Event Cure” means either (i) the subsequent extension of the Kaiser Permanente lease or the entering into of a new lease with Kaiser Permanente, or amendment of the existing Kaiser Permanente lease, on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, (ii) the replacement of Kaiser Permanente with a tenant reasonably acceptable to the lender pursuant to a lease reasonably approved by the lender and such tenant being in occupancy of its premises and delivery of a tenant estoppel acceptable to the lender, or (iii) deposits into the Kaiser Permanente rollover reserve equal or exceed $60.00 PSF of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente.

“SEC Trigger Event” means (i) the SEC does not either (a) exercise its renewal option or (b) enter into a new lease, or amend the existing SEC lease, that is on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, in each case before the date that is 12 months prior to the expiration date of the SEC lease or (ii) the SEC “goes dark”, vacates or abandons 75.0% or more of its premises.

An “SEC Trigger Event Cure” means either (i) the subsequent extension of the SEC lease, or the entering into of a new lease with the SEC or the amendment of the existing SEC lease on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, (ii) the replacement of the SEC with a tenant reasonably acceptable to the lender pursuant to a lease reasonably acceptable to the lender, with such tenant being in occupancy and delivery of a “statement of lease” in form substantially similar to the “statement of lease” currently attached to the SEC lease, or (iii) deposits into the SEC rollover reserve equal or exceed $60.00 PSF of the unrenewed, “dark”, vacated or abandoned space currently leased by the SEC.

Initial and Ongoing Reserves.     At loan origination, the borrower deposited into escrow $300,000 for service reserve funds related to the tri-party agreement among the lender, borrower and SEC, required to be on deposit with the lender pursuant to the lease between the borrower and SEC, approximately $115,973 for outstanding tenant improvements and leasing commissions and free rent reserves associated with the SEC lease and approximately $8,628 for replacement reserves.

Tax Reserve. The requirement for the borrower to make monthly deposits to the tax escrow is waived provided that (i) no Cash Sweep Period is continuing and (ii) the borrower provides the lender with copies of receipts or other evidence reasonably satisfactory to the lender that taxes and other charges have been paid on or before the applicable due date

Insurance Reserve. The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default is then continuing and (ii) the borrower provides the lender with certificates of insurance reasonably satisfactory to the lender evidencing that the Station Place III Property is insured pursuant to a blanket insurance policy meeting the requirements specified in the loan agreement.

Replacement Reserve. On a monthly basis, the borrower is required to escrow $8,628 (approximately $0.20 PSF annually) for replacement reserves. This reserve is subject to a cap of $310,592 (approximately $0.60 PSF).

SEC/Kaiser Permanente Rollover. During the continuance of a Cash Sweep Period (as defined below) caused solely by a Kaiser Permanente Trigger Event and/or an SEC Trigger Event, the borrower is required to pay to the lender on each payment date thereafter all excess cash flow after the payment of all required monthly debt service payments, required reserves and operating expenses for tenant improvements and leasing commissions incurred following the origination date. This reserve is subject to a cap of (i) with respect to a Kaiser Permanente Trigger Event, $60.00 PSF of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente (the “Kaiser Permanente Cap”), and (ii) with respect to a SEC Trigger Event, $60.00 PSF of the unrenewed, “dark”, vacated or abandoned space currently leased by SEC (the “SEC Cap”). The SEC Cap currently equals $12,571,800 (approximately $24.29 PSF). The Kaiser Permanente Cap currently equals $12,412,500 (approximately $23.98 PSF).

Current Mezzanine or Subordinate Indebtedness Permitted. None.

Future Mezzanine or Subordinate Indebtedness Permitted. Any entity meeting the requirements of the loan documents and owning 100% of the equity interests in the borrower is permitted to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing; (ii) the loan-to-value ratio (including the mezzanine loan) does not exceed 47.6%; (iii) the projected debt service coverage ratio (as calculated in the loan documents and including the mezzanine loan) for the 12-month period following the origination date of the mezzanine loan is not less than 2.79x; (iv) the mezzanine lender enters into a market intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion and (v) the lender having obtained a rating agency confirmation in connection therewith.

Partial Release. None.

A-3-66

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A-3-67

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

A-3-68

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

A-3-69

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

MAP © 2017 CARTIFACT
Cambridge
Watertown
Newton
Brookline
Atrium Center
300 Boylston Street
Newton, MA 02459
Fresh Pond
Harvard University The Quad
West Cambridge
Mount Auburn Hospital
Harvard University
Soldiers Field Athletic Area
Riverside
Watertown Mall
Arsenal Mall
Allston-Brighton
Boston University
St Elizabeth's Medical Center
Boston College Newton Campus
Newton Commonwealth Golf Course
Boston College
Chestnut Hill Reservoir
The Street Chestnut Hill
The Mall at Chestnut Hill
Chestnut Hill Square
Pine Manor College
The Country Club
Charles River Country Club
Mount Ida College
BELMONT ST
MT AUBURN ST
ARSENAL ST
WESTERN AVE
BRIGHTON AVE
CAMBRIDGE ST
WASHINGTON ST
BEACON ST
COMMONWEALTH AVE
CENTRE ST
BOYLSTON ST
HAMMOND POND PKY
BROOKLINE ST
MAIN ST
Burlington
Salem
Wakefield
Peabody
Woburn
Lynn
Melrose
Lexington
Malden
Medford
Revere
Somerville
Chelsea
Waltham
Charlestown
Weston
Watertown
Cambridge
LOGAN INT'L AIRPORT
Boston
Newton
Brookline
Roxbury
Wellesley
West Roxbury
Needham
Milton
Dedham
Quincy
Norwood

A-3-70

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Recapitalization
Borrower Sponsors(1):	The Bulfinch Companies, Inc.; National Real Estate Advisors; Harrison Street Real Estate Capital, LLC
Borrower:	Atrium Wellness Center II, LLC
Original Balance(2):	$50,000,000
Cut-off Date Balance(2):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate:	3.9000%
Payment Date:	1st of each month
First Payment Date:	February 1, 2018
Maturity Date:	January 1, 2028
Amortization:	Interest Only
Additional Debt(2):	$65,000,000 Pari Passu Debt
Call Protection(3):	L(13), YM1(103), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Outstanding TI:	$21,161,047	$0
Free Rent:	$2,397,212	$0
Life Time Fitness Reserve:	$0	Springing

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$392
Balloon Balance / Sq. Ft.:	$392
Cut-off Date LTV(6):	53.5%
Balloon LTV(6):	53.5%
Underwritten NOI DSCR:	2.08x
Underwritten NCF DSCR:	2.05x
Underwritten NOI Debt Yield:	8.2%
Underwritten NCF Debt Yield:	8.1%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Office / Retail
Collateral:	Fee Simple
Location:	Chestnut Hill, MA
Year Built / Renovated:	1986 / 2017
Total Sq. Ft.:	293,120
Property Management:	The Bulfinch Companies, Inc.
Underwritten NOI:	$9,466,588
Underwritten NCF:	$9,305,372
“As Is” Appraised Value(6):	$185,000,000
“As Is” Appraisal Date(6):	September 8, 2017
“Hypothetical As Is” Appraised Value(6):	$215,000,000
“Hypothetical As Is” Appraisal Date(6):	September 8, 2017

Historical NOI(7)
Most Recent NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy(7)
Most Recent Occupancy(8):	100.0% (December 1, 2017)
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP
(1)	There is no separate nonrecourse carve-out guarantor for the Atrium Center Whole Loan. For a description of the borrower sponsors, please see “The Borrower / Borrower Sponsors” below.

(2)	The Original Balance and Cut-off Date Balance of $50.0 million represents the non-controlling Note A-1 which, together with the $35.0 million remaining pari passu non-controlling Note A-2 and $30.0 million pari passu controlling Note A-3 comprises the Atrium Center Whole Loan with an aggregate original principal balance of $115.0 million. For additional information regarding the pari passu notes, see “The Loan” herein.

(3)	Partial releases are permitted. See “Partial Releases” herein.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the $115.0 million Atrium Center Whole Loan.

(6)	Cut-off Date LTV and Balloon LTV are based on the “Hypothetical As Is” Appraised Value of $215.0 million, assuming the Dana Farber Cancer Institute lease has commenced and associated tenant improvements and leasing costs have been spent. At origination the borrower deposited approximately $21.2 million for all outstanding tenant improvement and leasing commission obligations and approximately $2.4 million for all outstanding free rent obligations. The Cut-off Date LTV and Balloon LTV based on the “As Is” Appraised Value of $185.0 million are each 62.2%.

(7)	Historical NOI and Historical Occupancy are not available as the property underwent a full-scale gut renovation and was completed in early 2017 at an estimated cost of approximately $154.0 million.

(8)	While the Atrium Center Property is 100.0% leased, two tenants, Dana Farber Cancer Institute and Newton - Wellesley Hospital, have taken possession of their respective spaces, but are not yet in occupancy. Dana Farber Cancer Institute is currently in the planning stages of a comprehensive build-out of its space. Per the terms of its executed lease agreement, Dana Farber Cancer Institute is required to begin paying rent in May 2018 and is expected to complete construction and take physical occupancy in 2019. Newton - Wellesley Hospital has commenced paying rent and is expected to take occupancy in April 2018. At origination, the borrower was required to reserve approximately $23.4 million for all outstanding tenant improvements, leasing commissions and free rent obligations associated with the Dana Farber Cancer Institute and Newton - Wellesley Hospital leases.

A-3-71

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

Tenant Summary(1)
Tenant	Ratings(2) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Dana Farber Cancer Institute(3)	NR/A1/A	143,750	49.0%	$42.50	53.3%	4/30/2033
Life Time Fitness	NR/Caa1/B	116,524	39.8%	35.00	35.6%	11/30/2037
Colorado Center for Reproductive Medicine (4)	NR/NR/NR	17,936	6.1%	36.75	5.7%	5/31/2032
Boylston Street Dental	NR/NR/NR	8,725	3.0%	39.50	3.0%	4/30/2033
Newton - Wellesley Hospital(5)	AA-/Aa3/AA-	6,185	2.1%	44.50	2.4%	12/31/2027
Total / Wtd. Avg. Occupied Collateral		293,120	100.0%	$39.12	100.0%
Vacant		0	0.0%
Total		293,120	100.0%

(1)	Based on the underwritten rent roll dated as of December 1, 2017. U/W Base Rent PSF for Dana Farber Cancer Institute and Newton - Wellesley Hospital represents the straight-line average rent through the loan maturity date. U/W Base Rent PSF for the remaining tenants is inclusive of contractual rent steps through December 2018.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease. In the case of Dana Farber Cancer Institute, ratings represent those of revenue bonds issued through the Massachusetts Development Finance Agency.

(3)	Dana Farber Cancer Institute has taken possession of its space, but is not yet in occupancy or paying rent. Dana Farber Cancer Institute is currently in the planning stages of a comprehensive build-out of its space at an estimated cost of approximately $18.4 million, all of which has been deposited into a reserve account held by lender. Per the terms of its executed lease agreement, Dana Farber Cancer Institute is required to begin paying rent in May 2018 and is expected to complete construction and take physical occupancy in 2019.

(4)	Colorado Center for Reproductive Medicine (“CCRM”) has a one-time termination option exercisable on May 31, 2027 with 12 months’ notice and payment of an early termination fee. The entire leased premises is subleased to CRMB Physician Group, PLLC, a subsidiary of CCRM. The terms of the sublease agreement provide for an expiration date and base rent over the course of the lease term identical to that of the prime lease.

(5)	Newton - Wellesley Hospital has taken possession of its space and has commenced paying rent, but is not yet in occupancy. Newton Wellesley Hospital is expected to take occupancy in April 2018.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	1	6,185	2.1%	6,185	2.1%	$44.50	2.4%	2.4%
2028	0	0	0.0%	6,185	2.1%	$0.00	0.0%	2.4%
Thereafter	4	286,935	97.9%	293,120	100.0%	$39.00	97.6%	100.0%
Vacant	NAP	0	0.0%			NAP	NAP
Total / Wtd. Avg.	5	293,120	100.0%			$39.12	100.0%

(1)	Based on the underwritten rent roll dated December 1, 2017. Annual U/W Base Rent PSF for Dana Farber Cancer Institute and Newton - Wellesley Hospital represents the straight-line average rent through the loan maturity date. Annual U/W Base Rent PSF for the remaining tenants is inclusive of contractual rent steps through December 2018.
(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

The Loan.    The Atrium Center loan (the “Atrium Center Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a four-story Class A mixed use medical office and retail center consisting of 293,120 sq. ft., located at 300 Boylston Street in Chestnut Hill, Massachusetts (the “Atrium Center Property”). The Atrium Center Loan is evidenced by the non-controlling Note A-1, with an Original and Cut-off Date principal balance of $50.0 million and is part of a $115.0 million whole loan that is evidenced by three pari passu promissory notes (the “Atrium Center Whole Loan”). The table below summarizes the remaining promissory notes, which are currently held by JPMCB and are expected to be contributed to one or more future securitization transactions. Only the Atrium Center Loan will be included in the Benchmark 2018-B1 mortgage trust.

A-3-72

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

The relationship between the holders of the Atrium Center Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2018-B1	No
A-2	$35,000,000	$35,000,000	JPMCB	No
A-3	$30,000,000	$30,000,000	JPMCB	Yes
Total	$115,000,000	$115,000,000

The Atrium Center Whole Loan has a 10-year interest only term and accrues interest at a fixed rate of 3.9000% per annum. Proceeds of the Atrium Center Whole Loan, along with an approximately $48.2 million in additional borrower sponsor equity were used to repay preferred equity of approximately $55.0 million held by an affiliate of National Real Estate Advisors, repay existing debt of approximately $79.1 million, fund upfront reserves of approximately $23.6 million, fund a base building work minimum liquidity requirement of $4.0 million and pay closing costs of approximately $1.6 million. Based on the “Hypothetical As Is” appraised value of $215.0 million as of September 8, 2017, the Cut-off Date LTV for the Atrium Center Whole Loan is 53.5%. The most recent prior financing of the Atrium Center Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$115,000,000	70.5%	Loan Payoff	$79,090,635	48.5%
Borrower Sponsor Equity	$48,199,891	29.5%	Preferred Equity Payoff	$54,967,859	33.7%
			Reserves	$23,558,259	14.4%
			Base Work Liquidity Requirement(1)	$4,000,000	2.5%
			Closing Costs	$1,583,138	1.0%
Total Sources	$163,199,891	100.0%	Total Uses	$163,199,891	100.0%
(1)	The borrower is required to maintain a minimum liquidity of $4.0 million until such time that certain conditions under the mortgage loan documents have been satisfied. At origination, $4.0 million was disbursed to the borrower in connection with the above liquidity requirement to be used towards additional capital work at the Atrium Center Property. See “Base Building Liquidity Requirement” herein for additional details.

The Borrower / Borrower Sponsors.    The borrower, Atrium Wellness Center II, LLC, is a single purpose entity and Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in its organization structure. The sponsors of the borrower are The Bulfinch Companies, Inc. (“Bulfinch”), National Real Estate Advisors and Harrison Street Real Estate Capital, LLC (“Harrison Street”). Bulfinch is a third-generation commercial real estate investment firm specializing in the development, acquisition, repositioning and management of properties in the Greater Boston area. The firm has real estate assets of nearly $1.0 billion and currently own and/or manages approximately 3.0 million sq. ft. of real estate. National Real Estate Advisors is a real estate investment firm headquartered in Washington, DC that has approximately $2.7 billion of assets under management across 57 investments spanning various real estate sectors including mixed use, multifamily, office, retail, industrial, hospitality and data storage. Harrison Street is a real estate investment manager headquartered in Chicago, Illinois that manages approximately $12.2 billion in property assets and publicly traded securities.

At the time of origination, in connection with the recapitalization of the Atrium Center Property, National Real Estate Advisors’ preferred equity position was retired, while Harrison Street purchased a 50.0% ownership interest in the Atrium Center Property based on a $210.0 million valuation. National Real Estate Advisors and Bulfinch have each retained a 25.0% ownership interest in the Atrium Center Property. There is no separate nonrecourse carve-out guarantor for the Atrium Center Whole Loan, and the borrower is the sole party liable for breaches or violations of the nonrecourse carve-out provisions in the loan documents and for the environmental indemnity. The borrower has obtained an environmental insurance policy covering the Atrium Center Property with a 13-year term and a maximum per occurrence and total loss limitation of $5.0 million.

The Property. The Atrium Center Property is a four-story, 293,120 sq. ft., Class A mixed use medical office and retail center located along Boylston Street in Chestnut Hill, Massachusetts. The borrower sponsors originally acquired the Atrium Center Property in 2012 for $46.0 million from Simon Property Group, LLC. At the time of purchase, the property was a struggling retail mall. The borrower sponsors have since invested approximately $154.0 million ($525 PSF) to redevelop the Atrium Center Property into a Class A, mixed use, 100.0% leased medical office and retail center that was completed in early 2017.

The Atrium Center Property was originally constructed in 1986 as a retail mall and is situated on an approximately 2.89-acre parcel along Boylston Street. The Atrium Center Property is located in the Newton/Brookline office submarket and features convenient access to Boston via several means of transportation. The Massachusetts Bay Transportation Authority (“MBTA”) operates light rail, commuter rail

A-3-73

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

and bus service, all with direct access to the downtown area. The closest MBTA rail station is Chestnut Hill Station, approximately 1.3 miles from the Atrium Center Property.

As of December 1, 2017, the Atrium Center Property was 100.0% leased to five tenants. The largest tenant, Dana Farber Cancer Institute (“Dana Farber”) has taken possession of its space, but is not yet in occupancy or paying rent. Dana Farber is currently in the planning stages of an approximately $18.4 million comprehensive build-out. Per the terms of its executed lease agreement, Dana Farber is required to begin paying rent in May 2018 and is expected to complete its construction and take occupancy in 2019. Dana Farber is currently paying for its pro-rata share of common area maintenance. Dana Farber’s space at the Atrium Center Property serves as an extension of its main campus, which is located at Longwood Medical Area, approximately 4.0 miles from the Atrium Center Property. Further, the Atrium Center Property benefits from institutional quality tenants, with approximately 55.7% of underwritten base rent attributable to investment grade tenants.

The Atrium Center Property is located approximately 9.5 miles from the Boston Logan International Airport. According to a federal aviation agency, Boston Logan International Airport is ranked as the 17th busiest airport in the United States in terms of passenger traffic, and grew approximately 8.5% in 2016 to a total of 36.4 million passengers. Newton is also home to Boston College, which has approximately 14,400 full-time students. Boston College has a current endowment of approximately $2.4 billion and ranks 32nd on a list of the nation’s best colleges according to a magazine listing of colleges. Among the many additional universities located in the greater Boston area, Boston University is located approximately 5.0 miles east of the Atrium Center Property. Boston University has over 33,000 undergraduate and graduate students and offers 250 fields of study.

Major Tenants.

Dana Farber Cancer Institute (143,750 sq. ft.; 49.0% of NRA; 53.3% of U/W Base Rent) Founded in 1947, Dana Farber is a cancer research and patient care institute that employs more than 4,500 employees and supports more than 450,000 patients each year. The company is also involved in nearly 900 clinical trials each year. Dana Farber partners with two hospitals – Brigham and Women’s Hospital and Boston Children’s Hospital – to provide complete integrated care for adult as well as pediatric patients. The Atrium Center Property serves as an extension of Dana Farber’s main campus located in the Longwood Medical Area near the Atrium Center Property. In addition to clinical trials, this new facility will provide patient care including exams, infusions, and supportive services to newly diagnosed adult solid tumor cancer patients, as well as follow-up and survivorship care. Dana Farber leases its space on the top two floors of the Atrium Center Property through April 2033 and has two remaining 10-year renewal options.

Life Time Fitness (116,524 sq. ft.; 39.8% of NRA; 35.6% of U/W Base Rent) Life Time Fitness (“Life Time”) is a fitness and health company with 127 destinations across 27 states. Life Time has over 30,000 team members, 10,500 fitness professionals, 325 nutrition coaches and 1.8 million members. Life Time destinations across the U.S. and Canada offer branded programs and services including: personal and small group training, weight loss programming, Pilates, studio, cycle and yoga classes, tennis, racquetball and squash, swim programming and Ultimate Hoops basketball. Full-service LifeSpas, LifeCafe, LT Proactive Care Clinic and LifeClinic Chiropractic offices are also located within Life Time locations. Life Time leases its two-level fitness center at the Atrium Center Property through November 2037 and has two remaining 10-year renewal options. The tenant uses the space as a full-service gym, which features spa services, on-demand fitness classes and Lifetime’s Life Café.

Environmental Matters. The Phase I environmental report dated December 11, 2017 recommended no further action at the Atrium Center Property.

The Market. The Atrium Center Property is located in Chestnut Hill, Massachusetts, in the Newton/Brookline office submarket within the greater Boston office market. The greater Boston area is an education hub in the United States, with more than 40 colleges located in the area. Of those 40 colleges, some of the most notable include Harvard University, Massachusetts Institute of Technology and Tufts University. The Boston area is also a hub for the biotechnology industry. The Boston area hosts highly-regarded hospitals and research institutes including Massachusetts General Hospital, Dana Farber Cancer Institute, Beth Israel Deaconess Medical Center, New England Baptist Hospital, Brigham and Women’s Hospital and Boston Children’s Hospital. The Greater Boston area is home to 12 Fortune 500 Companies including Raytheon, Staples, Liberty Mutual Insurance Group, Biogen, State Street Corp. and most recently a thirteenth, General Electric, which relocated to the Boston area from Connecticut. The Cambridge-Newton-Framingham area has experienced household income growth in each of the last five years with 2016 median household income of approximately $85,000, compared to the United States national median household income of approximately $59,000 as of 2016.

According to the appraisal, the Greater Boston office market consists of approximately 345.0 million sq. ft. with a corresponding vacancy rate of 8.1%. At a more granular level, the Newton/Brookline office submarket totaled approximately 8.9 million sq. ft. spanning 347 buildings with an overall market vacancy rate of 8.2%. According to the appraisal, the Newton/Brookline office submarket has an average office asking rent of $27.38 PSF, which has increased in recent years as a result of improving market conditions.

The appraisal identified six medical office properties in the greater Boston market with comparable leases built between 1968 and 2014 and ranging in size from 40,000 sq. ft. to 240,669 sq. ft. Recently executed triple net leases for the comparable medical office properties ranged from $35.00 to $46.25 with a weighted average of $41.82 PSF. The appraisal’s concluded market rent for medical office space at the Atrium Center Property was $40.00 PSF, in-line with the weighted average underwritten medical office rent for the Atrium Center

A-3-74

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

Property of $41.84 PSF. The appraisal identified two comparable fitness centers in the market with an average size of 33,635 sq. ft. and a weighted average rent PSF of $48.96, in excess of the underwritten Life Time Center rent of $35.00 PSF.

Cash Flow Analysis.

Cash Flow Analysis(1)
	Appraisal	U/W	U/W PSF
Base Rent(2)	$10,934,414	$11,466,733	$39.12
Vacant Income	0	0	0.00
Gross Potential Rent	$10,934,414	$11,466,733	$39.12
Total Recoveries	2,609,678	2,323,444	7.93
Total Other Income	0	0	0.00
Less: Vacancy	(135,441)	(689,509)	(2.35)
Effective Gross Income	$13,408,651	$13,100,668	$44.69
Total Operating Expenses	2,524,089	2,388,330	8.15
Total Fixed Expenses	1,247,958	1,245,750	4.25
Net Operating Income	$9,636,604	$9,466,588	$32.30
TI/LC	0	117,248	0.40
Replacement Reserves	0	43,968	0.15
Net Cash Flow	$9,636,604	$9,305,372	$31.75
(1)	Historical operating performance is not available as the Atrium Center Property underwent a full-scale gut renovation that was completed in early 2017 at an estimated cost of approximately $154.0 million.

(2)	U/W Base Rent is inclusive of rent paid by Dana Farber, which has taken possession of its space, but is not yet in occupancy or paying rent. Per the terms of its executed lease agreement, Dana Farber is required to begin paying rent in May 2018 and is expected to complete construction and take occupancy in 2019. U/W Base Rent PSF for Dana Farber and Newton - Wellesley Hospital represents the straight-line average rent through the loan maturity date, which equates to an aggregate amount of approximately $602,833. U/W Base Rent PSF for the remaining tenants are inclusive of contractual rent steps through December 2018.

Property Management.    The Atrium Center Property is managed by The Bulfinch Companies, Inc., which is also one of the borrower sponsors.

Lockbox / Cash Management.     The Atrium Center Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be transferred each business day to or at the direction of the borrower, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. To the extent there is a Cash Sweep Event continuing, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the loan or deposited into the Life Time Fitness Reserve (as defined below) as described in “Initial and Ongoing Reserves” below. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the date the debt service coverage ratio (as calculated in the loan documents) falls below 1.25x as of the date of determination, based on the trailing three-month period (a “DSCR Trigger Event”), or (iii) a Life Time Fitness Trigger Event (as defined below), in each case until the earlier of (a) the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or (b) payment in full of the Atrium Center Whole Loan in accordance with the loan documents.

A “Life Time Fitness Trigger Event” means Life Time “goes dark,” vacates or abandons its premises at the Atrium Center Property (other than temporary closures for periodic renovations).

A “Cash Sweep Event Cure” means (i) if the Cash Sweep Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default (which acceptance may not be unreasonably withheld, conditioned or delayed unless the lender has accelerated the Atrium Center Whole Loan, moved for a receiver or commenced foreclosure proceedings, in which case the lender is not obligated to accept such cure and may reject the same in its sole and absolute discretion), (ii) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.25x or greater for two consecutive calendar quarters based upon the trailing three-month period immediately preceding the date of determination, or (iii) if the Cash Sweep Event is caused solely by a Life Time Fitness Trigger Event, the occurrence of a Life Time Fitness Trigger Event Cure (as defined below); provided, however, that, each such Cash Sweep Event Cure is subject to the following conditions: (a) a Cash Sweep Event Cure may occur no more than a total of two times in the aggregate during the term of the Atrium Center Whole Loan and (b) the borrower pays all

A-3-75

300 Boylston Street Chestnut Hill, MA 02467	Collateral Asset Summary – Loan No. 7 Atrium Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 53.5% 2.05x 8.2%

of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses.

A “Life Time Fitness Trigger Event Cure” means the satisfaction of the following: (i) the borrower enters into one or more leases with respect to all of the space leased to Life Time with one or more replacement tenants in accordance with the loan documents, with such replacement tenant(s) being in physical occupancy and paying rent (unless the tenant(s) is building out its space and any free rent or outstanding tenant improvement obligations are reserved with the lender), (ii) Dana Farber has exercised its expansion right under its lease with respect to all of the space leased to Life Time, with Dana Farber being in physical occupancy and paying rent (unless Dana Farber is building out the space and any free rent or outstanding tenant improvement obligations are reserved with the lender), (iii) the borrower has satisfied either (i) or (ii) above with respect to a portion (but less than all) of the space leased to Life Time and after giving effect to the replacement lease(s) or expansion of the Dana Farber lease, the debt service coverage ratio is equal to or greater than 1.25x, or (iv) the amount of funds on deposit in the Life Time Fitness Reserve (as defined below) equals or exceeds $4,500,000 in the form of cash or a letter of credit (the “Life Time Fitness Reserve Cap”).

Initial and Ongoing Reserves.     At loan origination, the borrower deposited $21,161,047 into an outstanding TI/LC reserve account and $2,397,212 into a free rent reserve.

Tax Reserve. The borrower is required to deposit monthly 1/12 of annual estimated taxes to the extent that (i) an event of default has occurred and is continuing, (ii) the debt service coverage ratio based on the trailing three-month period is less than 1.35x, or (iii) the borrower has not provided the lender with satisfactory evidence that the taxes have been paid prior to the date such taxes are due and payable in accordance with the loan documents.

Insurance Reserve. The borrower is required to deposit monthly 1/12 of annual insurance premiums to the extent that (i) an event of default has occurred and is continuing or (ii) the borrower has failed to provide the lender with reasonably satisfactory evidence that the Atrium Center Property is insured pursuant to an acceptable blanket policy covering the Atrium Center Property and other properties owned by affiliates of the borrower in accordance with the loan documents.

Life Time Fitness Reserve. During a Cash Sweep Event caused solely by a Life Time Fitness Trigger Event, the borrower is required to deposit monthly all excess cash flow into a Life Time Fitness reserve (the “Life Time Fitness Reserve”) until satisfaction of a Life Time Fitness Trigger Event Cure. The borrower is permitted to deposit cash and/or a letter of credit in accordance with the loan documents for deposits required into the Life Time Fitness Reserve. Further in connection with curing a Life Time Trigger Event, the borrower has the option to deposit into the Life Time Fitness Reserve the amount of any free rent, rent abatements, tenant improvements or leasing commissions associated with any expansion of the Dana Farber Cancer Institute leased premises or any replacement tenant for the Life Time Fitness leased space in accordance with the loan documents.

Base Building Liquidity Requirement. Until such time as the borrower has satisfied the Base Building Criteria (as defined below), the borrower is required to maintain liquidity of no less than $4,000,000 (the “Minimum Liquidity Requirement”); provided, however, the Minimum Liquidity Requirement is required to be reduced by any amounts paid by the borrower, excluding amounts on deposit in the reserve funds, for Base Building Improvements (as defined below).

“Base Building Criteria” means either (a) the borrower will have paid, for Base Building Improvements, an amount greater than or equal to the Minimum Liquidity Requirement, or (b) the borrower will have provided the lender with a tenant estoppel certificate or other evidence reasonable satisfactory to the lender that either (i) Dana Farber Cancer Institute is open for business and paying full contractual rent, or (ii) all work required to be performed by the borrower, other than with respect to tenant improvement obligations, to enable Dana Farber Cancer Institute to open for business has been completed and paid for by the borrower.

“Base Building Improvements” shall mean any work performed by the borrower at the Atrium Center Property, other than tenant improvement work required by leases, to make space at the Atrium Center Property ready for occupancy by the tenants under their respective leases.

Future Mezzanine or Subordinate Indebtedness Permitted. The loan documents permit certain affiliates and owners of the sole member of the borrower to pledge up to 75% of the direct ownership interests in the sole member of the borrower to an institutional investor (as defined in the loan documents) as part of a corporate financing of upper-tier beneficial owners of the borrower upon satisfaction of certain terms and conditions in the loan documents including, without limitation, that such pledge may not result in a change of control of the borrower.

Current Mezzanine or Subordinate Indebtedness. None.

Partial Releases. The borrower is permitted to make immaterial transfers to governmental authorities for dedication or public use of unimproved, non-income producing portions of the Atrium Center Property that were not given any value in the appraisal delivered in connection with the origination of the Atrium Center Whole Loan.

A-3-76

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A-3-77

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

A-3-78

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

A-3-79

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsor:	Hana Alternative Asset Management Co., Ltd.
Borrower:	Sentinel Square Hana OW, LLC
Original Balance(1):	$45,000,000
Cut-off Date Balance(1):	$45,000,000
% by Initial UPB:	3.9%
Interest Rate:	3.2420%
Payment Date:	6th of each month
First Payment Date:	February 6, 2018
Maturity Date:	January 6, 2023
Amortization:	Interest Only
Additional Debt(1):	$57,660,000 Pari Passu Debt
Call Protection(2):	L(24), D(32), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Free Rent:	$18,493,311	$0
GSA:	$600,000	$0
Lease Sweep:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Sq. Ft.:	$366
Balloon Balance / Sq. Ft.:	$366
Cut-off Date LTV(5):	59.7%
Balloon LTV(5):	59.7%
Underwritten NOI DSCR:	2.72x
Underwritten NCF DSCR:	2.70x
Underwritten NOI Debt Yield:	9.0%
Underwritten NCF Debt Yield:	8.9%
Underwritten NOI Debt Yield at Balloon:	9.0%
Underwritten NCF Debt Yield at Balloon:	8.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Washington, DC
Year Built / Renovated:	2017 / NAP
Total Sq. Ft.:	280,363
Property Management(6):	OW Management Services, Inc.
Underwritten NOI:	$9,191,391
Underwritten NCF:	$9,121,300
Appraised Value(5):	$172,000,000
Appraisal Date(5):	April 1, 2019

Historical NOI(7)
Most Recent NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy(7)
Most Recent Occupancy(8):	94.1% (December 31, 2017)
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP
(1)	The Original Balance and Cut-off Date Balance of $45.0 million represents the non-controlling Note A-2, which, together with the controlling pari passu Note A-1 with an original principal balance of $57.66 million, comprises the Sentinel Square II Whole Loan with an aggregate original principal balance of $102.66 million. For additional information regarding the pari passu notes, see “The Loan” herein.
(2)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of February 6, 2018. Defeasance of the full $102.66 million Sentinel Square II Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) December 29, 2020. The assumed lockout period of 24 payments is based on the expected Benchmark 2018-B1 securitization closing date in January 2018. The actual lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” herein.
(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Sentinel Square II Whole Loan, which has an aggregate principal balance of $102.66 million.
(5)	Represents the appraiser’s “As Stabilized” Appraised Value which assumes that the borrower’s contractual tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent and that rent has commenced. At closing, the borrower reserved approximately $18.5 million in free rent associated with the District of Columbia and Federal Election Commission leases and $600,000 related to approved leasing expenses under the Federal Election Commission lease. The “As-Is” Appraised Value is $149.3 million, which represents a Cut-off Date LTV and Balloon LTV of 68.8% and 68.8%, respectively.
(6)	Until January 31, 2018, CB Richard Ellis, Inc. is also employed as property manager for a transitional period. A termination notice has already been sent to CB Richard Ellis, Inc.
(7)	The Sentinel Square II Property was built in 2017. As such, historical occupancy and historical NOI are not available.
(8)	While the Sentinel Square II Property is 94.1% leased and both tenants are in possession of their respective premises, the tenants are expected to take occupancy in 2018. District of Columbia, which leases 164,110 sq. ft. (58.5% of NRA) is not yet in occupancy of 108,000 sq. ft. of its space, and is anticipated to take occupancy of such space on or around January 15, 2018. The Federal Election Commission (35.6% of NRA) is anticipated to take occupancy in or around the end of March 2018.

A-3-80

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

Tenant Summary(1)
Tenant	Ratings(2) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

District of Columbia(3)	AA/Aa1/AA	164,110	58.5%	$48.85	63.1%	2/28/2029
Federal Election Commission	AAA/Aaa/AA+	99,677	35.6%	$47.06	36.9%	11/30/2032
Total / Wtd. Avg. Occupied		263,787	94.1%	$48.17	100.0%
Vacant		16,576	5.9%
Total		280,363	100.0%
(1)	Based on the underwritten rent roll as of December 31, 2017.

(2)	Certain ratings are those of the District of Columbia government or United States Government whether or not such government entity guarantees the lease.

(3)	The District of Columbia has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	2	263,787	94.1%	263,787	94.1%	$48.17	100.0%	100.0%
Vacant	NAP	16,576	5.9%	280,363	100.0%	NAP	NAP
Total / Wtd. Avg.	2	280,363	100.0%			$48.17	100.0%

(1)	Based on the underwritten rent roll as of December 31, 2017.

(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

The Loan.    The Sentinel Square II loan (the “Sentinel Square II Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 280,363 sq. ft., newly-constructed Class A office building located in Washington, District of Columbia (the “Sentinel Square II Property”). The Sentinel Square II Loan is evidenced by the non-controlling Note A-2, which has an Original Balance and Cut-off Date Balance of $45.0 million, and is a part of a $102.66 million whole loan that is evidenced by two pari passu promissory notes (the “Sentinel Square II Whole Loan”). The table below summarizes the remaining promissory note, which is currently held by DBNY and is expected to be contributed to one or more future securitization transactions. Only the Sentinel Square II Loan will be included in the Benchmark 2018-B1 mortgage trust.

The relationship between the holders of the Sentinel Square II Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$57,660,000	$57,660,000	DBNY	Yes
A-2	$45,000,000	$45,000,000	Benchmark 2018-B1	No
Total	$102,660,000	$102,660,000

The Sentinel Square II Loan has a five-year term and is interest only for the entire term. The Sentinel Square II Whole Loan accrues interest at a fixed rate equal to 3.2420% per annum and has a Cut-off Date Balance of $102.66 million.

A-3-81

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

The Sentinel Square II Whole Loan proceeds along with approximately $82.5 million in borrower sponsor equity were used to (i) acquire the Sentinel Square II Property for approximately $147.0 million, (ii) fund upfront reserves of approximately $19.1 million and (iii) pay closing costs of approximately $19.0 million. Based on the aggregate “As Stabilized” appraised value of $172.0 million as of April 1, 2019, the Cut-off Date LTV for the Sentinel Square II Whole Loan is 59.7%.

The most recent prior financing of the Sentinel Square II Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$102,660,000	55.5%	Purchase Price	$147,012,388	79.4%
Borrower Sponsor Equity	$82,475,831	44.5%	Reserves	$19,093,311	10.3%
			Closing Costs(1)	$19,030,132	10.3%
Total Sources	$185,135,831	100.0%	Total Uses	$185,135,831	100.0%
(1)	Closing costs include a $14.0 million repayment of an unsecured loan from Korea Investment and Securities for the initial deposit and working capital.

The Borrower / Borrower Sponsor.    The borrower, Sentinel Square Hana OW, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower is Hana Alternative Asset Management Co., Ltd. There is no non-recourse carveout guarantor and no environmental indemnitor, other than the borrower. The borrower sponsor acts as asset manager on behalf of certain Korean institutional investors and, as such, controls the borrower, but has no direct or indirect ownership interest in the borrower.

Based in Seoul, Republic of Korea, the borrower sponsor is a private subsidiary of Hana Financial Group, Inc. The firm specializes in real estate investments, including direct investments in domestic and offshore real estate, plus asset and real estate backed securities. In 2013, the company also expanded to incorporate special asset fund management. Hana Asset Management has closed and currently manages over 30 projects in 15 countries.

Hana Financial Group, Inc. (“Hana”) was established in 1971 as Korea Investment & Finance and was converted to a holding company in 2005. Hana is one of the largest bank holding companies in the Republic of Korea and is publicly traded on the Korean Stock Exchange. Hana is headquartered in Seoul, Republic of Korea and has over 20,000 employees and over 100 offices in 24 countries.

The borrower sponsor is being advised by Ocean West Capital Partners, which will serve as the asset and property manager for the Sentinel Square II Property. Based in Los Angeles, Ocean West is a full service real estate investment, operations and management platform. Ocean West’s principals have over 100 years of combined experience. Ocean West has acquired and operated office and multifamily residential investments, including the NASA Headquarters in Washington, District of Columbia. Furthermore, Ocean West has managed over 55 million sq. ft. of commercial real estate.

The Property. The Sentinel Square II Property is a newly-constructed 12-story building totaling 280,363 sq. ft. of Class A office space in Washington, District of Columbia (“DC”). Built in 2017, Sentinel Square II is part of the larger Sentinel Square project which is expected to consist of a three-building, 1.2 million sq. ft., Class A office development located in the NoMa (North of Massachusetts Avenue) submarket of downtown Washington, DC. The 12-story, 412,661 sq. ft. Sentinel Square I was delivered in 2010 and is currently 98.7% occupied, according to the appraisal. The final phase, Sentinel Square III, is expected to be completed in November 2019.

As of December 31, 2017, the Sentinel Square II Property is leased to two government tenants with a 12.6-year weighted average lease term remaining. The District of Columbia tenant includes the Office of the State Superintendent of Education and Department of Insurance, Securities and Banking and currently leases 164,110 sq. ft. on an approximately 11.2-year lease through February 2029. The second tenant, Federal Election Commission (“FEC”), currently leases 99,677 sq. ft. on a 15-year lease through November 2032. In 2016, the FEC announced its plan to relocate its headquarters to Sentinel Square II after occupying its current East End location since 1985. The Sentinel Square II Property was specifically designed to meet the government’s advanced security and force protection needs while integrating first class finishes typically reserved for high-end private sector buildings.

The Sentinel Square II Property shares a courtyard and landscaping, including granite tree planters, flower beds, decorative metal railings, and an irrigation system with the larger Sentinel Square development. The Sentinel Square II Property has a LEED Silver certification and features the General Services Administration (“GSA”) advanced security measures for force-protection with blast-resistant glass, progressive-collapse avoidance, and space for various secure access control measures. The interior is fitted with high-end workspaces and sustainability features. The two-story lobby includes Jerusalem Gold marble and louvered millwork and the building features 30’ by 30’ column spacing which allows tenants to maximize the office space flexibility.

The Sentinel Square II Property is within walking distance to a number of amenities including Union Market, the H Street Corridor, and the to-be developed Storey Park and Armature Works. Sentinel Square is also located near the United States (“U.S.”) Capitol, Securities and Exchange Commission (“SEC”) headquarters, Department of Justice, Department of Education and numerous other federal agencies.

A-3-82

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

Major Tenants.

District of Columbia (164,110 sq. ft.; 58.5% of NRA; 62.6% of U/W Base Rent, AA/Aa1/AA Fitch/Moody’s/S&P) The District of Columbia space is currently occupied by two separate entities, the Office of the State Superintendent (the “OSSE”) and the Department of Insurance, Securities and Banking (the “DISB”). The OSSE is the state education agency for the District of Columbia. OSSE serves as the District’s liaison to the U.S. Department of Education and works with DC’s traditional and public charter schools to achieve its key functions, which include overseeing all federal education programs and related grants administered in the District of Columbia, developing state-level standards and ensuring access to child care and pre-kindergarten for eligible DC families, among other objectives. The DISB regulates financial-service businesses in DC by administering DC’s insurance, securities and banking laws, rules and regulations. In addition, DISB enforces relevant consumer protection laws. The District of Columbia lease expires in February 2029 and the tenant has one, five-year renewal option. The District of Columbia has the right to terminate its lease if sufficient funds are not appropriated to cover the cost of fixed and additional rent. The District of Columbia is not yet in occupancy of 108,000 sq. ft. of its space, and is anticipated to take occupancy of such space on or around January 15, 2018. The District of Columbia is in a free rent period through February 2019, all of which free rent has been reserved for.

Federal Election Commission (99,677 sq. ft.; 35.6% of NRA; 37.4% of U/W Base Rent; AAA/AAA/AA+ Fitch/Moody’s/S&P) The FEC is an independent regulatory agency charged with administering and enforcing the federal campaign finance law. The FEC has jurisdiction over the financing of campaigns for the U.S. House of Representatives, Senate, Presidency and the Vice Presidency. Established in 1975, the FEC is composed of six commissioners who are appointed by the President and confirmed by the Senate. By law, no more than three can represent the same political party. The FEC is relocating its headquarters to Sentinel Square II after occupying its current East End location since 1985. The FEC lease expires in November 2032 and the tenant does not have any renewal options. The FEC is not yet in occupancy of its space, and is anticipated to take occupancy in or around the end of March 2018. The FEC is in a free rent period through January 2020, all of which free rent has been reserved for. In addition, the FEC is entitled to a $600,000 allowance that may be used for improvements through September 1, 2018, and thereafter any remainder may be treated as additional free rent funds and disbursed in accordance with the standard free rent reserve provisions under the loan agreement.

Environmental Matters. The Phase I environmental report dated August 30, 2017 recommended no further action at the Sentinel Square II Property.

The Market. The Sentinel Square II Property is located in Washington, DC, just west of the Amtrak train tracks and within the north of Massachusetts Avenue (“NoMa”) submarket. The Sentinel Square II Property is within walking distance to a number of amenities including Union Station, a mixed-use, intermodal transportation and shopping center that caters to over 32 million commuters annually and provides access to the Metrorail (Red Line), MARC, VRE, Amtrak, Acela, Metrobus and Circulator bus service. Sentinel Square II is also within a one-mile radius of the H Street Corridor, which is known for its nightlife, restaurants, pop-ups, festivals and communal atmosphere as well as more than 65,000 sq. ft. of planned retail space at Storey Park located across the street. Additionally, the Sentinel Square II Property benefits from access to the U.S. Capitol, SEC headquarters, Department of Justice, Department of Education and numerous other federal agencies.

According to an industry market report, the NoMA office submarket consisted of approximately 11.0 million sq. ft. of office space with an overall vacancy rate of approximately 12.2% as of the third quarter of 2017. The appraisal identified six properties as directly competitive with the Sentinel Square II Property with a weighted average vacancy of approximately 3.1%. The appraisal identified six comparable office leases in the NoMA office submarket ranging in size from approximately 25,000 sq. ft. to 493,620 sq. ft. Gross rents for the comparable leases ranged from $42.00 PSF to $57.00 PSF. The appraiser’s concluded gross market rent for office space is $50.00 PSF, which is in-line with the underwritten base rent of $48.17 PSF for the office tenants at the Sentinel Square II Property.

The following table represents the comparable office leases identified by the appraiser.

Comparable Office Leases(1)
Property Name	Distance to Sentinel Square II Property (miles)	Tenant Name	Lease Start Date	GLA (sq. ft.)	Lease Term (years)	Base Rent PSF
Sentinel Square II Property(2)		Various	Various-17	280,363	12.7	$48.17
Alexander Court North Building	2.4 west	Akin Gump, LLC.	Nov-16	220,000	15.0	$57.00
600 Massachusetts Ave Northwest	0.9 west	Barbour, Griffith and Rogers, Inc.	Oct-16	25,000	14.0	$55.00
International Trade Commission Building	1.8 southwest	GSA	Oct-16	206,035	15.8	$42.00
1101 New York Ave Northwest	1.3 west	Bloomberg	Jun-16	45,930	10.7	$57.00
601 Massachusetts Ave Northwest	0.9 west	Brunswick Group	Mar-16	25,000	14.0	$54.00
Three and Four Constitution Square	0.2 north	U.S. Dept. of Justice	Oct-15	493,620	15.0	$49.00
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated December 31, 2017 and reflective only of office space.

A-3-83

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

The following table represents the comparable sales identified by the appraiser.

Office Building Sales Comparables(1)
Property Name	Distance to Sentinel Square II Property (miles)	Rentable Area (Sq. Ft.)	Sale Date	Sale Price	Price PSF
Sentinel Square II Property		280,363(2)		$172,000,000(3)	$613
International Trade Commission Building	1.8 southwest	262,959	Aug-17	$145,000,000	$551
Two Independence Square	1.7 southwest	605,897	Jul-17	$359,600,000	$594
1875 K Street Northwest	2.1 west	190,000	Jan-17	$151,404,869	$797
McDermott Building	0.6 south	231,341	Oct-16	$160,800,000	$695
Three and Four Constitution Square	0.2 northeast	842,464	Sep-16	$495,329,462	$588
1100 1st Street, Northeast	Across the street	348,967	Aug-16	$217,500,000	$623
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated December 31, 2017.

(3)	Based on the “As Stabilized” appraised value. The actual sale price for the acquisition of the Sentinel Square II Property was $147,012,388 or $524.36 PSF. See “Sources and Uses” table above.

Cash Flow Analysis.

Cash Flow Analysis
	U/W	U/W PSF
Base Rent	$12,707,466	$45.33
Credit Tenant Step Rents(1)	260,607	0.93
Value of Vacant Space	849,027	3.03
Gross Potential Rent	$13,817,100	$49.28
Total Recoveries	185,926	0.66
Other Income	793,827	2.83
Less: Vacancy(2)	(849,027)	(3.03)
Effective Gross Income	$13,947,826	$49.75
Total Variable Expenses	2,380,102	8.49
Total Fixed Expenses	2,376,334	8.48
Net Operating Income	$9,191,391	$32.78
TI/LC	0	0.00
Capital Expenditures	70,091	0.25
Net Cash Flow	$9,121,300	$32.53
(1)	Credit Tenant Step Rents are the straight line average of contractual rent steps through lease expiration for the District of Columbia.

(2)	U/W Vacancy is underwritten to in-place economic vacancy rate of 5.7%.

Property Management.   The Sentinel Square II Property is managed by OW Management Services, Inc. Until January 31, 2018, CB Richard Ellis, Inc. is also employed as property manager for a transitional period. A termination notice has already been sent to CB Richard Ellis, Inc.

Lockbox / Cash Management.  The Sentinel Square II Whole Loan is structured with a hard lockbox with in-place cash management. All rents are required to be directly deposited by the tenants of the Sentinel Square II Property into a lockbox account controlled by the lender. All amounts in the lockbox account are required to be swept to a lender-controlled cash management account every business day and applied on each payment date to pay debt service and fund required reserves, after which (x) to the extent a Trigger Period (as defined below) has occurred and is continuing, all excess cash flow is required to be applied to pay operating expenses set forth in the annual budget (which is required to be approved by the lender solely during a Trigger Period, and is subject to permitted variances for increases in taxes, insurance premiums and utilities, and of up to 5% per line item for other items) and extraordinary expenses approved by the lender, with any remainder (i) if a Lease Sweep Period exists, deposited into the lease sweep reserve or (ii) otherwise, held as additional collateral for the Sentinel Square II Whole Loan, and (y) to the extent no Trigger Period is continuing, all excess cash flow is required to be disbursed to the borrower.

A-3-84

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) a Low Debt Service Period (as defined below) or (iii) a Lease Sweep Period (as defined below) and will end upon (a) with respect to clause (i), the date on which such event of default is cured and such cure has been accepted by the lender, (b) with respect to clause (ii), such Low Debt Service Period has ended and (c) with respect to clause (iii) such Lease Sweep Period has ended.

A “Low Debt Service Period” (i) will commence if, as of the last day of each calendar quarter, the debt service coverage ratio falls below 1.20x, and (ii) will end when the debt service coverage ratio is at least 1.25x for two consecutive calendar quarters (the “DSCR Threshold”) or the borrower has delivered to the lender funds for deposit into the cash collateral account or a letter of credit in an amount which, if applied to repay the then outstanding principal balance, would cause the DSCR Threshold to be satisfied. Such cash collateral or letter of credit is required to be released to the borrower if the DSCR Threshold is satisfied for two consecutive calendar quarters without regard to such cash collateral or letter of credit.

A “Lease Sweep Period” will commence, with respect to any Lease Sweep Lease (as defined below) upon the first monthly payment date following the earliest to occur of (a) (1) 12 months prior to the earliest stated expiration of such Lease Sweep Lease or (2) the date a tenant under a Lease Sweep Lease is required to give notice of its exercise of a renewal option (and such renewal has not been exercised), (b) the date on which the tenant surrenders, cancels, terminates or delivers notice of its intent to surrender, cancel or terminate its Lease Sweep Lease (or any material portion thereof) prior to the then current expiration date, (c) the date on which the tenant goes dark in 50% or more of its space (the “Dark Premises”) or gives notice of its intent to do so, (d) a monetary or material non-monetary default by the tenant that continues beyond any applicable notice and cure period or (e) the occurrence of an insolvency proceeding of a tenant. A Lease Sweep Period will end on the date: (A) in the case of clause (a), (b), (c) and (d) above, either at least 90% of the Lease Sweep Space (as defined below) is leased pursuant to one or more Qualified Leases (as defined in the loan documents ), which results in a debt yield of at least 7.75% or the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases and, in either case, the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to cover all anticipated re-tenanting costs, or (B) in the case of clause (a) above, the date on which the subject tenant has renewed its lease and the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to cover all anticipated re-tenanting costs, or (C) in the case of clause (b) above, the date the subject tenant revokes its notice of intention to surrender or terminate its lease, or (D) in the case of clause (d) above, the subject default has been cured, and no other monetary or material non-monetary default under such lease occurs for three consecutive months thereafter, or (E) in the case of cause (e) above, (1) the applicable insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender, (2) in the event the Lease Sweep Lease is rejected in the applicable insolvency proceeding, the date upon which substantially all of the Lease Sweep Space is leased pursuant to one or more Qualified Leases, the leasing of which results in a debt yield of at least 7.75% or (3) the applicable Lease Sweep Lease has been assumed and assigned to a third party in the applicable insolvency proceeding pursuant to a final non-appealable order of the applicable bankruptcy court, an effective plan of reorganization or otherwise in a manner reasonably satisfactory to the lender, or (F) in the case of clause (c) above, the date on which either (1) the tenant has recommenced its business in 50% or more of its Lease Sweep Space at the Sentinel Square II Property for a period of at least 30 consecutive days, (2) the tenant that gave notice of its intent to go dark subsequently retracts such notice or (3) the entirety of the Lease Sweep Space (or applicable portion thereof) is leased pursuant to one or more Qualified Leases, and the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to cover all anticipated re-tenanting costs.

A “Lease Sweep Lease” means the (a) District of Columbia lease, (b) Federal Election Commission lease or (c) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers the majority of the applicable lease sweep space.

A “Lease Sweep Space” means the space demised under the applicable Lease Sweep Lease.

Initial and Ongoing Reserves.   At loan origination, the borrower deposited (i) $18,493,311 into a free rent reserve account and (ii) $600,000 into a GSA funds reserve account. The GSA funds are reserved for the payment of an additional cash allowance to the FEC that can be used for additional post-occupancy improvements through September 1, 2018, after which time any remaining balance may be treated as free rent funds and disbursed in accordance with the standard free rent reserve provisions.

Tax Reserves. On each monthly payment date during a Trigger Period, the borrower is required to deposit a monthly amount that the lender estimates will be payable during the then-current tax period, in order to accumulate sufficient funds to pay all such real estate taxes at least thirty days prior to their respective due dates.

Insurance Reserves. If an acceptable blanket insurance policy is no longer in place and a Trigger Period has occurred and is continuing, the borrower is required to deposit on each monthly payment date a monthly amount that the lender estimates will be payable to pay all such insurance premiums at least thirty days prior to the expiration of the insurance policies

Replacement Reserves. On each monthly payment date during a Trigger Period, the borrower is required to deposit $3,505 for annual capital expenditures.

TI/LC Reserves. On each monthly payment date during a Trigger Period, the borrower is required to deposit $35,045 for tenant improvements and leasing commissions.

A-3-85

1050 First Street Northeast Washington, DC 20002	Collateral Asset Summary – Loan No. 8 Sentinel Square II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 59.7% 2.70x 9.0%

Lease Sweep Reserve. On each monthly payment date during a Lease Sweep Period, the borrower is required to deposit all excess cash into the Lease Sweep Reserve.

At closing, Sentinel Square II, L.L.C. (the “Seller”) deposited $6,709,145 (the “Escrow Funds”) into escrow with Commonwealth Title of Dallas (the “Escrow Agent”) pursuant to an escrow agreement by and among Escrow Agent, the Seller and the borrower (the “Escrow Agreement”), which Escrow Funds may be disbursed from escrow to pay for: (i) the cost of certain tenant improvement work at the Sentinel Square II Property that has been completed but not yet invoiced or paid for, (ii) the amount due and owing to the Seller’s construction manager for construction management fees, (iii) the cost of the remaining punchlist items (as of the closing) that are required to be completed by the landlord pursuant to the terms of the District of Columbia lease and (iv) the amount needed to pay for all costs and expenses Seller may incur in order to induce the District of Columbia to deliver a declaration of delivery for the second phase as required pursuant to the District of Columbia lease, including, without limitation, the cost of any additional post-closing work identified in the declaration of delivery for the second phase. The lender is a third-party beneficiary of the Escrow Agreement and both Escrow Agent and the Seller agree that (a) no notice sent to the borrower under the Escrow Agreement shall be effective unless a copy is delivered to the lender and (b) the Escrow Agreement cannot be modified without the lender’s prior written consent. Additionally, the borrower represents in the loan agreement that, to its knowledge, there are no other outstanding costs or expenses due and owing with respect to the Sentinel Square II Property (other than the aforementioned costs in clauses (i)-(iii)). Because such funds are not held under the loan agreement (because all of the funds were provided by the Seller and there is no provision under the Escrow Agreement for any such funds to be disbursed to the borrower), the lender does not have the same rights or control with respect to such funds that it would have if such funds were loan reserves. In particular, such funds may be used only for the purposes specified in the Escrow Agreement, and may not be applied to repay the Sentinel Square II Loan upon an event of default.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-86

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A-3-87

4854 Washtenaw Avenue Ann Arbor, MI 48108	Collateral Asset Summary – Loan No. 9 Spicetree Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,100,000 69.2% 1.48x 9.1%

A-3-88

4854 Washtenaw Avenue Ann Arbor, MI 48108	Collateral Asset Summary – Loan No. 9 Spicetree Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,100,000 69.2% 1.48x 9.1%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Spicetree Apartments
4854 Washtenaw Avenue
Ann Arbor, MI 48108
Ann Arbor
DOWNTOWN
NORTHSIDE
LOWER WATER HILL
OLD WEST SIDE
NORTH BURNS PARK
ANGELLS
THURSTON
MITCHELL
BRYANT PATENGILL WEST
CARPENTER
ANN ARBOR MUNICIPAL AIRPORT
ANN ARBOR AMTRAK
AMTRAK
University of Michigan-Ann Arbor
University of Michigan Med Ctr
University of Michigan Stadium
Concordia University
Washtenaw Community College Ann Arbor
St Joseph Mercy Hospital
Arborland Shopping Center
Briarwood Mall
Huron River
WASHTENAW AVE
PACKARD RD
E EISENHOWER PKY
E ELLSWORTH RD
W MICHIGAN AVE
PLYMOUTH RD
FULLER RD
GEDDES AVE
W HURON ST
E HURON ST
W LIBERTY ST
MILLER AVE
PONTIAC TRL
ANN ARBOR - SALINE RD
S STATE ST
N MAIN ST
S MAIN ST
PACKARD ST
S WAGNER RD
PLATT RD
N DIXBORO RD
HURON PKY
NEWPORT RD
WHITMORE LAKE RD
Clarkston
Auburn Hills
Utica
Waterford
Troy
Milford
Sterling Heights
Bloomfield
Brighton
Royal Oak
Warren
South Lyon
USA
Farmington Hills
Ferndale
Detroit
Livonia
Canton
Dearborn
Ann Arbor
Westland
LaSalle
CANADA
Milan

A-3-89

4854 Washtenaw Avenue Ann Arbor, MI 48108	Collateral Asset Summary – Loan No. 9 Spicetree Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,100,000 69.2% 1.48x 9.1%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsor:	Lightstone Enterprises Limited
Borrower:	LSG Spicetree Apartments LLC
Original Balance:	$44,100,000
Cut-off Date Balance:	$44,100,000
% by Initial UPB:	3.8%
Interest Rate:	4.3150%
Payment Date:	6th of each month
First Payment Date:	January 6, 2018
Maturity Date:	December 6, 2027
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(1):	Springing Soft / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$0	$80,165
Insurance:	$0	Springing
Replacement:	$0	$11,480
Required Repairs:	$11,300	$0

Financial Information
Cut-off Date Balance / Unit:	$80,036
Balloon Balance / Unit:	$69,749
Cut-off Date LTV:	69.2%
Balloon LTV:	60.3%
Underwritten NOI DSCR(3):	1.54x
Underwritten NCF DSCR(3):	1.48x
Underwritten NOI Debt Yield:	9.1%
Underwritten NCF Debt Yield:	8.8%
Underwritten NOI Debt Yield at Balloon:	10.5%
Underwritten NCF Debt Yield at Balloon:	10.1%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Ann Arbor, MI
Year Built / Renovated:	1968 / 2017
Total Units:	551
Property Management:	Beacon Property Management Limited Liability Company
Underwritten NOI:	$4,032,582
Underwritten NCF:	$3,894,832
Appraised Value:	$63,700,000
Appraisal Date:	October 18, 2017

Historical NOI
Most Recent NOI:	$3,508,084 (T-12 October 31, 2017)
2016 NOI:	$2,347,379 (December 31, 2016)
2015 NOI(4):	$2,344,836 (December 31, 2015)
2014 NOI:	$2,269,360 (December 31, 2014)

Historical Occupancy(5)
Most Recent Occupancy:	95.5% (December 1, 2017)
2016 Occupancy:	87.2% (December 31, 2016)
2015 Occupancy:	98.2% (December 31, 2015)
2014 Occupancy:	98.5% (December 31, 2014)
(1)	The Spicetree Apartments Loan is structured with a springing soft lockbox with respect to residential tenants and a springing hard lockbox with respect to commercial tenants (if any).

(2)	See “Initial and Ongoing Reserves” herein.

(3)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.09x and 2.02x, respectively.

(4)	The Spicetree Apartments Property was acquired by the seller in November 2015 and monthly operating data was only available for January through August 2015 from the prior owner, and December 2015 which was the first month of operations post-acquisition. Therefore the 2015 historical financial information is for those nine months (annualized).

(5)	Occupancies are averages instead of actual year-end calculations. The 2015 occupancy is an average over the nine months of available data (January to August 2015 and December 2015).

A-3-90

4854 Washtenaw Avenue Ann Arbor, MI 48108	Collateral Asset Summary – Loan No. 9 Spicetree Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,100,000 69.2% 1.48x 9.1%

The Loan.    The Spicetree Apartments loan (the “Spicetree Apartments Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 551-unit, Class A- to B+, multifamily, garden-style apartment complex located in Ann Arbor, Michigan (the “Spicetree Apartments Property”). The Spicetree Apartments Loan, with an original principal balance of $44.1 million, has a 10-year term, is interest only for three years, and then amortizes on a 30-year schedule for the remaining term of the loan. The Spicetree Apartments Loan accrues interest at a fixed rate equal to 4.3150% and has a Cut-off Date Balance of $44.1 million. The borrower acquired the Spicetree Apartments Property on December 4, 2017 for $63.0 million. The proceeds of the Spicetree Apartments Loan were primarily used in connection with the acquisition of the Spicetree Apartments Property, to fund upfront reserves and to pay closing costs. Based on the “As Is” appraised value of $63.7 million as of October 18, 2017, the Cut-off Date LTV Ratio for the Spicetree Apartments Loan is 69.2%. The most recent prior financing of the Spicetree Apartments Loan was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$44,100,000	69.4%	Purchase Price	$63,000,000	99.2%
Borrower Sponsor Equity	$19,381,410	30.5%	Closing Costs	$516,216	0.8%
Other Sources	$46,105	0.1%	Reserves	$11,300	0.0%
Total Sources	$63,527,516	100.0%	Total Uses	$63,527,516	100.0%

The Borrower / Borrower Sponsor.    The borrower, LSG Spicetree Apartments LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The nonrecourse carve-out guarantor is LSG Enterprises LLC. LSG Enterprises LLC is wholly owned by the borrower sponsor, Lightstone Enterprises Limited, which is indirectly owned by David Lichtenstein (99.0%) and Shifra Lichtenstein (1.0%). David Lichtenstein is the Chairman and CEO of The Lightstone Group (“Lightstone”) which he founded in 1988. Lightstone is a privately held commercial real estate company focusing on development, management and investment within all sectors of the real estate market, including residential, hospitality, commercial and retail properties. Lightstone is headquartered in New York City and has investments across 21 states which consist of six million sq. ft. of office, retail and industrial commercial space, 11,000 residential units and 3,800 hotel rooms.

The Property. The Spicetree Apartments Property is a 551-unit, multifamily residential complex, comprised of 21 three-story buildings, that were constructed in 1968 and renovated primarily in 2016. The renovation program began in December 2015 and concluded in February 2017. The Spicetree Apartments Property is currently 95.5% occupied as of the underwritten rent roll dated December 1, 2017. The Spicetree Apartments Property consists of 10 studio apartments, 227 one-bedroom apartments, 246 two-bedroom apartments and 68 three-bedroom apartments (see Unit Mix chart below). The Spicetree Apartments Property is located approximately five miles from the University of Michigan and three miles from Eastern Michigan University. Washtenaw Community College and St. Joseph Mercy Hospital are also located nearby. As a result, the Spicetree Apartments Property is approximately 60.0% occupied by graduate students from the University of Michigan. According to the property manager, for the Spicetree Apartments Property, approximately 10.0% of the graduate student renters require guarantors and the units are typically leased for 12-month terms. The Spicetree Apartments Property has a number of amenities including a newly renovated clubhouse, business center, laundry room in each building, tenant lounge, grilling stations, sand volleyball area and two pools. In addition, the Washtenaw/Golfside Anne Arbor Transportation bus stop is located next to the Spicetree Apartments Property.

Spicetree Apartments - Unit Mix(1)
Unit Type	Total Units	Occupied Units	Average Unit Size (SF)	In-Place Average Rent per Month	Average Market Rent per Month
Studio	10	10	400	$815	$820
1 BR / 1 BA	227	220	648	$1,000	$1,025
2 BR / 1 BA	240	225	878	$1,112	$1,164
2 BR / 1.5 BA	6	5	950	$1,185	$1,190
3 BR / 1 BA	66	64	1,000	$1,207	$1,250
3 BR / 1.5 BA	2	2	1,000	$1,033	$1,300
Total/Wtd. Avg.	551	526	791	$1,086	$1,127
(1)	Source: Based on the underwritten rent roll dated December 1, 2017.

Environmental Matters. The Phase I environmental report dated October 25, 2017 noted no recognized environmental conditions at the Spicetree Apartments Property and recommended no further action at the Spicetree Apartments Property other than the continued implementation of asbestos and lead-based paint operations and maintenance plans.

A-3-91

4854 Washtenaw Avenue Ann Arbor, MI 48108	Collateral Asset Summary – Loan No. 9 Spicetree Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,100,000 69.2% 1.48x 9.1%

The Market. The Spicetree Apartments Property is located in Ann Arbor, Michigan approximately 40 miles west of Detroit. The Ann Arbor Metropolitan Statistical Area (MSA) is the fifth most populated metropolitan area in Michigan with approximately 360,000 residents. The top industries in Ann Arbor include, government, professional and business services, education and health services, leisure & hospitality and retail trade. According to the appraisal, the largest employers in the Ann Arbor MSA include, the University of Michigan, Trinity Health, General Motors, VA Ann Arbor Health System and Faurecia North America. According to the appraisal, the University of Michigan is the main engine of growth for the area, creating jobs directly and indirectly, and furthering expansion in the market with enrollment reaching a record 44,718 in 2016. Per the appraisal, as of year-end 2016, the estimated population within a one-, three- and five-mile radius was 13,952, 66,903 and 178,252, respectively, and the average household income was $47,680, $75,034 and $75,004, respectively. According to a third party report, the Spicetree Apartments Property is located in the Ann Arbor submarket of the Detroit multifamily market which comprises 11.6% of the total Detroit multifamily market. According to a third party report, the Ann Arbor submarket has a 1.8% vacancy rate and asking rents of $1,136 per month. Overall vacancy in the Ann Arbor multifamily submarket, has averaged 2.0% and average asking rents have increased 17.3% since 2012. Additionally, according to the appraisal, the Ann Arbor multifamily submarket has experienced positive absorption of 1,157 units since 2012.

In determining market rent for the Spicetree Apartments Property, the appraiser identified the six comparable multifamily properties listed in the table below.

Directly Competitive Multifamily Properties(1)
Property Name	Property Address	Year Built	Total Units	Occupancy	Unit Type	Average Unit (SF)	Average Rent per Unit
Spicetree Apartments	4854 Washtenaw Avenue, Ann Arbor, MI	1968	551	95.5%	Various	791(2)	$1,106(2)

Pines of Cloverlane	4907 Cloverlane St., Ypsilanti, MI	1976	582	97.6%	1 BR / 1 BA 1 BR / 1 BA 2 BR / 1 BA 2 BR / 1 BA 2 BR / 1.5 BA	625 764 856 936 986	$1,059 $1,089 $1,096 $1,129 $1,246

Hamptons of Cloverlane	4685 Hunt Club Dr., Ypsilanti, MI	1986	440	98.0%	1 BR / 1 BA 1 BR / 1 BA 1 BR / 1 BA 2 BR / 1 BA 2 BR / 2 BA	676 760 866 873 1,042	$1,153 $1,291 $1,085 $1,220 $1,249

Golfside Lake	2345 Woodridge Way, Ypsilanti, MI	1969	598	100.0%	Studio 1 BR / 1 BA 2 BR / 1 BA 2 BR / 1.5 BA	500 675 962 1,088	$849 $904 $1,039 $1,279

The Haven of Ann Arbor	459 Village Green Blvd., Ann Arbor, MI	1990	520	98.8%	Studio 1 BR / 1 BR 2 BR / 1 BA 2 BR / 1 BA 2 BR / 2 BA	650 738 950 1,025 1,063	$1,105 $1,105 $1,209 $1,273 $1,335

Village Park of Ann Arbor	1505 Natalie Lane, Ann Arbor, MI	1971	216	98.6%	1 BR / 1 BA 2 BR / 1.5 BA 2 BR / 1.5 BA	800 900 1,000	$1,151 $1,230 $1,415

Mill Creek Townhouses	3050 Birch Hollow Dr., Ann Arbor, MI	1976	281	98.6%	3 BR / 2 BA	1,120	$1,545
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated December 1, 2017.

A-3-92

4854 Washtenaw Avenue Ann Arbor, MI 48108	Collateral Asset Summary – Loan No. 9 Spicetree Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,100,000 69.2% 1.48x 9.1%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015(1)	2016	T-12 10/31/2017	U/W	U/W Per Unit
Base Rent(2)	$4,554,860	$4,659,103	$4,596,745	$5,825,562	$6,737,376	$12,228
Potential Income from Vacant Units	0	0	0	0	334,920	608
Other Income(3)	270,454	295,582	275,018	277,548	277,548	504
Gross Potential Rent	$4,825,314	$4,954,684	$4,871,763	$6,103,109	$7,349,844	$13,339
Total Other Income	123,736	135,295	146,557	267,385	267,385	485
Less: Vacancy(4)	(11,371)	(3,741)	(15,041)	(25,936)	(573,288)	(1,040)
Effective Gross Income	$4,937,679	$5,086,239	$5,003,279	$6,344,558	$7,043,941	$12,784
Total Variable Expenses	1,935,499	2,019,150	1,843,083	1,919,891	1,947,700	3,535
Total Fixed Expenses	732,820	722,253	812,817	916,584	1,063,659	1,930
Net Operating Income	$2,269,360	$2,344,836	$2,347,379	$3,508,084	$4,032,582	$7,319
Capital Expenditures	0	0	0	0	137,750	250
Net Cash Flow	$2,269,360	$2,344,836	$2,347,379	$3,508,084	$3,894,832	$7,069
(1)	The Spicetree Apartments Property was acquired by the seller in November 2015 and monthly operating data was only available for January through August 2015, from the prior owner, and December 2015 which was the first month of operations post-acquisition. Therefore the 2015 financials are for those nine months (annualized).

(2)	The U/W Base Rent is higher than prior periods due to the post-renovation rent increases that averaged approximately $300/unit per month.

(3)	Other income is comprised of water/sewer reimbursements, administrative and application fees, late charges, pet fees, laundry revenues and other miscellaneous sources.

(4)	Vacancy is underwritten to a 6.0% vacancy factor and 1.8% credit loss which is above the current physical vacancy of 4.5% at the Spicetree Apartments Property.

Property Management.   The property manager for the Spicetree Apartments Property is Beacon Property Management Limited Liability Company (“Beacon”), a New Jersey limited liability company. Beacon, a borrower-affiliate, has corporate offices in the northeast, southeast and midwest regions of the United States.

Lockbox / Cash Management. The Spicetree Apartments Loan is structured with a springing soft lockbox (provided that, with respect to commercial tenants (if any), tenant direction letters are required to be sent to such tenants upon the springing of the lockbox instructing such tenants to deposit rents directly into the lender-controlled lockbox) and springing cash management. The Spicetree Apartments Loan documents  require the borrower or property manager, following the commencement of a Trigger Period (as defined below), to deposit into the lockbox account, immediately after receipt, all rents and other revenue of any kind received by the borrower or the property manager with respect to the Spicetree Apartments Property.  Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Spicetree Apartments Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Spicetree Apartments Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Spicetree Apartments Loan. Upon the termination of a Trigger Period, provided that no other Trigger Period has occurred and is continuing, all funds in the debt service reserve account, the operating expense reserve account and the excess cash flow reserve account are required to be disbursed to the borrower. During an event of default under the Spicetree Apartments Loan documents, the lender may disburse funds as it deems appropriate.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Spicetree Apartments Loan documents and (ii) the debt service coverage ratio falling below 1.10x; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure of such event of default (if applicable), and (y) with regard to any Trigger Period commenced in connection with clause (A)(ii) above, the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters in accordance with the terms of the Spicetree Apartments Loan documents.

Initial and Ongoing Reserves.

Required Repairs Reserve. At loan origination, the borrower deposited $11,300 into a required repairs account.

Tax Reserves. On a monthly basis, the borrower is required to deposit reserves of 1/12 of the estimated annual real estate taxes, which currently equates to $80,165, into a tax reserve account.

Insurance Reserves. At the option of the lender, if the liability or casualty policy maintained by the borrower covering the Spicetree Apartments Property (or any portion thereof) does not constitute an approved blanket or umbrella policy pursuant to the Spicetree Apartments Loan documents, or the lender requires the borrower to obtain a separate policy, on a monthly basis the borrower is required to reserve with the lender one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the policies upon the expiration thereof.

A-3-93

4854 Washtenaw Avenue Ann Arbor, MI 48108	Collateral Asset Summary – Loan No. 9 Spicetree Apartments	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,100,000 69.2% 1.48x 9.1%

Replacement Reserves. On a monthly basis, the borrower is required to deposit $11,480 into a replacement reserve account.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-94

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A-3-95

221 North Columbus Drive Chicago, IL 60601	Collateral Asset Summary – Loan No. 10 Radisson Blu Aqua Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 54.5% 2.24x 10.4%

A-3-96

221 North Columbus Drive Chicago, IL 60601	Collateral Asset Summary – Loan No. 10 Radisson Blu Aqua Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 54.5% 2.24x 10.4%

A-3-97

221 North Columbus Drive Chicago, IL 60601	Collateral Asset Summary – Loan No. 10 Radisson Blu Aqua Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 54.5% 2.24x 10.4%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Seldar Cayman Finance Ltd.
Borrower:	Seldar CM Chicago LLC
Original Balance(1):	$44,000,000
Cut-off Date Balance(1):	$44,000,000
% by Initial UPB:	3.8%
Interest Rate:	4.5970%
Payment Date:	1st of each month
First Payment Date:	December 1, 2017
Maturity Date:	November 1, 2027
Amortization:	Interest Only
Additional Debt(1):	$20,000,000 Pari Passu Debt
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management(2):	Soft / In Place

Reserves(3)
	Initial	Monthly
Taxes:	$706,259	$176,565
Insurance:	$28,815	Springing
FF&E:	$0	4.0% of gross revenues for the calendar month which occurred two months prior

Financial Information(4)
Cut-off Date Balance / Room:	$191,617
Balloon Balance / Room:	$191,617
Cut-off Date LTV:	54.5%
Balloon LTV:	54.5%
Underwritten NOI DSCR:	2.24x
Underwritten NCF DSCR:	2.24x
Underwritten NOI Debt Yield:	10.4%
Underwritten NCF Debt Yield:	10.4%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral(5):	Fee Simple
Location:	Chicago, IL
Year Built / Renovated:	2011 / 2016
Total Rooms:	334
Property Management:	Radisson Chicago Aqua Management, LLC
Underwritten NOI:	$6,673,407
Underwritten NCF:	$6,673,407
Appraised Value:	$117,500,000
Appraisal Date:	September 1, 2017

Historical NOI
Most Recent NOI:	$6,834,417 (T-12 August 31, 2017)
2016 NOI:	$6,858,507 (December 31, 2016)
2015 NOI:	$6,934,712 (December 31, 2015)
2014 NOI:	$6,338,128 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	76.8% (August 31, 2017)
2016 Occupancy:	76.4% (December 31, 2016)
2015 Occupancy:	73.2% (December 31, 2015)
2014 Occupancy:	73.8% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $44.0 million represents the controlling Note A-1 which, together with the $20.0 million remaining pari passu non-controlling Note A-2 comprises the Radisson Blu Aqua Hotel Whole Loan with an aggregate original principal balance of $64.0 million. For additional information regarding the pari passu note, see “The Loan” herein.
(2)	Although the Lockbox is characterized as Soft, the loan documents do not require a separate lockbox account. Instead, the loan documents require the property manager to deposit monthly remittances due to the borrower under the management agreement following payment of all actual operating expenses, manager fees and other amounts payable to the manager directly into the cash management account that was required to be established at origination. See “Lockbox / Cash Management” herein for additional details.
(3)	See “Initial and Ongoing Reserves” herein.
(4)	DSCR, LTV, Debt Yield and Balance / Room calculations are based on the aggregate Radisson Blu Aqua Hotel Whole Loan.
(5)	The Radisson Blu Aqua Hotel is located on the first 18 floors of a building that includes offices, rental apartments and residential condominiums. The building is subject to a recorded declaration that governs the relationship between each component owner. Please see “The Property” below for additional details.

Historical Occupancy, ADR, RevPAR(1)
	Radisson Blu Aqua Hotel Property(2)			Competitive Set(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	73.8%	$219.26	$161.77	72.9%	$220.26	$160.57	101.2%	99.5%	100.7%
2015	73.2%	$232.08	$169.93	73.4%	$227.03	$166.54	99.8%	102.2%	102.0%
2016	76.4%	$229.06	$174.96	72.6%	$226.69	$164.66	105.2%	101.0%	106.3%
T-12 August 2017	76.8%	$228.35	$175.35	74.1%	$224.63	$166.44	103.6%	101.7%	105.4%
(1)	The variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the Radisson Blu Aqua Hotel Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Radisson Blu Aqua Hotel Property are based on operating statements provided by the borrower.
(3)	Occupancy, ADR and RevPAR for the Competitive Set are based on data provided by a third party hospitality research report.
(4)	Penetration Factor is calculated based on operating statements provided by the borrower and competitive set data provided by a third party hospitality research report.

A-3-98

221 North Columbus Drive Chicago, IL 60601	Collateral Asset Summary – Loan No. 10 Radisson Blu Aqua Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 54.5% 2.24x 10.4%

The Loan.   The Radisson Blu Aqua Hotel loan (the “Radisson Blu Aqua Hotel Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 334-room, full service hotel located in Chicago, Illinois (the “Radisson Blu Aqua Hotel Property”). The Radisson Blu Aqua Hotel Loan is evidenced by the controlling Note A-1, with a Cut-off Date Balance of $44.0 million, and is part of a $64.0 million whole loan that is evidenced by two promissory notes (the “Radisson Blu Aqua Hotel Whole Loan”). The table below summarizes the remaining promissory note, which is currently held by JPMCB and is expected to be contributed to one or more future securitization transactions. Only the Radisson Blu Aqua Hotel Loan will be included in the Benchmark 2018-B1 mortgage trust.

The relationship between the holders of the Radisson Blu Aqua Hotel Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$44,000,000	$44,000,000	Benchmark 2018-B1	Yes
A-2	$20,000,000	$20,000,000	JPMCB	No
Total	$64,000,000	$64,000,000

The Radisson Blu Aqua Hotel Whole Loan has a 10-year interest only term, has a Cut-off Date Balance of $64.0 million and accrues interest at a fixed rate equal to 4.5970%. The Radisson Blu Aqua Hotel Whole Loan proceeds were used to repay existing debt of approximately $63.6 million, pay approximately $1.3 million in closing costs and fund upfront reserves of $735,074. Based on the “as-is” appraised value of $117.5 million as of September 1, 2017, the Cut-off Date LTV ratio is 54.5%. The most recent prior financing of the Radisson Blu Aqua Hotel Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$64,000,000	97.4%	Loan Payoff	$63,640,003	96.8%
Borrower Sponsor Equity	$1,713,294	2.6%	Closing Costs	$1,338,217	2.0%
			Reserves(1)	$735,074	1.1%
Total Sources	$65,713,294	100.0%	Total Uses	$65,713,294	100.0%
(1)	Reserves are inclusive of approximately $489,327 that the borrower was required to deposit within three days following the origination date for real estate taxes.

The Borrower / Borrower Sponsor.    The borrower, Seldar CM Chicago LLC, is a single purpose Delaware limited liability company structured to be a bankruptcy-remote entity, with two independent directors in its organizational structure. The borrower sponsor and nonrecourse carve-out guarantor is Seldar Cayman Finance Ltd., a Cayman Islands exempted company.

The Radisson Blu Aqua Hotel Property is owned by a joint venture among Magellan Development Group, Carlson Rezidor Hotel Group and Al Rayyan Tourism Investment Co. (“ARTIC”). Since its inception in 1996, Magellan Development Group has developed 22 mixed use communities that in aggregate have generated over $3.0 billion in value. Carlson Rezidor Hotel Group maintains a portfolio of more than 1,440 hotels in operation and under development, covering 115 countries and territories. ARTIC was founded by Sheikh Faisal Bin Qassim Al Thani, a high net worth investor in Qatar.

The Property. The Radisson Blu Aqua Hotel Property opened as part of the Aqua Tower located along North Columbus Drive in downtown Chicago, Illinois, an 82-story mixed use tower featuring the Radisson Blu Aqua Hotel, offices, rental apartments and residential condominiums. The Radisson Blu Aqua Hotel Property is located on the first 18 floors of the building. Each component is a separate tax parcel and the building is subject to a recorded declaration that provides for various cross-easements throughout the components and governs the relationships between the owners of the parcels. The Radisson Blu Aqua Hotel Property has access to an 8,000 sq. ft. fitness center with an indoor basketball court, indoor and outdoor pools, a private movie screening room, an 80,000 sq. ft. roof and recreation deck and 10 meeting rooms ranging in size from 675 sq. ft. to 12,035 sq. ft. totaling approximately 29,581 sq. ft. pursuant to a license agreement, which agreement, including the fee, is subject to the sole discretion of the owner of such space. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Preliminary Prospectus for additional information.

The Radisson Blu Aqua Hotel Property was built in 2011 and, according to the borrower sponsor, has undergone approximately $3.2 million ($9,612 per room) in renovations from 2012 to 2016. Renovations included cell tower installation, lobby refurbishment, guestroom shower tile replacement, kitchen updates and wireless solution replacement. The borrower sponsor has budgeted approximately $6.1 million ($18,119 per room) for voluntary capital improvements. The expected capital improvements include guestroom and meeting space renovations which are scheduled for 2019. Such capital improvements are not required under the loan documents and have not been reserved for. The Radisson Blu Aqua Hotel’s management agreement has a 20 year term, expiring in December 2031, with two 10-year renewal terms that will automatically take effect unless the manager provides notice to the owner of its decision not to enter into the renewal periods, per the management agreement.

A-3-99

221 North Columbus Drive Chicago, IL 60601	Collateral Asset Summary – Loan No. 10 Radisson Blu Aqua Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 54.5% 2.24x 10.4%

Guestrooms include a mix of 185 king rooms, 131 queen rooms and 18 suites. Standard guestrooms range from 370-500 sq. ft. and suites range up to 1,723 sq. ft. All standard guestrooms and suites feature a work desk and chair, 37” flat screen TV and in-room coffee/tea maker. Suites offer a separate living/dining area with pull-out sofa. The Radisson Blu Aqua Hotel Property features two main food and beverage outlets: Finili Restaurant and Bar (“Finili”) and Blu Bar. Finili is a three-meal Italian restaurant, which also provides room service throughout the day. Finili’s space can also be utilized for additional private event space. The Blu Bar is located on the lobby level of the Radisson Blu Aqua Hotel Property. In addition to the two main food and beverage options, there is also a poolside bar on the fourth-floor rooftop swimming pool that is open on a seasonal basis.

Located in downtown Chicago, the Radisson Blu Aqua Hotel Property is near several demand generators including the Navy Pier, Millennium Park and the Art Institute of Chicago. The hotel is also located near the Chicago Riverwalk, which spans from Lake Shore Drive to Franklin Street, containing various restaurants, boat rentals and other activities. In addition, the Radisson Blu Aqua Hotel Property is approximately two blocks from the Magnificent Mile on North Michigan Avenue with over 3.3 million sq. ft. of retail space that attracts approximately 32.0 million visitors each year.

Environmental Matters.    The Phase I environmental report dated September 13, 2017 recommended no further action at the Radisson Blu Aqua Hotel Property.

The Market. The Radisson Blu Aqua Hotel Property is located in downtown Chicago, Illinois within the East Loop submarket. According to the appraisal, Metropolitan Chicago is the largest metropolitan area in the Midwest, the third largest in the nation and one of the world’s preeminent business centers. Additionally, Chicago is considered a trade capital, the largest production center for capital goods in the United States and one of the nation’s most important financial and retail centers. Companies involved in finance, education, publishing, food processing, retail, tourism and healthcare all have presences in Chicago. Some of the most notable companies include: Boeing, United Continental Holdings, Inc., Jones Lang LaSalle Inc., Exelon Corporation and the Blue Cross Blue Shield Association. In addition, major companies located in the suburbs of Chicago include Allstate, Walgreens, McDonald’s, OfficeMax, CF Industries Holdings, Baxter International, Motorola Solutions and Discover Financial Services.

According to the appraisal, Chicago estimates it had approximately 54.1 million international and domestic tourists/visitors in 2016, compared to 52.0 million in 2015, 50.2 million in 2014 and 48.4 million in 2013. Of the 54.1 million visitors in 2016, approximately 11.9 million were business visitors and approximately 40.7 million were leisure-related visitors. 2016 represents the sixth consecutive year of positive year-over-year growth in visitor volume.

Metropolitan Chicago is accessible via two airports: Chicago O’Hare International Airport (“O’Hare”) and Midway International Airport (“Midway”). In 2016, O’Hare experienced approximately 78.0 million total passengers and Midway experienced approximately 22.0 million total passengers. These numbers represent passenger traffic growth of approximately 2.1% and 1.3% respectively from 2015. O’Hare is the sixth busiest airport in the world and the third busiest in the United States and is currently under plans to expand in the upcoming years. According to the appraisal, the O’Hare Modernization Program is one of the largest construction projects in the country, which is expected to update and modernize the airport airfield’s current system to increase capacity and reduce flight delays in the future.

The appraisal identified one hotel currently under construction in the East Loop submarket that is expected to be directly competitive with the Radisson Blu Aqua Hotel Property. The 218-room Hotel Julian, located along Michigan Avenue, is planned to open in July 2018 in phases. Of the total 218 rooms, 109 are expected to come online in 2018 with the remaining 109 scheduled for 2019.

The primary competitive set for the Radisson Blu Aqua Hotel Property consists of five hotels, ranging in size from 191 to 687 rooms as presented in the table below:

Primary Competitive Set(1)
Property	Location	Rooms	Year Opened	2016 Occupancy	Estimated 2016 ADR	Estimated 2016 RevPAR
Radisson Blu Aqua Hotel	Chicago, IL	334	2011	76.4%	$229.06	$174.96
Swissotel Chicago	Chicago, IL	661	1988	70-75%	195-205	135-145
Kimpton Hotel Monaco Chicago	Chicago, IL	191	1958	80-85%	210-220	165-175
Fairmont Chicago	Chicago, IL	687	1987	65-70%	235-245	160-170
Westin Chicago River North	Chicago, IL	429	1987	75-80%	245-255	195-205
Loews Chicago Hotel	Chicago, IL	400	2015	70-75%	225-235	165-175

(1)	Source: Appraisal.

A-3-100

221 North Columbus Drive Chicago, IL 60601	Collateral Asset Summary – Loan No. 10 Radisson Blu Aqua Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 54.5% 2.24x 10.4%

The appraisal determined Chicago market demand segmentation of 31% commercial, 44% meeting and group and 24% leisure, as compared to demand segmentation for the Radisson Blu Aqua Hotel Property of 20% commercial, 40% meeting and group and 40% leisure. The demand segmentation for the competitive set as of year-end 2016 are presented in the table below:

Demand Segmentation(1)
Property	Rooms	Commercial	Meeting & Group	Leisure
Radisson Blu Aqua Hotel	334	20%	40%	40%
Swissotel Chicago	661	30%	50%	20%
Kimpton Hotel Monaco Chicago	191	45%	30%	25%
Fairmont Chicago	687	30%	50%	20%
Westin Chicago River North	429	35%	45%	20%
Loews Chicago Hotel	400	35%	35%	30%
Total / Wtd. Avg.(2)	2,368	33%	45%	22%
(1)	Source: Appraisal.
(2)	Total / Wtd. Avg. excludes the Radisson Blu Aqua Hotel Property.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 8/31/2017	U/W	U/W per Room(1)
Occupancy	73.8%	73.2%	76.4%	76.8%	76.8%
ADR	$219.26	$232.08	$229.06	$228.35	$228.35
RevPAR	$161.77	$169.93	$174.96	$175.35	$175.35

Room Revenue	$19,721,404	$20,716,177	$21,387,363	$21,376,933	$21,376,933	$64,003
F&B Revenue	14,766,186	15,105,832	14,447,947	14,964,802	14,964,802	44,805
Other Revenue	515,446	605,371	568,100	678,966	678,966	2,033
Total Revenue	$35,003,036	$36,427,380	$36,403,410	$37,020,701	$37,020,701	$110,840
Operating Expenses	16,500,986	16,970,380	17,059,985	17,335,640	17,335,640	51,903
Undistributed Expenses	7,269,373	7,353,744	7,177,996	7,437,379	7,437,379	22,268
Gross Operating Profit	$11,232,677	$12,103,256	$12,165,429	$12,247,682	$12,247,682	$36,670
Management Fee	1,385,642	1,554,380	1,485,606	1,504,125	1,445,302	4,327
Property Taxes	1,577,586	1,626,708	1,882,027	1,942,917	2,087,920	6,251
Property Insurance	223,218	226,346	149,846	137,358	212,189	635
Other Expenses	307,982	304,015	333,307	348,035	348,035	1,042
FF&E	1,400,121	1,457,095	1,456,136	1,480,830	1,480,828	4,434
Net Operating Income	$6,338,128	$6,934,712	$6,858,507	$6,834,417	$6,673,407	$19,980
Net Cash Flow	$6,338,128	$6,934,712	$6,858,507	$6,834,417	$6,673,407	$19,980

(1)	Based on 334 rooms.

Property Management.    The Radisson Blu Aqua Hotel Property is managed by Radisson Chicago Aqua Management, LLC, a Maryland limited liability company and subsidiary of Radisson Hotels.

Lockbox / Cash Management.    The Radisson Blu Aqua Hotel Whole Loan is structured with a soft lockbox and in place cash management. All monthly remittances to the borrower under the management agreement following payment of actual operating expenses, the management fee and other amounts payable to the property manager are required to be deposited directly into a cash management account controlled by the lender. The loan documents do not require a separate lockbox account, but rather allow for funds to be deposited directly to the cash management account. Funds on deposit in the cash management account are required to be disbursed on each payment date in accordance with the loan documents. To the extent that a Cash Sweep Event has occurred and is continuing, all excess cash flow after payment of debt service, required reserves and operating expenses (to the extent not paid by the manager pursuant to the management agreement) is required to be held as additional collateral for the Radisson Blu Aqua Hotel Whole Loan (or, in the case of a Cash Sweep Event triggered solely by a DSCR Trigger Event (as defined below), to be deposited into the DSCR Cure Deposit Reserve (as defined below) also to be held as additional collateral for the Radisson Blu Aqua Hotel Whole Loan as described below).

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager or (iii) the date the debt service coverage ratio (as calculated in the loan documents) based on the trailing 12-month period

A-3-101

221 North Columbus Drive Chicago, IL 60601	Collateral Asset Summary – Loan No. 10 Radisson Blu Aqua Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$44,000,000 54.5% 2.24x 10.4%

preceding the date of determination is less than 1.25x (a “DSCR Trigger Event”), in each case continuing until the earlier of (a) the date of the related Cash Sweep Event Cure (as defined below) or (b) payment in full of the Radisson Blu Aqua Hotel Whole Loan.

A “Cash Sweep Event Cure” means (i) if the Cash Sweep Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default (which the lender may accept in its reasonable discretion unless the lender has applied for the appointment of a receiver, declared the entire unpaid debt to be immediately due and payable or commenced a foreclosure action, in which case the lender may accept or reject such cure in its sole and absolute discretion), (ii) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a DSCR Cure (as defined below), (iii) if the Cash Sweep Event is caused solely by the bankruptcy or insolvency action of the borrower, if such action is due to a party filing an involuntary petition for bankruptcy against the borrower and none of the borrower, guarantor or their affiliates colluded with or otherwise assisted such party or solicited creditors for an involuntary petition and the bankruptcy or insolvency action is dismissed or discharged within 90 days from the date of filing without any material adverse consequences to the Radisson Blu Aqua Hotel Property or Radisson Blu Aqua Hotel Whole Loan, or (iv) if the Cash Sweep Event is caused solely by the bankruptcy or insolvency action of the property manager, if the borrower replaces the manager with a qualified manager in accordance with the loan documents or such action is dismissed within 90 days from the date of such filing; provided, however, that, each such Cash Sweep Event Cure is subject to the following conditions: (a) a Cash Sweep Event Cure may occur no more than a total of four times in the aggregate during the term of the Radisson Blu Aqua Hotel Whole Loan (except for a Cash Sweep Event Cure in (ii) or (iv) above, which may occur an unlimited number of times) and (b) the borrower pays all of the lender’s reasonable out-of-pocket expenses actually incurred in connection with such Cash Sweep Event Cure.

“DSCR Cure” means (a) the achievement of a debt service coverage ratio of 1.30x or greater for one, three-month period based upon the trailing 12-month period immediately preceding the date of determination, (b) the borrower has deposited with the lender cash or a letter of credit in an aggregate amount not less than the amount which, if applied to the then outstanding principal balance of the Radisson Blu Aqua Hotel Whole Loan, would result in the achievement of a debt service coverage ratio of 1.30x or greater for two consecutive three-month periods based on the trailing 12-month period immediately preceding the date of determination (the “DSCR Cure Deposit”) or (c) funds on deposit in the DSCR Cure Deposit Reserve (as defined below) equal or exceed the amount of the DSCR Cure Deposit.

Initial and Ongoing Reserves.     An upfront reserve of $216,932 was deposited at origination for real estate taxes. The borrower was also required to deposit an additional approximately $489,327 within three days following the origination date for real estate taxes. An upfront reserve of $28,815 was deposited at origination for insurance premiums.

Tax Reserve. On a monthly basis, the borrower is required to deposit (or cause the manager to deposit) $176,565 for real estate taxes.

Insurance Reserve. The borrower is required to deposit 1/12 of annual insurance premiums on a monthly basis (a) upon an event of default occurring and continuing, (b) upon the borrower failing to provide reasonably satisfactory evidence that all insurance premiums have been paid when due or (c) if an acceptable blanket insurance policy is no longer in place. The monthly reserve for insurance premiums will also be waived to the extent (i) (1) no event of default has occurred and is continuing, (2) the borrower provides evidence that it is paying insurance premiums in quarterly installments, (3) the borrower provides evidence that all insurance premiums have been paid when due and (4) the borrower maintains an amount equal to one quarterly installment with respect to such insurance premiums, or (ii) (1) the management agreement is in full force and effect and the property manager is required by the management agreement to pay such insurance premiums and (2) the lender has received evidence that the policies are in full force and effect and the property manager has paid all insurance premiums when due.

FF&E Reserve. On a monthly basis, the borrower is required to deposit (or cause the manager to deposit) 4.0% of gross revenues for the calendar month that is two months prior to the applicable payment date.

DSCR Cure Deposit Reserve. During a Cash Sweep Event caused solely by a DSCR Trigger Event, the borrower is required to deposit all excess cash flow into a reserve (the “DSCR Cure Deposit Reserve”) until the funds on deposit in the DSCR Cure Deposit Reserve equal the DSCR Cure Deposit, to be held as additional collateral for the loan until the conditions for a DSCR Cure have been satisfied without consideration for any funds on deposit with the lender in the DSCR Cure Deposit Reserve.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.   None. However, the borrower is permitted to incur certain loans from one member of the borrower to fund working capital deficiencies. Any such loans are required to be (i) made and repaid strictly in accordance with the terms and conditions of the borrower’s operating agreement, (ii) unsecured and (iii) payable only from distributable cash flow. In addition, the borrower may only incur such loans in the event that (A) a Cash Sweep Event has occurred and is continuing, (B) the property manager has notified the borrower pursuant to the management agreement that the borrower is required to provide additional working capital, (C) the borrower has provided the lender with a copy of the property manager’s notice requesting additional working capital, (D) the lender has disbursed all excess cash flow remaining after payment of all required payments to fund such working capital and (E) the borrower has provided the lender with 10 business days’ prior written notice.

Partial Releases. None.

A-3-102

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A-3-103

8900 Beverly Boulevard West Hollywood, CA 90048	Collateral Asset Summary – Loan No. 11 8900 Beverly	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 49.0% 2.10x 9.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Jerry Illoulian; Manouchehr Illoulian
Borrower:	8900 Beverly Blvd, LLC
Original Balance:	$43,000,000
Cut-off Date Balance:	$43,000,000
% by Initial UPB:	3.7%
Interest Rate:	3.9000%
Payment Date:	6th of each month
First Payment Date:	January 6, 2018
Maturity Date:	December 6, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$95,799	$31,933
Insurance(2):	$0	Springing
Replacement:	$0	$1,058
TI/LC(3):	$0	$9,132
Required Repairs:	$3,450	NAP
Future Lease(4):	$2,000,000	$0
Lease Sweep(5):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$785
Balloon Balance / Sq. Ft.:	$785
Cut-off Date LTV:	49.0%
Balloon LTV:	49.0%
Underwritten NOI DSCR:	2.18x
Underwritten NCF DSCR:	2.10x
Underwritten NOI Debt Yield(4):	9.0%
Underwritten NCF Debt Yield(4):	8.7%

(1)	In place cash management will be triggered (i) upon an event of default, (ii) if the debt service coverage ratio falls below 1.20x until such time that the debt service coverage ratio is at least 1.25x for two consecutive quarters.
(2)	If an acceptable blanket insurance policy is no longer in place, borrower is required to deposit 1/12 of the annual insurance premiums into the insurance account.
(3)	The TI/LC reserve is subject to a cap of $200,000.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Office/Retail
Collateral:	Fee Simple
Location:	West Hollywood, CA
Year Built / Renovated:	2012 / NAP
Total Sq. Ft.:	54,790
Property Management:	Morlin Asset Management, LP
Underwritten NOI(6):	$3,700,397
Underwritten NCF:	$3,578,534
Appraised Value:	$87,800,000
Appraisal Date:	October 13, 2017

Historical NOI(6)
Most Recent NOI:	$2,985,863 (T-12 September 30, 2017)
2016 NOI:	$3,357,820 (December 31, 2016)
2015 NOI:	$3,355,390 (December 31, 2015)
2014 NOI:	$3,396,431 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	89.6% (November 7, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(4)	The Future Lease reserve is required to be released to borrower if it enters into a new lease by November 7, 2021 for at least 2,700 sq. ft. that were vacant at origination, debt yield is at least 8.5%, and free rent and TI/LC thereunder are paid or reserved for. Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated net of the Future Lease reserve. Including the Future Lease reserve, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are 8.6% and 8.3%, respectively.
(5)	On each payment date during a Lease Sweep Period, the borrower will be required to deposit all excess cash into the lease sweep reserve. A “Lease Sweep Period” commences (a) upon the earlier of (i) the date 12 months prior to expiration of the Cedar Sinai Medical lease (“Cedar Lease”), (ii) upon the date under the Cedar Lease by which the tenant must give notice of exercise of a renewal option (if not so exercised) (b) upon (i) the date that the Cedar Lease is surrendered, cancelled or terminated or the tenant discontinues its business, (ii) during the continuance of a monetary or material, non-monetary event of default under the Cedar Lease, (iii) upon an insolvency proceeding of Cedar Lease tenant or (iv) upon a decline in the credit rating of Cedar Lease tenant (or its parent), to below “BBB-” or equivalent by any rating agency.
(6)	The increase in Underwritten NOI over historical period is primarily driven by (i) the increase of base rent, which accounts for $217,775 of the increase, (ii) the burn off of parking rent abatement for Cedar Sinai Medical, which accounts for $161,101 of the increase, (iii) the underwritten rent steps through July 2018 for non credit tenants, which accounts for $99,172 of the increase, (iv) new Verizon antenna lease which accounts for $59,400 of the increase and (v) straight line average credit tenant rent steps for Cedar Sinai Medical, which accounts for $37,984 of the increase.
TRANSACTION HIGHLIGHTS

●	Property and Tenancy. The property is a three-story, 54,790 sq. ft. office and retail building located in West Hollywood, California, built in 2012. As of November 7, 2017, the property was 89.6% leased to four tenants: Cedar Sinai Medical (dba “Cedars-Sinai”) (63.6% of NRA, 60.6% of U/W Base Rent), Porcelanosa (13.1% of NRA, 19.6% of U/W Base Rent), Christopher Guy (8.3% of NRA, 12.4% of U/W Base Rent), and Poggenpohl (4.6% of NRA, 7.4% of U/W Base Rent). The property is anchored by Cedars-Sinai (rated A1/AA- by Moody’s/Fitch) which has occupied the property since construction; the lease expires November 30, 2024. Cedars-Sinai operates its Los Angeles transplant center at the property, including pre and post operation treatment for lung, heart, liver, kidney, and pancreas transplants. Cedars-Sinai operates an 886-bed, Level 1 trauma center less than a quarter mile from the property with 2,100 physicians, 2,800 nurses and many other healthcare professionals and staff. The weighted average rental rate for the retail tenants at the property is $90.06 PSF with an average lease term of 10.1 years. The property has experienced an average occupancy of 96.9% since it was developed.

●	Market. The property is located on the border of Beverly Hills and West Hollywood on Beverly Boulevard, providing demand drivers for both its retail and medical office components. Beverly Boulevard is an East-West thoroughfare that connects Beverly Hills and West Hollywood, located between the shopping destinations of Rodeo Drive (1.3 miles from the property) and Melrose Avenue (0.4 miles from the property). Beverly Boulevard has historically been associated with furniture and interior design brands and includes retailers that draw high-end shoppers, such as Fendi Casa, Minotti, Mayfair House, Linge Roset, Linea, MASS Beverly, Kohler, and Poliform. The submarket also features medical users such as the Beverly Hills Institute of Plastic Surgery, the Roxbury Institute, University of Southern California Medical, and SoCal Plastic Surgery Center. Based on a market research report, the property is located within the West Hollywood submarket. As of the second quarter of 2017, the retail submarket vacancy rate was 2.4% and asking rents were approximately $64.80 PSF. The Beverly Hills and West Hollywood medical office submarket reported a total vacancy rate of 6.0% and asking rents of approximately $48.79 PSF. Within a one-, three- and five-mile radius the estimated population is 38,167, 269,558, and 799,808, respectively with average household incomes of $118,869, $124,272 and $103,673, respectively.

●	Borrower Sponsors. The borrower sponsors and nonrecourse carve-out guarantors are Jerry Illoulian and Manouchehr Illoulian, on a joint and several basis. Faring Capital, a privately held real estate investment firm, with a business plan focused on high density, urban-filled properties throughout Los Angeles County, is run by members of the lloullian family. The Illoulian family has been investing in real estate for over 45 years and has a current portfolio of over 60 buildings of retail, office, and residential assets located mostly in Los Angeles.

A-3-104

Various	Collateral Asset Summary – Loan No. 12 Gateway Net Lease Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,100,000 45.0% 3.54x 14.1%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Acquisition
Borrower Sponsor(2):	ETCL Venture LP
Borrowers:	Various
Original Balance(3):	$42,100,000
Cut-off Date Balance(3):	$42,100,000
% by Initial UPB:	3.6%
Interest Rate(4):	3.56283%
Payment Date:	5th of each month
First Payment Date:	July 5, 2017
Maturity Date:	June 5, 2024
Amortization:	Interest Only
Additional Debt(3):	$310,900,000 Pari Passu Debt; $170,000,000 B-Notes
Call Protection(5):	L(24), YM1(7), D or YM1(49), O(4)
Lockbox / Cash Management(6):	Hard / Springing

Reserves(7)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Ground Lease:	$0	Springing
Earnout:	$10,720,000	$0

Financial Information
	A-Notes(8)	Total Debt(9)
Cut-off Date Balance / Sq. Ft.:	$67	$99
Balloon Balance / Sq. Ft.:	$67	$99
Cut-off Date LTV:	45.0%	66.6%
Balloon LTV:	45.0%	66.6%
Underwritten NOI DSCR:	3.90x	2.26x
Underwritten NCF DSCR:	3.54x	2.04x
Underwritten NOI Debt Yield:	14.1%	9.5%
Underwritten NCF Debt Yield:	12.8%	8.6%
Underwritten NOI Debt Yield at Balloon:	14.1%	9.5%
Underwritten NCF Debt Yield at Balloon:	12.8%	8.6%

(1)	The Gateway Net Lease Portfolio Whole Loan was co-originated by JPMCB and Bank of America, N.A.
(2)	There is no nonrecourse carve-out guarantor or separate environmental indemnitor for the Gateway Net Lease Portfolio Whole Loan.
(3)	The Original Balance and Cut-off Date Balance of $42.1 million represents the non-controlling Note A-1-4 which, together with the remaining six pari passu A-Notes with an aggregate original principal balance of $310.9 million and the 10 B-Notes with an aggregate original principal balance of $170.0 million, comprise the Gateway Net Lease Portfolio whole loan with an aggregate original principal balance of $523.0 million (the “Gateway Net Lease Portfolio Whole Loan”).
(4)	Interest Rate reflects the interest rate with respect to the A-Notes. The Gateway Net Lease Portfolio Whole Loan includes 10 subordinate B-Notes with an aggregate original principal balance of $170.0 million that are coterminous with the Gateway Net Lease Portfolio Loan and accrue interest at a rate of 5.4000%. The B-Notes have been sold to affiliates of Apollo Global Management, LLC.
(5)	After June 5, 2019, the borrowers are permitted to obtain the release of individual properties upon prepayment of a release price and satisfaction of certain other conditions set forth in the loan documents. The borrowers are also permitted to prepay a portion of the Gateway Net Lease Portfolio Whole Loan in order to satisfy certain debt yield requirements, in each case in accordance with the loan documents. Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus for additional information.

Property Information
Single Asset / Portfolio:	Portfolio of 41 properties
Property Type:	Various
Collateral(10):	Fee Simple / Leasehold
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	5,296,943
Property Management:	ElmTree Funds, LLC
Underwritten NOI:	$49,772,586
Underwritten NCF:	$45,081,162
Appraised Value(11):	$785,215,000
Appraisal Date(11):	Various

Historical NOI(12)
Most Recent NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV
2014 NOI:	NAV

Historical Occupancy
Current Occupancy:	100.0% (January 5, 2018)
2016 Occupancy:	NAV
2015 Occupancy:	NAV
2014 Occupancy:	NAV
(6)	In place cash management will be triggered upon (i) an event of default, (ii) any bankruptcy or insolvency action of a borrower or an affiliated property manager or (iii) the date that the debt yield (as calculated in the loan documents based on the Gateway Net Lease Portfolio Whole Loan) based on the trailing three-month period immediately preceding the date of determination is less than 8.5% for one calendar quarter.
(7)	On a monthly basis, during the continuance of a Cash Sweep Period (as defined below), the borrowers are required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, (ii) 1/12 of the estimated annual insurance premiums, (iii) approximately $110,353 into a replacement reserve account (subject to a cap of approximately $2,648,472 ($0.50 per sq. ft.)), (iv) approximately $331,059 into a tenant improvement and leasing commissions reserve account (subject to a cap of approximately $7,945,415 ($1.50 per sq. ft.)) and (v) 1/12 of ground rents (including both base rents and additional rents) due under each ground lease into a ground lease reserve account. Each of the foregoing monthly deposit requirements is waived to the extent (a) no Cash Sweep Period is continuing, (b) provided that no event of default under the loan documents is continuing (and notwithstanding the existence of a Cash Sweep Period that is not caused by such event of default under the loan documents), the borrowers provide to the lender satisfactory evidence that such reserves are being paid directly by one or more tenants and such tenants are not in default under the terms of their respective leases, beyond applicable cure periods or (c) solely with respect to clause (ii) above, the borrowers provide satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents. A “Cash Sweep Event” means the occurrence of: (i) an event of default, (ii) any bankruptcy or insolvency action of a borrower or an affiliated property manager or (iii) the date that the debt yield (as calculated in the loan documents based on the Gateway Net Lease Portfolio Whole Loan) based on the trailing three-month period immediately preceding the date of determination is less than 8.5% for one calendar quarter (a “Debt Yield Trigger Event”). A “Cash Sweep Period” means the period during which a Cash Sweep Event is occurring until the occurrence of a cure or repayment or defeasance of the Gateway Net Lease Portfolio Whole Loan in full.
(8)	A-Notes DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the A-Notes, which have an aggregate principal balance of $353.0 million.
(9)	Total Debt DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Gateway Net Lease Portfolio Whole Loan balance of $523.0 million, which includes the $170.0 million B-Notes.
(10)	The following properties are secured by the applicable borrower’s leasehold interest: FedEx (Baltimore), GoDaddy, Sikorsky Aircraft R&D Facility and Hitachi.
(11)	Appraisal Dates are in February and March 2017. The values are based on the “As-Is” appraised value, except with respect to two properties, Baxalta (Barry Pointe) and Baxalta (Casselberry), that were under construction at the time of origination, for which the “As Complete” values were used. These values assumed each property is 100% leased upon completion of the construction. According to the borrower sponsor,construction at each property is now completed; however, the related reserve funds have not been released, and such properties have not been added as collateral. Based on the $769.115 million “As is” value, which excludes Baxalta (Barry Pointe) and Baxalta (Casselberry), both the Cut-off Date LTV and Balloon LTV, are 45.9%.
(12)	The portfolio consists of 41 single tenant properties, many of which are recently constructed build-to-suit projects, each leased on a triple net basis. Due to the underlying structure of each lease as well as the lack of operating history for the majority of properties, no historical financials or historical occupancy information is presented abov

TRANSACTION HIGHLIGHTS

●	Properties. The Gateway Net Lease Portfolio consists of 41 single tenant industrial and office properties totaling approximately 5.3 million sq. ft. The properties are located across 20 states, with the largest concentration in Texas (23.8% of net rentable area), Indiana (12.1%) and Michigan (9.1%). The properties were built between 1960 and 2017, and 24 of the properties (58.3% of net rentable area) were built-to-suit (including the two properties under construction at the time of origination) for the respective tenants. Eight properties were built prior to 2000, with seven having since been renovated. According to the borrowers, approximately $249.9 million has been spent at the build-to-suit properties in additional to the landlord provided tenant improvements.
●	Market. The Gateway Net Lease Portfolio properties are geographically diverse, located in 39 different cities across 20 states. The properties are located in Texas (23.8% of net rentable area), Indiana (12.1%), Michigan (9.1%), Wisconsin (8.3%), Virginia (7.7%), Ohio (5.8%) and Maryland (5.8%) with 27.4% located across 13 other states.
●	Borrower Sponsor. The borrower sponsor, ETCL Venture LP, is a joint venture between China Life Insurance Company Limited (LFC) (“China Life”) and ElmTree Funds, LLC (“ElmTree”). Headquartered in Beijing, China, China Life and its subsidiaries comprise the largest commercial insurance group in mainland China with over 130,000 employees. Ranked number 54 on Fortune’s Global 500 Company list, China Life has approximately $361.6 billion in assets under management as of June 30, 2016. As of May 24, 2017, China Life had a market capitalization of approximately $111.6 billion and is the first insurance company to be triple-listed in New York, Hong Kong and Shanghai. ElmTree is a real estate investment firm led by managing principal and founder James Koman, focusing primarily on commercial real estate net lease, sale-leaseback and build-to-suit opportunities. ElmTree has completed in excess of $4.0 billion in commercial real estate transactions.

A-3-105

250 Lehigh Valley Mall Whitehall, PA 18052	Collateral Asset Summary – Loan No. 13 Lehigh Valley Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,884,697 44.8% 2.07x 12.5%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Simon Property Group, L.P.;Pennsylvania Real Estate Investment Trust
Borrower:	Lehigh Valley Mall, LLC
Original Balance(2):	$42,000,000
Cut-off Date Balance(2):	$41,884,697
% by Initial UPB:	3.6%
Interest Rate:	4.0560%
Payment Date:	1st of each month
First Payment Date:	December 1, 2017
Maturity Date:	November 1, 2027
Amortization:	360 months
Additional Debt(2):	$157,566,242 Pari Passu Debt
Call Protection(3)(4):	L(26), D(87), O(7)
Lockbox / Cash Management(5):	Hard / Springing

Reserves(6)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	$81,785
Outstanding TI/LC:	$443,000	$0
Tenant Rent Holdback:	$208,533	$0
Release Parcel:	$0	Springing

Financial Information(7)
Cut-off Date Balance / Sq. Ft.:	$366
Balloon Balance / Sq. Ft.:	$292
Cut-off Date LTV:	44.8%
Balloon LTV:	35.8%
Underwritten NOI DSCR:	2.16x
Underwritten NCF DSCR:	2.07x
Underwritten NOI Debt Yield:	12.5%
Underwritten NCF Debt Yield:	12.0%
Underwritten NOI Debt Yield at Balloon:	15.7%
Underwritten NCF Debt Yield at Balloon:	15.0%

(1)	The Lehigh Valley Mall Whole Loan was co-originated by JPMCB, Column Financial, Inc. (“Column”) and Cantor Commercial Real Estate Lending, L.P. (“CCRE”).
(2)	The Lehigh Valley Mall whole loan is evidenced by six pari passu notes with an aggregate original principal balance of $200.0 million (the “Lehigh Valley Mall Whole Loan”). The controlling Note A-1-A, with an original principal balance of $42.0 million, will be included in the Benchmark 2018-B1 mortgage trust. The non-controlling note A-1-B, with a balance of $50.0 million was contributed to CSAIL 2017-CX10 and the remaining notes, with an aggregate original principal balance of $108.0 million, are held by JPMCB, Column and CCRE and are expected to be contributed to one or more future securitization trusts. For additional information on the pari passu companion loans, see “Description of the Mortgage Pool – Additional Indebtedness – The Whole Loans” in the Preliminary Prospectus.
(3)	The lockout period will be at least 26 payment dates beginning with, and including, the first payment date of December 1, 2017. The actual lockout period may be longer. Defeasance of the full $200.0 million Lehigh Valley Mall Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”) and (ii) December 1, 2020 (such earlier date, the “Permitted Release Date”). The borrower is also permitted to prepay the Lehigh Valley Mall Whole Loan with the payment of a yield maintenance premium after the occurrence of the Permitted Release Date if the REMIC Prohibition Period has not occurred prior to December 1, 2020.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple
Location:	Whitehall, PA
Year Built / Renovated:	1976 / 2006
Total Sq. Ft.:	545,233
Property Management:	Simon Management Associates, LLC
Underwritten NOI(8)(9):	$24,932,185
Underwritten NCF:	$23,926,829
Appraised Value:	$445,000,000
Appraisal Date:	September 4, 2017

Historical NOI
Most Recent NOI(8):	$26,376,248 (T-12 August 31, 2017)
2016 NOI:	$27,494,559 (December 31, 2016)
2015 NOI:	$26,642,237 (December 31, 2015)
2014 NOI:	$26,485,779 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(9):	83.9% (October 12, 2017)
2016 Occupancy:	96.1% (December 31, 2016)
2015 Occupancy:	95.3% (December 31, 2015)
2014 Occupancy:	97.4% (December 31, 2014)
(4)	The borrower may obtain the release of the Macy’s release parcel from the lien of the Lehigh Valley Mall Whole Loan and concurrently transfer the Macy’s release parcel in connection with the exercise by Macy’s of a purchase option in its lease, subject to satisfaction of certain conditions set forth in the loan documents including the partial prepayment or defeasance of the Lehigh Valley Mall Whole Loan in an amount equal to 100% of the gross cash proceeds of the sale (the “Release Parcel Amount”). Please see “Description of the Mortgage Pool— Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus for additional information.
(5)	In place cash management will be triggered upon the occurrence and continuance of a Lockbox Event (as defined below). A “Lockbox Event” means the occurrence of (i) an event of default, (ii) the bankruptcy or insolvency of the borrower, (iii) the bankruptcy or insolvency of the property manager (if the manager is an affiliate and is not replaced within 60 days in accordance with the loan documents), (iv) the debt service coverage ratio (as calculated in the loan documents) based on the trailing four quarter period falling below 1.50x for two consecutive quarters (a “DSCR Trigger Event”), (v) two or more anchor tenants (Boscov’s, JCPenney and Macy’s) closing, ceasing operation, going dark, vacating or abandoning the space operated under their respective leases or reciprocal easement agreement, as applicable (an “Anchor Trigger Event”) or (vi) less than 70% of the gross leasable square footage of in-line space at the Lehigh Valley Mall property being leased (an “Occupancy Trigger Event”).
(6)	The borrower is required to deposit 1/12 of annual estimated real estate taxes (i) during the continuance of an event of default, (ii) during the continuance of a DSCR Reserve Trigger Event (as defined below), (iii) during the continuance of an Occupancy Trigger Event or (iv) if the borrower fails to pay taxes prior to the assessment of any penalty or provide evidence of satisfactory payment of all taxes due. The borrower is required to deposit 1/12 of the annual insurance premiums (i) during the continuance of an event of default or (ii) if a reasonably acceptable blanket insurance policy is no longer in place. The borrower is required to deposit $9,087 into a replacement reserve account during the continuance of (i) an event of default, (ii) a DSCR Reserve Trigger Event or (iii) an Occupancy Trigger Event, subject to a cap of $327,140. The TI/LC reserve account is subject to a cap of $2,994,258. In the event that Macy’s elects to exercise its purchase option and the Macy’s parcel is released in accordance with the loan documents, in lieu of prepaying or partially defeasing the Lehigh Valley Mall Whole Loan, the borrower may deposit 100.0% of the gross cash proceeds with respect to the Macy’s purchase to be held as additional collateral for the Lehigh Valley Mall Whole Loan. A “DSCR Reserve Trigger Event” means the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.65x for two consecutive calendar quarters.
(7)	Balance / Sq. Ft., LTV, DSCR and Debt Yield calculations are based on the aggregate Lehigh Valley Mall Whole Loan.
(8)	The decrease in Underwritten NOI from Most Recent NOI is driven by the closure of Babies R Us, Teavana and Freeman Jewelers. Babies R Us’ parent company, Toys R Us, filed for Chapter 11 bankruptcy in September 2017 and the related space has been underwritten as vacant. Teavana’s parent company, Starbucks, announced the closure of all Teavana stores nationwide and the related space has been underwritten as vacant. Additionally, Freeman Jewelers is vacating the Lehigh Valley Mall property and has been underwritten as vacant.
(9)	As of October 12, 2017, the Lehigh Valley Mall property was 92.8% physically occupied. Most Recent Occupancy of 83.9% reflects the underwritten occupancy, which excludes Babies R Us, Teavana, Bath & Body Works, Payless ShoeSource, Freeman Jewelers and Gymboree, each of which has been underwritten as vacant as each tenant has either vacated its space, is expected to vacate its space or has a parent company that has filed for Chapter 11 bankruptcy protection. Additionally, Most Recent Occupancy and U/W NOI includes Bob’s Discount Furniture, which has executed a lease but is not in occupancy. The tenant is expected to take occupancy in April 2018.

TRANSACTION HIGHLIGHTS

●	Property. The Lehigh Valley Mall property is a super regional mall located in Whitehall, Pennsylvania consisting of a traditional two-story enclosed mall and outparcel strip center as well as a more recently constructed, one-story lifestyle center component. The original improvements were constructed in 1976, while the lifestyle center addition was developed in 2006 by the borrower sponsors at a cost of approximately $41.0 million. The property totals approximately 1.2 million sq. ft., of which 545,233 serves as collateral for the Lehigh Valley Mall Whole Loan, and is situated on an approximately 123.8-acre site. As of October 12, 2017, the Lehigh Valley Mall property was 92.8% physically occupied (with 83.9% underwritten occupancy) by a broad mix of 127 national and international brand-name retailers, anchored by Macy’s, JCPenney (non-collateral) and Bob’s Discount Furniture (which is expected to take occupancy in April 2018). Lehigh Valley Mall had August 2017 TTM in-line sales of approximately $564 per sq. ft. and corresponding occupancy cost of 13.0%.

●	Market. The Lehigh Valley Mall property is located in Whitehall, Lehigh County, Pennsylvania, located approximately one hour north of Philadelphia and an hour and a half from New York City. The Lehigh Valley Mall property is also located approximately two miles north of Allentown, the fourth largest city in Pennsylvania and the third largest urbanized area in the state, after Philadelphia and Pittsburgh. Additionally, the Allentown central business district is located approximately two miles south of the Lehigh Valley Mall property. Whitehall is home to approximately 27,500 residents and the largest employers in the area include Walmart, Amazon.com, St. Luke’s Hospital and Lehigh Valley Physician Group. Additionally, the Allentown area is expected to benefit from a $335 million warehouse and logistics hub that FedEx Ground is constructing. The facility is expected to open in 2018 and to employ approximately 700 people.

●	Borrower Sponsors. Simon Property Group, L.P. is an affiliate of Simon Property Group Inc. (“SPG”). SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is an S&P 100 company which currently owns or has an interest in 227 retail properties in North America, Europe and Asia comprising approximately 189.7 million sq. ft. Pennsylvania Real Estate Investment Trust (“PREIT”) is a publicly traded REIT (NYSE: PEI) that is focused on the ownership and management of shopping malls. PREIT is currently headquartered in Philadelphia, Pennsylvania and owns and operates over 22.5 million sq. ft. of retail space in the United States, with a concentration in the Mid-Atlantic region.

A-3-106

Rochester, MN	Collateral Asset Summary – Loan No. 14 Rochester Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 66.7% 1.50x 12.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Javon R. Bea; Vita E. Bea
Borrowers:	KAH 20 2nd Avenue LLC; KINN 9 3rd Avenue LLC; MAR 1st Avenue SW LLC; RES 441 Center Street LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	3.4%
Interest Rate:	4.7410%
Payment Date:	6th of each month
First Payment Date:	December 6, 2017
Maturity Date:	November 6, 2027
Amortization:	Interest only for first 36 months, 300 months thereafter
Additional Debt(1):	$100,000,000 Pari Passu Debt
Call Protection(2):	L(26), D(89), O(5)
Lockbox / Cash Management(3):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$496,816	$248,408
Insurance:	$335,774	$33,894
FF&E(4):	$0	5.0% of gross revenues
Required Repairs:	$45,563	$0
Seasonality(5):	$300,000	Springing
Renovation(6):	$0	$500,000
PIP (7):	$0	Springing

Financial Information(8)
Cut-off Date Balance / Room(9):	$114,566
Balloon Balance / Room(9):	$95,285
Cut-off Date LTV:	66.7%
Balloon LTV:	55.4%
Underwritten NOI DSCR(10):	1.78x
Underwritten NCF DSCR(10):	1.50x
Underwritten NOI Debt Yield:	12.2%
Underwritten NCF Debt Yield:	10.3%
(1)	The Original Balance and Cut-off Date Balance of $40.0 million represents the non-controlling Note A-2 and Note A-4-A, which, together with the controlling and non-controlling pari passu Notes with an aggregate original principal balance of $100.0 million, comprises the Rochester Hotel Portfolio Whole Loan with an aggregate original principal balance of $140.0 million.
(2)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance of the full $140.0 million Rochester Hotel Portfolio Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) November 6, 2020. The assumed lockout period of 26 payments is based on the expected Benchmark 2018-B1 securitization closing date in January 2018. The actual lockout period may be longer.
(3)	In place cash management will be triggered upon (i) an event of default under the loan documents, (ii) the occurrence of a Low Debt Yield Period (as defined in the loan documents), (iii) a Franchise Agreement Sweep Period (as defined in the loan documents) or (iv) a Renovation Reserve Sweep Period (as defined in the loan documents) and will continue until a cure of the trigger event in accordance with the loan documents (each a “Trigger Period”).

Property Information
Single Asset / Portfolio:	Portfolio of four properties
Property Type:	Hospitality
Collateral:	Fee Simple
Location:	Rochester, MN
Year Built / Renovated:	Various / Various
Total Rooms(9):	1,222
Property Management:	Richfield Hospitality, Inc.
Underwritten NOI:	$17,020,888
Underwritten NCF:	$14,368,863
Appraised Value:	$210,000,000
Appraisal Date:	November 1, 2017

Historical NOI
Most Recent NOI(11):	$16,830,937 (T-12 October 31, 2017)
2016 NOI(11):	$16,602,150 (December 31, 2016)
2015 NOI:	$18,230,427 (December 31, 2015)
2014 NOI:	$18,034,542 (December 31, 2014)

Historical Occupancy(12)
Most Recent Occupancy(11):	58.4% (October 31, 2017)
2016 Occupancy(11):	57.2% (December 31, 2016)
2015 Occupancy:	60.7% (December 31, 2015)
2014 Occupancy:	64.5% (December 31, 2014)
(4)	On a monthly basis, the borrowers are required to deposit into the FF&E reserve an amount equal to the greater of (i) 5.0% of individual gross revenues of the prior month for each of the Rochester Hotel Portfolio Properties (excluding revenue from the retail leases) as set forth in the most recent approved annual budget, (ii) the then-current amount required by the management agreement for approved capital expenditures and the repair and replacement of the FF&E, and (iii) the sum of (a) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E and (b) 5.0% of the individual gross revenues of the prior month (excluding revenue from the retail leases) of each of the Kahler Grand Property and the Kahler Inn & Suites Property as set forth in the most recent approved annual budget; provided, however through and including the May 2020 payment date (i.e. the first 30 monthly payment dates), FF&E reserve funds for the Kahler Grand Property and Kahler Inn & Suites Property (“Kahler Renovation FF&E Funds”) are required to instead be deposited into the Renovation Reserve Account.
(5)	On each monthly payment date in June, July, August, September, October, and November, the borrowers are required to deposit $50,000 into a seasonality reserve for potential shortfalls in the payment of the monthly interest payment amount, monthly debt service payment amount, other amounts payable under the loan documents and other operating expenses on each monthly payment date in January, February and March (provided, if no Trigger Period exists, lender is required to disburse available funds in an amount equal to $100,000 to the borrowers on each such monthly payment date). The seasonality reserve is subject to a cap of $300,000.
(6)	On each of the first 30 monthly payment dates, the borrowers are required to deposit $500,000 (the “Renovation Reserve Fixed Payment Amount”) plus the Kahler Renovation FF&E Funds into the renovation reserve. The monthly renovation reserve deposits may be reduced by a proportionate amount if the borrowers deposit an amount in excess of the Renovation Reserve Fixed Payment Amount in a prior month.
(7)	During a Franchise Agreement Sweep Period (as defined in the loan documents), excess cash flow on deposit in the clearing account is required to be swept on each monthly payment date into a PIP reserve account until such funds equal the greater of (i) $1,800,000 (which may be reduced by the lender in its sole discretion to 110% of the costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement, if less than $1,800,000) and (ii) in the lender’s reasonable discretion, 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement.
(8)	DSCR, LTV, Debt Yield and Balance/Room calculations are based on the Rochester Hotel Portfolio Whole Loan, which has an aggregate principal balance of $140.0 million.
(9)	The total number of rooms is projected to decrease by 100 rooms by June 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms.
(10)	Based on amortizing payments. Based on the current interest only debt service payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.53x and 2.14x, respectively.
(11)	The Mayo Civic Center, a demand generator for the Rochester Hotel Portfolio Properties, was renovated during March 2015 through April 2017, thereby impacting in part the Most Recent NOI, and 2016 NOI as well as Most Recent Occupancy and 2016 Occupancy.
(12)	Historical Occupancy is based on the aggregate weighted averages of the four hospitality properties that comprise the Rochester Hotel Portfolio Properties.

TRANSACTION HIGHLIGHTS

●	Portfolio. The Rochester Hotel Portfolio includes four hotels totaling 1,222 rooms in downtown Rochester, Minnesota. All are connected to the Mayo Clinic (Aa2/AA by Moody’s/S&P) via climate controlled pedestrian tunnels and are within a three-block radius. The portfolio consists of the Kahler Grand, Rochester Marriott, Kahler Inn & Suites and the Residence Inn Rochester. The 660-room Kahler Grand (54.0% of portfolio rooms, 34.7% of annual U/W NCF) is an 11-story, full service hotel with approximately 62,200 sq. ft. of retail space within the underground walkway and first floor, constructed between 1926 and 1968 on a 1.90-acre site. From 2003 - 2012, prior ownership spent approximately $30.2 million ($45,745 per room) on capital improvements. The 202-room Rochester Marriott (16.5% of portfolio rooms, 37.4% of annual U/W NCF) is a 10-story, full service hotel with approximately 16,351 sq. ft. of space for 16 retail and office tenants within the underground walkway and first floor, developed in 1989 on a 0.85-acre site. From 2003 - 2012, prior ownership spent approximately $15.3 million ($75,800 per room) on capital improvements. The 271-room Kahler Inn & Suites (22.2% of portfolio rooms, 21.2% of annual U/W NCF) is a nine-story, select service hotel with approximately 3,562 sq. ft. of retail space constructed in 1968, and expanded in 1974 on a 1.00-acre site. From 2003 - 2012, prior ownership spent approximately $11.3 million ($41,861 per room) on capital improvements. The 89-room Residence Inn Rochester (7.3% of portfolio rooms, 10.1% of annual U/W NCF) is a seven-story extended-stay hotel constructed in 2004 on a 0.36 acre site. From 2003 - 2012, prior ownership spent approximately $12.5 million ($139,952 per room) on capital improvements. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” with respect to certain anticipated renovations at the Kahler Grand and Kahler Inn & Suites, to be funded by future deposits to the renovation reserve. See “Description of the Mortgage Pool—Litigation and Other Considerations” as to cases involving the properties that were filed with the National Labor Relations Board. For the trailing 12 months ended October 30, 2017, occupancy, ADR and RevPar penetration (per hospitality research report) was (i) 71.8%, 94.8% and 68.1% for Kahler Grand, (ii) 97.7%, 163.8% and 160.1% for Rochester Marriott, (iii) 96.3%, 93.4% and 90.0% for Kahler Inn & Suites and (iv) 95.7%, 136.1% and 130.2% for Residence Inn Rochester.

A-3-107

110 Pavilion Parkway Midland, TX 79705	Collateral Asset Summary – Loan No. 15 Oasis at Pavilion Park	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,000,000 60.0% 2.73x 11.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsor:	BH Equities, L.L.C.
Borrower:	Midland Oasis Owner LLC
Original Balance:	$36,000,000
Cut-off Date Balance:	$36,000,000
% by Initial UPB:	3.1%
Interest Rate:	3.9990%
Payment Date:	6th of each month
First Payment Date:	February 6, 2018
Maturity Date:	January 6, 2028
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management(1):	Soft / Springing

Reserves
	Initial	Monthly
Taxes:	$0	$56,120
Insurance(2):	$0	Springing
Replacement:	$0	$7,000

Financial Information
Cut-off Date Balance / Unit:	$107,143
Balloon Balance / Unit:	$107,143
Cut-off Date LTV:	60.0%
Balloon LTV:	60.0%
Underwritten NOI DSCR:	2.79x
Underwritten NCF DSCR:	2.73x
Underwritten NOI Debt Yield:	11.3%
Underwritten NCF Debt Yield:	11.1%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Midland, TX
Year Built / Renovated:	2016 / NAP
Total Units:	336
Property Management:	BH Management Services, LLC
Underwritten NOI(3):	$4,065,482
Underwritten NCF:	$3,981,482
Appraised Value:	$60,030,000
Appraisal Date:	November 14, 2017

Historical NOI(4)
Most Recent NOI(3):	$2,713,764 (T-12 September 30, 2017)
2016 NOI:	$179,689 (December 31, 2016)
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy(4)
Most Recent Occupancy:	92.0% (December 10, 2017)
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP
(1)	In place cash management will be triggered (i) upon an event of default or (ii) if the debt service coverage ratio falls below 1.20x as of the end of any calendar quarter until such time that the debt service coverage ratio is at least 1.25x for two consecutive calendar quarters at the end of any calendar quarter.
(2)	On a monthly basis, the borrower will be required to deposit 1/12 of the annual insurance premiums into an insurance reserve account if an acceptable blanket policy is no longer in place.
(3)	The increase in Underwritten NOI from Most Recent NOI is primarily due to the leaseup of the Oasis at Pavilion Park property which increased in occupancy from 83.6% to 92.0% from September 30 to the underwritten rent roll dated December 10 and a reduction of concessions offered at the property.
(4)	The Oasis at Pavilion Park property was completed in February of 2016. As a result, Historical NOI and Occupancy are limited or not available. The Oasis at Pavilion Park property began its lease-up stage in July of 2016.

TRANSACTION HIGHLIGHTS

●	Property. The property is a garden-style multifamily complex which consists of 336 units across 15 three-story residential buildings and one single-story leasing office. The property was built in 2016 and includes amenities such as a leasing center/clubhouse, fitness center, swimming pool, hot tub, putting green, yoga lawn, outdoor game area, pergola with grill area, outdoor game area, outdoor fireplace with covered sitting area and a dog park. Unit amenities include granite countertops, ceiling fans, a stainless steel appliance package including microwave ovens, dishwashers, disposals, frost-free refrigerator with icemaker. In addition, washer/dryer appliances are provided in each unit and select units have patios/balconies, oversized garden tubs and separate showers. The unit mix includes 168 one-bedroom, one-bathroom units ranging in size from 652 to 808 sq. ft., 144 two-bedroom, two-bathroom units ranging in size from 1,045 to 1,124 sq. ft., and 24 three-bedroom, two-bathroom units with 1,318 sq. ft.

Market. The property is located in a suburban location north of the Midland Central Business District. Primary access to the property is provided by State Highway Loop 250, Interstate Highway Business 20 and West Texas 158. State Highway Loop 250 is a four-lane full access-controlled freeway encircling the city of Midland and serving as the northern and western boundary of the subject neighborhood. Interstate Highway Business 20 and State Highway 158 are the main carriers providing access between Midland and Odessa, which is approximately 30 miles away. The Midland International Airport is approximately 16 miles from the property. As of 2017, the population within a one, three and five-mile radius was approximately 1,355, 29,342 and 94,633, respectively. The average household income within a one, three and five-mile radius is $142,923, $90,020 and $93,166. respectively. According to the appraisal, the property is located in the Midland/Odessa market, which featured a vacancy rate of 5.7% of as the third quarter of 2017 and asking rents of $969 per unit. The vacancy rate of 5.7% represented a 480 basis point decrease from the third quarter of 2016 and average asking rents increased $52 per unit or approximately 5.7% in the same time period. According to the appraisal, there were 13 apartment developments (not including the subject property) that were built from 2014 to 2017 within a 10-mile radius. Further, two apartments totaling 566 units were recently completed in 2017 in the market and are currently in lease-up. The Midland/Odessa market is the regional hub of the Permian Basin, the vast section of West Texas and eastern New Mexico known for its prolific oil and gas production. Overall, the Permian Basin is approximately 200 miles in diameter and covers 15 counties. More than 60.0% of Texas oil production occurs in the Permian Basin, which is also home to approximately 16.0% to 20.0% of the United States’ oil reserves. There are more than 2,300 separate firms in the two-county Midland/Odessa metropolitan statistical area that are directly related to oil and gas operations. Demand for apartments in the area is subject to fluctuations in the oil and gas industry and has declined during downturns in that industry.

●	Borrower Sponsor. The borrower sponsor and nonrecourse carve-out guarantor for the transaction is BH Equities, L.L.C., a division of BH Companies. BH Companies is comprised of three divisions including BH Equities, BH Management Services, LLP and BH Construction Services. BH Companies was founded in 1993 and focuses on the acquisition, improvement and management of apartment communities. BH Companies has approximately 1,500 employees and owns or manages 254 communities across 21 states in the United States.

A-3-108

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street New York, NY 10005 Contact: Helaine M. Kaplan Phone Number: (212) 250-5270	Wells Fargo Bank, National Association Three Wells Fargo, MAC D1050-084 401 S. Tryon Street, 8th Floor Charlotte, NC 28202 Contact: REAM_InvestorRelations@ wellsfargo.com	Midland Loan Services A Division of PNC Bank, N.A. 10851 Mastin Street, Building 82 Overland Park, KS 66210 Contact: Heather Wagner Phone Number: (913) 253-9570	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9090
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy
Appraisal Reduction Amount

Controlling Class Representative:		Loan Number	Appraisal	Cumulative	Most Recent
Effective as of: mm/dd/yyyy			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, National Association	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B1	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	2/16/18
		Record Date:	1/31/18
		Determination Date:	2/12/18

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of January 1, 2018 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer.

Transaction: Benchmark 2018-B1 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B1

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer as of December 31: Midland Loan Services, a Division of PNC Bank, National Association

Directing Holder: [________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of [a Final] Asset Status Report.

b.	[Final] Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which [a Final] Asset Status Report has been issued. The [Final] Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions under the Pooling and Servicing Agreement on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

“asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Package that is delivered or made available to the Operating Advisor by the Special Servicer pursuant to the Pooling and Servicing Agreement.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event) and each Final Asset Status Report, in each case, delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations and Appraisal Reduction Amount calculations delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement on Asset Status Reports or Major Decision Reporting Packages for a Specially Serviced Loan delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement and with respect to Major Decisions processed by the Special Servicer.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Holder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth in the Pooling and Servicing Agreement or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

PARK BRIDGE LENDER SERVICES LLC

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:
Name:
Title:

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC and CREFI will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 and Annex D-3, respectively, to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 exclude the JPMCB Mortgage Loans.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited

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or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)     Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after January 3, 2018.

(5)     Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

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(6)     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal

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with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)   Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the

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Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)   Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)   No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

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(17)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)   No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on

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adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)   No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)   REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and

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applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)   Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)   Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)   Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)),

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(d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)   Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)   Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of

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Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)   Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than

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an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)   Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)   Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

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With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

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(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)   Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)   No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this

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Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)   Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)   Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)   Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)   Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare

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appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)   Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)   Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)   Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
14	Rochester Hotel Portfolio	(5) Hospitality Provisions	The comfort letters are not assignable or transferrable. The franchisor under the comfort letters for the Marriott Property and the Residence Inn Property are required to issue a replacement comfort letter on the franchisor’s then current form if (i) the existing lender designates a trustee of a trust established in connection with a securitization and (ii) such trustee is not a competitor of franchisor, is not an affiliate of franchisee and provides a written request to franchisor no later than 90 days after the securitization and includes in such request the name and address (and contact information) of the entity for which the replacement comfort letter is issued and the date of the securitization.

27	Starwood Capital Group Hotel Portfolio	(5) Hospitality Provisions	The Mortgage Loan documents contain executed comfort letters in favor of JP Morgan Chase Bank on behalf of the lenders under the related Whole Loan documents. The comfort letters will be enforceable by the securitization to which Note A-1 under the related Whole Loan is transferred (which is the securitization under which the related Whole Loan is serviced), if, either timely notice is provided to the franchisor or timely notice is provided and the franchisor issues a new comfort letter. The comfort letters requiring a new comfort letter in connection with a transfer provide that, subject to the satisfaction of certain conditions, the franchisor is required to issue a new comfort letter in connection with the transfer of the mortgage loan evidenced by Note A-1 to a securitization.

4	Griffin Portfolio	(7) Permitted Liens; Title Insurance	One of the related Mortgaged Properties, Ace Hardware HQ, is subject to a right of first refusal in favor of the sole tenant at such Mortgaged Property, Ace Hardware, in connection with any proposed bona fide offer to purchase such Mortgaged Property, which the Borrower desires to accept. The Ace Hardware right of first refusal is not extinguished by foreclosure; however, pursuant to a subordination, non-disturbance, and attornment agreement, the Ace Hardware right of first refusal does not apply to foreclosure or deed-in-lieu thereof (but would apply to subsequent transfers).

5	Worldwide Plaza	(7) Permitted Liens;	If the Borrower desires to sell the office building included in the Mortgaged Property, or if

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Title Insurance

Borrower (or its members, partners or shareholders) desires to transfer all or substantially all of the interests in the Borrower or if Borrower desires to enter into a net lease of all or substantially all of the building, in each case to a third party, the largest tenant, Nomura Holding America, Inc. (“Nomura”), has a right of first refusal under its lease to purchase the office building or such equity interests, so long as it is leasing at least 750,000 square feet (it currently leases 819,906 square feet) and is not then in default beyond any applicable cure period.  Such right of first refusal expires 24 months prior to the then current expiration date of the Nomura lease (which is currently September 30, 2033) or upon any earlier termination of such lease.  Under the terms of the Nomura lease such right of first refusal does not apply to a foreclosure sale or sale in lieu of foreclosure (or other exercise of remedies) relating to a mortgage encumbering the office building, or to the initial sale by any party acquiring the landlord’s interest in the office building after any such foreclosure, sale in lieu of foreclosure or other exercise of remedies.

14	Rochester Hotel Portfolio	(7) Permitted Liens; Title Insurance

With respect to the Marriott Mortgaged Property, there is a recorded Memorandum of Right of First Refusal with respect to the franchise agreement for the Marriott Mortgaged Property, and in the case of the Residence Inn Mortgaged Property there is a right of first refusal set forth in the related franchise agreement, which states, in each case, that in case of a transfer to franchisor’s competitor of (i) the Mortgaged Property, (ii) the Borrower’s interest in the franchise agreement or (iii) an ownership interest in Borrower or its control affiliate, the franchisor may do any of the following: (1) Acquire the Mortgaged Property for cash at the same price or rent and upon the same terms (if the proposed transfer is a sale or lease of the Mortgaged Property for cash); (2) If the proposed transfer is a purchase or lease of all or a portion of the ownership interests or the assets (including the Mortgaged Property) of Borrower or its control affiliate, or a merger with or into Borrower or its control affiliate, or the acquisition of Borrower’s ownership interest in the Mortgaged Property, or any sale or lease of the Mortgaged Property involving non-cash consideration, or other form of transfer, franchisor (or its designee) will have the right to purchase or lease the Mortgaged Property at the purchase or lease price under terms consistent with such offer as agreed to by

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

the parties; (3) franchisor may place Borrower in default and give notice of its intent to terminate the franchise agreement; or (4) franchisor may consent to such transfer, which consent will be on such terms as franchisor may require, in its sole discretion.

A subterranean portion (located at the subway level) of the building of which the Marriott Mortgaged Property comprises a part was conveyed to the Mayo Foundation in connection with a vertical subdivision. The subdivided portion, referred to as the “Foundation Parcel”, is rectangular in shape and is approximately 70’ by 130’. The subdivision was accomplished pursuant to and is governed by (i) a Declaration of Air and Subsurface Rights (“Declaration”), (ii) Deed and (iii) First Refusal and Option Agreement (“ROFR Agreement”). The County of Olmsted did not provide a separate tax parcel for the Foundation Parcel. The beneficial easements granted in favor of the owner of the Marriott Mortgaged Property (the “Marriott Owner”) over the Foundation Parcel under the Declaration are insured as appurtenant beneficial easements in the lender’s title insurance policy.

The Declaration provides that the Mayo Foundation is responsible for 5% of the real estate taxes, which shall be payable to the Marriott Owner (or, upon notice, delivery jointly to the taxing authority). The Declaration also provides for various cross easements, maintenance obligations and access rights relating to the use and operation of the two parcels. The Marriott Owner is responsible for insuring the entire property (in which case the Foundation Parcel owner, upon demand, must pay 5% of the cost) unless the Foundation Parcel owner has elected to separately insure (or elects to self-insure, which it can do so long as Mayo Foundation owns the Foundation Parcel).

The ROFR Agreement contains a number of purchase options and rights of first refusal affecting the Foundation Parcel, some of which are no longer in effect. The applicable rights are described as follows:

1.   Right of First Refusal: If Mayo Foundation desires to sell all or any portion of the Foundation Parcel and receives a bona fide, third party offer that it is willing to accept, then upon notice to Marriott Owner and its mortgagee,

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Marriott Owner may within 30 days elect to (A) purchase the Foundation Parcel (or applicable portion thereof) at the proposed sale price or (B) purchase the Foundation Parcel (or applicable portion thereof) at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with the fair market valuation set forth in the ROFR Agreement.

2.   Purchase Option: Marriott Owner has an option to purchase the Foundation Parcel on December 31, 2023, as designated by Mayo (options effective December 31, 2003 and December 31, 2013 have lapsed) at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with the fair market valuation set forth in the ROFR Agreement.

3.   Demolition Purchase Option: Marriott Owner has the option to purchase the Foundation Parcel at any time after December 31, 2013 if Marriott Owner intends to demolish the hotel at the Marriott Property, which option is exercised by notice from Marriott Owner to Mayo. If exercised, the price will be a to-be-negotiated price or, if no agreement is reached, a price determined in accordance with the fair market valuation set forth in the ROFR Agreement.

26.03, 26.04	AHIP Northeast Portfolio I – Courtyard by Marriott – Wall at Monmouth Shores; AHIP Northeast Portfolio I – SpringHill Suites – Arundel Mills BWI Airport	(7) Permitted Liens; Title Insurance	Each Mortgaged Property is subject to a franchise agreement with Marriott International, Inc. or its affiliates. The franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the Mortgaged Property or (ii) an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

27.52	Starwood Capital Group Hotel Portfolio – Holiday	(7) Permitted Liens; Title Insurance	In connection with the development of the Mortgaged Property, the Mortgaged Property is subject to a declaration and agreement (the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Inn Express & Suites Terrell

“Declaration”) with the developer of the Mortgaged Property, recorded in June 2006, that provides that the developer has a right to repurchase the Mortgaged Property upon no less than 30 days’ notice and payment of a purchase price equal to the sum of the price paid by the prior owner of the Mortgaged Property in connection with the Declaration and the costs of the improvements on the Mortgaged Property (as described in the Declaration) in the event, among other things, the improvements and facilities on the Mortgaged Property are abandoned or permanently closed, the Borrower fails to use the Mortgaged Property for its intended use for 60 days or more (other than due to a casualty or remodeling) or the Borrower otherwise violates the Declaration (including, among other things, (i) failing to comply with environmental laws, zoning laws, easements and other restrictions applicable to the Mortgaged Property, (ii) encumbering, selling or otherwise conveying or subdividing the Mortgaged Property without the prior written consent of developer, or (iii) failing to maintain the Mortgaged Property in the manner consistent with the remainder of the related shopping center site).

27	Starwood Capital Group Hotel Portfolio	(7) Permitted Liens; Title Insurance	With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates, the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property, the Borrower’s interest in the franchise agreement, an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower to a competitor of the franchisor. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a “Competitor” or an “Affiliate” of a “Competitor” as such terms are defined under the franchise agreement.

40	Village Square	(7) Permitted Liens; Title Insurance	Crown Castle International, a tenant leasing a portion of the Mortgaged Property on which a cell tower is located, has a right of first refusal to purchase its leased premises or the lease. Such right does not apply to a sale of the Mortgaged Property as a whole. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first refusal is inapplicable to any foreclosure or conveyance in

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
lieu of foreclosure.

17	156-168 Bleecker	(11) Condition of Property	A casualty occurred at the Mortgaged Property in July, 2017. The casualty occurred when a contractor for a tenant at the property (“Pieology”) was performing work to prepare for Pieology’s occupancy. The fire damaged Pieology’s premises, several residential apartments in the residential unit of the condominium, and a space that is being leased by the residential unit owner to a third party commercial tenant. In connection with the above casualty, a Summons and Complaint with an Index Number 159359/2017 has been filed by Argonaut Insurance Company as subrogee of 160 Bleecker Street Owners, Inc. (i.e. the owner of the residential unit), as plaintiff against Borrower, various Pieology entities, Pieology’s contractor, et. al., dated October 20, 2017 (the “Resi Legal Action”). The Resi Legal Action seeks a judgment of $1.102 million plus costs and any other damages that the court deems proper.

4	Griffin Portfolio	(13) Condemnation	There is a pending condemnation proceeding at the 64 & 66 Perimeter Center, Atlanta, Georgia Mortgaged Property involving two parking spaces.

17	156-168 Bleecker	(14) Actions Concerning Mortgage Loan	The exception to Representation 11 above with respect to the 156-168 Bleecker Mortgage Loan is also an exception to this Representation 14.

2, 4, 5, 8, 11, 14, 15, 17, 21, 26, 27, 28, 30, 32, 36, 39, 40, 43, 45, 46, 49	All GACC Mortgage Loans	(17) Insurance	All exceptions to Representation 30 are also exceptions to this Representation 17.

5	Worldwide Plaza	(17) Insurance	The threshold used in the Mortgage Loan documents, as it pertains to use of insurance proceeds for repair and restoration in respect of a property loss, is a fixed amount of $60,000,000, instead of the then outstanding principal amount of the Mortgage Loan.

17	156-168 Bleecker	(17) Insurance	Upon a casualty at the Mortgaged Property that damages up to 75% of the rentable space of the building in which the Mortgaged Property is located, the residential unit owners of the related

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
condominium have the power to elect not to restore the building. If the residential unit owners of the condominium elect to restore the building, the condominium board will be required to conduct the restoration. All the insurance proceeds are required to be held and disbursed by a United States based trust company, bank or depository elected by the condominium board with at least an “A” rating from S&P and which has no less than $25 billion in assets.

27	Starwood Capital Group Hotel Portfolio	(17) Insurance

The Borrowers may maintain a portion of the coverage required under the loan documents with insurance companies which do not meet the requirements set forth in the loan documents (“Otherwise Rated Insurers”) in their current participation amounts and positions within the syndicate provided that (1) the Borrowers are required to replace the Otherwise Rated Insurers at renewal with insurance companies meeting the rating requirements set forth in the loan documents and (2) if, prior to renewal, the current AM Best rating of any such Otherwise Rated Insurer is withdrawn or downgraded, the Borrowers are required to replace any Otherwise Rated Insurer with an insurance company meeting the rating requirements set forth in the loan documents.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the original allocated Whole Loan amount for the applicable Mortgaged Property, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

43	Afton Village	(17) Insurance	The Mortgaged Property includes condominium units in various condominiums. With respect to the common elements of such condominiums, including without limitation the related buildings, insurance is maintained by the condominium boards and is not required to meet the requirements of representation 17. In addition, insurance proceeds will be held and disbursed by the condominium board and not by the lender.

17	156-168 Bleecker	(20) No Contingent Interest or Equity Participation	The Mortgage Loan is an ARD loan with a two-year extension option that is exercisable upon satisfaction of certain conditions as provided in the Mortgage Loan documents. If the Borrower exercises such extension option, the interest rate of the Mortgage Loan will step up to an adjusted interest rate and all excess cash flow (after

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
payment of monthly debt service at the initial interest rate and monthly reserves) is required to be applied to first amortize the Mortgage Loan and, thereafter, pay accrued interest.

17	156-168 Bleecker	(25) Local Law Compliance	(25) There are a number of open municipal violations at the Mortgaged Property or at the building in which the Mortgaged Property is located. Pursuant to a post-closing obligations letter, the Borrower has agreed to use commercially reasonable efforts to cause the condominium board to remedy all violations at the Mortgaged Property which are the responsibility of the condominium board pursuant to the condominium documents. With respect to all other violations, the Borrower has covenanted to remedy the same within the time frames set forth in the post-closing letter.

27	Starwood Capital Group Hotel Portfolio	(25) Local Law Compliance	Certain Mortgaged Properties are legal non-conforming with respect to use due to changes in zoning regulations subsequent to their development, and the applicable zoning regulations provide that the related individual Mortgaged Properties may not be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to a casualty or destruction, (a) in the case of the Hampton Inn Danville Mortgaged Property, if such restoration is not started within one year from the date of such damage, (b) in the case of the Larkspur Landing Milpitas Mortgaged Property, if more than 75% of the current value of the structure is destroyed, (c) in the case of Larkspur Landing Sunnyvale Mortgaged Property, if more than 50% of the value of the structure is destroyed, and (d) in the case of the Holiday Inn Arlington Northeast Rangers Ballpark Mortgaged Property, if either of the legal non-conforming use is discontinued for more than 180 days, or more than 50% of the fair market value of the structure is damaged.

14	Rochester Hotel Portfolio	(26) Licenses and Permits	The liquor licenses necessary to operate the Mortgaged Properties are in the name of Rochester Bevflow, Inc., an affiliate of the Borrowers. Rochester Bevflow, Inc. has entered into an agreement with Borrowers to provide services with respect to alcoholic beverage sales at the Mortgaged Properties and also has agreed to cooperate with the transfer or re-issuance of liquor licenses in case of the lender’s exercise of remedies under the Mortgage Loan.

5	Worldwide Plaza	(27) Recourse	There is no recourse for (1) material intentional

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Obligations

misrepresentation, (2) commission of intentional material physical waste at the Mortgaged Property or (3) misappropriation of rents. In addition, recourse for fraud, misapplication or misappropriation of insurance proceeds or condemnation awards and breaches of environmental covenants is only to the Borrowers, not the guarantor. Further, there is no separate environmental indemnitor with respect to the Mortgage Loan.

Recourse to the non-recourse carveout guarantors for bankruptcy or similar events of the Borrowers is capped at 10% of the Whole Loan amount ($94,000,000) plus the costs of enforcement.

In addition, if any guaranteed obligations under the non-recourse carveout guaranty arise solely as a result of the acts or omissions of RXR Realty LLC (“RXR”) or its affiliates (and neither SLG Green Realty Corp. (“SLG”) nor its affiliates participated in any material respect in furthering, or consented in writing to, the acts which gave rise to such guaranteed obligations), then only guarantors affiliated with RXR are liable for such guaranteed obligations under the non-recourse carveout guaranty, and (ii) if any guaranteed obligations arise solely as a result of the acts or omissions of SLG or its affiliates (and neither RXR nor its affiliates participated in any material respect in furthering, or consented in writing to, the acts which gave rise to such guaranteed obligations), then only guarantors affiliated with SLG are liable for such guaranteed obligations under the non-recourse carveout guaranty.

8	Sentinel Square II	(27) Recourse Obligations	There is no separate nonrecourse carve-out guarantor, and no environmental indemnitor other than the borrower.

27	Starwood Capital Group Hotel Portfolio	(27) Recourse Obligations

The carve-out for misapplication, misappropriation or conversion of rents after an event of default, insurance proceeds and condemnation awards is limited to misappropriation of such funds.

The loan documents do not provide for recourse for intentional physical waste of any Mortgaged Property with respect to any acts resulting from the lender’s failure or refusal to allow the Borrowers to use net cash flow for such purposes.

The related guaranty provides that the liability of the nonrecourse carve-out guarantor for

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

breaches or violations of the full recourse provisions related to bankruptcy or insolvency actions under the loan documents is capped at 20% of the outstanding principal amount of the related Whole Loan at the time of the occurrence of such bankruptcy or insolvency action, plus all reasonable third-party costs and expenses actually incurred by the lender in connection with the enforcement of its rights under the guaranty or the other loan documents.

4	Griffin Portfolio	(28) Mortgage Releases

The related Mortgage Loan documents permit the related Borrower, provided no event of default is continuing or would result therefrom, at any time following the earlier of (1) the full disposition of the Mortgage Loan (including all notes or interests therein) by lender (disregarding any risk retained bonds held by lender which are necessary to satisfy credit risk retention requirements) and (2) after expiration of the related lockout period set forth in the related Mortgage Loan agreement, or as otherwise consented to by lender in its reasonable discretion, to substitute (a “Substitution”) one or more related Mortgaged Properties (each, a “Replaced Property” and collectively, the “Replaced Properties”) with one or more replacement properties (each a “Replacement Property”), provided certain conditions are satisfied, including but not limited to:

(a) the Replaced Property must have less than two years remaining on the term of the lease encumbering the property or the substitution of the property must cure a cash sweep period.

(b) the aggregate Allocated Loan Amounts for all Replaced Properties (whether in one more separate Substitutions) during the term of the Mortgage Loan must not exceed $84,375,000;

(c) the Replacement Property must have a net operating income equal to or greater than the net operating income of the Replaced Property immediately prior to such Substitution;

(d) the Replacement Property must be owned in fee;

(e) the Replacement Property must be Class A office or industrial property with similar construction qualities and building amenities as the Replaced Property;

(f) each tenant lease at the Replacement

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Property must have an average remaining lease term of no less than five years and must be leased to a tenant with credit (or whose guarantor under its respective lease has credit) that is better than or equal to the tenant leasing the Replaced Property;

(g) the Replacement Property is located in a top ten metropolitan statistical area (“MSA”) or an MSA equal to or greater than the Replaced Property;

(h) the lender must have received a rating agency confirmation;

(i) delivery of an opinion of counsel to the effect that any REMIC trust holding a portion of the related Whole Loan will not fail to maintain its status as a REMIC as a result of such release;

(j) any tenant at a remaining Mortgaged Property will not have the right to lease space at the Replacement Property; and

(k) if after giving effect to the release and the prepayment of principal pursuant to the Mortgage Loan agreement, the loan-to-value ratio of the related Mortgaged Properties remaining subject to the lien of the related Whole Loan documents is greater than 125%, notwithstanding anything to the contrary in the Mortgage Loan agreement or any other Mortgage Loan document, the outstanding principal balance of the Mortgage Loan must be paid down (without yield maintenance or prepayment premium) by an amount such that the loan-to-value ratio is no more than 125%.

“Allocated Loan Amount” means (a) for a related Mortgaged Property, the amount of the Whole Loan allocated to such related Mortgaged Property, as set forth in a schedule to the Mortgage Loan agreement and (b) with respect to any replacement property added in connection with a substitution pursuant to the Mortgage Loan agreement, the amount of the Whole Loan allocated to such replacement property as determined by lender in its reasonable discretion at the time such replacement property becomes a Mortgaged Property under the Mortgage Loan agreement.

27	Starwood Capital Group Hotel Portfolio	(28) Mortgage Releases

The Whole Loan documents provide for a partial release of individual Mortgaged Properties upon satisfaction of REMIC requirements, accompanied by the payment of a release price equal to 105% of the allocated loan amount of

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
the individual Mortgaged Properties being released, to the extent that the aggregate principal amount of the Whole Loan that has been prepaid is less than $57,727,000.

14	Rochester Hotel Portfolio	(29) Financial Reporting and Rent Rolls	Quarterly rent rolls are only required to be delivered upon the lender’s request.

2, 4, 5, 8, 11, 14, 15, 17, 21, 26, 27, 28, 30, 32, 36, 39, 40, 43, 45, 46, 49	All GACC Mortgage Loans	(30) Acts of Terrorism Exclusion	All exceptions to Representation 17 are also exceptions to this Representation 30.

5	Worldwide Plaza	(30) Acts of Terrorism Exclusion	The Borrowers may obtain terrorism coverage written by Belmont Insurance Company, a non-rated captive insurer, provided certain conditions set forth in the Mortgage Loan documents are satisfied

39, 40, 46, 49	Fresenius Portfolio V, Village Square, Callahan Plaza, Marketplace on Grove	(30) Acts of Terrorism Exclusion	Terrorism coverage is required so long as the lender determines that either (i) prudent owners of real estate comparable to the Mortgaged Properties are maintaining same or (II) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance.

4	Griffin Portfolio	(32) Single-Purpose Entity	Seven of the related Borrowers each was a guarantor under an unsecured credit agreement (referred to in the related Mortgage Loan agreement as the “Prior Loan”) which Prior Loan was paid-off on or before the Mortgage Loan origination date.

17	156-168 Bleecker	(34) Fixed Interest Rates	The exception to Representation 20 is also an exception to this Representation 34.

2	Valencia Town Center	(35) Ground Leases

(35)(b) The Ground Lease expressly provides that the lender’s consent is not required for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, and not affecting the economics of the lease.

(35)(e) Assignment of the Ground Lease is subject to the following conditions: (a) that no event of default under the Ground Lease shall then exist or shall occur as a result of such transfer; (b) that the property or the day-to-day affairs of the tenant shall be managed by one or

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

more Qualified Managers (as defined in the Ground Lease); (c) the tenant shall give the landlord and any fee mortgagee written notice of such transfer, identifying the transferee in reasonable detail, within 30 days of such transfer; (d) that all of tenant’s representations, warranties and covenants shall be true and fulfilled with respect to such proposed transferee; (e) that such transferee of the Ground Lease shall (i) assume and agree in writing to perform and observe all of the terms, covenants and conditions of the Ground Lease to be observed and performed by the tenant first accruing from and after the effective date of the transfer, and to be bound by all of the other provisions of the Ground Lease and (ii) have, or shall have engaged a property manager that has appropriate experience managing properties similar to the premises; (f) that a duplicate original of such assignment and assumption agreement be delivered to the landlord within ten days after the signing and delivery thereof; and (g) that neither such transferee nor any of its affiliates shall be named on any Government List (as defined in the Ground Lease).

27	Starwood Capital Group Hotel Portfolio	(35) Ground Leases

The Hilton Garden Inn Edison Raritan Center Mortgaged Property is subject to a ground lease.

(e) The Ground Lease is not assignable by the successors and assigns of the holder of the Mortgage Loan without the consent of the ground lessor.

(l) The Ground Lease does not provide that the ground lessor under the Ground Lease is required to enter into a new lease with the lender upon the termination of the Ground Lease for any reason other than in the event of a rejection of the Ground Lease in bankruptcy.

21, 36, 30	The Arbors, Goodale Office, Metro Center V	(40) Organization of Borrower	The Borrowers under the following Mortgage Loans are Affiliates: The Arbors, Goodale Office and Metro Center V.

D-2-13

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

5	Worldwide Plaza

D-2-14

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan

5 27	Worldwide Plaza Starwood Capital Group Hotel Portfolio

D-2-15

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

D-2-16

ANNEX D-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

24	Two Harbor Point Square	(7) Permitted Liens; Title Insurance	The related Mortgaged Property is subject to a recorded Environmental Land Use Restriction which prohibits disturbance of the engineered controls and demolition or construction on parts of the Mortgaged Property without first obtaining a release from the Connecticut Department of Energy & Environmental Protection.

38	Pick ‘n Save Appleton WI	(7) Permitted Liens; Title Insurance	In the event the related Mortgagor desires to transfer the Mortgaged Property, and receives a bona fide offer acceptable to Mortgagor, Mortgagor is required, prior to accepting such offer, to offer the Mortgaged Property to the single tenant on the same terms as the offer. The single tenant has waived its right of first refusal with respect to any foreclosure of the Mortgaged Property or deed-in-lieu of foreclosure.

3, 9, 20, 23, 24, 31, 38, 44, 47, 48	All CREFI Mortgage Loans	(17) Insurance; (30) Acts of Terrorism Exclusion	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

38	Pick ‘n Save Appleton WI	(17) Insurance	The Mortgage Loan documents provisionally waive the related Mortgagor’s requirement to provide the all-risk, general liability, business interruption and umbrella liability coverage required under the Mortgage Loan documents provided that the sole tenant maintains insurance policies satisfying the requirements of the Mortgage Loan documents, provided further that (i) the deductible on the insurance maintained by the sole tenant may be $1,000,000, (ii) the self-insured retention on the general liability policy maintained by the sole tenant may be $3,000,000 and (iii) no extended period of indemnity is required to be provided by the sole tenant.

3	The Woods	(27) Recourse Obligations	There is no non-recourse carveout guaranty; the non-recourse carveout obligations under the Mortgage Loan documents obligate the Mortgagor, and the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Mortgagor and related sponsor have executed an environmental indemnity.

3	The Woods	(32) Single Purpose Entity	The Mortgage Loan documents permit revenue from the Mortgaged Property to be held in a custodial account of the related property manager on behalf of the borrower that also contains funds of certain affiliates of the related sponsor, so long as funds in the account have been and are separately identifiable and accounted for as to each item of income and expense applicable to the Mortgaged Property and the related Mortgagor.

9	Spicetree Apartments	(32) Single Purpose Entity	The Mortgage Loan documents permit the revenues from the Mortgaged Property to be held in a bank account in the name of the related property manager, which account may also contain revenues from affiliates of the related Mortgagor, so long as at all times the Mortgagor’s share of the funds in the account can be readily individually identified and the Mortgagor’s revenues are only used or disbursed by or on behalf of the Mortgagor or the Mortgaged Property.

20	Center Promenade	(32) Single Purpose Entity	No non-consolidation opinion was obtained in connection with the origination of the Mortgage Loan.

47, 48	CityLine PA Portfolio CityLine BeCubed	(40) Organization of Borrower	The related Mortgagors are Affiliates.

D-3-2

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

24	Two Harbor Point Square

D-3-3

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

D-3-4

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

D-3-5

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)     Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the Other Securitization), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain

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agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)     Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)     Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since January 3, 2018.

(7)     Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Trust (or, with respect to a Non-Serviced Mortgage Loan,

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to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated

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by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free

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of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the Other Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless

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such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the

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removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)   REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged

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Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)   Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)   Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents

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following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

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(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage

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or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

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(35)   Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

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(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)   ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be

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removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)   Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)   Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)   Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

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(43)   Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily

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property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)   Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)   Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)   Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage

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Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

34	Fairfield Inn & Suites - Panama City Beach	5 (Hospitality Provisions)

The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the Mortgage Loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment, and further provided that the transferee is not a competitor or an affiliate of a competitor (as such term is defined in the comfort letter) of the franchisor or franchisee and is not prohibited or restricted from transacting business by any governmental or legal authority.

42	Best Western Plus - Chalmette	5 (Hospitality Provisions)

The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. However, pursuant to the related franchise agreement, if the lender forecloses on the Mortgaged Property, the lender may become a “member” under the franchise agreement and operate the Mortgaged Property pursuant to the franchise agreement. The loan is fully recourse to the Borrower and the guarantor during any period during which the Mortgaged Property is not operated pursuant to a franchise agreement acceptable to the lender and is recourse for any losses the lender incurs due to the Borrower’s failure to provide the lender with notice of any default under the franchise agreement.

1, 6, 7, 10, 12, 13, 16, 18, 19, 22	90 Hudson, Station Place III, Atrium Center, Radisson Blu Aqua Hotel, Gateway	7 (Lien; Valid Assignment)	The related Mortgages and any related assignments of leases secure the subject

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

	Net Lease Portfolio, Lehigh Valley Mall, 521-523 East 72nd Street, Marriott Charlotte City Center, Miracle Mile Shopping Center and Towers at University Town Center		Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

10	Radisson Blu Aqua Hotel	8 (Permitted Liens; Title Insurance)	Under the hotel management agreement with Radisson Chicago Aqua Management, LLC, if the Borrower intends to effect a transfer of the Mortgaged Property or an equity holder in Borrower intends to effect a transfer of such equity interests (other than a transfer to an affiliate or a transfer by way of or in the nature of a security interest granted in accordance with the management agreement), the Borrower is required to give notice to the manager, and the manager has a right of first offer to acquire the interest described in the notice. The lender, borrower and manager have executed a subordination, non-disturbance and attornment agreement that provides that the terms of the management agreement are subordinate to the lien of the Mortgage Loan documents.

13	Lehigh Valley Mall	8 (Permitted Liens; Title Insurance)	Macy’s ground leases its premises from the Borrower, and the ground lessee has the option to purchase the parcel at any time for the purchase price of $1,337,114.

18	Marriott Charlotte City Center	8 (Permitted Liens; Title Insurance)	Marriott Hotel Services, Inc., the manager of the Mortgaged Property, has a right of first offer to acquire the hotel in the event the Borrower or any party that controls the Borrower decides to transfer the Mortgaged Property (except with respect to any transfer to an affiliate, any initial public offering of the direct or indirect ownership interests in the Borrower or a change of ownership resulting from a foreclosure).

22	Towers at University Town Center	8 (Permitted Liens; Title Insurance)	The Borrower’s interest in the sublease for 162 parking spaces at a neighboring property is not insured by the title policy.

33	Tri State Neighborhood Center	8 (Permitted Liens; Title Insurance)	The lease for ShopRite, the largest tenant at the Mortgaged Property, contains a right of first refusal to purchase the Mortgaged

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Property if the Borrower receives a bona fide offer from any person or entity to purchase the shopping center. The tenant has signed an subordination, non-disturbance and attornment agreement, which subordinates the right of first refusal to the liens of the Mortgage Loan documents and provides that the right will not apply to any foreclosure or deed-in-lieu of foreclosure or any subsequent sale by the lender or its designee.

34	Fairfield Inn & Suites - Panama City Beach	8 (Permitted Liens; Title Insurance)	The franchisor has a right of first refusal in the event of a proposed transfer of the hotel or an ownership interest in the franchise agreement or the Borrower (or a controlling party) to a competitor of the franchisor (as defined in the franchise agreement). Under the comfort letter, such right has been subordinated to a foreclosure so long as the mortgage remains validly recorded and in full force and effect and the lender is a bona fide lender and not a competitor of the franchisor, but it will apply to subsequent transfers.

41	Q-2 Self-Storage	8 (Permitted Liens; Title Insurance)	The lessor under the ground lease encumbering the property has a right of first refusal to the extent the borrower intends to sell its “mini-warehouse” business (consisting of all personal property, equipment, contracts, customer lists, information and other intangibles and goodwill) to a third party. The borrower also has a right of first offer to purchase the fee interest in the property in the event the ground lessor receives a bona fide offer to sell the premises to a third party. The right has been subordinated and will not apply to the lender’s acquisition of leasehold title by foreclosure, assignment in lieu of foreclosure or in the exercise of any remedies available under the security instrument or applicable law, but the right will apply to subsequent transfers.

6	Station Place III	9 (Junior Liens)	Any special purpose, “bankruptcy remote” entity having a 100% direct or indirect ownership interest in the Borrower may incur a mezzanine loan secured by the equity interests of the Borrower upon satisfaction of the following conditions, among others: (i) no event of default is then

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
continuing; (ii) the principal amount of the mezzanine loan may not be greater than an amount equal to the amount which yields (a) a loan-to-value ratio (including the mezzanine loan) that does not exceed 47.6% and (b) a projected debt service coverage ratio (calculated including the mezzanine loan) that is not less than 2.79x; (iii) the lender receives a rating agency confirmation; and (iv) the mezzanine lender enters into a market intercreditor agreement with the lender in form and substance acceptable to the lender in its reasonable discretion.

13	Lehigh Valley Mall	9 (Junior Liens)	The Mortgage Loan documents permit Borrower to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

16	521-523 East 72nd Street	9 (Junior Liens)	The Mortgage Loan documents provide that the sole member of the Borrower is permitted to obtain a single tier of mezzanine debt and pledge its equity interests in the Borrower to secure such debt, upon satisfaction of certain terms and conditions including, without limitation: (i) delivery of an executed intercreditor agreement between the lender and the mezzanine lender in form and substance reasonably acceptable to the lender and the Rating Agencies; (ii) the debt service coverage ratio (based on the trailing 12 month period prior to the origination date of the mezzanine loan) is not less than 1.93x; and (iii) the loan-to-value ratio on the origination date of the mezzanine loan (including the mezzanine loan) is not greater than 59.0%.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1, 6, 7, 10, 12, 13, 16, 18, 19, 22	90 Hudson, Station Place III, Atrium Center, Radisson Blu Aqua Hotel, Gateway Net Lease Portfolio, Lehigh Valley Mall, 521-523 East 72nd Street, Marriott Charlotte City Center, Miracle Mile Shopping Center and Towers at University Town Center	10 (Assignment of Leases and Rents)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.

10	Radisson Blu Aqua Hotel	12 (Condition of Property)	The property condition report obtained at origination recommended certain required repairs at the Mortgaged Property in the amount of $53,295, which included, certain repairs to the electrical systems. The Borrower was not required to reserve any funds at origination of the Mortgage Loan for such deferred maintenance. It is an event of default under the Mortgage Loan documents if the Borrower does not complete such required repairs at the Mortgaged Property by the required deadlines set forth in the Mortgage Loan documents.

12	Gateway Net Lease Portfolio	12 (Condition of Property)	The property condition reports obtained at origination of the Mortgage Loan recommended certain required repairs at the Mortgaged Properties in the aggregate amount of $201,782, which includes, among other repairs, replacement of chain link fence repairs to the windows at the Synchrony Financial Mortgaged Property, repairs to the asphalt pavement at the Vatterott College Mortgaged Property, overlaying and striping of the asphalt pavement at the Gerdau Mortgaged Property and replacement of damaged areas of the concrete pavement at the Sikorsky Aircraft R&D Facility Mortgaged Property. The Borrowers were not required to reserve any funds at origination of the Mortgage Loan for such deferred maintenance. It is an event of default under the Mortgage Loan documents if the Borrowers do not complete such required repairs at each applicable individual Mortgaged Property by the required

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
deadline for each repair as set forth in the Mortgage Loan documents.

22	Towers at University Town Center	15 (Actions Concerning Mortgage Loan)	The related non-recourse carveout guarantor is a defendant in a litigation in which the plaintiff is making a claim for intentional waste at a property securing a loan for which the guarantor is also a guarantor. The case was sent to arbitration but is currently in abeyance, pending the plaintiff’s response. In addition, the guarantor and an indirect owner of the borrower are defendants in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for fraud, negligence and breach of contract and $150,000 for defamation of character. The case is currently under review by the insurance companies and is expected to be sent to arbitration. Based on discussions with the borrower and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.

41	Q-2 Self Storage	15 (Actions Concerning Mortgage Loan)	One of the non-recourse carveout guarantors and an owner of 17.5% of the direct equity interests in the Borrower is subject to a pending lawsuit in state court. The plaintiff has alleged that she contracted with the defendant to advise and assist the plaintiff in connection with the acquisition and management of a self-storage facility. The plaintiff alleges that the defendant breached the related management agreement signed by the parties and has made claims of breach of contract, breach of fiduciary duty, unjust enrichment and self-dealing, among others, against the related guarantor, for unspecified compensatory and exemplary damages.

12	Gateway Net Lease Portfolio	17 (No Holdbacks)	At origination of the Mortgage Loan, $10,720,000 in proceeds were held back in a reserve in connection with the construction at two properties that was on-going at the time of origination. The Borrowers are required to add the properties as collateral for the Mortgage Loan in connection with the release of the reserve.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

18	Marriott Charlotte City Center	17 (No Holdbacks)	At origination, $10,000,000 of the Mortgage Loan proceeds were reserved with the lender to be held as additional collateral for the Mortgage Loan (the “Performance Holdback”). Provided no event of default is continuing as of such date, the lender is required to make the Performance Holdback available to the Borrower as of the date on which the actual net operating income generated from the Mortgaged Property is equal to or greater than $10,000,000 on a trailing 12-month basis. The Performance Holdback was released to the Borrower in accordance with the Mortgage Loan documents in August 2017.

1	90 Hudson	18 (Insurance)	If the Mortgaged Property is ever located in a federally designated “special flood hazard area”, the Mortgage Loan documents require flood hazard insurance in an amount equal to the (1) maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) $10,000,000 dedicated to the Mortgaged Property, commencing upon the date of the policy renewal (December 30, 2017).

6	Station Place III	18 (Insurance)

The Mortgage Loan documents permit the Borrower to obtain insurance through a syndicate of insurers, provided that if such syndicate consists of four (4) or fewer members, at least 75% of the insurance coverage (or 60% if such syndicate consists of five (5) or more members) is required to be provided by insurance companies having a rating of “A” or better by S&P and “A3” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:X” by AM Best), and all remaining insurers are required to have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or if Moody’s does not rate such insurer, at least “A:VIII” by AM Best).

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is 5% of the outstanding principal balance of the Whole Loan, rather than 5% of the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

outstanding principal balance of the Mortgage Loan.

7	Atrium Center	18 (Insurance)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is 5% of the original principal amount of the related Mortgage Loan, rather than 5% of the then outstanding principal amount.

10	Radisson Blu Aqua Hotel	18 (Insurance)

The Mortgaged Property consists of one parcel contained within a vertical subdivision ownership structure. Pursuant to the terms of a reciprocal easement agreement affecting the Mortgaged Property, insurance proceeds from a casualty affecting more than one portion of the building are required to deposited with a “Depositary” as defined in the reciprocal easement agreement. The Mortgage Loan agreement provides that the Borrower is required to use commercially reasonable efforts to cause any Depositary to be an “Eligible Institution” as defined in the Mortgage Loan agreement, and the Borrower may not vote in favor of or otherwise approve any such Depositary unless such Depositary is an “Eligible Institution”. Under the reciprocal easement agreement, the Depositary is required to be appointed by owner for whose benefit monies are being jointly held and one of the then-five largest banks or trust companies with principal offices in Chicago, Illinois or another bank or trust company agreed to by the owners.

So long as Radisson Chicago Aqua Management, LLC is the property manager (“Manager”), the Borrower is permitted to cause Manager to provide coverage under the Radisson master insurance program, provided the Borrower submits to lender (i) certificates of insurance, (ii) the lender endorsements required under the Mortgage Loan documents, and (iii) other standard evidence as provided by Radisson. In addition, the Borrower is permitted to pay premiums on quarterly installments to the insurance company and/or the insurance agent/broker provided the Borrower submits to the lender proof of payment of each and

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

every installment as such installments become due and payable.

12	Gateway Net Lease Portfolio	18 (Insurance)	The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is, with respect to each individual Mortgaged Property, the greater of (i) $1,500,000 and (ii) 5% of the allocated Whole Loan amount, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

13	Lehigh Valley Mall	18 (Insurance)

The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Borrower delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents).

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

16	521-523 East 72nd Street	18 (Insurance)

The Mortgage Loan documents permit the Borrower to obtain multi-layered insurance policies with the following ratings requirements: (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance carrier, with no carrier below “BBB” and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance carrier or (B) if five (5) or more insurance companies issue the policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance carrier, with no carrier below “BBB” and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and the applicable insurance carrier.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $4,000,000, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

18	Marriott Charlotte City Center	18 (Insurance)	The threshold above which the lender has the right to hold and disburse any insurance proceeds is $3,000,000, instead of 5% of the then-outstanding principal amount of the Mortgage Loan.

29	Honey Creek Marketplace	18 (Insurance)	To the extent: (i) the lease for Academy Sports (the “Academy Sports Lease”) is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the Academy Sports Lease, (iii) Academy Sports maintains the insurance required under the Mortgage Loan documents, including but not limited to naming the lender as mortgagee/loss payee on all such insurance as required under the Mortgage Loan documents (with the exception of the Academy Sports all other perils deductibles, which may be $100,000), and (iv) the Borrower has provided to the lender evidence satisfactory to the lender that Academy Sports maintains in full force and effect the insurance described in clause (iii) above (subsections (i), (ii), (iii) and (iv), collectively, “Tenant Insurance Conditions”), then the Borrower will not be required to maintain the coverage required under the Mortgage Loan documents with respect to the portion of the improvements demised pursuant to the Academy Sports Lease; provided, however, if at any time, any of the Tenant Insurance Conditions are no longer satisfied, then the Borrower will be required to obtain all insurance which satisfies all of the requirements of the Mortgage Loan documents; provided further that, and

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

notwithstanding anything to the contrary herein, in the event any portion of the improvements demised pursuant to the Academy Sports Lease are currently or at any time in the future located in a federally designated special flood hazard area, the Borrower will be responsible for maintaining flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended.

33	Tri State Neighborhood Center	18 (Insurance)	The requirement for the Borrower to provide insurance meeting the requirements contained in the Mortgage Loan agreement is suspended with respect to the portion of the Mortgaged Property leased by the largest tenant, ShopRite, to the extent (i) the applicable lease is in full force and effect, (ii) no default exists under the lease beyond any applicable notice and cure periods, (iii) the tenant maintains the insurance policies required under the Mortgage Loan agreement with respect to its building and such insurance policies fully comply with the applicable sections of the Mortgage Loan agreement at all times, including, but not limited to, the lender being named as mortgagee/loss payee (“Tenant Insurance Conditions”). If, at any time and from time to time during the term of the Mortgage Loan, any of the Tenant Insurance Conditions are not satisfied, the Borrower is required to obtain, at its sole cost and expense, any and all insurance as required to bring the insurance coverage into full compliance with all of the terms and conditions of the Mortgage Loan agreement and to provide coverage that will pay proceeds in an amount sufficient to restore the ShopRite building to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by the tenant. Such insurance is required to either be (x) “primary” insurance coverage in the event that the tenant does not provide the insurance coverage required in the Mortgage Loan agreement, or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

coverage then in existence, in either case, as is necessary to bring the insurance coverage for the building into full compliance with all of the terms and conditions of the Mortgage Loan agreement.

12	Gateway Net Lease Portfolio	19 (Access; Utilities; Separate Tax Lots)	The FedEx Baltimore Mortgaged Property is part of a larger tax parcel. Under the related ground lease, the ground lessor has agreed to obtain a separate tax parcel for the Mortgaged Property. The Borrower is required to use commercially reasonable efforts to cause the ground lessor to comply with its agreement, but the Borrower is not required to threaten or declare a default by the ground lessor. Within five business days of the creation of the new tax parcel by the county, the Borrower is required to deliver a separate tax parcel endorsement to the title policy with respect to the Mortgaged Property.

13	Lehigh Valley Mall	26 (Local Law Compliance)	The use of the Mortgaged Property as a shopping mall is a non-conforming use that generally requires approval of the applicable Zoning Hearing Board. According to the related zoning report, the Mortgaged Property has not received a Zoning Hearing Board Approval. However, the zoning report indicates that the Mortgaged Property was developed in the 1970s prior to such requirement becoming effective and, therefore, the Mortgaged Property is permitted for a special exception use and considered legal non-conforming. The related zoning code provides that, in the event of casualty or condemnation of any property with a non-conforming use, such property may not be restored, reconstructed or used as before except in strict compliance with the zoning regulations of the zoning district in which the Mortgaged Property is located, unless such restoration, reconstruction or use commences within six months from the date of the damage and is brought to completion within a reasonable period of time after such time. The Borrower was required to obtain law and ordinance insurance coverage in accordance with the Mortgage Loan documents.

16	521-523 East 72nd Street	26 (Local Law Compliance)	The Mortgaged Property is legal non-complying as to use for portions of the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Mortgaged Property. A portion of the Mortgaged Property is zoned for residential purposes and a portion of the Mortgaged Property is zoned for light manufacturing purposes, and residential uses are not permitted in the area zoned for industrial use. The building is a mixed-use building with office components and a multifamily component. The Mortgaged Property is also legal non-conforming with respect to exceeding the maximum floor area ratio and encroachments into setback requirements. The applicable zoning code provides that in the event of a casualty of 50% or more of the total floor area, the Borrower will be permitted to (i) repair the building and continue the existing use or (ii) reconstruct the building, but only for a conforming use, provided that there is no new non-compliance with zoning laws or any increase in the degree of non-compliance with zoning laws.

1	90 Hudson	28 (Recourse Obligations)

The carve-out for material physical waste is limited to intentional material physical waste caused by the Borrower, its affiliated fee owner, its principal or the guarantor.

The loss carve-out with respect to insurance proceeds, condemnation awards, or rents following an event of default is limited to misappropriation or conversion and does not include misapplication.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to voluntary transfers in contravention of the Mortgage Loan documents or a change of control of the Borrower.

The obligations and liabilities of the Borrower and the guarantor under the environmental indemnity with respect to any unasserted claim will terminate twelve (12) years after the full payment of the Mortgage Loan, provided that at the time of such payment (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the lender or any other indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the lender shall have received, at the expense of the Borrower or the guarantor, an updated Phase I environmental report for the Property (and, if recommended under any such Phase I environmental report, a Phase II environmental report for the Mortgaged Property) dated within ninety (90) days of the requested release showing no actual or threatened: (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, which has not been cured in accordance with applicable environmental laws, (B) administrative processes or proceedings or judicial proceedings concerning any matter addressed in the indemnity, or (C) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws.

6	Station Place III	28 (Recourse Obligations)

There is no separate nonrecourse carve-out guarantor, and the Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

The carve-out for waste is limited to intentional material physical waste of the Mortgaged Property.

The carve-out for misapplication, misappropriation or conversion of rents following an event of default, insurance proceeds and condemnation awards is limited to the intentional misappropriation, misapplication or conversion of such

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

amounts and expressly excludes (i) distributions made by the Borrower to its affiliates during such time that an event of default is not continuing so long as prior to the making of any such distribution, the Borrower has paid all amounts then required to be paid in accordance with the Mortgage Loan documents, or (ii) payments made prior to the occurrence of an event of default to affiliates of the Borrower under any contract or agreement to the extent such contract is not prohibited by the terms of the Mortgage Loan documents or is otherwise approved by the lender.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The indemnification obligations of the Borrower under the environmental indemnity will terminate two (2) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, the Borrower furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and the Rating Agencies (provided that an environmental report (i) in the form and substance of the environmental report delivered at origination and (ii) prepared by the environmental consultant that prepared the environmental report delivered at origination are deemed approved), which updated environmental report(s) disclose(s), as of the date of such repayment, no actual or threatened (other than as disclosed in the report) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or its operations, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

7	Atrium Center	28 (Recourse Obligations)

There is no separate nonrecourse carve-out guarantor, and the Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

The obligations and liabilities of the Borrower with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim after the date that is twenty-four (24) months after payment in full of the related Mortgage Loan, provided that: (i) the related Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of any related Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) the indemnitee has received, at the Borrower’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.

The existence of the environmental insurance policy related to the Mortgaged Property will not defer, limit or otherwise affect the obligations and liabilities of the Borrower with respect to environmental matters, but to the extent the obligations or liabilities would fall within the claims insured by the environmental policy and the lender has been added as an additional insured to the policy, the lender is required to use commercially reasonable efforts to collect any losses from the policy prior to enforcing the environmental indemnity.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

The loss carve-out with respect misapplication, misappropriation or conversion to insurance proceeds, condemnation awards, or rents following an event of default is limited to misapplication or conversion of such amounts and does not include misappropriation, and the Mortgage Loan documents provide that the application of rents to reasonable and customary operating expenses will not be considered misapplication or conversion.

10	Radisson Blu Aqua Hotel	28 (Recourse Obligations)

The Mortgage Loan documents provide that there will be no liability against the Borrower or the guarantor for losses that are consequential, speculative, special or punitive damages.

The loss recourse carve-out for intentional misrepresentation is limited to intentional material misrepresentation.

The loss recourse carve-out for material physical waste is limited to intentional material physical waste, and liability is limited to the extent net operating income made available to the Borrower was sufficient to pay such charges (unless such insufficiency arises from the intentional misappropriation or conversion of revenues).

The Mortgage Loan documents do not provide for a loss recourse carve-out for security deposits not delivered to lender upon foreclosure or action in lieu thereof.

The full recourse carve-out for transfers made in violation of the Mortgage Loan documents excludes a transfer made by a receiver appointed at the Mortgaged Property so long as none of the Borrower, the guarantor nor any of their affiliates will have colluded with or consented to or cooperated in such transfer or any lease at the Mortgaged Property (other than a lease for substantially all of the Mortgaged Property) entered into in violation of the Mortgage Loan documents.

The obligations and liabilities of the Borrower and the guarantor under the environmental indemnity shall terminate and be of no further force or effect with respect

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

to any unasserted claim when all of the following conditions are satisfied in full: (i) three years have elapsed since the date on which the indebtedness (other than those portions of the indebtedness which expressly survive repayment in full of the Mortgage Loan) was repaid in full in accordance with the Mortgage Loan documents, (ii) the Borrower or the guarantor has delivered to indemnitee an updated Phase I environmental site assessment for the property in form and substance reasonably satisfactory to indemnitee, dated no earlier than 30 days prior to the date of such delivery, prepared by a qualified environmental consultant reasonably satisfactory to the lender and indicating that no recognized environmental conditions exist at the Mortgaged Property (including, without limitation, the presence of mold, asbestos containing materials or lead based paint in a condition requiring remediation or abatement) (other than environmental conditions disclosed in the environmental report), (iii) no claim is pending or outstanding against the Borrower or the guarantor or the Mortgaged Property (other than a claim with respect to an act or omission to act which occurred or is alleged to have occurred after the transfer of title to the Mortgaged Property by the borrower to a third party), asserting that Borrower, the guarantor or the Mortgaged Property is in violation of any environmental law or that borrower or the guarantor is required to report, investigate, remediate or otherwise respond to any hazardous substances with respect to the Mortgaged Property and (iv) no claim is pending or outstanding by or against borrower or the guarantor (and no claim has been threatened in writing against the Borrower or the guarantor) with respect to the indemnified matters covered by the environmental indemnity.

12	Gateway Net Lease Portfolio	28 (Recourse Obligations)	There is no separate nonrecourse carve-out guarantor, and the Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

The carve-out for waste is limited to material intentional physical waste of any Mortgaged Property.

13	Lehigh Valley Mall	28 (Recourse Obligations)

The obligations and liabilities of the nonrecourse carve-out guarantor is capped at $40,000,000 under the non-recourse carve-out guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty. Such recourse cap applies only to the current guarantor and does not extend to any replacement guarantor provided in accordance with the Mortgage Loan documents.

The carve-out regarding waste is limited to arson or material physical waste intentionally committed by the Borrower.

The carve-out for willful misconduct is limited to willful misconduct by the Borrower in connection with the Mortgage Loan.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or misapplication of such amounts is a loss carve-out, subject to any and all cure rights in the Mortgage Loan documents.

The Borrower and the guarantors will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-out in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Borrower’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Borrower or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Borrower’s debts and liabilities as they become due and payable from sources

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the Borrower, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Borrower through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

The obligations and liabilities of the related Borrower and guarantor with respect to environmental issues will terminate and be of no further force and effect upon payment in full or full defeasance of the Mortgage Loan, provided the Borrower delivers to the lender a Phase I environmental report in form and substance, and from an engineer reasonably acceptable to the lender and dated no earlier than the date on which the Mortgage Loan is paid or defeased in full.

16	521-523 East 72nd Street	28 (Recourse Obligations)

The loss carve-out for intentional misrepresentation is limited to intentional material misrepresentation.

The loss carve-out with respect to insurance proceeds, condemnation awards, or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The indemnification obligations of the Borrower and the guarantor under the environmental indemnity will terminate two (2) years after the full and indefeasible payment by the Borrower or the guarantor of the Mortgage Loan, provided that at the time of such payment, the Borrower or the guarantor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to the lender and acceptable to the Rating Agencies, which updated environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the lender by the Borrower and the guarantor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, which has not been cured in accordance with applicable environmental laws, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the environmental indemnity, or (D) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws.

18	Marriott Charlotte City Center	28 (Recourse Obligations)

The carve-out for material physical waste is limited to intentional material physical waste.

The loss carve-out for misapplication of any insurance proceeds, condemnation awards, or any rents is limited to the extent such misapplication remains uncured after five (5) days’ written notice from the lender to the Borrower.

The full recourse carve-out for filing an answer consenting to or otherwise acquiescing in or joining in any involuntary bankruptcy petition permits such action if (i) made with express written consent of or at the direction of the lender or (ii) required pursuant to a court order or required in order to preclude a claim of perjury.

The indemnification obligations of the Borrower and the guarantor under the environmental indemnity will terminate three years after the full payment of the Mortgage Loan, provided (i) between the date of the environmental indemnity and prior to the date of the proposed release, there has been no change in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the loan has been paid in full, (ii) the Mortgage Loan is paid in full in the ordinary course, (iii) the lender receives a Phase I environmental site assessment report dated no more than ninety (90) days prior to the proposed

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

release date in scope reasonably satisfactory to the indemnitee by an environmental consulting firm reasonably satisfactory to the lender, with respect to the Mortgaged Property which concludes that there is no evidence that the Mortgaged Property contains any hazardous substances in violation of applicable environmental laws and that the Mortgaged Property is not subject to any significant risk of contamination from any off site hazardous substances in violation of the representations, warranties and covenants set forth in the indemnity, as reasonably determined by the lender, and (iv) no event of default exists and is continuing.

19	Miracle Mile Shopping Center	28 (Recourse Obligations)

The nonrecourse carve-out guarantor is not a party to the environmental indemnity agreement. The Borrower has signed the environmental indemnity agreement and obtained an environmental insurance policy.

The Mortgage Loan documents provide that there is no recourse to the Borrower or guarantor for breaches or violations of the non-recourse carveout provisions in the Mortgage Loan documents arising solely from the insolvency of the Borrower (other than with respect to any full recourse carve-out that was triggered by a bankruptcy action or the Borrower’s failure to maintain adequate capital).

The carve-out for waste is limited to physical waste to the Mortgaged Property caused by the intentional acts or intentional omissions of any Borrower party.

Transfers of indirect ownership interests in one or more of ALTO Fund II LLC, a Delaware limited liability company, and ALTO Fund III Holding LP, a Delaware limited partnership (the “ALTO Funds”) where (a) the Borrower did not provide the requisite notice required under the Mortgage Loan documents and (b) after giving effect to any such transfer, between 20% and 49% in the aggregate of the direct or indirect ownership interests in the Borrower, any required single purpose principal entity or any guarantor that is not a natural person would be owned by a person or entity (together with its affiliates), which did not own between 20% and 49% of the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

direct or indirect ownership interests in such parties, as applicable, on the origination date or as a result of other equity transfers previously made in accordance with the terms and provisions of the Mortgage Loan agreement, will trigger a carve-out for losses under the Mortgage Loan documents. All other prohibited transfers (other than transfers for which the Borrower did not provide the requisite notice) trigger full recourse liability under the Mortgage Loan documents.

The obligations of the Borrower under the environmental indemnity will terminate (other than with respect to any outstanding unfulfilled obligations or claims that have been made) on a date which is no earlier than thirty (30) months after the date on which the Mortgage Loan is timely repaid in full in the ordinary course of business with the Borrower having satisfied all of its payment and performance obligations under the Mortgage Loan documents when each of the following conditions have been fully-satisfied, as determined by the lender in its reasonable discretion: (a) there has not occurred any foreclosure, deed-in-lieu of foreclosure or similar transfer of title to the Mortgaged Property; (b) the Borrower delivers to the lender an environmental site assessment report reasonably acceptable to the lender prepared by a properly licensed environmental consultant acceptable to the lender evidencing no contamination by hazardous substances and no violation of any environmental laws with respect to the Mortgaged Property; (c) there is no known or suspected contamination of the Mortgaged Property due to any hazardous substances; and (d) there are no outstanding claims, suits or demands existing or threatened with respect to any hazardous substances or under any environmental laws relating to the Mortgaged Property.

22	Towers at University Town Center	28 (Recourse Obligations)	The obligations and liabilities of the Borrower and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim two (2) years after the date on which the debt has been paid in full, subject to satisfaction of the following

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

conditions are satisfied in full: (i) the debt has been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the debt is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the debt is paid in full, and (iii) the indemnitee has received, at the expense of the Borrower or the guarantor, an updated Phase I environmental report reasonably acceptable to the indemnitee dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.

33	Tri State Neighborhood Center	28 (Recourse Obligations)	The nonrecourse carve-out guarantor is not a party to the environmental indemnity agreement. The Borrower has signed the environmental indemnity agreement and obtained an environmental insurance policy. The environmental indemnity requires that the lender pursue a claim against the insurance policy prior to invoking its rights against Borrower for environmental loss or damage. If (i) the policy does not fully cover the applicable loss (including, without limitation, if the insurance company has denied coverage or refused in writing the defense of any claim after a written claim is made), (ii) such claim is not paid in full within 120 days, (iii) the lender, in its sole discretion, determines that the insurance company issuing the policy has not or will not take such appropriate steps to pay such claim in full or (iv) the lender determines that any delay experienced by the lender in recovering under the policy will have, or is expected to have, a material adverse effect on the Borrower or the Mortgaged Property, then the lender may invoke its rights against the Borrower for such environmental loss or damage.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

The carve-out for material physical waste is limited to the extent there is sufficient cash flow available to prevent such waste, so long as any such insufficiency does not result from the misappropriation, misapplication or conversion of revenues by the Borrower, its single purpose entity principal (if required), the guarantor or any of their affiliates.

Failure to deliver any notice or other ministerial action that is required under the Mortgage Loan agreement with respect to any transfer will not trigger full recourse liability under the Mortgage Loan documents, provided that such notice is provided or action is taken, as applicable, within 10 business days following such transfer.

34	Fairfield Inn & Suites - Panama City Beach	28 (Recourse Obligations)	The carve-out for material physical waste is limited to the extent there is sufficient cash flow available to prevent such waste, so long as any such insufficiency does not result from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

37	Hampton Inn Glenwood Springs	28 (Recourse Obligations)	The indemnification obligations of the Borrower and the guarantor under the environmental indemnity will terminate three (3) years after the full and indefeasible payment by the Borrower of the Mortgage Loan, provided that at the time of such payment, the Borrower and/or the guarantor furnishes to the indemnitee, at sole cost and expense of the Borrower and/or the guarantor, a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to Indemnitee and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Borrower or the guarantor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.

12	Gateway Net Lease Portfolio	29 (Mortgage Releases)	The Borrowers are permitted to release individual Mortgaged Properties from the lien of the related security instruments, upon satisfaction of the REMIC requirements, with a prepayment of a portion of the Whole Loan in accordance with the Whole Loan documents, which includes, without limitation, payment of a release price of 110% of the allocated loan amount and the yield maintenance premium, if applicable.

13	Lehigh Valley Mall	29 (Mortgage Releases)	The Borrower is permitted to release a portion of the Mortgaged Property consisting of the parcel ground leased to Macy’s from the lien of the related security instrument in connection with the exercise by Macy’s of the purchase option in its lease and upon satisfaction of certain terms and conditions in the Mortgage Loan documents including, without limitation, the partial prepayment of the Whole Loan with a yield maintenance premium (if the release occurs prior to the expiration of the defeasance lockout period) or partial defeasance (if the release occurs after the expiration of the defeasance lockout period) of the Whole Loan of an equal to 100% of the gross cash proceeds received by the Borrower from Macy’s (net of any reasonable and customary closing costs actually incurred by the borrower in connection with such sale to Macy’s) with respect to the exercise by Macy’s of the purchase option in accordance with the Macy’s lease. The Mortgage Loan documents permit the Borrower to deposit the release price into a reserve fund. The related appraisal allocated a value of $1,230,000 to the Macy’s parcel.

18	Marriott Charlotte City Center	30 (Financial Reporting and Rent Rolls)	The Mortgage Loan documents provide that for so long as Marriott Hotel Services, Inc. or another unaffiliated qualified manager is

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

managing the Mortgaged Property, the annual financial statements of Borrower and its operating lessee are not required to be audited.

6	Station Place III	31 (Acts of Terrorism Exclusion)	If Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended, or a similar or subsequent statute is not in effect, the Borrower is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Borrower is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (based on the cost to purchase a stand-alone, not blanket, policy), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

7	Atrium Center	31 (Acts of Terrorism Exclusion)

If Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor similar statute) or a similar or subsequent statute is not in effect, the

Borrower is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Borrower is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents on a stand-alone basis (without giving effect to the cost of terrorism components of such insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

10	Radisson Blu Aqua Hotel	31 (Acts of Terrorism Exclusion)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor or similar statute) is not in effect, the Borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required under the Mortgage Loan documents, but in such event the Borrower will not be required to

E-2-27

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

spend on terrorism insurance coverage more than 200% of the amount of the insurance premium that is payable at such time in respect of the all-risk coverage required under the Mortgage Loan documents on a stand-alone (not a blanket) basis, and if the cost of terrorism insurance exceeds such amount, the Borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

13	Lehigh Valley Mall	31 (Acts of Terrorism Exclusion)

If the insurance policies contain an exclusion for acts of terrorism and the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, the Borrower is required to obtain a stand-alone policy that provides the same coverage as if such exclusions did not exist, provided that the premiums for terrorism coverage are capped at two (2) times the cost of then current property insurance premiums (based on the cost to purchase a stand-alone policy and excluding the wind and flood components of such policy) on terrorism coverage, and if the premiums exceed the foregoing cap, Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such cap.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000).

16	521-523 East 72nd Street	31 (Acts of Terrorism Exclusion)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any replacement, reauthorization or extension law is no longer in effect, then the Borrower is required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but the Borrower is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan agreement (without giving effect to the cost of terrorism, wind and earthquake

E-2-28

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

components of such insurance), and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. If the premium exceeds the foregoing cap, the lender may, at its option, (i) purchase a stand-alone terrorism policy, with the Borrower paying such portion of the premium equal to the cap or (ii) modify the deductible amounts, policy limits and other required policy terms to reduce the premium payable to the amount of the cap.

25	Valley Crossing	31 (Acts of Terrorism Exclusion)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or any similar or subsequent statute is not in effect, the Borrower will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required under the Mortgage Loan documents, but in such event the Borrower will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable at such time in respect of the all-risk coverage and business income/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism coverage), and if the cost of terrorism insurance exceeds such amount, the Borrower will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. Lender is required to accept terrorism insurance with coverage against acts which are “certified” within the meaning of the applicable statute.

29	Honey Creek Marketplace	31 (Acts of Terrorism Exclusion)	If TRIPRA (or any successor or similar statute) is discontinued or not renewed, the Borrower will not be required to spend, for terrorism insurance coverage, more than 200% of the amount of the then-current annual premiums under a stand-alone all-risk policy (including property/casualty coverage and loss of rents/business interruption coverage, but excluding any terrorism, wind, earthquake and flood components of such annual premiums) (“Terrorism Cap”) and if the cost exceeds such Terrorism Cap, the Borrower shall purchase the maximum amount of coverage

E-2-29

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

available with funds equal to the Terrorism Cap.

33	Tri State Neighborhood Center	33 (Single-Purpose Entity)	The Borrower previously owned certain real property which was transferred to an affiliate prior to the origination date.

6	Station Place III	34 (Defeasance)	The Mortgage Loan documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees), but the Mortgage Loan documents provide that such costs and expenses will be limited to an aggregate maximum amount of $50,000 plus the reasonable third party costs and expenses of accountants, attorneys and the Rating Agencies.

13	Lehigh Valley Mall	34 (Defeasance)	The Mortgage Loan documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.

12	Gateway Net Lease Portfolio	36 (Ground Leases)

The ground lease for the GoDaddy Mortgaged Property allows for amendments to the ground lease without the lender’s consent. The lender required that the Borrower include a special member in its organizational structure, and the special member’s consent is required for any amendments, modifications, terminations or surrender of the related ground lease.

The ground lease for the Sikorsky Mortgaged Property provides for a new lease in the event of a termination of the ground lease or rejection of the ground lease in a bankruptcy proceeding to the extent the rights of the leasehold mortgagee may be preserved only through the issuance of a new lease.

The ground lease for the Hitachi Mortgaged Property, upon any termination of the ground lease by the ground lessee or rejection of the ground lease in a

E-2-30

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

bankruptcy proceeding, either the leasehold mortgagee or the Borrower is entitled to a new ground lease on substantially the same terms for the remaining term of the ground lease.

The term of the ground lease for the Hitachi Mortgaged Property extends 16 years beyond the maturity date of the Mortgage Loan.

Under the ground leases for the Hitachi and Sikorsky Mortgaged Properties, only assignments to an acquiring or merging company are permitted without consent. The Borrowers have the right to mortgage their respective leasehold estates and foreclosures or deeds-in-lieu are permitted without the related ground lessor’s consent, provided that the related leasehold mortgagee delivers a written assumption of all of the related Borrower’s obligations and liabilities under the related ground lease.

The ground lease for the FedEx Mortgaged Property provides that the leasehold mortgagee is entitled to a new lease in the event of a termination of the ground lease, but the ground lease does not expressly address rejection of the lease in a bankruptcy proceeding.

The ground lease for the GoDaddy Mortgaged Property provides that the leasehold mortgagee is entitled to a new lease only in the event the leasehold mortgagee acquires title to the leasehold estate of the Borrower. In addition, the ground lease is silent with respect to a leasehold mortgagee holding and disbursing insurance proceeds. The Mortgage Loan documents require that the Borrower deposit and apply any insurance proceeds in accordance with the Mortgage Loan documents.

22	Towers at University Town Center	36 (Ground Leases)	The property is partially secured by a subleasehold on a ground lease of 162 parking spaces at a neighboring property. The expiration date of the ground lease is June 30, 2045, and the expiration date of the sublease is June 30, 2035, neither of which is more than 20 years beyond the

E-2-31

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

maturity date of the loan of December 1, 2027.

The ground lease requires a mortgagee to be an institutional lender.

With respect to the ground lease, the tenant may assign solely in connection with a sale of the Metro III Building which is located adjacent to the parking spaces. Otherwise, the landlord consent, not to be unreasonably withheld, is required. With respect to the sublease, the subtenant may assign only in connection with conveyance of title.

Mortgagee is not entitled to notices of any default.

Subletting is permitted only with the landlord’s consent at the landlord’s sole discretion.

No estoppel for the ground lease or the sublease was obtained in connection with the Mortgage Loan.

The parking spaces are not required for zoning compliance or for the operation of the Mortgaged Property. Accordingly, the income from the subleased parking spaces was not included for underwriting; however, expenses from the same property were included.

41	Q-2 Self-Storage	36 (Ground Leases)

The ground lease may be terminated by the ground lessor for a default by Borrower, but the lender is entitled to a new lease upon such termination pursuant to the terms of the ground lease. The lender is also entitled to receive written notice of any default at the same time such notice is given to Borrower, and no notice of default will be effective unless delivered to the lender.

The ground lessor has the right to encumber its fee estate pursuant to the terms of the ground lease, and the ground lease requires that it be subordinated to such mortgage (conditioned upon non-disturbance in favor of Borrower). The ground lessor has agreed that, notwithstanding the provisions of any fee mortgage, insurance proceeds and condemnation awards are applicable in

E-2-32

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

accordance with the lender’s leasehold mortgage.

The lender has the right without the consent of the ground lessor, but upon thirty (30) days written notice to the lessor, to acquire Borrower’s leasehold interest by foreclosure, assignment in lieu of foreclosure or otherwise, provided that the lender assumes all obligations of Borrower under the ground lease. The lender has the right to further assign such leasehold interest following acquisition of leasehold title only with the prior written consent of the ground lessor, which consent may not be unreasonably withheld, conditioned or delayed; provided, that the following factors are deemed to be reasonable grounds for the ground lessor to consider in determining whether to grant its consent to a proposed assignee: (i) the proposed assignee or its principals has a net worth of no less than $1,500,000; (ii) use of the Mortgaged Property by the proposed assignee must be for self-storage and other ancillary uses, and in all cases, in compliance with the use or uses permitted by the ground lease; and (iii) the proposed assignee or its principals (or any manager appointed by the proposed assignee) must have experience in managing and operating self-storage facilities similar to the Mortgaged Property.

12	Gateway Net Lease Portfolio	39 (Rent Rolls; Operating Histories)	The operating histories and rent roll delivered at origination of the Mortgage Loan were not certified by the Borrower or guarantor. The Borrower did represent and warrant that the operating histories and rent roll delivered at origination were true and correct in all material respects as of the origination date in the Mortgage Loan agreement.

6	Station Place III	43 (Environmental Conditions)	The Borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Ironshore Specialty Insurance Company, with individual and aggregate claim limits of $10 million and a $100,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of June 1, 2019. The Mortgage Loan documents require the

E-2-33

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

Borrower, at all times during the term of the Mortgage Loan, to either (i) maintain a stand-alone environmental insurance policy with aggregate and individual limits of not less than $2,000,000 and a deductible or self-insured retention of $50,000, with the same coverages and endorsements as the policy delivered at origination or (ii) deliver an environmental indemnity from a guarantor acceptable to the lender, except that the Borrower is permitted to renew or replace the existing policy with the environmental coverage prior to its expiration.

12	Gateway Net Lease Portfolio	43 (Environmental Conditions)	The Borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Great American E&S Insurance Company, with individual claim limits of $5 million, an aggregate claim limit of $35 million and a $50,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 19, 2027.

19	Miracle Mile Shopping Center	43 (Environmental Conditions)	The Borrower obtained an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual and aggregate claim limits of $5 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of September 7, 2030.

33	Tri State Neighborhood Center	43 (Environmental Conditions)	The ESA obtained at origination indicated that, based on reports prepared by prior consultants, a dry cleaner formerly located in the Tri-State Mall operated from 1969, when the mall was constructed, until 1996. Groundwater contamination from solvents related to dry cleaning operations was detected in one overburden potable water supply well. Environmental investigations commenced at the Mortgaged Property in October 1994, and a Remedial Investigation Report (RIR), Remedial Action Workplan (RAW) and Permit by Rule Application, as well as classified exception area/well restriction area (CEA/WRA), have been submitted to and approved by the state

E-2-34

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

environmental agency. The ESA provided a low estimate of $890,662 and a high estimate of $1,039,957 to complete the remediation, with $359,139 having been spent at the time of the ESA. At origination, the Borrower was required to reserve $1,021,500 into an environmental reserve for costs and expenses in completing the remaining remediation work.

The Borrower also obtained an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Illinois Union Insurance Company, with individual claim limits of $5 million, an aggregate claim limit of $15,000,000 and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of November 1, 2022.

1, 6, 7, 10, 12, 13, 16, 18, 19, 22	90 Hudson, Station Place III, Atrium Center, Radisson Blu Aqua Hotel, Gateway Net Lease Portfolio, Lehigh Valley Mall, 521-523 East 72nd Street, Marriott Charlotte City Center, Miracle Mile Shopping Center and Towers at University Town Center	46 (Mortgage Loan Schedule)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2-35

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
6 7 12 19 33	Station Place III Atrium Center Gateway Net Lease Portfolio Miracle Mile Shopping Center Tri State Neighborhood Center

E-2-36

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	40,449,000.00	59	40,449,000.00
2	40,449,000.00	60	40,448,509.84
3	40,449,000.00	61	39,807,100.73
4	40,449,000.00	62	39,007,036.57
5	40,449,000.00	63	38,359,999.80
6	40,449,000.00	64	37,658,568.87
7	40,449,000.00	65	37,006,267.50
8	40,449,000.00	66	36,299,721.77
9	40,449,000.00	67	35,642,115.02
10	40,449,000.00	68	34,981,940.70
11	40,449,000.00	69	34,267,746.07
12	40,449,000.00	70	33,602,205.40
13	40,449,000.00	71	32,882,797.12
14	40,449,000.00	72	32,211,848.52
15	40,449,000.00	73	31,538,279.95
16	40,449,000.00	74	30,760,063.32
17	40,449,000.00	75	30,080,825.42
18	40,449,000.00	76	29,348,109.68
19	40,449,000.00	77	28,663,357.75
20	40,449,000.00	78	27,925,284.89
21	40,449,000.00	79	27,234,976.24
22	40,449,000.00	80	26,541,971.53
23	40,449,000.00	81	25,795,880.72
24	40,449,000.00	82	25,097,194.76
25	40,449,000.00	83	24,361,514.70
26	40,449,000.00	84	23,672,122.13
27	40,449,000.00	85	22,980,033.86
28	40,449,000.00	86	22,138,548.20
29	40,449,000.00	87	21,440,463.21
30	40,449,000.00	88	20,690,945.49
31	40,449,000.00	89	19,987,199.57
32	40,449,000.00	90	19,232,181.98
33	40,449,000.00	91	18,522,731.21
34	40,449,000.00	92	17,810,505.81
35	40,449,000.00	93	17,047,249.97
36	40,449,000.00	94	16,329,253.94
37	40,449,000.00	95	15,560,391.63
38	40,449,000.00	96	14,836,580.18
39	40,449,000.00	97	14,109,937.59
40	40,449,000.00	98	13,237,118.74
41	40,449,000.00	99	12,504,220.15
42	40,449,000.00	100	11,720,879.26
43	40,449,000.00	101	10,982,049.62
44	40,449,000.00	102	10,192,946.41
45	40,449,000.00	103	9,448,139.70
46	40,449,000.00	104	8,700,419.20
47	40,449,000.00	105	7,902,678.07
48	40,449,000.00	106	7,148,911.50
49	40,449,000.00	107	6,345,296.30
50	40,449,000.00	108	5,585,436.73
51	40,449,000.00	109	4,822,604.12
52	40,449,000.00	110	3,916,968.85
53	40,449,000.00	111	3,147,608.61
54	40,449,000.00	112	2,328,843.35
55	40,449,000.00	113	1,553,269.07
56	40,449,000.00	114	736,156.22
57	40,449,000.00	115 and thereafter	0.00
58	40,449,000.00

F-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates		3
Important Notice Regarding the Offered Certificates		13
Important Notice About Information Presented in This Prospectus		14
Summary of Terms		21
Risk Factors		57
Description of the Mortgage Pool		133
Transaction Parties		227
Credit Risk Retention		264
Description of the Certificates		277
Description of the Mortgage Loan Purchase Agreements		312
Pooling and Servicing Agreement		323
Certain Legal Aspects of Mortgage Loans		425
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties		441
Pending Legal Proceedings Involving Transaction Parties		442
Use of Proceeds		443
Yield and Maturity Considerations		443
Material Federal Income Tax Considerations		456
Certain State and Local Tax Considerations		468
Method of Distribution (Underwriter)		469
Incorporation of Certain Information by Reference		471
Where You Can Find More Information		471
Financial Information		471
Certain ERISA Considerations		472
Legal Investment		476
Legal Matters		477
Ratings		477
Index of Defined Terms		479

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GACC AND CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$985,207,000

(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation

Depositor

Benchmark 2018-B1
Mortgage Trust

Issuing Entity

Benchmark 2018-B1
Mortgage Trust Commercial
Mortgage Pass-Through
Certificates, Series 2018-B1

Class A-1	$18,703,000
Class A-2	$157,629,000
Class A-3	$49,272,000
Class A-SB	$40,449,000
Class A-4	$175,000,000
Class A-5	$347,112,000
Class X-A	$885,279,000
Class A-M	$97,114,000
Class B	$47,853,000
Class C	$52,075,000

PROSPECTUS

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

J.P. Morgan

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Academy Securities

Co-Manager

January       , 2018